Exhibit (a)(1)

REGISTRATION DOCUMENT OF

INTERNATIONAL CONSOLIDATED

AIRLINES GROUP, S.A.

This document has been approved by the Spanish National Securities

Market Commission (Comisión Nacional del Mercado de Valores) on

October 26, 2010

Pursuant to the provisions of Royal Decree 1310/2005, of 4 November, and Ministry of Economy and Finance Order EHA 3537/2005, of 10 November, this document has been drawn up in accordance with the models set forth in Annexes I and II of Regulation (EC) 809/2004 of 29 April 2004, implementing Directive 2003/71/EC of the European Parliament and of the Council.

This is an English translation of the registration document in the Spanish language approved by the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores or CNMV) on 26 October 2010 in respect of International Consolidated Airlines Group, S.A. (“IAG” and the “Registration Document”). The English translation of the Registration Document has been prepared for information purposes and has not been and will not be registered with the CNMV or any other equivalent regulatory authority. No document other than the Spanish language Registration Document registered by IAG with the CNMV may be considered as having any legal effect whatsoever in respect of the shares of IAG. No representation, warranty or undertaking (express or implied) is made and no responsibility or liability is accepted by IAG as to the accuracy of the English translation of the Registration Document. In the event of any discrepancy between the English translation of the Registration Document and the original Registration Document in the Spanish language, the latter will prevail. Investors should rely solely on the Spanish language Registration Document when making any decision in relation to the proposed merger between British Airways plc (“BA”) and Iberia Líneas Aéreas de España, S.A. (“Iberia”). Copies of the Spanish language Registration Document are available on the web sites of the CNMV (www.cnmv.es), BA (www.bashareholders.com) and Iberia (www.iberia.com). In addition, the Spanish language Registration Document contains translations of the financial statements and other financial information of British Airways. Spanish and English accounting terms differ in certain respects, and the accounting terms used in connection with the British Airways financial information should be construed to be the English accounting terms. In certain financial tables footnotes have been included describing an accounting term when used in the context of British Airways to the extent such term differs to a material extent from common Spanish accounting term.

The release, publication or distribution of this document in or into jurisdictions other than Spain and the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than Spain or the United Kingdom should inform themselves about, and observe, any applicable restrictions. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of such jurisdiction.

UNITED STATES

Securities may not be offered or sold in the United States of America unless they are registered under the US Securities Act of 1933 (the “US Securities Act”), as amended, or are exempt from such registration. The IAG Shares will not be, and are not required to be, registered with the US Securities and Exchange Commission (the “SEC”) under the US Securities Act of 1933, as amended, in reliance on the exemption from registration provided by Rule 802 thereunder. Neither the SEC nor any other United States of America federal or state securities commission or regulatory authority has approved or disapproved the IAG Shares or passed an opinion on the adequacy of this document. Any representation to the contrary is a criminal offence in the United States of America.

The Merger involves the securities of a foreign company. The Merger is subject to disclosure requirements of a foreign country that are different from those of the United States of America. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States of America companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since IAG is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

TABLE OF CONTENT OF THE REGISTRATION DOCUMENT

1.	SUMMARY		- 30 -

	1.1	Introduction	- 30 -

	1.2	Summary of the terms of the Merger	- 30 -

	1.3	Background to and reasons for of the Merger	- 32 -

	1.4	Further details on implementation of the Merger	- 33 -

	1.5	Information on the IAG Group	- 34 -

	1.6	Selected financial information on British Airways	- 35 -

	1.7	Selected financial information of Iberia	- 36 -

	1.8	Information on settlement and admission to trading of IAG Shares	- 36 -

	1.9	Information on the Directors	- 37 -

	1.10	Risk Factors	- 38 -

2.	RISK FACTORS		- 60 -

	2.1	Risks related to the Airline Industry	- 60 -

	2.2	Risks relating to British Airways and Iberia	- 71 -

	2.3	Risks relating to British Airways	- 78 -

	2.4	Risks relating to Iberia	- 79 -

	2.5	Risks relating to the Merger, combination and integration	- 81 -

	2.6	Risks relating to IAG Shares	- 83 -

3.	INFORMATION ON THE MERGER		- 85 -

	3.1	Introduction	- 85 -

	3.2	Background to the Merger	- 87 -

	3.3	Reasons for the Merger	- 87 -

	3.4	Description of the Merger	- 88 -

	3.5	Conditions to the Merger	- 94 -

	3.6	Implementation of the Merger	- 95 -

	3.7	Corporate Governance and Organisation of the IAG Group	- 106 -

	3.8	Assurances	- 111 -

	3.9	Shareholder decision making and voting in respect of the Opcos	- 114 -

	3.10	Suspension of British Airways Shares and Iberia Shares. Delisting of British Airways and Iberia Shares	- 115 -

4.	PERSONS RESPONSIBLE		- 115 -

	4.1	Persons responsible for the content of this registration document	- 115 -

	4.2	Declaration of responsibility	- 115 -

5.	STATUTORY AUDITORS		- 116 -

	5.1	Names and addresses of the auditors for the period covered by the historical financial information	- 116 -

	5.2	Resignation or removal of auditors	- 116 -

6.	SELECTED FINANCIAL INFORMATION		- 116 -

	6.1	British Airways	- 117 -

	6.2	Iberia	- 119 -

	6.3	IAG Group	- 119 -

7.	INFORMATION ABOUT IAG AND THE IAG GROUP		- 120 -

	7.1	Information about IAG and the IAG Group	- 120 -

	7.2	The structure of the IAG Group	- 121 -

	7.3	Business overview of the IAG Group	- 121 -

	7.4	Strategy and strengths of the IAG Group	- 121 -

	7.5	History and development of IAG	- 122 -

	7.6	Legislative and regulatory framework	- 123 -

	7.7	Listing	- 128 -

	7.8	CDIs, dealings, share certificate and settlement	- 128 -

8.	INFORMATION ABOUT BRITISH AIRWAYS		- 134 -

	8.1	Introduction and history	- 134 -

	8.2	Business overview	- 136 -

	8.3	Transportation	- 136 -

	8.4	Ancillary services	- 146 -

	8.5	Loyalty programmes	- 147 -

	8.6	Exceptional factors	- 148 -

	8.7	Segment information	- 148 -

	8.8	Global partnerships and strategic alliances / Co-operation Agreements	- 150 -

	8.9	Investments and divestments by British Airways	- 154 -

	8.10	New products and services	- 159 -

	8.11	Licences and Patents	- 160 -

	8.12	Information on trends	- 161 -

	8.13	Dividend Policy	- 162 -

	8.14	Legal and arbitration proceedings	- 162 -

	8.15	Insurance	- 165 -

9.	INFORMATION ABOUT IBERIA		- 167 -

	9.1	Introduction and History	- 167 -

	9.2	Business overview	- 169 -

	9.3	Transportation	- 170 -

	9.4	Ancillary Services	- 181 -

	9.5	Loyalty programme	- 184 -

	9.6	Exceptional Factors	- 185 -

	9.7	Segment information	- 185 -

	9.8	Global Partnerships and Strategic Alliances/Cooperation Agreements	- 189 -

	9.9	Investments and divestments by Iberia	- 190 -

	9.10	New products and services	- 201 -

	9.11	Licences and patents	- 201 -

	9.12	Information on trends	- 202 -

	9.13	Dividend policy	- 203 -

	9.14	Court and arbitral proceedings	- 203 -

	9.15	Insurance	- 205 -

10.	AIRLINE INDUSTRY OVERVIEW		- 207 -

	10.1	Airline Industry Overview	- 207 -

	10.2	Competition	- 209 -

	10.3	History of the Global Airline Industry and Deregulation	- 210 -

	10.4	The Global Airline Industry: An Overview	- 213 -

	10.5	Airline Industry Economics	- 215 -

	10.6	Key trends in the airline industry	- 217 -

	10.7	Outlook for Growth	- 221 -

	10.8	British Airways and Iberia’s distribution channels	- 221 -

11.	REGULATION OF IAG, BRITISH AIRWAYS AND IBERIA		- 222 -

	11.1	International Regulation	- 222 -

	11.2	International Organisations	- 224 -

	11.3	Bilateral/Multilateral Agreements	- 225 -

	11.4	European Regulation	- 226 -

	11.5	UK Regulation	- 235 -

	11.6	Spanish Regulation	- 237 -

	11.7	Environmental Legislation	- 240 -

12.	ORGANISATIONAL STRUCTURE		- 241 -

	12.1	Description of the IAG Group and IAG’s position within the IAG Group	- 241 -

13.	PROPERTY, PLANT AND EQUIPMENT		- 245 -

	13.1	Information regarding any existing or planned material tangible fixed assets, including leased properties, and any major encumbrances thereon.	- 245 -

	There are no mortgaged or pledged assets among the land and property owned by Iberia, except for the calification of the Muñoza Industrial Area as Airport reserve.		- 249 -

	13.2	A description of any environmental issues that may affect IAG’s utilisation of the tangible fixed assets.	- 249 -

14.	BRITISH AIRWAYS OPERATING AND FINANCIAL REVIEW		- 252 -

	14.1	Factors affecting British Airways’ and Iberia’s results of operations and financial position	- 252 -

	14.2	A description of the key items in British Airways’ consolidated income statements	- 271 -

	14.3	A comparison of the results of operations for 3 month period ended 30 June 2010 compared to the 3 month period ended 30 June 2009	- 277 -

	14.4	A comparison of the results of operations for the financial year ended 31 March 2010 and the financial year ended 31 March 2009	- 282 -

	14.5	A comparison of the results of operations for the financial year ended 31 March 2009 and the financial year ended 31 March 2008	- 290 -

15.	IBERIA OPERATING AND FINANCIAL REVIEW		- 297 -

	15.1	Factors that may influence Iberia’s results of operations and financial position	- 297 -

	15.2	Description of the main items in the income statement	- 299 -

	15.3	A comparison of the results of operations for the 6 month period ended 30 June 2010 compared to the 6 month period ended 30 June 2009	- 306 -

	15.4	A comparison of the results of operations for the financial year ended 31 December 2009 and the financial year ended 31 December 2008	- 312 -

	15.5	A comparison of the results of operations for the financial year ended 31 December 2008 and the financial year ended 31 December 2007	- 322 -

16.	CAPITAL RESOURCES		- 329 -

	16.1	British Airways	- 330 -

	16.2	Iberia	- 346 -

	16.3	Treasury policies and financial risk management	- 352 -

17.	RESEARCH AND DEVELOPMENT, PATENTS AND LICENCES		- 361 -

	17.1	British Airways	- 361 -

	17.2	Iberia	- 362 -

18.	PROFIT FORECASTS OR ESTIMATES		- 363 -

19.	ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT		- 363 -

	19.1	Names, business addresses and functions in IAG of IAG Directors and IAG Senior Managers, and an indication of the principal activities performed by them outside IAG where these are significant with respect to IAG	- 363 -

	19.2	Conflicts of interest	- 372 -

	19.3	Restrictions on the disposal or acquisition of IAG Directors’ holdings	- 373 -

20.	REMUNERATION AND BENEFITS		- 374 -

	20.1	Amount of compensation paid (including contingent or deferred fees) and in-kind benefits given by IAG and its subsidiaries to IAG Directors and IAG Senior Managers for services of all kinds provided by them to IAG or its subsidiaries	- 374 -

	20.2	Total amounts set aside or accrued by IAG or its subsidiaries (British Airways and Iberia) to provide pension, retirement or similar benefits	- 381 -

21.	MANAGEMENT PRACTICES		- 385 -

	21.1	Date of expiration of the current term of office of IAG Directors, if applicable, and the period during which such IAG Directors have served in that office	- 385 -

	21.2	Information about service contracts between IAG directors or senior managers and IAG or any of its subsidiaries (British Airways and Iberia) providing for benefits upon termination of employment, or an appropriate negative statement	- 386 -

	21.3	Information about IAG’s Audit Committee, Nominations Committee, Remuneration Committee and Safety Committee, including the names of committee members and a summary of the terms of reference under which the committee operates	- 388 -

	21.4	A statement as to whether or not IAG complies with Spanish corporate governance regime(s). In the event that IAG does not comply with such a regime, a statement to that effect must be included together with an explanation regarding why IAG does not comply with such regime	- 396 -

22.	EMPLOYEES		- 397 -

	22.1	Number of employees and a breakdown of persons employed by main category of activity and by geographic location, if material	- 397 -

	22.2	Shareholdings and stock options of IAG Directors and IAG Senior Managers	- 399 -

	22.3	Description of any arrangements of British Airways for involving the employees in the capital of British Airways	- 404 -

	22.4	British Airways Shares	- 408 -

	22.5	Iberia Shares	- 408 -

	22.6	Major Shareholders	- 409 -

23.	RELATED PARTY TRANSACTIONS		- 411 -

	23.1	British Airways	- 411 -

	23.2	Iberia	- 413 -

24.	HISTORICAL FINANCIAL INFORMATION		- 415 -

	24.1	IAG	- 415 -

	24.2	British Airways	- 416 -

	24.3	Iberia	- 440 -

25.	PRO FORMA FINANCIAL INFORMATION		- 464 -

	25.2	Financial statements	- 482 -

	25.3	Audit of the historical annual financial information	- 482 -

	25.4	Interim financial information	- 482 -

	25.5	IAG dividend policy	- 482 -

	25.6	Significant change in IAG's financial or trading position	- 483 -

26.	ADDITIONAL INFORMATION		- 483 -

	26.1	Share capital	- 483 -

	26.2	Bylaws and public deed of incorporation	- 493 -

	26.3	Audit of the historical annual financial information	- 505 -

27.	MATERIAL CONTRACTS		- 505 -

	27.1	Merger Documentation	- 506 -

	27.2	IAG	- 513 -

	27.3	British Airways	- 513 -

	27.4	Iberia	- 516 -

28.	THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTERESTS		- 516 -

	28.1	Expert reports	- 516 -

	28.2	Information sourced from third parties	- 518 -

29.	DOCUMENTS ON DISPLAY		- 518 -

30.	INFORMATION ON HOLDINGS		- 519 -

31.	KEY INFORMATION		- 519 -

	31.1	Working capital statement	- 519 -

32.	ADMISSION TO LISTING AND TRADING		- 519 -

	32.1	Regulated markets on which the shares of IAG are admitted to trading	- 520 -

REGISTRATION DOCUMENT

REGISTRATION DOCUMENT DISCLOSURE REQUIREMENTS (EC REGULATION 809/2004) AND WHERE TO FIND THE RELEVANT DISCLOSURES IN THE REGISTRATION DOCUMENT FILED WITH THE CNMV

Minimum disclosure requirements for the share registration document (schedule)

ANNEX I			SECTION(S) OF THE REGISTRATION DOCUMENT WHERE THE DISCLOSURES CAN BE FOUND
1.	PERSONS RESPONSIBLE		Section 4 Sections 4.1 and 4.2
	1.2	Declaration by those responsible for the registration document.	Section 4.2 “Declaration of responsibility”
2.	STATUTORY AUDITORS		Section 5 “STATUTORY AUDITORS”

	2.1	Names and addresses of the issuer’s auditors for the period covered by the historical financial information (together with their membership in a professional body).

	2.2	If auditors have resigned, been removed or not been re-appointed during the period covered by the historical financial information, indicate details if material.

3.	SELECTED FINANCIAL INFORMATION		Section 6 “SELECTED FINANCIAL INFORMATION”

	3.1	Selected historical financial information	British Airways Section 6.1	Iberia Section 6.2	IAG Section 6.3

	3.2	Selected financial information for interim periods	British Airways Section 6.1	Iberia Section 6.2	IAG Section 6.3

4.	RISK FACTORS		Section 2 “

5.	INFORMATION ABOUT THE ISSUER		British Airways Section 8	Iberia Section 9	IAG Section 7

	5.1	History and development of the issuer	British Airways Section 8.1	Iberia Section 9.1	IAG Section 7.5

			British Airways Section 8.1.1	Iberia Section 9.1.1	IAG Section 7.5.1

ANNEX I				SECTION(S) OF THE REGISTRATION DOCUMENT WHERE THE DISCLOSURES CAN BE FOUND
		5.1.1		British Airways Section 8.1.2	Iberia Section 9.1.2	IAG Section 7.5.2

		5.1.2		British Airways Section 8.1.3	Iberia Section 9.1.3	IAG Section 7.5.3

		5.1.3		British Airways Section 8.1.4	Iberia Section 9.1.4	IAG Section 7.5.4

				British Airways Section 8.1.5	Iberia Section 9.1.5	IAG Section 7.5.5

	5.2	Investments		British Airways Sections 8.9 and 8.10		Iberia Section 9.9

		5.2.1	Principal investments for each financial year for the period covered by the historical financial information	British Airways Sections 8.9 and 8.10		Iberia Section 9.9

		5.2.2	A description of the issuer’s principal investments that are in progress	British Airways Sections 8.9 and 8.10		Iberia Section 9.9

		5.2.3	Information concerning the issuer’s principal future investments on which its management bodies have already made firm commitments.	British Airways Sections 8.9 and 8.10		Iberia Sections 9.9 and 9.10

6.	BUSINESS OVERVIEW			British Airways Section 8.2		Iberia Section 9.2

	6.1	Principal activities		British Airways Section 8.3 Section 8.4		Iberia Section 9.3 Section 9.4

		6.1.1	A description of, and key factors relating to, the nature of the issuer’s operations and its principal activities	British Airways Section 8.3.1, Section 8.3.2, Section 8.4.1, Section 8.4.2		Iberia Section 9.3.1, Section 9.3.2, Section 9.4.1 Section 9.4.2

		6.1.2	An indication of any significant new products and/or services that have been introduced	British Airways Section 8.10		Iberia Section 9.10

	6.2	Principal markets A description of the principal markets in which the issuer competes, including a breakdown of total revenues by category of activity and geographic market		British Airways Section 8.7 Section 10		Iberia Section 9.7 Section 10

ANNEX I				SECTION(S) OF THE REGISTRATION DOCUMENT WHERE THE DISCLOSURES CAN BE FOUND

	6.3	Exceptional factors		British Airways Sections 8.6 and 14	Iberia Sections 9.6 and 14

	6.4	Dependence of the Issuer, on patents or licences, industrial, commercial or financial contracts or new manufacturing processes.		British Airways Section 8.8	Iberia Section 9.8

	6.5	The basis for any statements made by the issuer regarding its competitive position.		British Airways In the multiple parts of the document where a statement is made regarding the issuer’s competitive position, the statement is duly sourced.	Iberia In the multiple parts of the document where a statement is made regarding the issuer’s competitive position, the statement is duly sourced.

7.	ORGANISATIONAL STRUCTURE			Section 12 “ORGANISATIONAL STRUCTURE”

	7.1	Brief description of the group and the issuer’s position within the group.		Section 12.1

	7.2	A list of the issuer’s significant subsidiaries		British Airways Section 12.1.1	Iberia Section 12.1.2

8.	PROPERTY, PLANT AND EQUIPMENT			Section 13

	8.1	Information regarding any existing or planned material tangible fixed assets, including leased properties, and any major encumbrances thereon.		Section 13.1

	8.2	A description of any environmental issues that may affect the issuer’s utilisation of the tangible fixed assets.		Section 13.2

9.	OPERATING AND FINANCIAL REVIEW			British Airways Section 14	Iberia Section 15

	9.1	Financial condition		British Airways Sections 16.1	Iberia Sections 16.2

	9.2	Operating results		British Airways Section 14.2 et seq	Iberia Section 15.2 et seq

				British Airways Section 14.1	Iberia Section 15.1

		9.2.1		British Airways Section 14.2 et seq	Iberia Section 15.2 et seq

		9.2.2		British Airways Section 2	Iberia Section 2

10.	CAPITAL RESOURCES			Section 16

		10.1	Information concerning the issuer’s capital resources (both short and long term);	British Airways Section 16.1.1	Iberia Section 16.2.1

ANNEX I			SECTION(S) OF THE REGISTRATION DOCUMENT WHERE THE DISCLOSURES CAN BE FOUND
	10.2	An explanation of the sources and amounts of and a narrative description of the issuer’s cash flows;	British Airways Section 24	Iberia Section 24

	10.3	Information on the borrowing requirements and funding structure of the issuer;	British Airways Section 16.1.2	Iberia Section 16.2.1

	10.4	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations.	British Airways Section 16.1.6	Iberia Section 16.2.4

	10.5	Information regarding the anticipated sources of funds needed to fulfil commitments referred to in items 5.2.3. and 8.1.	British Airways Section 16.1.7	Iberia Section 16.2.5

11.	RESEARCH AND DEVELOPMENT, PATENTS AND LICENCES		Section 17 “RESEARCH AND DEVELOPMENT, PATENTS AND LICENCES”

			British Airways Section 17.1	Iberia Section 17.2

ANNEX I		SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
12.	TREND INFORMATION	British Airways Section 8.12	Iberia Section 9.12

		British Airways Section 8.13	Iberia Section 9.12

		British Airways Section 8.13	Iberia Section 9.12

13.	PROFIT FORECASTS OR ESTIMATES	Section 18

14.	ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT	Section 19

14.1

Names, business addresses and functions in the issuer of the members of the administrative, management, and supervisory bodies and senior management and an indication of the principal activities performed by them outside that

The nature of any family relationship between any of those persons.

Section 19.1

“Names, business addresses and functions in the issuer of the following persons and an indication of the principal activities performed by them outside that issuer where these are significant with respect to that issuer”

ANNEX I					SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
		a)	the names of all companies and partnerships of which such person has been a member of the administrative, management or supervisory bodies or partner at any time in the previous five years, indicating whether or not the individual is still a member of the administrative, management or supervisory bodies or partner;		Section 19.2 Section 19.3

		b)	any convictions in relation to fraudulent offences for at least the previous five years;

		c)	details of any bankruptcies, receiverships or liquidations with which the relevant person was associated for at least the previous five years;		Section 19.2

		d)	details of any official public incrimination and/or sanctions of such person by statutory or regulatory authorities

	14.2	Conflicts of interest

15.	REMUNERATION AND BENEFITS In relation to the last full financial year for the relevant persons mentioned in section 14.				Section 20

	15.1	The amount of remuneration paid, and benefits in kind granted to such persons by the issuer and its subsidiaries			Section 20.1

	15.2	The total amounts set aside or accrued by the issuer or its subsidiaries to provide pension, retirement or similar benefits.			Section 20.2

16.	BOARD PRACTICES				Section 21

	16.1	Date of expiration of the current term of office			Section 21.1

	16.2	Information about members of the administrative, management or supervisory bodies’ service contracts with the issuer or any of its subsidiaries providing for benefits upon termination of employment			Section 21.2

ANNEX I					SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
	16.3	Information about the issuer’s audit committee and remuneration committee			Section 21.3

	16.4	A statement as to whether or not the issuer complies with its country’s of incorporation corporate governance regime(s)			Section 21.4

17.	EMPLOYEES				Section 22

	17.1	Either the number of employees at the end of the period or the average for each financial year			Section 22.1
				British Airways Section 22.1.2	Iberia Section 22.1.2

ANNEX I				SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
	17.2	Shareholdings and stock options		Section 22.2

	17.3	Description of any arrangements for involving the employees in the capital of the issuer.		Section 22.3

18.	MAJOR SHAREHOLDERS			Section 22.4

18.1

In so far as is known to the issuer, the name of any person other than a member of the administrative, management or supervisory bodies who, directly or indirectly, has an interest in the issuer’s capital or voting rights which is notifiable under the issuer’s national law

				British Airways Section 22.6.1	Iberia Section 22.6.2	IAG Section 22.6.3

	18.2	Whether the issuer’s major shareholders have different voting rights, or an appropriate negative statement.		Section 22.6.3.1

	18.3	To the extent known to the issuer, state whether the issuer is directly or indirectly owned or controlled and by whom and describe the nature of such control and describe the measures in place to ensure that such control is not abused.		Section 22.6.3.2

	18.4	A description of any arrangements, known to the issuer, the operation of which may at a subsequent date result in a change in control of the issuer.		Section 22.6.3.3

19.	RELATED PARTY TRANSACTIONS			Section 23

20.	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES			Section 24

	20.1	Historical financial information		British Airways Section 24.2	Iberia Section 24.3	IAG Section 24.1

	ANNEX I			SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
	20.2	Pro forma financial information		Section 25.1

	20.3	Financial statements		Section 25.2

	20.4	Auditing of historical annual financial information		Section 25.3

		20.4.1	A statement that the historical financial information has been audited. If audit reports on the historical financial information have been refused by the statutory auditors or if they contain qualifications or disclaimers, such refusal or such qualifications or disclaimers must be reproduced in full and the reasons given.	Section 25.3.1

ANNEX I				SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
	20.4.2	Indication of other information in the registration document which has been audited by the auditors.		Section 25.3.2

	20.4.3	Where financial data in the registration document is not extracted from the issuer’s audited financial statements state the source of the data and state that the data is unaudited.		Section 25.3.3

20.5	Age of latest financial information			Section 25.4

20.6	Interim and other financial information			Section 25.5

20.7	Dividend policy A description of the issuer’s policy on dividend distributions and any restrictions thereon.			Section 25.6 Section 8.13 for British Airways Section 9.13 for Iberia

	20.7.1	The amount of the dividend per share for each financial year for the period covered by the historical financial information

20.8	Legal and arbitration proceedings		British Airways Section 8.14	Iberia Section 9.14

20.9	Significant change in the issuer’s financial or trading position			Section 25.7

	ANNEX I			SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
21.	ADDITIONAL INFORMATION			Section 26

	21.1	Share capital		Section 26.1

		21.1.1	The amount of issued capital, and for each class of share capital:	Section 26.1.1

		21.1.2	If there are shares not representing capital, state the number and main characteristics of such shares.	Section 26.1.1.4

		21.1.3	The number, book value and face value of shares in the issuer held by or on behalf of the issuer itself or by subsidiaries of the issuer.	Section 26.1.1.5

		21.1.4	The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription.	Section 26.1.2

		21.1.5	Information about and terms of any acquisition rights and or obligations over authorised but unissued capital or an undertaking to increase the capital.	Section 26.1.3

		21.1.6	Information about any capital of any member of the group which is under option or agreed conditionally or unconditionally to be put under option	Section 26.1.4

		21.1.7	A history of share capital	Section 26.1.5

	21.2	Memorandum and Articles of Association		Section 26.2

		21.2.1	A description of the issuer’s objects and purposes and where they can be found in the memorandum and articles of association.	Section 26.2.1

		21.2.2	A summary of any provisions of the issuer’s articles of association, statutes, charter or bylaws with respect to the members of the administrative, management and supervisory bodies.	Section 26.2.2

		21.2.3	A description of the rights, preferences and restrictions attaching to each class of the existing shares.	Section 26.2.3

		21.2.4	A description of what action is necessary to change the rights of holders of the shares, indicating where the conditions are more significant than is required by law.	Section 26.2.4

		21.2.5	A description of the conditions governing the manner in which annual general meetings and extraordinary general meetings of shareholders are called including the conditions of admission.	Section 26.2.5

	ANNEX I		SECTION(S) OF THE BASE PROSPECTUS WHERE THE DISCLOSURES CAN BE FOUND
	21.2.6	A brief description of any provision of the issuer’s articles of association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in control of the issuer.	Section 26.2.6

	21.2.7	An indication of the articles of association, statutes, charter or bylaw provisions, if any, governing the ownership threshold above which shareholder ownership must be disclosed.	Section 26.2.7

	21.2.8	A description of the conditions imposed by the memorandum and articles of association statutes, charter or bylaw governing changes in the capital, where such conditions are more stringent than is required by law.	Section 26.2.8

22.	MATERIAL CONTRACTS		Section 27

23.	THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTEREST		Section 28

24.	DOCUMENTS ON DISPLAY		Section 29

25.	INFORMATION ON HOLDINGS		Section 30

In addition to the above, please note that the Registration Document is summarised upfront.

GLOSSARY

The following are certain terms that are used throughout the document.

“Available Seat Kilometre” or “ASK”	a measure of capacity, the number of seats available for sale multiplied by the distance flown

“Available Tonne Kilometre” or “ATK”	a measure of capacity, the number of tonnes of capacity available for the carriage of Payload multiplied by distance flown

“ATK per MPE”	a measure of productivity, ATKs divided by MPEs (as defined below)

“Block Hours”	a measure of productivity, the time from when an aircraft commences to move on the runway until it is stopped after landing

“Cargo Load Factor”	in the context of Iberia’s cargo transportation operations, RTK expressed as a percentage of ATK

“Cargo Tonne Kilometre” or “CTK”	a measure of traffic, in the context of British Airways, it means the number of tonnes of revenue-generating cargo multiplied by the distance flown

“Cost per ATK”	in the context of British Airways, total operating expenditure divided by ATKs

“Cost per RTK”	in the context of British Airways, total operating expenditure divided by RTKs

“EBITDARf”	operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs

“EBITDARfp”	operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet and real estate operating lease costs, and including share of profits/losses in associates accounted for using the equity method and net charges/credits relating to available-for-sale financial assets

“FY 2010/09”	in the context of British Airways, the financial year ended 31 March 2010

“FY 2009/08”	in the context of British Airways, the financial year ended 31 March 2009

“FY 2008/07”	in the context of British Airways, the financial year ended 31 March 2008

“Manpower Equivalent” or “MPE”	the number of employees, adjusted for part time workers, overtime and contractors

“Passenger load factor” or “Seat Load Factor”	RPK (as defined below) expressed as a percentage of ASK

“Pax”	the number of revenue-generating passengers carried

“Pax Revenue”	the revenue generated from passenger transportation

“Payload”	revenue-generating passengers and/or revenue-generating cargo

“Revenue Passenger Kilometre” or “RPK”	a measure of traffic, the number of revenue-generating passengers carried multiplied by the distance flown

“Revenue per ASK”	the revenue generated from passenger transportation divided by ASK

“Revenue Tonne Kilometre” or “RTK”	a measure of traffic, the number of tonnes of Payload multiplied by distance flown

“Revenue per RPK” or “Passenger Yield”	the revenue generated from passenger and cargo transportation divided by RPK

“Revenue per RTK”	the revenue generated from passenger transportation divided by RTK

“Total Load Factor”	in the context of British Airways, and of Iberia’s combined passenger and cargo transportation operations, RTK expressed as a percentage of ATK

“UTE”	Union Temporal de Empresas, a Spanish form of joint venture

“Weighted Aircraft Handled” or “WAH”	a measure of production applied by Iberia to airport handling activity, one WAH is equivalent to the servicing of a B-727, larger aircraft have higher WAH values

“Yield”	depending on the context, Passenger Yield, Cargo Yield, or the revenue from passenger and cargo transport operations divided by RTK

DEFINITIONS

All terms in capital letters included in this section are defined within this section.

“Admission of IAG Shares”	the admission of IAG Shares to the Official List by the UKLA and to trading on the London Stock Exchange and on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia, through the Spanish Stock Exchange Interconnection System (Sistema de Interconexión Bursátil -Mercado Continuo)

“AENA”	Aeropuertos Españoles y Navegación Aérea (Spanish Airports and Navigation), a public entity in charge of the administration, maintenance and development of Spain’s air traffic control system and airport operations

“APS”	the Airways Pension Scheme, a defined benefit pension scheme run for British Airways’ UK employees

“B Shareholders”	the BA B Shareholder and the Iberia Holding B Shareholder

“B Shares”	the BA B Shares and the Iberia Holding B Shares

“BA A1 Shares”	following the implementation of the British Airways Nationality Structure, the A1 shares in the capital of British Airways that will be held by IAG.

“BA A2 Shares”	following the implementation of the British Airways Nationality Structure, the A2 shares in the capital of British Airways that will be held by Iberia Opco.

“BA ADSs”	American depository shares evidenced by American depositary receipts and each representing (1) prior to the Scheme Effective Time, five underlying British Airways Ordinary Shares and (2) following the Scheme Effective Time, five underlying BA Holdco Shares, and (3) following the Merger becoming effective, five underlying IAG Shares

“BA Articles”	the articles of association of British Airways, at the date of this document

“BA B Shareholder”	the holder of the BA B Shares from time to time, which at the time the British Airways Nationality Structure is implemented will be the UK Trustee (as trustee of the UK Trust)

“BA B Shares”	following the implementation of the British Airways Nationality Structure, the B ordinary shares in the capital of British Airways that will be held by the UK Trustee

“BA C Shares”	following the implementation of the British Airways Nationality Structure, the C ordinary shares in the capital of British Airways that initially will be issued to IAG in connection with the arrangements concerning the Convertible Bonds

“BA Depositary” or “British Airways Depositary”	Citibank, N.A., in its capacity as depositary under the British Airways Deposit Agreement

“BA Holdco”	BA Holdco S.A., a Spanish company, with its registered office in Calle Pradillo, 5, bajo exterior, derecha, 28002 Madrid, Spain, entered at the Madrid Mercantile Registry with registration number M-492.128 and with Tax Identity Code number A-85842797 which will be inserted as a new holding company of the British Airways Group pursuant to the British Airways Scheme and will then merge with IAG and Iberia (pursuant to the IAG Merger and will then be dissolved)

“BA Holdco Trust Deed”	the deed of trust dated 26 October 2010 entered into by the Custodio of BAH, BA Holdco and IAG

“BA Merger Shareholder”	a person on behalf of whom the Custodian holds BA Holdco Shares immediately after the issue of BA Holdco Shares, which are to be issued pursuant to the Scheme (such persons being the holders of British Airways Scheme Shares at the Scheme Effective Time)

“BA Merger Certificated Shareholder”	a BA Merger Shareholder on behalf of whom the Custodian holds BA Holdco Certificated Shares immediately after the issue of BA Holdco Shares which are to be issued pursuant to the British Airways Scheme

“BA Opco Articles”	the articles of association of British Airways to be adopted as part of the implementation of the British Airways Nationality Structure

“BAHBV”	British Airways Holdings B.V. a wholly owned subsidiary of British Airways that currently owns 10.13% of Iberia’s share capital and that will, after the Merger, own 68 IB Holding A Shares

“BARP”	the British Airways Retirement Plan, a defined contribution scheme for British Airways’ UK employees

“BHL” or “Britair”	Britair Holdings Limited a wholly owned subsidiary of British Airways that currently owns 3.02% of Iberia’s share capital

“British Airways” or “British Airways Group”	British Airways Plc or, where the context requires, British Airways Plc and its subsidiary undertakings from time to time (and/or the relevant member or members of that Group, as applicable)

“British Airways B Directors”	the members of the board of British Airways appointed by the holder of the BA B Shares (being the UK Trustee)

“British Airways Class Meeting”	the separate class meeting of British Airways Ordinary Shareholders (excluding Iberia) to be held at 10:00 a.m. (London Time) (or as soon thereafter after the British Airways General Meeting concludes) on 29 November 2010 (including any adjournment thereof) where British Airways Ordinary Shareholders (other than Iberia) will be asked to approve the conversion and redesignation of Iberia’s British Airways Cross Holding as A2 Shares.

“British Airways Court Meeting” or “Court Meeting”	the meeting (including any adjournment thereof) of British Airways Ordinary Shareholders (excluding Iberia) convened for 9:30 a.m (London Time) on 29 November 2010 by order of the Court pursuant to sections 895 to 899 of the Companies Act 2006, where British Airways Ordinary Shareholders (other than Iberia) will be asked to approve the British Airways Scheme

“British Airways Deposit Agreement”	the deposit agreement between British Airways and the BA Depositary pursuant to which the BA ADSs were issued;

“British Airways General Meeting”	the shareholders’ meeting of British Airways to be held at 9:45 a.m. (London Time) (or as soon thereafter, after the Court Meeting concludes or is adjourned) on 29 November 2010 (including any adjournment thereof), where Ordinary Shareholders will be asked to approve, subject to the British Airways Scheme being approved at the British Airways Court Meeting, a special resolution approving the British Airways Scheme and certain matters necessary to implement the British Airways Scheme, including the adoption of new articles of association for British Airways and a separate reduction of British Airways share capital.

“British Airways’ Iberia Cross Holding”	the Iberia Shares that the British Airways Group owns (representing at the date of this document approximately 13.15 per cent. of the issued share capital of Iberia)

“British Airways Nationality Structure”	the corporate structure to be put in place for the purposes of preserving existing route licences and traffic rights of British Airways following implementation of the IAG Merger, as further described in section 3.6.5 of this document

“British Airways Ordinary Shares”	the ordinary shares in the capital of British Airways with a nominal value of 25 pence each

“British Airways Scheme” or “Scheme”	the scheme of arrangement (which under English law is a compromise or arrangement between a company and its members or creditors (or any class of them) and can be used to effect a solvent reorganisation of a company or group structure, including by merger or, as the case in this transaction, the insertion of a new holding company) to be proposed under sections 895 to 899 of the Companies Act 2006 between British Airways and the holders of British Airways Scheme Shares (excluding Iberia), to be described in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court.

“British Airways Scheme Shares”	the British Airways Ordinary Shares that are subject to the British Airways Scheme, being the British Airways Ordinary Shares (excluding the shares held by Iberia) in issue immediately prior to the confirmation by the Court of the reduction of capital provided for under the British Airways Scheme (which is expected to be confirmed on 19 January 2011)

“British Airways Ordinary Shareholders”	holders of British Airways Ordinary Shares from time to time

“British Airways Shares”

•       when used in the context of a time before the consolidation of British Airways’ share capital described in section 3.6.5.1 of this document:

•     the ordinary shares of 25 pence each in the capital of British Airways; and

•     the A2 shares of 25 pence each in the capital of British Airways (to be created pursuant to the resolutions proposed at the British Airways General Meeting and the British Airways Class Meeting)

•       when used in the context of a time after the consolidation of British Airways’ share capital described in section 3.6.5.1 of this document, the BA A1 Shares, the BA A2 Shares, the BA B Shares and the BA C Shares (and such additional class of shares as may be issued from time to time)

“Business Day”	a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in Euro) in London and Madrid

“CAA”	the UK Civil Aviation Authority

“Caja Madrid”	Caja de Ahorros y Monte de Piedad de Madrid

“Certificated Holder”	a British Airways Scheme Shareholder on the register of members, who holds British Airways Scheme Shares in certificated form, at the Scheme Record Time and “Certificated Holder” means any one of them;

“CNMV”	the Comisión Nacional del Mercado de Valores

“Companies Act 2006”	the United Kingdom Companies Act 2006

“Computershare”	Computershare Investor Services PLC

“Convertible Bond Conditions”	The prevailing terms and conditions of the Convertible Bonds

“Convertible Bond Trust Deed”	the trust deed dated 13 August 2009 between British Airways and The Law Debenture Trust Corporation p.l.c. which constituted the Convertible Bonds

“Convertible Bond Trustee”	The Law Debenture Trust Corporation p.l.c.

“Convertible Bonds”	5.80 per centper cent. convertible bonds issued by British Airways of a principal amount of £350,000,000 due on August 2014

“Convertible Bond Warrant”	Warrant by virtue of which IAG will grant British Airways the right to procure the issue of IAG Shares to nominated subscribers in accordance with the description included in section 27.3.1 of this document

“Court”	the High Court of Justice of England and Wales

“Court Hearing”	the Hearing of the Court in relation to the request for the sanction of the British Airways Scheme

“CREST”	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

“CREST Depository”	CREST Depository Limited

“CREST Depositary Interest” or “CDI”	means a CREST depository interest representing an entitlement to a share, general details of CREST depository interests being contained in the CREST International Manual

“Cross Holding Transactions”	the transactions to be performed by British Airways and Iberia in relation to the Cross Holdings, as described in greater detail in section 3.6.4 of this Document

“Custodian”	the person nominated by Computershare to act as, and in its capacity as, a holder of BA Holdco Shares on bare trust and as nominee for BA Merger Shareholders under the terms of the BA Holdco Trust Deed which person is expected to be Computershare Company Nominees Limited or such other person as IAG may nominate as Custodian

“EASA”	European Aviation Safety Agency

“EU-US Open Skies Agreement”	an air services agreement between the US and the EU which, inter alia, enables US carriers to operate from any location in the US to any location in the EU (and within the EU) and EU carriers to operate from any location in the EU to any location in the US (but not within US)

“Euroclear Bank”	Euroclear Bank S.A./N.V. through which CREST Depository and its nominee CIN (Belgium) Limited will hold an interest in IAG Shares for the purposes of issuing the IAG CDIs

“Euroclear Nominees”	EC Nominees Limited which will hold IAG Shares on trust for Euroclear Bank

“Eurocontrol”	the European Organisation for the Safety of Air Navigation

“FSA”	the United Kingdom Financial Services Authority, the body that regulates the financial services industry in the UK

“FSMA 2000”	the United Kingdom Financial Services and Markets Act 2000, as amended

“Global Deed Poll”	the global deed poll made by CREST Depository Limited, dated 25 June 2001, as modified by a first supplemental deed poll dated 23 November 2001 and in force from 26 November 2001 and as modified by a second supplemental deed poll in force from 15 April 2002 and setting out the terms upon which CREST Depositary Interests are issued

“Hive Down Creditor Protection Period”	the period of one calendar month following the date on which the approval of the Iberia Hive Down by the shareholders of Iberia and Iberia Opco is published in the Spanish Mercantile Registry’s Official Gazette (Boletín Oficial del Registro Mercantil), as being the period during which the creditors of Iberia and Iberia Opco may object to the Iberia Hive Down

“IAG”	International Consolidated Airlines Group, S.A. a Spanish company, with its registered office in Madrid (Spain), at calle Velázquez, 130, Bajo exterior, derecha, entered at the Madrid Mercantile Registry with registration number M-492129 and with Tax Identity Code number A-85845535 that will, following the IAG Merger, be the holding company of the IAG Group

“IAG ADSs”	to the extent IAG enters into the IAG Deposit Agreement, American depositary shares evidenced by American depositary receipts and expected to each represent five (or such other appropriate number) underlying IAG Shares or IAG CDIs

“IAG CDIs”	CREST depositary interests issued by CREST Depository in respect of the IAG Shares, each representing an entitlement to one IAG Share and “IAG CDI” means any one of them

“IAG Depositary”	the depositary bank under the IAG Deposit Agreement

“IAG Directors” or “Directors”	the directors of IAG from time to time

“IAG Group”	the group of companies which will, following the Merger becoming effective, comprise IAG, the Iberia Group and the British Airways Group

“IAG Merger”	the Spanish domestic merger pursuant to which BA Holdco and Iberia merge with and into IAG

“IAG Nominee”	Computershare Company Nominees Limited

“IAG Nominee Service”	the corporate-sponsored nominee service in respect of IAG CDIs which is operated by Computershare Investor Services PLC and pursuant to which the IAG Nominee holds IAG CDI’s as corporate nominee on behalf of the participants thereof

“IAG Share”	one ordinary share in the capital of IAG with a nominal value of €0.50

“IATA”	International Air Transport Association

“IB”	Iberia, Líneas Aéreas de España, S.A., a Spanish company, with its registered office in Madrid (Spain), calle Velázquez, 130, entered at the Madrid Mercantile Registry with registration number M-4621 and with Tax Identity Code number A-28017648

“IBERCLEAR”	Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal, the Spanish clearance and settlement system through which holdings of, and trades in, IAG Shares will be cleared and settled

“Iberia” or “Iberia Group”	when used in the context of a time before the IAG Merger becomes effective, IB or, where the context so requires, IB and its subsidiary undertakings and when used in the context of a time after the IAG Merger becomes effective, Iberia Opco (before the Iberia Nationality Structure is implemented) or Iberia Holding (after the Iberia Nationality Structure is implemented) and their subsidiary undertakings (and/or, in each case, where the context requires, the relevant member or members of that Group)

“Iberia B Shareholder”	the holder of the Iberia Holding B Shares from time to time, which at the time the Nationality Structure is implemented will be the Spanish Nationality Company

“Iberia Directors”	when used in the context of a time before the IAG Merger becomes effective, the directors of Iberia from time to time and, when used in the context of a time after the IAG Merger becomes effective, the Iberia Opco Directors

“Iberia General Meeting”	the general shareholders’ meeting of Iberia scheduled to be held at 12.00 p.m. on first call on 28 November 2010 and on second call on 29 November 2010 (including any adjournment thereof). Iberia General Meeting is expected to be held on second call on 29 November 2010 and the Iberia Shareholders will be asked to approve among other things, the IAG Merger and Iberia Hive Down

“Iberia Hive Down”	the transfer of all of the assets and liabilities of Iberia (other than its treasury shares and its rights and obligations under the Merger Agreement) by means of segregación as regulated by article 71 of Spanish Law 3/2009 of April 3 2009, on Structural Modifications, as further described in section 3.6.1 of this Document

“Iberia Hive Down Plan” or “Hive Down Plan”	the transfer of assets and liabilities project (proyecto de segregación) approved by the boards of directors of Iberia and Iberia Opco in connection with the Hive Down, effective as of 29 June 2010, pursuant to Spanish Law 3/2009 of April 3 2009, on Structural Modifications, and deposited with the Madrid Mercantile Registry on 5 July 2010

“Iberia Holding” or “IB Holding”	IB Opco Holding, S.L., a Spanish company, with its registered office in Madrid (Spain), Calle Velázquez, 130, entered at the Madrid Mercantile Registry with registration number M-491911 and with Tax Identity Code number B-85850386, which will, following the Iberia Nationality Structure, be the holding company of Iberia Opco

“Iberia Holding A Shares”	the class A shares in the capital of Iberia Holding which will, following implementation of the Iberia Nationality Structure, be held by IAG (who will hold 431 Iberia Holding A Shares) and BAHBV (who will hold 68 Iberia Holding A Shares)

“Iberia Holding B Shares”	the class B shares in the capital of Iberia Holding which will, following implementation of the Iberia Nationality Structure, be held by the Spanish Nationality Company

“Iberia Nationality Structure”	the corporate structure to be put in place for the purposes of preserving the existing route licences of Iberia following implementation of the IAG Merger, as further described in section 3.6.5 of this Document

“Iberia Opco” or “IB Opco”	Iberia, Líneas Aéreas de España, Sociedad Anónima Operadora, which will be the successor of the business of Iberia after the implementation of the Iberia Hive Down

“Iberia Opco Shareholders’ Agreement”	the shareholders’ agreement relating to Iberia Opco entered into on 19 October 2010 by the Spanish Nationality Company, Iberia Holding, IAG, BAHBV and Iberia Opco

“Iberia Shares”	the ordinary shares in the capital of IB with a nominal value of €0.78 each

“Iberia’s British Airways Cross Holding”	the British Airways Shares that Iberia owns at the date of this document (representing approximately 9.975 per cent. of the issued share capital of British Airways)

“ICAO”	International Civil Aviation Organisation

“JSA”	Joint Services Agreement entered into between British Airways and Qantas

“Listing Rules”	the listing rules of the UKLA

“Madrid Mercantile Registry”	the Registro Mercantil de Madrid

“Member State”	a member state of the EU

“Merger”	the combination of British Airways and Iberia pursuant to the terms and conditions of the Merger Agreement, comprising a series of transactions consisting of the Iberia Hive Down, the British Airways Scheme, the IAG Merger, the Cross Holding Transactions and the Nationality Structure Transactions

“Merger Agreement”	the agreement entered into on April 8, 2010 between British Airways and Iberia setting out the terms and conditions of, and the arrangements for the implementation of, the Merger, as summarised in section 27.1.1 of this document

“Merger Creditor Protection Period”	the period of one calendar month following the date on which notice of the approval of the IAG Merger by the shareholders of IAG, BA Holdco and Iberia is published in the Spanish Mercantile Registry’s Official Gazette (Boletín Oficial del Registro Mercantil), as being the period during which the creditors of BA Holdco and Iberia may object to the IAG Merger

“Merger Deed”	the public deed of merger to be entered into between BA Holdco, Iberia and IAG in connection with the IAG Merger

“Merger Effective Date”	the date on which the Merger Deed is filed for registration with the Madrid Mercantile Registry, provided that the Merger Deed is duly registered at the Madrid Mercantile Registry

“Merger Plan”	the merger project (proyecto de fusión) approved by the boards of directors of IAG, BA Holdco and Iberia, effective as of 29 June 2010, pursuant to Law 3/2009, deposited with the Madrid Mercantile Registry on 6 July 2010

“Merger Ratio”	the merger ratio set out in the Merger Agreement which provides that IAG Shares will be issued on the following basis:

(a) the Custodian on behalf of each BA Merger Shareholder will receive 1 IAG Share for every BA Holdco Share held by the Custodian on behalf of such BA Merger Shareholder immediately before the Merger becomes effective on the Merger Effective Date and so on in proportion to the number of BA Holdco Shares then held the Custodian having received from British Airways on behalf of such BA Merger Shareholder, pursuant to the British Airways Scheme, 1 BA Holdco Share for every British Airways Scheme Share held at the Scheme Record Time by such BA Merger Shareholder as a British Airways Scheme Shareholder; and

(b) each Iberia shareholder immediately before the IAG Merger becomes effective on the Merger Effective Date (other than BA Holdco) will receive 1.0205 IAG Shares for every Iberia Share held by such shareholder immediately before the Merger becomes effective on the Merger Effective Date and so on in proportion to the number of Iberia Shares then held

“Model Code”	a code of conduct set out in Annex IR to rule 9 of the Listing Rules that regulates dealing in a listed company’s shares by directors and certain senior managers

“NAPS”	the New Airways Pension Scheme, a defined benefit pension scheme run for British Airways’ employees

“Nationality Entities”	the Spanish Nationality Company and the UK Trust

“Nationality Structure Transactions”	the transactions to be carried out in order to implement the Iberia Nationality Structure and the British Airways Nationality Structure, as further described in section 3.6.5 of this document

“Official List”	the list maintained by the FSA in accordance with section 74(1) of FSMA 2000 for the purposes of Part VI of FSMA 2000

“oneworld alliance”	the oneworld alliance, a brand marketing alliance between British Airways, Iberia, American Airlines, Cathay Pacific, Finnair, Japan Airlines, Lan Airlines, Malév, Mexicana, Qantas and Royal Jordanian

“Opco”	as the context requires, either or both of British Airways or Iberia Opco (being the main operating companies of the IAG Group)

“Operating Affiliates”	Iberia, British Airways and any relevant operating company within the IAG Group

“Original Convertible Bond Conditions”	the terms and conditions of the Convertible Bonds, as at 13 August 2009

“Original Convertible Bond Trust Deed”	the Convertible Bond Trust Deed, as at 13 August 2009

“Receiving Agent”	Computershare Investor Services PLC or its nominee

“Receiving Agent Agreement”	The agreement dated 26 October 2010 between the Receiving Agent, British Airways, BA Holdco and IAG for the provision of receiving agent services.

“SES II”	has the meaning given in section 11.4.3 of this document

“Scheme Document”	the document that sets out details of the British Airways Scheme and contains the notices convening the British Airways Court Meeting, the British Airways General Meeting and the British Airways Class Meeting, and together with this Document, will be despatched to British Airways Ordinary Shareholders on or around 26 October 2010

“Scheme Effective Date”	the date on which the British Airways Scheme becomes effective in accordance with its terms, which is expected to be 21 January 2011

“Scheme Effective Time”	the time at which the British Airways Scheme becomes effective on the Scheme Effective Date

“Scheme Hearing”	the hearing of the Court to sanction the British Airways Scheme

“Scheme Record Time”	6:00 p.m. on the Business Day prior to the Scheme Effective Date

“Scheme Voting Record Time”	6:00 p.m. on 25 November 2010, or in the event the Court Meeting is adjourned 6.00 p.m. on the Business Day prior to the Business Day immediately before the adjourned Court Meeting

“Securities Market Law”	Securities Market Law 24/1988, of 28 July 1988

“Securities Note”	the Securities Note to be approved by the CNMV and prepared in accordance with Annex III of Regulation (EC) 809/2004 implementing Directive 2003/71/EC of the European Parliament and of the Council, to effect the admission of IAG Shares

“Single European Sky”	regulations adopted by the European Commission in 2004 aimed at improving the efficiency and safety of the EU air traffic management system and restructuring domestic European airspace

“Spanish Companies Law”	the restated text of the Spanish Companies Law (Ley de Sociedades de Capital), approved by Royal Legislative Decree 1/2010, of 2 July

“Spanish Nationality Company Shareholders’ Agreement”	the shareholders’ agreement entered into on 19 October 2010 between Caja Madrid y Monte de Piedad de Madrid, El Corte Inglés S.A. and the Spanish Nationality Company

“Spanish Nationality Company”	Garanair, S.L., a Spanish company, with its registered office in Paseo de la Castellana 189, Madrid and with Tax Identity Code number B-86054806, the entity that will hold the Iberia Holding B Shares for the purposes of the Iberia Nationality Structure

“Spanish Stock Exchanges”	the stock exchanges of Madrid, Barcelona, Bilbao and Valencia

“Special Drawing Right”	an international foreign reserve asset, the value of which is derived from a number of currencies, which is used to define limits of liability in a number of international aviation conventions

“UK Corporate Governance Code”	the UK Combined Code on Corporate Governance dated June 2008 and the UK Corporate Governance Code dated June 2010 (as each is applicable)

“UK Listing Authority” or “UKLA”	the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the UK Act that created the Financial Services Authority as the regulator for the financial services sector in the UK)

“UK Trust”	the trust created under the UK Trust Deed and in respect of which UK Trustee acts as the trustee

“UK Trust Deed”	the trust deed to be entered into by IAG and the UK Trustee pursuant to the Nationality Structure Transactions, as detailed in section 27.3.1 of this Document

“UK Trustee”	LDC (NCS) Limited, a company incorporated in England and Wales, with registered number 7384180 and registered office at Fifth Floor, 100 Wood Street, London, EC2V 7EX and which is a wholly owned subsidiary of The Law Debenture Corporation p.l.c.

REGISTRATION DOCUMENT

1.	SUMMARY

This summary should be read as an introduction to this document. Any decision to invest in IAG Shares should be based on a consideration by the investor of this document and the Securities Note (including the information incorporated by reference) as a whole by the investor. Where a claim relating to the information contained in this document and/or the Securities Note is brought before a court, the plaintiff investor might, under the national legislation of the EEA States, have to bear the costs of translating this document and/or the Securities Note before legal proceedings are initiated. Civil liability attaches to those persons who are responsible for this summary including any translation of this summary, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this document and/or the Securities Note.

1.1	Introduction

On 12 November 2009, the Boards of British Airways and Iberia approved the signature of a binding memorandum of understanding setting out the basis for the merger of British Airways and Iberia to create a new, leading European airline group. The two companies subsequently signed a Merger Agreement on 8 April 2010.

1.2	Summary of the terms of the Merger

The combination of the businesses of British Airways and Iberia will be achieved by inserting the Spanish company International Consolidated Airlines Group, S.A. (“IAG”) as the new holding company of British Airways and Iberia.

As a result of the Merger and in accordance with the Merger Ratio, through a two-stage process (the British Airways Scheme and the IAG Merger): (i) British Airways Ordinary Shareholders (other than Iberia) will receive 1 BA Holdco Share for every British Airways Ordinary Share and, subsequently, will then receive 1 IAG Share for each such BA Holdco Share, and (ii) Iberia Shareholders (other than BA Holdco) will receive 1.0205 IAG Shares for every Iberia Share.

As part of the Merger the Iberia treasury shares held by Iberia will be cancelled and the cross-shareholdings held by the British Airways Group and the Iberia Group in each other will not be included in the share exchange referred to above, but will be maintained or recreated between the British Airways Group and Iberia Group.

On the basis of this Merger Ratio, following the Merger (and taking into account the aforementioned transactions described in connection with Iberia treasury shares and the cross-shareholdings), British Airways Ordinary Shareholders immediately prior to the Merger (other than Iberia) will hold 56 per cent. of IAG and Iberia Shareholders immediately prior to the Merger (other than British Airways) will hold 44 per cent. of IAG.

The Merger comprises a number of separate transactions that will be carried out over a few days. These transactions include the Iberia Hive Down, the British Airways Scheme, the IAG Merger, the Cross Holding Transactions and the Nationality Structure Transactions. The expected timetable of principal events is as follows:

26 October 2010	Approval of the Registration Document by the CNMV and approval of the British Airways Scheme Document by the Financial Services Authority (FSA)

27 October 2010	Call of the Iberia General Meeting.

29 November 2010	9.30 a.m. (London time): British Airways Court Meeting[1]
9.45 a.m. (London time): British Airways General Meeting[2]
10.00 a.m. (London time): British Airways Class Meeting[3]
12.00 p.m.: Iberia General Meeting (on second call)[4]

1 December 2010	Hive Down Creditor Protection Period and Merger Creditor Protection Period begin.

2 January 2011	Hive Down Creditor Protection Period and Merger Creditor Protection Period end.

January 2011 (no less than 72 hours before the UKLA listing hearing)	Approval of the Securities Note.

18 January 2011	UKLA listing hearing regarding the admission of IAG Shares. UKLA and LSE to issue written confirmation of approval of listing application of IAG Shares

19 January 2011	Court Hearing. At the Court Hearing the sanction of the British Airways Scheme by the Court is sought. Every British Airways Scheme Shareholder will have the right to attend, be heard, and support or oppose the making by the Court of an Order sanctioning the Scheme and confirming the cancellation of share capital.

20 January 2011	Hive Down Deed is executed before a Spanish Notary Public and filing of such Deed with the Madrid Mercantile Registry. Effective Date of the Hive Down.
Last day of dealings in British Airways Shares and Iberia Shares.

21 January 2011	7.30 (London time) suspension of British Airways Shares and 8.30 a.m. (Madrid Time) suspension of Iberia Shares.

Scheme Effective Date. British Airways Scheme becomes effective as a result of the filing with the Registrar of Companies of England and Wales of the Court order sanctioning the British Airways Scheme.

Once the British Airways Scheme becomes effective, the Share Capital Increase Deed will be executed before the Spanish Notary to increase BA Holdco’s share capital as a result of the British Airways Scheme. BA Holdco issues BA Holdco Shares to the Custodian. Filing of the Share Capital Increase Deed with the Madrid Mercantile Registry.

Merger Deed is executed and filed with the Madrid Mercantile Registry and then such Deed is registered with the Madrid Mercantile Registry.
Merger Effective Date.

[1]	The High Court of England and Wales will grant an order on 26 October 2010 for the British Airways Court Meeting to be convened.
[2]	To commence at the time fixed or as soon thereafter as the British Airways Court Meeting concludes.
[3]	To commence at the time fixed or as soon thereafter as the British Airways General Meeting concludes.
[4]

The Iberia General Meeting will be called to be held, on first call, at 12.00 p.m. on 28 November 2010. It is expected that the Iberia General Meeting will be held on second call. If any of the British Airways Court Meeting, the British Airways General Meeting or the British Airways Class Meeting is adjourned, the Iberia General Meeting will also be adjourned.

On the Merger Effective Date IAG issues IAG Shares in accordance with the Merger Ratio. Commencement of the share exchange transactions relating to the allocation of the respective issued IAG Shares.

24 January 2011

8.00 a.m (London time) cancellation of listing of British Airways Shares and 9.00 a.m (Madrid time) cancellation of listing of Iberia Shares.

Simultaneous admission to listing of IAG Shares on the Official List (8.00 a.m. London time) and on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges (9.00 a.m. Madrid time).

26 January 2011	Implementation of the Nationality Structures

All references to time in this document are to Madrid time unless otherwise stated. The dates included in this Section regarding the implementation of the Merger and Admission of IAG Shares are tentative as such dates depend on a number of factors and authorisations.

1.3	Background to and reasons for of the Merger

British Airways and Iberia have enjoyed a strong relationship for a number of years. In addition to being major shareholders in one another, British Airways and Iberia are members of the oneworld alliance and have operated a successful joint venture on routes between London Heathrow and Madrid Barajas since 2005. British Airways, Iberia and American Airlines have also recently entered into a revenue sharing alliance, in relation to flights between European (European Union, Norway and Switzerland) and North American (United States of America, Canada and Mexico) destinations.

The IAG Directors believe that the Merger builds on this existing relationship and has compelling strategic and financial logic, combining the two companies’ leading positions in the United Kingdom and Spain while retaining the individual brands and current operations of each airline.

The principal benefits of the Merger include:

•	Customer benefits

Enhanced customer benefits, including the consolidation of the oneworld alliance, with a more extensive combined network for passengers and cargo, and an enhanced ability to invest in new customer services and products.

•	Synergy potential

IAG Directors are targeting estimated annual synergies of approximately €400 million (before tax) from the end of the fifth year after completion of the Merger at a maximum cash cost of €269 million over the five year period.

•	Improved strategic position within the global aviation sector

Improved strategic position within the global aviation sector, with a geographical complementary network fit and potential for future capacity and frequency growth.

•	Consolidation

Potential to benefit from further industry consolidation, including outside Europe, when the prevailing regulatory framework so allows.

•	Diversified earnings stream

High level of cash, putting the IAG Group in a position to withstand potential shocks and cyclical fluctuations affecting the aviation industry.

Good market share position for traffic, both intra-Europe and between Europe and the major global centres.

•	Governance and Management

A management team with a track record of delivering cost efficiencies and implementing business change initiatives. A structure that maintains localized operational focus and accountability and maintains the individual brands of each company, with IAG setting the overall direction and strategy of the combined business.

1.4	Further details on implementation of the Merger

The Merger comprises a number of separate transactions that are expected to be carried out over a series of days. These transactions include the Iberia Hive Down, the British Airways Scheme, the IAG Merger, the Cross Holding Transactions and the Nationality Structure Transactions.

Under the Iberia Hive Down, Iberia will universally transfer all of its assets and liabilities (other than the rights and obligations of Iberia under the Merger Agreement, which will be retained by Iberia) to Iberia Opco, in exchange for issue by Iberia Opco of new shares to Iberia.

Pursuant to the British Airways Scheme, BA Holdco S.A. a Spanish dormant company incorporated in December 2009 (“BA Holdco”) will become the holding company of the British Airways Group. Following completion of these two transactions, BA Holdco and Iberia will, by means of a Spanish domestic merger, merge with and into IAG. Further details on the implementation of these transactions are set out below in sections 3.6.1 to 3.6.3 of this document. A scheme of arrangement is a compromise or arrangement between a company and its members or creditors (or any class of them) under English law and can be used to effect a solvent reorganisation of a company or group structure, including by merger or, as the case in this transaction, the insertion of a new holding company. If a scheme of arrangement becomes effective, it will be binding on all shareholders, irrespective of whether or not they have attended or voted in favour of the related scheme.

Following completion of these two transactions, BA Holdco and Iberia will, by means of a merger subject to Spanish law, merge with and into IAG.

In order to preserve the existing operating licences of both British Airways and Iberia, a governance structure (Nationality Structures) will be implemented as part of the Merger which will ensure that United Kingdom nationals hold at least 50.1 per cent. of the voting rights at a general meeting of British Airways and Spanish nationals hold at least 50.1 per cent. of the voting rights in Iberia Opco (although these shareholdings will carry minimal economic rights). For further information about the Nationality Structures, see section 3.6.5. of this Document.

British Airways and Iberia have agreed that, as part of the Merger, the cross-shareholdings they hold in one another should be maintained or re-created and certain transactions will be implemented to effect this, which are further explained in section 3.6.4 of this Document.

1.5	Information on the IAG Group

IAG will have a premium listing on the Official List (some specific obligations are required because of IAG having a premium listing, which are described in section 7.6 of this Document) and will be included in FTSE’s UK Index Series. IAG Shares will be traded on the London Stock Exchange’s main market for listed securities and also on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”), through the Spanish Stock Exchanges Interconnection System (Mercado Continuo Español).

Set out below is financial information for the IAG Group based upon an pro forma balance sheet, which has been subject to a limited review (which includes both British Airways Group and Iberia Group, as if the integration had become effective on 1 January 2010) and income statement for the 6 month period ended 30 June 2010:

	As at 30 June 2010 (€ million)
Revenue	6,581
EBITDARf *	343
Operating profit/(loss)	(297)
Net finance income	(83)
Profit/ (loss) for the period attributable to the parent	(359)
Total assets/liabilities	19,083
Equity	4,042
Non-current liabilities	8,000
Current liabilities	7,041
Gross Financial debt	5,439
Earnings per share	(19.4	) cents

*	EBITDARf: is operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.

The following table shows certain key statistics for British Airways and Iberia for the aggregated operations of the passenger transportation business and the cargo transportation business for the financial years ended 31 March 2010 (in the case of British Airways) and 31 December 2009 (in the case of Iberia):

	British Airways		Iberia
	FY 2010/09	% Change 10/09- 09/08	FY 2009	% Change 09-08
ATKs[1] (million)	21,278	(4.6)	7,278.1	(5.0)
RTKs[2] (million)	15,588	(2.9)	5,486.6	(7.3)
Overall load factor (%)	73.3	1.3 pts	75.4	(1.8 pts )
Revenue per ATK (Euro cents)	35.39	(7.3)	49,14	(17.5)
Average headcount (MPE3)	37,595	(9.4)	8,294	(4.2)

Total Passenger & Cargo Revenue (£ million)	7,530	(11.5)

Total passenger and cargo revenue* (€ million)	8,492	(17.8)	3,576	(21.7)

Average Sterling/Euro exchange rate	1.128	—	—	—

*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

[1]	A measure of capacity, the number of tonnes of capacity available for the carriage of Payload multiplied by distance flown.
[2]	A measure of traffic, the number of tonnes of Payload multiplied by distance flown.
[3]	The number of employees, adjusted for part time workers, overtime and contractors.

British Airways revenues (calculated taking into account the place where the sale has been made) and Iberia (calculated base on the routes generating the revenues) broken down among geographical segments for the financial year ended 31 March 2010 or 31 December 2009, as the case may be, was as follow:

British Airways			Iberia
	FY 2010/09 (€ million)	% Change 10/09- 09/08**	(€ million)	FY 2009	% Change 09-08
			Domestic	709	(23.7)
UK/Europe	4,969	(12.5)	Medium-haul	890	(20.8)
Americas	1,662	(3.8)	Europe	785	(22.6)
Asia Pacific	590	(19.0)	Africa and Middle East	105	(4.5)
Africa and Middle East	651	(7.4)	Long-haul	1,538	(16.3)

Total passenger revenue	7,872	(10.9)	Total passenger revenue*	3,137	(19.4)

*	Tickets actually used, excluding tickets sold but not used (expire) and other regularisations of minor amount.
**	Shows change of the Sterling amount.

1.6	Selected financial information on British Airways

The main activities of British Airways are the operation of international and domestic scheduled air services for the carriage of passengers and cargo. In addition, British Airways provides ancillary services, including loyalty programmes and aircraft maintenance services.

Set out below is selected historical financial information for the financial years ended 31 March 2010, 2009 and 2008 and the three month periods ended 30 June 2010 and 2009.

British Airways -selected financial information	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	% Change 10/09-09/08	% Change 09/08- 08/07	3 months ended 30/06/10 (£ million)	3 months ended 30/06/09 (£ million)	% Change 30/06/10 – 30/06/09
Revenue from operations (1)	7,994	8,992	8,758	(11.1%)	2.7%	1,937	1,983	(2.3%)

EBITDARf p*	642	645	1,780	(0.5%)	(63.8%)	139	118	17.8%

EBITDARf**	570	547	1,638	(4.2%)	(66.6%)	119	103	15.5%

Operating profit/(loss)	(231)	(220)	878	(5.0%)	N/M ***	(72)	(94)	23.4%

Net finance costs (2)	(267)	(163)	(5)	(63.8%)	N/M	(86)	(43)	(100.0%)

Consolidated profit/(loss) for the year/period	(425)	(358)	726	(18.7%)	N/M	(122)	(106)	(15.1%)

Operating Cash Flow	331	133	303	148.9%	(56.1%)	186	(29)	N/M

Total assets / Total liabilities plus equity	10,677	10,488	11,292	1.8%	(7.1%)	10,722	10,292	4.2%

Equity	2,113	1,846	3,262	14.5%	(43.4%)	1,899	2,188	(13.2%)

Non-current liabilities	4,824	4,500	4,538	7.2%	(0.8%)	4,854	4,408	10.1%

Current liabilities	3,740	4,142	3,492	(9.7%)	18.6%	3,969	3,696	7.4%

Net Financial Indebtedness (3)	2,288	2,382	1,310	3.9%	(81.8%)	2,251	2,268	0.7%

Gross Financial Indebtedness (3)	4,002	3,763	3,174	(6.4%)	(18.6%)	4,000	3,526	13.4%

Gross financial Indebtedness/Liabilities plus equity	37.5%	35.9%	28.1%	1.6 pts	(7.8 pts )	37.3%	34.3%	(3.0 pts )

Gross financial Indebtedness/Operating Cash Flow	12.1 times	28.3 times	10.5 times	16.2 times	(17.8 times )	21.5 times	(121.5 times )	N/M

Basic earnings per share (pence)	(38.5)	(32.6)	62.1	(18.1%)	N/M	(10.9)	(9.6)	(13.5%)

*	EBITDARfp means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet and real estate operating lease costs, and including share of profits/losses in associates accounted for using the equity method and net charges/credits relating to available-for-sale financial assets.
**	EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.
***	N/M = not meaningful.
(1)	Operating income plus other recurring and non-recurring income from operations.
(2)

Financial incomes (coming from cash and other equivalent liquid assets) less financial expenses (mainly coming from loans, leases and other financial liabilities derivatives plus net finance cost/income from pension plans, exchange differences and losses on disposal of PP&E and investments.

(3)	See breakdown in section 16.1.1 of this Document.

1.7	Selected financial information of Iberia

The main activities of Iberia are the operation of international and domestic scheduled air services for the carriage of passengers and cargo. Iberia also provides ancillary services, including most notably aircraft maintenance services and handling services.

Set out below is selected historical financial information for the financial years ended 31 December 2009, 2008 and 2007 and the six month periods ended 30 June 2010 and 2009.

Iberia (€ million)	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07	6 months ended 30/06/10	6 months ended 30/06/09	% Change 30/06/10 – 30/06/09
Revenue from operations (1)	4,458	5,515	5,535	(19.2%)	(0.4%)	2,280	2,171	5,0%
EBITDARf (2)	61	500	932	(87.8%)	(46.4%)	168	(5)	N/M
Operating profit/(loss)	(475)	5	413	N/M *	(98.8%)	(50)	(274)	(81.8%)
Net finance costs (3)	24	85	66	(71.8%)	28.8%	(6)	26	N/M
Consolidated profit/(loss) for the year (4)	(273)	32	328	N/M	(90.2%)	(21)	(165)	(87.3%)
Operating Cash Flow	(280)	38	381	N/M	(90.0%)	186	(111)	N/M

Total assets	5,046	5,634	6,017	(10.4%)	(6.4%)	6,001	5,479	9.5%

Equity	1,551	1,564	2,006	(0.8%)	(22.0%)	1.954	1,474	32.6%
Non-current liabilities	1,732	1,765	1,896	(1.9%)	(6.9%)	1,888	1,803	4.7%
Current liabilities	1,763	2,305	2,115	(23.5%)	9.0%	2,159	2,202	(2.0%)
Net Financial Indebtedness (5)	(1,417)	(1,803)	(2,500)	(21.4%)	(27.9%)	(1.484)	(1,704)	(12.9%)
Gross Financial Indebtedness (6)	502	469	467	7.0%	0.4%	545	537	1.5%
Gross Financial Indebtedness/ Total Liabilities	9.9%	8.3%	7.8%	1.6p.	0.6p.	9.1%	9.8%	(0.7p. )
Gross financial Indebtedness / Operating Cash Flow	(1.79x )	12.34x	1.23x	N/M	N/M	2.92x	(4.85x )	N/M
Basic earnings per share (€)	(0.295)	0.034	0.346	N/M	(90.2%)	(0.023)	(0.179)	(87.2%)

*	N/M: not meaningful. Year-on-year variations comparing positive and negative values, as well as variations of more than 1000 per cent.
(1)	Revenues plus other recurring and non-recurring operating income
(2)	EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.
(3)	Financial income – Financial expenses (not including exchange differences, the share of profit/(loss) of associates or other financial income or expense).
(4)	Consolidated profit for the year from continuing operations.
(5)	Gross financial indebtedness less “Adjusted liquid balance”.
(6)	Debts with credit entities plus financial leases. See section 16.2 for breakdown.

1.8	Information on settlement and admission to trading of IAG Shares

On 21 January 2011, British Airways Shares and Iberia Shares will be simultaneously suspended from the market opening. It is expected that IAG Shares will be admitted to listing on the Official List and to trading on the London Stock Exchange by no later than 8.00 a.m. (London Time) on 24 January 2011 and admission to listing on the Spanish Stock Exchanges will take place at 9.00 a.m. (Madrid Time) time on 24 January 2011.

Trades in IAG Shares, being Spanish securities, are not capable of being listed directly nor settled through CREST. Accordingly, IAG intends to enter into depositary arrangements which will enable investors to settle IAG Shares in CREST in the form of CREST depositary interests (“CDIs”), which will be traded in sterling. CDIs will represent entitlements to IAG Shares. IAG CDIs will represent entitlements to IAG Shares and each IAG CDI will represent an entitlement to one IAG Share.

1.9	Information on the Directors

IAG will be the top company in the IAG Group, owning each of the British Airways and Iberia operating companies. The operating companies will remain responsible for their own day to day commercial and operational management and will have control over their income and expenditure.

The board of directors of IAG comprises fourteen directors (8 independent non-executive directors, 3 executives directors, 1 proprietary director and 2 other external non-executive directors), being the Chief Executive Officer of the IAG Group (Willie Walsh, currently Chief Executive Offices of British Airways), the Chief Executive Officers of the operating affiliates, British Airways and Iberia Opco (Keith Williams and Rafael Sánchez-Lozano Turmo) and eleven non-executive directors.

The IAG Group Chairman is Antonio Vázquez Romero (current Chairman of Iberia) and the IAG Group Deputy Chairman is Martin Broughton (current Chairman of British Airways).

The day-to-day management of the IAG Group will be carried out by the IAG Group Management Team (executive directors and senior managers) led by the IAG Group Chief Executive Officer, Willie Walsh. The IAG Group Management Team will be responsible for the overall direction and strategy of the combined business, delivery of synergies and co-ordination of central functions. The IAG Group Management Team has been chosen equally from each airline.

For further information about the description, conditions, and implementation of the Merger and the corporate governance of the IAG Group, see section 3 of this Document.

Following completion of the Merger the shareholders of British Airways and Iberia referred to in sections 22.6.1 and 22.6.t2 of this Document will be the significant shareholders of IAG, assuming their respective shareholdings do not change from those listed in section 22. Based upon the Merger Ratio (and taking into account the cancellation of the Iberia treasury shares and the transactions described in this Document regarding the cross shareholding transactions), the significant shareholders of IAG would be as follows:

Name of shareholder	Shareholding	Ownership interest
AXA Investments	55,878,960	3.01%
Black Rock Advisors	132,185,660	7.13%
Caja de Ahorros y Monte de Piedad de Madrid	223,590,038	12.05%
Janus Capital Management LLC	82,433,679	4.44%
Lloyds Banking Group plc	69,213,837	3.73%
Standard Life plc	84,696,009	4.57%

Total major shareholders	647,998,183	34.93%

Directors and senior managers	997,920	0.05%
Treasury shares	0	0%
Other shareholders (free float)	1,205,897,263	65.01%

Total IAG shares outstanding	1,854,893,367	100.00%

1.10	Risk Factors

1.10.1	Risks related to the Airline Industry

1.10.1.1	The airline industry is cyclical by nature and vulnerable to general economic conditions

The airline industry is highly sensitive to general economic conditions.

Demand for air travel depends on economic conditions, employment levels, consumer and business confidence and the availability of consumer credit. The airline industry tends to experience significant adverse financial results during economic downturns as travellers often choose to reduce their transportation or reduce the price they pay for such transportation. In addition, an economic downturn also tends to result in a decrease in air cargo revenue, as international trade decreases and businesses look to run down their inventories and send freight by more economical routes.

The British economy is particularly important to British Airways and the Spanish economy is particularly important to Iberia.

The recent worldwide economic downturn had a far-reaching impact on the airline industry, with airlines undergoing a period of major difficulty, particularly in the second half of 2008 and during 2009.

The actual global GDP (World Economic Outlook, International Monetary Fund, April 2010) grew by 3.0% in 2008 and fell by 0.6% in 2009. In addition, RPK (in regular flights of IATA companies) was up 0.8% in 2008 and down 1.8% in 2009 (World Air Transport Statistics, Edition 54). Lastly, IATA companies incurred an aggregated net loss of $16,524 million in 2008 and $11,350 million in 2009, including all activities and after interest, tax and non-operating results.

International traffic, which was growing in the years leading up to the economic down turn, stalled during the economic downturn.

According to the IATA, air traffic in First/Business Class fell 2.8 per cent. in 2008 and 15.8 per cent. in 2009. Air traffic in tourist class rose by 0.9 per cent. in 2008 and decreased by 2.3 per cent. in 2009.

British Airways’ premium passenger revenue decreased by 12.1 per cent. in the financial year 2009/10 compared with fiscal year 2008/09 and by 2.6 per cent. in the fiscal year 2008/09 compared with fiscal year 2007/08. British Airways’ non premium passenger revenue decreased by 7.2 per cent. in the fiscal year 2009/10 compared with financial year 2008/09 and increased by 5.4 per cent. in the financial year 2008/09 compared with the financial year 2007/08.

Iberia’s premium passenger revenue decreased a 28.2 per cent. in the financial year 2009 compared with financial year 2008 and by 4.9 per cent. in the financial year 2008 compared with financial year 2007. Iberia’s non premium passenger revenue decreased by 16.9 per cent. in the financial year 2009 compared with financial year 2008 and a 3.2 per cent. in the financial year 2008 compared with the financial year 2007.

Although the airline sector has encountered difficulties in these years, medium and long-term growth forecasts are positive.

According to the IATA, passenger volumes are expected to be up by 7.1 per cent. compared to 2009 and cargo volumes up by 18.5 per cent. compared to 2009. In addition, first and business-class travel appears to be recovering from a cyclical downturn, improving yields for airlines.

In July of 2010, industry RPKs were up approximately 9.2 per cent. compared to the same period in 2009. Industry revenues are forecast to be up nearly 15.9 per cent. for full year 2010, and expected to grow by 5.5 per cent. in 2011 based on IATA estimates.

According to information published by the IATA, there was an improvement in the first half of the year in both air transport markets and in cash flows of airlines. The cyclical recovery in traffic and profitability came sooner than expected, which reflects the subsequent recovery from the recession and the adjusted capacity.

1.10.1.2	The airline industry is extremely competitive and also faces competition from alternative forms of transport

The airline industry is highly competitive as a result of airlines continually entering the market, the expansion of existing airlines, routes and frequency of flights and consolidation between or the formation of alliances between airlines. Competitive intensity varies across different routes depending on the number and nature of competitors operating on the route, the applicable regulatory environment and associated barriers to entry (such as, operating licences, capital requirements and availability of slots).

In addition, the emergence of low cost carriers since the early 1990s has also changed the competitive landscape of the airline industry, especially in the European market. A number of European regional flag carriers have consolidated with other carriers or have changed their business models in order to adapt to changes in the competitive landscape. This has caused downward pressure on prices and thereby decreased passenger yields. A number of British Airways’ and Iberia’s competitor airlines have a lower cost structure than British Airways or Iberia and can offer flights at lower prices. The percentage of routes on which British Airways and Iberia compete with airlines having lower operating costs has grown significantly over the past decade and such competition is likely to increase. This has caused downward pressure on prices and thereby decreased passenger yields. In the case of European international flights of companies belonging to the Association of European Airlines (AEA), the average yield recorded year-on-year decreases of 0.6 per cent. in 2008 and 15.8 per cent. in 2009.

A number of British Airways’ and Iberia’s competitor airlines have a lower cost structure than British Airways or Iberia and can offer flights at lower prices. The percentage of routes on which British Airways and Iberia compete with airlines having lower operating costs has grown significantly over the past decade and such competition is likely to increase.

In the first half of 2010, on routes between Spain and Europe which account for 23.6 per cent. of Iberia passenger revenue, Ryanair was the leading operator, with a market share of 17.8 per cent., followed by Easyjet, with a market share of 11.1 per cent. and Air Berlin, with a market share of 8.2 per cent. Iberia slightly reduced its market share to 8.7 per cent.

In the Spanish domestic market, Ryanair have a market share of 8.6 per cent. in the first half of 2010, while Air Berlin with a 4.8 per cent. share, gained only 0.1 percentage points. Iberia’s market share in this segment, which accounts for 21.4 per cent. of Iberia’s passenger revenue, stood at 32.6 per cent., although its affiliate Vueling, raised its market share 1.1 percentage points to 15.0 per cent.

British Airways and Iberia also face competition from alternative forms of transport such as rail travel (particularly Eurostar in the UK and France and high speed rail travel elsewhere in Continental Europe, for instance the Alta Velocidad Española (AVE)) and from alternative forms of communication technology, such as video-conferencing. Competitive pressure from alternative forms of transport and technology is likely to increase and could result in a loss of air passengers to rail transport and other modes of transportation or communication.

In Spain, the first high-speed train line was commissioned in 1992, linking Madrid and Seville. In 2003, the Madrid-Zaragoza-Lleida line entered into service, with its infrastructure being extended to reach Barcelona in February 2008. In December 2007, the high-speed train lines between Madrid and Málaga and between Madrid and Valladolid also entered into service. The Ministry for Development’s 2005 - 2020 Strategic Infrastructure and Transport Plan foresees continued work on other high-speed lines in Spain. This would increase competition for Iberia, especially in terms of long-distance routes. The number of passengers travelling on the high-speed lines rose from 6.3 million in 2002 to 16.3 in 2008. Iberia, in its route between Barcelona and Madrid has adjusted its capacity since April 2008, in an aggregated decrease for year 2009 and 2009 of 37.4 per cent. on ASK and 48.2 per cent. on RPK. Iberia’s ASKs and RPKs in the domestic segment fell by 26.3 per cent. and 30.3 per cent. respectively for 2008 and 2009 as a whole.

1.10.1.3	High fixed costs mean that the airline industry is vulnerable to relatively small changes in the number of passengers and/or the fares paid

Although the split between variable and fixed costs has changed over time, the nature of the airline business is such that a substantial percentage of a carrier’s operating expenses are fixed costs that do not vary proportionally based on its load factors, the number of passengers or the amount of cargo carried, the number of flights flown or aircraft utilization rates. These costs include the costs of the aircraft, employee costs (including, the costs of specialist workers such as pilots), air traffic charges, taxes, landing rights and other aviation fees. Thus, a relatively small change in a carrier’s unit revenues by ASK whether caused by load factor changes or yield fluctuations, can have a major effect on a carrier’s profitability.

Revenues may also vary due to certain circumstances, such as pressure on yields by competitors, labour conflicts, relative weight of premium classes, and natural disasters. Also in terms of costs, fuel prices or coverage costs are also volatile and could materially affect a carrier’s profitability.

In order to adjust capacity to demand, among other strategies, airlines modify the usage rates of fleets by reducing flights or by retiring aircrafts from service.

Further information on the high fixed costs associated with the airline industry and the cost structures of airlines is provided in sections 14 and 15 of this Document.

1.10.1.4	The airline industry is exposed to volatile aviation fuel prices

Aviation fuel has been, and is expected to be, subject to significant price volatility.

For the financial years ended 31 March 2010, 31 March 2009 and 31 March 2008, fuel and oil costs amounted to 28.8 per cent., 32.2 per cent. and 26.1 per cent. of British Airways’ total operating expenses. For the year ended 31 December 2009, 31 December 2008 and 31 December 2007, fuel costs amounted to 24.3 per cent., 30.1 per cent. and 21.9 per cent. of Iberia’s recurring operating expenses, respectively.

British Airways and Iberia cannot predict the movement of either short or long-term aviation fuel prices. Prices for aviation fuel are strongly correlated to the price of petroleum and are influenced by a number of factors, including fluctuations in the Euro/US Dollar exchange rate, political events, war or the threat of war and the co-ordinated pricing decisions of producer cartels such as the Organization of Petroleum Exporting Countries.

The following table summarizes minimum, maximum and average aviation fuel prices (US Dollar per tonne) for the calendar years indicated, according to the kerosene reference index for CIF NWE (cost, insurance and freight, Northwest Europe).

	Minimum	Maximum	Average
2007	541.50	956.75	711.62
2008	442.00	1466.50	1006.08
2009	390.75	698.00	567.04
2010 (first half)	630.00	784.00	703.67

The final average price (after distribution costs) of aviation fuel (before hedging) paid by British Airways and Iberia in respect of their entire flight network, over their last three financial years and the interim period to 30 June 2010 was as follows (in USD):

Iberia	Average price ($/MT) (a)	British Airways	Average price ($/MT) (b)
FY 2007	747.91	FY 2007/08	811.71
FY 2008	1,112.82	FY 2008/09	940.12
FY 2009	619.20	FY 2009/10	626.31
Six months ended 30 June 2010	760.93	Three months ended 30 June 2010	720.30

(a) Extracted from Iberia’s internal databases		(b) Extracted from British Airways’ internal management accounting records

The result of hedging fuel prices, including the cost of fuel in British Airways, was a loss of £306 million in the financial year ended 31 March 2010, a gain of £76 million in the financial year ended 31 March 2009, and a gain of £187 million in the financial year ended 31 March 2008. Fuel hedges are designed to safeguard airlines from the long-term volatility of prices. The net result of the hedges for the three financial years (i.e., those ended 31 March 2010, 2009 and 2008) was a loss of £43 million. Over the past five years, the net result of the hedges was a gain of £335 million.

The result of fuel hedges included in Iberia’s fuel costs was a loss of €401 million for the year ended 31 December 2009, a loss of €202 million for the year ended 31 December 2008, and a gain of €18 million for the year ended 31 December 2007.

Should they deem appropriate, airlines may also offset increases in fuel prices by adding a surcharge to passenger ticket prices. There is no legally-imposed limit to the amount of such surcharges.

If the IAG Group is exposed to significant price volatility and/or increases in prices for aviation fuel, there can be no assurance that the IAG Group will be able to offset such volatility and increases by passing these costs on to customers (including through fuel surcharges) and/or cost reductions and/or through fuel hedging.

1.10.1.5	Terrorist attacks and military conflicts may have an ongoing material adverse effect on the airline industry and the demand for air travel

In the past, terrorist attacks (such as the terrorist attacks of 11 September 2001, and subsequent attacks in the Middle East, Southeast Asia and Europe) and military conflicts in Afghanistan, Iraq and elsewhere have had a material adverse effect on the airline industry and British Airways’ and Iberia’s business and no assurance can be given that similar events will not happen in the future. The adverse consequences of such events, and the threat of such events, could include reduced demand for air travel, limitations on the availability of insurance coverage, increased costs associated with security precautions and flight restrictions over war zones.

An atmosphere of uncertainty could continue for the foreseeable future and could intensify if new wars were to commence or further terrorist attacks were to occur, especially if they were to be targeted against aircraft or tourist destinations.

1.10.1.6	Insurance cover in the event of the loss of any aircraft may not be sufficient. In addition insurance may become too expensive or too difficult to obtain

If British Airways or Iberia were to suffer a loss of one or more of its aircraft for any reason, there can be no assurance that the amount of insurance cover, if any, available to British Airways or Iberia would be adequate to cover the resulting losses. British Airways or Iberia could be obliged to bear substantial costs if (i) their insurance policies do not cover a specific claim; (ii) the amounts insured under such policies are insufficient; or (iii) an insurer is not able to pay the insured amounts. In addition, the damage may not be limited to damages eligible for compensation but could include harm done to British Airways’ and/or Iberia’s reputation.

Future terrorist attacks, acts of sabotage and other incidents, especially if they were to be directed against air traffic, could result in insurance coverage for aviation risks becoming more expensive and/or certain risks becoming uninsurable.

British Airways and Iberia insure their aircraft fleet in accordance with practices followed by other major airlines operating in the sector and in accordance with applicable regulations regarding indemnity payments. British Airways and Iberia consider that, based on these criteria, the insurance coverage is sufficiently reasonable in order to carry out their commercial activities.

1.10.1.7	Epidemics, pandemics, severe weather conditions, natural disasters or other ‘Acts of God’ can materially adversely affect operations and the demand for air travel

Epidemics and pandemics (such as avian influenza), natural disasters, severe weather conditions or other ‘Acts of God’ (whether on a regional or global scale) could have a material adverse effect on the airline industry and result in substantial reductions in, and/or cancellations of, bookings and flights not only to the affected region but also more generally, thereby reducing overall demand for British Airways’ and Iberia’s services.

In April and May 2010 airspace over some of British Airways’ and Iberia’s key routes (including all United Kingdom airports from which British Airways operates) was periodically shut by the relevant aviation authorities due to the eruption in Iceland of the Eyjafjallajökull volcano. Due to this event, British Airways lost revenue of £108 million (which is the equivalent of 1.4 per cent. of British Airway’s total revenues for the year ended 31 March 2010). Iberia lost a total estimated amount of approximately €20 million in passenger and freight revenues, airport handling revenues and costs.

During the Severe Acute Respiratory Syndrome (SARS) epidemic in 2003, there was a significant reduction in air traffic to and from Asia because of reduced passenger demand and cancelled flights. In the second quarter of 2009, an outbreak of the H1N1 virus (commonly referred to as “swine flu”) had an adverse impact on the airline industry due to cancelled flights and reduced passenger demand, primarily on routes to and from Mexico.

The occurrence and timing of such events, together with the reaction of aviation authorities to such events, cannot be predicted or controlled by the IAG Group.

1.10.1.8	Safety incidents within the airline industry as a whole and any failure by British Airways and/or Iberia to prevent or respond to a major safety incident could have a material adverse effect

Aircraft crashes or similar incidents involving another airline could impact general passenger confidence and lead to a reduced demand for air travel adversely impacting British Airways or Iberia, particularly if the crash or incident were to be due to a fault in a type of aircraft used by British Airways or Iberia in its fleet. Furthermore, an aircraft crash or similar incident involving a oneworld alliance member or another airline with which British Airways or Iberia has a codeshare arrangement might be associated with British Airways and Iberia in the public view, and therefore British Airways and Iberia might suffer from reputational damage (and associated losses) even if none of their aircraft were involved.

Moreover, British Airways and Iberia (like all airlines) will be exposed to significant losses in the event that one of its aircraft is subject to an accident or other major incident. This may involve not only the costs associated with the repair or replacement of damaged or lost aircraft and its or their consequent temporary or permanent loss from service, but also claims by affected passengers, owners and third parties as well as possible reputational damage (and associated losses).

1.10.1.9	Slot allocations can affect the competitiveness and financial condition of airlines

Airport slots are rights allocated on an annual basis for each relevant season to an entity by an airport or government agency granting the slot owner the right to schedule a landing or departure during a specific time period. The slots may be traded at certain airports. In the European Union air carriers must generally use an allocated slot during a minimum percentage (80 per cent.) of the time during the period for which the slot was assigned. If British Airways or Iberia were not to use certain slots on a temporary or long term basis, whether for commercial or other reasons, British Airways or Iberia might lose those slots which were insufficiently utilised. In the event British Airways or Iberia were not assigned an adequate number of slots, or if British Airways or Iberia could not obtain appropriate take-off or landing slots, the companies could be forced to change their flight schedules or to reduce their aircraft usage rates.

With respect to non-EU member states, the IATA has established a series of guidelines setting out the best industry practice (based on criteria such as environmental concerns and the appropriate use of slots), as well as a global policy regarding coordination and slot assignments. In general, these guidelines reflect applicable EU legislation on slots. However, any existing local legislation or regulation prevails over IATA procedures.

Moreover, there can be no assurance that British Airways or Iberia will be able to secure appropriate slots in the future and the ability of British Airways or Iberia to add additional flights to their existing schedules will be constrained, in part, by the availability of slots at the relevant airports.

1.10.1.10	Certain airlines may be subject to insolvency protection and/or benefit from state supported subsidy, which may distort the competitive landscape

A number of British Airways’ and Iberia’s competitor airlines may be able to benefit from protection under insolvency laws, helping them to substantially reduce their cost structures and become more competitive, both while they are under creditor protection and thereafter. This is particularly relevant to US airlines benefiting from protection under Chapter 11 of the United States of America Bankruptcy Code as the transatlantic route is one of British Airways’ more important markets. Chapter 11 offers companies temporary protection from creditors, and the ability to renegotiate contracts, to reject the terms of existing collective bargaining agreements (in certain situations), and restructure the business as a going concern. Therefore Chapter 11 businesses can enjoy competitive advantages over their competitors, mainly as a result of their ability to renegotiate contracts, reduce costs and restructure their debts. There have been numerous examples of US airlines filing for Chapter 11 protection, including Delta and United.

In addition, certain competitor airlines benefit from state support and/or subsidy, helping them to become more competitive.

1.10.1.11	The airline industry is exposed to changes to regional, national or international law or regulations

British Airways and Iberia are subject not only to English and Spanish laws and regulations but also to the laws and regulations of the EU and other nations and international organisations and international bilateral and multilateral treaties. The scope of such laws and regulations includes (amongst other things) infrastructure issues relating to slot capacity and route flying rights, environmental and security requirements, safety, licensing, competition, consumer protection, and tax.

British Airways and Iberia cannot anticipate all changes that may be made to applicable laws, regulations and treaties in the future, nor the possible impact of such changes, but their ability to comply with such laws, regulations and treaties is key to maintaining their operational and financial performance.

Laws, regulations and treaties can impose costs on British Airways and Iberia either directly, if fees are levied, or indirectly due to compliance costs which British Airways and Iberia may not be able to pass on to passengers.

1.10.1.12	Other macroeconomic factors, policy changes or decisions to which the airline industry is exposed

In addition, macroeconomic decisions or policy changes may have an impact on taxes, duties or other charges to which British Airways and Iberia are subject. This is particularly relevant in the current economic climate where the focus is on reducing government deficits, including by raising taxes.

1.10.1.13	The airline industry is seasonal and is heavily dependent on revenue generated in the summer months, meaning the airline industry is particularly vulnerable to incidents that affect air travel during that busy period

The airline industry is highly seasonal with demand strongest during the summer months: for example, statistics from the Association of European Airlines show that approximately 24.7 million passengers were carried by its member airlines during July 2009, compared to 18.3 million during December 2009. British Airways total revenue for the months of July, August and September 2009 represented approximately 32 per cent. of total British Airways passenger revenue for the 12 month period ended 31 December 2009. Iberia passenger revenue for the months of July, August and September 2009 represented approximately 27 per cent. of Iberia total passenger revenue for the 12 month period ended 31 December 2009. If an event or circumstance were to weaken the demand for air travel or materially affect airline operations during that period (for instance industrial disputes with employees, an “Act of God” or a terrorist incident), this could have a disproportionate effect on results for the relevant financial year.

1.10.1.14	The airline industry is exposed to risks associated with the limitation of greenhouse gas emissions and related trading schemes or allowances and any changes in environmental regulation

As part of the continued effort to reduce CO2 emissions by 20 per cent. by 2020, the European Union has issued Directive 2008/101/EC to member states, requiring the inclusion of the airline industry in the EU ETS by February 2010. As a result, from January 2012, all airline carriers flying into and out of the European Union will have to ensure compliance with the legal requirements set forth in Directive 2003/87/EC relating to greenhouse gas emissions. The future effects of this trading scheme for British Airways and Iberia are not currently foreseeable with certainty but may increase the costs borne by British Airways and Iberia. Due to the European focus of the scheme, British Airways and Iberia, like all European airlines, might also face competitive disadvantages in comparison to non-European air carriers who operate a lower proportion of routes into, out of or within the EU.

Although there is a high degree of uncertainty regarding future CO2 prices, the estimated cost for Iberia of acquiring such emission rights in the carbon market would be around €24 million in 2012, and up to €102 million in 2020. The initial estimated cost for British Airways would be £112 million per year in 2020, rising consistently to an estimated £199 million per year in 2020.

1.10.1.15	The airline industry relies upon and is exposed to national and international infrastructure development

The IAG Group is dependent on and may be affected by infrastructure decisions or changes in infrastructure policy by governments, regulators or other entities, which are often outside the IAG Group’s control. For instance, BAA Limited’s decision not to seek planning permission for a third runway at Heathrow will have an impact on British Airways’ future business strategy and its ability to increase capacity at the airport. Similarly, any infrastructure decision that is made in respect of Alta Velocidad Española (AVE) Spain’s high speed rail network) will have an effect on Iberia’s business and operations. If the number of runways (which are common to all terminals) is not increased at Heathrow, it might be difficult for British Airways to expand its capacity due to the level of traffic at the airport.

1.10.1.16	The airline industry is exposed to international political instability

The airline industry is exposed to instability of foreign governments in a number of different counties and markets. Thus local, regional and international political conditions in markets that are material to the IAG Group’s strategy could affect the IAG Group’s business.

1.10.1.17	Airlines are exposed to increases in airport, transit and landing fees, along with changes in air security policies and air traffic security costs

Airport, transit and landing fees and security charges or initiatives represent a significant operating cost to British Airways and Iberia and have an impact on operations. Whilst certain airport and security charges are passed onto passengers by way of surcharges, others are not. In the past, security measures have resulted in considerable fee hikes. In the past year, airport fees (landing fees, parking fees, fees for jet bridges, and other airport services) plus air navigation charges (en-route and approach fees) represented 7.4 per cent. and 8.7 per cent. of British Airways’ and Iberia’s operating expenses, respectively.

There can be no assurance that such costs will not increase or that the IAG Group will not incur new costs in the UK, Spain or elsewhere. By way of an example, implementation of the policy restricting liquids carried in passengers’ hand luggage had a considerable impact on the operations and costs of the airline industry, as did the advance passenger information system implemented by the United States of America. In addition, if the IAG Group did seek to reduce the impact of these costs by passing them on to passengers through fees and surcharges included in ticket prices, it may have a negative effect on passenger revenues if higher ticket prices caused demand for air travel to decline.

1.10.2	Risks relating to British Airways and Iberia

1.10.2.1	Damage to British Airways’ or Iberia’s reputations or brand names could have a material adverse effect on their businesses

British Airways and Iberia rely on positive brand recognition to attract customers and investors. One of the Assurances that has been agreed as part of the Merger is that the existing “British Airways” and “Iberia” brands will be maintained. Any damage to British Airways’ or Iberia’s reputation, brand image or brand name through either a single event or series of events could materially adversely affect British Airways’ or Iberia’s ability to market their services and attract and retain both customers.

1.10.2.2	British Airways and Iberia have in the longer term substantial financing needs (primarily fleet)

Because the airline industry is capital intensive, British Airways and Iberia have incurred significant indebtedness and capital commitments (basically with respect to aircraft) to finance their ongoing operations and to cover material capital expenditure requirements. A substantial portion of existing borrowings is secured on British Airways’ and Iberia’s assets.

At 31 March 2010 British Airways’ borrowings included outstanding finance lease and hire purchase commitments totalling £2,518 million and bank and other loans secured on specific aircraft, property and equipment totalling £967 million. Total secured borrowings amount to £3,485 million. In the case of Iberia, the part secured by assets relates to financial leases, which at 30 June 2010 amounted to €325 million.

British Airways and Iberia have, in part, been able to finance their operations and capital needs because their main assets (aircraft) have been attractive as security to lenders and other financiers.

There can be no assurance that aircraft will continue to provide attractive security for lenders and financiers in the future, which could make it difficult or even impossible in the long term for the IAG Group, British Airways or Iberia to obtain new credit facilities or other financing instruments. That said, there is no indication that aircraft does not continue to be attractive security on which to raise funds. That said, there is no indication that aircraft does not continue to be attractive security on which to raise funds.

As at 31 March 2010, British Airways had outstanding firm order commitments totalling £4,253 million (€4,780 million) in respect of 54 airplanes, and had not drawn down (and therefore not recorded in its balance sheet) committed facilities to purchase aircraft, for $2,599 million, and a credit facility for general use amounting to $750 million. These credit facilities are available to finance all British Airways aircraft acquisitions with an expected delivery date, at present, of before 31 March 2013.

For Iberia, and according to catalogue prices, the total cost of the outstanding firm order commitments (16 aircrafts) was approximately €875 million at 30 June 2010. Iberia operates the bulk of its fleet under operating lease contracts, and therefore neither the aircraft nor the lease payments are capitalised on the balance sheet. Iberia finances its capital expenditure with cash flows from operations, additional loans and off balance-sheet financing transactions (operating leases).

Normally, contracts between airlines and manufacturers set out a sale and purchase commitment on various aircraft over a period of time which, in the majority of cases, is between four and six years, and, therefore it is important to anticipate with enough time the fleet requirements of the company. In general, two years elapse between formalisation of the contract (when usually pre-delivery payments generally up to 20 per cent. of the aircraft catalogue price are required) and reception of the first airplane (when it stars to generate revenue for the airline).

Some of British Airways’ and Iberia’s existing borrowings will need to be refinanced after the date that is 12 months after the date of this document. Given the current economic situation, there can be no assurance that any refinancing will not become more difficult, more expensive or even fail entirely in the longer term.

Nationality restrictions on share ownership of IAG, as set out in the IAG Bylaws, could also affect the IAG Group’s ability to finance its operations in the future, for instance through capital issues that cannot target non-EU investors.

In that regard, the information on this risk factor should not be interpreted to contradict the opinion of the Directors of IAG that the operating capital available to the IAG Group after the Merger will be sufficient to meet the company’s current needs (i.e., for at least the first 12 months following the date of publication of this Document).

1.10.2.3	British Airways and Iberia face risks related to consolidation operations in the airline industry

For the past several years, the airline industry has been consolidating. It is likely that this process will continue, through acquisitions, mergers, alliances and/or other transactions. Consolidation generates synergies and benefits for customers and increases the competitive edge of other carriers. Consolidation also locks in economies of scale and encourages integration of complementary networks. Consolidation could also increase the size and resources of British Airways and Iberia’s competitors.

1.10.2.4	British Airways and Iberia face risks related to their strategic alliances and bilateral co-operation arrangements

The maintenance and development of alliances and other strategic relations is critical to British Airways’ and Iberia’s businesses. Both British Airways and Iberia are members of the oneworld alliance, a brand and services marketing alliance between British Airways, Iberia and, among others, American Airlines, Cathay Pacific and Qantas. The oneworld brand and services marketing alliance is designed to maximise the offer for customers, through greater network coverage and other advantages. Thanks to the alliance, customers can choose between more routes, stopovers, and types of tickets. In addition, under the alliance, customers can use more waiting lounges and can secure more frequent flyer programme points. These advantages make member airlines more attractive to customers, which in turn allows the airlines to optimise load, traffic and revenue factors. No assurance can be given that the oneworld alliance will not lose member airlines, whether as a result of one or more member airlines terminating their membership or having their membership suspended due, for example, to winding up following bankruptcy. Furthermore, no assurance can be given that the oneworld alliance will be able to attract the new members it may need to be successful in the future. In addition, the success of the oneworld alliance depends in part on the actions, brands and strategic plans of other airlines over which British Airways and Iberia have little control. The other two leading airline alliances are Star Alliance and Sky Team.

British Airways and Iberia also have a number of bilateral co-operation arrangements with other airlines, including American Airlines with whom British Airways and Iberia have entered into a revenue sharing alliance in relation to flights between, and flight connections originating in, European and North American destinations.

The primary objective of the revenue-sharing alliance with American Airlines is to optimise the networks and improve profitability of all parties. The alliance will allow members to offer corporate flight passengers a single unified contract for all three alliance members. The three airlines have also committed to facilitating access to their frequent flyer programmes, to allowing fare combinations and to offering special fare agreements in relation to relevant routes. The three airlines will share revenues and incremental costs associated with the carriage of each passenger on the routes covered by the alliance agreement. Revenue sharing will be based on each airline’s capacity. This alliance was approved by the European Commission on 14 July 2010. Renewal of US Department of Transportation approval must be requested ten years after the initial authorisation date. Clearance was subject to certain commitments whereby slots must be made available to competitors.

Further information on the alliance between British Airways, Iberia and American Airlines is provided in section 8.8.

1.10.2.5	British Airways and Iberia are dependent on good relations with employees and their trade unions

British Airways and Iberia are both large employers and many of British Airways’ and Iberia’s staff members are represented by a range of different trade unions, as is usual in the airline industry. Collective bargaining and other agreements between the companies and those unions takes place on a regular basis and a breakdown in the bargaining process could lead to industrial action, which could disrupt operations and materially adversely affect business performance.

British Airways is currently in dispute with its cabin crew. This dispute began in 2009 and related to changes made to onboard crew cabin numbers on flights from Heathrow. Cabin crew strikes in March, May and June 2010 are estimated to have cost British Airways £185 million in revenue and additional costs (an amount that would have represented 2.3 per cent. of British Airways total revenue of the financial year ended 31 March 2010).

Any protracted industrial dispute including the prospect of industrial action, even if it does not ultimately result in strikes could cause customers to book with the IAG Group’s competitors.

1.10.2.6	Fluctuations in currency exchange rates could have a material adverse effect on the IAG Group

As a significant portion of British Airways’ and Iberia’s revenues, costs and borrowings are denominated in currencies other than Sterling (in the case of British Airways) and Euro (in the case of Iberia), and as the IAG Group will report its financial results in Euros, the results for each period are impacted by changes in exchange rates. The principal currencies to which the IAG Group will be exposed are US Dollars, Yen, Sterling and Euro. An adverse change in exchange rates against Sterling or Euro could have a material adverse effect on the IAG Group’s business, operations, financial condition and results of operations.

At 31 March 2010, British Airways, gross on-balance sheet debt was £4,002 million. Included in this total is $2,124 million (£1,890 million) of US dollar denominated debt, representing 47 per cent. of British Airways gross debt at that date. Using an average rate for FY 2010/09 of 1.60, US Dollar revenue represented approximately

25% of British Airways’ total revenue for that year, and US Dollar operating expenditure represented approximately 39% of British Airways’ total operating expenditure for that year.

Impact of the revenue debt repayment currency hedges on the income statement of British Airways was £ 63 millions (loss) on the fiscal year 2009/2010, £ 38 millions (loss) on the fiscal year 2009/2008 and £14 millions (loss) on the fiscal year 2007/2008.

British Airways has implemented a risk management programme to hedge its currency exchange risks. In the three-year period ended 31 March 2010, hedges set up under this programme have generated overall gains of £28 million.

In the case of Iberia, the primary risk at present relates to an appreciation of the US Dollar against the Euro, given that the company’s Dollar outflows are greater than its Dollar inflows. In 2009, 41 per cent. of Iberia’s operating expenses were in US Dollars, compared to 22 per cent. of operating revenues. This risk is primarily managed through a combination of strategic hedges (up to 5 years) and tacit one-year-or-less hedges, which are adaptable to market trends.

At 31 December 2009, Iberia’s gross on-balance sheet debt (borrowings from credit entities and finance leases) amounted to €502 million. This figure includes $291 million (€202 million) in US Dollar-denominated debt, representing 40 per cent. of Iberia’s gross debt at that date.

The impact of currency hedges on Iberia’s income statement was a loss of €29 million in 2009, a loss of €40 million in 2008 and a loss of €7 million in 2007.

1.10.2.7	Fluctuations in interest rates could have a material adverse effect on the IAG Group

The IAG Group is exposed to changes in interest rates when its floating rate debt in a particular currency exceeds floating rate cash deposits in that currency. The IAG Group is also exposed to interest rate hikes, given that future fixed rate debt drawn down to meet capital expenditure commitments may become expensive relative to market interest rates.

When including notional debt corresponding to operating leases, the Iberia Group has a net debtor position. Adjusted net debt stood at €1,229 million at 31 December 2009. Consequently, Iberia is exposed to increases in interest rates in the currencies in which its debt is denominated.

In order to manage this interest rate risk, Iberia maintains a specific percentage of its debt at fixed rates, or else hedges a portion of its debt against such risks. At 31 December 2009, 46 per cent of Iberia’s gross adjusted debt was at fixed rates, 6 per cent was at floating rates subject to hedges and 48 per cent was at floating rates. In addition, by diversifying the currencies in which financing is secured (US Dollar and Euros), the company reduces the risk of a global rise in interest rates affecting its financing.

British Airways’ net adjusted debt stood at £3,163 million (€3,555 million) at 31 March 2010. At that date, 48 per cent. of British Airways’ gross debt was at fixed interest rates, while 52% was pegged to variable rates. Consequently, British Airways is exposed to interest rate risk on the currencies in which its debt is denominated.

1.10.2.8	British Airways and Iberia are dependent on third party service and facility providers

British Airways and Iberia are dependent on a number of third parties for certain material business services. If one or more of these third-party services were restricted or temporarily unavailable as a result of events such as strikes or technical problems or were permanently unavailable or were only available on uncommercial terms or if lessors and airframe and engine manufacturers were to delay delivery of aircraft, make scheduled deliveries of aircraft late, or to deliver goods which did not meet the standards and specifications contracted for, this could have a material adverse effect on the IAG Group’s business.

1.10.2.9	British Airways and Iberia are exposed to technological disruption

British Airways and Iberia are vulnerable to technological disruption. British Airways’ and Iberia’s ability to manage their ticket sales (a large proportion of which are electronic tickets), receive and process reservations, manage their network and perform other critical business operations is dependent on the efficient and uninterrupted operation of the computer, internet and communication systems used by British Airways and Iberia, as well as the systems used by third parties in the course of their interaction with and/or provision of services to British Airways and Iberia (such as Amadeus). As computer and communication systems are vulnerable to disruption, power outages, acts of sabotage, computer viruses, fires and other events, there can be no assurance of efficient and uninterrupted operation of these systems.

1.10.2.10	British Airways and Iberia are exposed to the risk of aircraft fleet modifications

The respective fleets of British Airways and Iberia require regular maintenance work. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on British Airways and Iberia.

1.10.2.11	British Airways and Iberia face risk from counterparty failure in their hedging instruments

The risk that counterparties will fail to meet their obligations could result in a loss of market value of derivatives. Consequently, financial entities include this risk within their risk lines with each company. There is no assurance that the entities will continue to assume the risks associated with these transactions, which could result in a restriction on hedges.

1.10.2.12	British Airways and Iberia face risks from current investigations, legal and arbitration proceedings and any future investigations

Set out in sections 8.14 and 9.14 are details of the material investigations, legal and arbitration proceedings in which British Airways and Iberia are respectively involved. No assurance can be given that any provisions made in relation to these ongoing investigations, legal and/or arbitration proceedings will be sufficient should any of the investigations or proceedings have a negative outcome.

A £255 million provision in respect of regulatory investigations, litigation and potential litigation was included by British Airways in the accounts for the financial year ended 31 March 2010. At 31 December 2009, “Other provisions” shown on Iberia’s consolidated statement of changes in financial position reflected a balance of €100 million, namely the total amount of the provision to cover several different probable liabilities, primarily related with litigations and tax settlements pending resolution.

1.10.2.13	The IAG Group is exposed to the loss of capacity at Heathrow Terminal 5, Terminal 7 at New York JFK airport, or Madrid-Barajas airport Terminal 4

The complete or partial loss or temporary closure of the Terminal 5 building at Heathrow (British Airways’ hub), Terminal 7 at New York JFK airport or the Terminal 4 building at Madrid-Barajas (Iberia’s hub) (for instance due to fire, collapse of the building, major air crash at the site, a terrorist or similar security incident or to strikes by BAA Limited and AENA employees) would result in a disruption to operations and could have a material adverse effect on the IAG Group’s operations.

Terminal 5 is used exclusively by British Airways as the hub of its global passenger network Leased (lease over main building expires on 31 March 2020). There is no automatic extension of the lease and the parties will discuss renewal options nearer the relevant time. British Airways occupies Terminal 7 of New York’s John F. Kennedy airport Leased (due to expire on 30 November 2015). If this lease is not renewed in November 2015, a debt of $200 million would become payable by British Airways to the Port Authority of New York and New Jersey.

Terminal 4 is Iberia’s flight distribution hub but it is not used exclusively by Iberia. Iberia has a right of use under Spanish Administrative Law over Terminal 4. In addition, Iberia has many lease agreements in that Terminal, most of which are valid until February 2014 and have to be renewed at the termination date.

1.10.2.14	IAG’s reported results and financial position could be affected by changes in financial reporting obligations regarding post-retirement employee benefits and leases

In 2010 the International Accounting Standards Board (IASB) issued two exposure drafts that could have a significant effect on IAG.

ED/2013/3 “Defined Benefit Plans” proposes that entities recognise all changes in the present value of a defined benefit obligation and the fair value of pension plan assets when they occur. This would replace the treatment currently allowed under IAS 19 (and used by British Airways), whereby the accumulated effect of changes in estimates, changes in assumptions and deviations from actuarial assumptions under 10% of the greater of either retirement benefit obligations or plan assets at the beginning of the year in question can be deferred, although they must be disclosed in the annual financial statements. When the accumulated effect is above 10%, the excess must be recognised in the income statement on a straight-line basis over the average estimated remaining service term of plan members. At 31 March 2010, accumulated actuarial losses not recognised on British Airways’ APS and NAPS defined benefits plans amounted to £2,224 million, prior to deferred taxes. Under the exposure draft proposals these liabilities (net of deferred tax) would have to be included on British Airways´ balance sheet.

ED/2010/9 “Leases” proposes that lessees apply a “right-of-use” model when accounting for all leases other than for intangible assets and biological resources, leases for exploration or use of natural resources, and leases for investment properties. Currently, lessees account for finance leases and operating leases on the basis of different criteria, depending on whether the risks and rewards of “ownership” are deemed to be transferred to the lessee (in which case the lessee recognises the leased asset under tangible assets on the balance sheet, with the corresponding liability entry, and takes the relevant deprecation charges and finance costs to the income statement) or not transferred to the lessee (in which case the lessee accounts for the lease agreement by recognising lease instalments payable in the income statement, without booking any asset or liability in the balance sheet). The ED proposal would require IAG, British Airways and Iberia to recognise property assets and aircraft, currently accounted for as operating leases, on the balance sheet.

At 31 March 2010, British Airways disclosed aggregate payments due under fleet and property and equipment operating leases of £874 million and £1,99 million respectively. At 30 June 2010 Iberia had aggregate payments due under fleet operating leases of approximately €1,818 million. Neither British Airways nor Iberia have carried out in-depth studies to further evaluate the effect that the ED would have on any other of their contracts.

1.10.3	Risks relating to British Airways

In addition to the sector-related risk and those risks affecting both British Airways and Iberia, British Airways is particularly exposed to the following risk factors:

1.10.3.1	The size of British Airways’ pension deficit and associated commitments are substantial and subject to variation

British Airways has substantial pension obligations under pension schemes for its employees. There are three main pension schemes for British Airways UK employees. Two of them are defined benefit schemes (APS and NAPS) closed to new members and one is a defined contribution scheme. Under defined benefit plans, pension amounts payable to members are calculated using a pre-established formula, based on the time of membership in the plan and the employee’s salary at or near retirement. Employees receive a fixed amount and the company covers the risk of insufficient funds in the plan. British Airways has also assumed pension obligations under the British Airways Plc Pension Plan (USA), which is a defined benefits plan. If the market value of the fund assets declines or the value of the assessed liabilities increases or if the pension scheme trustees determine that the deficit requires a different approach for reduction, increased contributions by British Airways may be required. The value of the liabilities is based on certain actuarial assumptions, which include, for example, discounting factors, demographic trends, life expectancy, pension trends, future salary trends and expected returns on assets. If any of these assumptions are incorrect, additional contributions may need to be made to the funds.

Actuarial valuations are performed on the NAPS and APS every three years. The last valuations of APS and NAPS were dated 31 March 2009 and completed in June 2010 (in accordance with applicable regulations, companies have 15 months to agree to a valuation with the pension trustees). These valuations determine the contributions British Airways will make to the plans. At March 2009 (discounted to determine the net present value) the deficits in the main schemes were £1 billion and £2.7 billion, respectively. A funding agreement was reached in June 2010 and approved by the UK Pensions Regulator. This agreement prescribes the level of deficit payments to be made until 2023 for APS and 2026 for NAPS. Total contributions to APS and NAPS will increase annually in line with inflation expectations averaging three per cent. per annum each year until the deficit payments end. Further information on contributions to the pensions plans is provided in Section 14.1.13. Deficit contributions will total approximately £700 million for APS, up to 2023, and £4,300 million for NAPS, up to 2026. In the two years ended 31 March 2012 deficit contributions are expected to total £420 million and total employer contributions to APS and NAPS, including annual plan contributions, are expected to total £680 million.

The amounts to be contributed to the plans were negotiated between the APS and NAPS trustees and the company, based on capitalisation requirements set out by the British pensions regulator (hereinafter, the “Pensions Regulator”), expecting to cover the deficits as soon as the company’s financial position so allows. The agreement with the trustees includes certain limits to the use of cash and the distribution of dividends. Further information is provided in Section 14.1.13.

The Pensions Regulator established under article 1 of the Pensions Act, 2004 (prevailing text) is entrusted with ample powers under articles 43 to 46 of the aforementioned Act. These powers include the ability in certain circumstances to impose obligations to companies offering defined benefits pension plans or to persons related or associated therewith (including IAG or Iberia), including the obligation to issue notices of contribution or of financial support requiring payment or financial support in addition to the pension scheme.

The Pensions Regulator has set out some of the circumstances in which it would consider issuing a contribution notice, including changes in the level of security given to creditors, returns of capital such as special dividends and share buybacks (but not generally dividends or buyback in the ordinary course), changes to group structure which reduce employer covenant and transactions which are not at arm’s length (in each case where it is reasonable to do so and the event is materially detrimental to the ability of the scheme to meet its liabilities). The Pensions Regulator has only ever issued a limited number of contribution notices to date (being less than five). Circumstances in which a contribution notice could be issued could include, for instance, a company putting its business through a voluntary insolvency process with the intention of continuing the business post-insolvency but without further obligations to the pension scheme.

Without prejudice to the agreement made in the Assurances whereby IAG and Iberia Opco undertake to avoid giving the Pensions Regulator reasonable grounds for ordering Iberia Opco or IAG to may payments or to assume other obligations vis-à-vis a pension plan operated by British Airways, it is not possible to fully ensure that the Pensions Regulator will not consider a decision or action by IAG or by Iberia Opco, or their relationship with British Airways, to be sufficient grounds to impose an obligation to make payments or to assume other obligations with respect to a pension plan operated by British Airways. The Pensions Regulator may also issue contributions notices if, in its opinion, a company has deliberately taken actions or made omissions in order to avoid complying with its pensions commitments or that sufficiently reduce the plan’s ability to meet the pension commitments.

1.10.3.2	Failure by British Airways to secure operational arrangements in respect of New York JFK airport beyond 30 November 2015 may have a material adverse effect

British Airways’ lease on Terminal 7 at New York JFK airport is due to expire on 30 November 2015. In view of this and as part of broader formal commercial relationship with American Airlines, British Airways and American Airlines are currently evaluating a proposal by the Port Authority of New York and New Jersey to develop an expansion of Terminal 8 at New York JFK airport. The new, expanded Terminal 8 would then be occupied by both British Airways and American Airlines. In addition, if the lease on Terminal 7 at New York JFK airport is not renewed, an amount of $200 million may become payable by British Airways to the New York port authority.

The London Heathrow - New York JFK route is one of British Airways’ most important routes, contributing around 8.5 per cent. of the company’s passenger traffic revenues in the year ended 31 March 2010. During that year, British Airways flew to 19 US destinations. Routes to New York JFK accounted for 20% of total revenues generated on these 19 routes (Heathrow and London City to JFK).

1.10.4	Risks relating to Iberia

In addition to sector-related risk and risks affecting both British Airways and Iberia, Iberia is particularly exposed to the following risk factors:

1.10.4.1	Iberia’s airport handling services are dependent upon the demand for air travel and the award of handling contracts

Iberia provides handling services to its own fleet and to other airlines. In the financial year ended 31 December 2009, revenue from handling services amounted to 6 per cent. of Iberia’s total operating revenues.

In July 2006 public notice was served of the award of new contracts for the ramp handling services to third parties throughout the entire national airport network for a period of seven years, following the resolution by AENA (Aeropuertos Españoles y Navegación Aérea) of the public tenders. Iberia, which until that year held handling licenses in all domestic airports, was not awarded the contracts for the Barcelona, Almería, Jerez, Arrecife and Fuerteventura airports and was therefore replaced in these airports by other operators under the new licences as of February 2007. Actual incorporation of the new operators took place between November 2006 and March 2007.

There is no certainty that Iberia will be awarded any new handling contracts or that it will maintain the ones it currently holds which are subject to periodic tender processes (the next tender process is expected to begin at the end of 2013). No guarantee can be given that Iberia will not lose market share to its competitors, either due to the loss of the handling contracts currently held by Iberia or due to the grant of new contracts to competitors at other airports.

1.10.4.2	Risks related to Iberia’s maintenance business

i) Risk of a decrease in revenue

The aircraft maintenance sector may be adversely affected by economic downturns due to greater pressure on prices and/or potential reductions in the operating capacity of airline carriers.

Iberia currently has two clients which account for around 20 per cent. of its third-party aircraft maintenance revenue. The loss of either of these clients could have a material adverse effect on the IAG Group’s business, operations, financial condition and results of operations.

ii) Risk of incidents due to defects in aircraft maintenance

Any defect in Iberia’s aircraft maintenance could result in low reliability or quality assurance scores, flight delays for technical reasons, unscheduled stops and AOG (Aircraft on Ground) status. In an extreme case, a defect could cause an aircraft incident.

1.10.5	Risks relating to the Merger, combination and integration

1.10.5.1	There can be no certainty that the Merger will be completed

Completion of the Merger is subject to the satisfaction (or waiver) of a number of conditions precedent. These conditions are described in detail in section 3.5 of this Document, and include approval of the resolutions necessary to carry out the Merger at the shareholders’ meetings of British Airways and of Iberia, as well as Court approval of the Scheme. The parties are also entitled, in certain cases, to terminate the Merger Agreement up to the Merger Effective Date. The termination events refer mainly to the parties carrying out a Prohibited Transaction, which could affect the valuation of both companies (as defined in Section 27.1.1 of this Document) and the substantial compliance of the Merger Agreement. Further details on the Merger Agreement (including details on the termination rights) are provided in Section 27.1.1 of this Document.

Therefore there can be no assurance that the Merger will be completed as currently contemplated or at all.

In addition, there are currently plans for the suspension from trading on the London Stock Exchange and the Spanish Stock Exchanges of the British Airways Ordinary Shares and the Iberia Shares, respectively, as from 8:30 (CET) on 21 January 2011. From that moment on, British Airways Shares and Iberia Shares will no longer be traded. Furthermore, from that exact moment, IAG Shares cannot be traded on any stock exchange until they are admitted to trading, which is expected to occur on 24 January 2011. Although this illiquidity period is only expected to last for one trading session, the possibility that the period may actually be longer cannot be ruled out.

1.10.5.2	Synergies and benefits

If the IAG Group’s strategies and joint business plan following the Merger fail to achieve the anticipated synergies and other benefits or if the anticipated synergies and other benefits take longer or cost more to achieve, the profitability of the IAG Group could be significantly impaired.

1.10.5.3	Shareholder return

One of the principal reasons for the Merger is to improve the earnings potential of the IAG Group beyond the level of the sum that either British Airways or Iberia could have achieved on its own, thereby improving shareholder returns. The IAG Group may not be able to pursue successfully development of its services or enhance the quality and competitiveness of the IAG Group and maximise potential to the fullest extent possible, meaning that British Airways and Iberia shareholders might achieve more value over the long term if British Airways and Iberia were to pursue their existing strategies as stand alone entities or via a sale to, or a business combination with, an entity other than each other.

1.10.5.4	Corporate governance of the IAG Group

The IAG Group may encounter numerous combination challenges, some of which are not currently foreseeable. The combination could fail to realise the expected benefits or could result in substantial costs as a result, among other factors, of inconsistencies between the respective standards, procedures, policies and corporate cultures of British Airways and Iberia, and the possibility that Management may not be able to fully attend to its responsibilities on account of having to handle issues arising from the business combination.

The governance structure of the IAG Group, as described in Section 3 of this Document, includes a number of complex features, such as:

•

The Nationality Structures to preserve operating licences of British Airways and Iberia under the bilateral treaties with non-EU member states. Under these structures, at least 50.1 per cent. of voting rights in British Airways will be held by UK shareholders, and at least 50.1 per cent of voting rights in Iberia will be held by Spanish shareholders.

•

The Assurances to safeguard the specific interests of British Airways and Iberia and their shareholders and the interests of the IAG Group. The Assurances Agreement will automatically expire five years from the Merger Effective Date, irrespective of whether the Nationality Structures are eliminated or renewed.

•	Maintenance of different operating systems for each airline.

Section 3 of this Document sets out detailed information on, among other aspects, the composition of the Board of Directors of IAG (hereinafter “IAG Board”) and the IAG Group Management Team, the operation and composition of the Boards of Directors of the Opcos, the Assurances agreed between Iberia and British Airways, and operation of the Nationality Structures.

No assurance can be given that the governance structure to be put in place will be effective or that it will not restrict the performance of one or both of British Airways and Iberia or the IAG Group as a whole.

In addition, the application of the Assurances could limit the IAG Group’s capacity to establish the type of intra-group guarantee agreements generally used within corporate group structures to maximise the financial advantages offered by combining the balance sheet strength of the individual group companies. This could mean that IAG might not be able to leverage the balance sheets of British Airways and Iberia for the purposes of the IAG Group as efficiently as could it otherwise could.

The “Dirección General de Aviación” (in respect of Iberia) have confirmed that the Nationality Structure, following its implementation as described in this Document, will comply with the requirements to treat Iberia Opco, after the Hive Down, as a Spanish airline for the purposes of bilateral conventions.

The United Kingdom Civil Aviation Authority (in respect of British Airways) has confirmed that, following implementation of the Nationality Structure, British Airways would continue to meet the ownership and control requirements imposed by UK and European regulations.

1.10.6	Risks relating to IAG Shares

1.10.6.1	Share price fluctuations

Investors should be aware that the value of an investment in IAG Shares may go down as well as up. The market value of shares can fluctuate and may not always reflect the underlying asset value. A number of factors outside the control of IAG may impact on its performance and the price or liquidity of IAG Shares, including the operating and share price performance of other companies in the industries and markets in which the IAG Group operates, speculation about its business in the media or the investment community, changes to its revenue or profit estimates, operating results and prospects being lower than expected, investor expectations, the publication of research reports by analysts and general market conditions.

1.10.6.2	Because IAG will be subject to nationality-based ownership and control restrictions, non-European Union nationals may be compelled to sell their IAG Shares

To hold an operating licence and an Air Operator Certificate allowing them to operate scheduled airline services on European routes, European airlines, including British Airways and Iberia, must at all times be majority owned and effectively controlled by EU nationals.

In order to ensure that British Airways and Iberia remain eligible to retain their operating licences and associated Air Operator Certificates to operate air services in Europe, IAG’s Bylaws contain compulsory transfer provisions whereby non-EU nationals may be forced to sell all or part of their IAG Shares if 40 per cent. or more of the share capital or voting rights of IAG are held, directly or indirectly, by non-EU nationals.

When the IAG Board adopts this measure, it must provide the relevant notification as set out in the Bylaws of the stock exchange management companies, the Comisión Nacional del Mercado de Valores, and the regulating bodies of the other securities exchanges on which IAG Shares are traded, as applicable, so these institutions may in turn provide notification of the measure to investment services companies and credit entities authorised to provide investment services.

For further details on the disinvestment mechanism for non-EU nationals, including the price paid for obligatory transfers, please see section 26.2.7 of this document.

1.10.6.3	If IAG shareholders fail to comply with the notification requirements under IAG’s Bylaws, they could be deprived of some or all of their voting rights or, in some cases, transfer restrictions may be imposed.

Under IAG’s Bylaws, holders of IAG Shares will be subject to various notification requirements in respect of the declaration of a shareholder’s nationality and certain obligations regarding limitations on ownership of IAG Shares. If holders of IAG Shares fail to comply with these notification requirements, they may be temporarily deprived of the voting rights attaching to such shares.

1.10.6.4	IAG’s ability to pay dividends to shareholders in the future may be affected by British Airways’ agreement with the trustees of NAPS and APS

As part of the agreement reached with the trustees of the NAPS and APS, British Airways has agreed not to pay or declare a dividend up until the date of the agreement of the next triennial actuarial valuation of NAPS and APS (up to 30 June 2013). IAG’s ability to pay dividends to shareholders in the future may therefore be affected by this commitment, to the extent that IAG as shareholder of British Airways will not receive dividends from British Airways.

It should also be noted that the Pensions Regulator may consider issuing a contribution notice to other IAG Group members (including IAG and Iberia) if British Airways pays special dividends that are not in the ordinary course (once entitled to do so), where the payment of the special dividend is materially detrimental to the ability of the scheme to meet its liabilities.

Neither British Airways nor Iberia has any limitation for the distribution of dividends derived from their obligations under their financing arrangements.

1.10.6.5	Holders of IAG CDIs will be subject to the applicable CDI arrangements

As IAG Shares are Spanish securities, they are not eligible to be settled directly within CREST. CREST is the electronic settlement system for UK and Irish securities operated by Euroclear which allows trades in securities listed on the Official List to be settled. In order to enable settlement in CREST, IAG intends to enter into depositary arrangements which will enable investors to hold and settle IAG Shares in CREST in the form of dematerialised CREST depositary interests (“CDIs”). CDIs represent entitlements to underlying non-United Kingdom shares (in this case, IAG Shares). IAG CDIs will represent entitlements to IAG Shares.

Holders of IAG CDIs will only be able to exercise their rights attached to IAG CDIs by instructing CREST Depositary Limited to exercise these rights on their behalf, and, therefore, the process for exercising rights (including the right to vote at general meetings and the right to subscribe for new IAG Shares on a pre-emptive basis) will take longer for holders of IAG CDIs than for holders of IAG Shares. Consequently, CREST Depository Limited shall set a deadline for receiving instructions from all IAG CDI holders regarding the IAG corporate event. The holders of IAG CDIs may be granted shorter periods in which to exercise the rights carried by the IAG CDIs than the IAG Shareholders have in which to exercise rights carried by IAG Shares. CREST Depository Limited will not exercise voting rights in respect of IAG CDI for which it has not received voting instructions within the established term. Further information on IAG CDIs is provided in Section 7.8 of this Document.

1.10.6.6	IAG ADSs may be illiquid and a liquid trading market in IAG ADSs may not develop which could adversely affect trading of such ADSs

IAG currently intends to establish an ADR Programme upon completion of the Merger and to maintain that programme on an ongoing basis.

It is expected that IAG will enter into the IAG Deposit Agreement (the deposit agreement between IAG and the IAG Depositary pursuant to which IAG ADSs are expected to be issued) on or prior to the Merger Effective Date, although IAG is not required to do so.

If IAG enters into the IAG Deposit Agreement, each holder of BA ADSs will be entitled to receive one or other appropriate number of IAG ADS for every BA ADS held by them.

If IAG cannot enter into the IAG Deposit Agreement for any reason then the British Airways Depositary may sell any IAG Shares, which are issued to the Custodian on behalf of the British Airways Depositary on the Merger Effective Date, and deliver the net proceeds from the sale of those IAG Shares (which may be less than their market value) to the relevant holder of BA ADSs

Since the IAG ADSs will not be listed or traded on any exchange in the United States of America or elsewhere, the IAG ADSs will be eligible for trading only “over-the-counter”. Thus, holders of BA ADSs are cautioned that the IAG ADSs may be illiquid. The lack of an active and liquid trading market in the IAG ADSs could make it more difficult to trade such IAG ADSs.

The IAG Deposit Agreement will set forth the rights of holders of IAG ADSs and the charges and fees that will be payable by holders of IAG ADSs to the IAG Depositary. The IAG Shares which the IAG ADSs represent may be in the form of IAG CDIs, depending on the terms of the IAG Deposit Agreement. In the event that IAG terminates the IAG Deposit Agreement, former holders of IAG ADSs who receive IAG Shares (whether or not in the form of IAG CDIs) following such termination of the IAG Deposit Agreement may face administrative burdens and costs in holding IAG Shares or the IAG CDIs representing those shares directly.

Finally, as a result of the decision not to list the IAG ADSs, IAG Shares and IAG CDIs on the New York Stock Exchange or any other US exchange, US resident holders of the IAG Shares (whether or not in the form of IAG CDIs), including IAG Shares or the IAG CDIs representing those shares received as a result of any termination of the IAG Deposit Agreement, may be required to sell such underlying shares on the London Stock Exchange or the Spanish Stock Exchanges, which could be more time consuming and costly for such holders than settling trades in IAG ADSs.

1.10.6.7	Unless IAG publishes a prospectus or equivalent document in certain jurisdictions, shareholders resident in those jurisdictions may be unable to exercise their pre-emptive rights

In order to make a future offer of securities in certain jurisdictions other than Spain, IAG may be required, in those jurisdictions, to publish a prospectus, or equivalent document in accordance with the local law. If IAG is unable or unwilling to publish such document in such jurisdictions, holders of IAG Shares resident in, or with a registered address in, those jurisdictions, including U.S. holders, may not be able to exercise their pre-emptive rights in respect of the shares they hold in IAG in such future offerings. Shareholders who are unable to exercise their pre-emptive rights in respect of the shares they hold in IAG may find that their shareholding in IAG is diluted as a result of future offerings. Notwithstanding, these shareholders may acquire pre-emptive rights at their convenience.

2.	RISK FACTORS

All the information set out in this document should be carefully considered, together with the risks described below. The risks set out below are set out under a number of different headings and include risks that are specific to the airline industry, IAG, the IAG Group, British Airways and Iberia. As the IAG Group will be made up of British Airways and Iberia, any risk that is identified as a risk relating to British Airways and/or Iberia will be a risk for IAG and the IAG Group and any risk that is identified as potentially having an effect on British Airways and/or Iberia’s operations, would have a corresponding effect on IAG and the IAG Group (and the risk factors should be construed accordingly). If any of the following risks actually materialise, the IAG Group’s business, financial condition, prospects and the IAG share price could be materially adversely affected and IAG shareholders may lose all or part of their investment. The risks described below are given as at the date of this document. Further risks which are not presently known to IAG at the date of this document, or that IAG currently deems immaterial, may also have an effect on the IAG Group’s business. IAG considers the following risks to be the most significant for IAG shareholders, but the risks listed do not necessarily comprise all those associated with an investment in IAG.

2.1	Risks related to the Airline Industry

2.1.1	The airline industry is cyclical by nature and vulnerable to general economic conditions

The airline industry is highly sensitive to general economic conditions.

Demand for air travel depends on economic conditions, employment levels, consumer and business confidence and the availability of consumer credit. The airline industry tends to experience significant adverse financial results during economic downturns as travellers often choose to reduce their transportation or reduce the price they pay for such transportation. In addition, an economic downturn also tends to result in a decrease in air cargo revenue, as international trade decreases and businesses look to run down their inventories and send freight by more economical routes.

The British economy is particularly important to British Airways and the Spanish economy is particularly important to Iberia.

The recent worldwide economic downturn had a far-reaching impact on the airline industry, with airlines undergoing a period of major difficulty, particularly in the second half of 2008 and during 2009.

This is illustrated by the following table which compares the performance of the airline industry in terms of supply, demand and net income during the recent economic downturn in 2008 and 2009 with the period between 2005 and 2007 (which were largely periods of worldwide economic growth):

Annual variation (%)	2005	2006	2007	2008	2009
Worldwide product (a)	4.5	5.1	5.2	3.0	(0.6)
Available seat kilometres (b)	5.0	3.1	5.2	2.2	(1.6)
Revenue passenger kilometres (b)	7.0	4.4	6.6	0.8	(1.8)
Revenue tonne kilometres - cargo (b)	4.0	4.3	3.3	(3.1)	(10.9)
Net income (millions of dollars) (c)	2,173	9,983	17,656	(16,524)	(11,350)

(a)	Growth of actual gross national product (GNP) (International Monetary Fund, World Economic Outlook, April 2010).
(b)	Growth of total offer (ASK) and demand (RPK and RTK) in regular flights of IATA companies (World Air Transport Statistics, 54th Edition)
(c)	Aggregate net income of the IATA companies, including all activities and after interest, taxes and non-operating income.

In the year ended 31 December 2007, total RPKs (which is a measure of traffic) for the airline industry amounted to 3.577 billion. In the years ended 31 December 2008 and 31 December 2009, total RPKS for the airline industry were 3.604 billion and 3.538 billion, respectively.

Up to the beginning of the economic downturn, supply and worldwide air traffic recorded greater growth in international flights, boosted by the globalisation of the economy and an increase in tourism. In general, the domestic airline markets of countries with advanced economies are more mature markets with strong competition which, in part, comes from the different means of transportation by land and, at European level, from low cost carriers since they emerged in the early 1990s, whose business model focuses on reducing costs and there by offering cheaper tickets (for further information, see section 10 of this document).

As a result of the economic crisis, International traffic stalled during the economic downturn. RPKs of the international flights of the airlines in IATA represented 67 per cent.of the total RPK in 2007, 68 per cent. in 2008 and 67 per cent. in 2009.

Economic uncertainty in specific markets or on specific routes may also cause other airlines to transfer their aircraft capacity to markets and routes that are served by British Airways and Iberia, resulting in increased competition, potentially producing an excess in supply on a specific route or in a specific region.

During periods when there is a downturn in general economic conditions, where demand is weakened in almost all markets, the adverse effects of over-capacity on the IAG Group’s financial condition and results of operations may be exacerbated.

In particular, business air traffic is especially sensitive to the performance of the economy. Over the last two years, according to IATA data, the volume of traffic in Economy class was more resistant to the effects of the economic downturn than passengers flying first class and business class. According to IATA Route Tracker, First /Business air traffic decreased by 2.8 per cent. in 2008 and a 15.8 per cent. in 2009. Economy air traffic increased 0.9 per cent. in 2008 and decrease by 2.3 per cent. in 2009.

In the case of regular flights of companies belonging to the Association of European Airlines (AEA), the economy class passengers accounted for 90.9 per cent. of the total passengers in 2007, 91.1 per cent in 2008 and 92.5 per cent. in 2009. Decrease in income from for premium class travel has had a material impact on the revenues of British Airways and Iberia as premium services are more profitable than non-premium class and, in the case of British Airways represents a material percentage of annual revenues.

Premium class passenger revenues as percentage of the total passenger revenue generated by British Airways Plc and BA CityFlyer went from 47.1 per cent. in the financial year ending on 31 March 2008 to 43.9 per cent. in the financial year ending on 31 March 2010.

Premium class passenger revenues as percentage of the total passenger revenue generated by Iberia went from 24.6 per cent. in the financial year ending on 31 December 2007 to 21.7 per cent. in the financial year ending on 31 December 2009.

British Airways´ premium passenger revenue decreased by 12.1 per cent. in the financial year 2009/10 compared with fiscal year 2008/09 and by 2.6 per cent. in the fiscal year

2008/09 compared with fiscal year 2007/08. British Airways´ non premium passenger revenue decreased by 7.2 per cent. in the fiscal year 2009/10 compared with financial year 2008/09 and increased by 5.4 per cent. in the financial year 2008/09 compared with the financial year 2007/08.

Iberia’s premium passenger revenue decreased a 28.2 per cent. in the financial year 2009 compared with financial year 2008 and by 4.9 per cent. in the financial year 2008 compared with financial year 2007. Iberia’s non premium passenger revenue decreased by 16.9 per cent. in the financial year 2009 compared with financial year 2008 and a 3.2 per cent. in the financial year 2008 compared with the financial year 2007.

While the global airline industry has had a challenging few years, forecasts for growth in the medium-to-longer term are positive.

According to IATA, Passenger volumes for 2010 are expected to be up by 7.1 per cent. compared to 2009 and cargo volumes up by 18.5 per cent. compared to 2009. In addition, first and business-class travel appears to be recovering from a cyclical downturn (increasing 11.9 per cent. in the first six months of 2010 compared with six months 2009), improving profitability for airlines.

In July of 2010, industry RPKs were up approximately 9.2 per cent. compared to the same period in 2009. Industry revenues are forecast to be up nearly 15.9 per cent. for full year 2010, and expected to grow by 5.5 per cent. in 2011 based on IATA estimates.

According to information published by the IATA, there was an improvement in the first half of the year in both air transport markets and in cash flows of airlines. The cyclical recovery in traffic and profitability came sooner than expected, which reflects the subsequent recovery from the recession and the adjusted capacity.

In the latest forecast (October 2010) IATA reports that it expects the airline industry worldwide to generate net profits of US$8.9 billion in 2010, up from its previous forecast (June 2010) of US$2.5 billion.

2.1.2	The airline industry is extremely competitive and also faces competition from alternative forms of transport

The airline industry is highly competitive as a result of airlines continually entering the market, the expansion of existing airlines, routes and frequency of flights and consolidation between or formation of alliances between airlines. Competitive intensity varies across different routes depending on the number and nature of competitors operating on the route, the applicable regulatory environment and associated barriers to entry (such as, operating licences, capital requirements and availability of slots).

In addition, the emergence of low cost carriers since the early 1990s has also changed the competitive landscape of the airline industry, especially in the European market (for further information on competitors, see section 10 of this document). A number of European regional flag carriers have consolidated with other carriers (such as Lufthansa’s acquisitions of Swiss International Air Lines in 2005, and Austrian Airlines and BMI in 2009) or have changed their business models (such as Aer Lingus’ repositioning of itself as a low cost carrier) in order to adapt to changes in the competitive landscape. This has caused downward pressure on prices and thereby decreased passenger yields. In the case of European international flights of companies belonging to the Association of European Airlines (AEA), the average yield recorded year-on-year decreases of 0.6 per cent. in 2008 and 15.8 per cent. in 2009.

A number of British Airways’ and Iberia’s competitor airlines have a lower cost structure than British Airways or Iberia and can offer flights at lower prices. The percentage of routes on which British Airways and Iberia compete with airlines having lower operating costs has grown significantly over the past decade and such competition is likely to increase.

As Spain is a turistic destination, Iberia also faces competition from low-cost operators that have entered the Spain-Europe market and most recently since 2000 the Spanish domestic market, with high growth rates and low costs. These carriers establish operating bases from which they operate point-to-point flights (without connections with other flights, and a higher number of flights per day using the same route), thus maximizing the use of their fleet.

In the first half of 2010, on routes between Spain and Europe which account for 23.6 per cent. of Iberia’s passenger revenue, Ryanair was the leading operator, with a market share of 17.8 per cent., followed by Easyjet, with a market share of 11.1 per cent. and Air Berlin, with a market share of 8.2 per cent. Iberia slightly reduced its market share to 8.7 per cent.

These companies have only recently begun to enter the Spanish domestic market although they are expanding rapidly. In the Spanish domestic market, Ryanair had a market share of 8.6 per cent. in the first half of 2010 while Air Berlin with a 4.8 per cent. share, gained only 0.1 percentage points. Iberia’s market share in this segment, which accounts for 21.4 per cent. of Iberia’s passenger revenue (from tickets for flights flown in the period), fell 3.4 percentage points on first half of 2010 to 32.6 per cent., although its affiliate Vueling raised its market share 1.1 percentage points to 15.0 per cent.

Iberia income from domestic flights for 2009 represents 22.6 per cent. of total passenger revenue. For further information on the impact of low cost flights on Iberia, please see section 15.1.9 of this document.

British Airways and Iberia also face competition from alternative forms of transport such as rail travel (particularly Eurostar in the UK and France and high speed rail travel elsewhere in Continental Europe, for instance the Alta Velocidad Española (AVE)) and from alternative forms of communication technology, such as video-conferencing. Competitive pressure from alternative forms of transport and technology is likely to increase and could result in a loss of air passengers to rail transport and other modes of transportation or communication.

In Spain, the first high speed railway line was inaugurated in 1992 and since then has served to link Madrid and Seville. 2003 marked the start-up of the Madrid-Zaragoza-Lleida line, the infrastructure of which was later extended to Barcelona (February 2008). In December 2007 the Madrid-Málaga and Madrid-Valladolid high speed lines began operations. The Strategic Infrastructure and Transportation Plan 2005-2020 of the Ministry of Development provides for the ongoing development of other high speed lines in Spain which will mean greater competition for Iberia, in particular from the long-distance lines. The following table shows the rise in the number of high speed train travellers in Spain between 2002 and 2008 (last official data published by the Ministry of Development):

AVE	2002	2003	2004	2005	2006	2007	2008
Number of High Speed Train travellers on AVE (millions)	6.3	6.0	6.2	7.2	8.7	9.1	16.3

Iberia has adjusted its capacity on the route between Barcelona and Madrid since April 2008, an aggregate decrease for year 2008 and 2009 of 37.4 per cent. on ASK and 48.2 per cent. on RPK. Iberia’s ASKs and RPKs in the domestic segment fell by 26.3 per cent. and 30.3 per cent. respectively for 2008 and 2009 as a whole.

For more information on IAG and its competitors, please see section 10 of this document.

2.1.3	High fixed costs mean that the airline industry is vulnerable to relatively small changes in the number of passengers and/or the fares paid

Although the split between variable and fixed costs has changed over time, the nature of the airline business is such that a substantial percentage of a carrier’s operating expenses are fixed costs that do not vary proportionally based on its load factors, the number of passengers or the amount of cargo carried, the number of flights flown or aircraft utilization rates. These costs include the costs of the aircraft, employee costs (including, the costs of specialist workers such as pilots), air traffic charges, taxes, landing rights and other aviation fees. A relatively small change in a carrier’s unit revenues by ASK whether caused by load factor changes or yield fluctuations, can have a major effect on a carrier’s profitability.

In addition, revenues may also vary due to certain circumstances, such as pressure on yields by competitors, relative weight of the premium class, labour conflicts and natural disasters. Also, in terms of costs, fuel price fluctuations or costs a result of the hedging are volatile and may materially affect carrier’s profitability.

One of the ways that carriers adjust their capacity in accordance with demand is to amend fleet utilisation rates, which can be achieved by reducing flights or grounding aircraft.

For further information on the high fixed costs associated with the airline industry and the cost structures of airlines, see sections 14 and 15 of this document.

2.1.4	The airline industry is exposed to volatile aviation fuel prices

For the financial years ended 31 March 2010, 31 March 2009 and 31 March 2008, fuel and oil costs amounted to 28.8 per cent., 32.2 per cent. and 26.1 per cent. of British Airways’ total operating expenses. For the year ended 31 December 2009, 31 December 2008 and 31 December 2007, fuel costs amounted to 24.3 per cent., 30.1 per cent. and 21.9 per cent. of Iberia’s recurring operating expenses, respectively.

Aviation fuel has been, and is expected to be, subject to significant price volatility.

Prices for aviation fuel are strongly correlated to the price of petroleum and are influenced by a number of factors, including fluctuations in the Euro/US Dollar exchange rate, political events, war or the threat of war and the co-ordinated pricing decisions of producer cartels such as the Organization of Petroleum Exporting Countries.

British Airways and Iberia cannot predict the movement of either short or long-term aviation fuel prices. The following table summarizes minimum, maximum and average aviation fuel prices (US Dollar per tonne) for the calendar years indicated, according to the kerosene reference index for CIF NWE (cost, insurance and freight, Northwest Europe).

	Minimum	Maximum	Average
2007	541.50	956.75	711.62
2008	442.00	1,466.50	1,006.08
2009	390.75	698.00	567.04
2010 (first half)	630.00	784.00	703.67

The final average price (after distribution costs) of aviation fuel (before hedging) in US Dollars paid by British Airways and Iberia in respect of their entire flight network, over their last three financial years and the interim period to 30 June 2010 was as follows:

Iberia	Average price ($/MT) (a)	British Airways	Average price ($/MT) (b)
FY 2007	747.91	FY 2007/08	811.71
FY 2008	1,112.82	FY 2008/09	940.12
FY 2009	619.20	FY 2009/10	626.31
Six months ended 30 June 2010	760.93	Three months ended 30 June 2010	720.30

(a) Extracted from Iberia’s internal databases		(b) Extracted from British Airways’ internal management accounting records

If IAG Group is exposed to significant price volatility and/or increases in prices for aviation fuel, there can be no assurance that the IAG Group will be able to offset such volatility and increases by passing these costs on to customers (including through fuel surcharges) and/or cost reductions and/or through fuel hedging.

British Airways and Iberia actively hedge their aviation fuel price exposure. For further information on British Airways and Iberia’s hedging policies see section 16.3 of this document.

As at 30 June 2010, British Airways had entered into fuel hedging contracts with respect to 73 per cent. of its projected aviation fuel requirements in the final 9 months of the financial year ended 31 March 2011 and 27 per cent. of its projected aviation fuel requirements for the financial year ended 31 March 2012.

As at 30 June 2010, Iberia had entered into fuel hedging contracts with respect to 72 per cent. of its projected aviation fuel requirements in the second half of the year and 50 per cent. of its projected aviation fuel requirements in the 2011 financial year.

British Airways’ fuel-hedging results included in the fuel cost, in the three financial years ended 31 March 2010, 31 March 2009 and 31 March 2008 were £306 million (loss), £76 million (profit) and £187 million (profit), respectively. Fuel hedging is designed to protect the airline from volatility over the long term. The net hedging result for the three financial years ended 31 March 2010 was a loss of £43 million. Over the five year period ended on that date, the net hedging result was a profit of £335 million.

Iberia’s fuel-hedging results included in the fuel cost item, in the three financial years ended 31 December 2009, 31 December 2008 and 31 December 2007 were €401 million (loss), €202 million (loss) and €18 million (profit), respectively. Fuel hedging is designed to protect the airline from volatility over the long term.

Airlines also have the option, as they deem fit, to offset increases in fuel costs by adding fuel surcharges to airfares. There is no restriction whatsoever on the amount of the surcharge that can be added.

2.1.5	Terrorist attacks and military conflicts may have an ongoing material adverse effect on the airline industry and the demand for air travel

In the past, terrorist attacks (such as the terrorist attacks of September 11 2001, and subsequent attacks in the Middle East, Southeast Asia and Europe) and military conflicts in Afghanistan, Iraq and elsewhere have had a material adverse effect on the airline industry and British Airways’ and Iberia’s business and no assurance can be given that similar events will not happen in the future. The adverse consequences of such events, and the threat of such events, could include reduced demand for air travel, limitations on the availability of insurance coverage, increased costs associated with security precautions and flight restrictions over war zones.

An atmosphere of uncertainty could continue for the foreseeable future and could intensify if new wars were to commence or further terrorist attacks were to occur, especially if they were to be targeted against aircraft or tourist destinations.

2.1.6	Insurance cover in the event of the loss of any aircraft may not be sufficient. In addition insurance may become too expensive or too difficult to obtain

If British Airways or Iberia were to suffer a loss of one or more of its aircraft for any reason, there can be no assurance that the amount of insurance cover, if any, available to British Airways or Iberia would be adequate to cover the resulting losses. British Airways or Iberia could be obliged to bear substantial costs if (i) their insurance policies do not cover a specific claim; (ii) the amounts insured under such policies are insufficient; or (iii) an insurer is not able to pay the insured amounts. In addition, the damage may not be limited to damages eligible for compensation but could include harm done to British Airways’ and/or Iberia’s reputation.

Future terrorist attacks, acts of sabotage and other incidents, especially if they were to be directed against air traffic, could result in insurance coverage for aviation risks becoming more expensive and/or certain risks becoming uninsurable.

British Airways and Iberia insure their aircraft fleet according to the practices followed by other major carriers in the industry and pursuant to applicable legislation as regards the payment of compensations. British Airways and Iberia consider that, based on such criteria, the coverage of such insurance is reasonable enough to run their business activities.

For further information on British Airways and Iberia’s insurance policies, see sections 8.15 and 9.15, respectively, of this document (competitiveness and financial condition of airlines).

2.1.7	Epidemics, pandemics, severe weather conditions, natural disasters or other ‘Acts of God’ can materially adversely affect operations and the demand for air travel

Epidemics and pandemics (such as avian influenza), natural disasters, severe weather conditions or other ‘Acts of God’ (whether on a regional or global scale) could have a material adverse effect on the airline industry and result in substantial reductions in, and/or cancellations of, bookings and flights not only to the affected region but also more generally, thereby reducing overall demand for British Airways’ and Iberia’s services.

In April and May 2010 airspace over some of British Airways’ and Iberia’s key routes (including all United Kingdom airports from which British Airways operates) was periodically shut by the relevant aviation authorities due to the eruption in Iceland of the Eyjafjallajökull volcano. It is estimated that British Airways lost approximately £15-20 million per day for 7 days during April 2010 and £108 million in aggregate during the three month period ended 30 June 2010 in passenger and freight revenue and additional costs incurred (including costs for the provision of hotel accommodation for affected passengers and costs incurred in re-routing aircraft to avoid affected airspace) during the complete closure period (extracted without material adjustment from the unaudited interim accounts as at 30 June 2010). The lost revenue of £108 million represented 5.5 per cent. of British Airways’ total revenue for the three month period ended 30 June 2010 and would have represented 1.4 per cent. of British Airways’ total revenue for the financial year ended 31 March 2010. It is estimated that Iberia lost a total of approximately €20 million in passenger, freight and airport handling revenue and costs.

For further information on the impact that Eyjafjallajökull had on British Airways’ and Iberia’s operations, see sections 14 and 15.

During the Severe Acute Respiratory Syndrome (SARS) epidemic in 2003, there was a significant reduction in air traffic to and from Asia because of reduced passenger demand and cancelled flights. In the second quarter of 2009, an outbreak of the H1N1 virus (commonly referred to as “swine flu”) had an adverse impact on the airline industry due to cancelled flights and reduced passenger demand, primarily on routes to and from Mexico.

The occurrence and timing of such events, together with the reaction of aviation authorities to such events, cannot be predicted or controlled by the IAG Group.

2.1.8	Safety incidents within the airline industry as a whole and any failure by British Airways and/or Iberia to prevent or respond to a major safety incident could have a material adverse effect

Aircraft crashes or similar incidents involving another airline could impact general passenger confidence and lead to a reduced demand for air travel adversely impacting British Airways or Iberia, particularly if the crash or incident were to be due to a fault in a type of aircraft used by British Airways or Iberia in its fleet. Furthermore, an aircraft crash or similar incident involving a oneworld alliance member or another airline with which British Airways or Iberia has a codeshare arrangement might be associated with British Airways and Iberia in the public view, and therefore British Airways and Iberia might suffer from reputational damage (and associated losses) even if none of their aircraft were involved.

Moreover, British Airways and Iberia (like all airlines) will be exposed to significant losses in the event that one of its aircraft is subject to an accident or other major incident. This may involve not only the costs associated with the repair or replacement of damaged or lost aircraft and its or their consequent temporary or permanent loss from service, but also claims by affected passengers, owners and third parties as well as possible reputational damage (and associated losses).

For further information on British Airways’ and Iberia’s insurance policies please see sections 8.16 and 9.15 of this document, respectively.

2.1.9	Slot allocations can affect the competitiveness and financial condition of airlines

Airport slots are rights allocated on an annual basis for each relevant season (winter season and summer season) to an entity by an airport or government agency granting the slot owner the right to schedule a landing or departure during a specific time period. The slots may be traded at certain airports.

In the European Union, air carriers must generally use an allocated slot during a minimum percentage (80 per cent.) of the time during the period for which the slot was assigned.

If British Airways or Iberia were not to use certain slots on a temporary or long term basis, whether for commercial or other reasons, British Airways or Iberia might lose those slots which were insufficiently utilised. If an adequate number of slots were not made available to British Airways or Iberia, or British Airways or Iberia were unable to secure appropriately timed takeoff and landing slots, British Airways or Iberia might be forced to change their flight schedules or reduce their aircraft utilisation rate.

In terms of non-EU members, IATA has guidelines in place setting out best industry practice (base on such criteria as environmental issues or appropriate use of slots) and policy for worldwide application in relation to slot allocation and co-ordination, which are broadly mirrored in the applicable European Union slots legislation. However, where local regulation and legislation exists, that will override IATA’s procedures.

Moreover, there can be no assurance that British Airways or Iberia will be able to secure appropriate slots in the future and the ability of British Airways or Iberia to add additional flights to their existing schedules will be constrained, in part, by the availability of slots at the relevant airports.

2.1.10	Certain airlines may be subject to insolvency protection and/or benefit from state supported subsidy, which may distort the competitive landscape

A number of British Airways’ and Iberia’s competitor airlines may be able to benefit from protection under insolvency laws, helping them to substantially reduce their cost structures and become more competitive, both while they are under creditor protection and thereafter. This is particularly relevant to US airlines benefiting from protection under Chapter 11 of the United States of America Bankruptcy Code as the transatlantic route is one of British Airways’ more important markets. Chapter 11 offers companies temporary protection from creditors, and the ability to renegotiate contracts, to reject the terms of existing collective bargaining agreements, subject to certain conditions and restructure the business as a going concern. Therefore Chapter 11 businesses can enjoy competitive advantages over their competitors, mainly as a result of their ability to renegotiate contracts, reduce costs and restructure their debts. There have been numerous examples of US airlines filing for Chapter 11 protection, including Delta and United.

In addition, certain competitor airlines benefit from state support and/or subsidy, helping them to become more competitive.

2.1.11	The airline industry is exposed to changes to regional, national or international law or regulations

British Airways and Iberia are subject not only to English and Spanish laws and regulations but also to the laws and regulations of the EU and other nations and international organisations and international bilateral and multilateral treaties. The scope of such laws and regulations includes (amongst other things) infrastructure issues relating to slot capacity and route flying rights, environmental and security requirements, safety, licensing, competition, customer protection, and tax.

British Airways and Iberia cannot anticipate all changes that may be made to applicable laws, regulations and treaties in the future, nor the possible impact of such changes, but their ability to comply with such laws, regulations and treaties is key to maintaining their operational and financial performance.

Laws, regulations and treaties can impose costs on British Airways and Iberia either directly, if fees are levied, or indirectly due to compliance costs which British Airways and Iberia may not be able to pass on to passengers. For example the EU Denied Boarding Regulation 261/2004 imposes obligations and liabilities on air carriers in cases of denied boarding and cancellation of flights. It applies and gives rights to all passengers departing from EU airports and to passengers flying into the EU on an EU airline. Regulation 261/2004 provides for:

•	payment to passengers whose flights are disrupted of compensation on a sliding scale (EUR250-EUR600) depending on the length of the flight concerned;

•	refunds or re-routing to affected passengers; and

•	the provision by the airline of passenger welfare in the form of, inter alia, refreshments, hotel accommodation whilst passengers are awaiting re-routing, and transport between the airport and hotel.

2.1.12	Other macroeconomic factors, policy changes or decisions to which the airline industry is exposed

In addition, macroeconomic decisions or policy changes may have an impact on taxes, duties or other charges to which British Airways and Iberia are subject. This is particularly relevant in the current economic climate where the focus is on reducing government deficits, including by raising taxes.

By way of an example, UK government changes to air passenger duty on passengers departing from a UK airport may have an adverse impact on demand for air travel and/or reduce the profit margin per ticket. For example, for a person travelling 6,000 miles in business class, air passenger duty will, from November 2010, be 112.5 per cent. higher than the passenger duty for the same journey in February 2007. These changes could benefit British Airways’ non-UK competitors, who operate a lower proportion of routes into, out of or within the United Kingdom, to the detriment of British Airways.

By way of a further example, aviation fuel for international commercial aviation is untaxed. There can be no assurance that this tax exemption will be maintained and any change to this exemption could lead to a substantial increase in the IAG Group’s aviation fuel costs.

2.1.13	The airline industry is seasonal and is heavily dependent on revenue generated in the summer months, meaning the airline industry is particularly vulnerable to incidents that affect air travel during that busy period

The airline industry is highly seasonal with demand strongest during the summer months: for example, statistics from the Association of European Airlines show that approximately 24.7 million passengers were carried by its member airlines during July 2009, compared to 18.3 million during December 2009. British Airways total revenue for the months of July, August and September 2009 represented approximately 32 per cent. of total British Airways passenger revenue for the 12 month period ended 31 December 2009. Iberia passenger revenue for the months of July, August and September 2009 represented approximately 27 per cent. of Iberia total passenger revenue for the 12 month period ended 31 December 2009. If an event or circumstance were to weaken the demand for air travel or materially affect airline operations during that period (for instance industrial disputes with employees, an “Act of God” or a terrorist incident), this could have a disproportionate effect on results for the relevant financial year.

2.1.14	The airline industry is exposed to risks associated with the limitation of greenhouse gas emissions and related trading schemes or allowances and any changes in environmental regulation

As part of the continued effort to reduce CO2 emissions by 20 per cent. by 2020, the European Union has issued Directive 2008/101/EC to member states, requiring the inclusion of the airline industry in the EU ETS. As a result, from January 2012, all airline carriers flying into and out of the European Union will have to ensure compliance with the legal requirements set forth in Directive 2003/87/EC relating to greenhouse gas emissions. The future effects of this trading scheme for British Airways and Iberia are not currently foreseeable with certainty but may increase the costs borne by British Airways and Iberia. Due to the European focus of the scheme, British Airways and Iberia, like all European airlines, might also face competitive disadvantages in comparison to non-European air carriers who operate a lower proportion of routes into, out of or within the EU.

The European Union is, as far as IAG is aware, the only areas that has implemented an emissions trading scheme, which applies on a mandatory basis to international aviation authorities.

Environmental regulations can impose costs on British Airways or Iberia either directly, if fees are levied, or indirectly due to compliance costs (for example, in upgrading the environmental performance of aircraft). For example, as and when EU ETS is applied to aviation, it is likely that airlines will incur costs in purchasing emissions allowances to the extent that the allowances allocated to them are insufficient to cover the level of their emissions. As noted in section 11 of this document, the legislation including aviation in the EU ETS is also currently the subject of a legal challenge, the outcome of which is also uncertain.

While there is a great deal of uncertainty surrounding future CO2 prices, it is estimated that the acquisition of these emissions allowances on the carbon market will cost Iberia around €24 million in 2012, rising to €102 million in 2020 and, in the case of British Airways the cost of these allowances is estimated to start at £112 million per annum in 2012 and to rise steadily to an estimated £199 million per annum by 2020.

For more information on this emissions trading, see section 11 of this document.

Further regulations on greenhouse gas emissions might be enacted in one or more of the countries in which British Airways or Iberia operates and this could increase costs for the IAG Group.

Customer attitudes to environmental and climate issues may also change and this may lead to a reduced demand for air travel.

2.1.15	The airline industry relies upon and is exposed to national and international infrastructure development

The IAG Group is dependent on and may be affected by infrastructure decisions or changes in infrastructure policy by governments, regulators or other entities, which are often outside the IAG Group’s control. For instance, BAA Limited’s decision not to seek planning permission for a third runway at Heathrow following the new UK government’s policy not to expand runways of London airports will have an impact on British Airways’ future business strategy and its ability to increase capacity at the airport. Similarly, any infrastructure decision that is made in respect of Alta Velocidad Española (AVE) Spain’s high speed rail network) will have an effect on Iberia’s business and operations.

Without the expansion of the runway capacity at Heathrow, as all the runways are common to all terminals, it would be difficult for British Airways to expand its capacity at this airport due to the level of traffic at such airport.

2.1.16	The airline industry is exposed to international political instability

The airline industry is exposed to instability of foreign governments in a number of different counties and markets. For example, British Airways suspended flights between London and Islamabad in 2008 for security reasons. Thus local, regional and international political conditions in markets that are material to the IAG Group’s strategy could affect the IAG Group’s business.

2.1.17	Airlines are exposed to increases in airport, transit and landing fees, along with changes in air security policies and air traffic security costs

Airport, transit and landing fees and security charges or initiatives represent a significant operating cost to British Airways and Iberia and have an impact on operations. Whilst certain airport and security charges are passed onto passengers by way of surcharges, others are not.

In the last financial year, the total airport charges (fees for landing, aircraft parking, airbridge use and other airport services) and air navigation charges (en-route and approach) represented 7.4 per cent. of British Airways’ operating expenses and 8.7 per cent. of Iberia’s operating expenses.

There can be no assurance that such costs will not increase or that the IAG Group will not incur new costs in the UK, Spain or elsewhere. In addition, security charges and regulations at airports in the UK, Spain or elsewhere, particularly in the US, could increase further, specifically in the event of terrorist attacks. By way of an example, implementation of the policy restricting liquids carried in passengers’ hand luggage had a considerable impact on the operations and costs of the airline industry, as did the advance passenger information system implemented by the United States of America. In addition, if the IAG Group did seek to reduce the impact of these costs by passing them on to passengers through fees and surcharges included in ticket prices, it may have a negative effect on passenger revenues if higher ticket prices caused demand for air travel to decline.

2.2	Risks relating to British Airways and Iberia

2.2.1	Damage to British Airways’ or Iberia’s reputations or brand names could have a material adverse effect on their businesses

British Airways and Iberia rely on positive brand recognition to attract customers and investors. One of the Assurances that has been agreed as part of the Merger is that the existing “British Airways” and “Iberia” brands will be maintained. Any damage to British Airways’ or Iberia’s reputation, brand image or brand name through either a single event or series of events could materially adversely affect British Airways’ or Iberia’s ability to market their services and attract and retain both customers.

2.2.2	British Airways and Iberia have substantial financing needs (primarily fleet) in the longer term

Because the airline industry is capital intensive British Airways and Iberia have incurred significant indebtedness and capital commitments (primarily with respect to aircraft) to finance their ongoing operations and to cover material capital expenditure requirements.

A substantial portion of existing borrowings is secured on British Airways’ and Iberia’s assets.

At 31 March 2010, British Airways’ borrowings included outstanding finance lease and hire purchase commitments totalling £2,518 million and other loans secured on specific aircraft, property and equipment totalling £967 million. The resulting secured borrowings total of £3,485 million.

In the case of Iberia, the part secured by assets relates to the financial leases which at 30 June 2010 amounted to €325 million.

British Airways and Iberia have, in part, been able to finance their operations and capital needs because their main assets, aircraft, have been attractive as security to lenders and other financiers. There can be no assurance that aircraft will continue to provide attractive security for lenders and financiers in the future which could make it difficult, or even impossible in the long term for the IAG Group, British Airways or Iberia to obtain new credit lines or other financing instruments. That said, there is no indication that aircraft does not continue to be attractive security on which to raise funds.

As at 31 March 2010, British Airways had outstanding firm order commitments totalling £4,253 million (€4,780 million) in respect of 54 airplanes and had undrawn (therefore not in its balance sheet) committed facilities in place for aircraft purchases of $2,599 million and a general purpose facility of $750 million. These facilities are available to finance all of British Airways’ aircraft purchases that are currently scheduled for delivery prior to 31 March 2013.

For Iberia and according to catalogue prices total cost of the outstanding firm order commitments for 16 aircrafts, was approximately €875 million at 30 June 2010. Iberia operates most of it flee base on operating leases agreements, and therefore those are not included on the balance sheet, nor the amounts paid as leases. Iberia finances its capital expenses from operating cash flow, additional loans and off balance sheet financing transactions (operating leases). Normally, agreements between airlines and manufacturers contain a sale and purchase commitment for various aircraft over a period of time which, in most cases, is between four and six years, and, therefore it is important to anticipate with enough time the fleet requirements of the company.

In general, the time between formalization of the purchase contract (moment when payment of advances are made by the acquiror for an amount that typically represents around 20 per cent.% of the aircraft catalogue price) and receipt of the first aircraft (moment when income is beginning to be generated for the company) is around two years.

Sections 14 and 16 of this document describe further details on such borrowings and commitments.

Some of British Airways’ and Iberia’s existing borrowings will need to be refinanced after the date that is 12 months after the date of this document. Given the current economic situation, there can be no assurance that any refinancing will not become more difficult, more expensive or even fail entirely in the longer term. In addition, any change in the credit profile of British Airways or Iberia may affect British Airways’ or Iberia’s access to the debt markets or their borrowing rates.

Nationality restrictions on share ownership of IAG, as set out in its Bylaws, could also affect the IAG Group’s ability to finance its operations in the future, for instance through equity issues that may not be target to non EU investors. Most of British Airways’ future capital requirements are currently asset related.

As such, the statements in this risk factor should not be construed as a qualification to the opinion of the IAG Directors that the working capital available to the IAG Group following the Merger is sufficient for its present requirements, that is, for at least the twelve months following the date of publication of this document (as set out in section 3.1.1 of this document).

2.2.3	British Airways and Iberia face risks from consolidation in the airline industry

There has been consolidation within the airline industry for a number of years and further industry consolidation is likely, whether through acquisitions, mergers, alliances or otherwise.

Effective consolidation brings synergy and customer benefits, increasing the competitive threat posed by the relevant carriers. Consolidation also brings economies of scale, benefits for the integration of complementary networks. Consolidation could also increase the size and resources of British Airways and Iberia’s competitors.

Recent examples of the consolidation of competitors include the mergers of Air France and KLM in 2004, Lufthansa and BMI in 2008, United Airlines and Continental which completed in 2010, the merger of Delta and Northwest which was announced in 2008 or the merger of Alitalia and Air France that is in process as of today.

For further information on the consolidation trends in the airline industry, see section 10 of this document.

2.2.4	British Airways and Iberia face risks related to their strategic alliances and bilateral co-operation arrangements

The maintenance and development of alliances and other strategic relations is critical to British Airways’ and Iberia’s businesses. British Airways and Iberia are members of the oneworld alliance, a brand marketing and services alliance between British Airways, Iberia and, among others, American Airlines, Cathay Pacific and Qantas. The oneworld alliance is a brand marketing designed to maximise the offering to customers by providing greater network coverage and benefits. Through the alliance, customers have increased options in terms of the routes available to them, stop-overs and fare types, greater access to lounges and opportunities to earn more frequent flyer points. These customer benefits make the member airlines more attractive to customers, giving members the opportunity to optimize their load factors, traffic and revenue. No assurance can be given that the oneworld alliance will not lose member airlines, whether as a result of one or more member airlines terminating their membership or having their membership suspended, for example, due to being wound up in the context of insolvency proceedings. Furthermore, no assurance can be given that the oneworld alliance will be able to attract the new members it may need to be successful in the future. In addition, the success of the oneworld alliance depends in part on the actions, brands and strategic plans of other airlines over which British Airways and Iberia have little control. If the oneworld alliance were to lose its appeal as a result of changes in its membership or the actions of another member or if the oneworld alliance were to dissolve, this could negatively affect, among other things, the network of flights that British Airways and Iberia are able to offer their customers.

There are also other two relevant airlines alliances, Star Alliance and SkyTeam. For further information see section 10 of this document.

British Airways and Iberia also have a number of bilateral co-operation arrangements with other airlines, including American Airlines with whom British Airways and Iberia have entered into a revenue sharing alliance in relation to flights between, and flight connections originating in, European and North American destinations (for more information on British Airways’ and Iberia’s agreements with other airlines, see sections 8.8 and 9.8 below).

The main purpose of the revenue sharing alliance with American Airlines is to optimize the profitability and network of the alliance carriers. It will enable the members to offer corporate travel passengers a single, unified contract across the three alliance members.

The three airlines have also committed to provide access to their frequent flyer programmes and to allow fare combinations and to offer special fare agreements in relation to relevant routes.

The three airlines will share revenues and incremental costs associated with the carriage of each passenger on the routes covered by the alliance agreement. Revenue sharing will be based on each airline’s capacity measured in seats offered share within the alliance and adjusted by revenue fluctuations from its relative share of included revenue in the “base year” ended 31 March 2009.

Such alliance agreement received clearance from the European Commission on 14 July 2010. US Department of Transportation approval will have to be re-applied for ten years after initial approval. The clearance was subject to some commitments to make available certain slots to competitors.

See section 8.8 for more information on alliance between British Airways, Iberia and American Airlines.

2.2.5	British Airways and Iberia are dependent on good relations with employees and their trade unions

British Airways and Iberia are both large employers and many of British Airways’ and Iberia’s staff members are represented by a range of different trade unions, as is usual in the airline industry. Collective bargaining and other agreements between the companies and those unions takes place on a regular basis and a breakdown in the bargaining process could lead to industrial action, which could disrupt operations and materially adversely affect business performance.

Any protracted industrial dispute including the prospect of industrial action, even if it does not ultimately result in strikes, could cause customers to book with the IAG Group’s competitors.

British Airways is currently in dispute with its cabin crew. This dispute began in 2009 and related to changes made to onboard crew cabin numbers on flights from Heathrow. Cabin crew strikes in March, May and June 2010 are estimated to have cost British Airways £185 million in revenue and additional costs (an amount that represents 2.3 per cent. of British Airways total revenue of the financial year ended 31 March 2010).

Iberia is currently negotiating the renewal of collective labour agreements for pilots and cabin crew with bargaining committees and representatives. There is no guarantee that these collective labour agreements will be negotiated satisfactorily or that the negotiations will be concluded within a specific time. If negotiations breakdown, there is a risk of industrial action

2.2.6	Fluctuations in currency exchange rates could have a material adverse effect on the IAG Group

As a significant portion of British Airways’ and Iberia’s revenues, costs and borrowings are denominated in currencies other than Sterling (in the case of British Airways) and Euro (in the case of Iberia), and as the IAG Group will report its financial results in Euros, the results for each period are impacted by changes in exchange rates. The principal currencies to which the IAG Group will be exposed are US Dollars, Yen, Sterling and Euro. An adverse change in exchange rates against Sterling or Euro could have a material adverse effect on the IAG Group’s business, operations, financial condition and results of operations.

At 31 March 2010, British Airways, gross on-balance sheet debt was £4,002 million. Included in this total is $2,124 million (£1,890 million) of US dollar denominated debt, representing 47 per cent. of British Airways gross debt at that date.

Using an average rate for FY 2010/09 of 1.60, US Dollar revenue represented approximately 25% of British Airways’ total revenue for that year, and US Dollar operating expenditure represented approximately 39% of British Airways’ total operating expenditure for that year.

Impact of the revenue debt repayment currency hedges on the income statement of British Airways was £ 63 millions (loss) on the fiscal year 2009/2010, £ 38 millions (loss) on the fiscal year 2009/2008 and £14 millions (loss) on the fiscal year 2007/2008.

British Airways has a risk management programme in place in respect of foreign currency risk on operating and non-operating payment. Forward contracts hedging results under this programme have, over the three years ended 31 March 2010, totalled a gain of £28 million.

For Iberia, the main risk at present is a strengthening of the US Dollar against the Euro as the company has more expenses than income in US Dollars. In 2009, 41% of Iberia’s operating expenses were accrued in US Dollars, while only 22% of its operating revenue was in this currency. This risk is managed mainly through a combination of strategic (up to five years) and tactical hedges with a timeframe of one year or less, which enable risk officers to adapt to market conditions.

At 31 December 2009, Iberia, gross on-balance sheet debt (bank borrowings and finance leases) was €502 million. Included in this total is US$291 million (€202 million) of US Dollar-denominated debt, representing 40 per cent. of Iberia’s gross debt at that date.

Impact of the currency hedges on the income statement of Iberia was €29 million (loss) on the fiscal year 2009, €40 millions (loss) on the fiscal year 2008 and €7 millions (loss) on the fiscal year 2007.

For further information on currency hedging, please see section 16 of this document.

2.2.7	Fluctuations in interest rates could have a material adverse effect on British Airways or Iberia

The IAG Group is exposed to increases in interest rates when its floating rate debt in a particular currency exceeds floating rate cash deposits in that currency. The IAG Group is also exposed to changes in interest rates as future fixed rate debt drawn down to meet capital expenditure commitments may become expensive relative to market interest rates.

The Iberia Group has a net debt position, after including the notional debt relating to operating leases. The adjusted net debt stood at €1,229 million as of 31 December 2009 (€1,012 million for the financial year ended 31 December 2008 and €532 million for the financial year ended 31 December 2007) (for further information on adjusted net debt of Iberia, see section 16.2.1.6). For this reason Iberia is exposed to increases in interest rates in the currencies in which its debt is denominated.

In order to manage the interest rate risk, Iberia maintains a certain percentage of its debt at fixed rates or hedged. As of 31 December 2009, 46 per cent. of Iberia’s adjusted gross debt (see section 16.2.1.6) was at a fixed rate, 6 per cent. at a hedged floating rate, and the remaining 48 per cent. at a variable rate. Additionally, by diversifying the currencies of its financing (US Dollar and Euro) Iberia manages to reduce the risk of a global increase of interest rates in its financing.

British Airways’ adjusted net debt stood at £3,163 million (€3,555 million) as at 31 March 2010 (£3,119 million/€3,351 million as at 31 March 2009 and £2,019 million/€2,537 million as at 31 March 2008). At 31 March 2010, 48 per cent. of British Airways’ gross debt was fixed rate and 52 per cent. was floating rate. Therefore British Airways is exposed to increases in interest rates in the currencies in which its debt is owed.

For further information on currency hedging, please see section 16 of this Document.

2.2.8	British Airways and Iberia are dependent on third party service and facility providers

British Airways and Iberia are dependent on a number of third parties for certain material business services, such as airport operators, airport authorities, aircraft lessors, airframe and engine manufacturers, aircraft fuel providers, aircraft maintenance providers, global distribution systems (GDS), air traffic controllers, ground handlers, caterers, security personnel, check in staff, baggage handlers and distributors as well as other general airport services and the availability of the requisite airport infrastructure. If one or more of these third-party services were restricted or temporarily unavailable as a result of events such as strikes or technical problems or were permanently unavailable or were only available on uncommercial terms or if lessors and airframe and engine manufacturers were to delay delivery of aircraft, make scheduled deliveries of aircraft late, or to deliver goods which did not meet the standards and specifications contracted for, this could have a material adverse effect on the IAG Group’s business.

Contracts with third parties, including airport operators, and GDS will need to be renewed in the future which could have higher cost implications.

2.2.9	British Airways and Iberia are exposed to technological disruption

British Airways and Iberia are vulnerable to technological disruption. British Airways’ and Iberia’s ability to manage their ticket sales (a large proportion of which are electronic tickets), receive and process reservations, manage their network and perform other critical business operations is dependent on the efficient and uninterrupted operation of the computer, internet and communication systems used by British Airways and Iberia, as well as the systems used by third parties in the course of their interaction with and/or provision of services to British Airways and Iberia (such as Amadeus). As computer and communication systems are vulnerable to disruption, power outages, acts of sabotage, computer viruses, fires and other events, there can be no assurance of efficient and uninterrupted operation of these systems.

2.2.10	British Airways and Iberia are exposed to the risk of aircraft fleet modifications

The respective fleets of British Airways and Iberia require regular maintenance work. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on British Airways and Iberia. For example, in 2009 the European Aviation Safety Agency mandated that airlines must fit redesigned fuel-oil heat exchangers on Trent 800 engines of their Boeing 777s.

2.2.11	British Airways and Iberia face risk from counterparty failure in their hedging

There is a risk of counterparty default leading to a loss of the mark to market value of the derivatives, and accordingly the financial institutions recognize that risk within their risk lines with each one of the companies. There is no guarantee that the companies will continue to assume the risks associated with those transactions which could lead to a curtailment of the hedging programme.

2.2.12	British Airways and Iberia face risks from current investigations, legal and arbitration proceedings and any future investigations

Set out in sections 8.14 and 9.14 are details of the material investigations, legal and arbitration proceedings in which British Airways and Iberia are respectively involved. No assurance can be given that any provisions made in relation to these ongoing investigations, legal and/or arbitration proceedings will be sufficient should any of the investigations or proceedings have a negative outcome.

A £255 million provision in respect of regulatory investigations, litigation and potential litigation was included in British Airways’ accounts for the financial year ended 31 March 2010.

At 31 December 2009, the “Other provisions” heading of Iberia’s consolidated statement of changes in financial position recorded a balance of €100 million, which is the total amount provisioned in order to face probable liability of various types, relating fundamentally to litigation and tax assessments pending resolution.

2.2.13	The IAG Group is exposed to the loss of capacity at Heathrow Terminal 5, Terminal 7 at New York JFK airport, or Madrid-Barajas airport Terminal 4

The complete or partial loss or temporary closure of the Heathrow Terminal 5 building (British Airways’ hub), Terminal 7 at New York JFK airport or Madrid-Barajas Terminal 4 building (Iberia’s hub) (for instance due to fire, collapse of the building, major air crash at the site, a terrorist or similar security incident or to strikes by BAA Limited and AENA employees) would result in a disruption to operations and could have a material adverse effect on the IAG Group’s business, operations, financial condition and results of operations.

Terminal 5 is used exclusively by British Airways as the hub of its global passenger network Leased (lease over main building expires on 31 March 2020). There is no automatic extension of the lease and the parties will discuss renewal options nearer the relevant time. British Airways occupies Terminal 7 of New York’s John F. Kennedy airport Leased (due to expire on 30 November 2015). If this lease is not renewed in November 2015, a debt of $200 million would become payable by British Airways to the Port Authority of New York and New Jersey.

Terminal 4 is Iberia’s flight distribution hub but it is not used exclusively by Iberia. Iberia has a right of use under Spanish Administrative Law over Terminal 4. In addition, Iberia has many lease agreements in that Terminal, most of which are valid until February 2014 and have to be renewed at the termination date.

2.2.14	IAG’s reported financial position and results could be affected by changes in financial reporting requirements for post-retirement employee benefits and for leases

The International Accounting Standards Board issued two Exposure Drafts in 2010 which may significantly affect IAG.

ED/2010/3 “Defined Benefit Plans” proposes that entities should recognise all changes in the present value of a defined benefit obligation and in the fair value of pension plan assets when they occur. This would replace the methodology currently allowed under IAS 19, which is used by British Airways, under which the accumulated effect of changes in estimates, changes in assumptions and deviations from actuarial assumptions that are less than 10 per cent of the higher of pension benefit obligations and pension plan assets at the beginning of the relevant year are not recognised in the balance sheet but are disclosed in a Note to the Accounts, and, where the accumulated effect is above the 10 per cent limit, the amount in excess of the 10 per cent limit is recognised on a straight-line basis over the estimated average remaining service period of the scheme members. The non-recognised liabilities for British Airways’ APS and NAPS defined benefit pension schemes at 31 March 2010 totalled £2,224 million, before any deferred tax effect. Under the exposure draft proposals these liabilities (net of deferred tax) would have to be included on British Airways’ balance sheet.

ED/2010/9 “Leases” proposes that lessees should apply a “right-of-use” model in accounting for all leases other than leases of biological and intangible assets, leases to explore for or use natural resources, and leases of some investment properties. Currently lessees account for finance leases and operating leases on different bases, depending on an assessment of whether risks and rewards of “ownership” have passed to the lessee (in which case the lessee accounts for the leased asset as an on-balance sheet tangible asset with a corresponding financial liability, and appropriate income statement charges for depreciation and financing costs) or not (in which case the lessee accounts for the arrangement by recognising rentals payable in its income statement, with no asset or liability being recognised on its balance sheet). The ED’s proposals would require IAG, British Airways and Iberia to recognise aircraft and property assets, currently accounted for as operating leases, on the balance sheet.

At 31 March 2010, British Airways disclosed aggregate payments due under fleet and property and equipment operating leases of £874 million and £1.99 million respectively. At 30 June 2010 Iberia had aggregate payments due under fleet operating leases of approximately €1,818 million. Neither British Airways nor Iberia have carried out in-depth studies to further evaluate the effect that the ED would have on any other of their contracts.

2.3	Risks relating to British Airways

In addition to risk related to the industry and those related to both British Airways and Iberia, the following risks factors are applicable to British Airways.

2.3.1	The size of British Airways’ pension deficit and associated commitments are substantial and subject to variation

British Airways has substantial pension obligations under pension schemes for its employees. There are three main pension schemes for British Airways UK employees. Two of them are defined benefit schemes (APS and NAPS) and are closed to a new members. A defined benefit scheme is one in which a member’s pension is calculated in accordance with a pre-determined formula, based on the length of service in the scheme and their salary at, or near, the time of their retirement (or time of leaving the scheme if earlier). The funding of these schemes comes from a mixture of employee and employer contributions, with employees paying a fixed percentage of salary and the employer providing the remainder of the funding needed to provide these benefits. The employee will receive a fixed amount and the employer will face the risk of any deficit on the scheme. Please see section 14.1.10 of this document for further details of these schemes. British Airways also has pension obligations under the British Airways Plc Pension Plan (USA) which is a defined benefit plan. If the market value of the fund assets declines or the value of the assessed liabilities increases or if the pension scheme trustees determine that the deficit requires a different approach to its reduction, increased contributions by British Airways may be required. The value of the liabilities is based on certain actuarial assumptions, which include, for example, discounting factors, demographic trends, life expectancy, pension trends, future salary trends and expected returns on assets. If any of these assumptions are incorrect, additional contributions may need to be made to the funds.

Every three years, actuarial valuations of NAPS and APS are done. The last valuations of APS and NAPS were dated 31 March 2009 and completed in June 2010 (under the applicable regulations, companies have 15 months to agree a valuation with pensions trustees). These valuations determine British Airways’ contributions to the schemes. At March 2009 the deficits (calculated with a discount in order to determinate the net present value) in the main schemes were £1 billion and £2.7 billion respectively. A funding agreement was reached in June 2010 and approved by the UK Pensions Regulator. This agreement prescribes the level of deficit payments to be made until 2023 for APS and 2026 for NAPS. Total contributions to APS and NAPS (which in 2009 were approximately £330 million, and includes both deficit funding contributions and annual employer contributions to those plans) will increase annually in line with inflation expectations averaging three per cent. per annum until the deficit payments end. Deficit contributions will total approximately £700 million for APS, up to 2023, and £4,300 million for NAPS, up to 2026. In the two years ended 31 March 2012 deficit contributions are expected to total £420 million and total employer contributions to APS and NAPS, including the annual contributions to those plans, current service costs are expected to total £680 million. Contribution requirements are negotiated between the APS and NAPS trustees and the company, based on the UK Pension Regulator’s funding requirements, which are based on deficits being repaid as quickly as can be afforded by the employer. The agreement with the trustees includes certain limitations to disposal of cash and dividend payment. For further information, see Section 14.1.13.

The Pensions Regulator established under section 1 of the Pensions Act, 2004 (as amended) has wide ranging powers under the Pensions Act, under sections 43 to 46 of the Pensions Act, 2004. This powers include imposing, in certain circumstances, obligations against employers with the defined benefit pension schemes or persons connected to or associated with such employers (including IAG or Iberia), including the issuing of contribution notices or financial support directors requiring a payment to be made to an additional financial support to be given to the pension scheme. The Pensions Regulator can also issue contribution notices if it is of the opinion that a company has taken actions or failed to take actions deliberately designed to avoid meeting its pension promises or which are materially detrimental to the scheme’s ability to meet its pension promises.

The Pensions Regulator has set out some of the circumstances in which it would consider issuing a contribution notice, including changes in the level of security given to creditors, returns of capital such as special dividends and share buybacks (but not generally dividends or buyback in the ordinary course), changes to group structure which reduce employer covenant and transactions which are not at arm’s length (in each case where it is reasonable to do so and the event is materially detrimental to the ability of the scheme to meet its liabilities). The Pensions Regulator has only ever issued a limited number of contribution notices to date (being less than five). Circumstances in which a contribution notice could be issued could include, for instance, a company putting its business through a voluntary insolvency process with the intention of continuing the business post-insolvency but without further obligations to the pensions scheme.

Notwithstanding the agreement in the Assurances establishing the commitment of IAG and Iberia Opco to seek to avoid giving the Pensions Regulator any grounds on which it would be reasonable for it to impose an obligation on either Iberia Opco or IAG to make any payment to, or otherwise assume liability for, any pension scheme operated by British Airways, there can be no certainty that the Pensions Regulator would not consider a decision or action taken by IAG or Iberia Opco or their relationship with British Airways to be sufficient grounds for imposing an obligation on either Iberia Opco or IAG to make any payment to, or otherwise assume liability for, any pension scheme operated by British Airways.

2.3.2	Failure by British Airways to secure operational arrangements in respect of New York JFK airport beyond 30 November 2015 may have a material adverse effect

As set out in section 13.1.1, British Airways’ lease on Terminal 7 at New York JFK airport is due to expire on 30 November 2015. In view of this and as part of broader formal commercial relationship with American Airlines, British Airways and American Airlines are currently evaluating a proposal by and the Port Authority of New York and New Jersey to develop an expansion of Terminal 8 at New York JFK airport. The new, expanded Terminal 8 would then be occupied by both British Airways and American Airlines. In addition, if the lease on Terminal 7 at New York JFK airport is not renewed, an amount of $200 million may become payable by British Airways to the New York port authority. The London Heathrow - New York JFK route is one of British Airways’ important routes, accounting for approximately 8.5 per cent. of British Airways’ passenger revenue in the financial year ended 31 March 2010. In the financial year ended 31 March 2010, British Airways operated to 19 US destinations. The routes to New York JFK contributed 20 per cent. of total revenue on all these 19 routes (Heathrow and London City to JFK).

2.4	Risks relating to Iberia

In addition to risk related to the industry and those related to both British Airways and Iberia, the following risks factors are also applicable to Iberia.

2.4.1	Iberia’s airport handling services are dependent upon the demand for air travel and the award of handling contracts

Iberia provides handling services to its own fleet and to other airlines. In the financial year ended 31 December 2009, revenue from handling services amounted to 6 per cent. of Iberia’s total operating revenues.

Within the framework of a liberalization process of handling services in Spain, in July 2006 public notice was served of the award of new contracts for the ramp handling services to third parties throughout the entire national airport network for a period of seven years, following the resolution by AENA (Aeropuertos Españoles y Navegación Aérea) of the public tenders. Actual incorporation of the new operators took place between November 2006 and March 2007. Iberia obtained a total of 21 licences, which enabled it to operate in 36 Spanish airports. The company also has a presence in another three airports through its holding in the Union Temporal de Empresas (“UTEs”) (a Spanish form of joint venture) that obtained the licences.

In 2008 AENA granted licenses for the provision of assistance services to special-needs passengers, for an initial term of two years with two possible one-year extensions. Iberia owns a holding in the UTEs that obtained licences in the Madrid and Palma de Mallorca airports, and also obtained a licence to provide these services in 16 other Spanish airports with a lower volume of air traffic.

There is no certainty that Iberia will be awarded any new handling contracts or that it will maintain the ones it currently holds which are subject to periodic tender processes (the next tender process is expected to begin at the end of 2013). No guarantee can be given that Iberia will not lose market share to its competitors, either due to the loss of the handling contracts currently held by Iberia or due to the grant of new contracts to competitors at other airports.

2.4.2	Risks related to Iberia’s maintenance business

2.4.2.1	Risk of a decrease in revenue

The aircraft maintenance sector may be adversely affected by economic downturns due to greater pressure on prices and/or potential reductions in the operating capacity of airline carriers. In the year ended 31 December 2009, the revenues generated by technical assistance services for airlines made up 7 per cent. of all Iberia’s operating revenues compared with 5.4 per cent. in the year ended 31 December 2008 and 4.9 per cent. in the year ended 31 December 2007.

Iberia currently has two clients which account for around 20 per cent. of its third-party aircraft maintenance revenue. The loss of either of these clients could have a material adverse effect on the IAG Group’s business, operations, financial condition and results of operations.

2.4.2.2	Risk of incidents due to defects in aircraft maintenance

Any defect in Iberia’s aircraft maintenance could result in low reliability or quality assurance scores, flight delays for technical reasons, unscheduled stops and AOG (Aircraft on Ground) status. In an extreme case, a defect could cause an aircraft incident. Iberia has covered these risks with its insurance policies.

2.5	Risks relating to the Merger, combination and integration

2.5.1	There can be no certainty that the Merger will be completed

Completion of the Merger is subject to the satisfaction (or waiver) of a number of conditions precedent. These conditions are described in detail in section 3.5 of this document and include approval of the resolutions necessary to carry out the Merger at the shareholders’ meetings of British Airways and of Iberia and approval of the Scheme by the Court. The parties also have certain termination rights under the Merger Agreement up to the Merger Effective Date. The termination events refer mainly to the parties carrying out a Prohibited Transaction, which may affect the valuation of both companies (as defined in section 27.1.1 of this document and a substantial breach of the Merger Agreement. For further details on the Merger Agreement (including details of the terminations rights) see section 27.1.1 of this document.

Therefore there can be no assurance that the Merger will be completed as currently contemplated or at all.

In addition, it is also currently anticipated that British Airways Ordinary Shares and Iberia Shares will be suspended from trading on the London Stock Exchange and Spanish Stock Exchanges (respectively) from 8.30 a.m. (Spanish time) on 21 January 2011. From that date British Airways Shares and Iberia Shares will not be tradable anymore on any stock exchange. From that time also and, until the IAG Shares are admitted to listing (which is expected to be 24 January 2011), IAG Shares will not be tradable on any stock exchange. Whilst it is currently anticipated that this period of illiquidity will only be for one trading day, there can be no assurance that the period will in fact not be longer.

2.5.1.1	Synergies and benefits

Full details of the synergies and benefits that are expected from the Merger are set out in section 3.3. However, there is a risk that these synergies and benefits may fail to materialise.

If the IAG Group’s strategies and joint business plan following the Merger fail to achieve the anticipated synergies and other benefits or if the anticipated synergies and other benefits take longer or cost more to achieve, the profitability of the IAG Group could be significantly impaired.

2.5.1.2	Shareholder return

One of the principal reasons for the Merger is to enhance the earnings potential of the IAG Group beyond the level of the sum that either British Airways or Iberia could have achieved on its own, thereby improving shareholder returns. The IAG Group may not be able to pursue successfully development of its services or enhance the quality and competitiveness of the IAG Group and maximise potential to the fullest extent possible, meaning that British Airways and Iberia shareholders might achieve more value over the long term if British Airways and Iberia were to pursue their existing strategies as stand alone entities or via a sale to, or a business combination with, an entity other than each other.

2.5.1.3	Corporate governance of the IAG Group

The IAG Group may encounter numerous combination challenges, some of which are not currently foreseeable. The combination could fail to realise the expected benefits or could result in substantial costs as a result of, for example, inconsistencies in standards, procedures and policies and business cultures between British Airways and Iberia and the diversion of management’s attention from their responsibilities as a result of the need to address integration issues.

The governance structure of the IAG Group, as further described in section 3 of this document, includes a number of complex features, including:

•

The Nationality Structures to preserve British Airways and Iberia traffic rights and existing route licenses under the bilateral agreements with non-EU member states. Such structures will ensure that United Kingdom nationals hold at least 50.1 per cent. of the voting rights of British Airways and Spanish nationals hold at least 50.1 per cent. of the voting rights in Iberia.

•

The Assurances are safeguards to preserve specific interests of British Airways and Iberia and their shareholders and the interests of the IAG Group. The Assurances Agreement shall automatically terminate after five years after the Merger Effective Date, independently from the termination or renewal of the Nationality Structures. Section 3.8 includes a summary of the mechanisms that have been put in place in order to ensure compliance with the Assurances Commitment (as defined below) including the possibility to set up an Assurances Committee (as defined below) that may decide if an action or decision would be a breach of the Assurances Commitment.

•	The maintenance of separate operating companies for each airline.

Section 3 of this document includes a detailed description of, inter alia, the composition of the board of directors of IAG (the “IAG Board”) and of the IAG Group’s Management Team, the functioning and composition of the Boards of Directors of the Opcos, the Assurances agreed between Iberia and British Airways, and the functioning of Nationality Structures.

No assurance can be given that the governance structure to be put in place will be effective or that it will not restrict the performance of one or both of British Airways and Iberia or the IAG Group as a whole.

In addition, the operation of the Assurances may constrain the IAG Group’s ability to put in place the sort of intra-group guarantee arrangements commonly used within corporate group structures to maximize the financial benefits that can be obtained from the combined balance sheet strength of the individual companies in the group. This might mean that IAG is not able to leverage the balance sheets of British Airways and Iberia for IAG Group purposes as effectively as might otherwise be the case.

The Nationality Structures will, initially, be in place for the first five years following the Merger, after which IAG will have the right to terminate the Nationality Structures. The termination of the Iberia Nationality Structure and the British Airways Nationality Structure must take place at substantially the same time.

The “Dirección General de Aviación” (in respect of Iberia) has confirmed that the Iberia Nationality Structure, following its implementation as described in this Document, will comply with the requirements to treat Iberia Opco, after the Hive Down, as a Spanish designated carrier for the purposes of bilateral conventions.

The United Kingdom Civil Aviation Authority (in respect of British Airways) has confirmed that, following implementation of the British Airways Nationality Structure, British Airways would continue to meet the ownership and control requirements imposed by UK and European regulations.

2.6	Risks relating to IAG Shares

2.6.1	Share price fluctuations

Investors should be aware that the value of an investment in IAG Shares may go down as well as up. The market value of shares can fluctuate and may not always reflect the underlying asset value. A number of factors outside the control of IAG may impact on its performance and the price or liquidity of IAG Shares, including the operating and share price performance of other companies in the industries and markets in which the IAG Group operates, speculation about its business in the media or the investment community, changes to its revenue or profit estimates, operating results and prospects being lower than expected, investor expectations, the publication of research reports by analysts and general market conditions.

2.6.2	Because IAG will be subject to nationality-based ownership and control restrictions, non-European Union nationals may be compelled to sell their IAG Shares

To hold an operating licence and an Air Operator Certificate allowing them to operate scheduled airline services on European routes, European airlines, including British Airways and Iberia, must at all times be majority owned and effectively controlled by EU nationals.

In order to ensure that British Airways and Iberia remain eligible to retain their operating licences and associated Air Operator Certificates to operate air services in Europe, IAG’s Bylaws contain compulsory transfer provisions whereby non-EU nationals may be forced to sell all or part of their IAG Shares if 40 per cent. or more of the share capital or voting rights of IAG are held, directly or indirectly, by non-EU nationals.

When the IAG Board adopts such a measure, it must disclose the measure adopted in the manner provided for in the IAG’s Bylaws to the stock exchange governing companies, the Spanish National Securities Market Commission and the regulatory bodies of the other securities markets in which the shares of IAG are listed, where appropriate, so that such institutions may notify such measure to any investment services firms and credit institutions authorized to provide investment services.

For further details on the disinvestment mechanism for non-EU nationals, including the price paid in case of compulsory transfers, please see section 26.2.7 of this document.

2.6.3	IAG’s ability to pay dividends to shareholders in the future may be affected by British Airways’ agreement with the trustees of NAPS and APS

As part of the agreement reached with the trustees of the NAPS and APS, British Airways has agreed not to pay or declare a dividend up until the date of the agreement of the next triennial actuarial valuation of NAPS and APS (until 30 June 2013). IAG’s ability to pay dividends to shareholders in the future may therefore be affected by this commitment, to the extent that IAG as shareholder of British Airways will not receive dividends from British Airways.

It should also be noted that the Pensions Regulator may consider issuing a contribution notice to other IAG Group members (including IAG and Iberia) if British Airways pays special dividends that are not in the ordinary course (once entitled to do so), where the payment of the special dividend is materially detrimental to the ability of the scheme to meet its liabilities.

Neither British Airways nor Iberia has any limitation for the distribution of dividends derived from their obligations under their financing arrangements.

2.6.4	If IAG shareholders fail to comply with the notification requirements under IAG’s Bylaws, they could be deprived of some or all of their voting rights or, in some cases, transfer restrictions may be imposed

Under IAG’s Bylaws, holders of IAG Shares will be subject to various notification requirements in respect of the declaration of a shareholder’s nationality and certain obligations regarding limitations on ownership of IAG Shares. If holders of IAG Shares fail to comply with these notification requirements, they may be temporally deprived of the voting rights attaching to such shares and in certain cases transfer restrictions may be imposed.

For a more detailed description of these notification requirements, see section 26.2.7.

2.6.5	Holders of IAG CDIs will be subject to the applicable CDI arrangements

As IAG Shares are Spanish securities, they are not eligible to be settled directly within CREST. CREST is the electronic settlement system for UK and Irish securities operated by Euroclear which allows trades in securities listed on the Official List to be settled. In order to enable settlement in CREST, IAG intends to enter into depositary arrangements which will enable investors to hold and settle IAG Shares in CREST in the form of dematerialised CREST depositary interests (“CDIs”). CDIs represent entitlements to underlying non-United Kingdom shares (in this case, IAG Shares). IAG CDIs will represent entitlements to IAG Shares.

Holders of IAG CDIs will only be able to exercise their rights attached to IAG CDIs by instructing CREST Depositary Limited to exercise these rights on their behalf, and, therefore, the process for exercising rights attached to IAG CDIs (including the right to vote at general meetings and the right to subscribe for new shares of IAG on a pre-emptive basis) will take longer for holders of IAG CDIs than for holders of IAG Shares. For this reason, a deadline will be set by CREST Depositary Limited by which it must receive instructions from all holders of IAG CDIs in respect of the relevant corporate action of IAG and holders of IAG CDIs may have shorter periods to exercise rights attached to IAG CDIs than IAG Shareholders will have to exercise rights attached to IAG Shares. CREST Depositary Limited will not exercise voting rights with regard to any IAG CDI for which it does not receive voting instructions by the deadline. For further information on the IAG CDIs, including in particular how the IAG CDI Holder will be able to attend and vote at IAG Shareholder meetings (by being appointed as the proxy for the relevant IAG Shares including the IAG CDIs) see Section 7.8.

2.6.6	IAG ADSs may be illiquid and a liquid trading market in IAG ADSs may not develop which could adversely affect trading of such ADSs

IAG currently intends to establish an ADR Programme upon completion of the Merger and to maintain that programme on an ongoing basis.

It is expected that IAG will enter into the IAG Deposit Agreement (the deposit agreement between IAG and the IAG Depositary pursuant to which IAG ADSs are expected to be issued) on or prior to the Merger Effective Date, although IAG is not required to do so.

If IAG enters into the IAG Deposit Agreement, each holder of BA ADSs will be entitled to receive one or other appropriate number of IAG ADS for every BA ADS held by them.

If IAG cannot enter into the IAG Deposit Agreement for any reason then the British Airways Depositary may sell any IAG Shares, which are issued to the Custodian on behalf of the British Airways Depositary on the Merger Effective Date, and deliver the net proceeds from the sale of those IAG Shares (which may be less than their market value) to the relevant holder of BA ADSs

Since the IAG ADSs will not be listed or traded on any exchange in the United States of America or elsewhere, the IAG ADSs will be eligible for trading only “over-the-counter”. Thus, holders of BA ADSs are cautioned that the IAG ADSs may be illiquid. The lack of an active and liquid trading market in the IAG ADSs could make it more difficult to trade such IAG ADSs.

The IAG Deposit Agreement will set forth the rights of holders of IAG ADSs and the charges and fees that will be payable by holders of IAG ADSs to the IAG Depositary. The IAG Shares which the IAG ADSs represent may be in the form of IAG CDIs, depending on the terms of the IAG Deposit Agreement. In the event that IAG terminates the IAG Deposit Agreement, former holders of IAG ADSs who receive IAG Shares (whether or not in the form of IAG CDIs) following such termination of the IAG Deposit Agreement may face administrative burdens and costs in holding IAG Shares or the IAG CDIs representing those shares directly.

Finally, as a result of the decision not to list the IAG ADSs, IAG Shares and IAG CDIs on the New York Stock Exchange or any other US exchange, US resident holders of the IAG Shares (whether or not in the form of IAG CDIs), including IAG Shares or the IAG CDIs representing those shares received as a result of any termination of the IAG Deposit Agreement, may be required to sell such underlying shares on the London Stock Exchange or the Spanish Stock Exchanges, which could be more time consuming and costly for such holders than settling trades in IAG ADSs.

2.6.7	Unless IAG publishes a prospectus or equivalent document in certain jurisdictions, shareholders resident in those jurisdictions may be unable to exercise their pre-emptive rights

In order to make a future offer of securities in certain jurisdictions other than Spain, IAG may be required, in those jurisdictions, to publish a prospectus, or equivalent document in accordance with the local law. If IAG is unable or unwilling to publish such document in such jurisdictions, holders of IAG Shares resident in, or with a registered address in, those jurisdictions, including U.S. holders, may not be able to exercise their pre-emptive rights in respect of the shares they hold in IAG in such future offerings. Shareholders who are unable to exercise their pre-emptive rights in respect of the shares they hold in IAG may find that their shareholding in IAG is diluted as a result of future offerings.

3.	INFORMATION ON THE MERGER

3.1	Introduction

On 12 November 2009, the boards of British Airways and Iberia agreed a binding memorandum of understanding setting out the basis for the proposed merger of British Airways and Iberia to create a new leading European airline group. The two companies subsequently signed a merger agreement on 8 April 2010.

As a result of the Merger and in accordance with the Merger Ratio, in a two step process, (the British Airways Scheme and the IAG Merger) British Airways Ordinary Shareholders (other than Iberia) will receive 1 BA Holdco Share for every British Airways Ordinary Share and will then receive 1 IAG Share for each such BA Holdco Share and Iberia Shareholders (other than BA Holdco) will receive 1.0205 IAG Shares for every Iberia Share.

The treasury shares held by Iberia and the cross-shareholdings held by British Airways and Iberia in each other will not be included in the share exchange referred to above. As part of the Merger the treasury shares of Iberia will be cancelled and the cross-shareholdings will be maintained or recreated between the respective operating companies.

On the basis of this Merger Ratio, following the Merger (and taking into account the transactions described above regarding the Iberia treasury shares held by Iberia and the cross-shareholdings), British Airways Ordinary Shareholders (other than Iberia) immediately prior to the implementation of the Merger will hold 56 per cent. of IAG and Iberia Shareholders (other than British Airways or its related parties) immediately prior to the implementation of the Merger will hold 44 per cent. of IAG.

The combination of the businesses of British Airways and Iberia will be implemented by inserting IAG as the new holding company of British Airways and Iberia. A series of corporate steps will be undertaken to achieve this, as described in more detail in this section. Following implementation of the Merger, IAG will, subject to the Nationality Structures, become the holding company of the IAG Group. IAG is a Spanish incorporated company that was incorporated for the purposes of the Merger and whose capital, as of the date of this document, has been fully subscribed by a sole shareholder who is an independent professional nominee.

As further described in section 7 of this document, IAG Shares will admitted to the premium segment of the Official List of the UK Listing Authority. IAG Shares will be traded on the London Stock Exchange’s main market for listed securities and will be included in FTSE’s UK Index Series and on the Spanish Stock Exchanges, through the Spanish Stock Exchanges Interconnection System (Mercado Continuo Español). This Registration Document has been prepared by IAG and submitted for registration approval by the CNMV for the purpose of having the IAG Shares admitted to official listing.

The FTSE UK Index Series is designed to represent the performance of UK companies, providing investors with a comprehensive and complementary set of indices that measure the performance of all capital and industry segments of the UK equity market. The FTSE 100, in which IAG is likely to trade, comprises the 100 most highly capitalised blue chip companies, representing approximately 81 per cent. of the value of the UK market.

As IAG is a Spanish company it will be governed by Spanish law. In addition, as IAG will have a premium listing on the Official List, it will be subject to the UK Combined Code on Corporate Governance dated June 2008 and the UK Corporate Governance Code dated June 2010 (as each is applicable) (“UK Corporate Governance Code”) (or explain non-compliance) and the Listing Rules (see section 7.6 of this document for further details) and the Spanish regulation on capital markets and the Spanish Unified Good Governance Code approved by the CNMV on 22 May 2006 (the “Spanish Unified Good Governance Code”) (or explain non-compliance). For further information on the legislative framework applicable to IAG, see section 7.6 of this document.

Following the Merger Effective Date, given that IAG is a holding company, its main asset will be its holdings in the British Airways Group and the Iberia Group. This document, therefore, focuses on British Airways and Iberia. In the event that the Merger is not implemented, IAG Shares will be neither issued nor admitted to trading.

In accordance with Article 34 of Law 3/2009 and Article 349 of the Mercantile Registry Regulations, KPMG Auditors S.L. has been appointed by the Madrid Mercantile Registry, upon joint request by IAG, Iberia and BA Holdco, as an independent expert for the purposes of the IAG Merger. This report is available at the IAG corporate address and at www.iberia.com and www.bashareholders.com. The conclusion of that report is included on section 28.1 of this Document.

Iberia engaged Morgan Stanley S.V., S.A.U (“Morgan Stanley”) to act as its financial adviser in respect of the merger. As part of such engagement, and upon the request of the Board of Directors of Iberia, Morgan Stanley issued a fairness opinion to the Board of

Directors of Iberia dated 21 September 2010 in connection with the merger, stating that, in Morgan Stanley’s opinion, subject to the procedures, qualifications, assumptions, limitations and other matters referred therein, the exchange ratio is fair from a financial point of view to Iberia shareholders, with the exception of British Airways and its affiliates. Morgan Stanley is acting as financial adviser to Iberia and for no one else in connection with the Merger and will not be responsible to anyone other than Iberia for providing the protections afforded to the clients of Morgan Stanley nor for providing advice in relation to the potential merger, the contents of this document or any other matter referred to herein.

Iberia engaged J.P. Morgan plc (“J.P. Morgan”) to act as its financial adviser in respect of the Merger with British Airways. As part of such engagement, and upon the request of the Board of Directors of Iberia, J.P. Morgan issued a fairness opinion to the Board of Directors of Iberia dated 22 September 2010 in that sets forth that the Merger Ratio is fair from a financial point of view for Iberia. J.P. Morgan is acting as financial adviser to Iberia and for no one else in connection with the Merger and will not be responsible to anyone other than Iberia for providing the protections afforded to the clients of J.P. Morgan or for providing advice in relation to the potential Merger, the contents of this document or any other matter referred to herein.

3.2	Background to the Merger

British Airways and Iberia have enjoyed a strong relationship for a number of years. British Airways and American Airlines jointly acquired a 10 per cent. shareholding in Iberia in 1999 as part of the privatisation of Iberia. Subsequently, British Airways acquired the American Airlines’ shareholding in Iberia and bought further shares in Iberia in the market, thereby taking its shareholding to 13.15 per cent. British Airways has appointed two members to the board of Iberia since 1999.

Iberia acquired a 9.975 per cent. shareholding in British Airways in 2008 and since 2009 has appointed a director to the board of British Airways.

British Airways and Iberia are also members of the oneworld alliance and since 2005 have operated a joint venture on routes between London Heathrow and Madrid Barajas.

British Airways, Iberia and American Airlines have recently entered into a revenue sharing alliance in relation to flights between, and flight connections originating in, European and North America destinations. For further details on this alliance see section 9.8.2.1 of this document.

3.3	Reasons for the Merger

The board of IAG believes that the Merger builds on the existing relationship between British Airways and Iberia and has compelling strategic and financial logic. It offers benefit to the shareholders and customers of both companies.

The Merger will combine the two companies’ leading positions in the United Kingdom and Spain and enhance their presence in the international long-haul markets while retaining the individual brands and current operations of each airline.

The principal benefits of the Merger include:

•	Customer benefits

Enhanced customer benefits including the consolidation of the oneworld alliance with a larger combined network for passengers and cargo and an enhanced ability to invest in new customer products and services (for example fleet, customer lounges and websites).

•	Synergy potential

IAG Directors are targeting estimated annual synergies of approximately €400 million (before tax) from the end of the fifth year after completion of the Merger at a maximum cash cost of €269 million over the five year period. These synergies are in addition to synergies derived from the companies’ existing joint business between London Heathrow and Madrid Barajas.

•	Improved strategic position within the global aviation sector

Complementary network fit, in particular combining British Airways’ strong presence on long-haul routes to North America, Asia–Pacific and Africa with Iberia’s strong presence on long-haul routes to Latin America.

Potential for future capacity and frequency growth by optimising the network plan across the companies’ respective positions at the dual hubs of London Heathrow and Madrid Barajas. London Heathrow is currently capacity constrained, whereas Madrid Barajas has capacity for expansion.

Enhanced financial, network and operational scale provides a superior platform to compete with other major airlines and airline alliances.

•	Consolidation

Potential to lead and benefit from further industry consolidation, including, as and when the prevailing regulatory environment permits, outside Europe.

•	Diversified earnings stream

High level of cash, putting the IAG Group in a position to withstand potential shocks and cyclical fluctuations affecting the aviation industry.

Good market share position for traffic both intra-Europe and between Europe and major global centres.

Based on revenue, the merger of British Airways and Iberia represents the merger of the 3rd and 4th scheduled carriers in Europe. The IAG Group will become, after the Merger, the 3rd largest European scheduled carrier and the 6th largest scheduled carrier of the world (based on revenue).

3.3.1	Governance and management

A management team with a track record of delivering cost efficiencies and implementing business change initiatives.

The governance structure that will enable the IAG Directors and the executive management team to determine and drive the strategy for the IAG Group and enhance the IAG Group’s earnings potential and deliver synergy benefits.

A structure that maintains localised operational focus and accountability and maintains the individual brands of each company, with IAG, setting the overall direction and strategy of the combined business.

3.4	Description of the Merger

The Merger comprises a number of separate transactions that will be carried out over a few days. These transactions include the Iberia Hive Down, the British Airways Scheme, the

IAG Merger, the Cross Holding Transactions and the Nationality Structure Transactions. The expected timetable of principal events is as follows:

26 October 2010	Approval of the Registration Document by the CNMV and approval of the British Airways Scheme Document by the Financial Services Authority (FSA, financial services industry on the UK).

27 October 2010	Call of the Iberia General Meeting.
29 November 2010	9.30 a.m. (London time): British Airways Court Meeting[1]
9.45 a.m. (London time): British Airways General Meeting[2]
10.00 a.m. (London time): British Airways Class Meeting[3]
12.00 p.m.: Iberia General Meeting (on second call)[4]

1 December 2010	Hive Down Creditor Protection Period and Merger Creditor Protection Period begin.

2 January 2011	Hive Down Creditor Protection Period and Merger Creditor Protection Period end.

January 2011 (no less than 72 hours before the UKLA listing hearing)	Approval of the Securities Note.

18 January 2011	UKLA listing hearing regarding the admission of IAG Shares. UKLA and LSE to issue written confirmation of approval of listing application of IAG Shares.

19 January 2011	Court Hearing. At the Court Hearing the sanction of the British Airways Scheme by the Court is sought. Every British Airways Scheme Shareholder will have the right to attend, be heard, and support or oppose the making by the Court of an Order sanctioning the Scheme and confirming the cancellation of share capital.

20 January 2011	Hive Down Deed is executed before a Spanish Notary Public and filing of such Deed with the Madrid Mercantile Registry. Effective Date of the Hive Down.
Last day of dealings in British Airways Shares and Iberia Shares.

21 January 2011	7.30 a.m. (London time) suspension of British Airways Shares and 8.30 a.m (Madrid Time) suspension of Iberia Shares.

Scheme Effective Date. British Airways Scheme becomes effective as a result of the filing with the Registrar of Companies of England and Wales of the Court order sanctioning the British Airways Scheme.

[1]	The High Court of England and Wales will grant an order on 26 October 2010 for the British Airways Court Meeting to be convened.
[2]	To commence at the time fixed or as soon thereafter as the British Airways Court Meeting concludes.
[3]	To commence at the time fixed or as soon thereafter as the British Airways General Meeting concludes.
[4]

The Iberia General Meeting will be called to be held, on first call, at 12.00 p.m. on 28 November 2010. It is expected that the Iberia General Meeting will be held on second call. If any of the British Airways Court Meeting, the British Airways General Meeting or the British Airways Class Meeting is adjourned, the Iberia General Meeting will also be adjourned.

Once the British Airways Scheme becomes effective, the Share Capital Increase Deed will be executed before the Spanish Notary to increase BA Holdco’s share capital as a result of the British Airways Scheme. BA Holdco issues BA Holdco Shares to the Custodian. Filing of the Share Capital Increase Deed with the Madrid Mercantile Registry.

Merger Deed is executed and filed with the Madrid Mercantile Registry and then such Deed is registered with the Madrid Mercantile Registry.

Merger Effective Date.

On the Merger Effective Date IAG issues IAG Shares in accordance with the Merger Ratio. Commencement of the share exchange transactions relating to the allocation of the respective issued IAG Shares.

24 January 2011

8.00 a.m (London time) cancellation of listing of British Airways Shares and 9.00 a.m. (Madrid Time) cancellation of listing of Iberia Shares.

Simultaneous admission to listing of IAG Shares on the Official List (8.00 a.m. London time) and on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges (9.00 a.m. Madrid time).

26 January 2011	Implementation of the Nationality Structures

All references to time in this document are to Madrid time unless otherwise stated. The dates included in this Section regarding the implementation of the Merger and admission of IAG Shares are tentative as such dates depend on a number of factors and authorizations.

Under the Iberia Hive Down, Iberia will transfer all of its assets and liabilities (other than the rights and obligations of Iberia under the Merger Agreement which will be retained by Iberia) to Iberia, Líneas Aéreas de España, Sociedad Anónima Operadora (“Iberia Opco”), a Spanish dormant company incorporated in December 2009, wholly owned by Iberia resulting in Iberia becoming a holding company, and its main asset will be its 100 per cent. shareholding of Iberia Opco. The treasury shares of Iberia, currently represented by 27,897,583 Iberia Shares representing 2.927 per cent. of its share capital, will not be hived down to Iberia Opco as these treasury shares will be cancelled prior to the Iberia Hive Down.

Pursuant to the British Airways Scheme, BA Holdco S.A. a Spanish dormant company incorporated in December 2009 (“BA Holdco”) will become the holding company of the British Airways Group. Following completion of these two transactions, BA Holdco and Iberia will, by means of a Spanish domestic merger, merge with and into IAG. Further details on the implementation of these transactions are set out below in sections 3.6.1 to 3.6.3 of this document. A scheme of arrangement is a compromise or arrangement between a company and its members or creditors (or any class of them) under English law and can be used to effect a solvent reorganisation of a company or group structure, including by merger or, as the case in this transaction, the insertion of a new holding company. If a scheme of arrangement becomes effective, it will be binding on all shareholders, irrespective of whether or not they have attended or voted in favour of the related scheme.

In order to preserve the existing route licences and traffic rights of both British Airways and Iberia pursuant to some bilateral treaties, a governance structure will be implemented as part of the Merger which will ensure that United Kingdom nationals hold at least 50.1 per cent. of the voting rights at a general meeting of British Airways and Spanish nationals hold at least 50.1 per cent. of the voting rights in Iberia Opco (although these shareholdings will carry minimal economic rights). These structures are referred to as the Nationality Structures and the transactions for their implementation are referred to as the Nationality Structure Transactions. They are described in further detail in section 3.6.5 of this document.

The British Airways Group currently indirectly holds a 13.15 per cent. shareholding in Iberia and Iberia, in turn, currently holds a 9.975 per cent. shareholding in British Airways (the shareholdings are referred to in this document as the “Cross Holdings”). British Airways and Iberia have agreed that, as part of the Merger, these Cross Holdings between the operating companies should be maintained or recreated as described in section 3.6.4 of this document. The transactions to be implemented are called the Cross Holding Transactions.

Following implementation of the transactions described above:

•	British Airways’ share capital will be held as follows:

•

IAG will hold (i) 44.92 per cent. of the total number of shares and the total number of voting rights and (ii) 90.02 per cent. of the total economic rights (other than the minimal economic rights carried by the shares held by LDC (NCS) Limited, an English company incorporated in September 2010 (the “UK Trustee”), of British Airways;

•

Iberia Opco will hold (i) 4.98 per cent. of the total number of shares and the total number of voting rights and (ii) 9.98 per cent. of the total economic rights (other than the minimal economic rights carried by the shares held by the UK Trustee) of British Airways; and

•

UK Trustee will hold 50.1 per cent. of the total number of issued shares and the total number of voting rights of British Airways (and such shares will carry minimal economic rights set out in section 3.6.5 of this document);

•

The share capital of Iberia Holding (a Spanish company which, following the implementation of the Iberia Nationality Structure, will hold 100 per cent. of the share capital of Iberia Opco, the operating company of the Iberia Group) will be held as follows:

•

IAG, a Spanish company, will hold shares representing (i) 43.1 per cent. of both the total nominal share capital and the total number of voting rights and (ii) 86.4 per cent. of the total economic rights (other than the minimal economic rights carried by the shares of Iberia Holding (and therefore, indirectly, of Iberia Opco) held by Garanair S.L. (the “Spanish Nationality Company”);

•

British Airways Holdings B.V. (“BAHBV”) will hold shares representing (i) 6.8 per cent. of both the total nominal share capital and the total number of voting rights and (ii) 13.6 per cent. of the total economic rights (other than the minimal economic rights carried by the shares held by the Spanish Nationality Company) of Iberia Holding (and therefore, indirectly, of Iberia Opco); and

•

the Spanish Nationality Company will hold shares representing 50.1 per cent. of both the total nominal share capital and the total number of voting rights (and such shares will carry only minimal economic rights set out in section 3.6.5 of this document).

IAG will, subject to the Nationality Structures, be the holding company of the IAG Group.

It is anticipated that the various separate transactions that comprise the Merger will be carried out over a series of days and that the IAG Merger will be implemented on or around 21 January 2011, with the Nationality Structures being implemented two days after Admission of IAG Shares (i.e. 26 January 2011). The Merger (including the various transactions that it comprises) is subject to the satisfaction of a number of conditions, details of which are set out in section 3.5 of this document. These conditions include, among other things, the passing of the resolution to be proposed at the British Airways Court Meeting, the British Airways General Meeting, the British Airways Class Meeting and the Iberia General Meeting.

The British Airways Court Meeting, the British Airways General Meeting and the British Airways Class Meeting shall be held at 9.30 a.m., 9.45 a.m. and 10.00 a.m. (London Time) (or as soon thereafter as the British Airways General Meeting concludes) respectively, on 29 November 2010 at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE. The Iberia General Meeting shall be called to be held, on first call, at 12 p.m. on 28 November 2010 in Madrid and, on second call, on 29 November 2010 at the same time and on the same place, and it is expected that said Iberia General Meeting will be held on second call.

Set out below is a brief explanation of the resolutions to be proposed at each meeting and certain other information.

•	British Airways Court Meeting

At the British Airways Court Meeting, British Airways Ordinary Shareholders (other than Iberia) will be asked to approve the British Airways Scheme. The statutory majority required to approve the British Airways Scheme at the British Airways Court Meeting is a majority in number of those holders (other than Iberia) of British Airways Ordinary Shareholders who are present and vote in person or by proxy, and those voting in favour must also represent 75 per cent. or more in value of British Airways Shares that are voted, present or represented. The quorum for the British Airways Court Meeting is at least two persons present (or their proxies or corporate representatives) and entitled to vote.

•	British Airways General Meeting

At the British Airways General Meeting, British Airways Ordinary Shareholders will be asked to approve, subject to the British Airways Scheme being approved at the British Airways Court Meeting, a special resolution approving the British Airways Scheme and certain matters necessary to implement the British Airways Scheme, including the reduction of British Airways share premium account and a reduction of British Airways share capital (both of which form part of the British Airways Scheme) and ancillary matters including the adoption of the new articles of association for British Airways, the authorisation of the allotment of British Airways Shares pursuant to the British Airways Scheme and the conversion and redesignation of Iberia’s British Airways Cross Holding as A2 Shares of 25 pence each in the capital of British Airways.

The resolution at the British Airways General Meeting will be determined by a poll and not a show of hands. The majority required for the passing of a special resolution is not less than 75 per cent. of the votes cast. On a poll each holder of British Airways Shares present in person or by proxy will have one vote for each British Airways Share held. The quorum for the British Airways General Meeting is at least two persons present (or their proxies) and entitled to vote. Iberia has committed to vote in favour of the resolutions to be approved at the British Airways General Meeting.

•	British Airways Class Meeting

At the British Airways Class Meeting, British Airways Ordinary Shareholders (other than Iberia) will be asked to approve the conversion and redesignation of Iberia’s British

Airways Cross Holding as A2 Shares of 25 pence each in the capital of British Airways. The reclassification of Iberia’s shareholding in British Airways will, for the purposes of the BA Articles, be a variation of class rights requiring the consent of Iberia and requiring a special resolution to be passed by British Airways Ordinary Shareholders (other than Iberia) at the British Airways Class Meeting. Iberia has undertaken under the Merger Agreement that it will provide its written consent to the reclassification.

The special resolution at the British Airways Class Meeting will be determined by a poll and not a show of hands. The majority required for the passing of the special resolution is not less than 75 per cent. of the votes cast. On a poll each holder of British Airways Shares (other than Iberia) present in person or by proxy will have one vote for each British Airways Share held. The quorum for the British Airways Class Meeting is at least two persons entitled to vote and holding or representing by proxy at least one-third in nominal value of the British Airways Shares held by the British Airways Ordinary Shareholders (other than Iberia) excluding any shares of that class held as treasury shares.

•	Iberia General Meeting

At the Iberia General Meeting, Iberia shareholders will be asked to approve, among others, the redemption of Iberia treasury shares, the reclassification of the Shares of Iberia held by the British Airways Group in a new class B of Shares of Iberia, the Iberia Hive Down and the IAG Merger. Approval of such resolutions by the shareholders’ meeting of Iberia will require a majority of the shareholders attending the meeting, without prejudice to the qualified quorum included in section 35 of the bylaws of Iberia. In accordance with such provision a general meeting either ordinary or extraordinary may validly pass any resolutions to issue bonds, increase or reduce the company’s share capital, transform, merge or split the company and in general terms, any amendment of the bylaws, provided that, on first call, shareholders are present or represented holding, at least, 50 per cent. of the subscribed voting capital. On second call, according to Iberia’s By-Laws the attendance of 31 per cent. of said capital will suffice.

If the required quorum is present on first call a simple majority is required for passing the resolutions. If less than 50 per cent. of the subscribed voting capital is present at the time initially appointed for the holding of the meeting, the aforementioned resolutions may only be adopted validly with the vote in favour of two thirds of the capital present or represented at the Shareholders’ Meeting.

The resolution for reclassification of the Shares of Iberia held by the British Airways Group in a new class B of shares of Iberia will be voted for separately by the shares to be reclassified, on the one hand, and by the shares not to be reclassified, on the other hand.

British Airways Directors have recommended that the relevant British Airways Ordinary shareholders vote in favour of the resolutions to be proposed at the British Airways Court Meeting, the British Airways General Meeting and the British Airways Class Meeting. Iberia Directors have recommended that Iberia Shareholders vote in favour of the resolutions to be proposed at the Iberia General Meeting.

Caja de Ahorros y Monte de Piedad de Madrid (“Caja Madrid”) and El Corte Ingles, S.A. (el “El Corte Inglés”) (who hold approximately 22.99 per cent. and 3.210 per cent., respectively, of the total voting rights of Iberia) have each undertaken to Iberia to vote in favour of the resolutions to be proposed at the Iberia General Meeting, subject to certain conditions and confirmations.

British Airways is to procure that BAHBV and BHL vote in favour of the resolutions to be proposed at the Iberia General Meeting. BAHBV and BHL own 125,321,425 ordinary shares of Iberia each with a nominal value of €0.78, representing 13.15 per cent. of the share capital of Iberia.

As the British Airways Ordinary Shares that Iberia currently owns will not be subject to the British Airways Scheme (as the British Airways Scheme relates to British Airways Ordinary Shares and Iberia’s shares will be converted to A2 shares prior to the British Airways Scheme becoming effective), Iberia will not be eligible to vote on the British Airways Scheme at the British Airways Court Meeting (although Iberia will separately give its consent to the British Airways Scheme). Iberia will be eligible to vote at the British Airways General Meeting and has committed to vote in favour of the resolutions. Iberia currently owns approximately 9.975 per cent. of British Airways Ordinary Shares. The reclassification of Iberia’s shareholding in British Airways will, for the purposes of the BA Articles, be a variation of rights carried by such shares, requiring the consent of a special resolution to be passed by British Airways Ordinary Shareholders (other than Iberia) at the British Airways Class Meeting. Iberia has undertaken in the Merger Agreement that it will provide its written consent to the reclassification.

3.5	Conditions to the Merger

As noted above, the Merger comprises a number of separate transactions, including the Iberia Hive Down and the British Airways Scheme. Completion of the Merger (including these transactions) is subject to the satisfaction of certain conditions, including the following:

•

approval at the British Airways Court Meeting of the British Airways Scheme by a majority in number of the British Airways Ordinary Shareholders (excluding Iberia) present or represented and voting representing 75 per cent. or more in value of all British Airways Shares held by such British Airways Ordinary Shareholders.

•	the Court having made an order sanctioning the British Airways Scheme.

•	the passing of the resolutions to be proposed at the British Airways General Meeting and the British Airways Class Meeting.

•	the passing of the resolutions proposed at the Iberia General Meeting.

•

each of the Hive Down Creditor Protection Period and the Merger Creditor Protection Period, applicable under Spanish law, having expired without a creditor lodging an objection to the Iberia Hive Down or the IAG Merger which either by itself, or when taken together with any other objections to the Iberia Hive Down or the IAG Merger lodged by creditors, would, if the amounts to which such objections relate were guaranteed in accordance with Spanish law, result in a material financial cost to the IAG Group in either Iberia’s or British Airways’ reasonable opinion.

•

the UKLA having agreed to admit the IAG Shares to the Official List and its agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, BA and Iberia have agreed that as between them and for the purposes of the Merger Agreement this condition will be satisfied following an acknowledgement by the UKLA followings its Listing Hearing that the IAG Shares will be admitted to listing subject to the fulfilment of certain conditions.

•

the London Stock Exchange having agreed to admit the IAG Shares to trading on its market for listed securities and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the London Stock Exchange agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, British Airways and Iberia have agreed that as between them and for the purposes of the Merger Agreement this condition will be satisfied following an acknowledgement by the London Stock Exchange followings its Listing Hearing that the IAG Shares will be admitted to trading subject to the fulfilment of certain conditions.

The parties to the Merger Agreement have agreed to use their reasonable endeavours to carry out such reasonable steps and actions as are within their control to take and are reasonably necessary to satisfy the conditions and to implement the Merger in accordance with the terms of the Merger Agreement and, as far as reasonably practicable, the indicative timetable set out in it.

Section 27.1.1 of this document describes the events under which the Merger Agreement may be earlier terminated (which may only be exercised prior to the Merger Effective Date).

3.6	Implementation of the Merger

3.6.1	Iberia Hive Down

As explained above, the first material transaction in the series of transactions comprising the Merger is the Iberia Hive Down. The Iberia Hive Down will involve Iberia transferring all of its assets and liabilities (other than the rights and obligations of Iberia under the Merger Agreement, which will be retained by Iberia) to Iberia Opco in return for an issue to Iberia of further shares by Iberia Opco. The treasury shares of Iberia, currently represented by 27,897,583 Iberia Shares representing 2.927 per cent. of its share capital will not be hived down to Iberia Opco and will instead be cancelled prior to the Iberia Hive Down. As a result of the Iberia Hive Down, Iberia will become a holding company and Iberia Opco will become the operating company of the Iberia Group.

The Iberia Hive Down will be performed by the execution of the Hive Down Deed and its registration with the Madrid Mercantile Registry.

Implementation of the Iberia Hive Down is conditional upon the satisfaction of the conditions set out in section 3.5. In the event that these conditions are satisfied, it is anticipated that the Iberia Hive Down will be performed on the day prior to the Merger Effective Date.

As set forth above, Caja Madrid and El Corte Ingles have each undertaken to Iberia to vote in favour of the resolutions to be proposed at the Iberia General Meeting, subject to certain conditions and confirmations.

Implementation of the Iberia Hive and the Merger will be conditional upon the adoption of the resolutions proposed at the Iberia General Meeting to be held, in principle, on 29 November 2010, the date on which the British Airways General Meeting will also be held.

3.6.2	The British Airways Scheme

Following the implementation of the Iberia Hive Down, the next transaction to be implemented as part of the Merger is the British Airways Scheme.

The British Airways Scheme will result in a Spanish company, BA Holdco, S.A., acquiring 90.025 per cent. of the British Airways Shares and becoming the holding company of the British Airways Group. Under the terms of the British Airways Scheme, the British Airways Scheme Shares will be cancelled (through a reduction of British Airways’ share capital) and, in consideration for this cancellation, the holders of British Airways Scheme Shares on the register at the Scheme Record Time will receive 1 BA Holdco Share for each British Airways Scheme Share. As part of the settlement arrangements which are further described in section 7.8, the BA Holdco Shares will be issued to Computer share Company Nominees Limited (the “Custodian”) as nominee for the holders of British Airways Scheme Shares (at the Scheme Record Time). Section 26.1.1 of this document describes further details on the amount of the capital increase of BA Holdco as a result of the British Airways Scheme.

The shareholding of Iberia in British Airways will be transferred to Iberia Opco as a result of the Iberia Hive Down. Such shareholding will be converted into a separate class of shares (A2 shares – which are described in further detail below) prior to the Scheme Record Time and, as such, Iberia will not receive BA Holdco Shares pursuant to the British Airways Scheme (which relates only to the ordinary shares in British Airways). As such, Iberia’s 9.975 per cent. shareholding in British Airways will remain after the British Airways Scheme and the IAG Merger have become effective as an asset of Iberia Opco.

In addition, prior to the occurrence of the British Airways Scheme, BA Holdco will subscribe for one A2 share in the capital of British Airways and British Airways will use the proceeds of that subscription to redeem the special voting share in the capital of British Airways. The special voting share is currently held for the purposes of ensuring compliance with nationality requirements imposed by certain British Airways route licences and operating licences. The special voting share, that will be redeemed prior to the Merger, is currently held by L.D.C. (SPV No. 1) Limited, a wholly owned subsidiary of The Law Debenture Trust Corporation p.l.c and its sole function is to ensure that the votes capable of being cast by UK national British Airways Ordinary Shareholders, taken as a whole, need never fall below a majority. Its voting rights would only be triggered if the number of UK national British Airways Shares represent, or are reasonably likely to represent at the time of the next scheduled general meeting, 50 per cent. or less of the issued ordinary share capital of British Airways and if the British Airways Board considers that, as a result, any authority, permission, licence or privilege which enables an air service to be operated which is currently granted to, or enjoyed by, British Airways may be refused, withheld, suspended or revoked. The A2 shares shall have the same rights and liabilities in all respects with the British Airways Ordinary Shares save that, in respect of any dividend which is paid by British Airways to its shareholders the aggregate amount of which is less than £1.00, the holders of the A2 shares shall not be entitled to receive any amount of such dividend. In addition, the A2 shares shall not carry the right to participate in the capitalisation issue that is part of the British Airways Scheme.

Pursuant to article 343 of the restated text of the Spanish Companies Law, BA Holdco capital, currently established at €60,120, will initially reduce to zero, by means of the full redemption of the shares representing such capital and the consequent refund of the contributions made by BA Holdco’s current sole shareholder, Latorre & Asociados Consultoría, S.L. Simultaneously, BA Holdco share capital will be increased by way of the issue of the necessary number of BA Holdco Shares, each with a par value of €0.50, with the Custodian receiving on trust as nominee for the holders of British Airways Scheme Shares one new BA Holdco Share for each British Airways Scheme Share. The sole shareholder of BA Holdco will delegate to the BA Holdco Board, according to applicable law, and with power of substitution, the power to decide on the specific features of the relevant capital increase, including the total nominal amount of the increase and BA Holdco Shares to be issued. In any case, the effectiveness of the reduction resolution will be conditional on the effective implementation of the subsequent capital increase resolution indicated.

The BA Holdco Shares to be issued pursuant to the capital increase of BA Holdco will be fully subscribed by the holders of British Airways Scheme Shares and the capital increase will be fully paid-up by way of the contribution of the British Airways Ordinary Shares to BA Holdco.

All the BA Holdco Shares will be issued to the Custodian as nominee for and on bare trust for the holders of British Airways Scheme Shares at the Scheme Record Time (who are also referred to as the BA Merger Shareholders in this document).

For the British Airways Scheme to become effective, a special resolution implementing the British Airways Scheme must be passed at the British Airways General Meeting and the British Airways Scheme must be approved at the British Airways Court Meeting by a majority in number of holders of British Airways Scheme Shares present or represented and voting representing 75 per cent. or more in value of all British Airways Shares held by such shareholders.

The British Airways Scheme also requires the sanction of the Court, as well as satisfaction or waiver of the other conditions to which the Merger is subject. If the British Airways Scheme becomes effective, it will be binding on all holders of British Airways Scheme Shares on the register at the Scheme Record Time irrespective of whether or not they attend or vote in favour or not of the British Airways Scheme at the British Airways Court Meeting or in favour of the resolution to be proposed at the British Airways General Meeting or the resolution to be proposed at the British Airways Class Meeting.

The Scheme Document (the “Circular”) that sets out details of the British Airways Scheme and contains the notices convening the British Airways Court Meeting, the British Airways General Meeting and the British Airways Class Meeting, together with this Document, will be despatched to British Airways Ordinary Shareholders on or around 26 October 2010.

The Scheme Document contains a letter from the Chairman of British Airways explaining the nature of the proposals, an explanatory statement (which is a document setting out certain information required by statute, such as details of the effect of the scheme of arrangement on directors’ interests), a scheme of arrangement (a formal technical document setting out the proposals embodied in the scheme), the notices convening the various shareholder meetings and other information required by the Listing Rules (including information on Iberia, which is based upon information contained in sections 9 and 15 of this Document).

In the event that the conditions to the Merger set out in section 3.5 are satisfied, it is anticipated that the British Airways Scheme will become effective the day after completion of the Iberia Hive Down, that is on or around 21 January 2011 (which will be the Merger Effective Date).

3.6.3	The IAG Merger

As explained above, following the Iberia Hive Down and the British Airways Scheme, BA Holdco and Iberia will, by means of a Spanish domestic merger, merge with and into IAG. As part of the IAG Merger, Iberia and BA Holdco will be dissolved and all of their respective assets and liabilities, and all of their respective rights and obligations, will be transferred to IAG (currently a dormant company incorporated in December 2009 on universal basis). In consideration, IAG will issue shares to BA Holdco’s and Iberia’s existing shareholders in accordance with the ratio set out in section 3.1 of this part of the document.

Set out below is a diagram that shows the corporate structure following completion of the Hive Down and the British Airways Scheme and that illustrates the operation by absorption of Iberia and BA Holdco by IAG.

1.	IAG is currently a dormant company.

2.	Under the IAG Merger, Iberia and BA Holdco will merge with and into IAG and Iberia and BA Holdco will be dissolved.
3.	As a part of the IAG Merger, BA Holdco’s shareholding in Iberia will be extinguished under article 26 of Spanish Law 3/2009 of April 3, which states that the shares of the merging companies that are in possession of any of them cannot be exchanged for shares of the company resulting from the merger, having to be redeemed or cancelled. This cross shareholdings will be recreated at a later stage in the Merger as described in section 3.6.4 below.
4.	The reference to British Airways Ordinary Shareholders excludes members of the Iberia Group.

Iberia, BA Holdco and IAG will execute the Merger Deed and file it for registration with the Madrid Mercantile Registry. Once the Merger Deed has been duly registered by the Madrid Mercantile Registry, the IAG Merger will become effective with effect from the date on which the Merger Deed is filed with such registry, which is expected to be on the day the British Airways Scheme becomes effective (21 January 2011). Following the Merger Effective Date, it is anticipated that the IAG Shares will be admitted to the Official List and to trading on both the main market for listed securities of the London Stock Exchange and on the Madrid, Barcelona, Valencia and Bilbao Stock Exchanges (through the Spanish Stock Exchange Interconnection System – Continuous Market (Sistema de Interconexión Bursátil - Mercado Continuo)) on 24 January 2011. Further details of the settlement arrangements for the IAG Shares are set out in section 7.8 of this document.

In order to limit the period of time during which the liquidity of the shares held by British Airways Shareholders and Iberia Shareholders is affected, it is planned for the Merger Effective Date to be a Friday and the Admission of IAG Shares to be the following Monday. It is expected that this structure will result in trading in British Airways Shares and Iberia Shares only being suspended for one day (21 January 2011).

The new shares to be issued by IAG pursuant to the IAG Merger will carry the right to share in IAG’s corporate profits after the date on which the Merger Deed is filed for entry before the Madrid Mercantile Registry, which is expected to take place on the same date of its execution (which is expected to be 21 January 2011). The operations of Iberia and of BA Holdco will be considered to have been made for accounting purposes of the account of IAG from the date on which the Merger Deed is filed at the Madrid Mercantile Registry, which is expected to take place on the same date of its execution (the foregoing is to be understood as not precluding whatever the applicable legislation provides from time to time).

3.6.4	Transactions related to the Cross Holdings

As referred to above, it is the intention of the parties that the Cross Holdings be maintained or re-created as part of the Merger.

3.6.4.1	Iberia’s British Airways Cross Holding

As noted above, the shareholding of Iberia in British Airways will be transferred to Iberia Opco as a result of the Iberia Hive Down. Such shareholding will be converted into a separate class of shares (A2 shares) prior to the Scheme Record Time and, as such, Iberia will not receive BA Holdco Shares pursuant to the British Airways Scheme (which relates only to the ordinary shares in British Airways). As such, Iberia’s 9.975 per cent. shareholding in British Airways will remain after the British Airways Scheme and the IAG Merger have become effective as an asset of Iberia Opco.

3.6.4.2	British Airways’ Cross Holding

Prior to the Merger Effective Date, the subsidiaries of British Airways will carry out the necessary transactions to transfer their shareholdings in Iberia to BA Holdco. First of all, BHL will transfer all of the Iberia Shares held by it to BAHBV. BAHBV will then transfer by sale and purchase all of the Iberia Shares held by it to BA Holdco. In order to finance BA Holdco’s purchase of the Iberia Shares, BAHBV will make a loan to BA Holdco (the “Intra-Group Loan”).

As a result of the cancellation of the treasury stock of Iberia described above, BA Holdco’s shareholding in Iberia will be increased from 13.15 per cent. to 13.55 per cent.

Following these internal transactions, BA Holdco’s shareholding in Iberia will be reclassified prior to the IAG Merger so that the shares held by BA Holdco in Iberia will form a different class to the shares held by the other shareholders. Pursuant to article 26 of Law 3/2009, shares of merging companies that are held by either one of them may not be exchanged for shares of the company resulting from the merger and must be redeemed or cancelled. Therefore BA Holdco’s shareholding in Iberia will not be exchanged for shares in IAG, but will instead be cancelled as a result of the IAG Merger.

IAG will become the holder of 100 per cent. of the share capital of Iberia Opco, as a result of the absorption of Iberia.

After the IAG Merger is implemented, as part of the implementation of the Nationality Structures as described in this section 3.6.5, IAG will contribute its entire holding of shares in Iberia Opco (i.e. 100 per cent. of the share capital of such company) to Iberia Holding and IAG will become the sole shareholder of Iberia Holding. The reason for the insertion of Iberia Holding as a new holding company of Iberia Opco is to enable the Spanish Nationality Company to hold most of the nominal value and voting rights of Iberia Opco in the most reasonable way from a financial perspective taking into account Iberia Opco’s large nominal share capital.

In addition, as a result of the IAG Merger, IAG will assume the assets and liabilities of BA Holdco and will therefore become the debtor under the Intra-Group Loan. After the IAG Merger is implemented, the necessary transactions will be performed to ensure that BAHBV becomes the direct or indirect holder of a stake in Iberia Opco approximately equal in economic terms to the stake it held in Iberia prior to the IAG Merger either by way of the purchase or subscription of class A shares in Iberia Holding representing 13.6 per cent. of the economic rights of Iberia Opco (other than minimal economic rights carried by the shares owned by Spanish Nationality Company, being these named Iberia Holding B Shares to this Document effects).

Set out below is an illustration of the corporate structure following the Iberia Hive Down, the Scheme, the IAG Merger and the Cross Holding Transactions, and prior to the implementation of the Nationality Structure:

1	The percentage shown in respect of IAG’s stake in Iberia Holding represents the aggregate shareholding of IAG prior to the implementation of the Spanish Nationality Structure. This shareholding comprises 431 class A shares (carrying 43.1 per cent. of the voting rights and 86.4 per cent. of the total economic rights, with the exception of the minimal economic rights held by the holder of the class B shares) and 501 class B shares (carrying 50.1 per cent. of the voting rights and minimal economic rights). The 501 class B shares will be acquired by the Spanish Nationality Company as a result of the implementation of the Iberia Nationality Structure
2.	The percentage shown in respect of British Airways’ stake in Iberia Holding shows the economic rights owned by British Airways. As described in this section, this shareholding represents 68 class A shares carrying 6.8 per cent. of the voting rights and 13.6 per cent. of the total economic rights, other than the economic rights held by the holder of the class B shares. This stake will be owned by a wholly owned minimal of British Airways, British Airways Holdings BV.

3.6.5	Nationality Structures

The final transaction in the series of transactions comprising the Merger is the implementation of the Nationality Structures, which will take place approximately two Business Days after Admission of IAG Shares.

When operating flights outside the EU, British Airways and Iberia operate under route licences issued by their respective civil aviation authorities and in accordance with certain bilateral air transport conventions or treaties signed by the governments of the United Kingdom and Spain. In general, these bilateral air transport treaties typically permit a contracting state to deny, suspend, or impose conditions on a carrier’s flying rights where that contracting state ceases to be satisfied that such carrier designated by the other contracting state meets the nationality requirements of ownership and effective control. Therefore, it is a requirement of the route licences granted by their respective civil aviation authorities that British Airways and Iberia are effectively controlled by United Kingdom (in the case of British Airways) or Spanish (in the case of Iberia) nationals.

British Airways and Iberia also require operating licences granted by their respective civil aviation authorities to carry passengers, cargo and mail. Operating licences require that British Airways and Iberia are majority owned and effectively controlled by EU nationals or EU member states (unless otherwise provided for in an agreement made with a third country to which the EU is a party).

In order to preserve the existing route licences, the Nationality Structures will be implemented, which are governance structures that ensure that United Kingdom nationals hold at least 50.1 per cent. of the voting rights of British Airways and Spanish nationals hold at least 50.1 per cent. of the voting rights in, and 50.1 per cent. of the nominal share capital of, Iberia. Further details of the arrangements that are in place in relation to the exercise of voting rights by the Nationality Entities are set out in section 3.9 of this document.

The “Dirección General de Aviación” (in respect of Iberia) has confirmed that the Iberia Nationality Structure, following its implementation as described in this Document, will comply with the requirements to treat Iberia Opco, after the Hive Down, as a Spanish designated carrier for the purposes of bilateral conventions. The United Kingdom Civil Aviation Authority (in respect of British Airways) has confirmed that, following implementation of the Nationality Structure, British Airways would continue to meet the ownership and control requirements imposed by UK and European regulations.

In order to preserve the existing operating licences in force at any time, the IAG’s Bylaws contain certain provisions (which together with the Nationality Structures) that are designed to preserve the operating licences of British Airways and Iberia. Other provisions in the IAG’s Bylaws are also designed to preserve the route licences and traffic rights of British Airways and Iberia.

IAG’s Bylaws include obligations under which IAG shareholders must notify IAG with certain information concerning the nationality of the owner of shares in certain circumstances. Such information will usually be required, under articles 6(4) of the IAG’s Bylaws upon the acquisition of IAG Shares. For the purposes of Article 6(4) of the IAG’s Bylaws, in order to carry out the procedure for the exchange of shares of Iberia and BA Holdco for the IAG Shares as well as for the registration of the IAG shareholders, IAG will take into account the nationalities of the holders as registered in the share registers of Iberia at the moment such exchange is implemented and British Airways as registered in the share registers of British Airways at the Scheme Record Time. The IAG Board may adopt measures to protect an operating licence of IAG, British Airways or Iberia, in light of the nationality of its shareholders or any persons with an interest in IAG Shares. Articles 11 of the IAG’s Bylaws sets forth that if the air operating rights (such as permissions or licences) of IAG or its operating affiliates may be affected due to the nationality of persons owning or controlling IAG, the IAG Board may implement certain measures, including establishing a maximum number of shares that may be held by any non-EU shareholders (which may not be less than 40 per cent. of IAG’s share capital under any circumstances). For further information on these provisions, see section 26.2.7 of this document.

The Nationality Structures will, initially, be in place for the first five years following the Merger, after which IAG will have the right to terminate the Nationality Structures. The termination of the Iberia Nationality Structure and the British Airways Nationality Structure must take place at the substantially the same time.

To protect the specific interests of British Airways and Iberia and their respective stakeholders, IAG, British Airways, Iberia Opco and Iberia Holding have entered into the Assurances Agreement under which the parties have agreed the assurances and principles described in section 3.8 in respect of the operation of the business of the IAG Group (the “Assurances”). The Assurances must be respected for five years from the Merger Effective Date. The Spanish Nationality Company and the directors designated as the directors of the holder of the BA B Shares (being the UK Trustee) will also have a role in monitoring the parties’ compliance with the Assurances as further explained below. Section 3.8 includes a summary of the mechanisms that have been put in place in order to ensure compliance with the Assurances Commitment (as defined below) including the possibility to set up an Assurances Committee that may decide if an action or decision would be a breach of the Assurances Commitment.

Set out below are further details on the implementation of the Nationality Structures and the arrangements for terminating and exiting such structures.

3.6.5.1	Implementation of the British Airways Nationality Structure

The British Airways Nationality Structure is designed to ensure that United Kingdom nationals hold at least 50.1 per cent. of the voting rights at a general meeting of British Airways. The British Airways Nationality Structure shall be implemented in the manner set out below.

Once the Admission of IAG Shares (24 January 2011) becomes effective, British Airways will hold a general meeting at which a resolution to effect the consolidation and redesignation of British Airways’ share capital will be proposed, together with a resolution proposing the adoption of the BA Opco Articles. Should such resolutions be passed, the share capital of British Airways shall be comprised of four separate classes of share, being BA A1 Shares, BA A2 Shares, BA B Shares and BA C Shares. The holders of the BA A1 Shares, BA A2 Shares and the BA B Shares shall have one vote for every BA A1 Share, BA A2 Share or (as the case may be) BA B Share they hold. The BA C Shares shall not confer any right on a holder of such shares to vote.

As regards economic rights, the BA A1 Shares, the BA A2 Shares and the BA C Shares will be preferred over the BA B Shares held by the Trustee to the extent that they will confer on their holders more favourable economic rights. Specifically, the economic rights of the BA A1 Shares, the BA A2 Shares, the BA B Shares and the BA C Shares will confer the following rights:

•

in respect of dividends and other distributions, the holders of the BA B Shares will be entitled to 1 per cent. of the total amount of any dividend declared by British Airways, provided that the aggregate amount of the dividends and distributions that the BA B Shares shall be entitled to shall be capped at £1 per BA B Share. The holders of the BA A1 Shares the BA A2 Shares and the BA C Shares shall be entitled to the remaining portion of such dividend or distribution pro rata to the number of such shares held by them. However, where the aggregate amount of any dividend or distribution which is made by British Airways is less than £1, the holders of the BA A2 Shares shall not be entitled to receive any amount of such dividend; and

•

in a capital reduction with a return of contributions, British Airways’ assets will be applied as follows: (i) first, the nominal value of the BA A1 Shares, the BA A2 Shares and the BA C Shares will be repaid; (ii) should any surplus exist, it will be allocated to repay the nominal value of the BA B Shares; and (iii) should any surplus exist thereafter, any balance will be distributed to the holders of the BA A1 Shares, the BA A2 Shares and the BA C Shares pro rata to the number of such shares held by them.

As referred to above, the share capital of British Airways shall be consolidated so that the British Airways ordinary shares (and one A2 Share) held by IAG are consolidated (and in the case of the A2 Share, redesignated) into BA A1 Shares and the A2 shares held by Iberia Opco are consolidated into BA A2 Shares (the BA A1 Shares and the BA A2 Shares will carry substantially the same voting and economic rights). The UK Trust will be issued BA B Shares in consideration for a subscription of £1,000,000. The subscription monies will be funded by a loan of £1,000,000 from IAG to the UK Trust pursuant to the UK Trust Loan Agreement.

Accordingly, following the corporate actions referred to above, British Airways’ share capital will be held as follows:

•

the UK Trustee will hold 1,000,000 BA B Shares representing 50.1 per cent. of the total number of issued shares of British Airways and the total number of voting rights and carrying the minimal economic rights referred to above;

•

IAG will hold BA A1 Shares representing (i) 44.92 per cent. of the total number of issued shares of British Airways and the total number of voting rights and (ii) 90.02 per cent. of the total economic rights (other than the minimal economic rights carried by the shares held by the UK Trustee); and

•

Iberia will hold BA A2 Shares representing (i) 4.98 per cent. of the total number of issued shares of British Airways and the total number of voting rights and (ii) 9.98 per cent. of the total economic rights (other than the minimal economic rights carried by the shares held by the UK Trustee).

As part of the arrangements concerning the Convertible Bond, IAG will subscribe for BA C Shares as and when British Airways exercises its rights under the Convertible Bond Warrant for the purposes of procuring the issuance of IAG Shares to converting holders of Convertible Bonds. Further details of these arrangements, including the execution of a supplemental trust deed by British Airways, IAG, BA Holdco and The Law Debenture Trust Corporation p.l.c., are set out in sections 16.1.2.2 a) and 27.3.1 of this document.

If the British Airways Nationality Structure is terminated and the BA B Shares are cancelled or redeemed, IAG will own 90.02 per cent. of the total voting and economic rights of British Airways and Iberia will own 9.98 per cent. of the total voting and economic rights of British Airways.

The UK Trust has been established for the purposes of the British Airways Nationality Structure. IAG and the UK Trustee (LDC (NCS) Limited, an English company incorporated in September 2010, have entered into the UK Trust Deed under which a trust is established whereby certain monies and shares in the capital of British Airways are to be held on trust for certain beneficiaries (being UK charities and those shareholders in IAG who from time to time have notified IAG in writing that they have British nationality). The UK Trust is an English law trust constituted by the UK Trust Deed. Under English law, a trust is a legal relationship created when assets are placed under the control of one person (the “trustee”) for the benefit of another (the “beneficiary”). The key characteristic of a trust is that it permits the separation of legal ownership and beneficial interest: the trustees (which, in respect of the UK Trust, is the UK Trustee) become the owners of the trust property as far as third parties are concerned (which, in respect of the UK Trust, is the 1,000,000 BA B Shares, an immaterial amount of cash and any interest, dividend or distributions received by the UK Trustees), and the beneficiaries who are entitled the benefit of the trust property that is the subject of the trust. The UK Trustee has the power and the duty to manage the trust assets in accordance with the terms of the trust and special fiduciary duties imposed by English law, which includes the requirement to exercise any voting rights attaching to the BA B Shares in such manner as the UK Trustee in its sole opinion considers to be in the interests of the IAG Shareholders who are UK nationals.

3.6.5.2	Implementation of the Iberia Nationality Structure

The Iberia Nationality Structure is designed to ensure that Spanish nationals hold at least 50.1 per cent. of the voting rights in, and 50.1 per cent. of the nominal share capital of Iberia. The Iberia Nationality Structure shall be implemented in the manner set out below.

The Spanish Nationality Company (Garanair, S.L., a Spanish company incorporated in October 2010) has been incorporated for the purposes of the Iberia Nationality Structure implementation and is a Spanish company, with its registered office in Madrid, at Paseo de la Castellana, 189, with Code number B86054806.

As illustrated in the diagram set out in section 3.6.4.2, a new Spanish holding company, Iberia Holding will be inserted as the holding company of Iberia Opco. This will be achieved by IAG contributing its entire holding of shares in Iberia Opco (i.e. 100 per cent. of the share capital of such company) to Iberia Holding and the appropriate transactions shall be performed to ensure that BAHBV becomes the holder of approximately 13.6 per cent. of the economic rights (other than the minimal economic rights carried by the Shares held by the Spanish Nationality Company) and 6.8 per cent. of the voting rights of Iberia Holding (and, indirectly, of Iberia Opco). As a consequence of such transactions, the Intra-Group Loan will be repaid.

The share capital of Iberia Holding will be €10,000, divided into 499 class A shares and 501 class B Shares each with a par value of €10. Each Iberia Holding A Share and each Iberia Holding B Share will carry the same voting rights. IAG shall transfer 501 Iberia Holding B Shares to the Spanish Nationality Company.

As regards economic rights, the Iberia Holding A Shares will be preferred over the Iberia Holding B Shares, to the extent that they will confer on their holders more favourable economic rights. Specifically, the Iberia Holding A Shares and the Iberia Holding B Shares will confer the following economic rights:

•

the right to a share in the corporate profits will be established in a manner such that the holders of the Iberia Holding B Shares shall have the right to a dividend equal to the lower of the following amounts, in each dividend distribution: (i) 1 per cent. of the total dividends that Iberia Holding decides to distribute; or (ii) €1 per Iberia Holding B Share. The rest of the dividends will be distributed to the holders of the Iberia Holding A Shares; and

•

the assets resulting from a liquidation of Iberia Holding will be distributed as follows: (i) firstly, the nominal value of the Iberia Holding A Shares will be refunded; (ii) should any surplus exist, it will be allocated to refund the nominal value of the Iberia Holding B Shares; and, (iii) should any surplus exist thereafter, any balance will be distributed among the holders of the Iberia Holding A Shares pro rata to the number of Iberia Holding A Shares held by them.

Following completion of the transactions described above, the entire issued share capital of Iberia Opco will be held by Iberia Holding whose share capital, in turn, will be held as follows:

•

IAG will own 431 Iberia Holding A Shares, representing (i) 43.1 per cent. of both its total nominal share capital and the total number of voting rights and (ii) 86.4 per cent. of its total economic rights (other than the minimal economic rights carried by the shares held by the Spanish Nationality Company);

•

BAHBV will own 68 Iberia Holding A Shares, representing (i) 6.8 per cent. of both the total nominal share capital and the total number of voting rights and (ii)13.6 per cent. of the total economic rights (other than the minimal economic rights carried by the shares held by the Spanish Nationality Company); and

•

the Spanish Nationality Company will own 501 Iberia Holding B Shares, representing 50.1 per cent. of both its total nominal share capital and the total number of voting rights (and such shares will carry the minimal economic rights referred to above).

If as a result of the termination of the Iberia Nationality Structure the Iberia Holding B Shares are redeemed, IAG will own 86.4 per cent. of the total voting and economic rights and BAHBV will own 13.6 per cent. of the total voting and economic rights.

It should be noted that Iberia Holding is merely a holding company and Iberia Opco will be the operating company of the Iberia Group. The board of Iberia Holding will always have the same composition as the board of Iberia Opco and the board of directors of Iberia Holding will limit its duties and activities to those which are strictly necessary pursuant to applicable legislation for the operation of Iberia Holding as the holding company of Iberia Opco such as the preparation of annual accounts.

The shareholders of the Spanish Nationality Company will be required to be Spanish nationals and will be Caja Madrid (which owns 87 per cent. of the issued share capital of the Spanish Nationality Company) and El Corte Inglés (which owns the remaining 13 per cent.).

Set forth below is a simplified structure diagram showing the IAG Group following the implementation of the IAG Merger and the Nationality Structures.

1.	The percentages shown are based upon the shares and voting rights held by each party.
2.	The shareholdings of the Spanish Nationality Company and the UK Trust carry the minimal economic rights described in sections 3.6.5.1 and 3.6.5.2.
3.	The shareholding of British Airways in Iberia Holding will be owned by its wholly owned subsidiary, British Airways Holdings BV.

3.6.5.3	Duration and exit arrangements

The Nationality Structures must remain in place for at least five years following implementation of the Merger.

After this initial five year period, IAG has the right to terminate the Nationality Structures (provided that it terminates the Nationality Structures at substantially the same time).

3.6.5.4	Exit Arrangements - British Airways Nationality Structure

The UK Trustee cannot transfer its BA B Shares without IAG’s consent. For the first five years after the Merger Effective Date, the UK Trustee cannot transfer its BA B Shares (or be required to do so) if to do so would result in less than 50.1 per cent. of the voting rights in British Airways being held by United Kingdom nationals or on their behalf. IAG can require a transfer of (or British Airways to redeem) the UK Trustee’s BA B Shares if the UK Trustee is in material breach of obligations relating to the British Airways Nationality Structure. Notwithstanding the above, the UK Trustee may, on notice, withdraw from the British Airways Nationality Structures at any time on giving not less than three months written notice to IAG, provided that its retirement shall not be effective until IAG has appointed a person to act as successor trustee under the British Airways Nationality Structure. Where IAG fails to appoint a successor trustee within such three month notice period, the UK Trustee may exercise its right to demand that the BA B Shares be redeemed.

After the initial period of five years has expired, IAG will have the option to remove the Nationality Structure of British Airways by either (a) requiring British Airways to redeem the class B shares of BA held by the UK Trustee or (b) by requiring the UK Trustee to transfer the class B shares of BA held by it either to IAG or to a third party, provided that the Nationality Structure of Iberia has previously been removed or is to be removed at substantially the same time. The price at which the class B shares of BA may be redeemed or, as the case may be, transferred will be equal to the nominal value of such shares.

3.6.5.5	Exit Arrangements - Iberia Nationality Structure

The Spanish Nationality Company cannot transfer its Iberia Holding B Shares without IAG’s consent. Likewise, for the first five years after the Merger Effective Date, the Spanish Nationality Company cannot transfer its Iberia Holding B Shares if, as a result of the transfer, the percentage of voting rights and the share capital of Iberia Holding held by Spanish nationals would be less than 50.1 per cent. IAG may require a transfer of (or Iberia Holding to redeem) the Spanish Nationality Company’s Iberia Holding B Shares if the Spanish Nationality Company (or the Spanish Nationality Company’s shareholders are) is in material breach of the obligations relating to the Iberia Nationality Structure.

After the initial period of five years has expired, IAG and the Spanish Nationality Company will have the option to remove the Nationality Structure of Iberia. For such purposes, IAG may exercise at that time a call option against the Spanish Nationality Company over all the class B shares of Iberia Holding, at an exercise price equal to their nominal value. In turn, the Spanish Nationality Company may exercise at that time a put option against IAG over all the class B shares of Iberia Holding at an exercise price equal to their nominal value. Additionally, whenever IAG or the Nationality Company is entitled to exercise the call option or the put option, it can, instead of requiring the sale and purchase of the class B shares of Iberia Holding pursuant to the relevant option, request the redemption of such shares by serving a notice in writing on the other shareholders and Iberia Holding, such redemption to be made in accordance with applicable law. The amount to be reimbursed by Iberia Holding pursuant to the redemption of the class B shares of Iberia Holding shall be equal to the nominal value of such shares. If IAG exercises its call option, it may do so only if the Nationality Structure of British Airways has been removed or is to be removed at substantially the same time.

Notwithstanding the above, the Spanish Nationality Company may, on notice, withdraw from the Iberia Nationality Structure at any time on giving not less than three months written notice to IAG, provided that its retirement shall not be effective until IAG has identified a person to act as new holder of the Iberia Holding B Shares under the Iberia Nationality Structure. Where IAG fails to identify a new holder of those shares within such three month notice period, the Spanish Nationality Company may exercise a put option over its Iberia Holding B Shares.

3.7	Corporate Governance and Organisation of the IAG Group

3.7.1	IAG Board

The IAG Board comprises fourteen directors, being the Chief Executive Officer of the IAG Group, the Chief Executive Officers of both British Airways and Iberia Opco and eleven non-executive directors.

The IAG Group non executive Chairman is Antonio Vázquez Romero (current executive Chairman of Iberia) and the IAG Group Deputy non executive Chairman is Martin Broughton (current non executive Chairman of British Airways). The IAG Group Chief Executive Officer is Willie Walsh (current Chief Executive Officer of British Airways).

British Airways has designated three additional non-executive directors to the IAG Board (one of them is the Deputy non executive Chairman, Martin Broughton). Iberia has designated three non-executive directors to the IAG Board. British Airways and Iberia have jointly designated four additional directors. For further details of the IAG Board and the corporate governance structure, see sections 19 and 21 of this document.

3.7.2	The IAG Group Management Team

The day-to-day management of the IAG Group will be carried out by the IAG Group Management Team led by the IAG Group Chief Executive Officer, Willie Walsh and will include the other two executive Directors and the members of the Senior Managers of IAG. The IAG Group Management Team will be responsible for the overall direction and strategy of the combined business, delivery of synergies and co-ordination of central functions. The IAG Group Management Team has been chosen equally from each of British Airways and Iberia.

The IAG Group Management Team will initially comprise:

•	Willie Walsh, as IAG Group’s Chief Executive Officer;

•	Keith Williams, as Chief Executive Officer of British Airways;

•	Rafael Sánchez-Lozano Turmo, as Chief Executive Officer of Iberia;

•	Enrique Dupuy De Lôme (current Chief Financial Officer of Iberia), as IAG Group’s Chief Financial Officer;

•	Robert Boyle (current Director of Strategy & Business Units of British Airways) as IAG Group’s Revenue Synergies Officer; and

•	Ignacio de Torres Zabala (current Finance and Administration Manager at Iberia), as IAG Group’s Cost Synergies Officer.

3.7.3	Opco boards

3.7.3.1	Responsibility

British Airways and Iberia Opco will continue to operate as operating airline companies. Subject to, and within the parameters of, the overall strategy and governance arrangements of the IAG Group which will be set by the board of IAG, British Airways and Iberia Opco will remain responsible for their own day to day commercial and operational management and will have control over their income and expenditure.

3.7.3.2	Composition

Each Opco shall be managed by a board of directors consisting of nine members, the majority of whom will be United Kingdom nationals (in the case of British Airways) or Spanish nationals (in the case Iberia Opco). Each Opco will include both the Chief Executive Officers of both operating companies and the IAG Group’s Chief Financial Officer.

The composition of the initial board of directors of British Airways will be follows:

•	Non-Executive Chairman - Martin Broughton (UK national);

•	Chief Executive Officer of British Airways - Keith Williams (UK national);

•	two executive directors will be designated prior the Merger Effective Date.

•	Chief Financial Officer of the IAG Group - Enrique Dupuy De Lôme (Spanish national);

•	Chief Executive Officer of Iberia Opco - Rafael Sánchez-Lozano Turmo (Spanish national); and

•

three directors are designated as directors by the holder of the BA B Shares (being the UK Trustee) – Alison Reed (UK national), Ken Smart (UK national) and a third director to be appointed by the British Airways Board prior to the Merger Effective Date.

The composition of the initial board of directors of Iberia Opco will be follows:

•	Non-Executive Chairman - Antonio Vázquez Romero (Spanish national);

•	Chief Executive Officer of Iberia Opco - Rafael Sánchez-Lozano Turmo (Spanish national);

•

two executive directors – Jose María Fariza Batanero (Spanish national, current Purchase and Services Director of Iberia) and Manuel Antonio López Aguilar (Spanish national, current Trade and Clients General Director of Iberia);

•	Chief Financial Officer of the IAG Group –Enrique Dupuy De Lôme (Spanish national);

•	Chief Executive Officer of British Airways –Keith Williams (UK national); and

•	three directors appointed by the Spanish Nationality Company -, Javier Gómez-Navarro Navarrete (Spanish national), José Manuel Serra Peris (Spanish national) and Jorge Pont Sánchez (Spanish national).

3.7.3.3	Management and decision making

As a general rule, the boards of both British Airways and Iberia Opco will entrust the ordinary management of each company to the relevant Opco’s Chief Executive Officer. However, there will be certain matters reserved for the boards of British Airways and Iberia Opco requiring a board decision by a certain majority. Such reserved matters, expressly set forth in Article 30 of the BA Opco Articles and article 24.4 of the bylaws of Iberia Opco, are the following:

a)	reporting to the General Meeting;

b)	drafting the terms of, and proposing to the General Meeting, the approval of the annual accounts, the management report and the proposal for the application of profits for each financial year;

c)	the appointment and dismissal of members of the Safety Review Committee;

d)	approval of the business plan and annual budgets;

e)	approval of the corporate social responsibility policy;

f)	approval of the policy for overseeing and managing risks and the periodic monitoring of internal information and oversight systems;

g)	approval of the directors’ remuneration within the limits as may be determined by the General Meeting;

h)	assessment of the quality and efficiency of the Board and the Board Safety Review Committee on the basis of the reports submitted by that Committee;

i)	any matter which is required to be approved by the board of directors pursuant to clause 3.3(C) or 3.5 (b) (in the case of Iberia Opco) and 3.4(C) (in the case of British Airways) of the Assurances Agreement (details of which are provided below);

j)	supervision of the Chief Executive Officer of Iberia Opco; and

k)	any other matters which could be delegated by the shareholders at the Board.

Decisions of the boards of British Airways and Iberia Opco shall be adopted by a simple majority, except (i) those matters that are contrary to the Assurances, which shall require a majority of, at least, seven of the nine directors; and (ii) those decisions that, by applicable law, require a higher majority.

In taking any decision, the relevant directors will be required to comply with their fiduciary duties which they owe to the relevant company. IAG may issue a recommendation to the boards of British Airways and Iberia Opco as to how any director should vote in respect of any resolution which is to be proposed to the board (including, the approval of the business plan and annual budgets). The recommendations of IAG will be issued by the Chief Executive Officer or the Board of Directors, depending on the type of aspects to be discussed and decided, taking into consideration the matters reserved for the Board of Directors of IAG requiring a board decision in accordance with the terms of article 3.4 of the Board of Directors Regulations of IAG. For further information on the matters reserved for the Board of Directors of IAG, see section 26.2.2 of this document.

Where IAG intends to issue such a recommendation, it shall first consult in good faith with the board of directors (or the Chairman and/or the Chief Executive Officer) of the relevant Opco as to the nature of such recommendation. Save in respect of any action or omission which is required to be approved by the directors pursuant to clauses 3.3, 3.4 and 3.5 of the Assurances Agreement, each such director shall vote in accordance with any such recommendation at any directors’ meeting at which the relevant resolution is proposed, provided that each such director is satisfied that to vote in accordance with such recommendation would not constitute a breach of a director’s fiduciary duties.

Clauses 3.3, 3.4 and 3.5 of the Assurances Agreement provide that during the first five years following the Merger Effective Date, British Airways and Iberia Opco shall not take any action, or omit to take any action, which would result in a breach of the Assurances, unless the taking of, or (as the case may be) the omission to take, such action:

•	is expressly contemplated in the first joint business plan for the IAG Group;

•	is required by any applicable law; or

•

has been approved by at least seven of the British Airways Directors (in the case where such matter solely relates to the business of British Airways) or of the Iberia Opco Directors (in the case where such matter solely relates to the business of Iberia Opco or at least seven of the British Airways Directors and seven of the Iberia Opco Directors (in the case where such matter relates to both businesses).

(the “Assurances Commitment Exceptions”)

In addition, during the first 5 years following the Merger Effective Date, British Airways and IAG shall not take any action, or omit to take any action, which would result in a breach of the Assurance described in part 10 of section 3.8.1 of this Document, unless the taking of such action or the omission to take such action is permitted by virtue of it falling within an Assurance Commitment Exception and is approved by at least seven of the Iberia Opco Directors.

3.7.3.4	Appointment and removal of directors

The Nationality Entities will have the right to appoint and remove three directors of the relevant Opco.

The British Airways Board has or will specify the three directors who are to be treated as the initial directors of British Airways designated by the holder of the BA B Shares (being the UK Trustee). These three directors will be Alison Reed and Ken Smart together with a third non-executive director who will be appointed by British Airways prior to the Merger Effective Date.

The three directors designated by the Spanish Nationality Company will be Javier Gómez-Navarro Navarrete, José Manuel Serra Peris and Jorge Pont Sánchez.

IAG will have the right to appoint and remove four directors. Separate arrangements are in place regarding the appointment and removal of the Chairman and the Chief Executive Officer of each Opco, as described below.

Any director appointed by the Nationality Entities must be a United Kingdom national (in the case of the British Airways Nationality Structure) or a Spanish national (in the case of the Iberia Nationality Structure). That Nationality Entity shall consult in good faith with IAG prior to the appointment of any Opco director. However, following such consultation, the decision as to whether to appoint the person as a director shall be made solely by such Nationality Entity.

In relation to the Chairman and the Chief Executive Officer of each Opco, the following will apply:

•

IAG will have the right to remove the Chairman and the Chief Executive Officer. Where a new Chairman or Chief Executive Officer is to be appointed, a nominations committee will nominate a person for such role. Such nominations committee will consist of such persons as IAG will specify, who must either be directors of the Opcos or directors of IAG, provided that such committee will include, at least, one of the directors appointed by the relevant Nationality Entity (who will be called “Senior B Director”);

•	the relevant Nationality Entity will have a right of veto over any person who is nominated as Chairman or Chief Executive Officer in accordance with the above sub-paragraph; and

•

if the relevant Nationality Entity exercises its veto right, then either the nominations committee may nominate another person (in respect of whom the Nationality Entity will also have a right of veto) or IAG may refer the matter to its shareholders, whereupon the voting rights of the IAG shareholders who are United Kingdom nationals (in the case of British Airways) or the IAG shareholders who are Spanish nationals (in the case of Iberia Opco) will be magnified so that they represent a majority of the total voting rights in IAG in relation to that matter.

Regarding the magnification mechanics, and by way of an illustrative example of the procedure using the UK national shareholders votes in respect of British Airways, if IAG has, for instance, 799,999 ordinary shares in issue, with each share carrying one vote and 200,000 of such shares are held by United Kingdom nationals, then the votes of each share held by United Kingdom nationals will be magnified such that each such share shall, in this instance, be treated as carrying three (3) votes to every one vote carried by the ordinary shares which are not held by United Kingdom nationals such that the shares held by United Kingdom nationals together carry 600,000 votes of the 1,199,999 votes available to be cast on that resolution. Therefore United Kingdom national shareholders would in that instance represent a majority of the total voting rights. As noted above, this example relates to British Airways, but the same principles would be applied in respect of Iberia Opco and Spanish national shareholders.

It should be noted that the multiple mentioned above is an example and it will depend on the aggregate number of ordinary shares representing the share capital of IAG and the shares held by United Kingdom or Spanish nationals (as applicable) from time to time.

In the event that IAG refers the matter to its shareholders, IAG and the relevant Nationality Entity will be obliged to comply with the decision of IAG’s shareholders such that, if the shareholders vote in favour of the person nominated by the nominations committee, such person will be appointed as Chairman or, as the case may be, Chief Executive Officer. Therefore, in the event of a dispute between IAG and the Nationality Entities as to who should be appointed as the new Chairman or Chief Executive Officer of either Opco, the ultimate recourse will be to IAG shareholders (with the votes of the relevant national shareholders magnified accordingly – in the same manner as referred to above).

In addition, the Nationality Entities will be obliged to request the removal of the Chairman and/or the Chief Executive Officer of the relevant Opco if they are requested to do so by three of the five largest United Kingdom national shareholders in terms of number of IAG Shares (or IAG CDIs representing IAG Shares) held (in the case of British Airways) or three of the five largest Spanish national shareholders in terms of number of IAG Shares (or IAG CDIs representing IAG Shares) held (in the case of Iberia Opco) (for these purposes, any person who controls, is controlled by, or is under common control, with any other person, shall together with that person be treated as one holder). Such right will depend on the number of IAG Shares (or IAG CDIs representing IAG Shares) held by such shareholders, independently from the percentage that such shares represent of the share capital of IAG. If, after a period of consultation, IAG agrees with such a request then the relevant Chairman and/or Chief Executive Officer would be removed. If IAG does not agree with such a request, it may refer the matter to its shareholders, whereupon the voting rights of the United Kingdom national shareholders (in the case of British Airways) or the Spanish national shareholders (in the case of Iberia Opco) will be magnified so that they represent a majority of the total voting rights in IAG in relation to that matter (in the same manner as referred to above).

IAG and the relevant Nationality Entity will be obliged to comply with the decision of IAG’s shareholders. Therefore, in the event of a dispute between IAG, the Nationality Entities and the relevant major shareholders as to whether a person should be appointed as the Chairman or Chief Executive Officer of either of the Opcos, the ultimate recourse will be to IAG’s shareholders (with the votes of the relevant national shareholders magnified accordingly).

3.8	Assurances

3.8.1	Assurances Agreement

In order to protect the specific interests of British Airways and Iberia and their respective stakeholders, IAG, British Airways, Iberia Opco and Iberia Holding have entered into the Assurances Agreement. Under the Assurances Agreement the parties have agreed the following Assurances in respect of the operation of the business of the IAG Group. The Assurances Agreement shall automatically terminate after five years after the Merger Effective Date, independently from the termination or renewal of the Nationality Structures.

The Assurances are as follows:

1.	British Airways and Iberia Opco will continue to operate as airlines with their respective main bases in the United Kingdom and Spain and will retain separate operating licences and air operator’s certificates and preserve their codes;

2.	each of British Airways and Iberia Opco will take all reasonable steps, consistent with the aim of maximising the profitability of the IAG Group, to protect its slots and rights to operate to international destinations. To that aim, if the economic decision to cancel a certain service were to foreseeably result in the total or partial loss of any authorization and/or right to operate international routes, all the parties involved shall make reasonable endeavours to safeguard the relevant authorizations and rights, without jeopardizing the underlying economic decision;

3.	the existing “British Airways” and “Iberia” brands will be retained;

4.	the IAG Group’s network strategy will be developed in a way that reflects the importance of London Heathrow and Madrid Barajas, which shall remain as fundamental parts of the multi-centre strategy of the IAG Group as a whole and will take into account, among other things, the following:

•	the need to satisfy customer needs and to service natural traffic flows;

•	the need to maximize the financial stability and profitability of the IAG Group;

•	a reasonable division of new opportunities between the two networks, taking into account the natural traffic flows and the economic conditions applicable to each airport;

•	the principle that there should be a balanced long-term development of the networks served from each airport;

•

the principle that the evolution of one of the centres should not be to the detriment of the other centre, its existing portfolio of key destinations and its potential for growth, except where such evolution is of material economic or other benefit to the IAG Group; consequently, there should not be a transfer of any destination from one airport to the other unless the transfer is of material economic or other benefit to the IAG Group; and

•	the fact that current capacity constraints at London Heathrow may mean that there is more available capacity for growth at Madrid Barajas.

5.	recognizing the importance of employees to the success of the Merger, all promotions within IAG, British Airways and Iberia Opco and any employee restructuring activities in any company within the IAG Group shall be based purely on merit without any form of discrimination;

6.	all collective bargaining agreements and employment contracts relating to the employees of British Airways and Iberia Opco shall continue to be negotiated and organized within British Airways and Iberia Opco, respectively;

7.	IAG and Iberia Opco will be managed and operated, and all transactions and dividends (or other distributions) between British Airways, on the one hand, and IAG and/or Iberia Opco, on the other, will be structured and managed, in order to seek to avoid giving the Pensions Regulator in the United Kingdom established under section 1 of the United Kingdom Pensions Act 2004 (as amended) any grounds on which it would be reasonable for it to impose an obligation on either Iberia Opco or IAG to make any payment to, or otherwise assume liability for, any pension scheme sponsored, operated or contributed to by British Airways or any subsidiary of British Airways (including, for example, a contribution notice or financial support direction as defined in the United Kingdom Pensions Act 2004);

8.	IAG and Iberia Opco will not provide any guarantee to any pension scheme sponsored, operated or contributed to by British Airways or any subsidiary of British Airways or use any cash or credit facilities belonging or available to them to fund any such scheme;

9.	IAG and British Airways will not provide any guarantee to any pension scheme sponsored, operated or contributed to by Iberia Opco or any subsidiary of Iberia Opco or use any cash or credit facilities belonging or available to them to fund any such scheme; and

10.	In the event that any change in the existing accounting rules or in the way they are interpreted or applied (including, without limitation, any change relating to the so-called “corridor method”, to the International Accounting 19 (“IAS 19”) or to any accounting rule ) occurs and such change would give the UK Pension Regulator any grounds on which it would be reasonable (the term “reasonable” being construed in the sense given to it in Sections 38(3)(d) and 43(5)(b) of the UK Pensions Act 2004) for it to issue a contribution notice or financial support direction against IAG, any of its shareholders, Iberia Holding or Iberia Opco or any director, officer or employee of such entities in relation to any pension scheme sponsored, operated or contributed to by British Airways or any subsidiary of British Airways, then IAG and British Airways will do or omit to do whatever is necessary in accordance with applicable laws, regulations and accounting rules to amend or adapt their accounting policies or criteria, in order to avoid that situation, and only if this were not sufficient, said parties undertake to do their best efforts to adopt any other appropriate actions to avoid such situation.

3.8.2	Compliance with the Assurances

It has been agreed that, for the first five years following the Merger, no action shall be taken (or omitted) by IAG, British Airways or Iberia which would result in a breach of the Assurances unless the taking of such action is within the scope of any Assurances Commitment Exception as described in section 3.7.3.3 of this document. This is referred to as the “Assurances Commitment”.

The following is a summary of the mechanisms that have been put in place in order to ensure compliance with the Assurances Commitment. It should be noted that for ease of reference, the following summary only refers to the Assurances Agreement applying to an action being taken that may result in a breach of the Assurances Commitment. However, the Assurances Agreement applies equally if omitting to take an action (acting by default) could result in a breach of the Assurances Commitment (and the summary should be read accordingly).

If any director of IAG, Iberia Opco or British Airways believes that one of the parties to the Assurances Agreement proposes to take any action which would be a breach of the Assurances Commitment (or is intending to convene a shareholder meeting to propose a resolution which would result in an action being taken that would breach the Assurances Commitment or would result in the corporate structure of Iberia Opco or British Airways no longer meeting the requirements of the Nationality Structure), that director may file in a timely manner a notice objecting to the taking of such action. If such a notice is not filed within the required period, then such action is deemed not to constitute a breach of the Assurances Commitment, nor to result in the requirements of the relevant Nationality Structures no longer being met. Following receipt of such notice, the IAG company secretary shall convene a committee, consisting of the Chairman of IAG, the chief executive officers of each of IAG, British Airways and Iberia Opco and the director who lodged the objection, with a view to resolving the matter. Whilst the committee is considering the matter, the relevant action shall not be taken. If the matter is not resolved within 14 days of the objection notice being made, a separate committee (the “Assurances Committee”) shall be convened to consider the matter. The precise composition of the Assurances Committee shall depend upon whether the matter in question relates to British Airways, Iberia or both groups, as follows:

(i)	if the matter in question solely relates to the business of Iberia Opco and/or Iberia Holding: one member appointed by the directors of IAG from time to time; one member appointed by the Spanish Nationality Company; and one member appointed by the first two members, being independent of the IAG Group and neither a Spanish national nor a United Kingdom national;

(ii)	if the matter in question solely relates to the business of British Airways: one member appointed by the directors of IAG from time to time; one member appointed by all of the directors of British Airways designated by the UK Trustee acting together; and one member appointed by the first two members, being independent of the IAG Group and neither a Spanish national nor a United Kingdom national; and

(iii)	if the matter relates to the business of British Airways and one or both of Iberia Opco and Iberia Holding: one member appointed by the directors of IAG from time to time; one member appointed by the Spanish Nationality Company; one member appointed by all of the directors of British Airways designated by the UK Trustee acting together; and one member appointed by the first three members, being independent of the IAG Group and neither a Spanish national nor a United Kingdom national.

In the absence of agreement of the directors of IAG regarding the appointment of a designee in the Assurances Committee, the member will be the Chairman of IAG.

The member of the Assurances Committee that has been jointly appointed by the other members and is independent from the IAG Group shall be the Chairman of the Assurances Committee and in the case of (i) and (ii) above shall not have a casting vote, but in the case of (iii) above shall have the casting vote (as the case may be).

The Assurances Committee must deliver its opinion (which must be approved by a majority of the committee) within one month of the committee being appointed. If it does not deliver an opinion in that time frame then the relevant action shall be deemed not to breach the Assurance Commitments. The Assurances Committee’s opinion shall be final and binding. In the event that the Assurances Committee opines that the taking of such action would be a breach of the Assurances Commitment, then such action shall not be taken.

3.9	Shareholder decision making and voting in respect of the Opcos

Pursuant to the BA Opco Articles, Iberia Opco Shareholders’ Agreement and the UK Trust Deed under which the UK Trust is established, the following shareholder decision making and voting rules will apply after the Merger Effective Date. Further details of these documents are set forth in Section 27 of this document.

It is agreed that British Airways and Iberia Opco (and Iberia Holding) will convene or hold shareholder meetings only to the extent that they are required by law to do so (for instance in order to approve annual accounts (in the case of Iberia Opco and Iberia Holding only), in order to give the directors the power to issue shares or disapply pre-emption rights or in order to change the constitution of the company). To the extent that either company is required by applicable law to hold a shareholders’ meeting, the only resolutions that shall be proposed at such meetings shall be limited to those required by applicable law to be so proposed.

The Spanish Nationality Company will be required to exercise its voting rights at the General Meeting of Iberia Holding as directed by IAG, provided that the corresponding resolutions are not contrary to the Assurances or would result in the corporate structure no longer meeting the requirements of the Iberia Nationality Structure. The Spanish Nationality Company will not be bound to follow IAG’s orders in those cases in which considers that to vote in the sense proposed by IAG would not be in the best interests of the Spanish national shareholders of IAG.

The UK Trustee will be required to exercise its voting rights in accordance with recommendations made by IAG, provided that the corresponding resolutions are not contrary to the Assurances or would result in the corporate structure of British Airways no longer meeting the requirements of the Nationality Structure relating to British Airways. The UK Trustee will not be bound to follow IAG´s recommendations in those cases in which the UK Trustee considers that to vote in the way proposed by IAG would not be in the interests of the United Kingdom national shareholders of IAG.

The directions or recommendations of IAG will be issued by the Chief Executive Officer or the Board of Directors, depending on the type of aspects to be discussed and decided, taking into consideration the matters reserved for the Board of Directors of IAG requiring a board decision in accordance with the terms of article 3.4 of the Board of Directors Regulations of IAG. For further information on the matters reserved for the Board of Directors of IAG, see section 26.2.2 of this document.

If a Nationality Entity is considering not voting in accordance with an IAG direction or recommendation because it considers that so to vote would not be in the interests of the United Kingdom national shareholders or the best interests of the Spanish national shareholders (as applicable), the Nationality Entity shall notify IAG. IAG will then have the ability to refer the matter to its shareholders, whereupon the voting rights of the IAG shareholders who are United Kingdom nationals (in the case of a matter relating to British

Airways) or the IAG shareholders who are Spanish nationals (in the case of a matter relating to Iberia Opco) will be magnified so that they represent a majority of the total voting rights in IAG in relation to that matter (as explained further above in section 3.7.3.4). If IAG’s shareholders vote in favour of the resolution, the Nationality Entity will be required to vote in favour of the resolution at the relevant Opco shareholders’ meeting. If IAG’s shareholders vote against the resolution, the relevant Nationality Entity will be required to vote against the resolution at the relevant Opco shareholders’ meeting.

3.10	Suspension of British Airways Shares and Iberia Shares. Delisting of British Airways and Iberia Shares

It is currently anticipated that the British Airways Shares and the Iberia Shares will need to be suspended from trading on the London Stock Exchange and the Spanish Stock Exchanges, respectively, for the Business Day on which the Merger Deed is filed for registration with the Madrid Mercantile Registry (Friday 21 January 2011) and until the market opens on the date of Admission to listing of IAG Shares on the Official List and on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges (Monday 24 January 2011).

Prior to the Merger Effective Date British Airways intends to apply to the UKLA for the listing of the British Airways Shares to be cancelled and to apply to the London Stock Exchange for the British Airways Shares to cease to be admitted to trading on the London Stock Exchange.

With respect to Iberia, Iberia Shares will cease to be trading on the Spanish Stock Exchanges on the Merger Effective Date.

4.	PERSONS RESPONSIBLE

4.1	Persons responsible for the content of this registration document

Each and every member of the Board of Directors of IAG, namely, Mr. Antonio Vázquez Romero, Mr. Martin Broughton, Mr. Willie Walsh, Mr. César Alierta Izuel, Mr. Patrick Cescau, Mr. José Manuel Fernández Norniella, Baroness Denise Kingsmill, Mr. James Lawrence, Mr. José Pedro Pérez-Llorca Rodrigo, Mr. Kieran Poynter, Mr. Rodrigo de Rato y Figaredo, Mr. Rafael Sánchez-Lozano Turmo, Mr. John Snow and Mr. Keith Williams, assumes responsibility for the contents of the Registration Document and have authorised the director Mr. Rafael Sánchez-Lozano Turmo, to sign in their name and their behalf the Document by virtue of the resolution adopted by the Company’s Board of Directors on 19 October 2010.

4.2	Declaration of responsibility

Each and every member of the Board of Directors of IAG, as listed in section 4.1 above, has reviewed the contents of the Registration Document and assumes responsibility for said contents and their accuracy, and declares, having taken all reasonable care to ensure that such is the case, that the information contained in this Registration Document is, to the best of their knowledge, in accordance with the facts and contains no omission likely to affect its import.

5.	STATUTORY AUDITORS

5.1	Names and addresses of the auditors for the period covered by the historical financial information

5.1.1	Auditors of British Airways

The individual and consolidated financial statements of British Airways for the financial years ended 31 March, 2010, 2009 and 2008 have been audited by Ernst & Young LLP of 1 More London Place, London, SE1 2AF.

The audit reports of the individual and consolidated financial statements of British Airways for financial years ended 31 March 2010, 2009 and 2008 do not contain qualifications and are available to the investors on the web page of British Airways (www.basharesholders.com)

5.1.2	Auditors of Iberia

The individual and consolidated financial statements of Iberia for the financial years ended 31 December, 2009, 2008 and 2007, have been audited by Deloitte, S.L.

The audit reports of the individual and consolidated financial statements of Iberia for financial years ended 31 December 2009, 2008 and 2007 do not contain qualifications and are available to the investors on the web page of Iberia (www.iberia.com).

5.1.3	Proforma financial information of IAG

The unaudited proforma financial information of the IAG Group for the 6 month period ended 30 June 2010, included in section 25 in accordance with Annex II of Commission Regulation (EC) No 809/2004 of 29 April 2004, has been reviewed in a special report issued by Ernst & Young LLP.

5.2	Resignation or removal of auditors

Ernst & Young LLP has been the auditor of British Airways for each of the financial years ended 31 March 2010, 2009 and 2008, and has not been removed from its duties during that period.

Deloitte, S.L. has been the auditor of Iberia for each of the financial years ended 31 December 2009, 2008, 2007, and has not been removed from its duties during that period.

6.	SELECTED FINANCIAL INFORMATION

Set out in this section is selected financial information on British Airways, Iberia and the IAG Group. There are certain differences between the accounting policies of British Airways and Iberia that should be noted.

The main difference between the accounting policy of Iberia and the accounting policy of British Airways and IAG is the following:

Iberia classifies amounts paid to its aircraft supplier during the manufacturing process as current or non-current financial assets, as appropriate, since Iberia does not usually acquire the aircraft suppliers and the amounts delivered are recovered following their sale to a third party. The accounting policy followed by British Airways with respect to these transactions, which will also used by IAG, is to classify the advances paid to the manufacturers as “Property, Plant and Equipment” in the balance sheet.

6.1	British Airways

Set out below is selected historical financial information for British Airways for the financial years ended 31 March 2010, 2009 and 2008 and the 3 month periods ended 30 June 2010 and 2009:

British Airways-selected financial information	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	% Change 10/09- 09/08	% Change 09/08- 08/07		3 months ended 30/06/10 (£ million)	3 months ended 30/06/09 (£ million)		% Change 30/06/10- 30/06/09
Revenue from operations (1)	7,994	8,992	8,758	(11.1%)	2.7%		1,937	1,983		(2.3%)
EBITDARfp*	642	645	1,780	(0.5%)	(63.8%)		139	118		17.8%
EBITDARf**	570	547	1,638	(4.2%)	(66.6%)		119	103		15.5%
Operating profit/(loss)	(231)	(220)	878	(5.0%)	N/M	***	(72)	(94)		23.4%
Net financial costs (2)	(267)	(163)	(5)	(63.8%)	3,160.0%		(86)	(43)		(100.0%)
Consolidated profit/(loss) for the year/period	(425)	(358)	726	(18.7%)	N/M		(122)	(106)		(15.1%)
Operating Cash Flow	331	133	303	148.9%	(56.1%)		186	(29)		N/M

Total assets / Total equity and liabilities	10,677	10,488	11,292	1.8%	(7.1%)		10,722	10,292		4.2%

Equity	2,113	1,846	3,262	14.5%	(43.4%)		1,899	2,188		(13.2%)
Non-current liabilities	4,824	4,500	4,538	7.2%	(0.8%)		4,854	4,408		10.1%
Current liabilities	3,740	4,142	3,492	(9.7%)	18.6%		3,969	3,696		7.4%
Net Financial Indebtedness (3)	2,288	2,382	1,310	3.9%	(81.8%)		2,251	2,268		0.7%
Gross Financial Indebtedness (3)	4,002	3,763	3,174	(6.4%)	(18.6%)		4,000	3,526		13.4%
Gross financial Indebtedness/total equity and liabilities	37.5%	35.9%	28.1%	1.6 pts	(7.8 pts	)	37.3%	34.3%		(3.0%)
Gross financial Indebtedness/Operating Cash Flow	12.1 times	28.3 times	10.5 times	1.62 times	(17.8	) times	21.5 times	(121.5	) times	N/M
Basic earnings per share (pence)	(38.5)	(32.6)	62.1	(18.1%)	N/M		(10.9)	(9.6)		(13.5%)

*	EBITDARfp means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet and real estate operating lease costs, and including share of profits/losses in associates accounted for using the equity method and net charges/credits relating to available-for-sale financial assets.
**	EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.
***	N/M = not meaningful.
(1)	Operating income plus other recurring and non-recurring income from operations.
(2)

Financial incomes (coming from cash and other equivalent liquid assets) less financial expenses (mainly coming from loans, leases and other financial liabilities derivatives plus net finance cost/income from pension plans, exchange differences and losses on disposal of PP&E and investments.

(3)	See breakdown in section 16.1.1 of this Document.

Set out below, for the purposes of comparison with Iberia’s information, is selected historical financial information for British Airways for the financial years ended 31 March 2010, 2009 and 2008 and the 3 month periods ended 30 June 2010 and 2009 (in Euros):

British Airways -selected financial information converted into €*	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (€ million)	% Change 10/09- 09/08	% Change 09/08- 08/07		3 months ended 30/06/10 (€ million)	3 months ended 30/06/09 (€ million)		% Change 30/06/10- 30/06/09
Revenue from operations	9,015	10,917	12,542	(17.4%)	(13.0%)		2,210	2,200		0.5%
EBITDARfp	724	783	2,549	(7.6%)	(69.3%)		159	131		21.4%
EBITDARf	643	664	2,346	(3.4%)	(71.7%)		132	118		11.9%
Operating profit/(loss)	(260)	(267)	1,257	(2.6%)	N/M		(82)	(104)		21.2%
Net financial result	(301)	(198)	(7)	52.0%	2,728.6%		(98)	(48)		(104.2%)
Consolidated profit/(loss) for the year/period	(479)	(435)	1,040	10.1%	N/M		(139)	(118)		(17.8%)
Operating Cash Flow	373	161	434	131.7%	(62.9%)		212	(32)		N/M

Total assets / Total equity and liabilites	11,999	11,268	14,190	6.5%	(20.6%)		13,116	12,078		8.6%

Equity	2,375	1,983	4,099	19.8%	(51.6%)		2,323	2,568		(9.5%)
Non-current liabilities	5,421	4,835	5,702	12.1%	(15.2%)		5,938	5,173		(14.8%)
Current liabilities	4,203	4,450	4,388	(5.6%)	1.4%		4,855	4,338		(11.9%)
Net Financial Indebtedness	2,571	2,559	1,646	0.5%	55.5%		2,754	2,662		(3.5%)
Gross Financial Indebtedness	4,498	4,043	3,988	11.3%	1.4%		4,893	4,138		(18.2%)
Gross financial Indebtedness/ total equity and liabilities	37.5%	35.9%	28.1%	1.6 pts	(7.8 pts	)	37.3%	34.3%		(3%)
Gross financial /Operating Cash Flow	12.1 times	25.1 times	9.2 times	13.0 times	(15.9	) times	23.1 times	(129.3	) times	N/M
Basic earnings per share (€ cents)	(44)	(40)	89	(10.0%)	N/M		(12.4)	(10.6)		(17.0%)

*	Exchange rates at the end of the relevant financial period were used for figures taken from balance sheets. For all other figures, average exchange rates for the relevant financial period were used. Average Sterling/Euro exchange rates for the financial years ended March 31, 2010, 2009 and 2008 and for the three month periods ended June 30, 2010 and 2009 were 1.128, 1.214, 1.432, 1.141 and 1.109, respectively. The exchange rates at the end of the financial years ended March 31, 2010, 2009 and 2008 and at June 30, 2010 and 2009 were 1.124, 1.074, 1.257, 1.223 and 1.174, respectively.

6.2	Iberia

Set out below is selected historical financial information for Iberia for the financial years ended 31 December 2009, 2008 and 2007 and the 6 month periods ended 30 June 2010 and 2009:

Iberia	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	% Change 09-08	% Change 08-07	6 months ended 30/06/10 (€ million)	6 months ended 30/06/09 (€ million)	% Change 30/06/10- 30/06/09
Revenue from operations (1)	4,458	5,515	5,535	(19.2%)	(0.4%)	2,280	2,171	5,0%
EBITDARf (2)	61	500	932	(87.8%)	(46.4%)	168	(4)	n.m.
Operating profit/(loss)	(475)	5	413	N/M *	(98.8%)	(50)	(274)	(81.8%)
Net finance costs (3)	24	85	66	(71.8%)	28.8%	(6)	26	n.m.

Iberia	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	% Change 09-08	% Change 08-07	6 months ended 30/06/10 (€ million)	6 months ended 30/06/09 (€ million)	% Change 30/06/10- 30/06/09
Consolidated profit/(loss) for the year (4)	(273)	32	328	N/M	(90.2%)	(21)	(165)	(87.3%)
Operating Cash Flow	(280)	38	381	N/M	(90.0%)	186	(111)	n.m.

Total assets	5,046	5,634	6,017	(10.4%)	(6.4%)	6,001	5,479	9.5%

Equity	1,551	1,564	2,006	(0.8%)	(22.0%)	1.954	1,474	32.6%
Non-current liabilities	1,732	1,765	1,896	(1.9%)	(6.9%)	1,888	1,803	4.7%
Current liabilities	1,763	2,305	2,115	(23.5%)	9.0%	2,159	2,202	(2.0%)
Net Financial Indebtedness (5)	(1,417)	(1,803)	(2,500)	(21.4%)	(27.9%)	(1.484)	(1,704)	(12.9%)
Gross Financial Indebtedness (6)	502	469	467	7.0%	0.4%	545	537	1.5%
Gross Financial Indebtedness/total liabilities	9.9%	8.3%	7.8%	1.6p.	0.6p.	9.1%	9.8%	(0.7p. )
Gross financial Indebtedness/Operating Cash Flow	(1.79x )	12.34x	1.23x	N/M	N/M	2.92x	(4.85x )	n.m.
Basic earnings per share (€)	(0.295)	0.034	0.346	N/M	(90.2%)	(0.023)	(0.179)	(87.2%)

*	N/M: not meaningful. Year-on-year variations comparing positive and negative values, as well as variations of more than 1000 per cent.
(1)	Revenues plus other recurring and non-recurring operating income
(2)	EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet and real estate operating lease costs, and including share of profits/losses in associates accounted for using the equity method and net charges/credits relating to available-for-sale financial assets.
(4)	Consolidated profit for the year from continuing operations. See section 16.2 for breakdown.
(5)	Gross financial indebtedness less “Adjusted liquid balance”. See section 16.2 for breakdown.
(6)	Debts with credit entities plus financial leases. See section 16.2 for breakdown.

6.3	IAG Group

Set out below is selected historical financial information for the IAG Group based upon a proforma balance sheet and income statement for the 6 month period ended 30 June 2010:

	As at 30 June 2010 (€ million)
Revenue	6,581
EBITDARf *	343
Operating profit/(loss)	(297)
Net finance income	(83)
Profit/ (loss) for the period attributable to the parent	(359)

Total assets/liabilities	19,083

Equity	4,042
Non-current liabilities	8,000
Current liabilities	7,041
Gross Financial debt	5,439
Earnings per share	(19.4	) cents

*	EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.

The following table shows certain operating data for British Airways and Iberia for the aggregated operations of the transportation business and the cargo transportation business for the financial years ended 31 March 2010 (in respect of British Airways) and 31 December 2009 (in the case of Iberia):

	British Airways		Iberia
	FY 2010/09	% Change 10/09- 09/08	FY 2009	% Change 09-08
ATKs (million)	21,278	(4.6)	7,278.1	(5.0)
RTKs (million)	15,588	(2.9)	5,486.6	(7.3)
Overall load factor (%)	73.3	1.3 pts	75.4	(1.8 pts )
Revenue per ATK (Euro cents)	35.39	(7.3)	49,14	(17.5)
Average headcount (FTEs)	37,595	(9.4)	8,294	(4.2)

Total Passenger & Cargo Revenue (£ million)*	7,530	(11.5)

Total passenger and cargo revenue (€ million)	8,492	(17.8)	3,576	(21.7)

Average Sterling/Euro exchange rate	1.128	—	—	—

*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

British Airways revenues (calculated taking into account the place where the sale has been made) and Iberia (calculated base on the routes generating the revenues) broken down among the four geographical segments for the financial year ended 31 March 2010 or 31 December 2009, as the case may be, was as follow:

British Airways			Iberia
	FY 2010/09 (€ million)	% Change 10/09- 09/08**	(€ million)	FY 2009	% Change 09-08
			Domestic	709	(23.7)
UK/Europe	4,969	(12.5)	Medium-haul	890	(20.8)
Americas	1,662	(3.8)	Europe	785	(22.6)
Asia Pacific	590	(19.0)	Africa and Middle East	105	(4.5)
Africa and Middle East	651	(7.4)	Long-haul	1,538	(16.3)

Total passenger revenue	7,872	(10.9)	Total passenger revenue*	3,137	(19.4)

*	Tickets actually used, excluding tickets sold but not used (expire) and other regularisations of minor amount.
**	Shows change of the Sterling amount.

As from the Merger Effective Time, each holding of Iberia Shares credited to any stock account in Iberclear and its participant entities will be disabled.

7.	INFORMATION ABOUT IAG AND THE IAG GROUP

7.1	Information about IAG and the IAG Group

As described in section 3, IAG is to become the new holding company of the combined British Airways and Iberia groups. IAG is a Spanish incorporated company that was incorporated for the purposes of the Merger. IAG will have a premium listing on the Official List and will be included in the UK Index Series of the Financial Times Stock Exchange (the “FTSE”). The FTSE UK Index Series is designed to represent the performance of UK companies, providing investors with a comprehensive set of indices that measure the performance of all capital and industry segments of the UK equity market. The FTSE 100, in which IAG is likely to trade, comprises the 100 most highly capitalised blue chip companies, representing approximately 81 per cent of the value of the UK market.

In addition, IAG Shares will be traded on the London Stock Exchange and four Spanish Stock Exchanges, through the Spanish Stock Exchanges Interconnection System (Mercado Continuo Español).

For further information on the legislative framework applicable to IAG, see section 11 of this document.

7.2	The structure of the IAG Group

Tables showing British Airways’ subsidiaries and associates are set out in section 12.1.1 of this document. Following the Merger Effective Date, these entities will, subject to the Nationality Structures, become part of the IAG Group.

Tables showing Iberia’s subsidiaries and associates are set out in section 12.1.2 of this document. Following the Merger Effective Date, these entities will also become part of the IAG Group.

7.3	Business overview of the IAG Group

Following the Merger Effective Date, IAG will, subject to the Nationality Structures, become the holding company of the IAG Group, comprising British Airways and Iberia. For an overview of the businesses of British Airways and Iberia, including information on their principal business activities and the markets in which they operate in, see, respectively, sections 8 and 9 of this document. For an overview of the global airline industry, see section 10 of this document.

7.4	Strategy and strengths of the IAG Group

The creation of IAG reflects increasing economic and financial pressure on the airline industry and in particular network airlines (i.e. full service carriers). The need to find greater efficiencies and increased scale is encouraging consolidation. Among other things, the merger of British Airways and Iberia has been structured with the intention of facilitating further consolidation in the industry and an important part of IAG’s strategy will be to consider suitable opportunities for further non-organic growth. An important part of IAG’s strategy will consist of seeking out and stimulating new mergers and acquisitions.

Another key element in the strategy will be to ensure delivery of the proposed synergies. IAG Directors are targeting estimated annual synergies of approximately €400 million per year (before tax) as from the end of the fifth year after completion of the Merger with a cash cost of €269 million over the five year period.

IAG is targeting approximately 87 per cent. of the annual run-rate of synergies to be captured in the fourth year after the Merger Effective Date. Implementation plans, which are subject to revision and further development, target each year post-merger to be cash-positive in terms of synergies minus implementation costs, which have been estimated at €269 million in total over the five years following merger date, of which approximately 87 per cent. will be incurred in the first four years. Synergy benefits are expected to be approximately 40% revenue-enhancing and 60% cost-saving.

IAG also believes that it has the opportunity to create additional value beyond the identified synergies from its existing maintenance, frequent flyer programme and cargo businesses. As the market for these activities develops, IAG’s strategy will be to evaluate and execute potential value-enhancing transactions and business developments.

Revenue-enhancing synergies: approximately 80% arise from joint selling, co-ordinated pricing, revenue management best practice and network optimisation, underpinned by extended code-sharing across the two airline networks and sales force alignment. The remaining revenue-related synergies arise in the areas of cargo, provision of third party maintenance services and other ancillary revenue streams. It is expected that, in 2011, some €35 - €40 million of revenue-enhancing synergies will be achieved (23% - 26% of the final annual run-rate target).

Cost-saving synergies: three main areas provide approximately 78% of the cost-saving synergies. These are: information technology (28%), aircraft maintenance (25%) and resource optimisation (24%). The information technology benefits are targeted to derive from joint development of systems, use of a single best application for key business functions, joint optimisation of day-to-day information technology operations and leveraging a common information technology infrastructure. In aircraft maintenance, British Airways and Iberia have developed complementary competencies. As a result, synergy benefits should be available from insourcing (with the other airline) work currently carried out by third parties. In addition, savings are targeted to be achieved through joint inventory management, coordinated purchasing and the sharing of continuous improvement ideas. The main areas within the resource optimisation synergy target are finance and control departments and sales and call centres, which together account for some 60% of resource optimisation savings, and, to a lesser extent, airport operations and some head-office commercial activities. The remaining cost-saving synergies are primarily in joint procurement and fleet management. It is currently estimated that at least €25 million of cost-saving synergies can be realistically targeted for delivery in 2011.

The costs incurred in order to achieve the targeted synergies have been estimated at approximately €269 million. These comprise a variety of expenses, including capital expenditure to develop new joint facilities, procurement of further inventory to support development of third-party maintenance capability, staff training, re-location and certain severance costs.

For further information on the principal benefits of the Merger and the strengths of the Combined Group, see section 3.3 of this document.

7.5	History and development of IAG

7.5.1	Legal and commercial name of IAG

The current corporate name of IAG is “International Consolidated Airlines Group, S.A.” The name “International Airlines Group” will be used for commercial purposes.

7.5.2	Place of registration of IAG and registration number

IAG is registered at the Madrid Mercantile Registry, in volume 27,312, sheet 11, page number M-492129. Its tax identification number is A-85845535.

7.5.3	Date of incorporation and period of operations of IAG, if not indefinite

IAG was formed as a corporation pursuant to a public deed authorised by the Madrid Notary Mr Ignacio Martínez-Gil Vich on 17 December 2009, under number 3,866 of his public records. IAG was incorporated for an indefinite term giving rise to entry number 1 on the registration sheet opened in the name of IAG in the Madrid Mercantile Registry.

7.5.4	Domicile, applicable legislation and nationality of IAG and address and telephone number of its registered office

IAG is a Spanish business corporation (sociedad anónima), with its registered office at Madrid (Spain), calle Velázquez, 130. IAG is governed by the laws of Spain.

As regards its accounting regime, IAG is subject to the Spanish National Chart of Accounts and to Royal Decree 1159/2010, of 17 September, approving the rules for preparing consolidated financial statements.

Once IAG’s shares are listed, IAG will prepare its annual consolidated financial statements in accordance with IFRS (International Financing Reporting Standards).

7.5.5	Important events in the development of the IAG’s business

The Boards of Directors of Iberia and Iberia Opco approved the Iberia Hive Down Plan, effective as of 29 June 2010, and it was filed with the Madrid Mercantile Registry on 5 July 2010.

The Boards of Directors of IAG, along with the Boards of Directors of BA Holdco and Iberia, approved the Merger Plan, effective as of 29 June 2010, and it was filed with the Madrid Mercantile Registry on 6 July 2010.

On 19 October 2010, IAG, along with British Airways, Iberia Holding and Iberia Opco, entered into certain agreements ancillary to the Merger, including the Assurances Agreement in respect of the Assurances, and agreements relating to the Nationality Structures, including the Iberia Opco Shareholders Agreement, the UK Trust Deed, the UK Trust Loan Agreement, and the UK Trust Subscription Agreement.

7.6	Legislative and regulatory framework

Section 11 of this document sets out the applicable national and international laws and regulations that apply to IAG, British Airways and Iberia as operators in the aviation industry.

Set out below is a summary of the main corporate laws and regulations that affect IAG as a Spanish incorporated company with a premium listing on the Official List and a listing on the Spanish Stock Exchanges.

Spanish Corporate law

As a Spanish company, IAG and its directors will be subject to Spanish legislation, particularly the Spanish Companies Law, and since IAG will be listed on the Spanish Stock Exchanges company, to Title XIV of such Spanish Companies Law.

Listing obligations

As IAG is a Spanish company that will be admitted to the Official List of the UKLA, IAG will be regulated by both the CNMV and UKLA.

The CNMV is home competent authority for approval of the Registration Document and the Securities Note, as Spain is the Home Member State according to EU regulations. Also the CNMV will be the competent authority for any future registration document or securities note that may be approved on the future, according the EU regulation.

United Kingdom

Since IAG will apply for the admission of its shares on the premium segment of the Official List of the UKLA, it will be subject to the UKLA Listing Rules and the UKLA’s Disclosure and Transparency Rules further details of this is set out below. Also set out below is an explanation of the key features of a premium listing.

The UKLA Listing Rules are rules published by the Financial Services Authority which lay down minimum requirements for the admission of securities to listing, the continuing obligations of issuers after admission and the content, scrutiny and publication of shareholder circulars and other shareholder information.

Set out below is a brief explanation of the process for the admission to the Official List and to trading on the London Stock Exchange.

Listing Rule 7 sets out various Listing Principles applicable to listed companies in respect of all of their obligations arising from the Listing Rules and the UKLA’s Disclosure and Transparency Rules.

These Listing Principles are as follows:

Principle 1	A listed company must take reasonable steps to enable its directors to understand their responsibilities and obligations as directors.

Principle 2	A listed company must take reasonable steps to establish and maintain adequate procedures, systems and controls to enable it to comply with its obligations.

Principle 3	A listed company must act with integrity towards holders and potential holders of its listed equity securities.

Principle 4	A listed company must communicate information to holders and potential holders of its listed equity securities in such a way as to avoid the creation or continuation of a false market in such listed equity securities.

Principle 5	A listed company must ensure that it treats all holders of the same class of its listed equity securities that are in the same position equally in respect of the rights attaching to such listed equity securities.

Principle 6	A listed company must deal with the Financial Services Authority in an open and co-operative manner.

An applicant seeking a listing on the Official List of the UKLA may choose between “standard listing” and “premium listing”. A standard listing requires issuers of securities to comply with minimum EU directive standards for listing. A premium listing, on the other hand, requires issuers to comply with “super-equivalent” UK measures in addition to the EU directive standards applicable to a standard listing. These include, for instance, the requirement that the issuer show, prior to listing, that it has enough working capital for its group’s current needs and for at least the next 12 months from the date of publication of the prospectus concerning the admission. A premium listing is available to equity shares of commercial companies, close-ended investment funds and open-ended investment companies. Any applicant seeking either a premium or standard listing must have an expected market value of all shares to be listed of at least £700,000. It is also a requirement under the Listing Rules, for both a standard and premium listing, that at least 25 per cent. of a listed company’s shares (excluding treasury shares) be (and continue to be) in public hands in one or more European Economic Area State. Shares are not in the public hands if they are held directly or indirectly by director of the issuer or its subsidiary undertakings (or a person connected to a director), the trustees of any employees’ share scheme or pension fund of the issuer, any person who under any agreement has a right to appoint a member to the board of directors of the issuer, or any person or persons in the same group or persons acting in concert who have an interest in 5 per cent. or more of the issuers shares (as set out in Listing Rules 6 and 14). This is a requirement for both the application for listing and is also a continuing obligation of the issuer following listing.

Once listed, an issuer of securities with a premium listing must also comply with, amongst others, the following super-equivalent “continuing obligations” in conducting its business (which are set out in Chapters 9 to 13 of the Listing Rules):

•

the issuer must, at all times, control the majority of its assets and be carrying out an independent business as its main activity (i.e. it must be capable of carrying on its business independently of any controlling shareholder);

•

the issuer must ensure that every “person discharging managerial responsibilities” (which includes a director of the issuer) complies with the UKLA’s Model Code (a code of conduct that regulates dealing in a listed company’s shares by directors and certain senior managers) in respect of the dealing of the securities of the issuer. Subject to certain exceptions, the issuer or any member of its group must also not deal with any securities during a time when a director of the issuer would be prohibited from dealing in its securities, which includes any time when a director is in possession of inside information and the period of 60 days immediately preceding a preliminary announcement of the issuer´s annual results or the publication of its annual financial report or the 30 day period immediately preceding the announcement of quarterly results. IAG´s Internal Code of Conduct will enforce the provisions of the Model Code.

•

the issuer must offer pre-emption rights to its existing shareholders in connection with an issue of equity shares or sale of treasury shares for cash, unless its shareholders consent to have these pre-emption rights disapplied;

•	the issuer must describe in its annual report and accounts how it complies with the UK Corporate Governance Code, and if not, the reasons for its non-compliance;

•

where the issuer proposes to enter into a transaction that is outside the ordinary course of the issuer’s business, the issuer must assess the size of that transaction relative to that of the issuer by applying various “class tests” (which are tests that display the size of the relevant transaction in terms of, amongst others, the consideration of the transaction or the profits attributable to the assets being acquired) and classify that transaction. The issuer must then satisfy various requirements depending on the classification of the transaction: for example, in the case of a “Class 1 transaction” (which is a major transaction for a listed company, the size of which results in a 25 per cent. threshold being reached under any one of the “class tests”), the issuer must, amongst others, publish an explanatory circular (a document issued to holders of listed shares providing details of the relevant transaction) to its shareholders and obtain its shareholders’ approval before entering into that transaction. The explanatory circular must satisfy the contents requirements under the Listing Rules;

•

where the issuer proposes to enter into a transaction or arrangement with a related party or any of the related party’s subsidiary undertakings (or a transaction between the issuer and any other person the purpose and effect of which is to benefit a related party), it must first publish an explanatory circular to its shareholders and obtain the approval of its shareholders. A related party can include both directors and substantial shareholders of the Company or any of its subsidiary undertakings, as well as their associates. The related party may not vote on the relevant shareholder resolution; and

•

if the UKLA is not satisfied that the Listing Rules are being complied with, the UKLA may censure the listed company (privately or publicly), impose a financial penalty, or suspend or discontinue the listed company’s listing.

The UKLA will monitor IAG’s compliance with the super equivalent “continuing obligations” described above. Any documents or information which may be available of the shareholders at UK in accordance with IAG’s compliance with the super equivalent “continuing obligations” hereto will also be available to the shareholders of IAG through the CNMV web page (www.cnmv.es) and through the Issuer web page.

Spain

As a Spanish listed company, IAG will be subject to the Spanish Securities Markets Law and related royal decrees, ministerial orders and circulars.

Additionally, as a company listed on the Spanish markets, IAG will have the following obligations, among others:

•	IAG must guarantee equal treatment to all shareholders and to the holders of debt securities admitted to trading;

•

IAG must have a specific regulation that regulates in detail the administration of its Shareholders’ Meetings. It must also have a regulation governing the functioning of its Board of Directors and an internal code of conduct on the capital markets; and

•

IAG must publish an annual corporate governance report, which will be notified to the CNMV. The report must provide information on IAG’s compliance in the area of corporate governance and the existing recommendations with respect to same.

Disclosure obligations including in connection with inside information and transparency rules – UK and Spain

Following Admission, the CNMV will be home competent authority for the purposes of the Transparency Directive. Below is a description of the Spanish disclosure and transparency rules. In addition, IAG will also be subject to certain UK “super equivalent” obligations applicable under the UKLA’s Disclosure and Transparency Rules. These include the disclosure of certain dealings by “Persons Discharging Managerial Responsibility”, announcements to investors of “regulated information” (which are to be made via a Regulated Information Service). In addition, the UKLA’s Disclosure and Transparency Rules concerning the control and disclosure of “inside information” (together with any related action regarding suspensions) will also apply to IAG.

There are also both Spanish and UK legal requirements regarding the disclosure of directors’ share dealings. Directors are required to make notifications within five business days of the day on which the relevant transaction occurred to the issuer and the CNMV. IAG has an internal code of conduct for the securities market, which sets out in more details the procedures that directors should follow.

Spanish disclosure and transparency rules

Disclosure and Transparency Rule 2 and art. 82 of the Spanish Securities Markets Law set out the obligations of listed companies in relation to the control and disclosure of inside information. A listed company’s primary obligation is to publicly announce all inside information which directly concerns it, and which is in its possession.

Under Disclosure and Transparency Rule 2, 83.bis of the Spanish Securities Markets Law, and Spanish Royal Decree 1333/2005, listed companies must:

•	have effective arrangements in place to prevent access to price-sensitive information to persons who do not require it for the exercise of their functions;

•	have measures in place enabling them to publicly disclose price-sensitive information immediately where confidentiality can no longer be maintained;

•

maintain “insider lists”, and ensure that persons acting on its behalf also keep insider lists, of persons working for them who have access to price-sensitive information relating to the listed company; and

•

ensure that the persons included on the insider lists acknowledge the legal and regulatory duties applicable to them (such as dealing restrictions) and are aware of the sanctions attaching to the misuse or improper circulation of such information.

A listed company may delay disclosure of information to prevent prejudice to the company’s legitimate interests, provided that in doing so, it does not mislead the public and the confidentiality of the information can be ensured. In any case, the CNMV shall be informed.

Under Disclosure and Transparency Rule 1.3.4R, art. 82 of the Spanish Securities Markets Law, and Spanish Royal Decree 1362/2007, listed companies must take all reasonable care to ensure that any information which it releases in a regulatory disclosure is not misleading, false or deceptive and does not omit anything likely to affect the import of the information.

Both Spanish and English laws will apply to IAG and its directors in respect of insider dealing and market abuse.

Under Part V of the UK Criminal Justice Act 1993 and the Spanish Criminal Code, it is a criminal offence for an insider who has unpublished price-sensitive information, which he knows is price-sensitive information from an inside source, to deal on a regulated market in securities whose price would be likely to be significantly affected by that information if it were made public; to disclose that information; or to encourage another person to deal in those securities.

Section 118 FSMA 2000 and art. 2 of Spanish Royal Decree 1333/2005 impose statutory prohibitions on market abuse. Broadly, market abuse includes improper disclosure of price-sensitive information; misuse of information; market manipulation; and misleading behaviour or distortion.

Competent authority for the market supervision, relevant information monitoring and listing suspension

The supervision, control and disclosure of “inside information” by IAG, announcements to investors of “regulated information”, together with any related action regarding suspensions, will be undertaken by the competent authority in the most liquid market. This is expected to be the UK (although this will be kept under constant review).

Corporate governance

As IAG will have a premium listing on the Official List, it will be required to comply with the UK Corporate Governance Code (or explain non-compliance). IAG will also be required to comply with the Spanish Unified Good Governance Code (or explain non-compliance).

The UK Corporate Governance Code and the Spanish Unified Good Governance Code set out general principles relating to the fair treatment of shareholders, the appropriate composition of a company’s board of directors and its committees, and the nomination, remuneration and evaluation of directors.

IAG will also be required to state in its annual report and accounts how it applies the main principles in the UK Combined Code and the Spanish Unified Good Governance Code, and either to confirm that it complied with the UK Combined Code provisions or the Spanish Unified Good Governance or, where it did not, to provide an explanation. In addition, Spanish law establishes the obligation of listed companies to publish a corporate governance report on a yearly basis. The annual report on corporate governance must be notified to the CNMV, accompanied by a copy of the report, will be filed on the official records of the CNMV and will be available at the CNMV´s web page (www.cnmv.es).

Listed companies are free to decide whether or not to comply with the recommendations of the Unified Good Governance Code but they must explain why they have not complied; in any case their reporting on same must invariably respect the underlying concepts used in the Unified Good Governance Code.

Takeovers

The UK City Code on Takeovers and Mergers will not apply to IAG (in its capacity as an offeree). Spanish Royal Decree 1066/2007 on Takeover Bids (which are the regulations that apply to takeovers of Spanish companies) will apply to IAG as an offeree in relation with Takeovers on the Spanish Markets. This Spanish legal regime is also applicable if IAG makes an offer for a Spanish company. However, the UK City Code on Takeovers and Mergers would apply to the extent that IAG is an “offeror” for a target to which the UK City Code on Takeovers and Mergers applied.

7.7	Listing

Pursuant to the conditions of the Merger, application will be made for the IAG Shares to be admitted, following the IAG Merger, to the premium segment of the Official List and to trading on the London Stock Exchange and on the Spanish Stock Exchanges. The IAG Shares will be issued on the Merger Effective Date. It is expected that admission to listing on the Official List and to trading on the London Stock Exchange will take place, and dealings, fully paid, will commence, by no later than 8.00 a.m. London time on 24 January 2011 and admission to listing on the Spanish Stock Exchanges will take place at 9.00 a.m. Madrid time on 24 January 2011. In advance of the application of the IAG Shares to trading, IAG will publish a Securities Note for admission in accordance of Annex III of the EU Regulations and in accordance with EU Directive 2003/71/EC.

The last day of dealings in British Airways Ordinary Share on the London Stock Exchange and the Iberia Shares on the Spanish Stock Exchange is expected to be 20 January 2011, being the day before the Scheme Effective Date. British Airways Ordinary Shares will then be suspended from trading on the London Stock Exchange with effect from 7.30 a.m. (London Time) on the following day and Iberia Shares will be suspended from trading on the Spanish Stock Exchanges with effect from 8.30 a.m. Madrid time on the following day. The existing listing of British Airways Ordinary Shares on the Official List and their admission to trading on the London Stock Exchange will be cancelled with effect from 8.00 a.m. (local time) on the next London Business Day after the Scheme Effective Date. The existing listing of Iberia Shares on the Spanish Stock Exchange will be cancelled with effect from 24 January 2011. From the time the British Airways Ordinary Shares and Iberia Shares are suspended from trading, until the IAG Shares are admitted to listing or trading as described above, none of the British Airways Ordinary Shares, British Airways’ American Depositary Shares, BA Holdco Shares, Iberia Share or IAG Shares will be tradable on any stock exchange.

7.8	CDIs, dealings, share certificate and settlement

7.8.1	Form of IAG Shares and issue of CDIs – Introduction

IAG, in common with all Spanish listed companies, will not issue share certificates to individual shareholders. Instead, IAG Shares will be held in uncertificated electronic form represented by book entries within Iberclear, the clearance and settlement system in Spain. Iberclear’s registry is made up of accounts held by a number of financial institutions, who are participants in Iberclear. Those financial institutions in Iberclear, in turn, hold accounts in the name of each individual shareholder or through such shareholder’s accredited financial intermediary.

Trades in IAG Shares (being Spanish securities), are not capable of being settled within the CREST system (the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Uncertificated Securities Regulations 2001). Accordingly, in order to allow settlement within CREST, IAG intends to enter into depositary arrangements which will enable investors to hold IAG Shares in the form of dematerialised CREST depositary interests (“CDIs”). CDIs represent entitlements to underlying non-United Kingdom shares (in this case IAG CDI’s will represent entitlements to IAG Shares) and each IAG CDI will represent an entitlement to one IAG Share.

In addition, for persons who cannot or do not want to hold CDIs directly (or through their own nominees) IAG intends to arrange for their IAG CDIs to be held by a nominee, who will be a member of CREST, in a nominee service on their behalf. This IAG Nominee Service is expected to be administered by Computershare Investor Services PLC and will be provided free of charge, save for transaction fees, fees for providing duplicates and fees to cancel IAG CDIs. As noted above, IAG will not issue share certificates to individual shareholders - instead holders through the IAG Nominee Services will receive a statement of entitlement from the IAG Nominee, setting out details of the IAG CDIs held on their behalf.

7.8.2	Form of IAG CDIs

IAG CDI Holders (registered holders of IAG CDIs) will not be the registered holders of the IAG Shares to which they are entitled under the IAG Merger. Rather, immediately following the IAG Merger, the Custodian (Computershare Company Nominees Limited) will transfer the IAG Shares it holds for the benefit of the BA Merger Shareholders to Euroclear Nominees. These IAG Shares will be held through the following CDI structure for the benefit of the IAG CDI Holders. The IAG CDI structure involves a chain of holdings, whereby Euroclear Nominees will hold the IAG Shares transferred to it through its account with Santander Investment, S.A. (“Santander Investment”) in Iberclear, and will be the registered holder of such IAG Shares; Euroclear Nominees will hold such IAG Shares on trust for Euroclear Bank; Euroclear Bank will credit its interest in such IAG Shares to the account of CREST Depository’s nominee, CIN (Belgium) Limited; and CIN (Belgium) Limited will hold its interest in such IAG Shares for the benefit of CREST Depository. CREST Depository, will hold its interest in such IAG Shares for the benefit of the IAG CDI Holders. The IAG CDI Holders’ ownership of IAG CDIs therefore represents their entitlement to the relevant underlying IAG Shares.

Euroclear is the operator of the CREST system which provides a central securities depository and electronic settlement for securities traded on the London Stock Exchange.

The IAG CDIs will represent IAG Shares in the following manner:

The terms and conditions upon which CDIs are issued and held in CREST are set out in the global deed poll executed by CREST Depository governing CDIs (the “Global Deed Poll”) and other related documents in the CREST International Manual.

A custody fee, as determined by Euroclear from time to time, is charged at user level for the use of CDIs. IAG intends to pay this custody fee on behalf of any person holding his or her IAG CDIs through the IAG Representation Service described in this section.

The rights of prospective holders of IAG CDIs in relation to Euroclear or its subsidiaries in respect of IAG Shares or IAG CDIs held through CREST are set out in the Global Deed Poll.

7.8.3	Settlement for British Airways Ordinary Shareholders

At the Scheme Effective Time, the BA Holdco Shares to which the holders of British Airways Scheme Shares are entitled pursuant to the British Airways Scheme, will be issued, pursuant to the terms of the British Airways Scheme, to the Custodian which will be the registered holder of such shares on bare trust for the BA Merger Shareholders. The Custodian will hold the BA Holdco Shares, together with all and any rights and other securities, property and cash attributable to the BA Holdco Shares, as bare trustee for the BA Merger Shareholders in accordance with the terms set out in the BA Holdco Trust Deed.

On the Merger Effective Date, the IAG Shares to which the relevant BA Merger Shareholder is entitled will be issued, pursuant to the IAG Merger, to the Custodian in return for the cancellation of the BA Holdco Shares. The Custodian will hold the IAG Shares issued to it through its account with a participant in Iberclear, and will be the registered holder of such IAG Shares. The BA Holdco Trust Deed provides that on the occurrence of the IAG Merger Computershare will procure that the Custodian shall issue the appropriate instruction to Santander Investment to transfer the legal title to the IAG Shares which are issued to the Custodian on behalf of the BA Merger Shareholders in exchange for the cancellation of the BA Holdco Shares from the Custodian to Euroclear Nominees such IAG Shares shall be held by Euroclear Nominees in accordance with the IAG CDI structure set out above.

Subject to the IAG Merger becoming effective, settlement of the IAG Shares to which the BA Merger Shareholders are entitled under the IAG Merger will be effected on the Business Day following the Merger Effective Date. Further details of the settlement arrangements for British Airways Ordinary Shareholders are contained in the Scheme Document:

7.8.4	Rights attaching to the IAG CDIs

The holders of IAG CDIs will have an entitlement to the IAG Shares but will not be the registered holders thereof. Accordingly, the holders of IAG CDIs will be able to enforce and exercise the rights relating to the IAG Shares described in section 26.2 of this document only in accordance with the arrangements described below. As a result of certain aspects of Spanish law which govern IAG Shares, the holders of IAG CDIs will not be able directly to enforce or exercise certain rights, including voting and pre-emption rights but, instead, will be entitled to enforce them indirectly via Euroclear Nominees as further explained below. Holders of IAG CDIs (including, for this purpose, those persons holding IAG CDIs through the IAG Nominee Service) will, at their option, be able to effect the cancellation of their IAG CDIs in CREST and receive the underlying IAG Shares to which they are entitled into a shareholding account with a depository financial institution which is a participant in Iberclear.

The IAG CDIs will be created and issued pursuant to the terms of the Global Deed Poll and the applicable Euroclear requirements applicable to the relevant issuer, user or participant in CREST, as described in the CREST glossary of terms issued by Euroclear (the “CREST Requirements”) and the Uncertificated Securities Regulations 2001 (S1 2001 No. 3755), or the Companies (Uncertificated Securities) (Jersey) Order 1999, as amended from time to time (as applicable) (the “CREST Regulations”), which govern the relationship between the CREST Depository and IAG CDI Holders. The terms and conditions of the IAG Nominee Service provide that the persons on whose behalf the IAG Nominee holds IAG CDIs shall be entitled to all rights attaching to such IAG CDIs. Rights attaching to the IAG CDIs which are described below as being exercisable by holders of IAG CDIs are, in the case of IAG CDIs held on trust by the IAG Nominee, exercisable by the persons on whose behalf the IAG CDIs are held through the IAG Nominee.

In order to allow the holders of IAG CDIs to exercise rights relating to the IAG Shares, IAG intends to enter into arrangements prior to the Merger Effective Date pursuant to which it will procure that, with effect from the Merger Effective Date, all holders of IAG CDIs will be able to exercise rights relating to the IAG Shares represented thereby, and in particular:

(A)	will receive notices, in English, of all shareholders’ meetings of IAG (to the extent that IAG shareholders receive such notices);

(B)	will be able to appoint the IAG CDI Holder, or any other person, as proxy in respect of the IAG Shares to which that holder’s IAG CDIs relate to attend and vote at shareholder meetings of IAG;

(C)	will be able to give directions as to voting at all shareholders’ meetings of IAG;

(D)	will be sent copies of the annual report and accounts of IAG (to the extent that copies are sent to IAG shareholders) and all of the documents issued by IAG to the holders of IAG Shares (in each case, in English); and

(E)	will be treated in the same manner as registered holders of IAG Shares in respect of all other rights attaching to IAG Shares without prejudice to the limitations described herein,

in each case, so far as possible in accordance with applicable CREST Regulations, CREST Requirements, IAG’s Bylaws, and applicable law.

However, it should be noted that in order to vote or exercise other shareholder rights in person at a shareholders’ meeting of IAG, IAG CDI Holders will have to appoint a proxy in respect of the IAG Shares to which that holder is entitled. IAG CDI Holders will, however, be entitled to appoint any person, including the relevant IAG CDI Holder or the Chairman of IAG, as proxy to attend and speak at shareholder meetings of IAG and to vote the underlying IAG Shares to which such holder is entitled in accordance with such holder’s directions. It should also be noted that in order to be valid the proxy form will usually be required to set out how votes must be cast on each resolution contained in the relevant notice of meeting and the relevant proxy (unlike a shareholder who can make his decision at the relevant meeting) can therefore not vote in a different way to that set out in the proxy form with respect to those resolutions. It is also likely that a proxy appointment by an IAG CDI Holder will need to be made earlier than a proxy appointment by an IAG Shareholder

IAG CDI Holders wishing to use the voting rights attached to the IAG Shares represented by their IAG CDIs personally in their capacity as a shareholder (and not as proxy), by attending a shareholders’ meeting of IAG, will first have to effect the cancellation of their IAG CDIs for their underlying IAG Shares so that such shares are held by such holder or such holder’s nominee in Iberclear in time for the record date of the relevant shareholders’ meeting. On so doing, they will, subject to and in accordance with IAG’s Bylaws, be able to attend and vote in person at the relevant shareholders’ meeting.

Details of how such cancellation can be effected will be obtainable by contacting Computershare on +84(0) 870 702 0110. Further details are set out below.

Further details on rights to attend IAG shareholders meetings are summarised in section 26.2.

IAG intends to procure that the operator of the IAG Nominee Service will send to each person on whose behalf IAG CDIs are held by the IAG Nominee, a statement of his entitlements in IAG CDIs shortly following the Merger Effective Date and at least once a year afterwards, for so long as such person retains entitlements to some IAG CDIs in the account of the IAG Nominee Services. The terms and conditions of the IAG Nominee Service (which include, amongst others, a description of the procedure to be followed for cancelling IAG CDIs and effecting the transfer of the underlying IAG Shares and provisions relating to exclusion of liability on the part of the relevant corporate nominee from IAG CDI Holders) will be made available to all British Airways Ordinary Shareholders at or around the time of publication of the Scheme Document.

In addition, the arrangements referred to above will also include provisions dealing with the payment of amounts in respect of dividends (including a provision to the effect that the IAG shareholders will, for so long as Euroclear continues to provide such service, elect to receive any amounts in respect of dividends paid on the IAG Shares represented by the IAG CDIs held through the IAG Nominee, in Sterling). It is intended that the operator of the IAG Nominee Service will facilitate so far as reasonably practicable and to the extent permitted by applicable law, the participation of the persons, on whose behalf IAG CDIs are held through the IAG Nominee, in share capital events in the same manner as IAG shareholders.

Holders of IAG CDIs held in CREST, whilst Euroclear continues to provide such service, will be able, if they so wish, to have amounts in respect of dividends paid on IAG Shares in Euro by IAG converted into, and paid to them in, Sterling, or any other CREST currency, if desired (without foreign exchange commission) by CREST Depository.

The IAG CDIs will have the same security code (ISIN) as the underlying IAG Shares and will not have a separate listing on the Official List.

IAG CDIs are capable of being credited to the same member account as all other CREST investments of any particular investor. This means that, from a practical point of view, IAG CDIs representing IAG Shares will be held and transferred in the same way as other companies’ shares participating in CREST.

7.8.5	Transfers of IAG CDIs

Cancellation of IAG CDIs for underlying IAG Shares

Holders of IAG CDIs will, at their option, be able to effect the cancellation of their IAG CDIs in CREST and receive the underlying IAG Shares to which they are entitled into a shareholding account with a depository financial institution which is a participant in Iberclear. IAG CDI Holders who wish to cancel their IAG CDIs may do so by sending an instruction to CREST to that effect and follow the rules and practices of CREST, (subject to any legal restrictions on transfer in any jurisdiction) (in the case of those persons holding IAG CDIs through the IAG Nominee they should follow the procedures set out in the IAG Nominee Services terms and conditions). Certain transfer fees will generally be payable by a holder of IAG CDIs (including, for this purpose, a person holding IAG CDIs through the IAG Nominee) who makes such a transfer. Further details will be set out in the terms and conditions of the IAG Nominee Service.

In order to assist IAG CDI Holders who wish to cancel their IAG CDIs and hold IAG Shares directly, IAG intends to make arrangements to facilitate them opening an individual share custody account with Banco Santander, S.A., who will hold IAG Shares on their behalf within Iberclear. Any holder, holding 5,000 or fewer IAG CDIs through the IAG Nominee Service, who wishes to cancel his IAG CDIs and hold IAG Shares through such individual share custody account with Banco Santander, S.A. will not incur any transfer fees with respect to the first such cancellation, provided that the cancellation is effected within six weeks of the Merger Effective Date. Shareholders will be responsible for payment of the ongoing custody costs of maintaining their individual holdings with Banco Santander, S.A. IAG understands that the annual custody fee charged by Banco Santander, S.A. for this service will be 0.20 per cent. of the market value of the IAG shares held in relevant custody account with a minimum annual charge of €12.00 Holders of IAG CDIs may request further details of these costs and the method of cancelling IAG CDIs by contacting Computershare on +44 (0)870 702 0110. Persons holding IAG CDIs through the IAG Nominee Service who wish to cancel the IAG CDIs to which they are entitled and receive the underlying IAG Shares represented by such IAG CDIs, into an Iberclear account other than that offered by Banco Santander, S.A., will first be required to transfer the IAG CDIs to which they are entitled out of the IAG Nominee Service and into their CREST account (or that of their nominee).

Transfers of IAG CDIs

A description of the procedures to be followed by a person on whose behalf IAG CDIs are held by the IAG Nominee will be set out in the terms and conditions of the IAG Nominee Service.

A person holding IAG CDIs through CREST will be able to transfer those IAG CDIs in accordance with the relevant rules and practices of CREST (subject to any legal restrictions on any transfer in any jurisdiction).

Tax

If any IAG Shareholder or IAG CDI Holder disposes of his underlying IAG Shares by way of sale or gift or on death, then Spanish tax requirements apply, including the filing of certain Spanish non-resident income tax and inheritance and gift tax returns. Any person who is in any doubt about their tax position, and in particular those who are tax resident outside Spain, should take appropriate professional advice as to their tax position.

Holding IAG Shares into IAG CDIs

Pursuant to the IAG Merger, Iberia Shareholders will receive IAG Shares which will be held through Iberclear.

Holders of IAG Shares who hold their IAG Shares through Iberclear and who wish to hold IAG CDIs through the CREST system may be able to do so and should contact +44(0) 870 702 0110.

7.8.6	Territories excluded from the IAG Nominee Service

The IAG Nominee is authorised to offer custody services, including the IAG Nominee Service in the IAG Nominee Service Permitted Territories (Argentina, Austria, Belgium, Botswana, Brazil, Bulgaria, Chile, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Guinea, Hungary, Iceland, Indonesia, Ireland, Isle of Man, Italy, Korea, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Mexico, Namibia, The Netherlands, Norway, Poland, Paraguay, Peru, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Taiwan and the United Kingdom). Persons resident in jurisdictions other than the IAG Nominee Service Permitted Territories (being the Excluded Territories (Excluded Merger Shareholders and Excluded Overseas Shareholders (any persons resident in a jurisdiction other than Spain or the United Kingdom where the issuing of BA Holdco Shares or IAG Shares to such person is prohibited or would require any registration, filing or other formality that is unduly onerous and on whose behalf the Custodian (or the Receiving Agent) may sell BA Holdco Shares, IAG Shares or IAG CDIs))) will be unable to hold IAG CDIs through the IAG Nominee Service.

Excluded Merger Shareholders (being BA Merger Certificated Shareholders with an address in the British Airways’ register of members at the Scheme Record Time which is in as an Excluded Territory) will not be able to hold IAG CDIs through the IAG Nominee Service. IAG CDIs which are issued pursuant to the IAG Merger to the Receiving Agent

(as described in section 29.1.8 above), to hold on behalf of Excluded Merger Shareholders, will, pursuant to the terms and conditions of the Receiving Agent Agreement be sold on behalf of the Excluded Merger Shareholders. Computershare will procure that such IAG CDIs are sold by the Receiving Agent on behalf of the Excluded Merger Shareholders at the best price which can reasonably be obtained at the time of sale. The net proceeds of such sale will (after the deduction of all expenses and commissions, including any amount in respect of value added tax and stamp duty payable thereon) be paid, by cheque, to such Excluded Merger Shareholders. None of British Airways, BA Holdco, IAG, Computershare, the Receiving Agent, the Custodian or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale. Excluded Merger Shareholders will give their consent to that procedure in accordance with British Airways Scheme.

7.8.7	Iberia shareholders

IAG Shares to which an Iberia Shareholder is entitled will be represented by book entries on same manner as current Iberia Shares, through the same participant entity of Iberclear in which the relevant Iberia shareholder holds its Iberia Shares.

Following distribution of the IAG Shares, such holders will be entitled to arrange for the transfer, at their own expense, of their IAG Shares to a third party through another participant in Iberclear, if they so wish. In addition, IAG shareholders who hold their IAG Shares through Iberclear may transfer their IAG Shares into the CREST system and receive CDIs listed on the Official List by giving the relevant instructions to the participant in Iberclear where his/her IAG Shares are deposited.

As from the Merger Effective Time, each holding of Iberia Shares credited to any stock account in Iberclear and its participant entities will be disabled.

8.	INFORMATION ABOUT BRITISH AIRWAYS

Set out at the beginning of this document is a glossary of common technical terms used in the aviation industry. Such terms will be used throughout this document, particularly in sections 8, 9, 14 and 15.

British Airways reports its financial results in Sterling. Where Sterling figures from British Airways’ interim or final financial results have been cited in this section, equivalent figures in Euros have also been cited. The Euro amounts have not been reported or audited and are provided for information purposes only. The exchange rates that have been used are, in respect of amounts given in respect of a particular financial period, the average Sterling/Euro exchange rate for the relevant financial period of British Airways; or in case of a Sterling figure cited from British Airways’ balance sheet, the Sterling/Euro exchange rate as at the date of the relevant balance sheet.

8.1	Introduction and history

8.1.1	Commercial and legal name

The current corporate name of British Airways is “British Airways Plc”, which is the name used for commercial purposes together with the name “British Airways”.

8.1.2	Place of registration of British Airways and registration number

British Airways is registered in England and Wales, with company number 1777777.

8.1.3	Date of incorporation

British Airways was incorporated and registered in England and Wales on 13 December 1983 under the Companies Acts 1948 to 1981 as a public limited company.

8.1.4	Registered office, applicable legislation, nationality and address and the phone number of its registered office

British Airways is a company incorporated in England and Wales and is subject to English law. Its registered office is Waterside, PO Box 365, Harmondsworth, England, UB7 0GB. The contact telephone number for investor relations is +44 844 4930 787.

Section 11 below describes the regulatory and legislative framework applicable to the activities of British Airways.

8.1.5	Significant events in the course of British Airways’ operations

British Airways can trace its origins back to 1919 following the commencement of civil aviation at the end of the First World War.

On 25 August 1919, a United Kingdom private airline, Aircraft Transport & Travel Limited (“AT&T”), a direct predecessor of British Airways, operated the world’s first commercial scheduled air service between London and Paris.

In 1924, AT&T was taken into the ownership of the United Kingdom government together with three other United Kingdom private airlines. These airlines were merged together to form Imperial Airways, the United Kingdom’s first nationalised airline.

In 1940 Imperial Airways was merged with another United Kingdom private airline British Airways Ltd. to form British Overseas Airways Corporation (“BOAC”) and remained in the ownership of the United Kingdom government.

Following the re-commencement of civil aviation in 1946 at the end of the Second World War, BOAC remained in operation but a second United Kingdom nationalised airline, British European Airways (“BEA”), was formed to operate European air services. BOAC concentrated its operations on long-haul, inter-continental air services complemented by the formation of a third United Kingdom nationalised airline, British South American Airlines (“BSAA”), to operate air services to the Caribbean and South America. BSAA was merged into BOAC in 1949.

In 1974 BOAC and BEA were merged to form “British Airways” as a nationalised company that was the United Kingdom’s sole nationalised airline. British Airways Plc was incorporated by the United Kingdom government on 13 December 1983. It was privatised and floated on the London Stock Exchange in 1987.

On 12 November 2009, the boards of British Airways and Iberia agreed a binding memorandum of understanding setting out the basis for the proposed merger of British Airways and Iberia. The two companies subsequently signed a merger agreement on 8 April 2010.

British Airways, Iberia and American Airlines have entered into a revenue sharing alliance in relation to flights between Europe (European Union, Norway and Switzerland) and North American (United States of America, Canada and Mexico) destinations. In July 2010, British Airways, American Airlines and Iberia received anti-trust immunity from the US Department of Transportation and clearance from the European Commission in respect of the proposed revenue sharing alliance.

British Airways had an annual turnover of £7,994 million (€9,015 million) for the financial year ended 31 March 2010.

8.2	Business overview

The main activities of British Airways are the operation of international and domestic scheduled air services for the carriage of passengers and cargo. In addition, British Airways provides ancillary services, including loyalty programmes and aircraft maintenance services. For the purposes of financial reporting, British Airways considers the passenger and cargo operations as a single business unit. Other sources of revenue are reported as grouped into “all other segments” and consist primarily of the income of The Mileage Company Limited (loyalty programmes), British Airways Holidays Limited (which operates package holidays) and Speedbird Insurance Company Limited (which provides insurance services to other members of the British Airways Group).

The following table shows the breakdown of revenue among passenger transportation, cargo transportation and other sources of revenue for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09- 09/08	% Change 09/08- 08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
Passenger	87.3%	87.1%	86.8%	(10.9)	3.1	86.0%	86.9%	(3.4)
Cargo	6.9%	7.5%	7.0%	(18.3)	9.4	9.0%	6.5%	36.7
Other	5.8%	5.4%	6.2%	(3.9)	11.0	5.0%	6.6%	(26.7)

Total Revenue (£ million)	7,994	8,992	8,758	(11.1)	2.7	1,937	1,983	(2.3)

Total Revenue (€* million)	9,015	10,917	12,542	(17.4)	(13.0)	2,210	2,200	0.5

Average Sterling/Euro exchange rate**	1.128	1.214	1.432	N/A	N/A	1.141	1.109	N/A

*	British Airways’ incomes mainly come from passenger and cargo transportation. Incomes coming from these activities meant approximately 95 per cent. of British Airway’s incomes corresponding to the financial year ended 31 March 2008.
**	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

8.3	Transportation

The following table shows certain operating data for the aggregated operations of the passenger transportation business and the cargo transportation business for the financial years ended 31 March 2010, 2009 and 2008, and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09- 09/08		% Change 09/08- 08/07		3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
ATKs[1] (million)	21,278	22,293	22,872	(4.6)		(2.5)		5,029	5,482	(8.3)
RTKs[2] (million)	15,588	16,054	16,797	(2.9)		(4.4)		3,556	3,917	(9.2)
Overall Load Factor (%)[3]	73.3	72.0	73.4	1.3	pts	(1.4	) pts	70.7	71.5	(0.8	) pts
Revenue per ATK (p)	35.39	38.17	35.92	(7.3)		6.3		36.61	33.78	8.4
Headcount (MPE)	37,595	41,473	41,745	(9.4)		(0.7)		35,947	38,980	(7.8)

Total Passenger & Cargo Revenue (£ million)	7,530	8,509	8,215	(11.5)		3.6		1,841	1,852	(0.6)

Total Passenger & Cargo Revenue (€* million)	8,492	10,331	11,765	(17.8)		(12.2)		2,100	2,054	2.2

Average Sterling/Euro exchange rate	1.128	1.214	1.432	N/A		N/A		1.141	1.109	N/A

[1]	ATK: Available Tonne Kilometre is a measure of capacity and is the number of tonnes of capacity (including cargo and passengers) available for the carriage of Payload multiplied by distance flown.
[2]	RTK: Revenue Tonne Kilometre is a measure of traffic and is the number of tonnes of Payload (including cargo and passengers) multiplied by distance flown.
[3]	Overall Load Factor: RTKs divided by ATKs.
*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

The transportation business mainly operates from British Airways’ two key hub airports in the United Kingdom – London Heathrow and London Gatwick.

8.3.1	Passenger transportation

8.3.1.1	Description of the business and principal markets

British Airways’ principal line of business is passenger transportation. British Airways offers its customers a broad range of services for United Kingdom domestic and international short-haul and long-haul flights, and serves a large geographical area. The principal destinations served by British Airways on its 2010 summer schedule (which runs from 28 March 2010 to 30 October 2010) are: the Americas, mainly the USA, (41); United Kingdom (9); Europe (67); Africa (16); the Middle East and South Asia (15) and Asia Pacific (7), as detailed in section 8.3.1.3.

Air transport services for passengers is British Airways’ largest revenue source, which generated revenues of £6,980 million (€7,871 million) for the financial year ended 31 March 2010, representing 87.3 per cent. of British Airways’ consolidated revenues, a decrease of 10.9 per cent. compared with £7,836 million (€9,514 million) for the financial year ended 31 March 2009 mainly due to the decrease in demand for premium travel as a result of the downturn in the global economy. For the financial year ended 31 March 2010, British Airways carried 31.8 million passengers compared with 33.1 million passenger for the financial year ended 31 March 2009.

Passenger transportation operations are carried out by three entities: British Airways, which operated 225 aircraft as at 30 June 2010; OpenSkies SASU (“OpenSkies”), which operated 4 aircraft as at 30 June 2010; and BA CityFlyer, which operated 11 aircraft as at 30 June 2010. OpenSkies is a premium-only transatlantic service based at Paris Orly Airport. BA CityFlyer offers premium and non-premium services between London City Airport and United Kingdom and European destinations. BA City Flyer operates aircraft which comply with the size and performance restrictions applicable to London City Airport, which is situated closer to certain business areas of London than other London airports.

British Airways’ main domestic hub, used for long-haul, short-haul and connecting passengers, is at London Heathrow, where it is the exclusive occupant of Terminal 5, which opened in March 2008. Other passenger services, mainly direct services, are provided from/to London Gatwick (long-haul and short-haul), London City (which includes a new service to New York JFK airport introduced during the financial year ended 31 March 2010) and Paris Orly, where OpenSkies provides an all-business class service to New York and Washington DC.

8.3.1.2	Key operating data

The following table shows certain key operating data for the passenger transportation business for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09- 09/08		% Change 09/08- 08/07		3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs[1] (million)	141,079	148,443	149,488	(5.0)		(0.7)		32,549	36,654	(11.2)
RPKs[2] (million)	110,834	114,301	118,337	(3.0)		(3.4)		24,219	28,453	(14.9)
Revenue per ASK (p)	4.94	5.28	5.08	(6.4)		3.9		5.12	4.7	8.9
Revenue per RPK (p)	6.3	6.85	6.42	(8.0)		6.7		6.88	6.06	13.5
Passenger load factor (%)	78.6	77.0	79.2	1.6	pts	(2.2	) pts	74.4	77.6	(3.2	) pts
Number of Passengers (thousand)	31,817	33,097	34,573	(3.9)		(4.3)		7,036	8,450	(16.7)
Average revenue per passenger (£)	219.38	236.76	219.82	(7.3)		7.7		236.78	204.02	16.1
Passenger revenue (£ million)	6,980	7,836	7,600	(10.9)		3.1		1,666	1,724	(3.4)
Passenger revenue (€* million)	7,871	9,514	10,884	(17.3)		(12.6)		1,901	1,912	(0.6)
Average Sterling/Euro exchange rate	1.128	1.214	1.432	N/A		N/A		1.141	1.109	N/A

[1]	ASK: Available Seat Kilometre is a measure of capacity and is the number of seats available for sale multiplied by the distance flown.
[2]	RPK: Revenue Passenger Kilometre is a measure of traffic and is the number of revenue-generating passengers carried multiplied by the distance flown.
*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

The financial year ended 31 March 2008 saw British Airways achieve a 10 per cent. operating margin. The economic environment was strong in the first half of that financial year but started to weaken in the second half. The global financial crisis in the autumn of 2008 and subsequent economic recession has seen economic growth throughout the world decline. Therefore, British Airways saw a significant decline in demand for air travel and revenue during the 18 months ended 31 March 2010, with RPKs decreasing by 4.4 per cent. and passenger revenue decreasing by 9.4 per cent. To offset such declines, British Airways reduced its flying programme to match capacity more closely with demand since ASKs fell by 5.9 per cent. In the financial year ended 31 March 2009 the passenger load factor declined by 2.2 percentage points to 77 per cent., but in the financial year ended 31 March 2010 passenger load factor improved by 1.6 percentage points to 78.6 per cent.

8.3.1.3	Segmentation of passenger business

The passenger transportation markets that British Airways operates in can be broken down into four main segments: United Kingdom and European short-haul, the Americas, Asia Pacific, and Africa and the Middle East.

The following table shows certain key operating data for the passenger transportation business broken down among the four segments for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09- 09/08	% Change 09/08- 08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs (million)
UK/Europe	27,523	30,063	29,084	(8.4)	3.3	6,362	7,532	(15.5)
Americas	63,096	65,353	65,941	(3.5)	(0.9)	15,217	16,543	(8.0)
Asia Pacific	18,865	22,421	23,256	(15.9)	(3.6)	4,073	5,095	(20.1)
Africa and Middle East	31,594	30,606	31,206	3.2	(1.9)	6,897	7,470	(7.7)

Total ASKs	141,079	148,443	149,488	(5.0)	(0.7)	32,549	36,640	(11.2)

RPKs (million)
UK/Europe	19,804	20,711	20,857	(4.4)		(0.7)		4,533	5,521	(17.9)
Americas	51,430	51,294	52,956	0.3		(3.1)		11,908	13,387	(11.0)
Asia Pacific	15,947	18,555	19,713	(14.1)		(5.9)		3,091	4,146	(25.5)
Africa and Middle East	23,653	23,742	24,811	(0.3)		(4.3)		4,687	5,390	(13.0)

Total RPKs	110,834	114,301	118,337	(3.0)		(3.4)		24,219	28,444	(14.9)

Passenger Load Factor
UK/Europe	72.0	68.9	71.7	3.1	pts	(2.8	) pts	71.3	73.3	(2.0	) pts
Americas	81.5	78.5	80.3	3.0	pts	(1.8	) pts	78.3	80.9	(2.6	) pts
Asia Pacific	84.5	82.8	84.8	1.7	pts	(2.0	) pts	75.9	81.4	(5.5	) pts
Africa and Middle East	74.9	77.6	79.5	(2.7	) pts	(1.9	) pts	68.0	72.2	(4.2	) pts

Total Passenger Load Factor	78.6	77.0	79.2	1.6	pts	(2.2	) pts	74.4	77.6	(3.2	) pts

Passenger Numbers (thousand)
UK/Europe	19,148	20,113	21,112	(4.8)		(4.7)		4,278	5,239	(18.4)
Americas	7,536	7,593	7,856	(0.8)		(3.3)		1,739	1,978	(12.1)
Asia Pacific	1,531	1,804	1,920	(15.1)		(6.0)		302	400	(24.6)
Africa and Middle East	3,602	3,589	3,685	3.6		(2.6)		717	829	(13.4)

Total Passenger Numbers	31,817	33,097	34,573	(3.9)		(4.3)		7,036	8,446	(16.7)

British Airways revenues (calculated taking into account the place where the sale has been made broken down among the geographical segments for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009 was as follow:

	FY 2010/09	FY 2009/08	FY 2008/07[1]	% Change 10/09- 09/08	% Change 09/08- 08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
Revenues* (million)
UK/Europe	4,406	5,035	N/A	(12.5)	N/A	992	1,058	(6.2)
Americas	1,474	1,532	N/A	(3,8)	N/A	401	390	2.8
Asia Pacific	523	646	N/A	(19.0)	N/A	105	130	(19.2)
Africa and Middle East	577	623	N/A	(7.4)	N/A	168	146	15.1

Total passenger revenue	6,980	7,836	7,600	(10.9)	3.1	1,666	1,724	(3.4)

*	Revenues calculated taking into account the place where the sale has been made for the entire network
[1]

The revenue breakdown for the year ended 31 March 2008 is not provided as it is not comparable with the other fiscal years presented due to the adoption in the year ended 31 March 2009 by British Airways of IFRIC 13 “Customer Loyalty Programmes”. As a result of this accounting change, the prior year’s revenue was restated, resulting in an increase in the passenger revenue presented above of £59 million, from €7,541 million to £7,600 million. In order to restate the overall revenue mix by sales region for the year ended 31 March 2008 in the financial statements for the year ended 31 March 2009, the increase in revenue, coupled with a £1 million reduction in cargo revenue, was allocated to the geographic regions in proportion to the 2007/2008 revenue mix prior to restatement; passenger revenues were not restated individually market by market.

Identification of the location of sale depends on the nature of the sale made and, for passenger revenue, the channel through which the sale is made.

Passenger revenue: sales made through ba.com recognise the country of the commencement of the journey as the location of sale. Other distribution channels, such as travel agents and call centres, in general terms, locate the place of the sale to the address of the customer.

Cargo revenue: generally the place of sale is the address of the shipper or agent.

Other revenue: generally the place of residence of the customer.

The following table shows the percentage breakdown of the key financial statistics between the four segments:

	FY 2010/09	FY 2009/08	FY 2008/07	3 months ended 30/06/10	3 months ended 30/06/09
UK/Europe	19.51%	20.25%	19.46%	19.55%	20.56%
Americas	44.72%	44.03%	44.11%	46.75%	45.15%
Asia Pacific	13.37%	15.10%	15.56%	12.51%	13.90%
Africa and Middle East	22.39%	20.62%	20.88%	21.19%	20.39%

Total ASKs	100%	100%	100%	100%	100%

UK/Europe	17.87%	18.12%	17.63%	18.72%	19.41%
Americas	46.40%	44.88%	44.75%	49.17%	47.06%
Asia Pacific	14.39%	16.23%	16.66%	12.76%	14.58%
Africa and Middle East	21.34%	20.77%	20.97%	19.35%	18.95%

Total RPKs	100%	100%	100%	100%	100%

UK/Europe	60.18%	60.77%	61.06%	60.80%	62.03%
Americas	23.69%	22.94%	22.72%	24.72%	23.42%
Asia Pacific	4.81%	5.45%	0.56%	4.29%	4.74%
Africa and Middle East	11.32%	10.84%	10.66%	10.19%	9.81%

Total Passenger Numbers	100%	100%	100%	100%	100%

The following table shows the percentage breakdown of revenues between the four segments (calculated taking into account the place where the sale has been made for the entire network) on British Airways segments for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009.

	FY 2010/09	FY 2009/08	FY 2008/07	3 months ended 30/06/10	3 months ended 30/06/09
Revenues*
UK/Europe	63.12%	64.25%	N/A	59.54%	61.37%
Americas	21.12%	19.55%	N/A	24.07%	22.62%
Asia Pacific	7.49%	8.25%	N/A	6.30%	7.54%
Africa and Middle East	8.27%	7.95%	N/A	10.09%	8.47%

Total revenues	100%	100%	N/A	100%	100%

*	Revenues calculated taking into account the place where the sale has been made for the entire network.

The following table shows the breakdown of premium and non-premium class passenger revenues as percentage of the total passenger revenue generated by British Airways plc and BA CityFlyer in the financial years ending on 31 March 2010, 2009 and 2008:

	FY 2010/09	FY 2009/08	FY 2008/07	3 months ended 30/06/10
Premium *	43.9%	45.2%	47.1%	44.5%
Non-premium	56.1%	54.8%	52.9%	55.5%

*	Other than passenger revenue generated by OpenSkies. OpenSkies only contributed 0.1 per cent. and 0.4 per cent. of British Airways’ total RPKs in the financial years ended 31 March 2009 and 2010 respectively and accordingly, its revenue contribution is minimal at present.

Revenues for premium classes decreased by 12 per cent. in the financial year ended 31 March 2010 compared to the previous year and by 3 per cent. in the financial year ended 31 March 2009. Total revenues fell by 11 per cent. in the financial year ended 31 March 2010, having risen 3 per cent. in the financial year ended 31 March 2009

•	United Kingdom / Europe

United Kingdom and European short-haul routes are offered from London Heathrow, London Gatwick and, via BA CityFlyer, from London City Airport. As at June 2010, United Kingdom and European short-haul included domestic routes within the United Kingdom, as well as international routes to Spain, France, Italy, Belgium, Portugal, Luxembourg, Gibraltar, Switzerland, Sweden, Germany, The Netherlands, Denmark, Norway, Austria, Finland, Russia, Greece, Turkey, Czech Republic, Hungary, Poland, Cyprus, Romania, Ukraine, Bulgaria, Albania, Serbia, Kosovo and Croatia. The economic downturn in 2008 and 2009 caused a general decline in demand in this market and gave rise to what British Airways Directors believe may be a permanent structural shift in short-haul premium travel, with many businesses seemingly no longer willing to pay premium fares for their staff on trips under three hours. Following the economic downturn, British Airways reduced its shorthaul capacity, mostly by the downsizing of its aircraft and reducing the Gatwick shorthaul operating fleet from approximately 33 aircraft to approximately 20. As a result, ASKs for the European shorthaul business in the three month period to 30 June 2010 are 17 per cent. lower than ASKs in the three month period to 30 June 2007. During that period, Economy (Euro-Traveller and Domestic) passenger numbers have reduced approximately in line with this capacity reduction (approximately 16 per cent. less passengers flew economy class in the three month period to 30 June 2010 when compared to the same period in 2007). However, approximately 27 per cent. less passengers flew premium (Club Europe) class in the three month period to 30 June 2010 when compared to the same period in 2007).

British Airways has reduced capacity on its United Kingdom and European short-haul routes over the past 18 months. This reduction in capacity has been achieved through the retirement of 15 aircrafts, including, 6 Boeing 757s (which each have 186 seats) and their partial replacement by 5 smaller Airbus A320 family aircraft (which each have between 155 and 162 seats), the reduction of Gatwick-based Boeing 737 aircraft from 33 aircraft as at 31 March 2008 to 19 as at 31 March 2010 and the replacement of the BA CityFlyer Avro RJ100 aircraft with the slightly smaller but more efficient Embraer 170 aircraft in the financial year ended 31 March 2010.

British Airways reduced ASKs by 8.4 per cent. during the financial year ended 31 March 2010. This reduction in capacity was greater than the percentage reduction in traffic where RPKs decreased by 4.4 per cent. over the same period. This resulted in an increased passenger load factor of 3.1 percentage points, despite a reduction in passenger numbers of 4.8 per cent. over the same period.

In addition, the total number of United Kingdom and European short-haul routes decreased by 4 in the last two financial years ended 31 March 2010 and 2009.

The following table shows capacity statistics broken down between the United Kingdom domestic and European short-haul routes for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07		% Change 10/09- 09/08	% Change 09/08- 08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs (million)
United Kingdom	2,814	3,156	3,500		(10.8)	(9.8)	645	748	(13.8)
Europe	24,709	26,907	25,584		(8.2)	5.2	5.545	6,784	(18.3)

Total ASKs	27,523	30,063	29,084		(8.4)	3.3	6,380	7,532	(15.3)

RPKs (million)
United Kingdom	2,020	2,032	N/A	[1]	(0.6)	N/A	417	538	(22.5)
Europe	17,784	18,679	N/A		(4.8)	N/A	4,135	4,984	(17.0)

Total RPKs	19,804	20,711	20,857		(4.4)	(0.7)	4,552	5,522	(17.6)

[1]

In conjunction with British Airways” adoption of IFRIC 13, the definition of “Paying passengers” was modified to include passengers travelling on tickets purchased with Executive Club air miles. The corresponding restatement of the passenger, RPK, and RTK figures and related indicators for the year ended 31 March 2008 was performed at an aggregate level and not broken down by travel region. For this reason, the geographic breakdown by RTK for the year ended 31 March 2008 has not been provided.

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways Plc and BA CityFlyer for the United Kingdom and European segment in the financial years ending on 31 March 2010, 2009 and 2008:

	FY 2010/09	FY 2009/08	FY 2008/07
Premium	23.6%	27.0%	29.9%
Non-premium	76.4%	73.0%	70.1%

•	The Americas

Routes to the Americas are offered from London Heathrow, London Gatwick and, beginning in the financial year ended 31 March 2010, from London City Airport to New York JFK airport. In addition, OpenSkies offers all-business class services from Paris Orly to New York Newark and Washington DC. As at June 2010, this segment included routes to the USA, Canada, Brazil, Argentina, St Lucia, Trinidad and Tobago, Mexico, Bahamas, Cayman Islands, Jamaica, Antigua, Grenada, St Kitts, Barbados, Dominican Republic, and Turks and Caicos Islands.

RPKs on Americas routes made up 46 per cent. of British Airways’ total RPKs for the financial year ended 31 March 2010.

The economic downturn in 2008 and 2009 particularly affected demand from the financial services market and reduced demand for trans-Atlantic travel, with premium services being affected the most. British Airways reduced total capacity on flights to and from the Americas, reducing ASKs by 0.9 per cent. and 3.5 per cent. in the financial years ended 31 March 2009 and 2010 respectively. The decrease in capacity was partially offset by the introduction of new routes from London Gatwick to St Kitts, London Heathrow to Las Vegas and from London City airport to New York JFK airport.

RPKs decreased significantly at the initial stages of the economic downturn in the latter part of 2008, resulting in the total decrease of 3.1 per cent. for the financial year ended 31 March 2009. The decrease in demand reduced passenger load factors for the financial year ended 31 March 2009 by 1.8 percentage points. RPKs showed signs of recovery in the financial year ended 31 March 2010 with a 0.3 per cent. increase. As a consequence of a greater reduction in capacity, the passenger load factor for the financial year ended 31 March 2010 increased by 3.0 percentage points.

The following table shows capacity statistics broken down between routes to the USA and routes to the rest of the Americas for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09- 09/08	% Change 09/08- 08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs (million)
USA	47,718	50,664	51,414	(5.8)	(1.5)	11,568	12,839	(9.9)
Other	15,378	14,689	14,527	4.7	1.1	3,637	3,712	(2.0)

Total ASKS	63,096	65,353	65,941	(3.5)	(0.9)	15,205	16,551	(8.1)

RPKs (million)
USA	38,738	39,029	N/A	(0.7)	N/A	9,153	10,422	(12.2)
Other	12,692	12,265	N/A	3.5	N/A	2,743	2,970	(1.8)

Total RPKs	51,430	51,294	52,956	0.3	(3.1)	11,896	13,392	(11.2)

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways Plc for the Americas segment in the financial years ending on 31 March 2010, 2009 and 2008:

	FY 2010/09	FY 2009/08	FY 2008/07
Premium *	51.0%	52.1%	54.6%
Non-premium	49.0%	47.9%	45.4%

*	Other than passenger revenue generated by OpenSkies. OpenSkies only contributed 0.1 per cent. and 0.4 per cent. of British Airways’ total RPKs in the financial years ended 31 March 2009 and 2010 respectively and accordingly, its revenue contribution is minimal at present.

•	Asia Pacific

Asia Pacific routes, primarily operated out of London Heathrow, have been severely impacted by the recent economic downturn. As at June 2010, this segment included routes to Japan, China, Hong Kong, Singapore and Australia. British Airways decreased capacity by reducing services to Tokyo (Narita) and Hong Kong. ASKs decreased by 3.6 per cent. and 15.9 per cent. in the financial years ended 31 March 2009 and 2010 respectively. In the financial year ended 31 March 2009, reduction in demand outstripped reduction in capacity, with RPKs falling 5.9 per cent. As a result, passenger load factors declined by 2 percentage points. However, the percentage reduction in demand during the financial year ended 31 March 2010 was less than the percentage reduction in capacity and the passenger load factor rose by 1.7 percentage points.

The following table shows capacity statistics broken down between routes to China (including Hong Kong) and routes to the rest of the Asia Pacific for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09- 09/08	% Change 09/08- 08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs (million)
China including Hong Kong	7,660	9,270	9,241	(17.4)	0.3	1,591	2,162	(26.4)
Other countries	11,205	13,151	14,015	(14.8)	(6.2)	2,478	2,936	(15.6)

Total ASKS	18,865	22,421	23,256	(15.9)	(3.6)	4,069	5,098	(20.2)

RPKs (million)
China including Hong Kong	6,405	7,360	N/A	(13.0)	N/A	1,199	1,732	(30.8)
Other countries	9,542	11,195	N/A	(14.8)	N/A	1,890	2,415	(21.7)

Total RPKs	15,947	18,555	19,713	(14.1)	(5.9)	3,087	4,147	(25.6)

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways Plc for the Asia Pacific segment in the financial years ending on 31 March 2010, 2009 and 2008:

	FY 2010/09	FY 2009/08	FY 2008/07
Premium class passenger revenue as % of British Airways’ total passenger revenue for the Asia Pacific	48.4%	49.1%	52.6%
Non-premium class passenger revenue as % of British Airways’ total passenger revenue for the Asia Pacific	51.6%	50.9%	47.4%

*	Other than passenger revenue generated by OpenSkies. OpenSkies only contributed 0.1 per cent. and 0.4 per cent. of

•	Africa and the Middle East

African and Middle Eastern routes are operated from London Heathrow and London Gatwick. As at June 2010, this segment includes routes to South Africa, Libya, Algeria, Tunisia, Zambia, Egypt, Nigeria, Kenya, Ghana, Mauritius, Angola, Uganda, Tanzania, the United Arab Emirates, Qatar, Oman, Bahrain, Kuwait, Saudi Arabia and Israel, as well as routes to South Asia such as destinations in India and the Maldives. Passenger demand has been more resilient during the economic downturn when compared to the Asia Pacific and United Kingdom/European regions, with the number of passengers flown over the two financial years ended 31 March 2010 and 2009 falling by 2.3 per cent. compared to a fall of 9.3 per cent. in respect of the UK/European segment and a fall of 20.3 per cent. in respect of the Asia Pacific segment. However, an increase in capacity, as a result of a third daily flight to Johannesburg for 5 days a week, and the introduction of services to the Maldives, has resulted in an adverse effect on passenger load factors over the two financial years ended 31 March 2010 and 2009.

New entrants, such as Oman Air which started its service from Muscat to London Heathrow in January 2009, as well as additional capacity being added to the market through the introduction of the Airbus A380 by Emirates, have also adversely impacted certain African and Middle Eastern routes.

The following table shows certain key operating data broken down among routes in Africa, the Indian sub-continent and Saudi Arabia and the Gulf for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09- 09/08	% Change 09/08- 08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs (million)
Africa	15,535	15,142	15,928	2.6	(4.9)	3,571	3,638	(1.8)
Indian sub-continent	9,749	10,443	10,305	(6.6)	1.3	2,073	2,320	(10.6)
Saudi Arabia and the Gulf	6,310	5,021	4,973	25.7	1.0	1,251	1,515	(17.4)

Total ASKS	31,594	30,606	31,206	3.2	(1.9)	6,895	7,473	(7.7)

RPKs (million)
Africa	12,199	12,130	N/A	0.6	N/A	2,513	2,846	(11.7)
Indian sub-continent	7,362	7,937	N/A	(7.2)	N/A	1,429	1,572	(9.1)
Saudi Arabia and the Gulf	4,092	3,675	N/A	11.3	N/A	742	974	(23.8)

Total RPKs	23,653	23,742	24,811	(0.3)	(4.3)	4,684	5,392	(13.1)

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways for the Africa and Middle East segment in the financial years ending on 31 March 2010, 2009 and 2008:

	FY 2010/09	FY 2009/08	FY 2008/07
Premium	49.4%	50.7%	51.3%
Non-premium	50.6%	49.3%	48.7%

8.3.2	Cargo transportation

8.3.2.1	Description of the business and principal markets

British Airways, through its cargo organisation British Airways World Cargo, carries freight, mail and courier traffic to approximately 200 destinations in more than 80 countries. Based on international scheduled freight tonne kilometres (CTKs) flown, British Airways World Cargo is the world’s 12th largest cargo airline1.

British Airways World Cargo generated cargo transportation revenues of £615 million (€881 million) for the financial year ended 31 March 2008, representing 7.0 per cent. of British Airways’ consolidated revenues, an increase of 2.8 per cent. compared with £598 million (€880 million) for the financial year ended 31 March 2007.

British Airways World Cargo generated cargo transportation revenues of £673 million (€817 million) for the financial year ended 31 March 2009, representing 7.5 per cent. of British Airways’ consolidated revenues, an increase of 9.4 per cent. compared with £615 million (€881 million) for the financial year ended 31 March 2008.

British Airways World Cargo generated cargo transportation revenues of £550 million (€620 million) for the financial year ended 31 March 2010, representing 6.9 per cent. of British Airways’ consolidated revenues, a decrease of 18.3 per cent. compared with £673 million (€817 million) for the financial year ended 31 March 2009.

For the financial year ended 31 March 2010, British Airways World Cargo carried 760,000 tonnes of cargo to destinations in Europe, the Americas and throughout the world.

The majority of British Airways World Cargo’s freight is carried in the holds of passenger aircraft (so called “belly-freight”). The balance is carried in leased or part-chartered freighter aircraft where market conditions allow their deployment. This allows British Airways to maximise the use of its scheduled route network to provide a worldwide cargo service.

There are no aircraft within the British Airways fleet dedicated to cargo operations. In addition to the main fleet, British Airways World Cargo wet leases, under which British Airways World Cargo as the lessee is provided with aircraft, complete, crew, maintenance and aircraft insurance, Boeing 747-400F aircraft from Global Supply Systems Limited on a multi-year basis and also utilises space on dedicated freighters operated by other carriers. Dedicated freighter services give British Airways World Cargo the opportunity to service destinations that are not available on the British Airways’ passenger network.

[1]	Source: IATA World Air Transport Statistics for the period January to December 2009

8.3.2.2	Key operating data

The following table shows key operating data for the cargo transportation business for the financial years ended 31 March 2010, 2009 and 2008 and the 3-month periods ended 30 June 2010 and 2009:

	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09-09/08	% Change 09/08-08/07	3 months ended 30/06/10	3 months ended 30/06/09	% Change 30/06/10- 30/06/09
Cargo traffic (CTK million)	4,537	4,638	4,892	(2.2)	(5.2)	1,104	1,095	0.8
Revenue per CTK (p)	12.12	14.51	12.57	(16.5)	15.4	15.85	11.69	35.6
Cargo revenue (£ million)	550	673	615	(18.3)	9.4	175	128	36.7
Cargo revenue (€* million)	620	817	881	(24.1)	(7.3)	200	142	40.8
Average Sterling/Euro exchange rate	1.128	1.214	1.432	N/A	N/A	1.141	1.109	N/A

*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

In the financial year ended 31 March 2009, the economic downturn had a significant impact on the worldwide demand for airfreight, especially in the second half of the year. A 5.2 per cent. decline in cargo traffic (measured in CTKs) was more than offset by increased yields, mainly in the first half of the year and partially driven higher by fuel surcharges which followed oil prices to record levels. As a result, during that year total cargo revenue increased by 9.4 per cent.

Since November 2009, airfreight markets have shown a return to positive year-on-year growth, although global excess capacity had a negative effect on yields, with a resultant 18.3 per cent. reduction in British Airways cargo transportation revenues for the financial year ended 31 March 2010.

8.4	Ancillary services

8.4.1	Maintenance

British Airways’ maintenance organisation (“British Airways Engineering”) includes engineering functions within British Airways and its wholly-owned subsidiaries British Airways Maintenance Cardiff Limited, British Airways Avionic Engineering Limited and British Airways Interior Engineering Limited and provides engineering services to British Airways and a number of other airlines. With the exception of isolated incidents of outside servicing owing to unusual requirements, and of engine repair and engine overhaul (dismantling of the engines and repair and replacement of major components, including life-limited parts, and re-build of the engines), which is entirely performed by third-party contractors, British Airways Engineering maintains the entire in-service British Airways fleet.

Maintenance of the BA CityFlyer fleet is carried out by outside contractors.

Work for other customers represents between 6 per cent. and 7 per cent. of the value of British Airways Engineering’s work, generating revenue of approximately £35 million (€39 million) for the financial year ended 31 March 2010. For the financial years ended 31 March 2009 and 2008, British Airways Engineering generated revenues of £34 million (€41 million) and £36 million (€52 million) respectively.

British Airways Engineering has repair hangars at Heathrow, Gatwick, Glasgow and Cardiff, and employs approximately 4,800 staff. British Airways Engineering provides services including test, repair and engine overhaul for a wide range of components fitted to Airbus and Boeing aircraft types (with the exception of engine overhaul), to a number of airline and other third party customers.

8.4.2	Ground handling service

The only significant ground handling services provided by British Airways to third party customers are at Terminal 7 of New York JFK airport, where revenue from such services in the three financial years ended 31 March 2010 was approximately £30 million (€34 million) per year.

8.5	Loyalty programmes

British Airways runs two distinct loyalty programmes: BA Miles and AIRMILES. These are administered by a wholly-owned subsidiary, The Mileage Company Limited.

British Airways’ frequent flyer programme operates through the airline’s “Executive Club” and allows frequent travellers (or members of third-party schemes – see below) to accumulate BA Miles mileage credits that entitle them to a choice of various awards, including flights with British Airways.

BA Miles has experienced a 92 per cent. increase in the sales of miles to third parties over the three years from April 2007 to March 2010. The increase in mileage sales has been mainly achieved through growth in co-branded credit cards in the United Kingdom and the United States of America, launching of new partnerships such as American Express Membership Rewards globally and improvements in the customer propositions with partners.

British Airways also operates the AIRMILES scheme via The Mileage Company Limited. The scheme allows companies to purchase miles for use in their own promotional activities in the United Kingdom. AIRMILES can be redeemed for a range of benefits, including British Airways’ flights and those of other carriers.

In the financial years ended 31 March 2008 and 2009, the following releases relating to the Airmiles scheme took place (these adjustments resulted in a credit to the British Airways’ group income statement): During the year ended 31 March 2008, a release of £19m took place due to a reduction in the redemption estimate for paper voucher miles issued to customers. During the year ended 31 March 2009, a release of £16m took place to reflect a reduction in the redemption estimate for customers who had only ever collected with RBS (no longer a collection partner) and who are therefore considered to have disengaged from the scheme.

As at 31 March 2010, British Airways Executive Club had nearly 6 million members. The following table shows the number of members and the percentage revenue per class for the financial years ended 31 March 2010, 2009 and 2008:

	FY 2010/09	FY 2009/08	FY2008/07	% Change 10/09-09/08	% Change 09/08-08/07
Number of members (thousands)	5,975	5,545	5,073	7.8	9.3
BA Exec Club revenues as % of total revenue	43.0	43.2	43.6	(0.4)	(0.9)
BA Exec Club revenues as % of first/business class revenues	65.2	64.5	64.2	1.1	0.5
BA Exec Club revenues as % of tourist class* revenue	25.6	25.5	25.1	0.2	1.6

*	Tourist class consists of economy class and World Traveller Plus class.

A significant percentage of the tickets issued and passenger revenues of British Airways come from BA Executive Club members, which British Airways views as a valuable tool for interacting with and acknowledging the loyalty of its best customers.

In the financial year ended 31 March 2010, the value of passenger revenue deferred as relating to earned BA Miles was £131 million, representing approximately 2 per cent. of British Airways total passenger revenue for the year. As at 31 March 2010, the balance sheet value of unredeemed miles, both earned (by British Airways executive club customers) and sold (to a third party), was £348 million, representing approximately 154 billion miles. It is impossible to track whether redemptions are made from collectors’ earned miles or from sold miles and thus the breakdown of the deferred mileage liability between earned and sold miles has not been estimated.

8.6	Exceptional factors

Set out in section 14 are the exceptional factors that have affected and influenced British Airways’ operations and activities during the last three financial years and the 3-month period ended 30 June 2010, with the disruption caused by the Volcanic activity and disputes with employees being the principal exceptional factors.

It is estimated that in 2009 and 2010 the losses incurred by British Airways as a result of the dispute with cabin crew members of the Unite union, in terms of lost revenue and additional costs of wet-leasing aircraft and crews, totalled £185 million. £43 million of this aggregate amount (which is equivalent of 0.5 per cent. out of the total revenues in the financial year closed at 31 March 2010) was incurred in the financial year ended 31 March 2010 and the remaining £142 million (which is equivalent of 1.8 per cent. out of the total revenues in the financial year closed at 31 March 2010) was incurred in the financial year ended 31 March 2011.

It is estimated that British Airways lost approximately £108 million (which is equivalent of 1.4 per cent. out of the total revenues in the financial year closed at 31 March 2010) in aggregate in passenger and freight revenue and additional costs during the period in April and May 2010 when airspace over British Airways’ routes was shut due to the eruption of the Eyjafjallajökull volcano.

8.7	Segment information

British Airways’ network passenger and cargo operations are managed as a single business unit. Resource allocation decisions are based on route profitability, which considers aircraft type and route economics, determined primarily by reference to passenger economics with limited reference to cargo demand. The objective in making resource allocation decisions is to optimise consolidated financial results. While the operations of OpenSkies and BA CityFlyer are considered to be separate operating segments, their activities are considered to be sufficiently similar in nature to aggregate the two segments and report them together with the network passenger and cargo operations. Therefore, based on the way British Airways treats the network passenger and cargo operations, and the manner in which resource allocation decisions are made, British Airways has only one reportable operating segment for financial reporting purposes, reported as the “airline business”.

“Other Segments” includes The Mileage Company Limited (sales of BA Miles and Air Miles to third parties), British Airways Holidays Limited (package holidays) and Speedbird Insurance Company Limited (British Airways Group captive insurance company).

Segment information about operating segments in financial years, ending 31 March 2010, 2009 and 2008 is presented below.

	Airline business			Other segments*			Unallocated			Total Group
	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)
Operating income:
External	7,802	8,840	8,570	192	152	188	—	—	—	7,994	8,992	8,758
Inter-segment	52	18	31	—	—	—	—	—	—	52	18	31
Operating expenses:
External	8,106	9,098	7,744	171	132	167	—	—	—	8,277	9,230	7,911

Operating (loss)/profit[1]	(252)	(240)	857	21	20	21	—	—	—	(231)	(220)	878

EBITDARfp [2]	621	625	1,759	21	20	21	—	—	—	642	645	1,780
Property lease payments	(104)	(106)	(119)	—	—	—	—	—	—	(104)	(106)	(119)
Aircraft lease payments	(69)	(73)	(68)	—	—	—	—	—	—	(69)	(73)	(68)

E.B.I.T.D.A.	448	446	1,572	21	20	21	—	—	—	469	466	1,593
Depreciation and amortisation	(731)	(693)	(690)	—	(1)	(2)	—	—	—	(732)	(694)	(692)

Net finance costs	(96)	78	181	—	(59)	(11)	(171)	(182)	(175)	(267)	(163)	(5)
Profit on sale of assets	(16)	8	16	—	—	(2)	—	—	—	(16)	8	14
Fuel derivative gains/ (losses) the equity method	15	(18)	12	—	—	—	—	—	—	15	(18)	12

(Loss)/profit before tax	(381)	(180)	1,089	21	(39)	8	(171)	(182)	(175)	(531)	(401)	922
Income tax	—	—	—	—	—	—	106	43	(194)	106	43	(194)

Net (loss)/profit	(381)	(180)	1,089	21	(39)	8	(65)	(139)	(369)	(425)	(358)	728

Average headcount (MPEs)	40,892	44,369	44,498	602	618	642	—	—	—	41,494	44,987	45,140
Investment in associates	197	209	227	—	—	—	—	—	—	197	209	227

Property, plant and equipment	6,902	7,230	7,261	2	3	2	—	—	—	6,904	7,233	7,263

Inventories[3]	98	127	112	—	—	—	—	—	—	98	127	112
Other assets	3,364	2,807	3,593	114	112	97	—	—	—	3,478	2,919	3,690

Total assets	10,561	10,373	11,193	116	115	99	—	—	—	10,677	10,488	11,292

Borrowings[4]	—	—	—	—	—	—	4,002	3,763	3,174	4,002	3,763	3,174
Deferred tax[5]	—	—	—	—	—	—	774	652	1,075	774	652	1,075
Other liabilities	3,413	3,842	3,479	373	381	298	2	4	4	3,788	4,227	3,781

Total Liabilities	3,413	3,842	3,479	373	381	298	4,778	4,419	4,253	8,564	8,642	8,030

[1]	FY 2008/07 excludes £2 million loss for discontinued operations
[2]	Earnings before interest, taxation, depreciation, amortisation and aircraft and real estate property rentals (excluding non-recurring operating income)
[3]	Consists primarily of engineering expendable and consumable parts and catering and in-flight retail stock.
[4]	Consists of financial debt, including bank and other loans, finance leases and hire purchase agreements.
[5]	Full provision for deferred tax is made under IAS 12.

	Airline business			Other segments			Unallocated			Total Group
	FY 2010/09 (€* million)	FY 2009/08 ( € million)	FY 2008/07 (€ million)	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (€ million)	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (€ million)	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (€ million)
Operating income:
External	8,801	10,732	12,272	217	185	269	—	—	—	9,017	10,916	12,541
Inter-segment	59	22	44	—	—	—	—	—	—	59	22	44
Operating expenses:
External	9,144	11,045	11,089	193	160	239	—	—	—	9,336	11,205	11,329

Operating (loss)/profit	(284)	(291)	1,227	24	24	30	—	—	—	(261)	(267)	1,257

EBITDARfp	700	759	2,519	24	24	30	—	—	—	724	783	2,549
Property lease payments	(117)	(129)	(170)	—	—	—	—	—	—	(117)	(129)	(170)
Aircraft lease payments	(78)	(89)	(97)	—	—	—	—	—	—	(78)	(89)	(97)

E.B.I.T.D.A.	505	541	2,252	24	24	30	—	—	—	529	566	2,282
Depreciation and amortisation	(825)	(841)	(988)	—	(1)	(3)	—	—	—	(826)	(843)	(991)

Net finance costs	(108)	95	259	—	(72)	(16)	(193)	(221)	(251)	(301)	(198)	(8)
Profit on sale of assets	(18)	10	23	—	—	(3)	—	—	—	(18)	10	20
Fuel derivative gains/ (losses)	17	(22)	17	—	—	—	—	—	—	17	(22)	17

(Loss)/profit before tax	(430)	(219)	1,563	24	(47)	11	(193)	(221)	(251)	(599)	(487)	1,320
Income tax	—	—	—	—	—	—	120	52	(278)	120	52	(278)

Net (loss)/profit	(430)	(219)	1,563	24	(47)	11	(73)	(169)	(528)	(479)	(435)	1,042

Average headcount (MPEs)	40,892	44,369	44,498	602	618	642	—	—	—	41,494	44,987	45,140
Investment in associates	222	254	325	—	—	—	—	—	—	222	254	325
Property, plant and equipment	7,785	8,777	10,401	2	4	3	—	—	—	7,788	8,781	10,404

Inventories[2]	111	154	160	—	—	—	—	—	—	111	154	160

	Airline business			Other segments			Unallocated			Total Group
	FY 2010/09 (€* million)	FY 2009/08 ( € million)	FY 2008/07 (€ million)	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (€ million)	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (€ million)	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (€ million)
Other assets	3,795	3,408	5,437	129	136	139	—	—	—	3,923	3,544	5,576

Total assets	11,913	12,593	16,323	131	140	142	—	—	—	12,044	12,732	16,464

Borrowings[3]	—	—	—	—	—	—	4,514	4,568	4,545	4,514	4,568	4,545
Deferred tax[4]	—	—	—	—	—	—	873	792	1,539	873	792	1,539
Other liabilities	3,850	4,664	4,982	421	463	427	2	5	6	4,273	5,132	5,415

Total Liabilities	3,850	4,664	4,982	421	463	427	5,390	5,365	6,090	9,660	10,492	11,499

*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

Financial results from other operating segments are below the quantitative threshold for determining reportable operating segments and consist primarily of the financial results of The Mileage Company Limited, British Airways Holidays Limited and Speedbird Insurance Company Limited.

8.8	Global partnerships and strategic alliances / Co-operation Agreements

8.8.1	oneworld alliance

British Airways and Iberia are members of the oneworld alliance along with American Airlines, Cathay Pacific, Finnair, Japan Airlines, Lan Airlines, Malév, Mexicana, Qantas and Royal Jordanian. The oneworld alliance celebrated its tenth anniversary in February 2009. Three members-elect, S7 (Russia), Kingfisher (India) and Air Berlin (Germany) are due to join the alliance in 2010 (October), 2011 and 2012 respectively.

The oneworld alliance is an alliance designed to maximise the offering to customers by providing greater network coverage and benefits. Through the alliance, customers have increased options in terms of the routes available to them, stop-overs and fare types, greater access to airport lounges and opportunities to earn more frequent flyer points. These customer benefits make the member airlines more attractive to customers, giving members the opportunity to increase their load factors, traffic and revenue.

As of 19 August 2010, the oneworld members together served 701 destinations in 136 countries and generated 636 billion RPKs. The oneworld alliance operates some 8,200 daily flights, carrying approximately 292 million passengers on a combined fleet of approximately 2,200 aircraft. It offers nearly 500 airport lounges for premium customers.

8.8.2	Strategic alliances/co-operation agreements

8.8.2.1	British Airways, American Airlines and Iberia

British Airways, Iberia and American Airlines entered into a revenue sharing alliance on 14 August 2008 in relation to flights between European (European Union, Norway and Switzerland) and North America (United States of America, Canada and Mexico) destinations.

British Airways and Iberia already had code sharing agreements and other cooperation agreements with American Airlines.

This alliance allows the carriers to participate in revenue sharing, to coordinate marketing, advertising, sales and distribution of passenger and cargo services and to cooperate in relation to scheduling, pricing, capacity and frequent flyer programs. British Airways and Iberia already had bilateral code-sharing and other cooperation agreements with each other and with American Airlines, and the alliance is an extends of those prior arrangements.

The alliance will significantly improve customer convenience and choice, generate operating efficiencies and greater value for consumers, increase competition in many city-pairs and generate economic benefits for communities across the worldwide networks of the three airlines.

The alliance will also benefit the joint applicants’ employees and shareholders as a result of increased efficiency and economic growth.

The expected benefits include increased access to passengers (as the three airlines will be pooling their bookings) and a reduction of spare capacity. It enables the alliance to offer corporate travel passengers a single, unified contract across the three alliance members, as Skyteam and Star are currently able to in respect of their transatlantic flights. British Airways and Iberia expect that the alliance’s ability to offer a single contract, and the potential for reduced costs, will help oneworld compete more effectively with Skyteam and Star in the strategically important transatlantic market.

Under the revenue sharing agreement, the three airlines will share revenues and incremental costs associated with the carriage of each passenger on the routes covered by the alliance agreement. Revenue sharing will be based on each airline’s capacity measured in seats offered share within the alliance and adjusted by revenue fluctuations from its relative share of included revenue in the “base year” ended 31 March 2009.

Over or under performance for one alliance partner in terms of revenue, relative to the other alliance partners and taking into account various factors including the time taken to mature new routes, and investments in new products, is compensated by transfer payments between the parties.

The total revenue on these routes represents 35 per cent. of British Airways Plc (excluding BA City Flyer and Open Skies) total revenue in the financial year ended 31 March 2010. Cargo revenue, which generally reprents 4-5 per cent. of the total revenue of these routes, is not subject to the revenue sharing alliance. For practical reasons, Open Skies will not participate in the revenue sharing alliance until the first half of 2012. For Iberia total revenues of those routes represents 11 per cent. of the total revenue for the entire network.

Main areas of collaboration:

•

By sharing revenue, the three airlines will become “metal neutral” – that is, economically indifferent to the routing and operating carrier a customer chooses for transatlantic travel. This will ensure that each carrier acts for the benefit – and is compensated for the success – of the joint venture and its network as a whole.

•

Codesharing: Each airline will codeshare on the services operated by the other to the greatest extent possible. The airlines have also placed codeshares on a significant number of additional routes, greatly increasing the number of destination choices available to customers. American will add its code to 322 British Airways and Iberia flights serving approximately 101 destinations, British Airways will add its code to approximately 2063 American and Iberia flights serving approximately 181 destinations and Iberia will add its code to approximately 354 American and British Airways flights serving 96 destinations. There will be further opportunities to increase codeshares in the future. In total, customers will be able to travel more easily on the airlines’ combined route network which will serve more than 400 destinations in around 105 countries with around 5,200 daily departures.

•	Pricing: The three airlines will engage in joint pricing and joint development of associated rules and conditions.

•

Yield Management: The three airlines will cooperate on inventory control and yield management to the extent that those functions relate to services provided under the alliance agreement. The three airlines will provide each other with access to their respective yield management systems, and will consult closely in the yield management process.

•

Schedules: The three airlines will jointly plan their respective schedules and related connecting services in order to maximize and optimize the feasible routes and service options available to customers, and to minimize connecting times for the benefit of customers.

•	Marketing and Product Offering: The three airlines will jointly market, promote and advertise their services.

•

Frequent Flyer Programmes: The three airlines will offer reciprocal frequent flyer programmes to allow members of one carrier’s frequent flyer programme to accrue mileage and redeem rewards for using the services of another.

•	Sales: The three airlines will jointly determine the most efficient strategies for selling alliance services, coordinating their sales forces, and allocating their sales resources.

•	Airports: The three airlines will determine the most efficient way to utilize their facilities at the common airports they serve.

•	Cost Reduction: The three airlines will cooperate in their efforts to reduce costs.

The alliance agreement received clearance from the European Commission on 14 July 2010 and from the US Department of Transportation on 20 July 2010. The clearance was subject to the three airlines committing to make four of the daily slot pairs at London Heathrow (or London Gatwick if preferred by the relevant third-party airline) available to their competitors to use on services to the US. The process of re-allocating the slots is being overseen by the EU Commission and is ongoing. Up to three further slot pairs (with linked slots at New York JFK if necessary) may additionally need to be made available if the number of services operated by third-party carriers between London and New York drops below the currently announced levels. The European Commission and US Departament of transportation clearances do not limit the members of the alliance from obtaining new slots for any of the routes affected by the agreement.

The three airlines have also committed to provide access to their frequent flyer programmes and to allow fare combinations and to offer special fare agreements in relation to relevant routes.

US Department of Transportation approval of the agreement will have to be re-applied for ten years after initial approval.

Following receipt of the regulatory clearances referred to above, the parties signed certain implementation agreements in September 2010 and Iberia, American Airlines and British Airways announced four new routes that will start from April 2011. They are: New York JFK-Budapest and Chicago-Helsinki (operated by American), London Heathrow-San Diego (operated by British Airways) and Madrid-Los Angeles (operated by Iberia).

8.8.2.2	British Airways and American Airlines Alliance Agreement

The alliance agreement entered into on 14 August 2008 also sets out a framework for co ordination between the British Airways and America Airlines on a global basis,

including through codesharing, co ordination of their frequent flyer programmes, provision of reciprocal lounge access and other matters. This agreement is intended to complement the Revenue Sharing Agreement referred to in section 8.8.2.1. However, it recognises that there might be certain commercial and geographic areas where British Airways and American Airlines will wish to co-operate in the future without the involvement of Iberia.

Under this alliance agreement, an exit fee is payable by British Airways to American Airlines or vice versa if written notice of termination is given after the implementation date (1 October 2010). The exit fee starts at $150 million for when notice of termination is given prior to the fourth anniversary of the implementation date and goes down to $50 million for when notice of termination is given between the sixth and seventh anniversary of the implementation date. After the seventh anniversary of the implementation date, no exit fee is payable. The implementation date is 1 October 2010. This arrangement is unaffected by the revenue sharing alliance referred to above.

8.8.2.3	Qantas

Under a Joint Services Agreement (the “JSA”) with Qantas, there is full strategic, tactical and operational co-operation on all of British Airways’ and Qantas’ flights that serve markets between the United Kingdom/Continental Europe and Southeast Asia/Australia. This co-operation provides customers with improved flight departure times, routings and value for money. The operation of the JSA has the necessary competition approvals, including the approval of the Australian Competition and Consumer Commission, which re-authorised the JSA for a period to 2015. British Airways and Qantas share profits and losses on routes covered by the JSA. In the financial year ended 31 March 2010, the British Airways routes included in the JSA generated approximately 5 per cent. of total British Airways’ passenger and cargo revenue.

Under the JSA, passenger and cargo revenue, and operating costs (including a proportion of fixed costs, such as aircraft ownership costs) are shared based on the capacity offered by each airline in the included markets. Profit-sharing balancing payments are limited to a maximum of US$10 million in respect of each year ending on 30 June.

8.8.2.4	Iberia – British Airways

In January 2005, British Airways entered into a Joint Business Agreement with Iberia pursuant to which they began to cooperate commercially on Heathrow-Madrid and Heathrow-Barcelona routes. In October 2009, the Heathrow-Barcelona route was withdrawn from the agreement. The Heathrow-Madrid route is run as a single business with coordinated schedules, marketing, sales, cargo pricing and customer service activities. British Airways and Iberia share passenger revenues and direct costs and certain fixed costs such as aircraft ownership costs on the London Heathrow – Madrid Barajas route.

8.8.3	Franchising

British Airways has franchise relationships with Comair Pty Ltd (“Comair”) and Sun-Air of Scandinavia A/S (“Sun-Air”) which allow the two franchisees to fly using British Airways’ flight prefix and to use British Airways’ livery. They also benefit from British Airways’ worldwide marketing and distribution network, frequent flyer programme and “Executive Club”. Under these contracts, British Airways receives franchise fees based on the revenue earned by the franchisees in respect of the flights operated by the franchisees. Franchisees bear the commercial risks and benefits of operating the franchised flights.

British Airways does not have any other franchise relationship other than those listed below.

8.8.3.1	Comair

Comair has been a franchisee of British Airways since 1996. It operates services from Johannesburg to Durban, Port Elizabeth, Cape Town, Harare, Victoria Falls, Livingstone, Mauritius and Windhoek, and between Cape Town and Durban. Comair also operates a low cost carrier service under the name kulula.com. Flights operated by kulula.com are excluded from the franchise agreement. The current franchise agreement runs until May 2013.

8.8.3.2	Sun-Air

Sun-Air has been a franchisee of British Airways since 1996. It offers flights from Billund to Brussels, Dusseldorf, Helsinki, London, Manchester, Paris and Stockholm; and from Aarhus to Gothenburg, Oslo and Stockholm. The current franchise agreement runs until March 2013.

8.8.4	Codesharing and other bilateral contracts

British Airways has bilateral agreements with a number of airlines, some of which are also members of the oneworld alliance, covering codesharing, links between frequent flyer programmes and various other activities. British Airways offers codeshare services on selected routes with all oneworld member airlines as well as on routes with Aer Lingus (Ireland), Flybe and Loganair (United Kingdom) and Meridiana Fly (Italy). Codeshare agreements provide for one airline (“marketing carrier”) to place its flight designator code on certain agreed flights flown by another airline (“operating carrier”), thus providing the marketing carrier’s customers with a greater number of connecting services and overall destinations and the operating carrier with an additional channel to source passenger revenue, with commission generally being payable by the marketing carrier.

8.9	Investments and divestments by British Airways

The following table shows the net book value of British Airways’ fixed assets as at 31 March 2010, 2009 and 2008, and as at 30 June 2010:

Fixed Assets	As at 31 March 2010 (£ million)	As at 31 March 2009 (£ million)	As at 31 March 2008 (£ million)	As at 30 June 2010 (£ million)	As at 31 March 2010 (€* million)	As at 31 March 2009 (€* million)	As at 31 March 2008 (€* million)	As at 30 June 2010 (€* million)
Tangible Fixed Assets
Fleet	5,739	5,996	5,976	5,749	6,450	6,442	7,509	7,033
Property[1]	920	971	977	907	1,034	1,043	1,228	1,110
Equipment[2]	245	266	310	236	275	286	390	289

Total	6,904	7,233	7,263	6,892	7,759	7,771	9,127	8,431

Intangible Fixed Assets[3]	269	267	221	266	302	287	278	325

Total Fixed Assets	7,173	7,500	7,484	7,158	8,061	8,058	9,404	8,756

Associates	197	209	227	192	221	225	285	235
Equity Instruments	76	65	80	71	85	70	101	87
Other Financial Assets	—	—	—	—	—	—	—	—

Total Financial Assets	273	274	307	263	307	294	386	322

Sterling/Euro exchange rate*					1,124	1,074	1,257	1,223

[1]	Includes freehold land, and freehold and leasehold buildings, including fit-out costs.
[2]	Includes vehicles, aircraft and cargo handling equipment, computers, flight and safety training simulators and engineering workshop equipment.
[3]	Includes goodwill capitalised on acquisition of landing slots, subsidiary companies, and computer software.
*	The average Sterling/Euro exchange rate for the relevant financial year was used to calculate the equivalent Euro figures. (Figures in Euros are included for information proposes only).

The following table shows the acquisitions and disposals of fixed assets by British Airways over the three financial years ended 31 March 2010, 2009 and 2008 and for the 3-month period ended 30 June 2010:

	Additions* – Cost				Disposal – Net Book Value
Fixed Assets	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	3 months ended 30/06/10 (£ million)	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	3 months ended 30/06/10 (£ million)
Tangible Fixed Assets
Fleet	518	584	428	166	(118)	(2)	(63)	(1)
Property	10	54	122	—	—	—	(5)	—
Equipment	26	13	87	2	—	(1)	(2)	—

Total Tangible Fixed Assets	554	651	637	168	(118)	(3)	(70)	(1)

Intangible Fixed Assets	13	61	40	2	—	—	—	—

Total Fixed Assets	567	712	677	170	(118)	(3)	(70)	(1)

Associates	—	—	57	—	—	—	—	—
Equity Instruments	—	—	—	1	—	—	—	—
Other Financial Assets	—	—	—	—	—	—	—	—
Total Financial Assets	—	—	57	—	—	—	—	—

Total	567	712	734	171	(118)	(3)	(70)	(1)

*	Note: Additions does not include operating leases or wet leases

Additions as shown in the table above represented 171 per cent. of net cash generated from operating activities in the year ended 31 March 2010, 535 per cent. in the year ended 31 March 2009, 242 per cent. in year ended 31 March 2008 and 91 per cent. in the 3 months ended 30 June 2010.

Cash flow expenditure for tangible and intangible fixed assets and financial fixed assets was as follows: year ended 31 March 2010 £514 million; year ended 31 March 2009 £605 million; year ended 31 March 2008 £683 million; 3 months ended June 2010 £149 million. The differences between the cash flow expenditure and the additions shown in the table above are: year ended 31 March 2010 - £53 million; year ended 31 March 2009 - £104 million; year ended 31 March 2008 - £44 million. For the three month period ended 30 June the reconciliation between fixed asset additions and cash flow expenditure has not been carried out as this disclosure is not required in British Airways accounts for that period the cash out flow of £149 million is the equivalent of 80 per cent. of the £187 million capital expenditure commitment for the financial year ending 31 March 2011 recognised at 31 March 2010.

The disposals in the above table are at net book value. Cash proceeds from such disposals received in the relevant periods were £102 million in the year ended 31 March 2010, £12 million (excludes £12 million in respect of insurance proceeds received for write-off of one Boeing 777 aircraft) in the year ended 31 March 2009, £11 million (excludes £51 million in respect of insurance proceeds received for the Boeing 777 write-off referred to above) in the year ended 31 March 2008 and £13 million in the 3 months ended 30 June 2010.

The main investments made by British Airways in property, plant and equipment in the last three financial years and the three months ended 30 June 2010 relate to the acquisition of aircraft, engines and spare parts.

The majority of the fleet additions during each financial year related to the additional aircraft coming into the fleet (16 on fiscal year ended 31 March 2010/2009, 9 on fiscal year ended 31 March 2009/2008 and 5 on fiscal year 31 March 2008/2007), with further costs relating to the embodiment of new products such as Club World (premium) seats. For information on the financing arrangements relating to the acquisition of aircraft, see section 16.1.

In the financial year ended 31 March 2008, the property and equipment costs mostly related to British Airways’ facilities and equipment within Terminal 5, which opened in March 2008.

The majority of the investment in intangible asset additions during each financial year related to landing rights. In the financial year ended 31 March 2009, £35 million of the purchase consideration for French airline L’Avion was attributed to the fair value of landing rights at Paris Orly and New York Newark airports.

Operating leases are and alternative to acquiring Aircraft and allow the company to use aircrafts that are not included in the balance sheet of the company, paying some rents, which in reflected in the income statement,

Aircraft operating lease expenditure was as follows: year ended 31 March 2010 £69 million; year ended 31 March 2009 £73 million; year ended 31 March 2008 £68 million; 3 month ended June 2010 £17 million.

8.9.1	Tangible fixed assets (fleet assets)

The following table describes the fleets of British Airways Plc, BA CityFlyer and OpenSkies as at 30 June 2010 by aircraft type, number of seats per aircraft type and operational usage:

Aircraft type	Number of seats	Operational usage
Airbus A318	32 (all premium)	Specialised for London City – New York flights
Airbus A319/320/321	132 to 188	Short-haul operations
Avro RJ85	87	Short-haul operations from London City
Boeing 737-400	147	Short-haul operations
Boeing 747-400	291 to 337	Long-haul operations
Boeing 757-200	4 aircraft with 186 seats	Short-haul operations by British Airways
	4 aircraft with 64 to 84 seats	All-premium long-haul operations by OpenSkies
Boeing 767-300	189 to 252	Short-haul and long-haul operations
Boeing 777-200	216 to 280	Long-haul operations
Embraer E170/E190	76 to 98 seats	Short-haul operations at London City

The following table shows the breakdown of the fleets of British Airways plc, BA CityFlyer and OpenSkies by aircraft type and acquisition methods as at 31 March 2010 and 30 June 2010. For a description of the various fleet acquisition methods used by British Airways, see section 14 of this document:

Aircraft type	Total fleet as at 30 June 2010						Total fleet as at 31 March 2010
	Owned	Finance leases and hire purchase contracts	Operating leases		Wet leases	Total	Owned	Finance leases and hire purchase contracts	Operating leases	Wet leases	Total
Airbus A318/319/320/321	19	49	18			86	18	48	19		85
Avro RJ85/RJ100			3			3			7		7
Boeing 737-400	18	1				19	18	1			19
Boeing 747-400	43	14				57	42	15			57
Boeing 757-200	11		2			13	13		2		15
Boeing 767-300	21					21	18	3			21
Boeing 777-200	15	26	5			46	15	26	5		46
Embraer E170/E190		10				10		7			7

Total	127	100	28	*		255	124	100	33		257

Notes

*	26 were in service and 2 stood down awaiting return to lessors.

The table excludes Boeing 747-400 freighter aircraft wet leased on a block hour basis by British Airways World Cargo.

The owned fleet includes 34 aircraft financed by mortgage loans as at 30 June 1010 (33 aircraft as at 31 March 2010).

Owned fleet includes 34 aircrafts financed with mortgage loans as at 30 June 2010 (33 aircrafts as at 31 March 2010).

The average age of the fleet (excluding wet leased aircraft) as at 30 June 2010 was 11.2 years (11.2 years as at 31 March 2010).

The estimated useful lives of the fleet, used for accounting depreciation purposes, range from 18 to 25 years. It is the policy of British Airways to utilise aircraft for the majority of their estimated useful economic lives.

Fleet depreciation costs represented 7.5 per cent. of revenue in the three months ended 30 June 2010 and 7.7 per cent. of revenue in the financial year ended 31 March 2010.

On going investments 2010:

As at 31 March 2010, British Airways had commitments to make payments for fleet and other fixed assets of £187 million in the year ending 31 March 2011. In the three months ended 30 June 2010, British Airways made cash payments for fleet and other fixed assets totalling £149 million. Of the seven new aircraft to be delivered in the year ending 31 March 2011 (excluding any operating leased aircraft), five had been delivered by 30 June 2010.

Future commitments:

As at 31 March 2010, British Airways had outstanding firm order commitments totalling £4,253 million (€4,780 million) in respect of a total of 54 aircraft (including Boeing 777, Boeing 787, Airbus A320, Airbus A380 and Embraer E-jet).

These aircraft are due for delivery between 2010 and 2016. In the three months ended 30 June 2010, three of the committed aircraft were delivered (all Embraer E-jets).

The breakdown of firm aircraft order commitments by year of delivery is as follows:

	2011/10	2012/11	2013/12	2014/13	2015/14	2016/15	2017/16	Total
Airbus A320	4	3		5				12
Airbus A380				4	3	3	2	12
Boeing 777-300ER	1	1						2
Boeing 787			4	4		10	6	24
Embraer E-Jet	4							4

Total	9	4	4	13	3	13	8	54

The commitments fall due for payment as follows:

FY 2011/10£ million (€ million)	FY 2012/11£ million (€ million)	FY 2013/12£ million (€ million)	Subsequent Years (up to FY 2017/16) £ million (€ million)
187 (210)	139 (156)	280 (315)	3,647 (4,099)

As at 31 March 2010, British Airways had made pre-delivery “progress payments” totalling £71 million, as usual on the industry. Please see section 14.1.13 for further information.

British Airways has at 31 March 2010 outstanding borrowing facilities up to $3,349 million (£2,211) to pay the £4,253 million futures commitments. The remaining amount will be satisfied by cash generated from operations or by additional debt.

The following tables show the fleets of British Airways plc, BA CityFlyer and OpenSkies by aircraft type and how it was accounted for as at 30 June 2010 and the changes made to the make-up of the fleet during the 3 month period ended 30 June 2010. Aircraft not in service include aircraft stood down out of use, pending return to use, sale or return to lessors. It should be noted that the aircraft not in service column excludes the six Avro RJ100 aircraft sub-leased to Swiss International Air Lines.

Aircraft type	In service as at 30 June 2010			Not in service as at 30 June 2010	Total Fleet as at 30 June 2010	Total Fleet as at 31 March 2010	Additions in 3 months ended 30/06/10	Disposals in 3 months ended 30/06/10	Future Deliveries*	Options**
	On balance sheet fixed assets	Operating leases off balance sheet	Total
Airbus A318	2	—	2	—	2	2	—	—	—	—
Airbus A319	31	2	33	—	33	33	—	—	—	—
Airbus A320	24	16	40	—	40	39	2	(1)	10	31
Airbus A321	11	—	11	—	11	11	—	—	—	—
Airbus A380	—	—	—	—	—	—	—	—	12	7
Avro RJ85	—	1	1	1	2	2	—	—	—	—
Avro RJ100	—	—	—	1	1	5	—	(4)	—	—
Boeing 737-400	19	—	19	—	19	19	—	—	—	—
Boeing 747-400	49	—	49	8	57	57	—	—	—	—
Boeing 757-200	6	2	8	5	13	15	—	(2)	—	—
Boeing 767-300	21	—	21	—	21	21	—	—	—	—
Boeing 777-200	42	4	46	—	46	46	—	—	—	—
Boeing 777-300	—	—	—	—	—	—	—	—	6	4
Boeing 787	—	—	—	—	—	—	—	—	24	28
Embraer E170	6	—	6	—	6	6	—	—	—	—
Embraer E190	4	—	4	—	4	1	3	—	1	18

Total	215	25	240	15	255	257	5	(7)	53	88

The 8 Boeing 747-400 aircraft shown as “Not in service” were stood down for capacity management reasons. The other aircraft in the “Not in service” column are due for return to lessors or due for delivery to purchasers.

The aircraft for delivery to purchasers (Boeing 757s) have a total estimated realisable value, less costs to sell, of £30 million.

Aircraft type	In service as at 31 March 2010			Not in service as at 31 March 2010	Total Fleet as at 31 March 2010	Total Fleet as at 31 March 2009	Additions in FY 2010/09	Disposals in FY 2010/09	Future Deliveries	Options (Note 13)
	On balance sheet fixed assets	Operating leases off balance sheet	Total
Airbus A318	2	—	2		2	—	2	—	—	—
Airbus A319	31	2	33		33	33	—	—	—	—
Airbus A320	22	16	38	1	39	35	4	—	12	31
Airbus A321	11	—	11		11	11	—	—	—	—
Airbus A380	—	—	—	—	—	—	—	—	12	7
Avro RJ85	—	2	2	—	2	2	—	—	—	—
Avro RJ100	—	1	1	4	5	10	—	(5)	—	—
Boeing 737-300	—	—	—	—	—	5	—	(5)	—	—
Boeing 737-400	19	—	19	—	19	19	—	—	—	—
Boeing 737-500	—	—	—	—	—	3	—	(3)	—	—
Boeing 747-400	49	—	49	8	57	57			—	—
Boeing 757-200	7	2	9	6	15	15		—	—	—
Boeing 767-300	21	—	21	—	21	21	—	—	—	—
Boeing 777-200	42	4	46	—	46	43	3	—	—	—
Boeing 777-300	—	—	—	—	—	—	—	—	6	4
Boeing 787	—	—	—	—	—	—	—	—	24	28
Embraer E170	6	—	6	—	6	—	6		—	—
Embraer E190	1	—	1	—	1	—	1		4	18

Total	211	27	238	19	257	254	16	(13)	58	88

Of the 58 future deliveries as at 31 March 2010, 4 Boeing 777-300S will be leased on operating leases from GE Commercial Aviation Services Limited and are not therefore included in the commitments of £4,253 million.

8.9.2	Intangible fixed assets

The additions during the financial year ended 31 March 2010 reflect £13 million (€15 million) spent on computer software. The additions during the financial year ended 31 March 2009 comprised £5 million (€6 million) of goodwill, £44 million (€47 million) on landing rights and £12 million (€13 million) on computer software. The additions during the financial year ended 31 March 2008 included £28 million (€35 million) on landing rights and £12 million (€15 million) on computer software.

During the three financial years ended 31 March 2010 and the three months ended 30 June 2010, no proceeds were received in respect of disposals of intangible assets.

8.9.3	Investment in fixed assets – Subsidiaries and associates

In the financial year ended 31 March 2009, British Airways purchased 100 per cent. of the Paris-based all-business airline L’Avion (the trading name of the company Elysair) at an initial cost of £34 million (net of cash in the L’Avion business of £22 million) (€38 million) and, in the financial year ended 31 March 2010, British Airways made a final payment of £9 million (€10 million).

The addition of £57 million (€82 million) in the financial year ended 31 March 2008 reflects the purchase in February 2008 of 28.7 million additional shares in Iberia taking British Airways’ holding from 9.95 per cent. to 13.15 per cent. £54 million represents the cash consideration paid and £3 million represents a non-cash addition attributed to deferred tax liabilities on Iberia’s unremitted earnings.

8.10	New products and services

8.10.1	Terminal 5

Terminal 5 at Heathrow opened on 27 March 2008 and is used exclusively by British Airways as its global hub. British Airways migrated the majority of its operations to Terminal 5 over the summer of 2008. Customer benefits from Terminal 5 include easier connections between British Airways flights, which were previously split between three terminals, larger, re-designed lounges, faster check-in through the extensive use of self-service facilities, and direct access within the terminal to underground and express train services to central London.

The move to Heathrow Terminal 5 by British Airways has delivered increased levels of operational performance as well as efficiencies (including cost savings) as a result of improved working practices. The exclusive occupancy of Heathrow Terminal 5 by British Airways also means that British Airways now enjoys greater flexibility in its day-to-day operations and strategic planning. Good performance at Heathrow has a positive knock-on effect across the network. This has assisted in network punctuality (measured as ‘Ready to Go’) improving from 34 per cent. for the financial year ended 31 March 2008 to 59 per cent. in the financial year ended 31 March 2010. In terms of shortlanded bags (i.e. bags which do not arrive at a destination with a passenger), the average for British Airways at Heathrow for the financial year ended 31 March 2010 was 24.2 bags per 1000 compared to 69.3 per 1000 bags in the month of March 2008.

8.10.2	London City – New York JFK airport

British Airways has begun flying transatlantic flights from London City Airport to New York JFK airport in specially modified A318s. Each A318 is configured to carry 32 passengers on Club World seats, which convert to fully flat beds and are equipped to allow customers to work during the flight on email to use the internet and to text on their mobile phones.

8.10.3	First class

British Airways has developed a new first class cabin which is being fitted initially to its Boeing 777 fleet (used in the long haul segment). The first flight with the adapted first class cabin (“First”) was on 9 February 2010.

8.10.4	Club refresh

In the financial year ended 31 March 2010, British Airways finished the roll out of its new Club World business class product which delivers new levels of comfort, a higher quality of in-flight entertainment, greater privacy and choice of service options across its long-haul fleet. The project started in 2006, covered 89 aircraft and cost in excess of £100 million.

8.11	Licences and Patents

British Airways holds three air operator certificates and associated operating licences. The details are:

British Airways PLC AOC GB 441 granted by the United Kingdom Civil Aviation Authority in August 2010 and valid until varied, suspended or revoked); a Scheduled Route Licence S/009 (granted by the United Kingdom Civil Aviation Authority in May 2007 and valid until it is revoked) necessary to be able to operate its aircraft and carry passengers, goods and/or mail; and a Charter Route Licence C/009(granted by the United Kingdom Civil Aviation Authority in May 2007 and valid until it is revoked) necessary to be able to operate its aircraft and carry passengers, goods and/or mail.

BA CityFlyer Ltd. AOC GB 2314 granted by the United Kingdom Civil Aviation Authority in March 2010 and valid until varied, suspended or revoked); a Scheduled Route Licence S/060 (granted by the United Kingdom Civil Aviation Authority in February 2008 and valid until it is revoked) necessary to be able to operate its aircraft and carry passengers, goods and/or mail; and a Charter Route Licence C/060(granted by the United Kingdom Civil Aviation Authority in February 2007 and valid until it is revoked) necessary to be able to operate its aircraft and carry passengers, goods and/or mail.

Openskies S.A.S AOC F-N144 granted by the French Direction Generale De L’Aviation Civile (DGAC) in April 2010 and valid until 30 April 2013, or suspended or revoked) and the operating licence by the French Direction Generale De L’Aviation Civile (DGAC) in December 2006 necessary to be able to operate its aircraft and carry passengers, goods and/or mail.The United Kingdom Civil Aviation Authority (in respect of British Airways) has confirmed that, following implementation of the Nationality Structures, British Airways would continue to meet the ownership and control requirements imposed by UK and European regulations.

8.12	Information on trends

In the three-month period ended 30 June 2010, British Airways recorded an operating loss before tax of £72 million and a loss before tax of £164 million. The result was impacted by a net £250 million loss (broken down as lost revenue of £280 million and cost savings of £30 million), owing to the impact of volcanic ash and its industrial dispute with its cabin crew. RPKs fell by 14.9 per cent. compared with the 3 month period ended 30 June 2009. Revenues for the 3 month period ended at 30 June 2010 amounted to £1,937 millions a decrease of 2.3 per cent. compared with same period in 2009.

Nonetheless, British Airways also improved yields and reduced costs. Yields rose 13.5 per cent. on the three-month period ended 30 June 2009.

Excluding the effect of exchange rate variations, non-fuel costs were down 5.7 per cent. on the three-month period ended 30 June 2009. Including the effect of exchange rate variations, non-fuel costs were down 4.3 per cent. on the three-month period ended 30 June 2009.

British Airways continues to make improvements in productivity. The headcount for the three-month period ended 30 June 2010 was down 7 per cent. (the labour costs decreased 7.6 per cent.) compared to the three-month period ended 30 June 2009. Changes to crew complements during the three-month period ended 30 June 2010 generated £17 million of savings.

British Airways’ operating cash inflow was £225 million higher during the three month period ended 30 June 2010 than in the three month period ended 30 June 2009, due to an operating profit improvement of £22 million and favourable movements in working capital, including an increase in ticket sales in advance of carriage.

Overall passenger volumes for the summer of 2010 were slightly lower than the peak levels seen during the summer of 2009 as British Airways focused on increasing yields.

RPKs decreased by 7.8 per cent. in the six month period ended 30 September 2010 compared with same period ended 30 September 2009. ASKs decreased by 6.3 per cent.

Load factor decreased by 1.4 points in the six month period ended 30 September 2010 compared with same period ended 30 September 2009.

In the winter 2010 yield growth and improvements in cost performance are likely to slow for a number of reasons:

•	Higher rates of Air Passenger Duty (an administrative fee collected by the carrier and paid to the UK goverment) will come into effect from November 2010.

•

Capacity in the market will begin to rise again, principally in China, India and Australia, where ASK volume is expected to grow by over 10 per cent. compared to 2009 figures. In the United States of America and South East Asia, ASK volume is expected to grow by between 5 and 10 per cent.

•

British Airways expects its own underlying ASK volume to grow by some 3 per cent. over the winter (compared to ASK volume in the winter of the financial year ended 31 March 2010) with headline growth of some 9 per cent. This rise in capacity will increase British Airways’ variable costs, which will have a negative effect on the cost efficiency achieved by British Airways.

•	At current fuel prices, British Airways’ fuel costs for the financial year ended 31 March 2011 will be approximately £200 million higher than in the financial year ended 31 March 2010.

•

British Airways is currently measuring its yield growth and cost improvements against weaker forecasts prepared for the year ended 31 March 2010. In the future, these measurements are expected to be based on stronger forecasts.

British Airways’ Interim Management Statement in respect of the 3 month period ended 30 June 2010, which was published on 30 July 2010, which is available on www.bashareholders.com, includes a British Airways’ profit forecast.

8.13	Dividend Policy

The following table shows the number of shares in issue and the dividend per share paid by British Airways in respect of the financial years ended 31 March 2010, 2009 and 2008:

	FY 2010/09	FY 2009/08	FY 2008/07
Number of shares in issue as at 31 March	1,153,673,538	1,153,628,000	1,153,105,000
Paid dividend per share (£)	—	—	0.05
Total Dividends (£ millions)	—	—	57.7

British Airways did not pay a dividend, or return any other value or make any other payment to shareholders in respect of the financial years ended 31 March 2010 and 31 March 2009.

In respect of the financial year ended 31 March 2008 the directors proposed, and the shareholders approved, a dividend of 5 pence per share. Based upon British Airways’ current issued share capital, this dividend would be worth approximately 5 pence per share. The total amount paid to shareholders in the financial year ended 31 March 2008 amounted to 8.4 per cent. of the profit after tax attributable to equity shareholders of British Airways Plc. Other than this dividend, British Airways did not return any other value or make any other payment to shareholders in respect of the financial year ended 31 March 2008.

As noted in section 14.1.13, British Airways has agreed with the trustees of its APS and NAPS Pension Plans, not to distribute dividends until the finalisation of its next triennial valuation of APS and NAPS and associated funding plan negotiation of the deficit of its Pension Plans, which must be finalised by 30 June 2013, has ended.

It should also be noted that the Pensions Regulator may consider issuing a contribution notice to other IAG Group members (including IAG and Iberia) if British Airways pays special dividends that are not in the ordinary course (once entitled to do so), where the payment of the special dividend is materially detrimental to the ability of the scheme to meet its liabilities.

British Airways has not any limitation for the distribution of dividends derived from its obligations under its financing arrangements.

8.14	Legal and arbitration proceedings

Except as provided below, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which British Airways is aware) during the 12 months before the date of registration of this Document, which may have, or have had in the recent past, significant effects on British Airways’ or IAG’s financial position or profitability.

British Airways Plc has received a claim from most of its pilot community (which includes more than 3.000 pilots) for an additional £600 per year in respect of unpaid holiday pay. The case was originally heard before the London South Employment Tribunal and British Airways lost the case. An appeal by British Airways was heard in November 2007 and rejected but, following a further appeal, the Court of Appeal found in British Airways’ favour. The British Airline Pilots’ Association received permission to appeal to the Supreme Court and that hearing took place in February 2010. The Supreme Court has now referred questions to the European Court of Justice and a final decision is not expected for at least twelve months. British Airways has also received a claim from cabin crew based on the pilot’s case. The claim has been stayed pending the appeal in the pilots case.

British Airways successfully defended a representative claim brought against it in the High Court in February 2010 by a group of cabin crew supported by Unite Union seeking (i) an injunction to require British Airways to return its crew complements to the levels in place before British Airways changed those complements in November and December 2009; and (ii) damages for breach of contract. The representative cabin crew have appealed and the matter was heard by the Court of Appeal in October 2010. At the appeal hearing, the Court of Appeal reserved its judgement until further notice.

Regulatory Investigations

There are ongoing investigations into British Airways’ passenger and cargo fuel surcharges by the European Commission and other jurisdictions which are likely to continue for some time. British Airways is also subject to related class action claims. The final amount required to pay the remaining claims and fines is uncertain.

A £255 million provision in respect of the following regulatory investigations, litigation and potential litigation was included in the accounts of British Airways for the financial year ended 31 March 2010. Included in this provision are:

•	European Commission Cargo Investigation

British Airways received a statement of objections from the European Commission in relation to an alleged cartel relating to the cargo market in December 2007 and replied in February 2008. An oral hearing was held in June 2008. Twenty other airlines were addressees of the Statement of Objections. The European Commission Decision imposing a fine is likely to be issued during November 2010.

•	UK OFT Passenger Fuel Surcharge investigation

In August 2007, British Airways reached a settlement in principle with the UK Office of Fair Trading (“OFT”) in relation to anti-competitive conduct over the passenger fuel surcharge between 2004 and 2006 with Virgin Atlantic. The settlement was based on an agreed preliminary statement of the facts. The grounds upon which the settlement is founded are currently being reviewed.

•	US Class Action Litigation.

Following investigations by the US Department of Justice, a cargo class action is proceeding in New York, which alleges a global conspiracy among more than 30 airlines to fix cargo surcharges and concerning other aspects of the cargo shipping services market.

•	Korea

The Korean Fair Trade Commission is investigating British Airways in relation to cargo. An administrative fine of £500,000 has been imposed on British Airways. This is subject to confirmation by the Korean Court.

•	US Passenger Class Action Settlement

In November 2007, British Airways settled class actions by US and UK purchasers of long haul air travel in relation to anti competitive information exchanges and agreements relating to long-haul passenger fuel surcharges with Virgin Atlantic. Under the terms of the settlement agreement, UK passengers have until 31 December 2012 to submit claims under the settlement.

•	New Zealand Cargo Proceedings

The New Zealand Commerce Commission has commenced civil proceedings against British Airways, and sixteen other airlines, in relation to cargo transportation. British Airways has filed a defence in the proceedings and has offered to jointly approach the High Court of New Zealand with the NZCC to make orders to settle the proceedings against British Airways on the basis of an agreed civil penalty.

•	South Africa

The South African Competition Commission is investigating both the passenger and cargo fuel surcharge matter in South Africa and British Airways has co-operated with these investigations. Despite efforts to negotiate an agreed settlement, the South African Competition Commission has referred British Airways along with another seven airlines to the Competition Tribunal for a determination of liability and quantum in the cargo case.

•	UK Cargo Class Action Litigation

In September 2008 proceedings were started in the High Court against British Airways in respect of the cargo airfreight cartel by a number of shippers purporting to represent a wide-ranging and unidentified class of buyers and consumers of air freighted products. British Airways successfully obtained a strike out of the representative element of the claim on 8 April 2009. The defendants obtained leave to appeal the strike out to the Court of Appeal and the judgment of the Court of Appeal is awaited. The remainder of the claim has been stayed pending the European Commission’s decision in the cargo case.

Follow-on actions are expected in other EU jurisdictions once the European Commission decision in the cargo case is issued.

•	Canada Cargo Class Actions

Four class actions have been filed against British Airways in Quebec, Ontario and British Columbia. These have not progressed beyond preliminary stages.

•	Australia Cargo Class Action

There is a cargo class action in Australia against British Airways and six other airlines. The proceedings are at the interlocutory stages.

The £255 million provision included in the accounts of British Airways for the financial year ended 31 March 2010 reflects the British Airways Directors’ broad estimate of potential liability in relation to these regulatory investigations, litigation and potential litigation. However, the British Airways Directors’ current view may change as a result of future developments.

8.15	Insurance

British Airways has a global insurance programme (the “Programme”) tailored to cover insurable risks relating to its businesses. The Programme is organised at the British Airways Group level, where possible, with a view to eliminating any gaps and duplication in the risk coverage of the various insurance policies purchased under the Programme. The Programme is broadly divided into two categories of insurance policies:

•	aviation insurance policies; and

•	non-aviation insurance policies.

The annual premiums paid for this insurance programme amount to €29 million.

The Programme covers risks relating to the businesses of British Airways itself as well as those of its subsidiaries. Subsidiaries covered by the Programme include, amongst others: BA Cityflyer Limited, The Mileage Company, OpenSkies SASU, British Airways Avionic Engineering Limited, British Airways Interior Engineering Limited, British Airways Maintenance Cardiff Limited and British Airways Holidays Limited.

In addition to the Programme, British Airways arranges local insurance policies in each country where it has a business presence, in order to comply with relevant local legislation. In North America, British Airways has a stand-alone insurance programme covering property and personal injury risks.

British Airways arranges its insurance policies in compliance with applicable legislation, relevant contractual agreements and the Insurance Governance Statement as approved by the Audit Committee of its board.

Aviation insurance policies

Types of insurance policy

The aviation insurance policies purchased under the BA Programme can be categorised into four insurance policy types:

(i)	hull and liability insurance:

The hull insurance covers loss or damage to the aircraft, fitted engines and spare engines. The liability insurance covers legal liability to passengers and third parties and for cargo, mail and baggage. Subject as usual to policy terms and conditions.

(ii)	hull war insurance:

The hull war insurance covers loss or damage to the aircraft, fitted engines and spare engines as a result of war and allied perils as defined. Subject as usual to policy terms and conditions.

(iii)	hull deductible insurance:

The hull deductible insurance covers the same risks as the hull insurance for amounts above the self insured retentions and up to the policy deductible. Subject as usual to policy terms and conditions.

(iv)	excess war third party liability insurance:

The excess war third party liability insurance covers legal liability arising from war, hijacking and other similar perils (but only in excess of the sub limit in the hull and liability policy). Subject as usual to policy terms and conditions.

Compensation to passengers for cancellation delays and overbooking is not covered by British Airways’ insurance policies.

Compensation to passengers for cancellations, delays and overbooking are not covered by British Airways’ policies and support.

These insurance policies offer worldwide coverage for loss or damage resulting from aviation risks. The assets insured under these insurance policies include the aircraft owned or operated by the insured party as well as spare engines. These insurance policies also cover legal liability for loss or damage to third parties, cargo, mail and baggage, as well as risks relating to war and terrorism.

The liability limit on the hull and liability insurance policies is $200 million per aircraft hull, with a combined (for both material and personal losses) single liability limit of $2,250 million per occurrence of an insured event. The aggregate liability limits on the excess war third party liability and hull war insurance policies are $1,000 million and $600 million respectively.

The aviation insurance policies also have excesses or deductibles for each type of claim, over and above which the insurers are responsible for the relevant amount. The deductibles on the hull and liability insurance policies for different types of aircraft are as follows:

•	Boeing 777, Boeing 767, Boeing 757 and Boeing 747: $1 million;

•	Airbus A318, Airbus A319, Airbus A320, Airbus A321 and Boeing 737: $750,000;

•	Avro RJ100, Avro RJ85, Embraer 190: $500,000; and

•	Embraer 170: $250,000.

Claims

There have been a number of claims under the hull and liability insurance policies, all of which have either been paid or are being handled by the insurers. The largest claim under the hull and liability insurance policies, at £63 million, resulted from an incident at Heathrow on 17 January 2008 when a Boeing 777 was written off after landing short of the runway. It has since been established that British Airways was not at fault for this incident.

Non-aviation insurance policies

Types of insurance policy

The main non-aviation insurance policy types are: (i) property damage and business interruption insurance (various liability limits of up to £300 million); (ii) public, products and tour operators’ liability insurance (liability limit of £100 million); (iii) directors’ and officers’ liability insurance (liability limit of £125 million); (iv) employers’ liability insurance (liability limit of £100 million); and (v) personal accident insurance (liability limit of £100 million). Other insurance policy types include motor insurance, marine cargo insurance, professional indemnity insurance, medical malpractice insurance and crime and contractors’ all risks insurance.

Claims

There have been a number of non-aviation insurance claims, mainly under the employers’ liability insurance policies, all of which have been paid or are being handled by the insurers.

Captive insurance

British Airways has a captive insurance company, Speedbird Insurance Company Limited (“Speedbird”), as one of its subsidiaries. Speedbird underwrites a proportion of the risks insured by British Airways and its subsidiaries. Speedbird is managed by professional captive managers and has been profitable since it commenced operations in 1988.

At 31 March 2010, Speedbird had insurance reserves (“incurred but not reported” provision) of £16 million and shareholders’ equity of £41 million. Speedbird insures less than 1 per cent. of British Airways’ total insurance cover.

9.	INFORMATION ABOUT IBERIA

9.1	Introduction and History

9.1.1	Commercial and legal name

The current corporate name of Iberia is “Iberia Líneas Aéreas de España, S.A.”, a name which is used commercially together with that of “Iberia”.

The name of Iberia Opco is “Iberia Líneas Aéreas de España Sociedad Anónima Operadora”, a name which will be used commercially following the completion of the Hive Down together with that of “Iberia”.

9.1.2	Place of registration and registration number

Iberia is registered at the Madrid Mercantile Registry, in volume 228, sheet 138, page number M-4621. Its tax identification number is A-28/017648.

Iberia Opco is registered at the Madrid Mercantile Registry, in volume 27301, sheet 79, page number M-491912. Its tax identification number is A-85850394.

9.1.3	Date of incorporation and period of operations of Iberia, if not indefinite

Iberia was incorporated as a corporation pursuant to a deed executed on 28 June 1927, in the presence of the Madrid Notary Mr. Juan Crisóstomo de Pereda y Górriz, under number 1,725 of his protocol. Iberia was incorporated for an indefinite term.

Iberia adapted its bylaws to the Spanish Corporations Law then in force, pursuant to a public deed executed on 21 June 1990 in the presence of the Madrid Notary Mr. Francisco Javier Rovira Jaén, under number 1,608 of his protocol giving rise to entry number 1 on the registration sheet opened in the name of Iberia at the Madrid Mercantile Registry.

Iberia Opco was incorporated as a corporation pursuant to a public deed executed on 23 December 2009 in the presence of the Madrid Notary Mr. Antonio Fernández-Golfín Aparicio, under number 2,980 of his protocol giving rise to entry number 1 on the registration sheet opened in the name of Iberia Opco at the Madrid Mercantile Registry. Iberia Opco was incorporated for an indefinite term.

9.1.4	Registered office, applicable legislation, nationality and address and phone numbers of its registered office

Iberia is a Spanish corporation, with registered office at calle Velázquez 130, 28006 Madrid, and is governed by Spanish legislation, in particular, by the Spanish Corporations Law and other related legislation. The contact telephone number of Iberia for shareholder and investor relations is +34 91 587 7574.

Iberia Opco is also a Spanish corporation, with registered office at calle Velázquez 130, 28006 Madrid, and is governed by Spanish legislation, in particular, by the Spanish Corporations Law and other related legislation.

Section 11 below describes the regulatory framework applicable to the activities of Iberia and, following the completion of the Iberia Hive Down, of Iberia Opco.

9.1.5	Significant events in the course of Iberia’s operations

1927. Foundation of IBERIA. Its capital is initially subscribed by the German company “Deutsche Lufthansa” and the Basque financier and industrialist H. Echeberrieta. It commences its commercial activity with a flight between Madrid and Barcelona. Its first routes cover destinations within the national territory, both on the Peninsula and in North Africa.

1939. The company, nationalised since 1932, makes its first European flight (Madrid-Lisbon).

1944. Inclusion of IBERIA in the National Industry Institute (INI), thereby making it Spain’s flagship airline.

1946. First commercial airline to make a flight between Europe and South America, with the commencement of operations to Buenos Aires. From 1954 it pursues its American expansion by opening other transatlantic lines (Havana, Caracas, San Juan, Puerto Rico, Mexico City, New York, etc.).

Between the sixties and the eighties IBERIA expands its offering of destinations (Moscow in 1978, Tel Aviv in 1983 and Tokyo in 1985). IBERIA founds the companies Iber-Swiss Catering, VIVA air (for the development of charter traffic) and Bínter Canarias (for inter-island flights).

1991-1992. IBERIA suffers substantial losses stemming from the overall crisis in the commercial aviation business, due to the Gulf War, as well as to a sharp recession in the Spanish economy.

1992. IBERIA receives financial assistance from the State in the amount of 120 billion pesetas (€720 million aprox.), which were allocated, in part, to abolishing more than 4,000 jobs.

1994. The implementation of the Viability Plan (1994-96) involved a complete restructuring of IBERIA, a reduction in its net debt and a return to profitability.

1996. Recapitalisation of the company. Once all the required conditions were met, in January 1996 the EU authorised a capital increase of 87 billion pesetas (€523 million aprox.), leaving pending an additional increase of 20 billion pesetas, authorised by the EU in August 1999.

1997. Start of Master Plan I (1997-99). Its aim was to raise IBERIA’s profitability to levels comparable to those of other top private airlines, as well as to adapt it to the new competitive environment: characterised by the deregulation of air traffic in the EU, the entry of second handling operators in the main Spanish airports, alliance policies, privatisation policies, etc. The EU air transport liberalisation process, completed in 1997, entailed the establishment of three regulatory packages that guarantee the freedom of establishment, the freedom to provide services and the freedom to set rates. In this way, the airlines of an EU Member State can establish themselves and operate the routes that they wish, within the European Air Space, and set transport prices freely.

1999. Inclusion of IBERIA as a full-fledged member of the Oneworld alliance in September.

In December 1999, Iberia’s principal shareholders formalised their investment in Iberia: British Airways and American Airlines Holdings B.V. – as industrial partners – took up a stake of 10 per cent.; Caja Madrid, 10 per cent.; Banco Bilbao Vizcaya Argentaria, S.A., 7.3 per cent.; Compañía de Distribución Integral Logista, S.A., 6.7 per cent.; El Corte Inglés, 3 per cent.; and other Spanish financial institutions, 3 per cent.

Iberia was floated on the stock exchange, the last stage of the privatisation process, in April 2001. Sociedad Estatal de Participaciones Industriales (“SEPI”), a Spanish public stockholding company, divested 48.51 per cent. of the capital stock of Iberia by means of a public offering.

In January 2009, Master Plan 2009-2011 was set in motion, which had as its main objectives: to improve Iberia’s position in a consolidation environment; to improve customer service by offering a segmented product; to adapt the size and the structure of the network to the trend in demand; to improve efficiency and continue to reduce costs.

However, the weakness of demand in the context of a global economic crisis and, in particular, of the severe recession of the Spanish economy, led Iberia to interrupt this plan and prepare a Contingency Plan, which was set in motion in the second quarter of 2009, with the implementation of short-term measures to mitigate the sharp impact of the economic crisis on its accounts. The Contingency Plan established specific actions to reduce the capacity offered, reduce labour and overhead costs, and make selective cuts in planned investments.

In October 2009, approval was given to the company’s new strategic plan, called Plan 2012, the main objective of which is to consolidate or improve Iberia’s position in its strategic markets. Plan 2102 contains three key challenges. First, to reinforce Iberia’s leadership in Latin America, improving product quality through myriad actions, including most notably the launch of the “New Business Class Product” on long-haul routes. A second challenge is to transform the short- and medium-haul network, with a view to making it more profitable and efficient by implementing a new operating model in these segments. And, third, to maintain all costs at levels that permit the company to adapt to a highly competitive environment, for which an ambitious cost saving programme has been established, which mainly affects personnel and overhead costs, and implies productivity improving measures.

9.2	Business overview

The main activities of Iberia are the operation of international and domestic scheduled air services for the carriage of passengers and cargo. Iberia also provides ancillary services, including most notably aircraft maintenance and support services to passengers and aircraft in airports. In addition, Iberia has created or invested in the various companies making up the Iberia Group, whose activities supplement or are related to the main activities of Iberia.

The following table shows the breakdown of revenue between passenger transportation, cargo transportation, maintenance services, handling services and other sources of revenue for the financial years ended 31 December 2009, 2008 and 2007 and the 6-month periods ended 30 June 2010 and 2009:

	FY 2009	FY 2008	FY 2007	% Change 09-08 (*)	% Change 08-07 (*)	6 months ended 30 June 2010	6 months ended 30 June 2009	% Change 30/06/10- 30/06/09 (*)
Passenger	75.4%	77.4%	78.3%	(21.2%)	(2.5%)	75.4%	75.7%	2.4%
Cargo	5.7%	6.4%	6.2%	(27.7%)	1.2%	6.2%	5.1%	25.2%
Maintenance	7.0%	5.4%	4.9%	4.4%	8.8%	6.8%	7.3%	(4.4%)
Handling	6.0%	5.0%	5.1%	(3.3%)	(1.8%)	5.5%	5.6%	0.8%
Other**	5.8%	5.7%	5.4%	(17.9%)	4.3%	6.0%	6.2%	(0.7%)

Total operating revenue (€ million)***	4,409	5,450	5,521	(19.1)	(1.3)	2,227	2,167	2.8

*	Change based on amounts in millions of euros.
**	Other revenue from services and sales (which mainly include revenues from cargo handling at terminals and revenue from system usage which, inter alia, include revenue generated by the use of the Amadeus system, which partially offset the costs derived from the use of that system), fees (inter alia, that generated by sales of other airlines’ tickets), rental (mainly engines, aircraft and flight simulators) and other recurring operating revenue (work performed by the company for its property, plant and equipment and supply of personnel to joint ventures, among others).
***	Revenues plus other recurring operating income

9.3	Transportation

The carriage of passengers and cargo by air is the main business segment of the Iberia Group. Iberia operates an extensive network of scheduled flights, the majority of which connect with Madrid-Barajas airport and serve domestic and international destinations throughout Europe, America, Africa and the Middle East.

Since February 2006, Iberia has operated out of the new Terminal T4 facilities at Madrid-Barajas airport, its flight distribution hub.

The following table shows certain key operating data for the aggregated operations of Iberia’s passenger transportation business and the cargo transportation business for the financial years ended 31 December 2009, 2008 and 2007, and the 6 month periods ended 30 June 2009 and 2010:

	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07	6 months ended 30/06/10	6 months ended 30/06/09	% Change 30/06/10 - 30/06/09
ATKs (million)	7,278.1	7,663.1	7,683.2	(5.0)	(0.3)	3,543.8	3,614.6	(2.0)
RTKs (million)	5,486.6	5,915.8	6,105.3	(7.3)	(3.1)	2,801.6	2,640.9	6.1
Overall load factor (%)	75.4	77.2	79.5	(1.8 pts )	(2.3 pts )	79.1	73.1	6.0 pts
Revenue per ATK (Euro cents)	49,14	59.57	60.76	(17.5)	(2.0)	51.33	48.47	5.9
Average headcount (FTEs) (b)	8,294	8,657	8,816	(4.2)	(1.8)	7,877	8,445	(6.7)

Total passenger and cargo revenue (€ million) (a)	3,576	4,565	4,668	(21.7)	(2.2)	1,819	1,752	3.8

(a)	Consolidated passenger and cargo revenue (including revenue from recovery of unused tickets, commercial agreements and adjustments).
(b)	Fulltime equivalent employees from the passenger and cargo transport divisions of Iberia.

In 2009, revenue from the carriage of passengers and cargo represented 81.1 per cent. of total recurring operating revenue of the Iberia Group. In 2008 and 2007, the revenue generated by this activity represented 83.8 per cent. and 84.5 per cent., respectively, of total recurring operating revenue.

9.3.1	Passenger transport

9.3.1.1	Description of the business and principal markets.

Iberia’s principal line of business is passenger transportation.

Iberia’s main networks are the domestic network, the medium-haul network (mainly flights to Europe and to some destinations in Africa and the Middle East) and the long-haul network, mainly focused on Latin America and the US. The Madrid-Johannesburg route is the only long-haul flight operated outside the Americas.

9.3.1.2	Key operating data

The following table shows certain key operating data for the passenger transportation business for the financial years ended 31 December 2009, 2008 and 2007 and the 6-month periods ended 30 June 2010 and 2009:

	FY 2009	FY 2008	FY 2007	% Change 09-08		% Change 08-07		6 months ended 30/06/10	6 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs (million)	62,158	66,098	66,454	(6.0)		(0.5)		29,684	31,037	(4.4)
RPKs (million)	49,612	52,885	54,229	(6.2)		(2.5)		24,253	24,485	(0.9)
Revenue per ASK (Euro cents)	5.05	5.89	6.07	(14.3)		(3.0)		5.25	4.93	6.7
Revenue per RTK (Euro cents)	6.32	7.36	7.44	(14.1)		(1.1)		6.43	6.24	3.0
Passenger load factor (%)	79.8	80.0	81.6	(0.2	) pts	(1.6	) pts	81.7	78.9	2.8 pts
Number of passengers transported (thousand)	20,902	23,267	26,856	(10,2)		(13,4)		9,774	10,386	(5.9)
Yield (€)	150.1	167.3	150.2	(10,3)		11,3		159.6	147.2	8.4
Passenger revenue (€ millions) (*)	3,137	3,891	4,034	(19.4)		(3.5)		1,560	1,529	2.0

(*)	Tickets actually used, excluding tickets sold but not used (expired) together with other minor adjustments.

In recent years, Iberia maintained the strategy to enhance its network operation, which involved an increase of the offer of flights to and from Madrid’s hub and, simultaneously, a planned reduction of capacity in most of the point to point routes.

The table below shows the year-on-year variations in supply (ASK), traffic (RPK) and load factor for Iberia’s network as a whole in the last ten quarters. The impact of the economic crisis in 2008 and 2009, and the gradual recovery in traffic in the first half of 2010, can be observed.

In the first half of 2010, the reduction in Iberia’s capacity for the network as a whole was somewhat lower than in 2009 (4.4 per cent. with respect to the first six months of the prior year), mainly because the company started to increase capacity in long-haul flights in the second quarter of 2010, in response to the recovery in demand. The traffic of Iberia’s whole network, measured in RPK, was down 0.9 per cent. on the first half of 2009, a narrower decline than that registered in passenger numbers (-5.9 per cent.) as a result of the growing weight of the long-haul segment in the overall traffic mix (66.2 per cent. of total RPK in the first half of 2010, a year-on-year increase of 2.1 points). Consequently, the average passenger stage length rose by 5.3 per cent.

Revenue from tickets for flights flown in the first half of 2010 was up 2.0 per cent. on the prior year, thanks mainly to the increase in the average revenue per RPK in international flights, where the pace of growth intensified during the second quarter, driven in part by the recovery in business traffic. The number of passengers carried by Iberia in its Business Plus class in the long-haul segment rose 7.2 per cent. in the first half of 2010. The yield rose 3.0 per cent. year-on-year, despite being affected by the aforementioned growth in the average passenger stage length, and the improvement in the load factor (2.8 percentage points) drove the 6.7 per cent. increase in passenger revenue per ASK with respect to the first half of 2009. Exchange rate movements had a reduced impact (+0.2 points) on the growth in unit revenue.

The decline in traffic gathered pace in the first part of 2009, prompting Iberia to make additional capacity cuts to bring its operations in line with market trends, moves which led to an additional 6 per cent. decrease in capacity (measured in ASK) relative to 2008. Iberia’s effective capacity management enabled a similar load factor to be achieved in 2009 (79.8 per cent.).

In 2009, Iberia carried 20.9 million passengers across its entire network, a decline of 2.4 million in relation to the 23.3 million passengers carried in 2008. The total number of passengers decreased in greater proportion (-10.2 per cent.) than the RPK figure (-6.2 per cent.) due to the restructuring of the network, which entailed a greater reduction in domestic and medium-haul capacity (-9.8 per cent.) than in long-haul capacity (-3.3 per cent.), resulting in an increased weighting of long-haul traffic in the overall mix.

In 2009, Iberia’s passenger traffic revenue (for flights flown) was 19.4 per cent. lower than in 2008, at €3,137 million, due mainly to the sharp decline in unit revenue. The yield fell 14.1 per cent. compared to 2008 due to the significant deterioration in the class mix (manifested by a fall in the proportion of first and business class passengers, who provide a higher average revenue), more intense fare pressure in most markets and the impact of the 4.4 per cent. increase in the average passenger stage length. The lower yield, combined with a slight fall in load factor, drove a 14.3 per cent. decline in passenger revenue per ASK. The impact of exchange rate movements on unit revenue accounted for a 0.8 percentage point increase in the year as whole.

In response to the sharp declines in traffic, from the second quarter of 2009 fares were reduced in a widespread effort on the part of airlines to stimulate demand. Iberia’s unit revenue per ASK declined 15.5 per cent. year-on-year in the second quarter, recovering somewhat during the second half, with a year-on-year decline of 8.9 per cent. by December 2009.

In 2008, Iberia had to make some additional capacity cuts in response to gradually weakening demand for air transport, in turn caused by the downturn in the global economy.

In light of the progressive weakening of demand, the load factor fell 1.6 points in 2008, to 80.0 per cent. In 2008, Iberia’s passenger traffic revenue fell 3.5 per cent. on 2007, due to a decline in demand and, to a lesser extent, the reduction in the yield. The yield narrowed 1.1 per cent. with respect to 2007, while passenger revenue per ASK declined by 3.0 per cent. In both instances, the year-on-year comparison was adversely impacted by the aforementioned growth in the average passenger stage length and by the depreciation of the US dollar against the euro. At constant exchange rates, the yield increased by 1.3 per cent. on 2007 while the decrease in revenue per ASK narrows to 0.7 per cent.

9.3.1.3	Segmentation of passenger business

The passenger transportation markets that Iberia operates in can be broken down between short-haul domestic, medium-haul and long-haul.

The following table shows certain key operating data for the passenger transportation business broken down between destinations flown for the financial years ended 31 December 2009, 2008 and 2007 and the 6-month periods ended 30 June 2010 and 2009:

	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07	6 months ended 30/06/10	6 months ended 30/06/09	% Change 30/06/10- 30/06/09
ASKs (million)
Domestic	8,492	9,546	11,516	(11.0)	(17.1)	3,909	4,225	(7.5)
Medium-haul	15,643	17,223	16,738	(9.2)	2.9	7,212	7,925	(9.0)
Europe	13,586	15,192	14,762	(10.6)	2.9	6,202	6,912	(10.3)
Africa and Middle East	2,057	2,031	1,975	1.3	2.8	1,010	1,013	(0.3)
Long-haul	38,023	39,330	38,201	(3.3)	3.0	18,563	18,887	(1.7)

Total ASKs	62,158	66,098	66,454	(6.0)	(0.5)	29,684	31,037	(4.4)

RPKs (million)
Domestic	6,091	6,810	8,738	(10.6)	(22.1)	2,813	3,008	(6.5)
Medium-haul	11,823	12,584	12,172	(6.0)	3.4	5,397	5,792	(6.8)
Europe	10,314	11,049	10,693	(6.7)	3.3	4,633	5,077	(8.7)
Africa and Middle East	1,510	1,535	1,478	(1.6)	3.8	763	715	6.8
Long-haul	31,698	33,490	33,319	(5.4)	0.5	16,044	15,684	2.3

Total RPKs	49,612	52,885	54,229	(6.2)	(2.5)	24,253	24,485	(0.9)

Passenger Load Factor (%)
Domestic	71.7	71.3	75.9	0.4 pts	(4.5 pts )	72.0	71.2	0.8 pts
Medium-haul	75.6	73.1	72.7	2.5 pts	0.3 pts	74.8	73.1	1.7 pts
Europe	75.9	72.7	72.4	3.2 pts	0.3 pts	74.7	73.5	1.3 pts
Africa and Middle East	73.4	75.6	74.8	(2.2 pts )	0.7 pts	75.6	70.5	5.0 pts
Long-haul	83.4	85.2	87.2	(1.8 pts )	(2.1 pts )	86.4	83.0	3.4 pts
Load factor (%)	79.8	80.0	81.6	(0.2 pts )	(1.6 pts )	81.7	78.9	2.8 pts

Passenger Numbers (thousand)
Domestic	8,918	10,304	13,732	(13.5)	(25.0)	4,165	4,451	(6.4)
Medium-haul	7,977	8,761	8,935	(9.0)	(1.9)	3,595	3,963	(9.3)
Europe	7,336	8,106	8,302	(9.5)	(2.4)	3,277	3,656	(10.4)
Africa and Middle East	641	655	633	(2.1)	3.4	318	307	3.7
Long-haul	4,007	4,202	4,189	(4.6)	0.3	2,014	1,972	2.1
No. of passengers (thousand)	20,902	23,267	26,856	(10.2)	(13.4)	9,774	10,386	(5.9)

Passenger revenue (€ million)
Domestic	709	929	1,113	(23.7)	(16.5)	334	355	(5.8)
Medium-haul	890	1,124	1,119	(20.8)	0.4	422	432	(2.2)
Europe	785	1,014	1,016	(22.6)	(0.2)	368	382	(3.5)
Africa and Middle East	105	110	103	(4.5)	6.8	54	50	7.7
Long-haul	1,538	1,838	1,802	(16.3)	2.0	803	742	8.2

Total passenger revenue (*) (€ million)	3,137	3,891	4,034	(19.4)	(3.5)	1,560	1,529	2.0

(*)	Tickets actually used, excluding tickets sold but not used (expired) together with other minor adjustments

The following table shows the weighting of each sector for each of the main statistical indicators for Iberia Group’s passenger transport business:

	FY 2009	FY 2008	FY 2007	Six months ended 30/06/10	Six months ended 30/06/2009
Domestic	13.7%	14.4%	17.3%	13.2%	13.6%
Medium-haul	25.2%	26.1%	25.2%	24.3%	25.5%
Europe	21.9%	23.0%	22.2%	20.9%	22.3%
Africa and the Middle East	3.3%	3.1%	3.0%	3.4%	3.3%
Long-haul	61.2%	59.5%	57.5%	62.5%	60.9%

Total ASKs (millions)	62,158	66,098	66,454	29,684	31,037

Domestic	12.3%	12.9%	16.1%	11.6%	12.3%
Medium-haul	23.8%	23.8%	22.4%	22.3%	23.7%
Europe	20.8%	20.9%	19.7%	19.1%	20.7%
Africa and Middle East	3.0%	2.9%	2.7%	3.1%	2.9%
Long-haul	63.9%	63.3%	61.4%	66.2%	64.1%

Total RPKs (millions)	49,612	52,885	54,229	24,253	24,485

Domestic	42.7%	44.3%	51.1%	42.6%	42.9%
Medium-haul	38.2%	37.7%	33.3%	36.8%	38.2%
Europe	35.1%	34.8%	30.9%	33.5%	35.2%
Africa and Middle East	3.1%	2.8%	2.4%	3.3%	3.0%
Long-haul	19.2%	18.1%	15.6%	20.6%	19.0%

Total passengers (thousands)	20,902	23,267	26,856	9,774	10,386

Domestic	22.6%	23.9%	27.6%	21.4%	23.2%
Medium-haul	28.4%	28.9%	27.7%	27.1%	28.3%
Europe	25.0%	26.1%	25.2%	23.6%	25.0%
Africa and Middle East	3.4%	2.8%	2.6%	3.5%	3.3%
Long-haul	49.0%	47.2%	44.7%	51.5%	48.5%

Total passenger revenue (€ million)*	3,137	3,891	4,034	1,560	1,529

(*)	Tickets actually used, excluding tickets sold but not used (expired) together with other minor adjustments.

The following table shows the proportion of passenger revenues from business class and tourist class passengers as a percentage of Iberia’s total passenger revenues for the network as a whole in 2009, 2008 and 2007 and the six months ended June 30, 2010:

Total network	2009	2008	2007	Six months ended 30/06/2010
Business class revenue (%)	21.7%	24.3%	24.6%	23.1%
Tourist class revenue (%)	78.3%	75.7%	75.4%	76.9%

a)	Domestic

The domestic sector encompasses all domestic flights (between points within Spain) regardless of whether these flights fly over international waters or other countries’ territories. In the first six months of 2010, Iberia had regular flights between Madrid and the majority of the main Spanish cities, located on the Iberian Peninsula the Balearic Islands and the Canary Islands.

In the domestic segment, Iberia has implemented a strategy in recent years to improve profitability and has carried out an extensive restructuring of its flight schedule. In the last three years, the number of national destinations operated to/from the Madrid hub has been stable (around 23), but the company has been reducing its point-to-point capacity for flights to other airports.

Iberia has had to tackle competition from new air operators in the Spanish market, as well as the introduction of new high speed railway routes, such as the one linking Madrid and Málaga (December 2007) and Madrid and Barcelona (February 2008).

Specifically, on the Madrid-Barcelona route, Iberia has been adjusting its capacity since April 2008 by incorporating smaller aircraft. Accordingly, Iberia’s ASKs and RPKs in the domestic segment fell by 26.3 per cent. and 30.3 per cent. respectively for 2008 and 2009 as a whole. In the case of Iberia’s Barcelona-Madrid route, the cumulative decrease in these two years was 37.4 per cent. in capacity and 48.2 per cent. in traffic.

In the first half of 2010, Iberia continued to reduce capacity in the domestic segment, but at a slower pace than that of the prior two years. Accordingly, ASKs fell by 7.5 per cent. compared with a 6.5 per cent. decline in RPKs. Iberia’s load factor stood at 72.0 per cent., an improvement of 0.8 percentage points on the first half of 2009. In the case of the Madrid-Barcelona link, traffic was up 5.0 per cent. on the first half of 2009, compared with a 12.9 per cent. reduction in capacity, and the load factor improved by 11.2 points until reaching 65.9 per cent.

In keeping with its strategic plan, in 2009 Iberia cut capacity on all of its domestic routes by 11.0 per cent. compared to 2008, in order to respond to the 10.6 per cent. drop in demand, also affected by the economic recession. The load factor rose 0.4 points to 71.7 per cent.

The biggest drop in relative terms was evidenced on the Barcelona-Madrid route (including the shuttle and scheduled flights), with a 27.6 per cent. drop in RPK in 2009, compared to a 20.0 per cent. reduction in ASK.

Capacity in the domestic segment fell significantly in 2008 (-17.1 per cent.), principally due to adjustments in point to point routes, increasing ASK on connections with Madrid, with the exception of the Barcelona-Madrid route, where capacity fell by 21.7 per cent. compared to 2007, due to new competition from high speed rail. Traffic volume in the domestic segment as a whole slumped considerably (-22.1 per cent.), due to weak demand as a result of the difficult economic situation and the impact of the entry into operation of high speed rail links. The load factor narrowed 4.5 points (75.9 per cent.) with respect to 2007.

Passenger revenue in the domestic segment fell by 5.8 per cent. in the first half of 2010, with a reduction in traffic of 6.5 per cent. and an increase of 0.8 per cent. in the yield. Revenues posted a year-on-year decrease of 23.7 per cent. in 2009, due to the decreases in traffic volume and to the fall of 14.6 per cent. in average revenue per RPK, and of 16.5 per cent. in 2008, due to the decrease in RPKs, which was partially offset by an increase of 7.1 per cent. in the yield.

In the last three years the proportion of passengers flying Business class has fallen with respect to the total number of customers on domestic Iberia flights, following the overall trend in the Spanish market. The following table gives the weighting of revenues from Iberia’s Business class passengers in the domestic sector in 2009, 2008 and 2007:

Domestic segment	FY 2009	FY 2008	FY 2007
Business class revenue (%)	13.1%	15.3%	16.1%
Tourist class revenue (%)	86.9%	84.7%	83.9%

Business traffic in the Spanish domestic market still recorded significant falls in the first months of 2010, which have gradually stabilized. In the case of Iberia’s domestic flights, Business class revenue accounted for 13.8 per cent. of total passenger revenue in the first half of 2010, the same proportion as that recorded in the first six months of 2009.

b)	Medium-haul

The medium-haul segment comprises international flights operated by Iberia to Europe (Germany, Austria, Belgium, Croatia, Denmark, France, Greece, Holland, Ireland, Italy, Poland, Portugal, United Kingdom, Czech Republic, Romania, Russia, Sweden, Switzerland and Turkey), Africa (Algeria, Egypt, Equatorial Guinea, Morocco, Nigeria and Senegal) and the Middle East (Israel, Jordan and Syria).

In the first half of 2010, Iberia’s revenue passenger kilometres in the international medium-haul segment decreased 6.8 per cent., with a reduction of 9.0 per cent. in available seat kilometres. Part of these decreases is explained by the reduction in activity in certain point-to-point routes. Accordingly, if we consider international medium-haul flights from/to Madrid, decreases in demand and supply were limited to 3.2 per cent. and 5.0 per cent. respectively. The load factor was up 1.7 points on the same period in 2009, until reaching 74.8 per cent. in the medium-haul segment

In 2009, traffic volume for this entire segment, measured in RPK, decreased 6.0 per cent. in 2009 on 2008, compared with a 9.2 per cent. reduction in capacity. The load factor improved 2.5 points to 75.6 per cent. in 2009, the highest among all the members of the Association of European Airlines (RB3, December 2009). In terms of international medium-haul flights to and from Madrid, the decline in activity at Iberia in 2009 was smaller: 2.3 per cent. in RPK and 5.0 per cent. in ASK.

In 2008, capacity and traffic in the international medium-haul segment rose in relation to 2007 (see first table of point 9.3.1.3), due to reinforced hub connections brought about by greater frequency of flights to different destinations. The increase in activity was much higher on aggregate for international medium-haul flights to and from Madrid: capacity rose 16.1 per cent. on 2007 and demand climbed 16.7 per cent. (more than 13 percentage points above the increase registered in the segment as a whole).

In the Europe sub-segment, a highly competitive market that has seen rapid growth by low cost carriers, Iberia reduced ASK by 10.6 per cent. with respect to 2008, with cuts in most destinations, due to the adaptation of capacity to a generalised fall in demand, hard hit by the impact of the economic crisis, and the completion of the streamlining of point to point routes. Traffic at Iberia declined to a lesser extent than capacity (falling 6.7 per cent. compared to 2008), while the load factor rose 3.2 percentage points to 75.9 per cent.

In the first half of 2010, a similar trend held in the Europe sub-segment, with decreases of 10.3 per cent. in ASKs and of 8.7 per cent. in RPKs, and an improvement of 1.3 points in the load factor.

The number of European destinations has increased over the past three years. In 2009, Iberia added a new destination, the Croatian capital Zagreb, to its flight schedule during the summer months. In 2008, it also added Dubrovnik to its flight schedule between June and October. In 2007, Iberia opened four new routes from Madrid to Eastern Europe (Bucharest, Prague, Warsaw and St. Petersburg).

Capacity in the Africa and Middle East subsegment continues to represent a small proportion of the total network (3.3 per cent. of total ASK in 2009) but Iberia hopes to capitalize on the geographical location of Spain to attract European traffic to Africa in the coming years. In 2007, 2008 and 2009, the number of routes operated by Iberia to Africa and the Middle East (nine in all) remained stable, but in 2010, the carrier added three new destinations: Amman and Damascus in July, and Oman in September. Capacity (measured in ASK) in this subsegment registered year-on-year growth the past two years (1.3 per cent. in 2009 and 2.8 per cent. in 2008) and remained stable (-0.3 per cent.) in the first half of 2010, a period in which RPKs rose by 6.8 per cent.

The following table shows trends in ASK and RPK in the international medium-haul segment by major areas in 2009, 2008 and 2007 and in the first half of 2010 and 2009:

Medium-haul	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07	6 months ended 30/06/10	6 months ended 30/06/09	% Change 30/06/10 - 30/06/09
EU countries	11,447	13,000	13,078	(11.9)	-0.6	5,204	5,873	(11.4)
Other European countries	2,139	2,193	1,685	(2.4)	30.2	998	1,039	(4.0)
Africa and Middle East	2,057	2,031	1,975	1.3	2.8	1,010	1,013	(0.3)

Total ASK (million)	15,643	17,223	16,738	(9.2)	2.9	7,212	7,925	(9.0)

EU countries	8,682	9,429	9,470	(7.9)	(0.4)	3,865	4,312	(10.4)
Other European countries	1,631	1,621	1,224	0.7	32.4	769	765	0.5
Africa and Middle East	1,510	1,535	1,478	(1.6)	3.8	763	715	6.8

Total RPK (million)	11,823	12,584	12,172	(6.0)	3.4	5,397	5,792	(6.8)

Passenger revenue from the entire international medium-haul segment decreased 2.2 per cent. in the first half of 2010, due to the fall in traffic, which was partially offset by an increase of 5 per cent. in average revenue per RPK, which rose significantly during the six-month period. In particular, Business class traffic experienced a significant recovery in the first half of 2010, and its revenue accounted for 20.3 per cent. of total passenger revenue from the international medium-haul segment.

In 2009, yield was down 15.7 per cent. on the prior year, affected by the drop in traffic in the Business classes in the market, due to competition in European routes and to growth in the average passenger stage length (3.2 per cent.). This fall in yield, together with the decrease in traffic volume, led to a 20.8 per cent. decrease in passenger revenue from the medium-haul segment. In 2008, passenger revenues rose 0.4 per cent. thanks to the increase in traffic in the segment, with average revenue per RPK down 2.8 per cent. on 2007 and with an increase in average passenger stage length of 5.4 percent.

Business class passengers on routes between Spain and Europe fell 32 per cent. on all airlines in 2009 with respect to 2008 (based on MIDT bookings). In 2008, business traffic in this market shrank 13.2 per cent. compared to 2007.

The following table gives the weighting of revenues from Iberia’s Business class passengers in the international medium-haul segment in 2009, 2008 and 2007:

Medium-haul segment	2009	2008	2007
Business class revenue (%)	18.5%	21.2%	22.9%
Tourist class revenue (%)	81.5%	78.8%	77.1%

c)	Long-haul

In line with Iberia’s strategy, capacity volume in the long-haul segment has risen in recent years (6.8 per cent. in 2007 and 3.0 per cent. in 2008), being the segment with the smallest capacity reduction (-3.3 per cent. in 2009 and -1.7 per cent. in the first half of 2010) during the period in which the economic crisis has affected demand. Thus the long-haul segment has increased as a proportion of Iberia’s overall network, representing 61.2 per cent. of total ASKs in 2009, and 62.5 per cent. in the first half of 2010. Long-haul routes operated by Iberia in the last three years include 23 destinations in the following countries: Argentina, Brazil, Colombia, Costa Rica, Cuba, Chile, Ecuador, the US, Guatemala, Mexico, Panama, Peru, Puerto Rico, the Dominican Republic, South Africa, Uruguay and Venezuela.

Traffic, measured in RPK, fell 5.4 per cent. in 2009, but has progressively recovered in the first half of 2010, posting a year-on-year increase of 2.3 per cent. Thanks to this, the load factor improved 3.4 percentage points with respect to the prior year, standing at 86.4 per cent. in the first half of 2010 for the entire segment.

In the long-haul segment, flights between Europe and the Americas are a priority market for Iberia, which operates an extensive network of destinations in Latin America, which account for 81 per cent. of the total long-haul network (in terms of ASKs).

Capacity to Central America (including destinations in Central America and the Caribbean) represented 44.3 per cent. of ASKs in the long-haul segment in 2009 and 45.9 per cent. in the first half of 2010. In this last period, Iberia increased ASKs by 2.4 per cent. and RPKs by 3.7 per cent. in this subsegment, placing the load factor at 86.2 per cent. (+1.1 points). In 2009 Iberia was forced to scale back capacity in Central America by 5 per cent. in response to a 6.5 per cent. drop in traffic, placing the load factor at 84.4 per cent. (a reduction of 1.4 per cent. compared to 2008). The main reason for these reductions was the fall in demand (which was down 35 per cent.) and the consequent capacity adjustment (which reduced by 28 per cent.) in the significant Mexico sub-segment, in part due to the impact of the outbreak of swine flu at the end of April 2009. Traffic fell so sharply that in May and June, Iberia had to cut capacity on these routes by almost half. In contrast, capacity and demand on Central American flights in 2008 rose 3.4 per cent. and 1.2 per cent., respectively, compared to 2007.

In South America, RPKs rose slightly (0.2 per cent.) in the first half of 2010, compared with a reduction in capacity of 7.0 per cent., with the load factor rising to 87.8 per cent. (+6.3 points in relation to the prior year). Traffic fell 4.1 per cent. in 2009 due mainly to the impact of the economic downturn, taking the load factor down 3.2 per cent. to 82.7 per cent., with a slight adjustment in the number of ASKs (which reduced by 0.3 per cent.). Iberia had increased capacity in South America in the two previous years, with year-on-year growth of 1.5 per cent. in 2008 and 12.9 per cent. in 2007. Traffic volume fell 1.2 per cent. in 2008, affected by the sharp increase in capacity by competitors.

Iberia, achieving a market share of 20.1 per cent. in 2009 as a whole, retains its leadership of the Europe-Latin America market, where demand contracted by 8.8 per cent. for all operators in 2009 (data gathered by Iberia from MIDT and including Spanish internet sales).

In North American flights RPKs increased 0.9 per cent. in the first half of 2010, compared with a reduction in capacity of 3.8 per cent., which led to an improvement of 4.0 points in the load factor, which reached 85.1 per cent. Traffic volume in North America decreased by 3.7 per cent. in 2009, with a 2.9 per cent. adjustment in capacity, giving a load factor of 82.7 per cent. (down 0.6 per cent. on 2008). In 2008, North America was the long-haul segment with the highest growth, in relative terms, in capacity and demand (6.4 per cent. and 4.4 per cent. on 2008) due mainly to the incorporation of two new destinations (Boston and Washington) into the flight schedule in May and June 2007, respectively, which led to sharp increases in ASK and RPK in the first half of 2008.

The following table shows trends in ASK and RPK in the long-haul segment by major geographic areas in 2009, 2008 and 2007 and in the first half of 2010:

Long-haul	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07	6 months ended 30/06/10	6 months ended 30/06/09	% Change 30/06/10 - 30/06/09
Total ASKs
North America	6,485	6,681	6,277	(2.9)	6.4	3,014	3,134	(3.8)
Central America	16,847	17,731	17,143	(5.0)	3.4	8,512	8,314	2.4
South America	13,788	13,834	13,627	(0.3)	1.5	6,522	7,009	(7.0)
Other destinations	902	1,083	1,154	(16.7)	(6.1)	516	431	19.9

Total ASKs	38,023	39,330	38,201	(3.3)	3.0	18,563	18,887	(1.7)

Total RPKs
North America	5,362	5,565	5,329	(3.7)	4.4	2,563	2,541	0.9
Central America	14,218	15,207	15,022	(6.5)	1.2	7,337	7,077	3.7
South America	11,396	11,878	12,022	(4.1)	(1.2)	5,729	5,718	0.2
Other destinations	722	840	946	(14.1)	(11.2)	415	348	19.1

Total RPKs	31,698	33,490	33,319	(5.4)	0.5	16,044	15,684	2.3

Passenger revenue from the long-haul segment stood at €1,538 million in the year ended 31 December 2009, down 16.3 per cent. on the prior year, as a result of decreases in traffic (-5.4 per cent.) and in average revenue per RPK (-11.6 per cent.). This fall in yield was due to greater competitive pressure on prices in view of weak market demand, coupled with a greater reduction, in relative terms, in business traffic. In 2008, passenger revenue from the long-haul segment rose 2.0 per cent., standing at €1,838 million, with a 1.4 per cent. increase in average revenue per RPK.

In the first half of 2010, passenger revenue from the long-haul segment was €803 million, up 8.2 per cent. on the prior year’s figure and underpinned by the increase in average revenue per RPK (5.8 per cent.) and by growth in RPKs (2.3 per cent.).

The global economic recession particularly affected airline business traffic in 2008 and 2009, with a greater drop, in relative terms, in first and business class passengers than in tourist class passengers in all markets. For the industry as a whole, traffic in the First and Business classes in international flights began to recover in the second half of 2009, and in the first half of 2010 posted an increase of 11.9 per cent. over the prior year (according to IATA data).

In the case of Iberia’s long-haul flights, the number of passengers travelling in the Business Plus class fell 13.3 per cent. in 2009 compared to 2008, compared to a 3.6 per cent. fall in the total number of passengers in the segment. Revenue generated by paying passengers from the Business Plus class in the long-haul segment was €419 million in 2009.

In the first half of 2010, the number of passengers in Iberia’s Business Plus class rose 7.2 per cent. and 28.4 per cent. of passenger revenue from Iberia’s long-haul segment related to passengers from the Business Plus class. The following table shows the weight of revenues from Iberia’s Business Plus passengers in the long-haul segment in 2009, 2008 and 2007:

Long-haul segment	FY 2009	FY 2008	FY 2007
Business class revenue (%)	27.5%	30.6%	30.8%
Tourist class revenue (%)	72.5%	69.4%	69.2%

9.3.2	Cargo transportation

9.3.2.1	Description of the business and principal markets

Iberia (individually considered), through its cargo organisation Iberia Cargo, carries freight, mail and courier traffic.

Iberia Cargo generated cargo transportation revenues of €208 million for the financial year ended 31 December 2009, a decrease of 29.9 per cent. compared with €297 million for the financial year ended 31 December 2008 due to an 11.6 per cent. drop in cargo volume, measured as revenue tonne-kilometres (RTK), and a 20.6 per cent. fall in average revenue per RTK. These figures bear out the impact of the economic crisis on air transport of cargo. In the financial year ended 31 December 2009, Iberia Cargo carried 211,243 tonnes of cargo to worldwide destinations, which was lower than the 242,213 tonnes carried in the financial year ended 31 December 2008.

In the first half of 2010, Iberia Cargo obtained revenue from freight and mail transport of 125 million euros, after securing an increase of 27.4 per cent. thanks to the strong growth in the volume of cargo transported (41.5 per cent. in RTK terms). The number of tonnes carried was 124,042 in the first half of 2010, up 34.8 per cent. on the prior year. Revenue per RTK declined 10 per cent. year-on-year in the first half of 2010.

Iberia Group’s cargo business is fundamentally based on making the best use of the hold space on passenger flights. Iberia Cargo also selectively leases hold space on third-party cargo aircraft with a view to increasing flexibility, thus enabling Iberia to adapt to demand and to serve and supplement destinations where its hold capacity is insufficient. Long-haul flights has the largest relative weight in air cargo transportation revenues, representing 71.9 per cent. of the total in 2009.

Iberia has two cargo-related subsidiaries:

Compañía Auxiliar al Cargo Express, S.A. (CACESA), in which it holds a 75 per cent. stake, which operates as a cargo forwarding agent and consignee (intermediary between exporters and importers, and transport companies in international freight transportation transactions) and also engages in freight transport, warehousing and distribution activities, as well as other ancillary airport-related businesses, although the latter have been transferred to its ALAER subsidiary.

Auxiliar Logística Aeroportuaria, S.A. (ALAER), a wholly owned subsidiary of CACESA that provides a series of auxiliary logistics services including the operation and administration of the cargo terminals.

Consolidated cargo revenues for Iberia Group, included those of CACESA, amounted to €251 million in 2009, equivalent to 5.7 per cent. of consolidated recurring operating revenue.

In the first half of 2010, consolidated cargo revenues were 139 million euros, up 25.2 per cent. on the prior year.

9.3.2.2	Key operating data

The following table shows key individual operating data for the cargo transportation business of Iberia Líneas Aéreas de España for the financial years ended 31 December 2009, 2008 and 2007 and the 6-month periods ended 30 June 2010 and 2009:

	FY 2009	FY 2008	FY 2007	% Change 2009/08	% Change 2008/07	6 months ended 30/06/10	6 months ended 30/06/09	% Change 30/06/10- 30/06/09
Cargo traffic (RTK million)	1,021.5	1,156.1	1,224.7	(11.6)	(5.6)	618.8	437.3	41.5
Revenue per RTK (Euro cents)	20.37	25.67	24.47	(20.6)	4.9	20.14	22.38	(10.0)
Cargo revenue (€ million) (a)	208	297	300	(29.9)	(1.0)	125	98	27.4

(a)	Revenue from cargo and mail transport (excluding excess baggage fees)

In 2009 revenue from freight and mail transport at Iberia Líneas Aéreas de España, S.A., individually considered, fell 29.9 per cent. compared to 2008 due to the international economic downturn, although as a result of commercial initiatives and a partial recovery in demand, this decline reduced to 19.7 per cent. in the last quarter, compared to 33.4 per cent. during the first nine months. The figures reported by the benchmark industry participants reveal a decline in revenue in the order of 30 to 35 per cent. for the full year.

Average revenue per RTK (yield) fell more than 20 per cent. compared to 2008, due to three factors: (i) widespread price cuts across the sector as a result of surplus capacity; (ii) the drop in fuel prices; and (iii) the decision to maintain market share by lowering prices. In 2008, the yield rose 4.9 per cent. on 2007 as a result of the efforts made to optimise unit revenue, despite being adversely affected both by the increase in average stage length and the depreciation of the US Dollar (at constant exchange rates, the increase in yield would have been 7.5 per cent.).

During the first half of 2010, price fell gradually and, accordingly, average revenue per RTK (yield) was down 10.0 per cent. on the first half of 2009. The sharp increase in traffic led to the increase in revenues from cargo transport (27.4 per cent. compared to the first half of 2009).

94.4 per cent. of total RTK was carried in the holds of Iberia passenger aircraft, a slight increase on the 2008 figure (93.5 per cent.).

9.4	Ancillary Services

9.4.1	Maintenance

Currently, Iberia Airport Services offers maintenance, repair and overhaul services for engines, aircraft and components of the Iberia fleet and those of other airlines.

Iberia Maintenance carries out both scheduled and unscheduled (ad-hoc repairs in situ) maintenance work.

The purpose of scheduled maintenance is to ensure aircraft remain fully airworthy and/or to restore specified reliability levels. Maintenance is divided into three categories: (i) on-wing maintenance, (ii) minor maintenance and (iii) major overhaul. Each of these categories covers specific inspections, the frequency and depth of which are gradually increased and tailored according to the characteristics and age of the fleet.

On-wing maintenance consists of transit inspections, which must be carried out before each flight and as close to the departure of the aircraft as possible to check the general state of the aircraft, and daily inspections, which must be performed before the first flight of the day.

Minor maintenance comprises A, B and C inspections, the frequency and depth of which is gradually increased up to C inspections, which consist of a comprehensive review of all exterior and internal areas of the aircraft, including systems, installations and visible structure.

Major overhaul (D Inspections) covers the “Structural Inspection Programme” in its entirety. This programme covers the inspection of all structural elements, carried out periodically (between four and seven years) as part of the major overhaul, which involves the stripping of all exterior paintwork; change of engine, landing gear, flight controls and other components; the dismantling, inspection, repair and subsequent reassembly of a large number of aircraft parts; fresh paintwork; and functional tests including a flight test.

In the first half of 2010, Iberia Maintenance performed a total of 126 C and D inspections, weighted for value, representing an increase of 11.8 per cent. over the same period in 2009. The percentage of inspections performed for third parties was 66.0 per cent. (compared to 61.8 per cent. in 2009). In the engine area, weighted production of engines (for Iberia and third parties) stood at 97, down 13.3 per cent. on the prior year.

In 2009, Iberia Maintenance carried out a total of 220 C and D inspections, weighted for value, which marks a drop of 2.3 per cent. on 2008. Of these, 56.6 per cent. were performed for third parties (2008: 59.7 per cent. and 2007: 35.0 per cent.). In engine maintenance, weighted production (for Iberia and third parties) declined 11.9 per cent. on 2008 to 214.

Total operating revenue from maintenance work for other airlines (which includes technical support services – the main item – and also other work undertaken by Iberia, engine and other rentals and sales of other various flight equipment) amounted to 158 million euros in the first half of 2010 (2.9 per cent. less than the prior year) and to 322 million euros in 2009, 4.1 per cent. greater than the 2008 figure.

In 2009, the average headcount at Iberia Maintenance was 3,806 equivalent employees as of June 2010 (-0.8 per cent. compared to the year before) and 3,845 equivalent employees in 2009, an increase of 2.1 per cent. on 2008.

Construction of Iberia Maintenance’s new hangar in Barcelona commenced in April 2008, and is expected to be completed in November 2010.

9.4.2	Ground handling services

Iberia Airport Services (Dirección Nacional de Aeropuertos), a division of Iberia, is responsible for providing ground handling services at Spanish airports to both third party carriers and Iberia itself.

It provides the following services, among others:

Passenger services: Check-in and boarding/Non-airport check-in baggage handling and excess baggage fees, special assistance to unaccompanied minors and persons with reduced mobility, seat allocation, tracing of lost luggage, security services, protocol etc.

Ramp services: Loading/unloading and transport of mail and cargo, pushback and towing services, aircraft cleaning, heating and cooling, drinking and waste water, tyres and electrics, de-icing, passenger and crew transport.

Coordination: cabin-ramp communication, flight documentation, load sheet and weight balance (mandatory documentation containing all data on total weight transported and broken down by the various areas of the aircraft to ensure cargo has been loaded in accordance with the aircraft manufacturer’s and the airline’s safety standards), weather reports, aeronautics and operating reports.

Cargo assistance: cargo and mail transport, control of Unit Load Devices (ULD)1, delivery at cargo warehouses, stock control, handling of hazardous and perishable goods.

[1]	ULDs are the containers or pallets used to load equipment, cargo and mail into aircraft

Flight services: meteorological data, aeronautic data, flight documentation, operating summary, operational flight plans (set of documents detailing all flight operation-related features, e.g. choice of route and optimum flight levels, calculation of fuel requirement or alternative airports).

July 2006 saw the award of new contracts for third-party ramp handling services throughout the entire Spanish State-owned airport network in Spain until the end of 2013. The award of these contracts marked the further deregulation of the industry. The effective addition of the new ramp handling operators was completed in March 2007, with the effects of the consolidation of clients continuing to be felt throughout 2008. In particular, from October 2008 onwards, the performance of the handling sector was affected by the decrease in the number of airline operations due to the economic downturn.

In 2009, Iberia continued to act as ramp handling agent at 37 airports under 21 contracts held since 2007. Iberia is also present at the Barcelona, Lanzarote and Fuerteventura airports through its shareholdings in the UTEs that were awarded the licenses (32 per cent. stake in the case of Barcelona and, 30 per cent. stake in the two other UTEs).

2009 was characterised by a reduction in activity arising from the economic downturn. The overall Spanish ground handling market, measured in aircraft operations, shrank 10.8 per cent. compared to 2008, although the volumes handled by Iberia Airport Services fell by a smaller 7.8 per cent. (including handling for Iberia and measured in terms of weighted aircraft handled) In the first half of 2010, the reduction in activity slowed down, and the number of weighted aircraft handled (including Iberia’s own) fell 1.3 per cent. compared to the first half of 2009.

In 2008 Iberia Airport Services handled a total of 80 million passengers, a decrease of 8.3 per cent. on 2007. The total weighted number of aircraft handled was 376,040, down 6.8 per cent. on 2007, due to the effect of the provision of services in the first two months of 2007 in the five airports at which the licence was lost (Barcelona, Almeria, Jerez de la Frontera, Lanzarote and Fuerteventura) and the adjustments made for the presence of new operators and the resulting market competition.

The volume of third-party handlings operations (measured in WAH) rose 2.7 per cent. in the first half of 2010, accounting for 56.8 per cent. of total production and up 2.2 per cent. on the first half of the prior year.

In 2009, third party handling operations accounted for 56.6 per cent. of total production, measured in terms of weighted aircraft handled, slightly above the 2008 level. Despite the economic downturn and its impact on the handling market, Iberia managed to increase its market share from 34.2 per cent. in 2008 to 34.9 per cent. in 2009 according to AENA data, by strengthening its customer portfolio with 22 new customers.

In 2008, the volume of third-party handling operations, which in terms of weighted aircraft handled represented 56.2 per cent. of total production, fell 2.2 per cent. on 2007. Iberia’s handling business managed to maintain a market share above that of its competitors at each airport due to the addition to its client portfolio of Atlas Blue, TAM and Turkish Airlines at the beginning of the year and First Choice in March. The incorporation of First Choice into the TUI Group consolidated its position as Iberia Airport Services’s largest client in terms of flights serviced, behind Iberia.

In the first half of 2010, operating revenues from Iberia’s handling business (including Temporary Business Associations (UTEs) and services provided to Iberia) were 230 million euros, slightly above (0.5 per cent.) those achieved in the first half of 2009. Average revenue per weighted aircraft handled increased by 1 per cent. compared to the previous year.

In 2009 handling revenues (including UTEs and services provided to Iberia) shrank 2.6 per cent. compared to 2008 to €478 million (€491 million in 2008, down 14.3 per cent. on 2007) due to the decrease in activity, while unit revenue rose 2.7 per cent.

In the first half of 2010, the average headcount of Iberia’s handling division was 6,821 equivalent employees (including the 490 employees transferred to the Barcelona UTE), down 221 on the prior year. In 2009, the average headcount was 7,132 full time equivalents (including the 515 employees transferred to the Barcelona UTE), down 637 on 2008.

9.5	Loyalty programme

Iberia was one of first airlines to introduce customer loyalty programmes in Europe with the creation of Iberia Plus in 1991. Under the programme, which is free to join, Iberia Plus cardholders earn points for flying with Iberia Group companies or for using the services of companies that participate in the programme. These points can then be exchanged for flights or other services for the cardholder or any named beneficiaries.

At 2009 year-end, the Iberia Plus programme had 4.2 million members, of which 32.4 per cent. were active, regular travellers. 32.8 per cent. of total passenger revenues at Iberia come from Iberia Plus cardholders, mainly from the sale of tourist, business class and first class tickets.

Since January 2009, Iberia has been applying the content of IFRIC 13 to account for “Iberia Plus” points. This new interpretation, which seeks to establish unified criteria for how companies should account for their loyalty programmes, requires recognition of part of the proceeds from the initial sale corresponding to the value of the points, or miles, as a liability, so that this portion is recognised as revenue once the company has fulfilled its obligations under the program. As a result, Iberia accounts for miles awarded under its Iberia Plus frequent flyer program separately, as an identifiable component of flight ticket sales. The points or miles are measured at fair value and are initially recognised as deferred revenue on the liability side of the statement of financial position. Revenue is recognised when frequent flyers redeem the points. Up to the year ended 31 December 2008, the value assigned to the points was recognised as an expense and the provision for the estimated value of the points still to be used at the end of each year was recorded under the “Trade and other payables -Trade payables” on the balance sheet.

In 2009 the value of points obtained by Iberia Plus cardholders from flying with Iberia was 31 million euros, accounting for approximately 0.9 per cent. of passenger revenue. At 31 December 2009, the fair value of unused points (which is recorded under “Long-term accruals” in the liabilities side of the consolidated statement of financial position) was 156 million euros, representing approximately 1.761 billion points. It is impossible to ascertain the origin of the redeemed points, that is, whether they originate from those earned from flying with Iberia or from those earned from engaging services from other companies associated with the loyalty programme.

The following table shows the percentage revenue per class (business/tourist) associated with the Iberia Plus programme in 2009, 2008, 2007 and in the half-year period ended 30 June 2010:

	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07	As at 30 June 2010
Number of customers (thousands)	4,162	3,684	3,268	13.0%	12.7%	4,353
IB Plus revenues as % of total revenue	32.9%	33.0%	31.5%	(0.3%)	4.8%	33.6%
IB Plus revenues as % of business class revenues	55.9%	54.3%	52.2%	2.9%	4.1%	55.0%
IB Plus revenues as % of tourist class revenues	27.2%	26.9%	25.6%	1.3%	4.9%	27.8%

A significant percentage of the tickets issued and passenger revenues of the Iberia Group come from members of its Iberia Plus frequent flyer programme, which the Iberia Group views as a valuable tool for interacting with and acknowledging the loyalty of its best customers. At the end of 2009 Iberia Plus members were up 13 per cent. on 2008, and over 50 per cent. of these have signed up for Iberia Plus online, a direct channel accessed via the Iberia website.

In general, when a member of the Iberia Plus frequent flyer program travels using (redeeming) their points on another airline with which Iberia has a frequent flyer agreement, this airline bills Iberia for the value of the points accumulated in accordance with the terms of the agreement between the two airlines.

9.6	Exceptional Factors

Set out in section 15 are the exceptional factors that have affected and influenced Iberia’s operations and activities during the last three financial years and the six-month period ended 30 June 2010, with the disruption caused by the volcanic ash cloud being the main exceptional factor affecting the most recent 6 month interim period.

It is estimated that Iberia lost a total of approximately €20 million in passenger, freight and airport handling revenue and costs.

9.7	Segment information

Segment reporting is structured on a primary basis by business segment and on a secondary basis by geographical segment.

The business lines described below were established on the basis of the Iberia Group’s organisational structure at each year-end and take into account the nature of the services provided and the customer segments at which they are targeted.

As described above, the Iberia Group engages mainly in the following major lines of business, which provide the basis for the Iberia Group’s primary segment reporting:

1.	transport business (including passenger and cargo transport);

2.	airport business (including handling);

3.	maintenance and engineering business; and

4.	other business activities.

Income and expenses that cannot be specifically attributed to any operating line or that are the result of decisions affecting the Group as a whole – including expenses incurred in projects or activities affecting several lines of business, or income from strategic investments, income tax expenses, etc. – are attributed to a “Corporate Unit”. Reconciliation items arising from the consolidation of the financial statements of the various business lines (prepared using a management approach) to the Iberia Group’s consolidated financial statements are also allocated to the same “Corporate Unit”.

The costs incurred by the Corporate Unit are allocated among the various lines of business using an internal cost allocation system.

In addition, the Iberia Group’s activities are also classified into geographical segments: Domestic (Spain), Short- and Medium-Haul International (Europe, Africa excluding South Africa and the Middle East) and Long-Haul markets.

Segment revenue relates to the external and internal revenue directly attributable to the segment and excludes finance income, dividends or proceeds from disposals.

The expenses of each segment are determined by the directly allocable expenses incurred in the operating activities of the segment plus the corresponding proportion of the corporate expenses which can be allocated to the segment using reasonable allocation bases. The expenses thus allocated do not include interest, losses from disposals or income tax expenses that are unrelated to the segments’ operating activities and that, therefore, cannot be allocated using reasonable allocation bases.

Segment assets and liabilities are those directly related to each segment’s operations, plus the assets and liabilities that can be directly attributed to them using the bases for allocation mentioned above. Segment liabilities do not include income tax payables.

Segment information about these businesses in the financial years ended 31 December 2009, 2008 and 2007 is presented below:

	Transport			Airports			Maintenance and engineering			Corporate unit and other businesses			Total Group
	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)
Operating income:
External	3,780	4,813	4,904	283	289	295	322	309	289	24	39	33	4,409	5,450	5,521
Inter-segment	5	5	7	195	202	278	411	387	401	370	381	174	—	—	—
Operating expenses:
External	3,579	4,239	3,875	451	480	566	644	616	617	198	194	179	4,872	5,529	5,237
Inter-segment	723	694	776	30	31	33	33	31	29	195	219	22	—	—	—

Operating profit (loss)	(517)	(115)	260	(3)	(20)	(26)	56	49	44	1	6	6	(463)	(80)	284

EBITDARf	(49)	413	856	13	(4)	(10)	80	73	68	18	17	18	62	499	932
Aircraft lease payments	(349)	(386)	(433)	—	—	—	—	—	—	—	—	—	(349)	(386)	(433)

E.B.I.T.D.A.	(398)	27	423	13	(4)	(10)	80	73	68	18	17	18	(287)	113	499
Depreciation and amortisation	(119)	(142)	(163)	(16)	(16)	(16)	(24)	(24)	(24)	(17)	(11)	(12)	(176)	(193)	(215)

Operating profit (loss)	(517)	(115)	260	(3)	(20)	(26)	56	49	44	1	6	6	(463)	(80)	284

Non-recurring profit										(12)	85	129	(12)	85	129
Financial profit										32	49	63	32	49	63
Share of profit/(loss) from companies accounted for using the equity method										8	(18)	(29)	8	(18)	(29)

Profit before tax										(436)			(435)	36	447
Income tax										162	(4)	(119)	162	(4)	(119)

Net profit/(loss)													(273)	32	328

Average headcount (FTEs)	8,408	8,776	8,942	7,132	7,769	8,493	3,845	3,767	3,806	1,286	1,266	1,274	20,671	21,578	22,515
Investments[1]	88	231	198	4	5	21	42	27	30	14	22	16	148	285	265
Property, plant and equipment	754	829	853	61	74	89	180	172	155	51	43	36	1,046	1,118	1,133
Inventories (fuel, aircraft spare parts etc.)	42	39	42	—	—	—	170	179	153	3	6	2	215	224	197
Other assets	—	—	—	—	—	—	—	—	—	3,785	4,292	4,687	3,785	4,292	4,687

Total assets													5,046	5,634	6,017

Customer prepayments[2]	389	394	455	—	—	—	—	—	—	—	—	—	389	394	455
Remuneration payable	86	91	122	32	37	44	21	21	25	10	10	11	149	159	202
Gross borrowings	—	—	—	—	—	—	—	—	—	502	469	467	502	469	467

	Transport			Airports			Maintenance and engineering			Corporate unit and other businesses			Total Group
	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)
Other liabilities	—	—	—	—	—	—	—	—	—	2,455	3,048	2,887	2,455	3,048	2,887
Equity	—	—	—	—	—	—	—	—	—	1,551	1,564	2,006	1,551	1,564	2,006

Total Equity and Liabilities	—	—	—	—	—	—	—	—	—	—	—	—	5,046	5,634	6,017

[1]

Gross investment in property, plant and equipment and intangible assets, including transfers of fleet advances from noncurrent financial assets (e.g. fleet components, machinery, spare parts, IT equipment and software).

[2]

The balance of “Customer prepayments” shows the estimated liability for ticket sales and traffic documents sold each year prior to 31 December, but not yet used at that date. Ticket sales and sales of the traffic documents for cargo and other services are initially credited to “Customer Prepayments”, while the related revenue is only recognised when the transport or service actually happens.

9.8	Global Partnerships and Strategic Alliances/Cooperation Agreements

9.8.1	Oneworld Alliance

As set out in Section 8.8.1 Iberia is a member of the oneworld alliance with, amongst others, British Airways. See Section 8.8.1 for further information on the oneworld alliance.

9.8.2	Strategic Alliances/Co-operation Agreements

9.8.2.1	Agreement with British Airways

As set out in section 8.8.2, Iberia and British Airways have since 2005 jointly operated the routes that are flown between London Heathrow, Barcelona and Madrid. The Barcelona-Heathrow route was withdrawn from this arrangement with effect from October 2009, because Iberia ceased to operate this route. See section 8.8.2 for further information.

9.8.2.2	Agreement with American Airlines and British Airways

As set out in section 9.8.2, British Airways, Iberia and American Airlines have entered into a revenue sharing alliance in relation to flights between, and flight connections originating in, European and North American destinations. For further information, see section 8.8.2.

9.8.3	Air Nostrum Franchise

Iberia has had a franchise agreement with regional airline company Air Nostrum since May 1997, which has been renewed successively and is currently in force until 2014. Either of the parties may terminate the agreement with notification of at least one year prior to the renewal date. While Iberia does not hold any of Air Nostrum’s shares, the commercial relationship between the two carriers is significant.

Pursuant to the agreement, Iberia markets Air Nostrum flights under its brand (Iberia Regional) and code. Air Nostrum operates routes and schedules that are included in the rest of Iberia’s network, but assumes the economic risk of those operations. Flights are programmed jointly. Air Nostrum pays Iberia franchise fees in exchange for market and management services, and use of its brand. In addition, the agreement includes Air Nostrum in the Iberia Plus frequent flyer program.

Air Nostrum operates secondary routes with low traffic density under the “Iberia Regional Air Nostrum” brand name, enabling Iberia’s resources to concentrate on core routes. In addition, Iberia code flights run by Air Nostrum are coordinated with the rest of Iberia’s program to take advantage of traffic provided by these regional points to the Iberia network.

Air Nostrum manages the space, but guarantees passenger connection to Iberia routes. Accordingly, the agreement includes a “connection coupon guarantee” whereby Iberia guarantees minimum revenue per passenger to Air Nostrum on certain legs.

The franchise fee paid by the franchisee is applied to the volume of passenger and excess luggage revenue of the air services covered by the agreement. The percentage fee is reviewed each year.

Iberia also provides systems, handling and maintenance services to Air Nostrum.

The franchise agreement with Air Nostrum allows Iberia to market, through the “Iberia Regional Air Nostrum” brand, a total of 184 routes (some seasonally) in 2009, of which 128 were domestic and 56 were international routes to ten European and North African destinations.

9.8.4	Agreements with Lan Peru and Lan Ecuador

Since July 2006, IBERIA has maintained with each of these two companies a “joint operation” agreement to operate Madrid-Lima routes with Lan Peru and Madrid Quito/Guayaquil routes with Lan Ecuador. This agreement enables the companies to jointly plan and manage the flights that operate such routes while sharing the profits. Customers enjoy greater choice and flexibility when it comes to schedules and services, as well as better connections at such airports to a larger number of destinations.

9.9	Investments and divestments by Iberia

The following table shows the net book value of Iberia’s fixed assets as at 31 December 2009, 2008 and 2007, and as at 30 June 2010:

Fixed Assets – Net Book Value	As at 31 December 2009 (€ million)	As at 31 December 2008 (€ million)	As at 31 December 2007 (€ million)	As at 30 June 2010 (€ million)
Tangible Fixed Assets
Fleet	717	779	791	781
Property[1]	37	43	46	35
Equipment[2]	292	296	296	289
Total	1,046	1,118	1,133	1,105

Intangible Fixed Assets[3]	50	52	51	44

Total Tangible and Intangible Fixed Assets	1,096	1,170	1,184	1,149

Investment in Financial Assets
Associates	134	17	16	138
Equity Instruments	269	247	42	817
Other Financial Assets[4]	224	355	336	239

Total log term Financial investments[5]	627	619	394	1,194

1	Includes land, buildings and other structures
2	Includes machinery, fixtures and tool, spare parts, surface transport equipment, computer hardware, furniture and fixtures and flight simulators
3	Includes costs incurred to acquire or develop software programmes.
4	Includes loans to third parties and other financial assets.
5	Includes equity investments in associates and excludes the value of long–term derivatives.

“Associates” includes Iberia’s shareholdings in companies consolidated using the equity method (i.e. those over which the parent has significant influence, but not control). The balance at 31 December 2009 consists mainly of Iberia’s stake in Vueling Airlines, S.A., recognised at €117 million (its value at 30 June 2010 was €118 million).

“Equity instruments” shows the value of Iberia’s stake in other companies that are not included in the Iberia Group’s consolidation scope. The balance at 31 December 2009 relates mainly to Iberia’s (9.975 per cent.) stake in British Airways Plc at €242 million. This stake has been revalued until reaching €276 million at 30 June 2010. In addition, at the close of the first half of 2010 the balance of “Equity instruments” also included the stake in Amadeus IT Holding, S.A. (9.0 per cent.), valued at €524 million on a fair value basis (at 31 December 2009 it was valued at its acquisition cost).

The main items included under “Other financial assets” are: loans to other companies (for a net amount of €77 million at the end of 2009) and advances for aircraft acquisition (€122 million at 31 December 2009).

The following table shows the acquisitions and disposals of fixed assets by Iberia over the three financial years ended 31 December 2009, 2008 and 2007 and for the 6-month period ended 30 June 2010:

	Additions – Cost (1)				Disposal – Net Book Value (2)
Fixed Assets – Net Book Value	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	6 months ended 30/06/10 (€ million)	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	6 months ended 30/06/10 (€ million)
Tangible Fixed Assets
Fleet	46	137	85	106	(26)	(47)	(247)	(67)
Property	—	—	3	—	(2)	1	(1)	(1)
Equipment	75	65	63	32	(24)	(11)	(17)	(6)

Total	121	202	151	138	(52)	(57)	(265)	(74)

Intangible Fixed Assets	17	20	20	4	—	—	—	—

Total Tangible and Intangible Fixed Assets	138	222	171	142	(52)	(57)	(265)	(74)

Investment in Financial Assets
Associates	59	1	—	1	—	—	(1)	—
Equity Instruments	—	331	—	—	(3)	(9)	(7)	(10)
Other Financial Assets	42	141	146	20	(36)	(31)	(163)	(1)

Total Investment in Financial Assets	101	473	146	21	(39)	(40)	(171)	(11)

(1)	Cost of investment
(2)	In the total Tangible and Intangible Fixed Assets the disposals are grouped at cost value less depreciation and less any provision related to these disposals. In the case of financial investments, the disposals are grouped at cost value less provision related to these casualties.

The main investments made by the Iberia Group in tangible and in intangible fixed assets in the past three financial years relate to the addition of aircraft, engines and spare parts.

The additions shown in the above table represent 1.829 per cent. of the net cash from operating activities generated in the financial year ended 31 December 2008, 83 per cent. in the financial year ended 31 December 2007 and 88 per cent. in the half-year ended 30 June 2010.

The cash flow requirements for tangible and intangible fixed assets and for financial assets were as follows: for the year ended 31 December 2009, €277 million; for the year ended 31 December 2008, €633 million; for the year ended 31 December 2007, €328 million; and for the half-year ended 30 June 2010, €120 million.

Operating leases are an alternative to owning fleet and enable aircraft that are not on the Company’s balance sheet to be used in exchange for lease payments.

Aircraft operating lease costs accrued amounted to €154 million during the first half of 2010, €349 million in 2009, €386 million in 2008 and €433 million in 2007.

The cash proceeds from disposals by Iberia amounted to €679 million in 2007, €243 million in 2008 and €102 million in 2009 (for further details, see section 24 of this document). Cash proceeds from disposals during the first half of 2010 stood at €220 million.

9.9.1	Tangible fixed assets:

9.9.1.1	Fleet assets

The following table describes the types of aircraft comprising Iberia’s fleet at 30 June 2010, indicating for each model the number of available seats and the type of route. All aircraft are for the transport of passengers in two classes: Business and Tourist. A-340 aircraft are equipped with four engines and A-319/320/321 with two.

Type of aircraft	Number of seats	Type of route
Airbus A-319	138 to 128	Domestic and medium-haul flights
Airbus A-320	168 to 158
Airbus A-321	198 to 174
Airbus A-340 / 300	254	Long-haul flights
Airbus A-340 / 600	342

The following table shows the breakdown of Iberia’s entire fleet, including both operating and out of service aircraft, by type of aircraft and by acquisition method as at 30 June 2010 and 31 December 2009. Section 14.1.7 provides a description of the various types of fleet acquisition.

Aircraft type	Total aircraft in service at 30 June 2010					Total aircraft in service at 31 December 2009
	Owned	Under finance lease	Under operating lease	Wet lease	Total	Owned	Under finance lease	Under operating lease	Wet lease	Total
A-319			23	—	23			22	—	22
A-320	10	6	27	—	43	10	6	29	—	45
A-321		4	15	—	19		4	15	—	19
A-340/300	6	1	11	—	18	6	1	14	—	21
A-340/600		1	15	—	16			13	—	13

Total	16	12	91	—	119	16	11	93	—	120

The foregoing table does not include 15 McDonnell-Douglas aircraft (4 MD-87 and 11 MD-88) that were grounded (as at 30 June 2010 and 31 December 2009) and are to be sold in the next few years under the sale contracts for this fleet. These 15 aircraft are not included in the company’s “Tangible Fixed Assets”, but are recognised under “Non-current Assets Held for Sale” in Iberia’s consolidated statement of financial position. The table also excludes one B-747 aircraft owned by Iberia which was grounded (at 30 June 2010 and 31 December 2009) because it was to be sold or scrapped and which has a carrying amount of zero.

As it is set out in the above table, at 30 June 2010, Iberia owned an A-320, which was leased to Vueling Airlines and another six A-320 keep grounded. At 31 December 2009, 8 A-320 were grounded, one A340-600 was still out of service and another A-320 was no operative pending to be given back.

The table does not include a B-757 aircraft under an operating lease at 31 December 2009 that Iberia had subleased to another company at that date (the sublease expired in January and the aircraft was derecognised in February 2010).

The following table shows the breakdown of Iberia’s fleet by type, how it was accounted for as at 30 June 2010, and the changes made to the make-up of the fleet during the first half of 2010:

Aircraft type	In service as at 30 June 2010			Not in service as at 30 June 2010	Total fleet as at 30 June 2010	Total fleet as at 31 December 2009	Additions in the first half of 2010 (1)	Disposals in the first half of 2010 (2)
	On balance sheet	Under operating lease	Total aircraft in operation
A319	0	23	23	0	23	22	2	1
A320	9	27	36	7	43	45	0	2
A321	4	15	19	0	19	19	0	0
A340/300	7	11	18	0	18	21	0	3
A340/600	1	15	16	0	16	13	3	0

Total	21	91	112	7	119	120	5	6

(1)	During the first six months of 2010 Iberia acquired two A-319 aircraft to then proceed with their sale and rent under operating leases. Three new A-340/600 aircraft were added to the fleet in the first half of 2010, one under a finance lease and two under operating leases. In addition, an aircraft that had not yet begun to fly at 31 December 2009 entered into service under an operating lease. Iberia also acquired an A-320 aircraft for its later sale, generating a gain of €2 million, which has been included in net gains on disposal of non-current assets; this aircraft is not included in this table.
(2)	An A-319 aircraft under operating lease was given back to his owner. Another two A-320 aircraft under operating lease were disposed of, one of which was out of service at the end of 2009. The above table also includes an A-320 aircraft owned by Iberia which has been leased to another airline. Three A-340/300 aircraft under operating leases (one of which was grounded at the end of 2009) were disposed of in the first half of 2010.

The following table shows the breakdown of Iberia’s fleet by type, how it was accounted for as at 31 December 2009, and the changes made to the make-up of the fleet during the financial year ended 31 December 2009:

Aircraft type	In service as at 31 December 2009			Not in service as at 31 December 2009 (1)	Total fleet as at 31 December 2009	Total fleet as at 31 December 2008	Additions in FY 2009 (2)	Disposals in FY 2009 (3)
	On balance sheet	Under operating lease	Total aircraft in operation
A319	0	22	22	0	22	22	0	0
A320	8	28	36	9	45	46	0	1
A321	4	15	19	0	19	19	0	0
A340/300	7	13	21	1	21	21	0	0
A340/600	0	12	12	1	13	12	1	0

Total	19	90	109	11	120	120	1	1

(1) (2)	Iberia temporarily grounded eight owned A320 aircraft (four in May, one in June and the other three in October). An A340 under operating lease was grounded in December 2009 and to be returned. In 2009, Iberia arranged an operating lease for a new A340/600 aircraft that at 31 December had not been included in Iberia’s aircraft in service. In 2009 Iberia acquired an A-320 aircraft, which was subsequently sold, that is not included in the table.

Moreover, throughout the year several changes were made to the fleet ownership regime. The three A340/300s that Iberia was operating under wet lease at the start of 2009 were switched to operating lease regimes, two in the first half of the year and the last at the end of August.

(3)	An A-320 aircraft that was not in service at 31 December 2008 was returned, since it was pending return to the lessor.

The table below summarises the maturity schedule for the operating lease agreements on aircraft in operation at Iberia at 31 December 2009:

	Year										Number of aircraft
Aircraft model	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
A-319	1	1	4	8	4	1	—	—	—	3	22
A-320	1	1	2	6	2	2	5	—	—	9	28
A-321	—	—	—	1	—	2	3	2	1	6	15
A-340-300	3	1	3	2	3	1	—	—	—	—	13
A-340-600	—	—	—	—	—	3	2	3	4	—	12

Total	5	3	9	17	9	9	10	5	5	18	90

In recent years Iberia has standardised its fleet into two families of aircraft: the Airbus A340 for long-haul flights, with an average age of 8.5 years, and the Airbus A320 (which includes the A319, A320 and A321 models) for short- and medium-haul flights, where the average age of the fleet is 7.1 years.

The estimated useful life of Iberia’s fleet used for depreciation is between 18 and 22 years, depending on the aircraft. Fleet depreciation represented around 2.2 per cent. of Iberia’s consolidated operating costs at 30 June 2010 and 2.1 per cent. in the year ended 31 December 2009.

a)	Financial year ended 31 December 2009

Aircraft investment transactions performed by the Iberia Group in 2009 included modifications (mostly interior), aircraft service bulletins (required work on aircraft in accordance with manufacturer specifications, including parts and labour) and cell work capitalised on A319, A320, A321 and A340 models for a total of €34 million. The capitalised cell work consisted mainly of directive compliance and configuration changes. In addition, two spare engines were acquired for use respectively in A319 and A340 aircraft for a total investment of €13.5 million. The Iberia Group also acquired one A320, which was derecognised in December 2009 following its sale. Under fleet assembly (work in progress), net derecognitions amounted to €8 million in 2009. Fleet assembly mainly includes internal components of the aircraft (e.g. seats, curtains, kitchen equipment) known as “Buyer Furnished Equipment” (BFEs) in the airline industry. Iberia acquires BFEs from various suppliers and delivers the products to Airbus for assembly in the aircraft (and recognition as “Work in progress” in its financial statements). When Airbus delivers the aircraft and Iberia does not assume ownership but rather arranges an operating lease with a third party, the value of the BFEs is included in the value of the aircraft, Airbus reimburses Iberia for the amount of the components and charges it to the new owner.

In addition, one damaged engine was disposed of during the year, of which Iberia has recovered €1 million from the insurance company. Additionally, two B-747 aircraft that on December 31 2008 were grounded were disposed of, carrying amount of zero.

b)	Financial year ended 31 December 2008

Aircraft investment transactions performed in 2008 included modifications and service bulletins for A319, A320, A321 and A340 aircraft (€31 million in total) and the purchase of four spare engines, one each for the A319 (€4 million), A320 (€5 million, A321 (€6 million) and A340/600 (€12 million). In addition, two A340/300 that were previously under operating leases were included in the balance sheet (€70 million), one as an owned aircraft (which required payment for the exercise of the purchase option), the other subject to a finance lease (which did not have a significant impact on cash flows). Iberia also sold eight MD87 aircraft and 20 engines for this fleet (obtaining a total gain of €5 million) and transferred to “Non-current Assets Held for Sale” the remaining units, which were grounded and to be sold in accordance with the sale agreements in force at the end of the year.

c)	Financial year ended 31 December 2007

Aircraft investment transactions related to modifications made to the interiors of certain A340/300, A340/600, A319, A320 and A321 aircraft (€20 million in total), and the capitalisation of inspections and service bulletins of owned A320 aircraft (€12 million) and of leased A320 and A321 aircraft (€6 million). A spare engine was also purchased for the A321 aircraft fleet (€2.5 million) and two for the A340-600 aircraft fleet (€21.7 million). Also, Iberia sold six MD87 aircraft (with a total carrying amount of €3.6 million) and a B757 engine (carrying amount of €1 million). Moreover, an MD-88 aircraft was retired. The Company also sold another six A-320 aircraft that had been acquired earlier in the year and never been operated by the Company. These aircraft were sold to financial institutions and, as a result of the sale, €64 million were recorded in the “Gains on the disposal of property, plant and equipment, intangible assets and control portfolio” income statement caption. Fourteen B-747 engines were also sold, generating a profit of approximately €1 million.

The company also sold six aircraft A-320 operated under finance leases in the year on which it had previously exercised a purchase option. The aircraft were sold to financial institutions which subsequently leased them to the company under an operating lease.

d)	Investments in progress

For fiscal year 2010 the investments in progress amount to 305 million euros.

During the first half of 2010, investments amounted to 163 million euros, of which 106 million corresponded to fleet additions. Iberia purchased one A-320 aircraft which was subsequently sold to another airline as it was no longer warranted by Iberia’s current level of operating activities. The transaction generated an after-tax gain of €2 million. Iberia acquired two A-319 aircraft, which were subsequently sold and leased back (operating leases). Iberia also purchased two spare engines for the A320 fleet, for a total investment of €8 million. In addition, the airline entered into three leases on aircraft for its A-340-600 fleet, one finance lease and two operating leases.

The main investment project in progress is the maintenance hangar in Barcelona. The project development company is 75 per cent. -owned by Iberia and 25 per cent.-owned by Consorci de Barcelona.

Work on this project is very advanced and the hangar is estimated to start to operate in November 2010.

e)	Commitments for the acquisition of tangible fixed assets

At 30 June 2010, Iberia had committed to taking delivery of 16 Airbus aircraft. It received one A-340/600 in July. Of the remaining aircraft, three A-319 aircraft will be delivered in 2001, ten A-320 aircraft in 2013 and two A-320 aircraft in 2014.

In addition, at 30 June 2010, Iberia held options on nine new A-320 aircraft.

In order to pay for this fleet upgrade programme, Iberia has committed to put €251 million on fleet advances. At 30 June 2010, it had already funded €124 million of this total balance.

The remaining upfront payments will be made according to the following schedule: €8 million in 2010, €39 million in 2011, €71 million in 2012 and €9 million in 2013.

At 30 June 2010, based on the basic prices stipulated in the pertinent contracts, the total cost of the aircraft pending delivery at the balance sheet date for which there is a firm purchase commitment is approximately €875 million.

Prior to the delivery of each aircraft, Iberia will structure its financing, although at 30 June 2010, the Company had an adjusted liquid balance of 2,029 million euros, sufficient to meet its fleet commitments.

9.9.1.2	Other assets

The main investments made in other assets related to maintenance machinery and tools, rotable and repairable parts, airport machinery and equipment and installations.

9.9.2	Intangible fixed assets

The main investments made in intangible assets correspond to software applications purchased from third parties for similar amounts over the three years.

9.9.3	Material investments in subsidiaries and associates

9.9.3.1	Vueling Airlines S.A. and Clickair

In 2006, Iberia and four other Spanish companies jointly set up a new airline, Clickair, to leverage the rapid growth of low-cost carriers in Europe. Clickair’s shareholders were Iberia, Nefinsa, S.A., Iberostar Hoteles y Apartamentos, S.L., Cobra Ingeniería de Montajes, S.A. and Agrolimen Inversiones S.C.R., S.A., each with a 20 per cent. shareholding.

With its headquarters and base of operations in El Prat-Barcelona, Clickair began operations in October 2006 and grew rapidly in 2007 and 2008. It operated domestic and medium-haul flights, all under shared codes with Iberia (code series IB5000).

Vueling Airlines S.A. (“Vueling”) is a low cost airline that has been operating since 2004. Its headquarters and main operating base is located at Barcelona-El Prat airport.

Vueling combines the advantages of a low cost carrier, such as low fares and high productivity, with certain of the value added services associated with traditional airlines, such as flexibility, leading European network destinations, use of leading booking systems (GDS), and the ability to offer its passengers the possibility of earning miles under the Iberia Plus frequent flyer programme.

In 2009, Iberia increased its shareholding in Clickair S.A. (“Clickair”) to 91.7 per cent. in a series of transactions involving the payment of a total of 58.6 million euros. Following these transactions Iberia contributed all of the Clickair shares to Vueling, giving it a 45.85 per cent. stake in Vueling. Vueling is also listed on the Spanish stock exchange.

The total cost of the investment in Clickair, S.A. was €139 million, and its net book value in both the individual and consolidated financial statements was €89 million. The acquisition cost of the holding in Vueling Airlines, S.A. was valued by taking into account the share price, rather than the book value of the contribution made, since the fact that the prices were listed on an active market was the best proof of their fair value.

Thus the value of IBERIA’s holding in Vueling Airlines, S.A. is calculated as follows:

Number of shares owned by IBERIA (millions)	13.712
Share price of Vueling Airlines, S.A. (in euros) (*)	7.980
Value of the investment (in millions of euros)	109

(*)	Share price at 20 July 2009

Consequently, the capital gain is the difference between the value of the investment in Vueling Airlines, S.A. (€109 million) and the recorded book value of the investment in Clickair, S.A. (€89 million).

The integration of Clickair’s operations into the Vueling organisational structure also took place in July 2009. Vueling had a fleet of 35 Airbus A320 aircraft at the end of 2009, and operates out of 45 airports in 17 European and North African nations, six of them (Barcelona, Bilbao, Madrid, Malaga, Seville and Valencia) being Vueling’s operating bases. As a result of the merger, Vueling became the fourth largest airline in Spain by passenger volume according to AENA data.

Since July 2009, Vueling and Iberia have in place a code sharing agreement, whereby Iberia sells with its code all of Vueling’s flights, except for those touching Madrid. For its sales of Vueling codeshare flights, Iberia charges a commission.

Vueling has been operating out of the new Terminal 1 at Barcelona El Prat airport, Vueling’s main operational base, since September 2009.

In 2009, Vueling carried 8.2 million passengers, 39.3 per cent. more than 2008. Capacity totalled 10,181 million ASK (an increase of 28.1 per cent. compared to 2008), yielding a load factor of 73.7 per cent., a 3.4 per cent. improvement on 2008. In making a year-on-year comparison, it is important to note that the new post-merger airline has been operating since 15 July 2009.

In the year ended 31 December 2009, Vueling had a net turnover of€ 598 million, 36.8 per cent. up on the 2008 figure (437 million euros), an increase which reflects the effect of the merger with Clickair. In 2009 operating revenue consisted of profits of 40 million euros, compared to losses of €38 million in 2008, and the after-tax result consisted of profits of €28 million (€9 million in 2008).

The CNMV has accepted the no obligation from Iberia and IAG to make a takeover bid for all the shares of Vueling as a result of (i) the hive down of Iberia and (ii) the merger of IAG with British Airways and Iberia.

Given that Iberia Opco is a wholly-owned subsidiary of Iberia (both before and as a result of the hive down) and, therefore, it belongs to the same group within the meaning of Article 4 of the Securities Market Law (which, in turn, refers to Article 42 of the Commercial Code), the provisions of Article 5.4 of Royal Decree 1066/2007 will apply and, accordingly, the acquisition by Iberia Opco of 45.85 per cent. of Vueling as a result of the hive down will not give rise to the obligation to make a takeover bid for Vueling.

The merger by absorption of Iberia and BA Holdco by IAG does not constitute a case of indirect acquisition by IAG of a controlling stake in Vueling of those envisaged in Article 7.1 of Royal Decree 1066/2007 and, accordingly, there will be no obligation to make a takeover bid for 100 per cent. of the share capital of the latter. In effect, the prior existence of IAG, an inactive company, is for instrumental reasons aimed at facilitating the integration of the shareholders of Iberia and British Airways into a single entity that becomes the owner of the respective operating companies such that, moreover, no shareholder comes to have in accordance with the exchange ratio agreed to and announced for the transaction, a stake in the post-merger company (IAG) equal to or greater than 30 per cent. of its share capital; therefore, the factual situation envisaged in that Article does not arise.

Also, as a result of the above (no shareholder will acquire a stake equal to or greater than 30 per cent. in IAG), there is no change in the Iberia’s control situation while at the same time it is granted the exemption under Article 8.g) of Royal Decree 1066/2007, so we consider that the same will continue to apply and, therefore, IAG will not be required to make a takeover bid for 100 per cent. of Vueling, either. The exemption under Article 8.g) of Royal Decree 1066/2007 (industrial holding) would also apply to the merger at hand, the requirements established therein for its application having been met.

9.9.3.2	Amadeus

Iberia has an important investment in automated distribution systems, a rapidly growing sector characterised by its high technological content, through its 7.5 per cent. stake in Amadeus IT Holding S.A. (“Amadeus”). Amadeus listed on the Spanish Stock Exchanges in April 2010. On 8 October 2010, Iberia sold a 1.5 per cent. stake in Amadeus, representing 6.713.729 shares for €90,635,341.50. Iberia now owns a 7.5 per cent. stake in Amadeus.

Ordinary revenue at Amadeus amounted to €2,461,383 thousand in 2009 (down 1.7 per cent. on 2008), while consolidated income rose 47.8 per cent. on 2008 to €272,120 thousand. The company’s market value at 30 June 2010 stood at €5,819 million.

Amadeus is the parent company of the Amadeus Group, which operates IT systems for the travel and tourism industry, offering cutting-edge technological solutions to customers worldwide in three business areas:

•

Distribution: Amadeus acts as an international distribution network for travel products and services and offers access to a technological platform that puts travel providers (airlines, hotels, railway companies, cruise and ferry operators, car hire firms, tour operators and insurers, among others) in touch with travel agencies (traditional and on-line agencies, as well as agencies specialising in business travel and travel management companies). The platform gives service providers access to a network of more than 103,000 travel agencies (including both small agencies and branches and sales outlets belonging to major groups), essentially enabling the booking and issue of tickets. In addition, Amadeus offers various IT solutions to travel agents, automating, among other processes, travel planning, tariff searches, the sale and issue of tickets, and mid and back office solutions and numerous facilities for service providers with a view to optimising their sale and distribution, commercial reporting (booking statistics) and advertising sales processes. To a lesser extent, the Amadeus Group also offers a number of products and services to travellers, both companies and individuals.

•

IT solutions: Amadeus offers travel providers (mainly airlines) a wide range of technological solutions that enable them to automate certain critical processes, such as direct channel sales, inventory management (timetables, seat availability, etc.), management of flight departures and e-commerce solutions.

•	Opodo: Amadeus is present in the on-line travel agency segment through Opodo.

9.9.3.3	British Airways

In 2008, Iberia acquired 9.975 per cent. of the share capital of British Airways for €331 million. At 31 December 2009, the carrying amount of this stake (at fair value) was €242 million. At 30 June 2010, the fair value of Iberia’s investment in British Airways was €276 million.

9.9.4	Investments in financial assets

9.9.4.1	Financial year ended 31 December 2009

The main disposals of financial assets related to the transfer and to the refund of predelivery payments made by Iberia on A320 and A340 aircraft which were on order, for a total reduction of €93 million, and the transfer of the Iberbus loans (€15 million) to current loans maturing within a year. The Iberbus companies -see section 9.9.5 for a description- were the lessors of six A-340 aircraft. Iberia has a stake in these companies to which it has also granted loans. As the leases associated with these companies have come to an end, the loans have been repaid.

9.9.4.2	Financial year ended 31 December 2008

The most significant financial investments in terms of amount were the predelivery payments totalling €77 million made by Iberia on certain A340 (€49 million) and A320 (€28 million) aircraft which were then on order.

The most significant financial divestments related to the refund of predelivery payments made by Iberia on A319 and A320 aircraft, giving rise to a divestment of €31 million; transfers of predelivery payments (which result in the derecognition of long-term deposits and the recognition of other assets items) of €45 million related to the acquisition of two A320 aircraft (and the transfer of the balances of deposits to “Tangible Fixed Assets”), the parking and the temporary financing of two A319 aircraft (with a transfer to short-term of the balance of the related deposits; the disposal of the ownership interests in Iberbus Concha, Rosalía, Chacel and Arenal (€9 million), and the related recovery of capital; and the derecognition of the loans to Iberbus Teresa and Emilia (€28 million).

9.9.4.3	Financial year ended 31 December 2007

As regards non-current financial assets, the most significant investments in terms of amount were the predelivery payments made by Iberia on A340 (€79 million), A320 (€34.4 million) and A319 (€16.2 million) aircraft.

The most significant financial divestments related to: the refund of predelivery payments made by Iberia on A319, A320 and A321 aircraft (refund of €107 million and €77 million due to reclassification to Material Fix Assets) and A340/600 engines (€14 million); the transfer to short-term of loans to Iberbus Concha, Chacel, Rosalía and Arenal (€59 million) which matured in 2008 and financed four A340/300s; the revaluation of the aforementioned Iberbus loans due to changes in the exchange rate; the cancellation of the loan granted by Iberia to Wam Acquisition, S.A., having collected it (€47 million), together with the sale of 0.5 per cent. held in this company (carrying amount of €6.8 million).

9.9.5	Acquisition of aircraft by Iberia

Section 14.1.7 of this document is a general description of the different methods used by Iberia to acquire and operate its fleet.

9.10	New products and services

9.10.1	Business Plus

Iberia is in the process of remodelling its Business Plus cabins to give business class passengers more leg room and privacy. The seat-beds fitted can now be fully reclined into a horizontal position. An entire row of seats is being taken out of the wide-body aircraft, increasing the separation between rows by 30cm so that each passenger will have 2.20 metres of personal space in the business class cabin, making travel more enjoyable and comfortable. The transformation of all A340 aircraft began in October 2009 and was completed in May 2010.

9.10.2	Electronic boarding passes

In order to reduce the amount of time passengers need to spend checking in and to make the time spent in the airport more pleasant, gate access has been enabled via scanning of electronic boarding passes downloaded onto mobile phones/personal digital assistants, luggage tagging desks have been set up and the desks dealing with ticketing and customer service have been integrated.

9.11	Licences and patents

Iberia has in force the air operators certificate (granted by the State Air Safety Agency (AESA) on 19 January 2010 and valid for an indefinite term) and the operating license (granted by the State Air Safety Agency (AESA) on 16 February 2009 and valid for an indefinite term and subject to compliance with the conditions required for its grant and to the possession of a valid and in-force air operators certificate) necessary to be able to operate its aircraft and carry passengers, goods and/or mail.

9.12	Information on trends

During the six month period ended 30 June 2010, Iberia reported a consolidated loss after taxes of €21 million. However, net profit for the quarter ended 30 June 2010 was €31 million.

The increase of 2.4 per cent. in passenger revenues compared with the first half of 2009 was driven, in part, by the increase in the passenger load factor and the improved yield.

The load factor reached 81.7 per cent. in the first six months of 2010, up 2.8 points with respect to the same period last year. The gradual yield improvement of 3 per cent. in the first six months of the year was mainly driven by a recovery in business class traffic for international flights and the number of business passengers rose 7% year on year.

During April and May 2010, Iberia cancelled 883 flights as a result of the impact of volcanic ash. This had an estimated economic impact of around €20 million.

Operating costs up to June 2010 were down by 5.9 per cent. against June 2009, due mostly to lower fuel costs, capacity cuts and cost control measures. The average headcount decreased by 4.3 per cent. and average fleet utilisation improved 2.6 per cent.

During the three month period ended 30 September 2010 and for the entire network of Iberia, the load factor increased by 3.4 per cent. compared with the same period last year, to 85.6 per cent., due to a 7.7 per cent. increase (measured in RTK) in demand and a 3.4 per cent. rise in volume.

The directors of Iberia believe that the main risk that Iberia faces during the second half of 2010 is the pace of economic recovery. Growth is expected to remain robust in Asia, Latin America and the Middle East, but less so in the economies of Europe and North America. Financial turbulence in the euro area in the second quarter of 2010 has undermined prospects and reduced confidence about economic growth in the second half of 2010.

The International Monetary Fund expects that Spain will come out of recession more slowly than other large economies, estimating a 0.3 per cent. contraction in Spanish GDP during 2010.

According to IATA forecasts, total airline capacity (cargo and passenger) is set to increase by 7.0 per cent. in 2010 as a whole (with larger increases in freight than passenger capacity), boding well for future increases in load factors. However, the outlook could be undermined by a resurgence of capacity, threatening yields, or cost pressures arising from political or labour disputes.

Average jet kerosene prices in the six months ended 30 June 2010 were around $700 per tonne, up 42 per cent. on the six months ended 30 June 2009. Most analysts expect kerosene prices to remain within a similar range to that recorded up to June 2010.

In keeping with its strategic targets and based on increased demand in long-haul markets, Iberia intends to step up the expansion of its intercontinental offering, adding new destinations (Cordoba (Argentina), Panama and San Salvador) and increasing flight frequency. For this, it will add a new Airbus A340/600 aircraft and extend the lease on an A340/300 aircraft. Meanwhile, Iberia will continue to scale back capacity in the domestic segment, leaving scope for an approximately 6 per cent. capacity increase in the airline’s overall network in the second half of 2010.

Iberia’s cost cutting initiatives are expected to remain in place during the second half of 2010, while the company designs a new operating model for the domestic and medium-haul network.

9.13	Dividend policy

The following table shows the number of shares in issue and the dividend per share paid by Iberia in respect of the financial years ended 30 December 2009, 2008 and 2007:

	FY 2009	FY 2008	FY 2007
Number of shares in issue as at 31 December	953,103,008	953,103,008	952,908,815
Paid dividend per share (€/share)	—	0.17	0.035

Total Dividends (million€)	—	162,03	33,35

Iberia did not pay a dividend in respect of the financial year ended 31 December 2009 charged to profit for the year ended 31 December 2008. The entire amount of profit for 2008 was appropriated to reserves.

In 2008, the Board of Directors proposed, and the Shareholders’ Meeting approved, a dividend of 0.17 euro cents per share with a charge to profit for the year ended 31 December 2007. The corresponding pay-out for said dividends was 50.2 per cent.

In 2007, the Board of Directors proposed, and the Shareholders’ Meeting approved, a dividend of 0.0035 euro cents per share with a charge to profit for the year ended 31 December 2006. The corresponding pay-out for said dividends paid was 50.2 per cent.

Shareholders did not receive any other type of remuneration in the financial years 2009, 2008 and 2007.

9.14	Court and arbitral proceedings

At 30 June 2010, the “Other provisions” heading of Iberia’s consolidated statement of changes in financial position recorded a positive balance of 83 million euros, which is the total amount provisioned in order to face probable liability of various types, relating fundamentally to litigation and tax assessments pending resolution. The provisions have been made in accordance with the best information available, and the directors of Iberia deem the above amount to be sufficient.

Except as provided below, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Iberia is aware) during the 12 months before the date of this document, which may have, or have had in the recent past, significant effects on Iberia’s financial position or profitability.

The government, legal or arbitration proceedings involving amounts greater than €10,000,000 in which Iberia is a party are set out below.

9.14.1	Assessment signed on a contested basis: Non-resident Income Tax

On 30 October 2008, Iberia was issued an assessment, which it signed on a contested basis, by the Inspection Department of the Large Taxpayers Central Office, for non-resident income tax withholdings and pre-payments for the periods 2003 (March to December) and 2004 (January to December) in relation to payments under certain aircraft leases. The amount of the claim is €29,377,643.94 (including tax payable and initial late-payment interest). This figure will be increased by interest during the suspension period and shall accumulate until the lawsuit is resolved. The provision recorded adequately covers the risk that Iberia has estimated it will incur. The basis of the claim against Iberia is that, although the tax bases reported were correct, Iberia should have applied withholdings on the payments made to non-residents under the aircraft leases, because the exemption established in the Spanish tax legislation was not fully applicable as the aircraft were used both in international and national air navigation. The withholdings should apply to the proportionate part of the income derived from the use of the leased aircraft in national air traffic.

Iberia has filed an economic-administrative claim with the Spanish Tribunal Económico-Administrativo Central (“TEAC”). Iberia does not share the view of the Inspection Department and maintains that the exemption envisaged in the law should be interpreted in the sense that the exemption is applicable to aircraft that are essentially used in international air navigation, in a similar manner to the provisions in this regard in VAT legislation. This dispute is in progress.

9.14.2	Assessment signed on a contested basis: Personal Income Tax. Compensation in kind (“Non-revenue tickets”)

On 16 April 2009, the Spanish tax authorities issued Iberia with an assessment for personal income tax withholdings and prepayments for years 2003-2004, for the amount of €10,476,280.35 (including tax payable and interest).

In relation to the Non-revenue tickets which Iberia provides to its employees and values at “marginal cost,” the Spanish tax authorities proposed a new valuation based on the provisions of Article 47.1.1º.f) of Legislative Royal Decree 3/2004, of 5 March 2004, on the ground that it is work compensation in kind paid by a company engaged in air transportation of passengers. According to this provision, the valuation of Non-revenue tickets which Iberia provides to its employees may not be lower than the price offered to the public for those same tickets.

As the Spanish tax authorities did not have details of the fares in force on the dates when the relevant Iberia employees used the tickets, they valued the tickets according to “Air Miles” fares. These fares are applicable to standard travel. The Spanish tax authorities considered that the fact that the employees travel standby should not reduce the fare in comparison to a flight with reserved seating, since the potential disadvantages of not having a reserved seat were supposedly compensated by the advantages of this type of ticket.

Iberia has lodged an economic-administrative claim with the TEAC on the basis that tickets with a reserved seat should not have the same value as tickets without a reserved seat.

9.15	Insurance

Iberia has a broad insurance programme to cover the various areas of its business. This program can be divided into:

•	Aviation activities.

•	Non-aviation activities.

The annual premiums paid for the programme amount to €19 million.

9.15.1	Aviation Activities.

Iberia insures its aircraft fleet according to the practices followed by other major carriers in the industry and pursuant to applicable legislation as regards the payment of compensation (Warsaw Convention of 12 October 1929; Hague Protocol of 28 September 1955; Montreal Convention of 28 May 1999; Regulation (EC) no. 889/2002 of 13 May 2002 amending Council Regulation (EC) no. 2027/97 of 9 October 1997; Royal Decree 37/2001 of 19 January 2001; and Regulation (EC) no. 785/2004, of 21 April 2004).

The insurance is documented in three policies: Hull and Liability Insurance; Hull – War Insurance; and Excess Liability Insurance resulting from war risks. These policies offer worldwide coverage for any damage resulting from ordinary aviation risks, including during flights and taxiing.

Hull and Liability Insurance includes:

•	Aircraft hull insurance; the value of the aircraft is insured, that is, this policy covers physical damage to aircraft, replacement engines, spare parts and components, ground equipment.

•

Liability Insurance; covers Iberia’s third-party liability resulting from its activity as an airline vis-à-vis third parties, passengers (personal effects and luggage), cargo and mail, that is, it covers personal and/or property damage caused to third parties, damages sustained by passengers and the loss and/or property damage sustained by the cargo or mail transported caused by an accident.

Hull insurance has a maximum compensation limit of US$200 million per aircraft.

The maximum limit that is considered the maximum liability assumed by our insurer for the entire coverage envisaged in this policy (sole combined limit) is US$2,000 million per loss.

The Excess Liability Policy arising from war risks: covers damage and/or property damage caused to a third party as a result of war risk, strikes, hijacking and other similar situations.

The Hull-War Policy: covers damages or loss sustained by aircraft as a result of war risk, strikes, hijacking and other similar situations.

Compensation to passengers for cancellations, delays and overbooking are not covered by Iberia’s policies and support.

9.15.2	Aviation incidents

In recent years, the frequency and types of incidents relating to the aviation activities of the companies with the Iberia Group have been related to damage to owned aircraft or third parties and fall within normal industry parameters.

There have been no serious incidents save for the accident in Quito on 9 November 2007. An A340-600 aircraft, registration number EC-JOH, came off the runway while attempting to land at Quito Airport with 345 passengers and 14 crew on board. There were no casualties but the aircraft suffered damage and was completely written-off.

When a loss occurs, the insurer of the Iberia Group bears the relevant compensation and damages in accordance with the terms established in the policies. Aviation insurance policies have deductible limits by type of aircraft, over and above which the insurer must pay the relevant amount of indemnification. The amount of the excess payable by the Iberia Group is as follows, depending on the type of aircraft:

•	Wide-body (B747, B757 and A340 family): $1,000,000

•	Hybrid: (MD87, MD88, A319, A320 and A321 family): $750,000

•	Narrow-body (none in Iberia’s current fleet ): $600,000

9.15.3	Non-Aviation Activities

These include activities unrelated to Iberia’s core aviation activity, notably:

•

Property damage insurance policy: covering Iberia’s assets in Spain and worldwide (buildings, machinery, electronic equipment and own or third-party inventories). The indemnification limit is €100,000,000 per claim.

•

Environmental liability insurance policy. Arranged in compliance with Environmental Liability Law 26/2007, of 23 October 2007, which establishes the obligation for companies that exceed a certain level of risk to have financial security to cover the cost of remedying any environmental damage they may potentially cause. The policy indemnification limit is €10,000,000 per claim, per year.

•	General liability insurance policy. The global limits are: €4,507,590 per loss and duration of the insurance, and €450,759 per victim. It includes:

a.	Third-party Operating Liability

b.	Third-party leasehold liability

c.	Professional liability

d.	Third-party liability for accidental and sudden pollution

e.	Third-party employer liability

•	Directors’ and Officers’ liability insurance.

•	Other insurance policies (credit, car, life, accident, declared-value goods, etc.).

10.	AIRLINE INDUSTRY OVERVIEW

10.1	Airline Industry Overview

The global airline industry is estimated at approximately $500 billion of revenue in size. The industry has recently experienced some difficult years as a result of the global economic recession. Based on an analysis of the financial results across major American and European carriers, the losses attributed to the recent financial crisis first appeared in the US in the first quarter of 2008 and later in 2008 for the European carriers. The airline industry is poised to recover in 2010. While the industry lost $16 billion in 2008 and nearly $10 billion in 2009, the most recent IATA financial forecast (September 2010) projects profit of $8.9 billion for the industry in 2010, modified from initial loss forecasts.

In terms of passengers carried, Iberia traffic grew at 0.5 per cent. in 2006 and fell by 3.4 per cent. in 2007, 13.4 per cent. in 2008, and 10.2 per cent. in 2010. At British Airways, traffic grew by 2.0 per cent. in 2006 and 4.7 per cent. in 2007, and fell by 4.3 per cent. in 2008 and 3.9 per cent. in 2009. Since 2006, British Airways and Iberia have experienced slower growth in passenger traffic (or a faster decline in passenger traffic) than the overall industry in each year. Overall traffic in the airline industry, as well as at British Airways, has grown more slowly than global GDP growth in all years except 2007. Iberia traffic has grown more slowly relative to global GDP growth in all years. However, it is necessary to clarify that the extensive restructuring of the network carried out by Iberia in recent years (increasing supply in the long-haul segment and reducing it in the short and medium-haul segments) accounts for large part of the decline in the number of passengers in the overall network. Thus, the year-on-year variations in Iberia traffic, measured in revenue passenger kilometres, were: increases of 7.0 per cent. in 2006 and of 3.3 per cent. in 2007; and decreases of 2.5 per cent. in 2008 and of 6.2 per cent. in 2009.

The following diagram shows global airline industry profitability between 2007 and 2010:

*E: Estimated; F: Forecast

Source: IATA Forecasts, ATW Online and Literature Search

The latest IATA forecasts for 2010 (September 2010) indicate that passenger volumes are expected to be up by 7.7 per cent. compared to 2009 and cargo volumes up by 19.8 per cent. In addition, first and business-class travel appears to be starting to recover their recovering from a cyclical downturn, improving yields for airlines. It is expected that industry revenues are forecast to be up nearly 15.9 per cent. for full year 2010, and expected to grow at 5.5 per cent. in 2011 based on IATA estimates

According to IATA, from January to August of 2010, industry RPKs were up approximately 9.2 per cent. compared to the same period in 2009. From January to August of 2010, British Airways’ RPKs were down approximately 8.4 per cent. compared to the same period in 2009 and 6.3 per cent. compared to the same period in 2007. From January to August of 2010, Iberia’s RPKs were up approximately 2.1 per cent. compared to the same period in 2009 and decreased 5.2 per cent. compared to the same period in 2007.

RPKs decreased 7.8 per cent. during the six month period ended 30 September 2010 compared to the same period in 2009.

The load factor decreased 1.4 points during the six month period ended 30 September 2010 compared with the same period of the former year. AKTs decreased 6.3 per cent. compared with the same period of the former year

The following diagram shows premium traffic recovery into 2010:

The industry is not recovering evenly, however. In Europe, it is estimated that the disruptions caused by the eruption of the Eyjafjallajökull volcano in Iceland will contribute towards nearly $3 billion in industry losses in 2010. Indeed, it is estimated that the bulk of growth and profitability in 2011 will be driven by flows to and from growing markets in Asia-Pacific, Latin America, and the Middle East.

In addition, there remain certain risks relating to the industry for the foreseeable future. The possibility of further financial pressures persists and labour disputes may continue to put pressure on costs and profits. Finally, the price of aviation fuel increased from the end of 2008 to the beginning of 2010, causing additional pressure on costs.

10.2	Competition

British Airways and Iberia are the third and fourth largest schedule carriers in Europe in terms of revenue. The IAG Group will become, after the Merger, the 3rd largest European scheduled carrier and the 6th largest scheduled carrier of the world (based on revenue). British Airways and Iberia’s main competitors in Europe are the Lufthansa Group and Air France – KLM. The principal competitors globally are United Continental and American Airlines. Set out below is a table ranking the largest full service airlines globally in terms of revenue in 2009. The table also shows net profit RPKs and passengers carried, as well as comparative information for Europe’s largest low cost carriers.

	Revenue ($M)	Net Profit ($M)
Lufthansa Group	31,900	(160.5)
United - Continental	28,900	(933.0)
AF - KLM	28,300	(2,098.3)
Delta Air Lines	28,100	(1,237.0)
American Airlines	19,900	(1,468.0)
United Airlines	16,300	(651.0)
ANA	13,300	(619.3)
Continental Airlines	12,600	(282.0)
Japan Airlines	12,400	(1,929.19)
British Airways	12,100	(641.0)
Emirates	11,800	963.5
Qantas	11,700	99.0
Singapore	9,100	154.3
Cathay Pacific	8,600	627.2
Korean Air	8,100	(52.8)
Iberia	6,300	(391.1)
SAS	6,300	(410.4)
TAM	5,600	251.3
Air Berlin	4,700	13.6
Alitalia	4,200	(467.0)
Virgin Atlantic	3,700	64.2
LAN	3,700	231.1

Low Cost Carriers
Easyjet	4,200	113.4
Ryanair	4,000	410.9

Source: ATW World Airline Report 2010

10.3	History of the Global Airline Industry and Deregulation

The first commercial airline enterprises began soon after the turn of the 20th century in Europe, in the USA, and in Australia. In the United Kingdom, the Netherlands, and France, airlines grew out of the need to connect to colonial outposts. In the USA and other nations such as Spain, the industry initially provided air mail services: these would evolve into the major passenger carriers over time.

The following table shows the top 25 regular passenger airlines ranked according to traffic volume (in terms of passenger numbers and RPK) in 2009:

Airline	Passengers (thousands)	Airline	RPK (millions)
1. Southwest Airlines	101,338	1. American Airlines	196,939
2. American Airlines	85,720	2. Delta Air Lines	161,904
3. Delta Air Lines	67,935	3. United Airlines	161,436
4. China Southern Airlines	65,959	4. Air France	126,415
5. Ryanair	65,282	5. Continental Airlines	125,048
6. United Airlines	56,024	6. Lufthansa	123,083
7. Lufthansa	53,223	7. Southwest Airlines	119,804
8. US Airways	50,975	8. Emirates	118,284
9. Air France	47,965	9. BRITISH AIRWAYS	111,995
10. Continental Airlines	44,032	10. Northwest Airlines	100,152
11. China Eastern Airlines	43,382	11. Qantas Airways	97,488
12. All Nippon Airways	41,921	12. US Airways	93,110
13. Japan Airlines	41,826	13. China Southern Airlines	92,370
14. Northwest Airlines	40,865	14. Singapore Airlines	81,552
15. easyJet	39,743	15. Cathay Pacific Airways	81,086
16. Air China	39,665	16. KLM	73,472
17. Qantas Airways	38,316	17. Air China	72,908
18. BRITISH AIRWAYS	32,281	18. Japan Airlines	72,727
19. TAM Airlines	28,956	19. Air Canada	70,988
20. Gol Airlines	27,962	20. Ryanair	68,733
21. Emirates	25,921	21. China Eastern Airlines	59,932
22. Turkish Airlines	24,495	22. Korean Air	54,763
23. AirTran Airways	23,968	23. All Nippon Airways	52,465
24. JetBlue	22,378	24. Thai Airways	52,449
25. KLM	22,333	25. IBERIA	49,556

Source: IATA. World Air Transport Statistics (WATS) no. 54. 2009 data

The following table shows aggregate traffic data for Air France and KLM, which were integrated on 2004 but continuing operating under their own trade mark and for British Airways and Iberia (according to IATA WATS):

Airline	Passengers (thousands)	Airline	RPK (millions)
Air France – KLM	70,298	Air France – KLM	199,887
British Airways – Iberia	53,033	British Airways - Iberia	161,551

One of the most significant trends in the history of the industry in recent decades has been steady moves towards deregulation, which, in many cases, made it easier for new airlines to enter into the industry.

The airline industry was deregulated in the USA in 1978. This led to rapid growth of the industry in the USA, with entries (and failures) of a large number of new airlines, and the beginning of significant volatility which has characterised the financial performance of the industry over the past few decades.

The terrorist attack of September 11, 2001 caused industry losses of US$ 7,000 million in 2001 and, without the aid provided by governments to certain airlines, these losses would have been higher.

Deregulation began in Europe in the early 1990s. Prior to the deregulation of the airline industry, national regulation in Europe protected national airlines by restricting access to International and domestic routes for airlines other than the national airlines. The EU’s final stage of deregulation took effect in April 1997, allowing airlines from one member state to fly passengers within another member’s domestic market. Moreover, the first stage of the “EU-US Open Skies Agreement” became effective on 30 March 2008, creating the so-called transatlantic “open-skies” framework which allows any European Community air carrier the possibility to fly between any point in the EU to any point in the US (although it is not allowed to transport passengers from one US location to another), without any restrictions on capacity and the possibility to continue flights beyond the United States of America towards third countries. US carriers may fly from any point in the US to any point in the EU, and within the EU. The second stage of the EU-US Open Skies Agreement was signed on 24 June 2010.

The following table shows the main seven European passenger airlines, ordered by capacity (measured in ASK), traffic volume (RPK) and performance in 2009, 2008 and 2007:

European airlines	2009	2008	2007	2009/08		2008/07
ASK (millions)
Air France	160,400	166,787	160,927	(3.8)%		3.6%
Lufthansa	158,180	160,269	152,731	(1.3)%		4.9%
BRITISH AIRWAYS	143,419	149,513	149,870	(4.1)%		(0.2)%
KLM	90,320	94,401	89,317	(4.3)%		5.7%
Ryanair	83,487	75,403	62,999	10.7%		19.7%
IBERIA	62,083	66,043	66,419	(6.0)%		(0.6)%
easyJet	54,357	57,499	45,468	(5.5)%		26.5%
RPK (millions)
Air France	126,415	131,845	128,914	(4.1)%		2.3%
Lufthansa	123,083	126,267	122,091	(2.5)%		3.4%
BRITISH AIRWAYS	111,995	115,734	113,273	(3.2)%		2.2%
KLM	73,472	77,556	74,496	(5.3)%		4.1%
Ryanair	68,733	61,983	51,653	10.9%		20.0%
IBERIA	49,556	52,846	54,197	(6.2)%		(2.5)%
easyJet	45,236	49,064	38,317	(7.8)%		28.0%
Load factor (%)
Air France	78.8	79.0	80.1	(0.2	) p.p	(1.1	) p.p
Lufthansa	77.8	78.8	79.9	(1.0	) p.p	(1.2	) p.p
BRITISH AIRWAYS	78.1	77.4	75.6	0.7	p.p	1.8	p.p
KLM	81.3	82.2	83.4	(0.8	) p.p	(1.3	) p.p
Ryanair	82.3	82.2	82.0	0.1	p.p	0.2	p.p
IBERIA	79.8	80.0	81.6	(0.2	) p.p	(1.6	) p.p
easyJet	83.2	85.3	84.3	(2.1	) p.p	1.1	p.p

Source: IATA, WATS nos. 54, 53 and 52.

The following table shows aggregate traffic and offer data for Air France and KLM, which were integrated on 2004 but continuing operating under their own trade mark and for British Airways and Iberia (according to IATA WATS):

European airlines	2009	2008	2007	2009/08		2008/07
ASK (millions)
Air France – KLM	250,720	261,188	250,243	(4.0)%		4.4%
British Airways – Iberia	205,502	215,556	216,289	(4.7)%		(0.3)%
RPK (millions)
Air France – KLM	199,887	209,402	203,410	(4.5)%		2.9%
British Airways – Iberia	161,552	168,580	167,471	(4.2)%		0.7%
Load factor (%)
Air France – KLM	79.7	80.2	81.3	(0.4	) p.p	(1.1	) p.p
British Airways – Iberia	78.6	78.2	77.4	0.4	p.p	0.8	p.p

The following table shows the operating income and net profit (loss) (after taxes) of the main European carriers, according to their audited consolidated financial statements for the last financial year closed:

European airlines (millions of euros)	Operating income	Net profit (loss)	Year ended	Exchange rate (€1 =)
Lufthansa	24,755	(112)	Dec-09	—
Air France - KLM	20,999	(1,559)	Mar-10	—
BRITISH AIRWAYS	9,015	(479)	Mar-10	£0.88677
IBERIA	4,409	(273)	Dec-09	—
SAS	4,212	(276)	Dec-09	Kr10.663
easyJet	3,068	82	Sep-09	£0.86923
Ryanair	2,988	305	Mar-10	—

Source: audited financial statements published by the airlines

Set out below is a list of the 10 largest low cost carriers in Europe, ranked by revenues and passengers carried (based on 2009 data). The European market share of low cost carriers, based on capacity, is approximately one third.

10 Major European Low-Cost Carriers

	Rank (by Revenues)	Revenue ($M)	Rank (by Passengers)	Passengers (M)
Easyjet	1	4,246.5	2	45.2
Ryanair	2	4,021.7	1	66.5
Norweglan Air Suttle	3	1,258.7	3	10.8
Transavia (Holland)	4	921.5	7	5.2
Vueling	5	861.9	4	8.2
Germanwings	6	830.9	5	7.2
Flybe (UK)	7	813.1	6	6.7
jet2 (UK)	8	634.0	8	3.1
Blue 1 (Findland)	9	305.0	9	1.5
SkyExpress (Russia)	10	116.0	10	1.0

Source: ATW World Airline Report 2010

10.4	The Global Airline Industry: An Overview

The global airline industry can be categorised in several different ways:

•	Global / international carriers and regional carriers:

•

Global airlines have international route networks; examples include American Airlines and United in the US, British Airways, Iberia, Lufthansa and Air France-KLM in Europe, and Qantas, Japan Airlines, and Emirates elsewhere in the world.

•

Regional airlines only fly domestically or within a region; these may be subsidiaries or franchises of the major carriers, such as American Eagle (from American Airlines group) or British Airways BA CityFlyer, or separate entities such as Air Berlin.

•	FSCs (full-service carriers) and LCCs (low-cost carriers):

•	FSCs are traditional “full-service carriers”; these are also referred to as “legacy carriers” and often fly long-haul international as well as short-haul routes in a hub-and-spoke network.

•	LCCs are “low-cost carriers” and began gaining prominence with the advent of Southwest Airlines and Ryanair, amongst others; these airlines have simpler point-to-point business models (i.e. providing direct services between destinations) and as described, a lower cost position; they rely on simple fleets and no-frills services.

•	Passenger airlines or mixed passenger-cargo carriers and dedicated cargo carriers

The global airline industry is split somewhat evenly between airlines in North America, Europe, and Asia-Pacific, together representing the majority of the market. While the airlines from the Middle East and Latin America are substantially smaller, they are growing quickly as airlines such as Emirates add capacity quickly.

Full-service carriers represent approximately 90 per cent. of the overall market based on revenue, while low-cost carriers and leisure/charter carriers represent approximately 10 per cent.

The majority of capacity is available within and between the three key regions of North America, Europe and Asia-Pacific. North America to Europe is the largest inter-regional traffic lane, holding 13 per cent. of the world’s capacity as at 2008.

The following diagram illustrates global airline capacity in terms of ASKs in 2008. Circles show intra-regional capacity (% as total of global), and arrows show inter-regional capacity:

WATS: World Air Transport Statistics

10.5	Airline Industry Economics

As industry competition increases, the drive to profitability through the use of revenue and cost levers has become increasingly important.

This section outlines some basics of airline economics.

10.5.1	Revenue Management

The major source of revenue for the industry is ticket sales, which are governed through a complex system of inventory and revenue management. An airline will often have different cabins of service (e.g. first class, business class and economy class) with various pricing levels. In addition, airlines will use different pricing within a cabin to segment passengers, by their ability to purchase in advance, and their requirements for flexibility in their itineraries; through these measures, airlines establish a full range of prices for any “O&D” (or “origin and destination” pair).

The price which a customer is asked to pay, therefore, depends on supply and demand, with the key question being how full his flight is. The airline then adjusts pricing on an almost continuous basis using a system of inventory management to match supply with demand and ensure the optimisation of load (i.e. capacity utilisation) with yield (i.e. revenue generated by the airline per unit of capacity) using sophisticated revenue management software.

Additional complexity arises for a full-service carrier when it attempts to allocate its inventory between point-to-point travellers, and travellers connecting through a hub. Again, this is done by software which uses historical data and booking patterns to optimise revenue.

Low-cost carriers have a much simpler system. With their point-to-point networks and often having only one class of service, their revenue management is significantly simpler.

10.5.2	Ancillary Revenues

Increasingly, airlines, in particular low-cost carriers, rely on “ancillary revenues” in addition to ticket sales for increasing their revenue. These ancillary revenues may come from various sources including:

•	Baggage fees;

•	Ticketing and credit card fees;

•	Food and beverage on board; and

•	Seating and preferred ground handling charges.

10.5.3	Costs

Airlines have a complex cost structure, with a high level of fixed and non-controllable expenses.

This high operating leverage further accentuates the profit fluctuations prevailing in the airline industry. Thus, a relatively small change in a carrier’s unit revenues (ASK) whether caused by load factor changes or fluctuations in yield can have a major effect on a carrier’s profitability. Revenues can also be affected by factors beyond the control of the airline (economic climate, natural disasters, labour disputes, entry of new competitors, etc.) For more information, please see Section 14 of this document.

The largest cost items for an airline are typically labour and fuel. At Iberia, labour and fuel costs represented 26.6 per cent. and 24.3 per cent., respectively, of total recurring operating costs in 2009. At British Airways, labour and fuel costs accounted for 25.3 per cent. and 28.8 per cent., respectively, of its total operating costs in the year ended 31 March 2010.
Other major costs include the cost of owning or leasing aircraft, engines, and spare parts, user charges such as landing and overflying fees, equipment costs, ground handling costs, catering costs, and maintenance. Please see sections 14 and 15 for the relating weighting of each caption on costs as a whole.

Of all of these, decisions concerning the fleet are perhaps the most complex, specifically, the balance to be struck between choosing a fleet composition that has the flexibility to meet an airline’s strategic and business objectives and yet simple enough to allow cost to be managed. In addition, airlines must project their requirement carefully due to the significant up-front cost of aircraft (including pre-delivery payments) and the time required to arrange financing for new additions to the fleet. For further information please see section 14.1.13.

Due to the sharp increase in the price of aviation fuel price in recent years, fuel costs have also increasingly become a highly volatile and unpredictable cost item for airlines: the industry has responded through the institution of fuel surcharges to the ticket price and the use of hedging contracts, which can be an important risk management tool if executed effectively.

10.5.4	Industry Environment

Airlines face a challenging industry environment.

Airplanes manufacturers’ power is strong, with the aircraft manufacturing industry concentrated, and with airports and government authorities able to set prices within the boundaries of regulatory constraints.

Buyer power is also strong as increasing levels of deregulation and competition, as well as increasing access to information through the internet, means that airlines increasingly have to compete on price.

Other forms of transport that directly compete with the airline industry include high-speed trains in certain countries (for example, the Alta Velocidad Española in Spain). In addition an increased reliance on technological solutions for use in the business sector, for example video-conferencing, also create pressure on the industry. The recovery of the industry from the global economic recession may be an indicator that business travellers still want to meet people face-to-face, but as technology improves, this may represent a threat to airlines.

Lastly, new players proliferate in unregulated environments although they have traditionally proven to be vulnerable.

10.5.5	Codesharing and Alliances

Due to the high fixed cost characteristic of this industry, airlines often are focused on increasing their load factors to maximize the use of their fleet. Alliances enable them to achieve these targets more effectively.

The most basic form of partnership is interlining, by which airlines are able to sell tickets on other carriers. A “codeshare” is a stronger form of selling partnership, where airlines essentially are able to sell space on other airlines’ flights as part of their own networks. Codeshares have been in place since the 1960s.

Today codeshares are common and allow travellers to purchase one ticket easily with a mix of partner carriers to make a journey that may have previously required separate tickets. From the operating airline’s perspective, the codeshare allows the airline to fill its capacity through its partners, leading to higher load factors. Codeshares enable airlines to offer customers a wider choice of destinations.

More recently, the “alliance” has become a prevalent part of the industry. An alliance is a stronger form of partnership, involving not only codesharing, but may also have special tickets involving the group of carriers, coordinated passenger service (such as frequent-flyer programmes and lounges), and perhaps even cross-equity arrangements between alliance partners.

10.6	Key trends in the airline industry

The airline industry has been subject to significant setbacks over the past few decades, such as economic recessions, volatility in the price of aviation fuel and terrorist actions. In recent years these setbacks have become more frequent, with significant regional and global crises over the past decade culminating with the global economic recession of 2008 and 2009.

The following diagram is a timeline displaying significant global economic and political events that have impacted the airline industry over recent decades:

In recent years, several groups of airlines have emerged as the most profitable in the industry.

In the developed markets of North America, cost leaders have been the most profitable. These include regional carriers in the USA such as Skywest Airlines (operating in niche markets and feeding the FSCs in many cases). In Europe, Ryanair and Easyjet are among the most profitable carriers but certain full-service carriers in Europe have continued to make an operating profit in 2009, performed well through 2009, including Lufthansa Group.

The full-service airlines which have been significantly profitable, however, have been in growth markets such as Asia-Pacific, the Middle East, and Latin America. This is due to the strong growth of the underlying economies in recent years and the relatively low cost base of some of these markets.

With the competitive pressure of deregulation, airlines have become increasingly cost-conscious as they try to improve their profitability in this environment. Both the growth of LCCs and industry consolidation amongst FSCs represent ways in which the industry has adapted to a more competitive and volatile environment.

10.6.1	The Growth of LCCs

As mentioned above, LCCs such as Southwest Airlines and Ryanair have been amongst the most profitable carriers in the world in recent years. The LCC business model creates a “virtuous cycle” enabling the LCC’s to drive profitability. The LCCs have used cost leadership to drive their market shares by passing on lower costs, through lower prices, to their customers. This has led to greater customer loyalty and increase in market share, enabling them to drive down costs further.

The following diagram illustrates the “virtuous cycle” utilised by low-cost carriers:

Over the past decade, growth in the airline industry has been largely driven by the growth of LCCs.

The following diagram shows the growth in the capacity (seats) of the airline industry between 2001 and 2009:

However, the boundaries of “low-cost” carriers are blurring as the point-to-point and under-served markets and secondary airports in larger cities are becoming saturated, and the LCCs are increasingly forced to move to airports traditionally served by FSCs and longer-haul flights.

To match the higher costs associated with these business moves, many LCCs are more aggressively targeting the value-conscious business traveller in search of higher yields by offering some value-added services such as ticket flexibility and improved seating selection.

10.6.2	Industry Consolidation between Full-Service Carriers

At the same time that LCCs have grown, full-service carriers have responded through rationalisation (reducing costs and services) and industry consolidation.

A major trend in recent years has been consolidation amongst full-service carriers, to achieve revenue and cost synergies. Airlines look for opportunities to maximise load factors through enhanced networks and best-practices sharing. As they seek to improve profitability, they are increasingly looking to boost cost saving opportunities through scale advantages.

In recent years, both Europe and North America have seen significant consolidation activity, with the largest carriers in each region created through recent mergers and acquisitions. Delta’s merger with Northwest, Air France-KLM’s merger, and Lufthansa’s acquisitions of Swiss Air Lines and Austrian Airlines are all examples of this.

As expected, these mergers have primarily occurred on existing alliance lines as shown below.

The following diagram illustrates the trend for recent mergers to occur along existing alliance lines:

	Oneworld	Star Alliance	Skyteam
Mergers	British Airways and Iberia	Lufthansa, Swiss Air Lines, Austrian Airlines, Brussels Airlines and bmi	Delta and NWA Air France and KLM Alitalia*

Joint Ventures Transatlantic Joint ventures	British Airways, Iberia y American Airlines	United and Continental Air Canada y Lufthansa	Delta Air France and KLM

Others	Finnair Qantas LAN Malév Royal Jordanian JAL Cathay Pacific Mexicana S7 Airlines (member-elect) Kingfisher Airlines (member-elect)

Adria Airways

TAP Portugal

Croatia Airlines

Egypt Air

Spanair

LOT

US Airways

Aegean Airlines

South African Airways

SAS Scandinavian Airlines

Singapore Airlines

Thai

ANA

TAM

Shanghai Airlines

Turkish Airlines

Air New Zealand

Air China

Blue1

Asian Airlines

CSA Czech Airlines Kenya Airways Aeroflot Air Europa China Southern Aeroméxico Korean Air TAROM Vietnam Airlines

*	Still in negotiations about a merger. Air France has a stake in Alitalia of 25 per cent.

Provided the mergers are completed, British Airways and Iberia as well as United and Continental, will represent the merger of the number 3 and 4 scheduled carriers (in terms of revenue source: ATW World Airline Report) in each region respectively. In the US, United-Continental will emerge as the number 1 scheduled carrier (in terms of revenue) post-merger; BA-Iberia will remain behind Lufthansa Group and Air France-KLM (in terms of revenue), but is expected to be much closer in size post-merger. North America and Europe may be further along in the consolidation trend than other regions, with the possibility of consolidation in the emerging markets of Asia and Latin America to come. Consolidation across regions also has potential, though the timing is difficult to predict given regulatory barriers.

In addition to oneworld alliance described in section 8, there are other big alliances:

Star Alliance is the world’s first and largest airline alliance. Founded in 1997, its name and emblem represent the five founding airlines, Air Canada, Lufthansa, Scandinavian Airlines, Thai Airways International and United Airlines. Star Alliance has since grown considerably and now has 28 member airlines.

SkyTeam is the second largest airline alliance in the world, behind Star Alliance and ahead of Oneworld. Founded in 2000 by Aeroméxico, Air France, Delta Air Lines and Korean Air, the alliance currently consists of thirteen carriers from four continents.

10.7	Outlook for Growth

While the global airline industry has had a challenging few years, forecasts for growth in the medium-to-longer term are positive.

According to forecasts from Boeing and Airbus, global traffic in terms of RPKs is expected to grow approximately 5 per cent. year-on-year over the next two decades.

The ICAO also estimates world traffic to grow (in RPK terms) by 5 per cent. over the next 7 years.

Europe is expected to drive significant absolute growth in traffic given the high current base of traffic in this region in particular between Europe and North America.

It is expected that emerging markets will see some of the highest growth rates in airline traffic, with Boeing and Airbus forecasting growth of around 7 per cent. for each of the following regions: Asia-Pacific (where growth will be driven by the growth of the China and India markets); the Middle East (through the addition of significant capacity amongst the Middle Eastern carriers and its position at the crossroads of Europe and Asia); and Latin America.

10.8	British Airways and Iberia’s distribution channels

Set out below is a description of the channels through which British Airways and Iberia currently distribute their products to the end customer.

There are four primary channels through which British Airways and Iberia currently distribute their products to the end customer:

•	Travel agencies;

•	Airline websites (BA.com, Iberia.com);

•	City/Airport Ticket Offices (“CTO/ATO”); and

•	Airline call centres

In addition contracts are negotiated with corporate customers and the airline that allow discounts on high yielding tickets for the corporate customers. Typically this ticketing and distribution is done via a travel agency.

Travel agencies act as intermediaries between the airlines and the end customer, for which they receive a financial incentive fee. Particularly noteworthy among the different types of retail travel agencies are those which specialise in corporate travel management, vacation products, combined agencies and online travel agencies, which sell their products through a website, as well as wholesale travel agencies and tour operators, who put together tourist packages that are sold, in turn, though retail travel agencies.

Website, CTOs/ATOs and call centres are considered to be “direct” channels, as the end customer interacts directly with the airline to book tickets or pay for ancillary services,

rather than going through an intermediary. Website includes any sales made through the BA.com and Iberia.com website. CTOs and ATOs are ticket offices in city centres (CTOs) or in airports (ATOs) that the airlines use to sell tickets directly to customers. Call centres are also used by both British Airways and Iberia to sell tickets directly to customers over the telephone.

Other smaller distribution channels include General Selling Agents (“GSA”), staff travel reservations and Frequent Flyer Programme (“FFP”) redemptions. GSAs are typically third party sales representatives who gain a commission on airline ticket sales.

For both British Airways and Iberia, travel agencies are the most important channel, representing 74 per cent. of 2009 calendar year revenues at British Airways and 78 per cent. of passenger revenues at Iberia. Within this channel, corporate contracts account for 20 per cent. of total sales at British Airways and 19 per cent. of revenues at Iberia. The BA.com and Iberia.com websites are the next largest channel, representing 21 per cent. of revenue for British Airways and 12 per cent. for Iberia in calendar year 2009. CTOs and ATOs represented a further 2 per cent. of revenue for British Airways and 7 per cent. for Iberia. Call centres represented 3 per cent. of revenue for British Airways and 2 per cent. for Iberia. Other channels (including GSAs, FFP redemptions and staff travel) represent less than 1 per cent. of revenue for British Airways and approximately 2 per cent. for Iberia.

IAG will continue to employ these primary distribution channels: agency (including corporate contracts), website and call centres. Over time the two operating companies will integrate their sales forces and develop a joint selling proposition that leverages points of strength in each other’s distribution relationships and offers an improved value proposition to their customers and intermediaries. There are currently no plans to fully integrate the BA.com and Iberia.com websites, but it is expected that each operating company will eventually be able to sell its full product range through both websites.

The shares of each distribution channel for British Airways and Iberia in calendar year 2009 can be seen in more detail in the exhibit below, together with a pro-forma version for the combined business:

11.	REGULATION OF IAG, BRITISH AIRWAYS AND IBERIA

Set out below is a summary of the main regulations affecting IAG, British Airways and Iberia internationally and within the EU, UK and Spain.

11.1	International Regulation

International carriage by air is regulated by various international treaties and conventions, which are made and ratified by states. A number of these treaties and conventions have been ratified by the UK and/or Spain, including:

•	The Montreal Convention 1999 which replaces the pre-existing Warsaw Convention regime (see below) and updates the rules on ticketing and cargo air waybill requirements and the liability of carriers for death, personal injury or delay of passengers and the loss, damage, destruction or delay of baggage and cargo. This convention, where it applies, also sets out the limits of such liability (measured in Special Drawing Rights, the value of which is updated daily).

The Montreal Convention applies to all international carriage by air involving flights departing from and arriving in ratifying states (such as the UK and Spain) as well as all round trip carriage from a ratifying state, provided that this involves an agreed stopping place in a third country. In addition, by virtue of EU law, the provisions of the Montreal Convention apply to all flights, domestic or international, undertaken by carriers whose operating licences are granted by a Member State.

The Montreal Convention came into force in the UK and Spain (together with the rest of the EU) on 28 June 2004.

•

The Warsaw Convention of 1929 was created to resolve issues of conflicting laws arising in the international carriage by air, and established rules governing several key areas of such carriage including ticketing and cargo air waybill requirements and the liability of carriers for death/personal injury of passengers and for the loss/damage/destruction of baggage/cargo (and the limits of such liability). The original convention was subsequently amended, notably by the Hague Protocol of 28 September 1955 and the Montreal Additional Protocols numbers 1, 2, 3 and 4 of 1975, and was also supplemented by the Guadalajara Convention of 18 September 1961. None of the amendments or supplements to the Warsaw Convention are mandatory, although the amendments of the Hague Protocol and Montreal Additional Protocols 1, 2 and 4 have been accepted by the majority of countries.

The Warsaw Convention regime still applies to those flights undertaken by non-EU carriers where the countries of departure and arrival have ratified its terms but not the Montreal Convention 1999, as well as to all round trip carriage from a ratifying state which is not also party to the Montreal Convention 1999, provided that this involves an agreed stopping place in another state.

In circumstances where the ratification status of the states of departure and arrival differ, the applicable Convention governing the liability regime for the flight in question is the most recent version that has been ratified by both states.

•

The Chicago Convention, signed on 7 December 1944 established certain “freedoms of the air” to promote the regulation of air navigation. It also established the International Civil Aviation Organization (“ICAO”), under the auspices of which further standards and recommended practices (“SARPs”) were created. Further details of ICAO are given below. SARPS, which are subject to periodic review by ICAO, are set out in Annexes to the Convention and cover such areas as personnel licensing, rules of the air, operation of aircraft and airworthiness of aircraft. SARPs are normally agreed on a multilateral basis and are generally followed by ICAO members, through implementation of the rules into member states’ local laws.

•	The International Air Services Transit Agreement of 1944 to which most countries are parties, sets out airlines’ rights to fly over, or make stops in, foreign countries for technical reasons in operating their international scheduled services. However, rights to carry traffic between countries and the regulation of fares are normally agreed on a bilateral basis between governments (for example, the Bermuda Agreement 1977 between the UK and the USA and more recently, the EU-US Open Skies Agreement). A notable exception is the multilateral single market arrangements which apply within the EU.

•

Convention on Damage Caused by Foreign Aircraft to Third Parties on the Surface, signed in Rome in 1952. This convention was ratified by Spain in 1957 (but never ratified by the UK) and provides for strict liability for the operator of an aircraft (registered in a ratifying state) for surface damage caused in any ratifying state. This convention has never been widely ratified and two new conventions on liability for surface damage caused by aircraft and unlawful interference with aircraft were finalised by ICAO in 2009. However, neither of these new conventions are yet in force.

•

The Convention on Offences and Certain Other Acts Committed on Board Aircraft signed at Tokyo on 14 September 1963 provides rules regarding state jurisdiction over criminal and other acts on board aircraft as well as defining the powers of the aircraft commander, i.e. the captain.

•

The Convention for the Suppression of Unlawful Seizure of Aircraft, signed at the Hague on 16 December 1970 aims at ensuring the prosecution and punishment of individuals who seize (i.e. hijack) aircraft.

•

The Convention for the Suppression of Unlawful Acts Against the Safety of Civil Aviation signed at Montreal on 23 September 1971 is similar in application to the Hague Convention 1970, but covers acts other than the seizure of aircraft, including acts destroying, damaging or endangering the safety of aircraft. A protocol supplementing the convention was signed in Montreal in 1988 to ensure safety at airports serving international civil aviation.

•

The Convention on the Marking of Plastic Explosives for the Purposes of Detection, signed at Montreal on 1 March 1991, is of narrow application, prohibiting and preventing the movement of unmarked plastic explosives into or out of any ratifying state.

11.2	International Organisations

ICAO is an agency of the United Nations which codifies the principles and techniques of international air navigation and issues standards and recommendations on major areas of civil aviation. It is the most important international body in the field of civil aviation. One hundred and eighty-three states (including the UK and Spain) are members of ICAO.

In addition to ICAO, there are numerous international trade associations, among which IATA stands out. IATA was founded in 1945, having the prime objective of ensuring that air traffic worldwide is as fast, comfortable, efficient and safe as possible. IATA, which is funded through both membership fees and through the provision of various services to the industry for which fees are levied, is permanently at the service of airlines and the public in general. Its functions include establishment of airline designator codes, the provision of certain financial services (including the provision of systems facilitating the settlement of interline payments between airlines and the collection of payments from travel agents) and the development of recommended practices and procedures for the carriage of cargo and passenger services (the latter of which are non-binding but are nonetheless widely adopted). For airlines, IATA membership affords the means to find common solutions to problems that could not be resolved individually. Both British Airways and Iberia are current members of IATA.

A further notable international organisation is Eurocontrol, the European Organisation for the Safety of Air Navigation, which was established in 1963 by the Convention relating to Co-operation for the Safety of Air Navigation. Eurocontrol is a civil and military organisation with 38 member states throughout Europe, including the majority of EU Member States. The primary objective of Eurocontrol is the development of a pan-European Air Traffic Management system. Its activities include strategic and tactical flow management, controller training, regional control of airspace, safety-proofed technologies and procedures, and billing and collection of air navigation charges. Eurocontrol is also involved, together with the European Commission, in the Single European Sky project.

11.3	Bilateral/Multilateral Agreements

As regards the regulation of civil aviation contractual relationships between countries, both Spain and the UK have signed numerous bilateral conventions or treaties with other states relating to civil aviation, designation of air carriers and traffic rights. Generally, in all such agreements, each state retains the right to deny, suspend or condition the authorisation to operate air services of a carrier designated by the other state, if the material ownership and/or effective control of the air carrier is not held by the contracting state designating the air carrier or by nationals of that state.

In 2002, the European Court of Justice ruled that the bilateral agreements between eight Member States and the USA were contrary to EU law and, in particular, nationality clauses in such agreements (which restrict international traffic rights to the national flag carriers of the countries concerned) were contrary to the fundamental right of EU nationals to establish businesses throughout the EU free from any discrimination. This ruling led to the issue of Regulation 847/2004 which laid down a set of principles designed to ensure an adequate exchange of information within the EU, so that Member States, in their bilateral relations with third countries in the area of air service, did not risk infringing EU law. In practice, this has led to the removal/amendment of existing nationality clauses in bilateral air services agreements. These developments have also led to certain air service agreements (including those with the USA and Canada) being negotiated at an EU rather than Member State level.

For example, on 30 March 2008 the first stage “EU-US Open Skies Agreement” became effective. This agreement replaced existing bilateral agreements between Member States and the United States of America to create a so-called “open-skies” framework. Under the agreement, EU and US airlines are authorised to fly between any airport within the EU and the United States of America. US airlines are also allowed to fly between points in the EU. However, EU airlines are, as yet, not allowed to operate domestic flights within the United States of America. A “second stage” agreement was signed on 24 June 2010. It is intended to generate new commercial opportunities and strengthen cooperation on issues such as the environment, social protection, competition and security (for example, by providing greater access for EU airlines to the US market and by encouraging the future liberalisation of EU and US airline ownership and control). Although signed by all relevant parties, the new agreement will not come into force until consent is given by the European Parliament and all Member States have ratified it. The timing of ratification will vary in each Member State and consequently it is uncertain as to when the process will be completed.

11.4	European Regulation

Set out below is a summary of the main legislation and regulation affecting civil aviation in Europe:

11.4.1	European Aviation Safety Agency

On 28 September 2003, the European Aviation Safety Agency (“EASA”) was established under the provisions of Regulation (EC) 1592/2002 (which has more recently been repealed and replaced by Regulation (EC) 216/2008 in April 2008).

EASA is responsible for the regulation of a number of areas of civil aviation in the EU, including airworthiness certification, certification of design and production organisations, continuing airworthiness and approval of maintenance organisations and personnel qualifications. It is intended that the scope of EASA’s responsibilities will expand over the next few years (through the passing of further implementing rules) to encompass other significant areas of civil aviation in the EU, including the regulation of flight crew licensing, air operations and third country operators (expected to be implemented by April 2012), the regulation of air traffic management and navigation services (expected by the end of 2012) and the regulation of aerodromes (expected by 2013).

Part of EASA’S mandate is also to promote, in the field of civil aviation, a high level of environmental protection for European citizens. To that end, EASA has adopted the standards of ICAO Annex 16 (on aircraft noise and engine emissions).

Where an aspect of civil aviation regulation in the EU falls outside the scope of EASA’s responsibilities (either because an aircraft does not fall within EASA’s mandate (for example, where an aircraft is engaged in military, customs, police or similar services, or where an aircraft meets certain criteria relating to its size, purpose and type) or such aspect of civil aviation is not covered by existing implementing rules) such regulation will be carried out by the authorities of individual Member States (the Civil Aviation Authority in the UK and the Ministro de Fomento in Spain) in accordance with applicable laws and regulations.

11.4.2	Operating Licence and Air Operator Certificate; business and ownership requirements

Regulation (EC) No 1008/2008 of the European Parliament and of the Council of 24 September 2008 on common rules for the operation of air services in the EU seeks to harmonise European legislation relating to the internal aviation market and makes certain adjustments to the legal framework in force, including the monitoring of the financial situation of air carriers, operating licence requirements, aircraft leases and intra-EU traffic rights with third parties, the lifting of restrictions on intra-Community flights, public service obligations, traffic distribution between airports serving the same city, and transparency and non-discrimination in air fares and rates. The Regulation acknowledges the relationship between the financial strength of a carrier and safety and enables a national licensing authority to assess at any time the financial performance of an EU carrier which it has licensed. Based upon its assessment, the authority can suspend or revoke the operating licence if it is no longer satisfied that the carrier can meet its actual and potential obligations for a 12-month period. As regards “restrictions between Member States”, the Regulation sets out the basic position that EU air carriers shall be entitled to operate intra-Community air services and the requirement that Member States shall not subject the operation of intra-Community air services by an EU carriers to any permit or authorisation.

The Regulation acknowledges the relationship between the financial strength of a carrier and safety, and enables a national licensing authority to assess at any time the financial performance of an EU carrier which it has licensed. Based upon its assessment, the authority can suspend or revoke the operating licence if it is no longer satisfied that the carrier can meet its actual and potential obligations for a 12-month period. As regards “restrictions between Member States”, the Regulation sets out the basic position that EU air carriers shall be entitled to operate intra-Community air services and the requirement that Member States shall not subject the operation of intra-Community air services by an EU carriers to any permit or authorisation.

Pursuant to the Regulation, no undertaking in the EU is entitled to carry by air passengers, cargo and/or mail for remuneration without an appropriate operating licence. An operating licence is granted only if the air carrier holds an Air Operator Certificate (“AOC”). Such an AOC is issued by a national aviation authority upon the carrier demonstrating that it is competent to operate the aircraft, which typically will involve a review of the carrier’s operations manual and audits of such areas as management and organisational competence, crew training and aircraft maintenance. An AOC will specify the types of aircraft that can be operated by the air carrier as well as other operational and technical specifications including the authorised areas of operations and the types of operations allowed. Other conditions for being granted an operating licence include, among other things, that the air carrier’s principal place of business must be located in the Member State issuing the licence and the carrier’s principal business must be the provision of air services. Furthermore, Member States and/or nationals of Member States must own a majority of, and effectively control, the carrier, unless otherwise provided for in an agreement made with a third country to which the EU is a party.

11.4.3	Single European Sky

In 2004, the European Commission adopted regulations aimed at improving the efficiency and safety of the EU air traffic management system and restructuring domestic European airspace. The EU institutional process with respect to the Second Single European Sky Package (“SES II”), amending the regulations adopted in 2004, is moving forward. SES II aims at further improving the overall efficiency of the structure and use of the European airspace. SES II aims to do this by setting binding performance targets for air navigation service providers in areas such as safety, environment, capacity and cost efficiency, supporting the technological development of air traffic management systems and broadening the responsibilities of EASA. The European Commission adopted the SES II proposals on 25 March 2009. The regulation will be implemented in stages, beginning in 2010 with full implementation by 2014.

11.4.4	Airport Slot Allocation

A slot represents an authorization to land at, and depart from, an airport at a particular time during a specified time period. Slot allocation at congested airports is governed by Regulation (EEC) No. 95/93, as amended, which sets forth transparent and non-discriminatory rules and procedures for the allocation of airport landing and take-off slots.

An airport coordinator distributes slots for a specific flight schedule period. If the number of applications exceeds the number of available slots, priority is given to the carriers that held the relevant slots in the previous flight schedule period and used such slots at least 80 per cent. of the time. If a carrier fails to meet the usage threshold, it may lose the relevant slot and the slot may be allocated to a slot pool for assignment to other carriers. However, if an air carrier has failed to use a slot for exceptional reasons, such as due to unforeseen and unavoidable circumstances outside the air carrier’s control, the air carrier may be entitled to retain the slot

Amendments to Regulation (EEC) No. 95/93 during 2004 were aimed at improving slot utilization procedures and providing access to slots for new entrants. The amended regulation also set forth criteria, including technical and environmental considerations, to be used in allocating slots, and provides for the independence of airport slot coordinators (a position principally met by Airport Coordination Limited in the UK and AENA in Spain) and judicial review of their decisions. Airport slot coordinators have the right to revoke single slots or a series of slots for the remainder of a flight schedule period as a sanction against airlines that engage in abusive slot practices, such as operating at times not approved by the slot coordinator. Air carriers may exchange slots with each other under certain conditions and, since 30 April 2008, secondary trading of slots has been accepted by the European Commission as long as such exchanges take place in a transparent manner, respecting all the other administrative requirements for the allocation of slots set out in the applicable regulation.

An amendment to the Regulation was enacted on 18 June 2009 (Regulation (EC) No. 545/2009), reflecting the exceptional circumstances created by the financial crisis. The amendment provides that non-utilization of allocated slots during the Summer 2009 scheduling period (31 March – 31 October 2009) would not cause air-carriers to lose their entitlement to these slots for the Summer of 2010.

Neither British Airways nor Iberia have lost any slot due to non-utilisation.

11.4.5	Ground Handling

The market in ground handling services is covered by Directive 96/67/EC, which has gradually opened ground handling services to competition. The directive stipulates that at the larger EU airports access to the market by suppliers of ground handling services is free and that for certain categories of services the number of suppliers may be no fewer than two per category. Moreover, at least one of these suppliers should be entirely independent of the airport or the dominant air carrier at that airport. Similar provisions exist with regard to self handling, meaning that the airlines themselves provide the services in question. The European Commission is currently considering amending Directive 96/67/EC, with the aim of increasing competition in the ground handling market whilst taking into account appropriate social protection of ground handling staff. A recent public consultation by the European Commission as to the impact of any possible revision to the directive closed on 12 February 2010.

11.4.6	Pricing

Under Regulation (EC) No. 1008/2008 and subject to safeguards against predatory pricing and discrimination on grounds of nationality (as well as applicable laws on anti-competitive practices), EU airlines may freely set air fares and cargo rates for intra-EU air services. Subject to complying with requirements to clearly identify charges, tere is no legal limit to the surcharges or fees that a carrier can include on the ticket price.

11.4.7	Airport, Security and Air Traffic Control Charges

Airport charges for inbound/outbound flights

Airport operators charge fees for incoming and outgoing flights based on a number of criteria. Directive 2009/12/EC was passed on 11 March 2009 and establishes a common framework for the regulation of airport charges. The directive applies to all airports within Member States whose annual traffic is over five million passengers and the airport with the highest passenger movement in each Member State, even if less than five million passengers. The directive provides for non-discrimination among airport users or air passengers, common and transparent charging systems, consultation between airport managing bodies and airport users in respect of airport charges and the establishment of independent national supervisory authorities within each Member State to ensure the correct application of the directive. The directive does not require that airport charges be identical in each airport, but any differences must be cost-related, transparent and non-discriminatory. Member states have until 15 March 2011 to implement the directive.

Airport Security Charges

At present, airport security charges are regulated at a national level. On 11 May 2009 the European Commission proposed a new directive in respect of security charges. The proposed directive, among other things, would require that security charges imposed by airports should not discriminate between passengers or between airlines, and would require that airlines should be regularly consulted by airport authorities in respect of security charges by the relevant airport. The proposal is currently under consideration by the Council and the timing of adoption is not currently known.

Air navigation charges

Further charges are also levied on aircraft operators for en route and terminal (i.e. airport) air navigation services. In Europe, the principal responsibility for collection of such charges rests with Eurocontrol, with the revenue generated being returned to the relevant Eurocontrol member states to be used for financing air traffic management services and infrastructure. Subject to certain exceptions, a single en route charge is levied for each flight performed in the airspace falling within the competence of the relevant Eurocontrol member states, the amount being calculated by reference to the distance flown and the aircraft weight. Terminal charges are also collected by Eurocontrol in respect of flights departing from certain Eurocontrol member states.

Liability for payment of charges to Eurocontrol attaches to the person or company who was the operator at the time that the flight was performed; if the operator cannot be identified, such liability attaches to the owner of the aircraft unless it can prove which other person or company operated the flight.

Within the EU, the payment of en route and terminal air navigation charges are now subject to the provisions of Regulation 1794/2006/EC, which was adopted as part of the Single European Sky project. The regulation, which provides for a common charging scheme for such services in the European Community, came into force in stages, with provisions relating to en route charges coming into force from 1 January 2008 and those relating to terminal charges coming into force from 1 January 2010. As the majority of EU Member States were, at the time of adoption of the regulation, contracting states to the Eurocontrol scheme, the rules of the regulation were developed so as to be consistent with the Eurocontrol charges system.

11.4.8	Security

Regulation (EC) No. 300/2008 aims to prevent unlawful interference with civil aviation and the common interpretation of the security requirements of Annex 17 to the Chicago Convention (further details of which are given above). It seeks to do this by laying down common basic (i.e. minimum) standards for safeguarding civil aviation against acts of unlawful interference in fields such as airport security and access, checks on vehicles, screening of passengers/cargo/baggage, in-flight security and staff recruitment and training and by establishing means for monitoring compliance with such standards.

Pursuant to the regulation, an air carrier is required to draw up, apply and maintain an airport security programme to demonstrate compliance with the requirements of the regulation and the requirements of the national civil aviation security programme of the Member State from which the carrier provides services.

Regulation 300/2008 is supplemented by further regulations which provide for general measures supplementing the common basic standards on civil aviation security in a number of fields including screening, access control, prohibited articles and staff recruitment and training.

As a result of technological advancements in the screening of luggage, Regulation 297/2010 aims to phase out certain restrictions on liquids carried in passengers’ hand luggage. Currently, if a passenger arrives at an EU airport for a connecting flight, they are only entitled to take liquids, aerosols and gels (“LAGs”) on that flight if they come from selected third countries (including the United States, Canada, Singapore and Croatia). From 29 April 2011, however, it is intended that passengers connecting in the EU will be able to carry all LAGs obtained at a third country airport or on board a non-EU aircraft onto their connecting flight (subject to certain conditions being fulfilled). From 29 April 2013 the restrictions on LAGs carried in passengers’ cabin baggage will be abolished entirely, with all such liquids instead being subject to screening.

11.4.9	Air Operations

European carriers’ operations are subject to a wide range of operating standards. Annex III to Regulation (EEC) No. 3922/91, as amended, (“EU OPS”) details common technical requirements as well as safety and related procedures applicable to commercial transportation by aircraft. The EU OPS requirements and procedures relate to, among other things, certification and supervision, flight operations, weather conditions, aircraft performance and equipment, maintenance, flight crew, cabin crew and transportation of dangerous goods.

In addition, as noted above, Regulation 216/2008 extends the scope of EASA’s regulatory oversight to operations, subject to the establishment of appropriate implementing rules. Once such rules come into force (expected around mid-2012), EU-OPS will be repealed.

11.4.10	Consumer Protection

In the EU, there are a number of consumer protection rules that relate to air travel. Under Regulation (EC) No. 261/2004, passengers of carriers whose operating licence is issued by a Member State are entitled, in the case of long delays, denied boarding or cancellation, to seek assistance from such carriers. Passengers have the same entitlement on flights of non-EU carriers departing from the EU. Such assistance can, in certain circumstances, include the provision of hotel accommodation, transport and meals, reimbursement of ticket prices and/or passenger re-routing. In addition, passengers who have been denied boarding on a flight for which they hold a valid ticket are entitled to fixed compensation of €250, €400 or €600 per passenger, calculated by reference to flight distance. This regulation also imposes the same fixed levels of compensation for passengers whose flights have been cancelled, except where the airline can prove that such cancellation is caused by “extraordinary circumstances”, such as bad weather, volcanic ash, airport strikes, air-traffic control delays or safety issues. The compensation payable for flight cancellations can also be reduced by 50 per cent. in certain circumstances.

Carriers’ obligations under this regulation are enforced by the national enforcement bodies of individual Member States and by national courts.

Regulation (EC) No. 2027/97, as amended in order to implement the Montreal Convention, sets out rules on air carrier liability (and the limits thereto) in respect of the transport of passengers and their luggage by EU air carriers. The regulation provides that for such flights, the carrier shall be liable to passengers in the event of passenger death or bodily injury caused by an accident, passenger delay, or in the event of loss, damage or delay of luggage, during the carriage by air or in the course of embarking or disembarking an aircraft. Carriers are obliged to give notice of the liability provisions (in an agreed form) at points of sale.

The operator can escape liability by showing that such damage was a result of the passenger’s own negligence. In cases of passenger death or bodily injury, the operator can also escape liability above 113,100 Special Drawing Rights (c.US$171,000 at 15.09.10) if it can show that the damage was not due to the negligence or wrongful act or omission of the carrier, its servants or agents, or such damage was solely due to the negligence or other wrongful act or omission of a third party. As regards claims for damage to checked luggage, carriers can escape liability to the extent the damage was caused by an inherent defect, quality or vice of the luggage. In the case of hand luggage, the carrier can escape liability if the damage was not the carrier’s or its servants’ fault. In addition, save in limited circumstances, carriers’ liability to passengers in respect of lost or damaged baggage is limited to 1,131 Special Drawing Rights (c.US$1,710 at 15.09.10).

Regulation (EC) No. 1107/2006 establishes rules for the protection of, and provision of assistance to, disabled persons and persons with reduced mobility travelling by air, both to protect them against discrimination and to ensure that they receive assistance. This regulation applies to all passengers departing from, arriving at or passing through EU airports whose mobility is restricted by either a disability (physical or intellectual) or impairment, health or age, or a temporary mobility problem such as a broken leg.

11.4.11	Insurance

Regulation (EC) No. 785/2004 prescribes minimum insurance requirements for air carriers and aircraft operators flying within, into, out of, or over the territory of a Member State regarding their liability in respect of passengers, luggage, cargo and third parties. Each of the air carrier and aircraft operator is responsible for obtaining sufficient cover as prescribed by this regulation.

Save in limited circumstances, the minimum insurance cover required for passenger liabilities (e.g. personal injury or death) is 250,000 SDR per passenger, for baggage liabilities is 1,131 SDRs per passenger and for cargo liabilities is 19 SDR per kilogram. As regards liability for third parties, the minimum insurance cover per accident is calculated by reference to an aircraft’s maximum take-off mass (MTOM). For example, minimum third party insurance cover of 300,000,000 SDR is required for each aircraft with a MTOM between 50,000 and 200,000kg. This increases to 500,000,000 SDR for aircraft with an MTOM between 200,000 and 500,000kg and to 700,000,000 SDR for aircraft with an MTOM of 500,000kg or above.

11.4.12	Competition

Airlines operating in the EU must observe EU competition rules, in particular Articles 101 and 102 of the Treaty of the functioning of the European Union (“FEU”), which seek to address anti-competitive behaviour. Article 101(1) prohibits agreements, decisions by associations of undertakings and concerted practices that restrict competition, whereas Article 102 is directed towards the unilateral conduct of firms with a dominant market position that act in an abusive manner. An agreement which falls within Article 101(1) is not necessarily unlawful. Agreements, decisions or concerted practices which satisfy certain conditions may qualify for an individual exemption under Article 101(3) or fall under a so-called block exemption. In principle, individual entities must assess for themselves whether their agreements, concerted practices and decisions are compatible with Article 101 of the FEU Treaty.

Regulation (EC) No. 487/2009, which codifies Regulation (EC) No. 3976/87, authorises the European Commission to apply the exemptions of Article 101(3) to certain categories of agreements and concerted practices in the air transport sector in respect of traffic within the EU as well as in respect of traffic between the EU and non-Member States. While this authority has been used in the past, there are currently no block exemptions in force under Regulation (EC) No. 487/2009 or the previous Regulation (EC) No. 3976/87. It should nevertheless be noted that the European Commission has adopted general block exemptions for certain types of horizontal and vertical agreements that apply also to the air transport sector.

British Airways and Iberia received formal approval for the Merger from the European Commission on 14 July 2010. The European Commission found that the Merger would not lead to any significant reduction in competition in any market in the EU. The European Commission found that the combined group will be sufficiently constrained by competition in all relevant markets post-Merger.

Section 8.14 sets forth the relevant anti-trust proceedings involving British Airways. Iberia is not party to any relevant anti-trust proceedings.

11.4.13	Emissions Trading

On 2 February 2009, Directive 2008/101/EC extended the scope of the EU Emissions Trading Scheme (“ETS”) set out in Directive 2003/87 to the aviation sector.

The ETS is described as a flexible market based cap and trade system. The scheme operates through the allocation and trading of carbon emission allowances (each allowance being worth 1 tonne of carbon), which are distributed to businesses subject to the scheme, who must ensure that they have enough allowances to cover their emissions. Businesses releasing more than their allocated emissions can purchase additional allowances from other businesses releasing less than their allocated emissions. If insufficient allowances are held, businesses can expect to pay a penalty of €100 per allowance as well as being subject to an obligation to purchase additional allowances to make up the shortfall.

From 1st January 2012, all civil aviation flights operating within, arriving into and departing from EU airports shall be included within the ETS.

A decision of the European Commission of 16 April 2009 establishes guidelines for the monitoring and reporting of greenhouse gas emissions from aviation operations to which ETS will apply.

The extension of ETS to the aviation sector has been a contentious subject (particularly with regards to non-EU carriers whose flights will be included within the scope of the scheme). Directive 2008/101 and the UK implementing legislation are currently subject to legal challenge before the UK courts and a reference to the European Court of Justice.

11.4.14	Package Tours

Pursuant to Council Directive 90/314/EEC, restrictions and obligations are placed on those operators who sell, or offer for sale, package tours (broadly, contracts comprising two or more of transport (including a flight), accommodation and extra travel services) in the EU. To the extent that British Airways and/or Iberia offer such packages, they will be subject to the provisions of this directive.

The directive contains requirements as to the content of package contracts; information which must be provided to consumers; the rights of consumers to, for example, seek compensation from operators where packages are cancelled or significantly altered prior to departure; and also the obligations of operators in circumstances where the package is improperly performed following departure. The directive also contains requirements for tour operators to provide sufficient security to guarantee refunds or repatriation of consumers. Directive 90/314/EEC is currently undergoing a consultation within the EU with a view to probable amendment and updating.

11.4.15	Other European legislation

Set out below is a (non-exhaustive) list of other European legislation which has some application to civil aviation:

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Council Directive 93/104/EC, of 23 November 1993, concerning the organisation of working time, as amended by Directive 2000/34/EC to apply to air transport. Also Council Directive 2000/79/EC concerning the working time of crew members in civil aviation;

•	Council Directive 96/29 laying down safety standards for the protection of workers and/or the public against ionising radiation and containing measures for air crew;

•	Council Directive 2002/30/EC on the establishment of rules and procedures with regard to the introduction of noise-related operating restrictions at EU airports;

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Council Directive 2004/36/EC on the safety of third country aircraft using EU airports and Regulation (EC) 2111/2005 on the establishment of an EU list of Air Carriers subject to an operating ban within the EU and on informing air transport passengers on the identity of the operating air carrier;

•	Council Directive 2004/82/EC on the obligation of carriers to communicate passenger data to improve border security and combat illegal immigration;

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Multilateral Agreement of 9 June 2006, ratified by Instrument of 19 July 2007. The purpose of the Agreement is to create a European Common Aviation Area, the ECAA. The ECAA is based on the free access to the market, freedom of establishment, equal conditions of competition and respect of the same rules on air safety, protection of aviation, air traffic management and the environment. For such purpose, the Agreement defines the provisions applicable to the contracting Parties.

•	Regulation (EC) No 351/2008 implementing Directive 2004/36/EC of the European Parliament and of the Council as regards the prioritisation of ramp inspections on aircraft using EU airports; and

•	Regulation (EC) 80/2009 on a Code of Conduct for computerised reservation systems.

11.5	UK Regulation

Set out below is a summary of the main legislation and regulation affecting civil aviation in the UK: This section does not include details of specific UK laws which implement European-level Regulations (details of which are set out in section 11.4 above). Where such Regulations apply, it is necessary for carriers to consider the relevant national enforcement legislation in order to fully determine the obligations to which they may be subject.

11.5.1	The Department for Transport and the CAA

The Department for Transport is the governmental body in the UK responsible for organising, carrying out and encouraging measures for the development of civil aviation including the development and production of civil aircraft and the promotion of safety.

The Department for Transport’s role is principally legislative in nature, with much of the administrative and regulatory function being performed by the CAA (under guidance and directions from the Department for Transport). The CAA is a public corporation which oversees and regulates civil aviation in the UK.

The Secretary of State for Transport is also responsible for ensuring that European legislation is given effect in the UK (for example, through the introduction of local implementing laws).

Under the Civil Aviation Act 1982 and the Civil Aviation Authority Regulations 1991, the CAA is given numerous functions in relation to civil aviation, including licensing, registration, certification and safety requirements. The CAA is also the UK’s designated enforcement body for a number of European regulations, including 261/2004 (passenger assistance), and 785/2004 (insurance requirements), and also oversees the ATOL (Air Travel Organisers’ Licensing) scheme.

11.5.2	Licensing - Route Licenses

Under s.69A of the Civil Aviation Act 1982 (as amended), where an aircraft is to be used by an EU carrier for the carriage of passengers or cargo outside the EC or to or from a point outside the EC for reward, the carrier must hold (and comply with the terms of) a relevant “route licence” to operate aircraft on such flights. Such licences are granted by the CAA (which also has powers to grant exemptions from this requirement) and can only be granted where the applicant holds a valid operating licence.

11.5.3	Regulations made under the ANO

Air Navigation Orders (“ANO”) are made to enable the UK to comply with the Chicago Convention and to regulate air navigation. The ANO 2009 (the most recent version) contains detailed rules concerning such areas as aircraft registration and licensing, airworthiness requirements, aerodrome licensing, maintenance and repair of aircraft, noise requirements and securing the safety of aircraft. This ANO also sets out certain powers of the Secretary of State for Transport in a number of areas including with regard to the CAA, air transport licensing and aerial advertising.

The ANO 2009 also provides for the Secretary of State for Transport to make various regulations to further control civil aviation in the UK.

11.5.4	Air Passenger Duty

The Air Passenger Duty Regulations 1994 (as amended) impose a duty levied on the carriage, from a UK airport, of passengers (subject to limited exceptions). The duty is payable by operating carriers (both UK and foreign) with the amount payable being calculated by reference to the passenger’s final destination and the class of travel. The government of the United Kingdom is currently considering a revision of the air passenger duty system (including whether duty should be levied on a per aircraft rather than per passenger basis). A consultation process is expected to take place during the course of 2010.

11.5.5	Environmental Law

The Air Navigation (Environmental Standards for non-EASA Aircraft) Order 2008 provides for noise and emissions standards which must be complied with by specified categories of aircraft that are not subject to Regulation (EC) No. 216/2008 (on common rules in the field of civil aviation and establishing EASA, as described above).

11.5.6	Package Tours and Air Travel Organiser’s Licensing

Directive 90/314/EC (described above) is implemented in the UK through the Package Travel, Package Holidays and Package Tours Regulations 1992, which set out operators’ obligations and liabilities to consumers who purchase package tours. These regulations apply to carriers to the extent they offer or sell packages (as defined). As regards the requirement for tour operators to provide security for the refunds and/or repatriation of consumers, such security, in the case of packages which include a flight element, is demonstrated through the relevant operator holding an ATOL (Air Travel Organiser’s Licence).

ATOL requirements are set out in the Civil Aviation (Air Travel Organisers’ Licensing) Regulations 1995 (as amended) and the Civil Aviation (Contributions to the Air Travel Trust) Regulations 2007. Subject to limited exceptions, an ATOL is required by any business which sells flight-based packages, charter flights or flight-only reservations. All ATOL holders must pay a charge (currently £2.50) for each passenger who books a relevant air carriage/package and new licence holders must also hold a bond for the first four years of operation. Airlines selling their own flights direct to passengers do not require an ATOL. The ATOL scheme is currently undergoing consultation with a view to revision and updating, the outcome of which is expected during the next 12 months. It is expected that the consultation will result in the requirements to hold an ATOL being extended but it is not presently expected that carriers selling their own tickets will require a licence.

11.5.7	Passenger Rights

The Carriage by Air Acts (Application of Provisions) Order 2004 applies the provisions of the Montreal Convention (including those relating to carrier liability and the limits thereof) to domestic UK carriage.

11.5.8	Surface Damage

The UK is not a signatory to the Rome Convention 1952 on Damage Caused by Foreign Aircraft to Third Parties on the Surface (described above). Instead, where surface damage is caused in the UK by an aircraft, section 76 of the Civil Aviation Act 1982 provides that the owner (or, in some cases, operator) shall be strictly liable for any damage caused unless the damage was caused or contributed to by the negligence of the person by whom it was suffered. Liability pursuant to section 76 is unlimited.

11.6	Spanish Regulation

In addition to European law, set out below is a summary of the main applicable Spanish legislation and regulations governing civil aviation in Spain:

Section 3.6.5 sets out the requirements for route licenses for Spanish air carriers when operating flights outside the EU.

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Air Safety Law 21/2003 of 7 July 2003, regulating the public powers for regulation and supervision of aviation, establishing its purposes and providing the aeronautical authority with the means necessary to ensure the regularity of aeronautical services, order and safety of carriage by air.

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The Aviation Inspection Regulation, approved by Royal Decree 98/2009 of 6 February, has the purpose of implementing Air Safety Law 21/2003 of 7 July 2003. This regulation establishes the various kinds of aviation investigation actions and defines, among other matters, the interested parties, procedure and documentation of aviation inspections.

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Law 14/2000 of 29 December on Tax, Administrative, Labour and Social Security Measures establishes that the share capital of Spanish air carriers that hold operator licences, where these take the legal form of a company, shall be represented by registered shares or stakes, which shall expressly record the nationality of the shareholder.

If an air carrier, through the shareholder registers to which it has access, becomes aware that, because of the stakes held directly or indirectly by foreign legal or natural persons, a risk is posed to the maintenance of the operating licences or the exercise of the traffic rights arising from the bilateral air conventions to which Spain is a signatory, it shall inform the Stock Exchange manager companies and the National Securities Market Commission of this, for the purposes of the due publicity and for such institutions to report such circumstance to the investment services firms and credit institutions authorised to provide investment services. In turn, such circumstance will also be reported to the Ministry of Development, through the State Air Safety Agency (which currently has jurisdiction over matters previously falling within the jurisdiction of the former Directorate-General for Civil Aviation). After such circumstance has been reported, no shares may be acquired or transferred by any legal or natural person, unless a certificate is attached issued by the board of directors of the air carrier, evidencing that such acquisition or transfer does not exceed the limits required by EU legislation or the bilateral air conventions signed by Spain concerning carriage by air, to evidence that it is a Spanish air carrier.

If the air carrier becomes aware of any acquisition or transfer of shares that, contravening the above paragraph, may actually jeopardise the requirements established by the aforementioned laws and conventions, the board of directors of the company may proceed to acquire the shares in question for their subsequent redemption, which acquisition shall be performed for the price equal to the lower the listed value on the date of the undue acquisition of the shares in question, or the book value of such shares according to the last audited balance sheet of the company published in compliance with the legislation applicable to its status as a listed company. In the latter case, until the transfer to the company has been actually executed, the board of directors may decide to cancel the voting and other non-economic rights on such shares.

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Royal Decree 1161/1999 of 2 July, complying with the additional provision of Law 66/1997 of 30 December on Tax, Administrative, Labour and Social Security Measures, and completing the transposition into Spanish law of Council Directive 96/67/EC of 15 October 1996, in respect of the requirements necessary to provide ground handling services. This Royal Decree (i) establishes the requirements necessary to provide ground handling services at airports of general interest; (ii) liberalises, with certain exceptions, the system for the provision of such services; (iii) regulates the events in which, due to the available space, capacity, security and other conditions of an airport, the number of agents or users providing ground handling services must be limited; and (iv) entrusts the public entity AENA with the management of airport infrastructures which, due to their complexity, economic cost or impact on the environment, must remain under the responsibility of the airport authority.

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Royal Decree 1334/2005 of 14 November 2005, on the system of compulsory notification of civil aviation incidents, seeking to improve the safety and security of civil aviation based on a better knowledge of incidents that bring to light air safety risks.

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Royal Decree 1392/2007, which establishes the requirements necessary for the accreditation of air carriers of third countries. The purpose of this Royal Decree is to regulate the system for accreditation of air carriers of third countries that intend to commence, continue or recommence commercial air operations in Spain. This accreditation system will help ensure the development of air services in safe conditions, the protection of civil aviation against acts of unlawful interference, the protection of user and third-party rights, the respect of the environment and, in general, the adequacy of air services to the general interests of citizens. The accreditation is not an authorisation to perform air operations but merely a prior and necessary requirement in order to obtain such authorisation.

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Royal Decree 1952/2009, of 18 December 2009, establishes the requirements relating to flight and activity time restrictions and the resting time requirements for commercial air transport aircraft crew.

Royal Decree 1952/2009 repeals Royal Decree 220/2001 of 2 March 2001 establishing the requirements for the performance of commercial air transport operations by civil aircraft, and includes the regulation relating to the procedure for the issuance, amendment or revocation of the air operator certificate, over which the State Air Safety Agency will have jurisdiction, and the provision relating to overflight and landing of State aircrafts of other countries and the compatibility of the Air Traffic Regulation (approved by Royal Decree 57/2002) with the OPS rules, (common regulations adopted by the JAA).

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Royal Decree 1762/2007, of 28 December 2007, establishing the requirements relating to the master minimum equipment list (master list established for a certain type of aircraft, which specifies the instruments, elements of the equipment or functions that might not be operating temporarily, maintaining the security level intended by the relevant specifications of the aircraft airworthiness certificate, due to the duplication of components in the design of the aircraft or to procedures, and the minimum equipment list (list based on the master minimum equipment list, which provides for the functioning of the aircraft, under specific conditions, when certain instruments, elements of the equipment or functions are not operating upon take-off) required for civil aircraft engaging in commercial carriage by air and air work.

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Order of 27 November 1997 regulating the authorisation of intra-Community air services and the registration of their fares and rates (this Order was passed implementing Regulation (EEC) No 2408/92 of 23 July on access for Community air carriers to intra-Community air routes and Regulation (EEC) No 2409/92 of 23 July on fares and rates for air services, now repealed by Regulation (EEC) No 1008/2008 of the European Parliament and of the Council of 24 September 2008.

Under this Order, Community air carriers provide (on the terms of their respective operator licences) air services between Spanish airports (in other words, air cabotage services), and between these and other Community airports, provided that they obtain the mandatory administrative authorisation.

Although, in principle, air carriers have freedom to establish the rates and fares of air services, the Order establishes that such rates and fares must be previously registered at the Directorate-General for Civil Aviation (DGAC), currently, the State Air Safety Agency (AESA).

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Order of 12 March 1998 establishing rules for the grant to and maintenance by air carriers of operator licences, passed implementing Regulation (EEC) No 2407/92, currently repealed by Regulation (EEC) No 1008/2008 of the European Parliament and of the Council of 24 September 2008.

11.7	Environmental Legislation

Set out below is a summary of the domestic and EU legislation applicable to Iberia’s activities. It should be borne in mind that, in addition to the legislation applicable to flight operations, it also includes legislation affecting ground activities (maintenance, cargo stations and airports, etc.), which is often supplementary. The legislation is grouped by sector:

11.7.1	Environmental Liability

Environmental Liability Law 26/2007, of 23 October 2007. This law regulates the responsibility of certain economic operators with a view to preventing, avoiding and remedying environmental damage, pursuant to the principles of prevention and “polluter pays”.

11.7.2	Environmental legislation by sector

There is a wide range of legislation on environmental protection in many different sectors. Some of the most noteworthy regulations include:

Noise: Noise Law 37/2003, of 17 November 2003, the purpose of which is to prevent, monitor and reduce noise pollution, in order to avoid or reduce potential consequent damage to human health, property or the environment. This law has been implemented by secondary legislation.

Other notable pieces of noise-related legislation include:

•

Royal Decree 1422/1992, of 27 November 1992, on limits on the use of civil subsonic aircraft, the purpose of which is to limit the use of civil subsonic aircraft in Spain whose maximum mass on lift-off is greater than or equal to 34,000 kilograms or which have a certified carrying capacity, according to the type of aircraft in question, of more than 19 passengers, excluding crew.

•

Royal Decree 1257/2003, of 3 October 2003, regulating procedures for the introduction of operating restrictions relating to noise at airports. This decree sets out the procedures for the adoption of measures which, with a view to reducing noise levels, restrict access by civil subsonic aircraft to airports with more than 50,000 movements of civil subsonic aircraft per calendar year.

•	Municipal ordinance and planning regulations.

•	Regulations established by the airports themselves and the civil aviation authorities.

11.7.3	Emissions Trading

In this connection, regard should be had to Law 13/2010, of July 5, 2010, amending Law 1/2005 of March 9, 2005 regulating the greenhouse gas emissions trading regime with a view to perfecting and extending the general greenhouse gas emissions trading regime and including aviation activities under the regime. Also noteworthy is Additional Provision Two of Law 5/2009, of June 29, 2009, establishing a series of reporting obligations for various industries new to the general greenhouse gas emissions trading regime, including the aviation industry.

12.	ORGANISATIONAL STRUCTURE

12.1	Description of the IAG Group and IAG’s position within the IAG Group

The corporate structure of the IAG Group following implementation of the Merger is described in section 3.4 of this document.

Tables showing British Airways’ subsidiaries and associates are set out in section 12.1.1 of this document. Following the Merger Effective Date, these entities will, subject to the Nationality Structures, become part of the IAG Group.

Tables showing Iberia’s subsidiaries and holdings are set out in section 12.1.2 of this document. As from the Merger Effective Date, these entities will also become part of the IAG Group. As it is set out in section 3 of this document, there will be no companies between IAG and IB Opco and BA Opco (no other companies but Iberia Holding, which will be incorporated as a consequence of the implementation of the Nationality Structures.

12.1.1	British Airways’ holdings in group companies as at 31 March 2010

Subsidiaries of British Airways as at 31 March 2010

Name	Holder (if British Airways’ interest is not direct, in whole or in part)	Line of business	Location	Percentage of ownership/ voting rights
BA and AA Holdings Limited		Holding company	England	100
BA Call Centre India Private Limited		Telephone sales and services	India	100
BA Cityflyer Limited		Airline operations	England	100
BA European Limited		Holding company	England	100
BritAir Holdings Limited		Holding company	England	100
British Airways 777 Leasing Limited		Aircraft financing	England	100
British Airways Associated Companies Limited		Holding company	England	100
British Airways Avionic Engineering Limited		Aircraft maintenance	England	100
British Airways Capital Limited		Airline financing	Jersey	100
British Airways Holdings Limited		Airline financing	Jersey	100
British Airways Holidays Limited		Package holidays	England	100
British Airways Interior Engineering Limited		Aircraft maintenance	England	100
British Airways Leasing Limited		Aircraft financing	England	100
British Airways Maintenance Cardiff Limited		Aircraft maintenance	England	100
British Airways Pension Trustees (No 2) Limited		Pensions management	England	100
British Airways Plc Employee Benefits Trustees (Jersey) Limited		Pensions management	Jersey	100
British Airways Regional Limited		Airline operations	England	100
British Caledonian Group Limited*		Holding company	England	100

Subsidiaries of British Airways as at 31 March 2010

Name	Holder (if British Airways’ interest is not direct, in whole or in part)	Line of business	Location	Percentage of ownership/ voting rights
Deutsche BA Holding GmbH		Holding company	Germany	100
Flyline Tele Sales & Services GmbH		Telephone sales and services	Germany	100
Illiad Inc		Holding company	USA	100
Speedbird Cash Management Limited		Investment	Bermuda	100
Speedbird Insurance Company Limited		Insurance	Bermuda	100
Speedwing International Limited*		Airline consultancy	England	100
Teleflight Limited		Telephone sales and services	England	100
The Mileage Company Limited		Airline marketing	England	100
The Plimsoll Line Limited		Holding company	England	100
British Airways Ejets Leasing Limited	BritAir Holdings Limited	Aircraft financing	Bermuda	100
Overseas Air Travel Limited	British Airways Holidays Limited	Package holidays	England	100
British Airways Holdings BV	BA and AA Holdings Limited	Holding company	The Netherlands	100
BA Cash Management Limited Partnership	Speedbird Cash Management Limited & BritAir Holdings Limited	Investment	England	100
Société de Participation Aerienne SAS	BA European Limited	Holding company	France	100
OpenSkies SASU	Société de Participation Aerienne SAS	Airline operations	France	100

*	A “non-trading” company. A company is non-trading in that it is not carrying out any business activity but it is distinct from being “dormant” (see below) as it may still have some significant accounting transactions to be recorded in its books. British Caledonian Group Limited and Speedwing International Limited had no transactions in the financial year ended 31 March 2010 but are not considered “dormant” because a small number of immaterial transactions took place in the preceding financial year. The only assets recorded on their balance sheets are amounts receivable from British Airways Plc (£23 million for British Caledonian Group Limited and £60,000 for Speedwing International Limited). These intra-Group balances eliminate on consolidation of the British Airways Plc Group.

Dormant* subsidiaries of British Airways as at 31 March 2010

Name	Holder (if British Airways’ interest is not direct, in whole or in part)	Line of business	Location	Percentage of ownership/ voting rights
Air Miles Travel Promotions Limited		Dormant	England	100
British Airways (Espana) Limited		Dormant	England	100
British Airways (European Operations at Gatwick) Limited		Dormant	England	100
British Airways Quest Limited		Dormant	England	100
British Airways Travel Shops Limited		Dormant	England	100
British Airways Visitors Services Limited		Dormant	England	100
OpenSkies Aviation Limited		Dormant	England	100
Remotereport Trading Limited		Dormant	England	100
Web Travel Systems Limited		Dormant	England	100

Dormant* subsidiaries of British Airways as at 31 March 2010

Name	Holder (if British Airways’ interest is not direct, in whole or in part)	Line of business	Location	Percentage of ownership/ voting rights
British Caledonian Airways Limited	British Caledonian Group Limited	Dormant	England	100
Caledonian Aviation Investments Limited	British Caledonian Group Limited	Dormant	England	100

*	A “dormant” company is a company which has not carried out any significant accounting transaction either since its formation or since the end of its previous financial year. At some stage these dormant companies may be wound up.

Associates of British Airways as at 31 March 2010

Name	Holder (if British Airways’ interest is not direct, in whole or in part)	Line of business	Location	Percentage of ownership/ voting rights
Dunwoody Airline Services (Holdings) Limited		Holding company	England	40
Iberia	BritAir Holdings Limited	Airline operations	Spain	3.02
	British Airways Holdings BV			10.13

There has been no change to the information contained in this section since 31 March 2010. As at 30 June 2010 British Airways was not under any legal or statutory requirement to re-capitalise any of the subsidiaries listed in this section.

12.1.2	List of Iberia’s subsidiaries and holdings as at 31 December 2009

Iberia subsidiaries at 31 December 2009

Name	Holder (if Iberia’s interest is not direct, in whole or in part)	Business	Registered office	% Ownership/voting rights
Compañía Auxiliar al Cargo Exprés, S. A.		Cargo transport	Centro de Carga Aérea Parcela 2 p.5 nave 6, Madrid	75%
Cargosur, S.A.		Air cargo transport	Velázquez, 130; Madrid	100%
Iberia Tecnología, S.A.		Air maintenance services	Velázquez, 130; Madrid	100%
VIVA Vuelos Internacionales de Vacaciones, S.A.	Cargosur, S.A.	Aircraft maintenance	Camino de la Escollera, 5; Palma de Mallorca	100%
Campos Velázquez, S.A.	Cargosur, S.A.	Acquisition and holding of urban property	Velázquez, 34; Madrid	100%
Auxiliar Logística Aeroportuaria, S. A.	Compañía Auxiliar al Cargo Express, S.A.	Cargo transport	Centro de Carga Aérea Parcela 2 p 5 nave 6; Madrid	75%
Consultores Hansa, S. A.	VIVA Vuelos Internacionales de Vacaciones, S.A.	Market consultancy services	Velázquez, 130; Madrid	100%
Iberia Desarrollo Barcelona, S.L.R.	Iberia Tecnología, S.A.	Promotion and development of airport infrastructure	Bergara, 3; Barcelona	75%
Iberia Mexico, S. A.		Aeronautic engineering services	Ejército Nacional 439; Mexico	100%
Binter Finance, B.V.		Finance and cash services	Strawinskian 3105 100 BL; Amsterdam	100%
IB Opco Holding, S.L.		Asset management and consultancy services	Velázquez, 130; Madrid	100%
Iberia, Líneas Aéreas de España, Sociedad Anónima Operadora		Passenger transport and other related services	Velázquez, 130; Madrid	100%
Iberia Airlines of Spain, L.T.D.		Dormant	South Africa	100%

All of the entities listed in the above table are consolidated in the accounts of the Iberia Group using the global integration method, with the exception of “Iberia Airlines of Spain, L.T.D.”, a dormant company with minimum value not included within the consolidation group of the Iberia Group. Iberia was required to create this company when it began to operate flights to the Republic of South Africa.

Significant holdings of Iberia at 31 December 2009

Name	Holder (if Iberia’s interest is not direct, in whole or in part)	Business	Registered office	% Ownership/voting rights
Associates
Vueling Airlines, S. A.		Passenger transport	Parque de Negocios Mas Blau; Pla de l’Estany, 5; El Prat de Llobregat; Barcelona	45.85%
Multiservicios Aeroportuarios, S. A.		Auxiliary services at airports	Bravo Murillo, 52; Madrid	49.00%
Empresa Logística de Carga Aérea, S. A. (ELCA)	Cargosur, S.A.	Operation of a cargo terminal	Jose Martí Airport. Havana (Cuba)	50.00%
Empresa Hispano Cubana de Mantenimiento de Aeronaves Ibeca, S. A.	Iberia Tecnología S.A.	Aircraft maintenance	Jose Martí Airport. Havana (Cuba)	50.00%
Handling Guinea Ecuatorial, S. A. (HANGESA)	VIVA Vuelos Internacionales de Vacaciones, S. A.	Handling	Malabo (Equatorial Guinea)	51.00%
Sociedad Conjunta para la Emisión y gestión de Medios de Pago EFC, S. A. (Iberia CARDS)		Payment method issuance and management of credit cards and other payment methods	Ortega y Gasset, 22; Madrid	43.50%
Air Miles España, S.A.		Multi-industry loyalty building	Avda. de Bruselas, 20; Alcobendas. Madrid	33.33%
Serpista, S.A.		Airport equipment maintenance	Velázquez, 130; Madrid	39.00%
International Supply Management, S.L.		Marketing of chemical products	Pozuelo de Alarcón. Madrid	49.00%
Iber-América Aerospace, LLC		Trading in aircraft parts and engines	Miami, Florida (United States)	65.33%
Noamar Air Handling		Holding and financing of companies	Amsterdam (The Netherlands)	40.00%
Aerohandling Ltd	Noamar Air Handling	Holding and financing of handling companies	Tel Aviv (Israel)	40.00%
Viajes AME, S.A.	Air Miles España, S. A.	Organization and marketing of leisure services	Avda. de Bruselas, 20; Alcobendas. Madrid	33.33%

Jointly controlled entities

Madrid Aerospace Services, S.L.	Iberia Tecnología, S.A.	Landing gear maintenance	Pol. Ind. Las Monjas – C/Verano, 9	50.00%

Significant long-term holdings in other companies:

British Airways Plc		Airline operations	Waterside, Harmondsworth, London	9.975%
WAM Acquisition, S.A.		Management, administration, acquisition, merger and concentration of enterprises.	C/ Salvador Madariaga, 1 Madrid	11.57%
Servicios de Instrucción de Vuelo, S.L.		Flight simulator crew training	Polígono Industrial La Garena, P 1 N 1- Alcalá de Henares (Madrid)	19.90%
Venezolana Internacional de Aviación, S.A. (VIASA)		Dormant	Oscar M. Zuloaga, s/n Caracas (Venezuela)	45.00%

Associates and jointly controlled entities are consolidated in the Iberia Group accounts using the equity method. The company VIASA, which engaged in passenger and cargo transport activities, ceased its operations in January 1997. In March 1997, after reaching an agreement with shareholders, VIASA filed for bankruptcy and commenced the process for liquidation of the company. As a result of this process, since 1997 the Iberia Group has recorded provisions for all risks relating to its holding in VIASA on the year-end balance sheets.

On 13 December 2000, VIASA was declared bankrupt, to which proceeding the lawsuits brought against VIASA and IBERIA for refund of contributions to the Pilot Pension Fund and for double benefits for dismissal have been joined.

In May 2010 Iberia sold 7.5 per cent. of Air Miles España, S.A. to Banco Sabadell, obtaining a gain of one million euros and taking its direct holding to 22.5 per cent. (25 per cent. if the treasury shares of this associate are taken into account). It also sold its interest in Air Miles’ subsidiary, Viajes Ame, to 22.5 per cent. (25 per cent. considering the treasury shares).

At 30 June 2010, Iberia had a 9.0 per cent. holding in Amadeus IT Holding, S.A. (formerly WAM Acquisition, S.A.). On 29 April 2010, Amadeus IT Holding, S.A. was listed on the stock market. Prior to this date, Iberia sold part of its investment (29.8 million class B shares) in this company, obtaining a net profit of 13 million euros in this company. Iberia sold a 1.5 per cent. of its stake on Amadeus IT Holding, S.A. on October 8, 2010, for an amount of € 89.99 millions (€13.50 per share) and obtaining a net profit of €89.90 millions.

During the first six months of the year, Iberia Tecnología made the following equity contributions to Madrid Aerospace Services S.A.: €425,537 in the form of a capital increase and €574,462.50 in the form of a loss offset.

Notwithstanding the above, no Iberia Group company is currently subject to mandatory dissolution nor is required to perform any recapitalization.

13.	PROPERTY, PLANT AND EQUIPMENT

13.1	Information regarding any existing or planned material tangible fixed assets, including leased properties, and any major encumbrances thereon.

13.1.1	British Airways

The changes in property, plant and equipment over the last three financial years and in the 3-month period ended 30 June 2010 are presented below:

British Airways	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	% Change 10/09-09/08	% Change 09/08-08/07	3 months ended 30/06/10 (£ million)
Cost
Fleet	11,952	11,836	11,389	1.0%	3.9%	12,058
Land and buildings	1,520	1,516	1,508	0.3%	0.5%	1,520
Equipment	744	783	804	(5.0%)	(2.6%)	747

Total cost	14,216	14,135	13,701	0.6%	3.2%	14,325

Accumulated depreciation
Fleet	6,213	5,840	5,413	6.4%	7.9%	6,309
Land and buildings	600	545	531	10.1%	2.6%	614
Equipment	499	517	494	(3.5%)	4.7%	511

Total accumulated depreciation	7,312	6,902	6,438	5.9%	7.2%	7,433

Net book amount	6,904	7,233	7,263	(4.5%)	(0.4%)	6,892

British Airways’ operational headquarters are at Waterside, Harmondsworth, West Drayton. British Airways owns the freehold of these premises.

The following table provides summary information about its principal properties as at 31 March 2010:

Property	Owned/Leased	Principal Use
Waterside, Harmondsworth, West Drayton	Owned	Operational headquarters for British Airways

World Cargo Centre at London’s Heathrow airport	Leased (ground lease due to expire 31 March 2051)	Operational centre of British Airways’ air freight operations

Terminal 5 of London’s Heathrow airport	Leased (several leases, lease over main building expires on 31 March 2020). There is no automatic extension of the lease.	Terminal 5 is used exclusively by British Airways as the hub of its global passenger network

Terminal 7 of New York’s John F. Kennedy airport	Leased (due to expire on 30 November 2015)*.	British Airways occupies Terminal 7 of New York’s John F. Kennedy airport

Maintenance areas at Heathrow Airport	Leased (ground lease due to expire on 31 March 2145)	British Airways uses this area to perform maintenance checks on its own and other air carriers’ aircraft

BAMC Engineering Base at Cardiff Airport	Leased (lease has unexpired term of 980 years)	British Airways uses this base to perform heavy-duty maintenance on its Boeing 747 fleet.

*	If the lease is not renewed in November 2015, a debt of $200 million would become payable by British Airways to the Port Authority of New York and New Jersey.

British Airways owns and leases, or occupies under licence, numerous sales, office and operational spaces around the world. As is customary in the airline industry, the only material plant and equipment owned or leased by British Airways is its aircraft. Details of the British Airways fleet, including a description of the various ownership arrangements (including lease arrangements) and other encumbrances to which such arrangement are subject, are set out in section 8.9.1 of this document.

Other than the aircraft property and British Airways’ flight simulators described in Section 16 of this document, all of which are subject to a mortgage, there is currently no other mortgage, charge, pledge, lien, encumbrance or other security interest over British Airways’ material tangible fixed assets. At 31 March 2010 British Airways’ borrowings included outstanding finance lease and hire purchase commitments totalling £2,518 million of bank and other loans secured on specific aircraft, property and equipment totalling £967 million. The resulting secured borrowings total of £3,485 million represent 50.5 per cent. of the net book value of British Airway’s total property, plant and equipment as at that date. In the case of Iberia, the part secured by assets relates to the financial leases which at 30 June 2010 amounted to €325 million.

As of 31 March 2010, British Airways controlled 42 per cent. of the landing slots at Heathrow. The aggregate value of British Airways’ landing rights recognised on British Airways’ balance sheet as at 31 March 2010 was £202 million (as at 31 March 2009, it was £205 million). British Airways only recognises on its balance sheet a value for slots where consideration has been paid to other airlines for their acquisition.

13.1.2	Iberia

The changes in property, plant and equipment over the last three financial years and in the 6-month period ended 30 June 2010 are presented below:

Iberia	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	% Change 09-08	% Change 08-07	6 months ended 30/06/10 (€ million)
COST:
Fleet	1,457	1,549	2,092	(5.9%)	(26.0%)	1,555
Other property, plant and equipment	1,027	1,016	1,001	1.1%	1.5%	1,035
Land and other constructions	158	161	162	(1.9%)	(0.6%)	157
Machinery, fixtures and tools	466	450	464	3.6%	(3.0%)	467
Furniture and fixtures	22	21	21	4.8%	0.0%	21
Spare parts for property, plant and equipment	209	216	207	(3.2%)	4.3%	213
Computer hardware	114	112	100	1.8%	12.0%	112
Other property, plant and equipment	58	56	47	3.6%	19.1%	65
ACCUMULATED DEPRECIATION:
Fleet	(723)	(731)	(1,162)	1.1%	37.1%	(755)
Other property, plant and equipment	(698)	(674)	(656)	(3.6%)	(2.7%)	(711)
Land and other constructions	(121)	(118)	(116)	(2.5%)	(1.7%)	(122)
Machinery, fixtures and tools	(347)	(330)	(329)	(5.2%)	(0.3%)	(354)
Furniture and fixtures	(16)	(16)	(15)	0.0%	(6.7%)	(16)
Spare parts for property, plant and equipment	(97)	(105)	(99)	7.6%	(6.1%)	(100)
Computer hardware	(90)	(81)	(73)	(11.1%)	(11.0%)	(91)
Other property, plant and equipment	(27)	(24)	(24)	(12.5%)	0.0%	(28)
PROVISIONS
Fleet	(17)	(39)	(139)	56.4%	71.9%	(19)
Other property, plant and equipment	0	(3)	(3)	100.0%	0.0%	0

TOTAL, NET	1,046	1,118	1,133	(6.4%)	(1.3%)	1,105

At 31 December 2009 the net value of the property, plant and equipment and intangible assets of the Iberia Group amounted to €1,046 million. At €717 million (net book value),

fleet is the largest item. As is customary in the industry, the aircraft in Iberia’s fleet that are operated under finance leases (267 million euros at 31 December 2009) are used as security in these financing arrangements. There are not other fleet used as security. At 31 December 2009, the carrying amount of the aircraft operated under finance leases (11 aircraft) represented 25.5 per cent. of the total net value of Iberia’s property, plant and equipment.

The other large items are “Machinery, fixtures and tools”, “Spare parts for property, plant and equipment” and “Computer hardware”. Iberia also owns an area of land adjacent to Madrid airport (La Muñoza), measuring 1.3 million square meters. At 31 December 2009, the carrying amount of this land was €2.4 million. The regulations on La Muñoza Industrial Zone were established in Law 1/1969, approving the Second Economic and Social Development Plan (II Plan de Desarrollo Económico y Social) and are currently in the New Master Plan for Barajas airport (Nuevo Plan Director del Aeropuerto de Barajas), which classifies that Industrial Zone as reserved for airport use. This reserved zone for airport use is created in order to guarantee the possibility of developing and expanding Barajas airport in the future. This classification means that land inside the reserved area in not contemplated in the urban planning instruments.

The following table provides summary information about Iberia’s principal properties as at 31 December 2009:

Property	Owned/Leased	Principal Use
Velázquez, 130 Bloque VI (Madrid)	Leased (the lease agreement expires in January 2011 and is renewed on an annual basis)	Corporate Headquarters of Iberia.

Martínez Villergas, 52 (Madrid)	Leased (the lease agreement expires in March 2013)	Headquarters. Sales and Customer Departments

Zona Industrial nº2, La Muñoza (Madrid)	Owned	Industrial Area. Maintenance of aircraft, systems, simulators and other technical support services

Zona Industrial nº1 Barajas (Madrid)	Leased (various lease agreements renewed each year on an implied basis)	Industrial Area. On-wing maintenance and general offices

Land, high zone Barajas (Madrid)	Owned	Offices

Barajas cargo terminal (Madrid)	Leased (the lease of the terminal is linked to the authorization to perform cargo autohandling services at this airport, which is for an indefinite term)	Cargo distribution centre

Terminal 4 Barajas airport (Madrid)	Right of use under Spanish Administrative Law. Iberia has many lease agreements, most of which are valid until February 2014 and have to be renewed at the termination date. There is one major agreement for occupation and use of two plots of land at the airport totalling 30,000 m2, which is valid until November 2036)	Iberia leases (as lessee) commercial premises, offices, check-in desks and plots relating to commercial and handling activities. Terminal 4 is Iberia’s flight distribution hub but it is not used exclusively by Iberia.

In 2009, Iberia paid a total of 44 million euros for the lease of airport buildings, premises and check-in desks.

There are no mortgaged or pledged assets among the land and property owned by Iberia, except for the calification of the Muñoza Industrial Area as Airport reserve.

Iberia’s total expense in relation to the lease of buildings, premises and check-in desks amounted to 44 million in 2009.

13.2	A description of any environmental issues that may affect IAG’s utilisation of the tangible fixed assets.

Section 11 of this document describes the material environment laws and regulation that are relevant to British Airways and Iberia.

13.2.1	British Airways

Climate change legislation covering air transport activities is under development at national, regional and international levels. British Airways has and continues actively to influence the design of such legislation with the intention of ensuring that the aviation industry takes responsibility for its environmental impact while avoiding an excessive cost burden and distortion of competition. British Airways meets applicable environmental regulation.

British Airways’ climate change programme is focused in five main areas: securing a global sector policy regime with ambitious long-term CO2 reduction targets; improving its carbon efficiency; developing the potential of low-carbon fuels; promoting its voluntary carbon offset scheme; and supporting scientific research into aviation’s climate change impacts.

British Airways continues to play a leading role in the development of a global framework for regulating aviation carbon emissions. It works closely with IATA in promoting the target to reduce net CO2 emissions by 50 per cent. by 2050 for example, relative to 2005. Meeting this target will require investment in new technology, sustainable biojet fuels and cost-effective emissions reductions in other sectors of the economy through the creation of effective global carbon trading markets.

From 2012 British Airways will participate in the EU ETS. To meet UK legal requirements associated with the EU ETS, British Airways will be required to surrender allowance units every calendar year equivalent to the total CO2 emitted under the system, around 16 million tonnes CO2. Approximately two-thirds of the allowances needed will be allocated free of charge, the remainder being sourced through carbon markets. The cost of these allowances is estimated to start at £112 million per annum in 2012 and rise steadily to an estimated £199 million per annum by 2020. The future effects of this trading scheme for British Airways and Iberia are not currently foreseeable, but due to the European focus of the scheme, British Airways, like all European airlines, might face competitive disadvantages in comparison to non-European air carriers who operate a lower proportion of routes into, out of or within the EU (which is the scope of the EU ETS), such as American companies.

British Airways do not publish details of its environmental expenses or information on its environmental assets in its annual accounts.

13.2.2	Iberia

Protection of the environment is one of the corporate priorities of Iberia, which complies with the environmental legislation applicable to it. Iberia pursues various projects and activities in the context of its global environmental protection policy, which encompasses all its activities, both on the ground and in the air.

The Iberia Group incurred the following environmental expenses in the years ended 31 December 2009, 2008 and 2007:

Environmental expenses (millions of euros)	2009	2008	2007
Environmental remediation and conservation	2	1	1
Environmental management personnel expenses	1	1	1
Environmental and other taxes	2	2	1

Total	5	4	3

Environmental assets, including water treatment facilities, hazardous waste stores, filter and gas recharging systems, and water recycling infrastructure, among others, had an acquisition cost of €78 million and accumulated depreciation of €57 million as at 31 December 2009.

Iberia’s activities on the ground are guided by measures designed to make continual improvements via certified environmental management systems in place in the airport services and aircraft maintenance divisions (ISO 14001/AENOR). Moreover, Iberia identifies and assesses environmental issues, determining their degree of environmental impact, and using this assessment as the basis for preparing its management strategy.

As regards flight operations, Iberia has action plans in place that enable it to factor environmental variables in its fleet renewal processes, adopt best practices in its aircraft operations, bring its flight schedules into line with changes in demand, allocate aircraft and optimise load factors, which allow it to reduce emissions, especially the greenhouse gas emissions associated with climate change. CO2 emissions per unit transported have been cut by a cumulative 12 per cent. over the past 5 years.

In 2009 Iberia received the AENOR certification for cutting CO2 emissions on the Puente Aéreo (Barcelona-Madrid shuttle). This certification, the first in its class in Spain, testifies that Iberia has cut CO2 emissions on the Madrid-Barcelona shuttle thanks to its fleet renewal and new cabin interiors. Moreover, training and awareness programs are provided for technical crew on the implementation of best practices with the aim to reduce noise levels and fuel consumption; any reduction in fuel consumption carries a directly proportional cut in CO2 emissions.

The new technology added to the current engines, combined with enhanced aircraft aerodynamics have prompted a 50 per cent. reduction in the noise levels currently emitted by each aircraft, compared to ten years ago.

Iberia collaborates on various national and international taskforces that analyse, promote and disseminate best environmental practices in the airline industry. For example, Iberia participates in the pan-European SESAR programme for the development and implementation of the Single European Sky, with a view to easing air traffic congestion, and making flying more environmentally friendly. European air space is divided into 27 blocks, corresponding to the 27 EU Member States, and the majority of these States have more than one air control centres, with 60 air control centres in all. The Single European Sky will reduce the number of blocks to 9 and its implementation will enable more efficient planning of routes and will reduce fuel consumption and therefore cut CO2 emissions in European aviation by between 6 per cent. and 12 per cent.

In addition, in 2009, Iberia took part in the RETA-CDA project in conjunction with AENA to reduce emissions through continuous descent approaches. In strict collaboration with air traffic control centres, continuous descent approaches are designed to use descent routes with no interruptions or deviations that force the aircraft to steer off the ideal route for fuel consumption and emissions, making it unnecessary to use any additional power to that supplied by taxiing. Using these approaches, the noise level of each operation is reduced by between 4 and 6 decibels in towns and cities at a distance of more than 18 kilometres from the landing runway and this saves between 300 and 480 kilos of CO2 per landing. These approaches are currently being trialled in Spain and are expected to be implemented in some Spanish airports in 2010. During the trial period in 2009, Iberia carried out a total of 892 operations using this procedure. This did not give rise to any additional cost for Iberia; on the contrary, the company saved between 100 and 150 kilos of fuel on each of these flights.

As from 2012 Iberia will take part in the EU Emissions Trading Scheme (ETS). Under this system, between 2012 and 2020, Iberia must deliver CO2 emissions allowances equivalent to the total CO2 emissions each year. Approximately two-thirds of the necessary emissions allowances will be assigned free of charge and the rest will be obtained from the carbon markets. While there is a great deal of uncertainty surrounding future CO2 prices, it is estimated that the acquisition of these emissions allowances on the carbon market will cost Iberia around 24 million euros in 2012, rising to 102 million euros in 2020.

All these initiatives evidence the high level of involvement across Iberia to reduce the environmental impact, and to secure compliance with the environmental legislation applicable to the company.

In recent years, Iberia has had to pay compensation for noise pollution due to breaches in certain approach, landing or take-off manoeuvres of the operating procedures established by the civil aviation authorities. The total compensation paid for noise-related infringements in 2007, 2008 and 2009 amounted to 1.4 million euros.

14.	BRITISH AIRWAYS OPERATING AND FINANCIAL REVIEW

14.1	Factors affecting British Airways’ and Iberia’s results of operations and financial position

Set out below are factors affecting British Airways and Iberia’s results of operations and financial position as operators in the airline industry. As the factors in section 14.1 are factors applicable to the airline industry generally we have not, for convenience, repeated the factors in the Iberia Operating and Financial Review in section 15. Set out in section 14.2 are factors specific to British Airways. Set out in section 15.1 are factors that are specific to Iberia.

14.1.1	Fuel Prices

For the financial year ended 31 March 2010, fuel and oil costs for British Airways amounted to £2,372 million, 28.8 per cent. of British Airways’ total operating expenditure, representing the single largest portion of British Airways’ operating costs.

For the financial year ended 31 December 2009, fuel and oil costs for Iberia amounted to €1,184 million, 24.3 per cent. of Iberia’s recurring operating costs, representing the single largest portion of Iberia’s operating costs. Prices for aviation fuel, or kerosene, are volatile, strongly correlated to the price of petroleum and are influenced by a number of factors, including fluctuations in the Euro/US Dollar exchange rate, political events, war or the threat of war, and the coordinated pricing decisions of producer cartels such as the Organization of the Petroleum Exporting Countries. The following table illustrates this volatility, summarizing the minimum, maximum and average aviation fuel prices (US Dollar per tonne) for the calendar years indicated (source: Fuel CIF NWE (Cost, insurance and freight, Northwest Europe):

	Minimum	Maximum	Average
2007	541.50	956.75	711.62
2008	442.00	1,466.50	1,006.08
2009	390.75	698.00	567.04
2010 (first half 2010)	630.00	784.00	703.67

Volatility of prices can have a material impact on British Airways’ business, operations, financial condition and results of operations.

The following table sets out British Airways’ and Iberia’s fuel and oil costs for the financial years ended 31 March 2010, 2009 and 2008 and for the financial years ended 31 December 2009, 2008 and 2007, respectively:

	British Airways			Iberia
	FY 2010/09	FY 2009/08	FY 2008/07	FY 2009	FY 2008	FY 007
Average fuel price before hedging (US Dollars/ per tonne)	624.9	938.0	809.9	619.20	1,112.82	747.91
Volume of aviation fuel purchased (000s of tonnes)	5,252	5,530	5,585	1,841.5	1,971.2	2,062.3
Total fuel and oil costs (millions)	£2,372	£2,969	£2,055	€1,184	€1,666	€1,145
Fuel and oil costs as % of total recurring operating expenses	28.8	32.2	26.1	24.3%	30.1%	21.9%
Fuel and oil costs as a % of total recurring operating revenue	29.7	33.0	23.5	26.9%	30.6%	20.7%

British Airways and Iberia, like many other airlines, add fuel surcharges to passenger ticket costs and charges for cargo traffic to help offset increases in fuel prices. British Airways actively hedges its aviation fuel price exposure. As at 30 June 2010, British Airways had entered into fuel hedging contracts with respect to 73 per cent. of its projected aviation fuel requirements in the final 9 months of the financial year ended 31 March 2011 and 27 per cent. of its projected aviation fuel requirements for the financial year ended 31 March 2012. As at 30 June 2010, Iberia had entered into fuel hedging contracts with respect to 72 per cent. of its projected aviation fuel requirements in the second half of the year and 50 per cent. of its projected aviation fuel requirements in the 2011 financial year.

IAG may decide a future common policy for fuel acquisition. At the date of registration of this Document any decision on this regards has been taken.

14.1.2	Currency fluctuations

British Airways and Iberia are exposed to currency risk on revenue, purchases and borrowings in foreign currencies. This can be illustrated by examining British Airways’ income statement.

In the financial year ended 31 March 2010, British Airways included the following effects of foreign exchange movements versus its reporting currency in its income statement and other reserves movements:

Income Statement:

•	A net gain of £2 million in respect of working capital re-translation from foreign denominated currency to sterling and settlement differences; and

•	A net loss of £14 million in respect of re-translation of foreign currency borrowings to sterling.

Other reserves movements (shown as part of “other comprehensive income”):

•	A net gain of £123 million, before deferred tax of 34 million, in respect of deferred gains under cash flow hedges;

•	A net gain of £3 million before deferred tax of £1 million in respect of other exchange hedges.

British Airways seek to reduce foreign exchange exposures arising from transactions in various currencies through a policy of matching, as far as possible, receipts and payments in each individual currency and selling surplus or buying the shortfall of its currency obligations.

The changes in the three major exchange rates to Sterling are over the past three years is shown below:

£1 equals	At 31 March			Annual Average
	2010	2009	2008	2010	2009	2008
US Dollar	1.51	1.43	1.99	1.60	1.75	2.01
Euro	1.12	1.07	1.26	1.13	1.21	1.43
Yen	141	140	197	148	177	231

Iberia seeks to reduce foreign exchange exposures arising from transactions in various currencies through a policy of matching, as far as possible, receipts and payments in each individual currency and selling surplus or buying the shortfall of its currency obligations using financial hedging instruments.

For fiscal year ended 31 December 2009 the effect of hedging instruments on the profit and loss account was a profit of €41 millions and a loss on Equity of €12 millions. For fiscal year ended 31 December 2008 the effect of hedging instruments on the profit and loss account was a loss of €12 millions and a profit on Equity of €47 millions. For fiscal year ended 31 December 2007 the effect of hedging instruments on the profit and loss account was a loss of €35 millions and a profit on Equity of €6 millions.

The changes in the three major exchange rates to Euros are over the past three years are shown below:

€1 equals	As at 31 December			Annual Average
	2009	2008	2007	FY 2009	FY 2008	FY 2007
US Dollar	1.4406	1.39173866	1.4721	1.39473948	1.47084707	1.3705
Sterling	0.8881	0.9525	0.7333	0.8909	0.7963	0.6843
Yen	133.16	126.14	164.93	130.3433	152.45	161.25

Source: ECB

14.1.3	Interest rates

British Airways and Iberia are exposed to changes in interest rates on floating debt and cash deposits.

Although Iberia has a net cash surplus, if the notional debt corresponding to operating leases is added, the total adjusted net debt amounted to €1,034 million at 31 December 2008 and €1,244 million at 31 December 2009. The notional debt corresponding to operating leases is obtained by multiplying the aircraft lease obligations by eight (the standard used in the sector for the average life of these leases), and subtracting the capitalisation of the Iberbus loans. At 31 December 2008, the percentage of the adjusted gross debt held by Iberia at a fixed rate was 57 per cent., with 6 per cent. held at a floating rate with protection, and the remaining 37 per cent. at variable rate. At 31 December 2009, the percentage of the adjusted gross debt held by Iberia at a fixed rate was 46 per cent., with 6 per cent. held at a floating rate with protection, and the remaining 48 per cent. at variable rate.

Had there been a change in interest rates, either an increase of 50 basis points or a decrease of 50 basis points, there would have been a £nil impact on shareholders’ equity (2009: £nil) and a £nil impact on British Airways’ income statement for the financial year ended 31 March 2010. The nil impact arises from the amount of floating rate debt being very close to the amount of floating rate deposits. In the financial year ended 31 March 2009, as a result of higher net debt, an increase in interest rates of 50 basis points would have had an unfavourable impact on the income statement of £1 million. A decrease in interest rates of 50 basis points would have had a favourable impact on the income statement of £1 million.

The theory sensitivity to a percentage point increase in Euro interest rates was a positive 17.5 million in 2008 and 11 million in 2009, due to Iberia’s cash position. However, sensitivity to a percentage point increase in US Dollar interest rates was a negative €7.9 million in 2008 and €6.1 million in 2009.

14.1.4	Global economic downturn and financial crisis

The airline industry is highly sensitive to general economic conditions.

Demand for air travel depends on general economic conditions, employment levels, consumer and business confidence and the availability of consumer credit. The airline industry tends to experience significant adverse financial results during economic downturns as travellers often choose to reduce their transportation or reduce the price they pay for such transportation. In addition, an economic downturn also tends to result in a decrease in air cargo revenue, as international trade decreases and businesses look to run down their inventories and send freight by more economical routes. For further information on the airline industry and the impact of the global economic downturn, see section 11 of this document.

The downturn in the global economy in the period from 2008 has resulted in a decrease in demand for air travel, particularly from the financial services sector, one of British Airways’ key customer segments. IATA data showed that, for the 12 months ended 31 December 2008, global premium traffic (in term of passengers) fell by 2.8 per cent., and for the first three months of 2009 (when the economic downturn was at its peak) the decrease was much more significant at 19.2 per cent. (with a decrease of 15.8 per cent. in the whole of 2009). For these reasons, demand by business travellers and premium passengers has decreased and British Airways has experienced a shift in passenger revenue from higher yielding tickets to lower yielding tickets both from passengers trading down from premium to non-premium classes, and from passengers selecting more restrictive and therefore lower price tickets within the various cabins. It was not until December 2009 that IATA statistics showed monthly year-on-year growth with the number of premium passengers travelling in December 2009 being 1.7 per cent. higher than the number of premium passengers travelling in December 2008. IATA forecast show that industry profitability is forecast to be $8.9 billion in 2010 (compared to profitability of $13.2 billion in 2007 before the economic downturn). The principal effect of the economic slowdown and financial crisis was reflected in the 10.9 per cent. decline in British Airways’ passenger revenue in the financial year ended 31 March 2010 (from £7,836 million to £6,980 million). In addition, the deterioration in the global economy and the global financial crisis resulted in a significant decrease in air freight, as demand for goods slumped and businesses ran down inventories while choosing to send freight by cheaper routes. In the financial year ended 31 March 2010 British Airways’ cargo freight tonnage carried decreased by 5.6 per cent. compared to the financial year ended 31 March 2008. British Airways’ revenue from cargo transportation decreased by 10.6 per cent. in the financial year ended 31 March 2010, when compared to the financial year ended 31 March 2008.

In the case of Iberia, the 21.2 per cent. decline in Iberia’s passenger revenue in the financial year ended 31 December 2009 (from € 4.218 million to € 3.325 million). In addition, the deterioration in the global economy and the global financial crisis resulted in a significant decrease in air freight, as demand for goods slumped, and businesses ran down inventories while choosing to send freight by more economical routes.

The impact that the recent global economic downturn has had on British Airways can be illustrated by comparing British Airways results of operations before the full effects of the economic downturn had been felt by the airline industry. British Airways’ financial year ended 31 March 2008 was the last full financial year prior to the height of the global financial crisis and economic downturn. During the three financial years ended 31 March 2008, a period of general economic growth around the world, British Airways’ performance generally improved year-on-year, as illustrated by the following statistics:

British Airways	FY 2010/2009	FY 2009/2008	FY 2008/07 ***	FY 2007/06	FY 2006/05*	% Change 10/09 - 09/08	% Change 09/08 - 08/07	% Change 08/07 – 07/06	% Change 07/06 – 06/05*
RPKs (million)	110,834	114,301	118,337	112,851	109,713	(3.0)	(3.4)	4.9	2.9
Passengers carried (‘000)	31,817	33,097	34,613	33,068	32,432	(3,9)	(4.6)	4.6	2.0
Total revenue (£ million)	7,994	8,992	8,758	8,492	8,213	(11,1)	2.7	3.1	3.4
Passenger revenue per RPK (pence)	6.30	6.85	6.42	6.44	6.31	(8.0)	6.7	(0.3)	2.1
Operating profit before non-recurring items** (£ million)	(231)	(220)	878	556	694	5.0	N/M	57.9	(19.9)

*	Restated for the disposal of the regional business of BA Connect.
**	Non-recurring items in the financial year ended 31 March 2007 comprised a credit of £396 million arising on changes to pension schemes and a charge of £350 million arising on provision for settlement of competition investigations.
***	Re-stated for the adoption of IFRIC 13 and 14 and to include frequent flyer passenger numbers.

The decline in operating profit from the financial year ended 31 March 2006 to the financial year ended 31 March 2007 was mainly attributable to the increase of fuel costs by £350 million (which increased by 22.1 per cent.).

In the case of Iberia, the financial year ending 31 December 2007 was the last full tax year prior to the financial crisis and the last before the global economic slowdown reached its peak. During 2007 and the two previous years, a period of worldwide economic growth, Iberia obtained the following consolidated figures:

IBERIA	2009	2008	2007	2006	2005	% chg. 09 – 08	% chg. 08 – 07	% chg. 07 – 06	% chg. 06 – 05
RPK (million)	49,612	52,885	54,229	52,493	49,060	(6,2)	(2,5)	3.3	7.0
Passengers (thousands)	20,902	23,267	26,856	27,799	27,675	(10,2)	(13,4)	(3.4)	0.4
Operating revenue (€ mn)	4,409	5,450	5,522	5,388	4,929	(19.1)	(1.3)	(2.5)	9.3
Revenue per RPK (euro cents)	6.32	7.36	7.44	7.55	7.36	(14,1)	(1,1)	(1.5)	2.6
Recurring operating profit (€ mn)	(464)	(79)	284	122	117	N/M	N/M	132.8	4.3

14.1.5	Volcanic activity

In April and May 2010 airspace over some of British Airways’ key routes (including all United Kingdom airports from which British Airways operates) and Iberia’s key routes was periodically shut by the relevant aviation authorities due to the eruption in Iceland of the Eyjafjallajökull volcano. It is estimated that British Airways lost approximately £15-20 million per day for 7 days during April 2010 and £108 million (which would have represented 2.3 per cent. of the total revenues in the financial year closed at 31 March 2010) in aggregate during the three month period ended 30 June 2010 in passenger and freight revenue and additional costs incurred (including costs for the provision of hotel accommodation for affected passengers and costs incurred in re-routing aircraft to avoid affected airspace) during the complete closure period. In the case of Iberia, the impact on its operating profit was of €20 million.

14.1.6	Terrorism

In the past, terrorist attacks (such as the terrorist attacks of 11 September 2001, and subsequent attacks in the Middle East, Southeast Asia and Europe) and military conflicts in Afghanistan, Iraq and elsewhere have had a material adverse effect on the airline industry and British Airways’ business and have continued to affect the passenger transportation business. The adverse consequences of such events, and the threat of such events, could include reduced demand for air travel, limitations on the availability of insurance coverage, increased costs associated with security precautions and flight restrictions over war zones.

An atmosphere of uncertainty could continue for the foreseeable future and could intensify if new wars were to commence or further terrorist attacks were to occur, especially if they were to be targeted against aircraft or tourist destinations.

14.1.7	Aircraft acquisition methods used in the Airline Industry

Once the Merger is implemented, Iberia and British Airways may take the decision to synergise their fleet policies, but as at the date of this Registration Document, no such decision has been made.

Set out below is a brief description of the various different types of contracts used in the airline industry in order to acquire and operate aircraft. For information on the different types of contracts used by British Airways and Iberia, see sections 8 and 9 of the document, respectively.

Where reference is made below to terms or provisions being typical or usual (or similar expressions) in the airline industry, this means that such terms or provisions are usual or typical at British Airways and Iberia. The different contract types can be grouped into four major categories:

a)	Direct purchase;

b)	Financial lease and hire purchase agreements;

c)	Operating lease; and

d)	Wet lease.

a) Direct purchase

With a direct purchase, an airline purchases aircraft by paying an agreed price. In most cases the aircraft is sourced new from the aircraft manufacturer.

Aircraft purchase contracts generally include the following terms: the aircraft specifications; the delivery date; the aircraft price; any agreed discounts; any advances or deposits paid to the aircraft manufacturer or owner prior to receipt of the aircraft; the guarantees of economic value (on fuselage and engines); and, the technical warranties in respect of the aircraft.

Normally, agreements between airlines and manufacturers contain a sale and purchase commitment for various aircraft over a period of time which, in most cases, is between four and six years. In addition to aircraft ordered outright, aircraft purchase contracts may provide for options on additional aircrafts at a predetermined base price and date in the future. The options must usually be exercised 18 or 24 months prior to the projected delivery date, in order to allow the aircraft manufacturer sufficient time to plan production of aircraft. A failure to exercise these options will not usually give rise to a penalty.

The period between the execution of the aircraft purchase contract and the delivery of the aircraft varies according to the type of aircraft, the volume of orders received by the aircraft manufacturer and the purchaser’s needs, but it is not unusual for this period to be several years. In general, the time between formalization of the purchase contract and receipt of the first aircraft is around two years.

The execution of an aircraft purchase contract usually gives rise to the payment of advances on the part of the purchaser. These advances typically represent around 20 per cent. of the aircraft catalogue price and they are generally paid around 24 months before the delivery of the aircraft and therefore prior to the aircraft generating revenues.

The acquisition of an aircraft entails a significant investment on the part of the airline. The price of aircraft is generally determined by reference to a base price in the year the order is placed, with escalation to the date of delivery based on labour and commodity price indices. This escalation might be subject to periods where it is fixed, capped or shared with the aircraft manufacturer. The currency typically quoted for the price of aircraft is the US Dollar.

Financing support in the form of backstop facilities and asset value guarantees (“AVG”) is an increasingly important part of an aircraft purchase contract. Backstop financing facilities require the aircraft manufacturer to procure or provide financing on normal commercial terms but often with a higher rate of interest.

AVGs provide price support, should the airline sell the aircraft during pre-determined windows and the sale proceeds fall below the guarantee level. AVGs may be provided when the airline is concerned about the residual value of either early versions of an aircraft type, aircraft produced towards the end of a production run or where fleet planning strategy sees the aircraft in the fleet for a limited period.

Aircraft interiors, including galleys, seats and entertainment systems are usually purchased under separate purchase contracts between an airline and an interiors supplier. However, the aircraft manufacturer will generally fit the interiors so that the aircraft is service ready on delivery.

Breach of an aircraft purchase contract typically relates to: (i) payment default by the airline; (ii) delayed delivery of aircraft by the aircraft manufacturer; or (iii) technical performance of the aircraft. Payment default by the airline will typically give the aircraft manufacturer a right to cancel the aircraft order and, in some cases, retain advances already paid. Delayed deliveries outside the control of the aircraft manufacturer (such as delays due to natural disasters, armed conflicts, terrorist acts, explosions, fire, strike action or changes in government regulations) are generally described as “excusable” and do not result in compensation from or claims against the aircraft manufacturer, though “non-excusable” delayed deliveries might lead to daily liquidated damages or a claim for “all cost and losses”. Delayed deliveries beyond a certain timeframe, however, give the airline a right to cancel the aircraft order. Technical performance of the aircraft is supported by a package of guarantees from the aircraft manufacturer.

When the aircraft is finally delivered, the purchaser records it at cost, including it in the balance sheet under tangible fixed assets and the related borrowing, if any. A common method of depreciating purchased fleet is the straight-line method, distributing the depreciable cost over the estimated years of useful life of the aircraft, so that at the end of their useful life with the airline, the aircraft is held at its estimated residual value.

b) Finance leases and hire purchase agreements

Airlines may acquire aircraft using cash holdings and, particularly during the period of aircraft construction, arrange various types of financing for their acquisition. Aircraft have traditionally been attractive as security against mortgage loans which may be arranged for various proportions of the estimated useful life of the aircraft.

An alternative method of financing is leasing. Leases are classed as finance leases or operating leases depending on the economic background and the nature of the transaction. Under IAS 17 “Accounting for Leases”, finance leases are defined as those which transfer substantially all the risks and rewards incidental to the ownership of an asset to the lessee, while operating leases are defined as any leases which are not finance leases. Evidence to support the transfer of substantially all the risks and rewards incidental to ownership includes those clauses in a lease contract which provide that the ownership of the aircraft will be automatically transferred to the lessee at the end of the lease, or if there is a firm commitment on the part of the airline to exercise a purchase option. If there is a purchase option but the airline’s history in respect of such leases is that the purchase option is not exercised, the evidence supports its treatment as an operating lease.

The usual terms stipulated in a finance lease, amongst others, are: the term, usually between 8 and 16 years; the rent payable, usually stipulated in US Dollars; the terms for exercising the purchase option; and, the aircraft specifications, delivery date and warranties.

Finance leases are usually underwritten by domestic and international financing institutions, generally non-specialist top tier banks, which in some cases have departments specialising in these types of financing arrangements. A finance lease may be established at fixed or variable interest rates, depending on the state of the market. The airline will usually use hedging transactions to manage the interest rate risk.

In a finance lease, the cost of the leased aircraft is recorded on the balance sheet under tangible fixed assets and, simultaneously, a liability is recorded for the lease obligation. The said amount is calculated as either the fair value of the leased asset or the present value (at the beginning of the lease) of the agreed minimum amounts, including the purchase option, whichever is lower. The total financing cost of the lease is recorded in the income statement for the financial year in which it is incurred, applying the effective interest rate method.

With respect to aircraft under finance leases, advances may be payable (around 20 per cent. of the value of the asset) if the aircraft proceeds from a commitment with the manufacturer.

Generally, the airline has the possibility of cancelling the finance lease contract and executes the purchase option. However, in some cases it is necessary to wait until a minimum rental time has passed (between two and three years). In case of early termination, it is common to have a penalty clause stated in the contract, which use to be around 1 per cent. of the outstanding principal.

In general, airlines can cancel the finance lease and exercise their purchase option early, although in some cases a minimum period of the lease must have elapsed (two to three years). A penalty for early cancellation is typically established in the contract and tends to be around 1 per cent. of the outstanding principal.

The aircraft cost recorded for a finance lease is depreciated using similar methods to those used for purchased aircraft.

Hire purchase contracts, in the context of British Airways aircraft financing, are variants of finance leases and are accounted for as such. Below is a description of the differences between Finance Leases and Hire Purchase Arrangements.

Leased on balance sheet aircraft are categorised as either Hire Purchase Agreements or Finance Leases. Hire Purchase Agreements include a bargain purchase option that the lessee is economically compelled to exercise. Finance Leases include either purchase options or remarketing agreements that the lessee can exercise to take ownership of the aircraft and, at the inception of the lease, it is reasonably certain that the lessee will take ownership of the asset on termination of the lease. Economically both Hire Purchase Agreements and Finance Leases are, in substance, akin to a financing but have in the past attracted different tax treatment in the UK. For leases starting before May 2006, UK lessees claimed capital allowances and the accounting interest charge on Hire Purchase Agreements but accounting depreciation and accounting interest on Finance Leases. For leases starting May 2006 or later, UK lessees claim capital allowances and accounting interest on both Hire Purchase Agreements and Finance Leases meaning that, for new leases, the distinction between the two structures is no longer of any relevance.

It is possible to terminate early United Kingdom and United States of America finance leases, but not Japanese finance leases or hire purchase contracts.

A Japanese Leveraged Lease is a form of finance lease. A Japanese Leveraged Lease requires the establishment of a special purpose company to acquire the aircraft, and at least 20 per cent. of the equity in the company must be held by Japanese nationals. Under a Japanese Leveraged Lease both the airline and the Japanese investors receive favourable tax treatments in their own jurisdictions.

c) Fleet operated under operating lease

An operating lease contract usually stipulates, amongst others, the following terms: the aircraft specifications; the term of the lease; the rent payable under the lease; any deposits payable (deposits, which are unusual, equal one month’s rent); the value of the purchase option (on synthetic leases), if any; the terms in the event of early termination; any provisions relating to the extension of the lease; and, the terms, including maintenance condition for returning the aircraft.

Generally, the airline has the possibility of early terminate the operating lease. However, in some cases it is necessary to wait until a minimum rental time has passed (between two and three years). In case of early termination, it is common to have a penalty clause stated in the contract, taking as reference the pending lease payments until termination of the relevant agreement.

Under this type of lease contract, a distinction can be made between purely operating contracts, which do not carry a purchase option, and the so-called synthetic leases, which do carry a purchase option.

The purpose of a pure operating lease is the use of the aircraft over a period of time, normally between six and nine years. These contracts typically contemplate the possibility of extending the initial term of the lease but the aircraft is returned to its owner at the end of the lease.

Synthetic operating leases are a hybrid between a finance lease and a pure operating lease and tend to have a duration of between 12 and 16 years. The lessee pays regular rent, usually in dollars, and can exercise a purchase option (usually representing around 55%-60% of the fair value of the aircraft) at a specific time established in the contract (generally between the 8th and 10th year). The lessee can also return the aircraft at the end of the lease or, in some cases, extend the term of the lease. Some of these transactions are structured with three different parties, the lessor (owns the aircraft), the lessee (the airline that hires the aircraft) and the financing providers. Debt represents approximately 80 per cent. of the cost of the aircraft and is financed by financial entities. The equity represents 20% and is provided by Japanese investors in the case of Japanese Operating Leases or Spanish in the case of the Spanish Operating Leases. These investors will be the final owners of the aircraft if the company does not exercise the purchase option. Under these structures, the associated financial costs are optimized, due to the elevated leverage and the tax efficiency of those structures.

At 31 December 2009, Iberia had a total of 54 out of 120 aircraft under synthetic operating leases, and as at 30 June 2010, 55 out of 119 aircraft (21 in its long-haul fleet and 34 in its short- and medium-haul fleet).

From year 2007 to 30 June 2010, Iberia exercised 6 options coming from operating leases out of 17.

Rental expenses under all operating leases are accounted for in the income statement in the year in which they are incurred. The aircraft value is not recorded under fixed assets and, accordingly, is not depreciated and does not generate an equivalent debt in balance sheet.

At Iberia, the “Iberbus Ltd.” (Iberbus) companies are involved in some of the operating leases entered into by Iberia. These companies, domiciled in Ireland, are owned by Iberia (which owns between stakes of between 40 per cent. and 45 per cent.) and “Airbus Industrie, Financial Services” (Airbus) (which owns the remaining 55%-60% interests). Each Iberbus company owns one A-340 aircraft which is leased by Iberia for an initial term of seven years; these agreements have since been extended for a further five years. At December 2009, Iberia held ownership interests in six Iberbus companies.

Iberia has extended a loan to each of its Iberbus investees. The face values of these loans range between $11 and $22 million. The terms of these loans mirror those of the operating leases on the corresponding A-340 aircraft and carry interest at rates ranging between 4 per cent. and 6 per cent. per annum; they are repayable in a single bullet payment at maturity, which ranges between 2010 and 2012.

The Iberbus companies are not deemed associates and accordingly are not consolidated in the Iberia Group’s financial statements, because their majority shareholder, Airbus, acts as guarantor vis-à-vis Iberia, minority shareholder and lender, securing repayment in full of the loans outstanding at the end of the lease terms.

d) Wet lease

Wet lease contracts, which are usually short-term (one to two years and usually no more than 5 years), are generally similar to an operating lease, i.e., the use of an aircraft over a period of time, with the key difference being the lessee bears the burden and liability of other expenses incurred in respect of the lease, usually maintenance, insurance and technical crews.

Wet lease contracts stipulate, amongst others: the rent, normally including a variable amount to cover maintenance, insurance and crew (technical and, on occasion, cabin crew) and normally denominated in US Dollars; and the term of the lease. There is usually a deposit and a penalty for the early return of the aircraft.

Wet leases serve as a tool for the flexible management of the airline’s available capacity.

14.1.8	Composition of the ticket price

The main objective of every airline, after safety and security, is to avoid flying with empty seats and to maximize the total revenue earned through ticket pricing.

Price is a function of supply and demand. For each route there is a range of prices on offer. Each price carries with it a different set of rules and conditions such as how far in advance the fare must be purchased and whether it’s refundable should the passenger wish to cancel.

Airlines give the customer the ability to balance convenience versus cost. Business travellers often need to book their flights close to departure, to be able to make changes to their itinerary and to get at least a partial refund should they have to cancel due to a change of plans. They have relatively low price ‘elasticity’ as they are willing to pay a higher price to get the specific price product they require. Leisure travellers on the other hand, tend to book earlier, perhaps several months before departure, and are less concerned with additional options that the business traveller requires. Accordingly, the leisure customer has high price ‘elasticity’ and favours price over convenience. Generally, the further out from departure the ticket is purchased the lower the price will be.

Airlines optimise the range (mix) of prices on each route by ensuing that they are able to satisfy demand for the more flexible, higher priced products. In order to this airlines have developed systems which use historical and current booking data to determine how many seats should be sold at lower prices. Much of the process is automated as a result of having developed these systems with prices changing dynamically as bookings are made.

Getting pricing right in the airline business is especially important given the perishability of airline products; once an aircraft has departed, an empty seat can be viewed as lost revenue which cannot be recovered. However, a full flight is not necessarily a profitable one as this will be determined by the mix of prices achieved.

Revenue can be increased by selling the customer additional products such as hotel accommodation and car-hire through a carriers website and call centres. The prices for these additional products can be bundled together with the price for the seat on the plane in order to present the customer with an all-in price.

British Airways has made significant investments in developing Premium products, First and Club World. These include flat beds and lounges. The cost of delivering these products is reflected in a higher price.

As with any consumer product, prices are affected by competition. Airlines constantly monitor the market to ensure products are attractively priced, i.e. they are in line with offerings for similar products including competitor airlines and other forms of transport. There is no minimum or maximum price but it has to be competitive as well as delivering sufficient revenues to cover costs and maintain profitability.

Added to the price of a ticket are taxes, fees, charges and surcharges. These largely fall into two categories. The first are those charged by third parties such as governments and airport operators. Where the airline is charged on a per person basis, they pass these costs directly to the customer and are broken down on the ticket price. Charges such as landing fees, which are charged on a per aircraft basis, are included in the price as they are part of the fixed cost of operating that service but not broken down on the ticket price. The second are those that are kept by the airline such as the Fuel Surcharge, that is broken down on the ticket price. As this is a volatile cost item, the airline needs to be able to react quickly to movements in the price, both up and down. The surcharge mechanism is a way of ensuring that the fuel costs being incurred are reflected in the total cost to the customer. Airlines include all of these additional charges when a customer asks for a price, both on the website and in its call centres.

14.1.9	Employee relations

British Airways is currently in dispute with its cabin crew. In the last three financial years, the only strikes were those organised by Unite (the union representing flight attendants (known as cabin crew members)). This dispute began in 2009 and related to changes made to onboard crew cabin numbers on flights from Heathrow. The first series of such strikes was held over a total period of seven days in March 2010, resulting, in aggregate, in 21 per cent. of long-haul flights and 42 per cent. of short-haul flights being cancelled over that seven day period. These cancelled flights, and the disruption to air travel caused by the strikes and the uncertainty surrounding the strikes, resulted in an estimated negative effect on British Airways’ operations of approximately £43 million in the financial year ended 31 March 2010 (which represents a 0.5 per cent. out of the total revenues in the financial year ended at 31 March 2010). As most of British Airways World Cargo’s freight is carried in the bellies of British Airways’ passenger aircraft, any industrial action also disrupts British Airways’ cargo transportation business. Unite organised a further series of cabin crew strikes in May and June 2010. There was an increase in the flying programme compared with the March strikes. The estimated negative financial effect of the May and June 2010 strikes, which took place for a total period of 20 days, was £142 million (which represents a 1.8 per cent. out of the total revenues in the financial year ended at 31 March 2010).

There was no relevant industrial action during the financial years ended 31 March 2009 and 2008.

14.1.10	High Level of Fixed Costs

In general, network airlines have a substantial reliance on high capital value assets, mainly the aircraft fleet, use of hub airports and legacy industrial agreements which fix employee costs. Accordingly, a substantial percentage of a network airline’s operating expenses are fixed costs that do not vary proportionally based on its load factors, the number of passengers or the amount of cargo carried, the number of flights flown or aircraft utilisation rates.

The fixed cost base of a network airline is also higher than that of new entrant point-to-point low cost carriers. This is because the business models of low cost carriers may include high aircraft utilisation due to short airport turn-round times and long operating days (both made more achievable as a result of flexible working practices), use of non-hub airports or specialised low cost terminals at hub airports, and high levels of customer self-service with additional customer charges being levied for various ancillary services, some of which are provided as part of the normal ticket price by the network airlines. In addition, base levels of staff remuneration are generally lower in the low cost carriers.

Therefore, network airlines may take longer to adjust their resources to any rapid change in demand, such as that experienced following the terrorist attacks of 11 September 2001 or as a result of the recent economic downturn. A relatively small change in a carrier’s unit revenues by ASK whether caused by load factor changes or yield fluctuations, can have a major effect on a carrier’s profitability. In addition, revenues may also vary due to certain circumstances, such as pressure on yields by competitors, relative weight of premium classes, labour conflicts and natural disasters. Regarding costs, fuel price fluctuations and of the hedgings results are volatile and may affect profitability of the airlines.

14.1.11	Restructuring

Over the two financial years ended 31 March 2010, British Airways undertook significant restructuring initiatives with the aim of creating a competitive cost base. In the financial year ended 31 March 2009, manpower was reduced by 1,750 MPE from 42,350 to 40,600, a fall of 4.1 per cent., including 479 managers who elected to take voluntary severance. In the financial year ended 31 March 2010, manpower fell by approximately 3,800 MPE to a total of 36,800, fall of 9.4 per cent., from productivity improvements and natural attrition combined with voluntary redundancy, decreased overtime, an increase in part-time working and unpaid leave. Partly as a result of these initiatives, employee costs reduced from £2,193 million in the financial year ended 31 March 2009 to £1,998 million in the financial year ended 31 March 2010, which represented a 25 per cent. of the total revenues of British Airways. The annual costs associated with the restructuring initiatives, mainly voluntary severance payments, were respectively £78 million and £85 million.

14.1.12	Heathrow Terminal 5

Terminal 5 at Heathrow opened on 27 March 2008 and is used exclusively by British Airways as its global hub. British Airways migrated the majority of its operations to Terminal 5 over the summer of 2008. Customer benefits from Terminal 5 include easier connections between British Airways flights, which were previously split between three terminals, larger, re-designed lounges, faster check-in through the extensive use of self-service facilities, and direct access within the terminal to underground and express train services to central London.

The move to Heathrow Terminal 5 by British Airways has delivered increased levels of operational performance as well as efficiencies (including cost savings) as a result of improved working practices. The exclusive occupancy of Heathrow Terminal 5 by British Airways also means that British Airways now enjoys greater flexibility in its day-to-day operations and strategic planning. Good performance at Heathrow has a positive knock-on effect across the network. This has assisted in network punctuality (measured as ‘Ready to Go’) improving from 34 per cent. for the financial year ended 31 March 2008 to 59 per cent. in the financial year ended 31 March 2010. In terms of shortlanded bags (i.e. bags which do not arrive at a destination with a passenger), the average for British Airways at Heathrow for the financial year ended 31 March 2010 was 24.2 bags per 1000 compared to 69.3 bags per 1000 in the month of March 2008.

Following the completion of Terminal 5C (an addition to Terminal 5 that will be complete and ready for passenger use in 2011), there are no further plans to expand Terminal 5. Without the expansion of the runway capacity at Heathrow (which are common to all terminals), it would be difficult for British Airways to expand its capacity due to the level of traffic at the airport.

14.1.13	Pensions

British Airways has pension obligations under pensions schemes for its employees. There are three main pension arrangements for British Airways’ UK employees: two defined benefit schemes (the Airways Pension Scheme (APS) and the New Airlines Pension Scheme (NAPS)) which are closed to new members and an open defined contribution scheme (the British Airways Retirement Plan (BARP).

A defined benefit scheme calculates the pension which is payable to members at a certain date by reference to their length of service in the pension scheme and their salary at, or near, the time of their retirement (or earlier leaving the pension scheme). The employee will received a fix amount and the employer will pay for the difference, if any, between the value of the assets on pension plan and the amount to be received by the employee. A defined contribution scheme, on the other hand, does not promise any particular amount of pension to the employee. It operates by means of defined contributions (defined by reference to the salary of the employee) from the employer and, normally, the employee being paid into an account within the scheme. The contributions attributable to that account are invested. The amount of money credited to the account for a member on his retirement is then used to purchase a pension.

APS and NAPS were closed to new joiners in 1984 and 2003 respectively and offer benefits in relation to a formula based on salary and length of service and a defined contribution scheme, the British Airways Retirement Plan (BARP) into which the company and members contribute a fixed percentage each month. As at 31 March 2010, the APS scheme had approximately 30,355 members (down from 31,204 members as at 31 March 2009): 87 per cent. pensioners (up from 85 per cent. as at 31 March 2009), 9 per cent. deferred members (those members who have stopped building up new benefits but are yet to start receiving their pension – mainly those who are no longer employed by British Airways but are yet to reach retirement age, down from 10 per cent. as at 31 March 2009) and 4 per cent. active members (those who are still employed by the company and are still building up new benefits in the scheme, down from 5 per cent. as at 31 March 2009). NAPS as at 31 March 2010 had approximately 68,524 members (down from 68,892 members as at 31 March 2009): 30 per cent. pensioners (up from 27 per cent. as at 31 March 2009), 33 per cent. deferred (up from 32 per cent. as at 31 March 2009) and 37 per cent. active (down from 41 per cent. as at 31 March 2009). Staff joining since April 2003 have joined BARP, a defined contribution scheme with approximately 7,100 members as at 31 March 2010 (down from approximately 7,200 members in the financial year ended 31 March 2009).

The funding of these schemes comes from a mixture of employee and employer contributions, with employees paying a fixed percentage of salary and the employer providing the remainder of the funding needed to provide these benefits.

As at the 31 March 2009 triennial actuarial valuation date the market value of the assets of APS was £5,925 million (£725 million down from £6,650 million as at 31 March 2006) amounting to 85 per cent. of the value of benefits accruing to members allowing for future salary growth (down from 100 per cent. as at 31 March 2006). As at 31 March 2009 the market value of the assets of NAPS was £6,096 million (£264 million up from £5,832 million as at 31 March 2006) amounting to 69 per cent. of the value of benefits accruing to members allowing for future salary growth (down from 74 per cent. as at 31 March 2006).

Under the UK statutory funding regime, employers are required to contribute to the pension schemes at the rate they agree with the scheme trustees, subject to input from the pension scheme’s actuary, although if they cannot agree, such rate is set by the Pensions Regulator. The scheme trustees may, in the course of discussions about future valuations which must be held at least every 3 years, seek higher employer contributions. The Pensions Regulator, according to section 43 to 46 of the Pensions Act 2004, also has the power to issue a financial support direction to companies within a group (which in this case would be, after the Merger, the IAG Group, including Iberia) in respect of the liabilities of employers participating in the UK pension plans where an employer is a service company or is otherwise “insufficiently resourced” (as defined for the purposes of the relevant legislation – meaning, broadly speaking, that the fair value of the resources of the company (i.e., net assets) is less than 50 per cent. of its share of the estimated buyout deficit in the scheme when its affiliates do have such resources). Such a financial support direction could require them to guarantee to provide security for those liabilities or could require additional amounts to be paid into the relevant pension schemes in respect of them. The Pensions Regulator can also issue contribution notices if it is of the opinion that a company has taken actions or failed to take actions deliberately designed to avoid meeting its pension promises or which are materially detrimental to the scheme’s ability to meet its pension promises.

The Pensions Regulator has set out some of the circumstances in which it would consider issuing a contribution notice, including changes in the level of security given to creditors, returns of capital such as special dividends and share buybacks (but not generally dividends or buybacks in ordinary course), changes to group structure which reduce employer covenant and transactions which are not at arm’s length in each case where it is reasonable to do so and it is reasonable to do so and the event is materially detrimental to the ability of the scheme to meet its liabilities. The Pensions Regulator has only issued a limited number of contribution notices to date. Circumstances in which a contribution notice could be issued could include, for instance, a company putting its business through a voluntary insolvency process with the intention of continuing the business post-insolvency but without further obligations to the pensions scheme.

If the market value of the fund assets declines or the value of the assessed liabilities increases or if the pension scheme trustees determine that the triennial position requires a different approach to deficit reduction, increased contributions by British Airways may be required. The value of the liabilities is based on certain actuarial assumptions, which include, for example, discounting factors, demographic trends, life expectancy, pension trends, future salary trends and expected returns on assets. If any of these assumptions are incorrect, additional contributions may need to be made to the funds.

Actuarial valuations of APS and NAPS are carried out triennially by the trustee. The last valuations of APS and NAPS were dated 31 March 2009 and completed in June 2010. The previous valuation of APS and NAPS were dated 31 March 2006. These valuations determine British Airways’ contributions to the schemes. At March 2009 the deficits in the main schemes, the APS and NAPS, were £1 billion and £2.7 billion respectively. The funding position of both schemes deteriorated between March 2006 and March 2009 due principally to a fall in asset values, reflecting the fall in global equity values in the light of the economic downturn.

Over the period the UK FTSE100 fell by around one third and there were similar falls in other major market indices; at the same time property values also fell. To a lesser degree the liabilities of both funds also rose due to a strengthening in the allowance for future improvements in life expectancy and as inflation between 2006 and 2009 was higher than assumed prospectively in March 2006.

A funding agreement was reached in June 2010 under the UK funding regulations and approved by the UK Pensions Regulator. This agreement prescribes the level of deficit payments to be made until 2023 for APS and 2026 for NAPS.

Total contributions to APS and NAPS (which in 2009 were approximately £330 million, and includes both deficit funding contributions and employer contributions in respect of these plans) will increase annually in line with inflation expectations averaging 3 per cent. per annum each year until the deficit payments end. Deficit contributions will total approximately £700 million for APS, up to 2023, and £4.300 million for NAPS, up to

2026. In the two years ended 31 March 2012 deficit contributions are expected to total £420 million and total employer contributions to APS and NAPS, including current service costs are expected to total £680 million. Contributions in the year ending 31 March 2011 will be £340 million of which approximately £201 million will be deficit funding contributions.

Contribution requirements are negotiated between the APS and NAPS trustees and the company, based on the UK Pension Regulator’s funding requirements, which are based on deficits being repaid as quickly as can be afforded by the employer. These contribution requirements will be re-assessed as part of the next actuarial valuations dated 31 March 2012 and must be agreed by 30 June 2013.

There are also a number of overseas schemes for British Airways non-UK employees, details of which are included in the Annual Report & Accounts for the financial year ended 31 March 2010. As at that date, these schemes were also evaluated under an IAS 19 basis. The total net deficit on that basis amounted to £321 million, of which £190 million was recognised as a liability on the balance sheet.

In addition, it was agreed between British Airways and the trustees of the schemes that if British Airways’ cash balance at 31 March each year exceeds £1.8 billion, additional payments to the schemes will be triggered: cash in excess of the £1.8 billion will be paid to the schemes until aggregate cash payments total £150 million; thereafter 50 per cent. of any cash balance in excess of £1.8 billion will be paid to the schemes and the balance retained by British Airways.

These thresholds will be re-assessed as part of the next actuarial valuations dated 31 March 2012 (and which must be agreed by 30 June 2013).

British Airways undertook, among other obligations, to procure the granting of a pledge by BAHBV and BHL over the Iberia Shares held by each of them in favour of the pension trustees in order to secure the full and punctual performance by British Airways of its obligations under the Funding Agreements up to an amount of £250,000,000 (the “Iberia Pledge”). It is agreed that the Iberia Pledge can be replaced in the period leading up to the implementation of the Merger with a with a charge in favour of the pension trustees over a British Airways bank account containing £250,000,000 of cash to allow the implementation of Cross Holding Transaction. The Iberia Pledge was signed on 27 July 2010.

Following the implementation of the Merger and the Nationality Structures, it is agreed that this charge over the bank account will be replaced by a pledge granted by BAHBV over its entire holding in Iberia Holding (the “Iberia Holding Pledge”) with identical terms of the Iberia Pledge. In addition, British Airways, IAG and the Trustees have agreed the terms of a put and call option agreement under whcich, IAG will grant the Trustees a put option over it holding on Iberia Holding that can be exercised on the occurrence of a BA Trigger Event (the “Put Option”). If the Put Option is exercised, IAG will acquire the 68 Iberia Holding A Shares for £250,000,000. In addition, the Trustees have granted IAG a call option over the Iberia Holding A Shares that can also be exercised on the occurrence of a BA Trigger Event (the “Call Option”). The Call Option can be exercised at any time during the first 3 months after the occurrence of a BA Trigger Event.

British Airways has also agreed not to pay dividends until the funding arrangements relating to the triennial valuation of the schemes as at 31 March 2012 have been concluded.

On 8 July 2010 the UK Government announced its intention to change the basis on which minimum price inflation increases are applied to inflation-linked occupational pension benefits, by moving from a Retail Price Index (RPI) measure to a Consumer Price Index (CPI) measure. RPI inflation has been on average higher than CPI inflation in the period from 2000, with the two major differences arising from housing components and a formula effect. The CPI excludes various housing components (e.g. mortgage interest payments and council tax). The CPI is calculated using a geometric mean for elementary aggregation, as opposed to the arithmetic mean, whereby the geometric mean implicitly assumes that consumers will switch purchases of particular brands or varieties to cheaper alternatives when relative prices change. Thus as the benefits under the pensions scheme are linked to the increase in inflation, using a lower measurement will reduce the amount of the benefit which needs to be provided and such a reduction in the pension scheme liabilities will mean the deficit is reduced. No draft legislation has yet been published and it remains uncertain how any changes, if enacted, would impact BA’s pension schemes. Whilst there can be no certainty that the proposed changes will be enacted in their current form or the basis on which they might apply to BA’s schemes, if a CPI inflation measure were adopted for NAPS and APS, the Directors estimate that the present value of the schemes’ liabilities would reduce by £0.5 billion and £0.4 billion, respectively.

Accounting treatment under IAS 19 of APS and NAPS as at 31 March 2010

	APS	NAPS	Total
Fair value of scheme assets	6,443	8,024	14,467
Present value of scheme liabilities	6,247	9,969	16,216
Net asset/(liability)	196	(1,945)	(1,749)
Recognition/non-recognition
Recognised on the balance sheet	317	158	475
Not recognised on the balance sheet:
APS surplus restricted due to asset ceiling	50		50
Cumulative actuarial losses	(171)	(2,103)	(2,274)
Total	(121)	(2,103)	(2,224)

Total of recognised and non-recognised	196	(1,945)	(1,749)

As actual rates of increase life expectation and mortality may differ from those assumed, actuarial gains and losses may arise. Under IAS 19, APS and NAPS were recognised as employee benefit assets of £317 million and £158 million respectively at 31 March 2010.

For accounting purposes, an annual calculation is made following IAS 19. In pension valuations liabilities are stated in present value terms. This requires estimating the pensions earned to the valuation date for all classes of members (pensioners, deferred pensioners and active members), and then applying a discount rate to calculate a present value of these liabilities. In the triennial funding valuation this discount rate is specific to each scheme, its investment strategy and its margin for prudence. In the annual accounting valuation under IAS 19 the discount rate applied to pension liabilities is prescribed by the accounting standard as the yield available as at the balance sheet date on high quality corporate bonds and so can differ materially from the rate applied in the triennial valuation.

Under IAS 19 an employee benefit liability or asset is shown on the balance sheet, representing the difference between assets stated at fair value on the balance sheet date and liabilities discounted using the prescribed corporate bond discount rate. However in calculating the employee benefit asset or liability the accumulated effect of changes in estimates, changes in assumptions and deviations from actuarial assumptions (such as discount factors, demographic trend, future salary and expected return on assets) that are less than 10 per cent. of the higher of pension benefit obligations and pension plan assets at the beginning of the relevant year are not recorded but are disclosed in a note to the accounts. When the accumulated effect is above 10 per cent. (i.e. if the aggregate unrecognised gain or loss position is greater than 10 per cent. of the higher of the assets or liabilities) the amount in excess of the 10 per cent. limit is recognised on a straight-line basis in the income statement over the estimated average remaining service period of the members. At 31 March 2010, cumulative actuarial losses not recognised amounted to £171 million for APS and £2,103 million for NAPS.

The following table shows, as at 31 March 2010, the assets and liabilities of APS and NAPS, as calculated in accordance with IAS 19, and the treatment of these assets and liabilities in terms of recognition or non-recognition on the British Airways balance sheet, again in accordance with IAS 19. The non-recognised assets and liabilities, as set out below, are shown in a Note to the 31 March 2010 annual accounts.

14.2	A description of the key items in British Airways’ consolidated income statements

14.2.1	Revenue

British Airways generates operating revenues mainly from its air transport operations, which consist of passenger and cargo operations.

14.2.1.1	Passenger revenue

Passenger revenues consist of scheduled passenger and other passenger revenues. Scheduled passenger operating revenues are derived from passengers transported on flights operated by British Airways, BA CityFlyer and OpenSkies. Other passenger revenues are derived from charter sales made by British Airways, fuel and security surcharges, excess baggage charges, and tickets sold but not used for transportation.

Passenger revenue is recognised when the transportation service is provided. Passenger tickets net of discounts are recorded as current liabilities in the ‘sales in advance of carriage’ account until recognised as revenue. Unused tickets are recognised as revenue using estimates regarding the timing of recognition based on the terms and conditions of the ticket (including non-refundable tickets) and historical trends. Commission costs are recognised at the same time as the revenue to which they relate and are charged to operating expenditure.

14.2.1.2	Cargo revenue

Cargo revenues consist of freight and mail transportation revenue including fuel surcharges.

Cargo revenue is recognised when the transportation service is provided.

14.2.1.3	Mileage programmes

British Airways operates two principal loyalty programmes. The airline’s frequent flyer programme operates through the airline’s ‘Executive Club’ and allows frequent travellers to accumulate ‘BA Miles’ mileage credits that entitle them to a choice of various awards, primarily free travel. The fair value attributed to the awarded mileage credits is deferred as a liability and recognised within Passenger revenue on redemption of the miles by the participants to whom the miles are issued. The accounting policy for mileage revenue recognition was amended during the financial year ended 31 March 2009, and the previous year’s results re-stated accordingly, in line with the adoption of IFRIC 13, ‘Customer Loyalty Programmes’.

Prior to the adoption of IFRIC 13, the full value of a ticket purchased by an Executive Club Member and valid for accruing BA Miles was recognised as passenger revenue, upon carriage of a passenger. A provision was made within operating costs to charge for the anticipated marginal cost of carriage of the Executive Club Member when he/she are to redeem the “earned” BA Miles.

In addition, ‘BA Miles’ are sold to commercial partners to use in promotional activity.

British Airways also operates the AIRMILES scheme, operated by British Airways’ wholly-owned subsidiary The Mileage Company Limited. The scheme allows companies to purchase miles for use in their own promotional activities. Miles can be redeemed for a range of benefits, including flights on British Airways and other carriers. The fair value of the miles sold is deferred and recognised as revenue (either Passenger or Other, depending on how the miles are redeemed) on redemption of the miles by the participants to whom the miles are issued. The cost of providing redemption services is recognised when the miles are redeemed.

14.2.1.4	Engineering

Within Other revenue, engineering services for third parties are mainly related to overhaul of components. The revenue is recognised at the time the service is provided.

14.2.1.5	Other revenue

Other revenue includes also fees for ground handling services provided by British Airways to other airlines, mainly at New York JFK airport, income from in-flight sales, gross margin on sales made by British Airways Holidays, which sells package holidays, and non-transport services provided by British Airways World Cargo.

14.2.2	Operating Expenditure

British Airways’ operating expenses include employee costs, restructuring, depreciation, amortisation and impairment, aircraft operating lease costs, fuel and oil costs, engineering and other aircraft costs, landing fees and en route charges, handling charges, catering and other operational costs, commercial costs, currency differences and accommodation, ground equipment and IT costs.

14.2.2.1	Employee costs

Employee costs include wages and salaries, performance related bonuses, pension and other benefits costs, other employee costs and expenses (such as accommodation for crew members) and social security costs.

Employee costs do not include payments made in respect of redundancy/early retirement programmes, which are recorded under “Restructuring”.

14.2.2.2	Restructuring

Restructuring includes costs associated with reducing management and non-management employee numbers. This includes voluntary severance packages.

14.2.2.3	Depreciation, amortisation and impairment

For detailed information about depreciation, amortisation and impairment, please, see British Airways annual accounts.

Fleet is generally depreciated over the estimated useful lives of the aircraft ranging from 18-25 years after making allowance for estimated residual values. Effective annual depreciation rates resulting from those methods are shown in the following table:

	FY 2010/09 (%)	FY 2009/08 (%)	FY 2008/07 (%)
Boeing 747-400 and 777-200	3.7	3.7	3.7
Boeing 767-300	4.8	4.8	4.8
Boeing 757-200	4.4	4.4	4.4
Boeing 737-400	4.8	4.8	4.9
Airbus A318, A319, A320 and A321	4.9	4.9	4.9
Embraer E170 and E190	6.4	N/A	N/A

14.2.2.4	Aircraft operating lease costs

Aircraft operating lease costs include costs for aircraft leased pursuant to operating leases. This cost excludes payments made under “wet-lease” arrangements under which fully-maintained aircraft are provided together with operating crew – such costs are included in “Engineering and other aircraft costs”.

14.2.2.5	Fuel and oil costs

Fuel and oil costs include the cost of fuel and oil used to operate British Airways’ fleet and the cost of delivering fuel from suppliers to aircraft. The cost is stated after taking account of fuel and related currency hedging impacts.

14.2.2.6	Engineering and other aircraft cost

Engineering expenses include costs of materials and parts related to airframe checks, component overhauls and the full cost, including the labour element, of such checks and overhauls when carried out by third parties. Also included in this costs are wet lease costs and aircraft insurance. Major engine overhaul costs are capitalised and the depreciation charged under “Depreciation, amortisation and impairment”. Parts purchased in connection with engine repairs, as opposed to major overhauls, are included in this cost description.

14.2.2.7	Landing fees and en route charges

Landing fees are charges paid to an airport company for landing and, where applicable, parking, at a particular airport. En-route charges are tariffs imposed by airspace navigation control bodies, in many cases government-owned, in connection with the use of airspace controlled by such bodies. Also included are passenger and security fees payable to local or national authorities.

14.2.2.8	Handling charges, catering and other operational costs

Handling charges, catering and other operational costs include charges from handling agents for passenger and baggage handling (including costs associated with checking-in passengers and issuing tickets/boarding passes), passenger delay costs including compensation, third-party aircraft handling costs, catering and other operating costs, including aircraft cleaning, cost of cleaning and catering in airport lounges and the cost of goods sold in-flight.

14.2.2.9	Selling costs

Selling costs include marketing and advertising expenses, computer reservation systems and global distribution systems (GDS) costs, credit card fees, fees from telephone reservations service providers payable by British Airways, travel agents’ commissions, interline service charges and codeshare commissions, which are paid by British Airways to other airlines in respect of passenger journeys on British Airways sold and/or marketed by them, as well as other commissions and incentives and third-party costs, such as database management costs, associated with running the Executive Club.

14.2.2.10	Currency differences

Unrealised exchange differences arising from balance sheet retranslation of monetary assets and liabilities and realised exchange differences upon settlement of transactions.

14.2.2.11	Accommodation, ground equipment and IT costs

Accommodation, ground equipment (such as computers, office equipment and workshop equipment) and IT costs include expenses relating to British Airways’ ground operations (British Airways operational property and office space, utilities, software licence fees, information technology expenses and property and general insurance).

14.2.2.12	Non-operating items

Non-operating items represent revenues and expenses for the financial year which arise from financial assets or liabilities. They include some costs related to fuel financial derivatives, finance costs (e.g. interest on loans or sums payable under finance leases or hire-purchase arrangements), finance income (e.g. interest on bank deposits), net financing expense/income relating to pensions, re-translation charges on currency borrowings, profit on sale of property, plant and equipment and investments, British Airways’ share of post-tax profits in associates and any net charge relating to available-for-sale financial assets.

14.2.2.13	Fuel financial derivatives

The charge or credit relating to the ineffective portion of the gain or loss fair value movement on fuel-related derivative instruments is accounted for under IAS 39 hedge accounting rules. The effective portion of gain or loss fair value movement is deferred in reserves.

14.2.2.14	Net finance costs

Finance income mainly relates to bank interest earned on deposits and short-term liquid investments. Finance costs relate to interest charged on loans, finance leases and borrowings, net of any interest capitalised in relation to borrowings relating to the financing of assets being constructed.

14.2.2.15	Net financing expense related to pensions

The interest cost arising from the unwinding of the discount on pension liabilities net of the expected growth in pension fund asset values. Also included is the amortisation (or annual charge over the remaining expected service lives of the active scheme members) of any cumulative actuarial gains or losses in excess of 10 per cent. of the higher of pension benefit obligations and pension plan assets as computed under IAS 19 at the beginning of each relevant financial year.

14.2.2.16	Results on currency borrowings

Results arising from the re-translation to Sterling of foreign currency debt at each balance sheet date as required under IAS 21 (having just an accounting effect).

14.2.2.17	Profit on sale of property, plant and equipment and investments

Proceeds minus the carrying value (net book value) of assets disposed of.

14.2.2.18	Taxation

Corporate income tax calculated as current tax payable to taxation authorities in respect of the financial year including adjustments in respect of under- and over-estimates for previous financial years, and deferred income tax.

14.2.2.19	Net charge relating to available-for-sale financial assets

The aggregate of (i) any income derived from available-for-sale financial assets, and (ii) any amounts written off investments, including impairments relating to British Airways’ investments in Flybe Group Ltd and Inter-Capital and Regional Rail Ltd.

14.2.3	EBITDARfp

EBITDARfp means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet and real estate operating lease costs, and including share of profits/losses in associates accounted for using the equity method and net charges/credits relating to available-for-sale financial assets.

Since it is common practice for airlines to use aircraft operating leases, the cost of which is included in operating profit (EBIT), EBITDARfp which excludes rentals is the best parameter to compare the earnings of different airlines, regardless of the ownership of their fleet.

Aircraft ownership costs of on–balance sheet aircraft are the depreciation and interest associated with finance, which are also excluded from the calculation of EBITDARfp.

14.2.4	Operating Profit

Operating profit is revenue less operating costs.

14.2.5	Profit before tax

Profit before tax is British Airways’ profit before deduction of corporation tax and before profit or loss, if any, from discontinued operations. In the periods under review, the only period showing a result from discontinued operations was the financial year ended 31 March 2008, when the loss from discontinued operations was £2 million.

14.2.6	Share in post tax profit in associates

British Airways records in its income statement its share, based on its equity ownership percentage, of the post-tax profits from investments accounted for as associates under the equity method.

14.2.7	Earnings per share

Basic earnings per share represents the profit or, as the case may be, loss, of the British Airways Group after tax attributable to shareholders, divided by a weighted average of the number of ordinary shares in issue over the financial year after deducting shares held for the purposes of the British Airways Employee Share Schemes.

Diluted earnings per share is the result of the calculation described above, adjusted for the potential dilutive effect of employee share options and (for the financial year ended 31 March 2010 only) the £350 million Convertible Bonds issued in August 2009.

14.3	A comparison of the results of operations for 3 month period ended 30 June 2010 compared to the 3 month period ended 30 June 2009

The following table shows British Airways’ financial results in the three month periods ended 30 June 2010 and 30 June 2009:

	3 months ended 30 June 2010			3 months ended 30 June 2009
	£ million	% of total revenue	% of total operating expenditure	£ million	% of total revenue	% of total operating expenditure
Revenue
Passenger	1,666	86.0	82.9	1,724	86.9	83.0
Cargo	175	9.0	8.7	128	6.5	6.2
Other	96	5.0	4.8	131	6.6	6.3

Total revenue	1,937		96.4	1,983		95.5

Operating expenditure
Employee costs	495	25.6	24.6	527	26.6	25.4
Restructuring			—	9	0.5	0.4
Depreciation, amortisation and impairment	174	9.0	8.7	179	9.0	8.6
Aircraft operating lease costs	17	0.9	0.8	18	0.9	0.9
Fuel and oil costs	592	30.6	29.5	596	30.0	28.7
Engineering and other aircraft costs	136	7.0	6.8	130	6.6	6.3
Landing fees and en route charges	150	7.7	7.5	165	8.3	7.9
Handling charges, catering and other operating costs	243	12.5	12.1	266	13.4	12.8
Selling costs	70	3.6	3.5	68	3.4	3.3
Currency differences	(7)	(0.4)	(0.3)	(20)	(1.0)	(1.0)
Accommodation, ground equipment and IT costs	139	7.2	6.9	139	7.0	6.7

Total expenditure on operations	2,009	103.7	100.0	2,077	104.7	100.0

Operating (loss)	(72)	(3.7%)	(3.6%)	(94)	(4.7%)	(4.5%)
Non operating items
Fuel financial derivatives	(15)	0.8%		7	(0.4%)
Net finance costs	(44)	2.3%		(25)	1.3%
Net financing expense relating to pensions	(21)	1.1%		(50)	2.5%
Re-translation charges on currency borrowings	(5)	0.3%		25	(1.3%)
Profit / (loss) on sale of property, plant and equipment and investments	(1)	(0.0%)			0.0%
Share of post-tax losses in associates accounted for using the equity method	(6)	0.3%		(11)	(0.6%)

(Loss) before tax	(164)	(8.5%)		(148)	(7.5%)

Tax	42	2.2%		42	2.1%

Loss after tax	(122)	(6.3%)		(106)	(5.3%)

14.3.1	Revenue

Passenger revenue was reduced by £58 million (3.4 per cent.) compared to the same period in the previous year, from £1,724 million to £1,666 million. Capacity, measured in ASKs, was reduced by 11.2 per cent. from 36,654 million to 32,549 million. Passenger yield improved by 13.5 per cent. from 6.06 pence per RPK to 6.88 pence per RPK. Passenger yield per ASK improved by 8.9 per cent. from 4.70 pence per ASK to 5.12 pence per ASK. Excluding the effect of beneficial exchange rate movements, the yield improvement was 12.7 per cent. mainly as a result of offering fewer seats at “discounted” or lower fares in all cabins in the quarter, compared to the previous year. Without the disruption of services during the period, however, passenger revenue would have increased by approximately 11 per cent. compared with the same period in the previous year.

RPKs decreased by 14.9 per cent., which mainly reflects the effects of the volcanic ash and cabin crew strikes.

UK and Europe RPKs were down by 17.9 per cent., and RPKs for other areas of travel were down by 14.1 per cent.

Cargo revenue increased by 36.7 per cent. with cargo yields increasing by 33.9 per cent. from 11.69 pence per CTK to 15.85 pence per CTK, driven by increased demand, mix of product and increased fuel surcharges. Cargo volumes increased by 2.0 per cent. from 1,097 million CTKs to 1,118 million CTKs.

The following table illustrates the effect of volume of sales, price of sales and exchange rates on British Airways’ revenues for the three month period ended 30 June 2010, as compared with the revenues for the same period in the previous year:

	3 months ended 30 June 2010 (£ million)	3 months ended 30 June 2009 (£ million)	Change (£ million)	Volume (£ million)	Price (Inc Mix) (£ million)	Exchange (£ million)
Passenger revenue	1,666	1,724	(58)	(257)	186	13
Cargo revenue	175	128	47	0	44	3
Other revenue	96	131	(35)	0	(35)	0

Total revenue	1,937	1,983	(46)	(257)	195	16

14.3.2	Operating expenditure

14.3.2.1	Employee costs

Employee costs were reduced by 6.1 per cent. compared to the same period in the previous year, from £527 million to £495 million, principally due to lower cabin crew costs following the reduction in crew complements introduced in November 2009, lower staff numbers and overtime in various departments, and a reduction in operational activity owing to the disruptions of services during the period. This reduction was however partially offset by a £16 million increased service cost in respect of the APS and NAPS pension schemes.

14.3.2.2	Restructuring

No restructuring expenditure was incurred in the 3 months ended 30 June 2010, compared with £9 million in the 3 months ended 30 June 2009, as all the major restructuring programmes took place in the period up to 31 March 2010.

14.3.2.3	Depreciation, amortisation and impairment

There was no material change in depreciation, amortisation and impairment from the 3 months ended 30 June 2009 to the 3 months ended 30 June 2010.

14.3.2.4	Aircraft operating lease costs

There was no material change in aircraft operating lease costs from the 3 months ended 30 June 2009 to the 3 months ended 30 June 2010.

14.3.2.5	Fuel and oil costs

Fuel and oil costs in the 3 months ended 30 June 2010 was reduced by £4 million (0.7 per cent.) compared to the costs in the 3 months ended 30 June 2009. The improvement was due to changes to the flying schedule, including reductions caused by the disruptions, in total giving a £69 million improvement, but this improvement was partially offset by price increases and adverse exchange effects, together totalling £65 million. Fuel and oil cost per ASK increased by 12.3 per cent. from 1.62 pence to 1.82 pence.

14.3.2.6	Engineering and other aircraft costs

Engineering and other aircraft costs increased by 4.6 per cent. compared to the same period in the previous year, from £130 million to £136 million, principally due to an increase in wet lease costs associated with hiring additional aircraft and cabin crew during the cabin crew strikes in March, May and June 2010.

14.3.2.7	Landing fees and en route charges

There was a reduction in landing fees and en route charges of £15 million (9.1 per cent.) between the 3 months ended 30 June 2009 and the 3 months ended 30 June 2010, principally due to the reduction in flying caused by the disruption of services during the 3 month period ended 30 June 2010. Landing fees and en route charges per ASK increased by 2.2 per cent. from 0.45 pence to 0.46 pence.

14.3.2.8	Handling charges, catering and other operating costs

Handling charges, catering and other operating costs were reduced by £23 million (8.6 per cent.) between the 3 months ended 30 June 2009 and the 3 months ended 30 June 2010, principally due to lower volumes as a result of the disruption of services and re-negotiated contract rates. This reduction was however partially offset by an increase in compensation paid to customers in respect of the disruption.

14.3.2.9	Commercial costs

There was no material change in selling costs from the 3 months ended 30 June 2009 to the 3 months ended 30 June 2010.

14.3.2.10	Currency differences

Currency differences in the 3 months ended 30 June 2010 gave a gain of £7 million, compared to a gain of £20 million in the 3 months ended 30 June 2009. Currency differences represent a combination of realised exchange differences on settlement of transactions (compared with the value at which the unsettled asset or liability is held) and unrealised exchange differences on re-translation to sterling of foreign denominated currency working capital balances. The majority of the gain in the 3 months ended 30 June 2009 arose from unrealised differences on the re-translation of US Dollar and Euro working capital balances as Sterling strengthened against those currencies, whereas in the 3 months ended 30 June 2010 the net unrealised differences on those balances was smaller.

14.3.2.11	Accommodation, ground equipment and IT costs

There was no material change in accommodation, ground equipment and IT costs from the 3 months ended 30 June 2009 to the 3 months ended 30 June 2010.

14.3.3	Non-operating items

14.3.3.1	Fuel derivatives

Net unrealised losses on the ineffective portion of fuel derivatives in the 3 months ended 30 June 2010 were £15 million, compared with net unrealised gains of £7 million in the 3 months ended 30 June 2009.

14.3.3.2	Net finance costs

Net finance costs in the 3 months ended 30 June 2010 increased by £19 million (76.0 per cent.) compared with the 3 months ended 30 June 2009. Finance costs increased by £15 million, principally due to the interest charge on the £350 million Convertible Bond issued in August 2009. Finance income reduced by £4 million due to lower interest rates on invested funds.

14.3.3.3	Net financing expense related to pensions

Net financing expense related to pensions reduced by £29 million (58.0 per cent.), principally due to a £53 million benefit from a higher expected rate of return on the assets of the APS and NAPS pension funds which was however partially offset by an amortisation of higher losses in the NAPS scheme using the “corridor” method of IAS 19, that allows deferral of certain gains or losses.

14.3.3.4	Retranslation charges on currency borrowings

The retranslation of currency borrowings generated a charge of £5 million in the 3 months ended 30 June 2010, compared to a credit of £25 million in the 3 months ended 30 June 2009. This was mainly due to a weakening of Sterling against the US Dollar and the Yen, compared to a strengthening of Sterling against these currencies in the 3 month period ended 30 June 2009.

14.3.3.5	Loss on sale of property, plant and equipment and investments

Loss on sale of property, plant and equipment and investments in the 3 months ended 30 June 2010 was £1 million. There was no net profit or loss on sale of property, plant and equipment and investments in the 3 months ended 30 June 2009.

14.3.3.6	Taxation

The taxation credit of £42 million gives an effective rate of 25.6 per cent. compared to a standard rate of United Kingdom corporation tax of 28 per cent. This taxation credit mainly arises from differences in pension fund accounting.

14.3.4	EBITDARfp

EBITDARfp improved by 17.8 per cent. from £118 million in the 3 months ended 30 June 2009 to £139 million in the 3 months ended 30 June 2010, in line with the reduction in the operating loss.

14.3.4.1	Operating Profit/(Loss) and pre-tax profit/(loss)

Revenue and operational costs were adversely affected by the closure of UK airspace in April and May 2010 following the eruption in Iceland of the Eyjafjallajökul volcano and by a series of strikes organised by Unite (the labour union which represents cabin crew members) in March, May and June 2010. Underlying operational performance was positive, however, with an increase in passenger and cargo yields and a decrease in operational costs. This led to a reduced operating loss of £72 million compared to the operating loss of £94 million in the 3 months ended 30 June 2009, although higher finance costs and the non-cash impact of foreign exchange movements resulted in a 10.8 per cent. increase in the pre-tax loss, which amounted to £164 million.

14.3.5	Share of post-tax profits in associates

British Airways’ 13.15 per cent. share of Iberia’s losses was reduced from £11 million in the 3 months ended 30 June 2009 to £6 million in the 3 months ended 30 June 2010, reflecting lower Iberia losses in the three months ended 30 June 2010 compared to the same period a year earlier.

14.3.6	Earnings per share

A basic loss of 10.9 pence per share during the 3 months ended 30 June 2010 (13.5 per cent. higher than the loss of 9.6 pence per share during the 3 months ended 30 June 2009) is attributable to shareholders.

14.4	A comparison of the results of operations for the financial year ended 31 March 2010 and the financial year ended 31 March 2009

The following table shows the main components of British Airways’ operating loss in the two financial years ended 31 March 2010 and 31 March 2009:

	FY 2010/09			FY 2009/08
	£ million	% of total revenue	% of total operating expenditure	£ million	% of total revenue	% of total operating expenditure
Revenue
Passenger	6,980	87.3	84.9	7,836	87.1	85.1
Cargo	550	6.9	6.7	673	7.5	7.3
Other	464	5.8	5.6	483	5.4	5.2

Total revenue	7,994		97.2	8,992		97.6

Operating expenditure
Employee costs	1,998	25.0	24.3	2,193	24.4	23.8
Restructuring	85	1.1	1.0	78	0.9	0.8
Depreciation, amortisation and impairment	732	9.2	8.9	694	7.7	7.6
Aircraft operating lease costs	69	0.9	0.8	73	0.8	0.8
Fuel and oil costs	2,372	29.7	28.8	2,969	33.0	32.2
Engineering and other aircraft costs	505	6.3	6.1%	510	5.7	5.5
Landing fees and en route charges	608	7.6	7.4%	603	6.7	6.5
Handling charges, catering and other operating costs	997	12.5	12.1%	1,021	11.4	11.1
Selling costs	290	3.6	3.5%	369	4.1	4.0
Currency differences	(2)	0.0	0.0	117	1.3	1.3
Accommodation, ground equipment and IT costs	571	7.1	6.9%	585	6.5	6.4

Total expenditure on operations	8,225	102.9	100.0	9,212	102.4	100.0

Operating (loss)	(231)	(2.9%)	(2.8%)	(220)	(2.4%)	(2.4%)
Non operating items
Fuel financial derivatives	15	(0.2%)		(18)	0.2%
Net finance costs	(137)	1.7%		(87)	1.0%
Net financing expense relating to pensions	(116)	1.5%		(17)	0.2%
Re-translation charges on currency borrowings	(14)	0.2%		(59)	0.7%
(Loss)/Profit on sale of property, plant and equipment and investments	(16)	0.2%		8	(0.1%)
Share of post-tax (losses)/profits in associates accounted for using the equity method	(32)	0.4%		4	0.0%
Net charge relating to available-for-sale financial assets				(12)	(0.1%)

(Loss) before tax	(531)	(6.6%)		(401)	(4.5%)

Tax	106	1.3%		43	0.5%

Loss after tax	(425)	(5.3%)		(358)	(4.0%)

14.4.1	Revenue

Passenger revenue for the financial year ended 31 March 2010 fell by £856 million, or 10.9 per cent., against passenger revenue for the financial year ended 31 March 2009 (£7,836 million). The first half of the financial year ended 31 March 2010 saw the most dramatic decline in revenue as premium revenues were affected by the sudden and severe drop in demand for air travel as a result of the economic downturn. British Airways responded to the global economic downturn, which impacted its premium traffic significantly, by reducing capacity in terms of ASKs. Compared to the first six months of the financial year ended 31 March 2009, ASKs in the first six months of the financial year ended 31 March 2010 were reduced by 3.0 per cent. from 76,726 million to 74,412 million. Capacity reductions included the temporary standing-down of eight Boeing 747-400 aircraft, two in the financial year ended 31 March 2009 and a further six in the financial year ended 31 March 2010. One of these aircraft will be put back into service for the winter season 2010/11 (which starts 31 October 2010) and another one of the aircraft will be put back in service more for the summer season 2011 (which starts 27 March 2011). British Airways will consider the return to service of the remaining aircraft if there is an increase in demand.

Demand for global premium travel returned to year-on-year growth in December 2009, the first such increase in 18 months with the number of premium passengers travelling in December 2009 being 1.7 per cent. higher than the number of premium passengers numbers travelling in December 2008.

Between the financial year ended 31 March 2008 and the financial year ended 31 March 2010, British Airways traffic as measured in RPKs reduced by 6.3 per cent., from 118,337 million to 110,834 million.

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways Plc and BA CityFlyer for the United Kingdom and European segment in the financial years ending on 31 March 2010 and 2009:

	FY 2010/09	FY 2009/08
Premium	24.0%	27.4%
Non-premium	76.0%	72.6%

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways Plc and BA CityFlyer for the longhaul segment in the financial years ending on 31 March 2010 and 2009:

	FY 2010/09	FY 2009/08
Premium	43.6%	45.0%
Non-premium	56.4%	55.0%

The economic downturn led to a fall of 8 per cent. (from 6.85 pence per RPK to 6.30 pence per RPK) in average passenger yields in the financial year ended 31 March 2010.

Better matching of capacity to demand led to revenue and yields starting to recover in the second half of the financial year ended 31 March 2010.

In responding to the extent of the downturn, particularly in the UK, British Airways took advantage of the stronger Euro to offer more seats for sale in European markets than was previously the case for this typically lower yielding traffic, resulting in higher transfer volumes which made use of capabilities at Heathrow Terminal 5. As a result, British Airways’ transfer volumes grew in the first half of the financial year ended 31 March 2010 and then eased off again as the point to point business started to recover. This contributed to the strong passenger load factors reported throughout the financial year ended 31 March 2010.

As a result of capacity reductions being greater than traffic reductions, passenger load factor rose during the financial year ended 31 March 2010 by 1.5 points, to 78.5 per cent. RPKs reduced by 3.1 per cent., from 114,436 million to 110,851 million, while ASKs were reduced by 4.9 per cent. from 148,504 million to 141,178 million. UK and Europe RPKs were 4.4 per cent. lower, and RPKs for other areas of travel were down 2.7 per cent.

Geographically, British Airways suffered the steepest decline in traffic on its Asian routes, while on the North-Atlantic (US and Canada and Bermuda), a major part of British Airways’ business, traffic held up remarkably well and showed promising signs of improvement towards the end of the financial year ended 31 March 2010. For further information on a geographical breakdown of operating performance during the relevant period, see section 8.

For a further breakdown and discussion of revenues of the passenger transportation business for the financial years ended 31 March 2009 and 2008, see section 8.

British Airways’ cargo business experienced a sharp decline in the first half of the financial year ended 31 March 2010 but began to recover quite strongly as the year closed.

Global freight markets were impacted materially by the economic downturn, reaching a low point in early 2009, more than 20 per cent. lower than the previous year. British Airways World Cargo’s volumes, measured in CTKs, were down 8.1 per cent. for the first half of the financial year ended 31 March 2010. From November 2009, both the cargo market as a whole and British Airways World Cargo saw a return to positive year on year growth, in terms of volumes, with British Airways World Cargo’s overall volumes for the year down 2.2 per cent. against capacity down 4.6 per cent. As a result of the increased volumes, British Airways World Cargo’s revenue also saw a return to positive growth during the third quarter of the financial year ended 31 March 2010.

British Airways World Cargo’s cargo yield (revenue per cargo tonne kilometre) for the financial year ended 31 March 2010 averaged 16.5 per cent. lower than for the financial year ended 31 March 2009, including the impact of lower fuel surcharges, mainly due to the lag in reduction of global cargo capacity compared with cargo demand reduction.

The following table illustrates the effect of volume of sales, price of sales and exchange rates on British Airways’ revenues for the financial year ended 31 March 2010, as compared with the revenues for the financial year ended 31 March 2009:

	FY 2010/09 (£ million)	FY 2009/10 (£ million)	Change (£ million)	Volume (£ million)	Price (Inc Mix) (£ million)	Exchange (£ million)

Passenger revenue	6,980	7,836	(856)	(236)	(866)	246
Cargo revenue	550	673	(123)	(28)	(148)	53
Other revenue	464	483	(19)	0	(27)	8

Total revenue	7,994	8,992	(998)	(264)	(1,041)	307

14.4.2	Operating expenditure

Operating expenditure was reduced by £987 million (10.7 per cent.), in spite of unfavourable exchange rate movements in currencies which are significant for British Airways’ operating expenditure; the value of the US Dollar against Sterling was 8.8 per cent. higher compared to that in the financial year ended 31 March 2009 and the value of the Euro against Sterling was 7 per cent. higher.

British Airways benefited from two areas of considerably reduced costs during the financial year ended 31 March 2010, employee costs and fuel and oil costs.

14.4.3	Employee costs

Employee costs were reduced by £195 million to £1,998 million, an 8.9 per cent. decrease from employee costs for the financial year ended 31 March 2009.

This reduction was achieved through a number of factors including improved productivity through permanent changes to work practices across British Airways’ business and the imposition of a two-year pay freeze for all British Airways staff. Many of the changes to working practices were introduced in the second half of the financial year ended 31 March 2010. For example, British Airways’ decision to deploy one fewer cabin crew on its long-haul flights was introduced in November 2009. British Airways believes these permanent structural changes are required to return its business to profitability.

British Airways’ manpower fell by nearly 3,800 MPE over the financial year ended 31 March 2010, to 36,832 MPE. This reduction came from productivity improvements and natural attrition combined with voluntary redundancy, decreased overtime, full-time staff moving to part-time working, and unpaid leave.

14.4.3.1	Restructuring

Restructuring costs, representing employee severance payments, increased by 9.0 per cent. to £85 million in the financial year ended 31 March 2010.

14.4.3.2	Depreciation, amortisation and impairment

Depreciation, amortisation and impairment rose by £38 million (5.5 per cent.) to £732 million, primarily due to accelerated depreciation charges on 11 Boeing 757 aircraft, which were withdrawn from service earlier than originally planned.

14.4.3.3	Aircraft operating lease costs

Aircraft operating lease costs were reduced by £4 million (5.5 per cent.) to £69 million, due to a number of aircraft re-financings, including A319 aircraft moving from operating leases to on-balance sheet finance leases and a reduction in lease of space on cargo aircraft operated by other carriers.

14.4.3.4	Fuel and oil costs

Oil prices were still high, but at lower levels than during the financial year ended 31 March 2009, leading to the decrease in British Airways’ fuel and oil costs by £597 million (20.1 per cent.), to £2,372 million. The overall decrease was net of an increase of £260 million due to the weakening of Sterling against the US Dollar. Fuel and oil costs per ASK decreased by 16.0 per cent. from 2.00 pence to 1.68 pence.

14.4.3.5	Engineering and other aircraft costs

The engineering and other aircraft costs decreased by £5 million (1 per cent.) to £505 million.

14.4.3.6	Landing fees and en route charges

Landing fees and en route charges increased by £5 million (0.8 per cent.) up to £608 millions. The small increase was principally due to adverse exchange effects but this was offset by a reduction in flights. Revenue flights were reduced by 7.9 per cent. to 257,000.

14.4.3.7	Handling charges, catering and other operating costs

Handling charges, catering and other operating costs decreased by £24 million (2.4 per cent.) to £997 million as a result of a number of cost-saving initiatives and volume reductions.

14.4.3.8	Selling costs

The significant reduction of £79 million (21.4 per cent.) in selling costs, to £290 million, was principally due to savings in commissions, paid travel agents, paid to general sales agents and incentive commissions paid to travel agents and corporates and credit card costs (£47 million) and lower marketing expenditure (£43 million), partially offset by negative exchange movements against the previous year.

14.4.3.9	Currency differences

Compared to a loss of £117 million in the financial year ended 31 March 2009, currency differences in the financial year ended 31 March 2010 amounted to a net gain of £2 million. Re-translation differences were smaller (and favourable) in the financial year ended 31 March 2010 compared to the large unfavourable differences in the financial year ended 31 March 2009 due mainly to the 8.8 per cent. increase in value of the US Dollar against Sterling from the rate as at 1 April 2009 to that as at 31 March 2010, compared with the 29 per cent. increase in value of the US Dollar against Sterling from the rate as at 1 April 2008 to that as at 31 March 2009. Significant portions of British Airways’ current monetary liabilities are denominated in US Dollars.

14.4.3.10	Accommodation, ground equipment and IT costs

Accommodation, ground equipment and IT costs were reduced by a net £14 million (2.4 per cent.,) due to a large number of cost saving initiatives and other miscellaneous positive and negative fluctuations in these types of expenditure.

14.4.4	Non-operating items

14.4.4.1	Fuel derivatives

Net unrealised gains on the ineffective portion of outstanding/unmatured fuel derivatives in the financial year ended 31 March 2010 were £15 million (compared with an £18 million loss in the financial year ended 31 March 2009).

14.4.4.2	Net finance costs

British Airways’ net finance costs in the financial year ended 31 March 2010 were £137 million compared with £87 million in the financial year ended 31 March 2009, an increase of 57.5 per cent. Its interest expense decreased by £25 million (13.7 per cent.) to £157 million from the financial year ended 31 March 2009. Its finance income for the financial year ended 31 March 2010 was £20 million, down £75 million (78.9 per cent.) on the figure for the financial year ended 31 March 2009 due to both lower average interest rates and cash balances.

14.4.4.3	Net financing expense related to pensions

Pension financing expenses for the financial year ended 31 March 2010 were £116 million compared to £17 million in the financial year ended 31 March 2009. This was mainly due to a £160 million decrease in the return on assets and a £37 million charge for the amortisation of actuarial losses (mainly associated with NAPS). This is partially offset by lower interest costs of £30 million and an immediate recognition of an £85 million gain on APS due to the effect of the asset ceiling under which a re-assessment of the recoverability of the estimated APS surplus was made.

14.4.4.4	Retranslation charges on currency borrowings

The retranslation of currency borrowings generated a charge of £14 million for the financial year ended 31 March 2010, compared with a charge of £59 million for the financial year ended 31 March 2009, due to the weakening of the US Dollar, but this was offset by the de-designation of a portion of British Airways’ Yen debt which means that exchange differences on this portion are no longer deferred in reserves. (This re-translation is made for accountancy purposes).

14.4.4.5	Loss on sale of property, plant and equipment and investments

Loss on the sale of property, plant and equipment and investments for the financial year ended 31 March 2010 was £16 million, compared to a profit of £8 million for the financial year ended 31 March 2009. The £16 million loss was principally attributable to the loss on sale and leaseback of two Boeing 777-200 aircraft.

14.4.4.6	Taxation

The taxation credit of £106 million represents an effective tax rate of 20 per cent. on loss before tax, compared with a standard UK corporation tax rate of 28 per cent. The reduced effective credit is mainly due to an adjustment of £45 million in tax terms arising from pension fund accounting.

14.4.5	EBITDARfp

EBITDARfp for the financial year ended 31 March 2010 was £642 million, which was £3 million (0.5 per cent.) lower than the figure for the financial year ended 31 March 2009. For similar reasons to those noted above, this mirrored the relatively small year on year change in the operating loss.

14.4.6	Operating Profit/(Loss) and pre-tax profit/(loss)

Recession and structural market change led to a sharp decline in British Airways’ revenues during the financial year ended 31 March 2010. The impact of the recession was seen in significant reductions in demand for business and leisure travel and for cargo transportation. Recessionary pressures also contributed to a significant reduction in fuel prices. British Airways also responded to the market situation by reducing capacity and making significant and permanent structural changes in its business.

The result is that although still loss making, British Airways was able to stabilise its financial performance for the financial year ended 31 March 2010. As a consequence, British Airways reported an operating loss for the financial year ended 31 March 2010 of £231 million including £85 million for restructuring its business. This loss was £11 million (5.0 per cent.) greater than the loss for the financial year ended 31 March 2009.

As a result of increased net interest and pension financing costs (an increase of £149 million or 143.3 per cent.), as well as a 13.15 per cent. share (amounting to £32 million)

of Iberia’s loss for Iberia’s financial year ended 31 December 2009, British Airways’ pre-tax loss for the financial year ended 31 March 2010 increased to £531 million from £401 million for the financial year ended 31 March 2009, an increase of 32.4 per cent.

14.4.7	Share of post-tax profits in associates

British Airways’ holding in Iberia at 13.15 per cent. remained unchanged throughout the financial year ended 31 March 2010. The share of post-tax losses in associates was £32 million, compared with a share of post-tax profits in the financial year ended 31 March 2009 of £4 million reflecting the change in Iberia’s post-tax result from a profit in the year ended 31 December 2008 to a loss of €273 million in the year ended 31 December 2009 (British Airways accounts for its investment in Iberia with a one-quarter lag).

14.4.8	Earnings per share

A basic loss per share of 38.5 pence during the financial year ended 31 March 2010 (18.1 per cent. higher than the loss of 32.6 pence per share during the financial year ended 31 March 2009) is attributable to shareholders.

14.5	A comparison of the results of operations for the financial year ended 31 March 2009 and the financial year ended 31 March 2008

The following table shows the main components of British Airways’ operating profit (loss) in the two financial years ended 31 March 2009 and 31 March 2008:

	FY 2009/08			FY 2008/07*
	£ million	% of total revenue	% of total operating expenditure	£ million	% of total revenue	% of total operating expenditure
Revenue
Passenger	7,836	87.1	85.1	7,600	86.8	96.4
Cargo	673	7.5	7.3	615	7.0	7.8
Other	483	5.4	5.2	543	6.2	6.9

Total revenue	8,992	100	97.6	8,758	100	111.1

Operating expenditure
Employee costs	2,193	24.4	23.8	2,165	24.7	27.5
Restructuring	78	0.9	0.8	1	0.0	0.0
Depreciation, amortisation and impairment	694	7.7	7.6	692	7.9	8.8
Aircraft operating lease costs	73	0.8	0.8	68	0.8	0.9
Fuel and oil costs	2,969	33.0	32.2	2,055	23.5	26.1
Engineering and other aircraft costs	510	5.7	5.5	451	5.1	5.7
Landing fees and en route charges	603	6.7	6.5	528	6.0	6.7
Handling charges, catering and other operating costs	1,021	11.4	11.1	977	11.2	12.4
Selling costs	369	4.1	4.0	361	4.1	4.6
Currency differences	117	1.3	1.3	6	0.1	0.1
Accommodation, ground equipment and IT costs	585	6.5	6.4	576	6.6	7.3
Total expenditure on operations	9,212	102.4	100.0	7,880	90.0	100.0

Operating (loss)/profit	(220)	(2.4%)	(2.4%)	878	10.0%	11.1%

Non operating items
Fuel financial derivatives	(18)	(0.2%)		12	0.1%
Net finance costs	(87)	(1.0%)		(64)	(0.7)%
Net financing (expense)/income relating to pensions	(17)	(0.2%)		70	0.8%
Re-translation charges on currency borrowings	(59)	(0.7%)		(11)	(0.1)%
Profit on sale of property, plant and equipment and investments	8	0.1%		14	0.2%
Share of post-tax profits in associates accounted for using the equity method	4	—		26	0.3%
Net charge relating to available-for-sale financial assets	(12)	(0.1%)		(3)	—
(Loss)/profit before tax	(401)	(4.5%)		922	10.5%
Tax	43	0.5%		(194)	(2.2%)
(Loss)/profit after tax from continuing operations	(358)	(4.0%)		728	8.3%
Loss from discontinued operations (after tax)				(2)	(0.0%)
(Loss)/profit after tax	(358)	(4.0%)		726	8.3%

•	N/M = Restated for adoption of IFRIC 13 and IFRIC 14.

14.5.1	Revenue

Revenue for the financial year ended 31 March 2009 was £8,992 million, up 2.7 per cent. from the financial year ended 31 March 2008’s figure of £8,758 million supported significantly by currency gains. As demand for air travel in the United Kingdom weakened during the financial year ended 31 March 2009, and with it the strength of Sterling, British Airways compensated by encouraging sales overseas where exchange effects benefited its revenue. While revenue from the United Kingdom sales area declined by 3.8 per cent., revenue from all other areas of sale worldwide increased by 9.1 per cent.

Overall, British Airways’ passenger revenue was £7,836 million for the financial year ended 31 March 2009, up 3.1 per cent. from the figure for the financial year ended 31 March 2008 of £7,600 million despite the increasing weakness in British Airways’ premium traffic. British Airways’ passenger traffic (measured by RPKs) declined by 3.4 per cent. during the financial year ended 31 March 2009, from 118,395 million to 114,346 million, principally because of the fall in demand for premium travel which first became evident in August 2008. The overall RPK decline was made up of a 0.7 per cent. fall, from 20,857 million to 20,711 million, in the UK and Europe, and a 4.0 per cent. drop, from 97,480 million to 93,591 million, in other areas of travel.

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways Plc and BA CityFlyer for the United Kingdom and European segment in the financial years ending on 31 March 2009 and 2008:

	FY 2009/08	FY 2008/07
Premium	27.4%	30.3%
Non-premium	72.6%	69.7%

The following table shows the breakdown of premium and non-premium class passenger revenues as a percentage of the total passenger revenue generated by British Airways Plc and BA CityFlyer for the longhaul segment in the financial years ending on 31 March 2009 and 2008:

	FY 2009/08	FY 2008/07
Premium	45.0%	47.4%
Non-premium	55.0%	52.6%

Significant pricing actions were required to stimulate non-premium traffic volumes which, during the financial year ended 31 March 2009, were broadly unchanged from their levels in the financial year ended 31 March 2008. Total passenger numbers fell by 4.3 per cent. during the financial year ended 31 March 2009 to 33.1 million (from 34.6 million in the financial year ended 31 March 2008).

In response to lower passenger volumes, British Airways reduced the amount of flying during the financial year ended 31 March 2009, cutting the total amount of capacity (measured by ASKs) by 0.7 per cent., from 149,576 million to 148,504 million. As a result of the reduced demand, the passenger load factor fell by 2.1 points to 77.0 per cent. during the financial year ended 31 March 2009.

Following the economic downturn, British Airways reduced its shorthaul capacity, mostly by the downsizing of its aircraft and reducing the Gatwick shorthaul operating fleet from approximately 33 aircraft to approximately 20. As a result, ASKs for the

European shorthaul business in the three month period to 30 June 2010 are 17 per cent. lower than ASKs in the three month period to 30 June 2007. During that period, Economy (Euro-Traveller and Domestic) passenger numbers have reduced approximately in line with this capacity reduction (approximately 16 per cent. less passengers flew economy class in the three month period to 30 June 2010 when compared to the same period in 2007). However, approximately 27 per cent. less passengers flew premium (Club Europe) class in the three month period to 30 June 2010 when compared to the same period in 2007).

Passenger yields increased by 6.7 per cent. in the financial year ended 31 March 2009, driven by high fuel surcharge rates in summer 2008 as oil prices reached record levels, and also by tight control on capacity.

For a further breakdown and discussion of revenues of the passenger transportation business for the financial years ended 31 March 2009 and 2008, see section 8.

After a strong start to the financial year ended 31 March 2009, British Airways’ cargo revenue in the second half of the financial year ended 31 March 2009 felt the impact of both lower levels of fuel surcharges, as the oil price fell, and lower demand, as the economic downturn took hold. British Airways’ cargo volumes for the financial year ended 31 March 2009 (measured in CTKs), were down 5.2 per cent. from the financial year ended 31 March 2008 and capacity (measured in ATKs) was down 5.1 per cent. Premium cargo product declined by 2.1 per cent. during the financial year ended 31 March 2009, less than the decline in general freight. British Airways’ cargo yield (revenue per CTK) increased by 15.4 per cent. during the financial year ended 31 March 2009, from 12.57 pence per CTK to 14.51 pence per CTK, driven by higher levels of fuel surcharge compared to the financial year ended 31 March 2008, together with exchange rate effects. Similar to the passenger business, British Airways’ cargo revenue benefited from exchange rates during the financial year ended 31 March 2009. Overall revenue for the financial year ended 31 March 2009 was £673 million, up 9.4 per cent. on the figure of £615 million for the financial year ended 31 March 2008. Excluding the impact of exchange, it was down 3.5 per cent.

The overall load factor for the financial year ended 31 March 2009 was 72.0 per cent., down 1.4 per cent. from the financial year ended 31 March 2008.

The following table illustrates the effect of volume of sales, price of sales and exchange rates on British Airways’ revenues for the financial year ended 31 March 2009, as compared with the revenues for the financial year ended 31 March 2008:

	FY 2009/08 (£ million)	FY 2008/07 (£ million)	Change (£ million)	Volume (£ million)	Price (Inc Mix) (£ million)	Exchange (£ million)
Passenger revenue	7,836	7,600	236	(260)	39	457
Cargo revenue	673	615	58	(32)	11	79
Other revenue	483	543	(60)	0	(113)	53

Total revenue	8,992	8,758	234	(292)	(63)	589

14.5.2	Operating expenditure

Operating expenditure increased by £1,332 million (16.9 per cent.). This included an increase of £914 million (44.5 per cent.) in fuel costs and an increase of £77 million to £78 million in restructuring costs.

14.5.3	Employee costs

Employee costs rose by 1.3 per cent. during the financial year ended 31 March 2009 to £2,193 million. The average number of employees in the British Airways Group fell by 0.7 per cent. to 42,094 MPE during the financial year ended 31 March 2009. However, productivity (measured in ATKs per MPE) weakened by 1.9 per cent. due to the additional manpower that was retained in the first half of the financial year ended 31 March 2009 to handle British Airways’ move to Terminal 5.

14.5.4	Restructuring

British Airways incurred costs of £78 million during the financial year ended 31 March 2009, mainly redundancy payments associated with restructuring the business to make it more competitive for the future. MPE reduced from 42,350 to 40,600.

14.5.5	Depreciation, amortisation and impairment

Depreciation, amortisation and impairment costs of £694 million for the financial year ended 31 March 2009(£2 million higher than in the financial year ended 31 March 2008) include an impairment of £5 million on the goodwill which arose on the acquisition of Société de Participation Aerienne SAS (trading as L’Avion).

14.5.6	Aircraft operating lease costs

The number of aircraft British Airways had on operating leases reduced by 17 during the financial year ended 31 March 2009 from 54 to 37. However, the impact of weak Sterling meant British Airways’ US Dollar denominated operating lease costs increased by 7.4 per cent. from £68 million to £73 million during the financial year ended 31 March 2009.

14.5.7	Fuel and oil costs

The financial year ended 31 March 2009 saw unprecedented volatility in oil prices. This, together with the weakness of Sterling, pushed British Airways’ fuel costs up by £914 million (or 44.5 per cent.) to £2,969 million during the financial year ended 31 March 2009. Fuel and oil costs per ASK increased by 46.0 per cent. from 1.37 pence to 2.00 pence.

14.5.8	Engineering and other aircraft costs

British Airways’ engineering and other aircraft costs, at £510 million for the financial year ended 31 March 2009, increased by 13.1 per cent. compared with the figure for the financial year ended 31 March 2008 of £451 million. These costs for financial year ended 31 March 2009 were significantly impacted by the weakness of Sterling as a high proportion of British Airways’ engineering costs are incurred in US Dollars. Other increases related to increased volumes from BA CityFlyer and OpenSkies during the financial year ended 31 March 2009, offset by a reduction in engine maintenance operating lease provisions and other cost saving initiatives.

14.5.9	Landing fees and en route charges

Landing fees and en route charges cost British Airways £603 million during the financial year ended 31 March 2009, up 14.2 per cent. from the figure for the financial year ended 31 March 2008 of £528 million. 69 per cent. of the increase was due to unfavourable exchange rates. ASKs, an underlying driver of these costs, decreased by 0.7 per cent. Costs per ASK therefore increased by approximately 15 per cent.

14.5.10	Handling charges, catering and other operating costs

Handling charges, catering and other operating costs were £1,021 million during the financial year ended 31 March 2009, which represented a 4.5 per cent. increase on the figure for the financial year ended 31 March 2008 of £977 million. Reduced passenger numbers and lower booking volumes drove significant savings, as did lower baggage compensation costs following British Airways’ move to Heathrow Terminal 5.

However, these savings were masked during the financial year ended 31 March 2009 by weak Sterling and also by the introduction of OpenSkies (which started operations in March 2008 and purchased the French airline Société de Participation Aerienne SAS (trading as L’Avion) in July 2008), new routes operated by BA CityFlyer and catering price increases which together increased costs by £18 million. RPKs, and underlying driver of these costs, decreased by 3.4 per cent. Costs per RPK therefore increased by approximately 8 per cent.

14.5.11	Selling costs

British Airways’ selling costs increased by 2.2 per cent. to £369 million during the financial year ended 31 March 2009 compared to the figure for the financial year ended 31 March 2008 of £361 million, primarily due to the impact of adverse exchange rate movements, partially offset by lower marketing activity and lower selling and commission costs.

14.5.12	Currency differences

With over 40 per cent. of British Airways’ expenditure during the financial year ended 31 March 2009 on operations being denominated in US Dollars and Euros, currency differences arising on working capital retranslations and the settlement of transactions in the financial year ended 31 March 2009 resulted in a significant charge to its income statement of £117 million (compared to the figure for the financial year ended 31 March 2008 of a £6 million charge).

14.5.13	Accommodation, ground equipment and IT costs

British Airways’ £585 million expenditure on accommodation, ground equipment and IT for the financial year ended 31 March 2009 was 1.6 per cent. higher than the corresponding amount in the financial year ended 31 March 2008 of £576 million. IT development savings were offset by adverse exchange rate movements and other cost increases relating to Terminal 5, primarily rent and rates.

14.5.14	Non-operating items

14.5.14.1	Fuel derivatives

Net unrealised losses on fuel derivatives in the financial year ended 31 March 2009 were £18 million (compared with a £12 million gain in the financial year ended 31 March 2008), primarily reflecting the ineffective portion of unrealised gains and losses on fuel derivative hedges required to be recognised through the income statement under International Accounting Standard (IAS) 39.

14.5.14.2	Net finance costs

British Airways’ net finance costs in the financial year ended 31 March 2009 were £87 million compared with £64 million in the financial year ended 31 March 2008. Its interest expense decreased by £7 million to £169 million from £176 million expense for the financial year ended 31 March 2008. Its finance income for the financial year ended 31 March 2009 was £95 million, down £16 million on the figure for the financial year ended 31 March 2008 due to both lower average interest rates and cash balances.

14.5.14.3	Pension financing expenses

Pension financing expenses was £17 million in the financial year ended 31 March 2009 compared to income of £70 million in the financial year ended 31 March 2008. This was mainly due to the fact that British Airways saw a £129 million increase in net interest costs during the financial year ended 31 March 2009 due to lower rates on investments of the Pension Schemes as a consequence of lower interest rates offset by £17 million amortisation of the actuarial gain associated with the Airways Pension Scheme.

14.5.14.4	Retranslation charges on currency borrowings

The retranslation of currency borrowings (mainly US Dollar and Yen-denominated debt) for the financial year ended 31 March 2009 generated a charge of £59 million, compared with a charge of £11 million for the financial year ended 31 March 2008, due to the significant weakening of Sterling.

14.5.14.5	Profit on sale of property, plant and equipment and investments

Profit on the sale of property plant and equipment and investments for the financial year ended 31 March 2009 was £8 million, of which £4 million arose from the disposal of the investment in Opodo, compared to £14 million in the financial year ended 31 March 2008. The £8 million profit in the financial year ended 31 March 2009 included no profit or loss from disposal of aircraft fleet assets.

14.5.14.6	Net charge related to available-for-sale financial assets

In the financial year ended 31 March 2009, the net charge of £12 million included increase of £3 million attributed to interest earned on loans to The Airline Group Limited, and a charge of £15 million attributed to impairment of investments in Flybe Group Limited (£13 million) and Inter-Capital and Regional Rail Limited (£2 million). In the financial year ended 31 March 2008 these items of income and expenditure were £4 million, £6 million and £2 million respectively.

14.5.14.7	Taxation

The taxation credit of £43 million represents an effective tax rate of 11 per cent. on loss before tax, compared with a standard UK corporation tax rate of 28 per cent. The reduced effective credit is mainly due to an adjustment of £79 million in tax terms arising from the abolition of industrial buildings allowances.

14.5.15	EBITDARfp

EBITDARfp for the financial year ended 31 March 2009 was £645 million, which was £1,135 million (63.8 per cent.) lower than the figure for the financial year ended 31 March 2008. For similar reasons to those noted above, this mirrored the substantial year on year change in the operating loss.

14.5.16	Operating Profit/(Loss) and pre-tax profit/(loss)

The global financial crisis and economic downturn hit demand for air travel significantly, particularly premium business during the financial year ended 31 March 2009. Premium passenger revenue declined by about 2.6 per cent. compared with the year under 31 March 2008. That, coupled with record fuel prices in the early part of the financial year ended 31 March 2009, meant that British Airways posted an operating loss of £220 million for the financial year ended 31 March 2009 (down £1,098 million from the £878 million operating profit that was posted for the financial year ended 31 March 2008) and a pre-tax loss of £401 million for the financial year ended 31 March 2009 (down £1,323 million from the pre-tax profit of £922 million for the financial year ended 31 March 2008).

14.5.17	Share of post-tax profits in associates

British Airways’ holding in Iberia at 13.15 per cent. remained unchanged throughout the financial year ended 31 March 2009. The 84.6 per cent. decrease in its share of post-tax profits in associates – down from £26 million in the financial year ended 31 March 2008 to £4 million in the financial year ended 31 March 2009 – reflects the impact that the economic climate has had on Iberia’s results.

14.5.18	Earnings per share

A basic loss per share of 32.6 pence during the financial year ended 31 March 2009 (compared to earnings per share of 61.9 pence, restated for the financial year ended 31 March 2008) is attributable to shareholders.

15.	IBERIA OPERATING AND FINANCIAL REVIEW

15.1	Factors that may influence Iberia’s results of operations and financial position

15.1.1	Fuel Prices

See section 14.1.1.

15.1.2	Currency fluctuations

See section 14.1.2.

15.1.3	Interest rates

See section 14.1.3.

15.1.4	Global economic downturn and financial crisis

See section 14.1.4

15.1.5	Volcanic activity

See section 14.1.5

15.1.6	Terrorism

See section 14.1.6

15.1.7	Employee relations

Iberia has three groups of workers with whom it must regularly negotiate collective bargaining agreements. The different interests of the workers and Iberia can give rise to stoppages that could affect Iberia’s activity.

In October and November 2009, the passenger cabin crew group (flight attendants and stewards) held a 4-day strike, forcing the cancellation of a total of 768 flights (approximately 1.3 per cent. of the initially scheduled offering in the month). In January 2009, the work to rule by Iberia pilots led to the cancellation of hundreds of flights and generalised delays.

The XIX collective bargaining agreement for ground personnel, valid from 1 January 2009 until 31 December 2012, was signed in April 2010 and provides for wage moderation and various productivity measures, particularly in the Airports and Maintenance areas.

The VII collective bargaining agreement for technical personnel (pilots), valid from 2005 through 2009, was signed in April 2009, provided for wage moderation and a series of measures designed to raise flexibility and productivity. It also allows pilots to continue to work 50 per cent. of the time between the ages of 60 and 65. This last measure has allowed the technical personnel pension fund provision to be updated, with a positive impact on 2009 results.

Discussions on the Collective Bargaining Agreements for Technical Crew and Cabin Crew are currently being carried out at the negotiating table.

Negotiation of the personnel agreements have been carried out within the framework of workforce restructuring implemented by Iberia in recent years. In December 2001 the labour authorities approved the Voluntary Workforce Restructuring Plan (ERE 72/01) requested by Iberia. ERE 72/01 has been amended to extend the acceptance deadlines pursuant to mandatory authorisation. It has been extended until 31 December 2010 for cabin crew and until 31 December 2013 for ground staff and pilots.

At 30 June 2010 some 3,535 employees had signed up to ERE 72/01 with a total of 24 employees signing up during the first half of the year.

ERE 35/05 for Iberia handling staff was authorised in 2005 and has now been extended to 31 December 2014.

The corresponding expense for the aforementioned collective redundancy procedures amounted to 108 million euros in 2007, 106 million euros in 2008 and 114 million euros in 2009. At 30 June 2010, the provision for this item on the balance sheet was 364 million euros.

15.1.8	High level of fixed costs

See section 14.1.8.

15.1.9	Growing competition from low-cost operators

The airline industry is highly competitive. Specifically, low-cost operators entered the Spain-Europe market in the late 1990s and, more recently, the Spanish domestic market, with high growth rates and exceptionally low costs, enabling them to offer tariffs that are substantially lower than network airlines. These carriers establish operating bases from which they operate point-to-point flights, thus maximizing the use of their fleet.

In 2009, on routes between Spain and Europe, which account for 25 per cent. of Iberia passenger revenue (from flights flown in the period), Ryanair was the leading operator, with a market share of 15.0 per cent. (up 2.5 points on 2008), followed by Easyjet, with a market share of 11.0 per cent. (a 1.0 points increase compared to 2008) and Air Berlin, with a market share of 8.3 per cent. (up 0.6 points). Iberia maintained its market share of 8.8 per cent. (up 0.1 points compared 2008).

These companies have only recently begun to enter the Spanish domestic market although they are expanding rapidly. Ryanair quadrupled its market share to 6.2 per cent. in 2009 while Air Berlin, with a 4.5 per cent. share, gained only 0.2 points Iberia’s market share in this segment, which accounts for 22.6 per cent. of Iberia’s passenger revenue (from tickets for flights flown in the period), fell 2.5 points on 2008 to 33.8 per cent., although its affiliate Vueling, raised its market share 0.8 points to 14.3 per cent.

For further information on low cost carriers and their impact on the airline industry, see Section 10.

15.1.10	Growing competition from high speed rail

Domestic air travel in Spain is also tackling the competition posed by the development of the nation’s high speed rail network. There are currently three main high speed lines: Madrid-Seville, Madrid-Málaga and Madrid-Barcelona. On the all-important Madrid-Barcelona route, the high speed train service, which began operations in February 2008, registered rapid growth during its first year of operation, stabilising throughout 2009 carried by commanding a market share of 45.7 per cent. by December 2009. The total number of passengers of all airlines operating this route fell by 18.3 per cent. on 2008.

Iberia has adapted its operations to the new competition by reducing capacity in these markets. Traffic volume in the domestic market, measured as RPK, declined 22.1 per cent. in 2008 compared to 2007 and 10.6 per cent. in 2009 compared to 2008. The revenues decreased 16.5 per cent. in 2008 with respect to 2007, and a 23.6 per cent. in 2009 with respect to 2008. Future rail developments already planned will have an impact on Iberia’s revenue.

15.2	Description of the main items in the income statement

15.2.1	Revenue

15.2.1.1	Passenger revenue

The revenues obtained from the sale of passenger tickets are the main component of the operating revenue of the Iberia Group. These revenues as a percentage share of annual recurring operating revenue were as follows: 75.4 per cent. in 2009, 77.4 per cent. in 2008 and 78.3 per cent. in 2007.

Passenger revenue from regular traffic comes from different sources: (i) tickets used by passengers transported on any flight operated by Iberia with an Iberia code; (ii) tickets of Iberia passengers transported on any flight operated by other companies, in accordance with agreements to block book seats on such flights for their sale by Iberia at its own risk (seats that Iberia books on other companies’ aircraft to sell them, and if Iberia fails to sell them it must pay for those tickets at a stipulated price); (iii) tickets of passengers from other companies but who are transported by Iberia on the basis of code-share agreements; (iv) tickets used on Iberia flights and issued by companies with which there are interline agreements (agreements between various companies under which each of them can issue tickets for other companies); (v) tickets issued and flown as a result of the recognition of frequent flyer points are also included in this item. However, revenue from flights operated under franchise agreements for which the risk is borne by the franchisee (for example Air Nostrum) is not included.

Ticket and other sales are initially credited to “Customer Advances”, which record the liability for tickets sold but not yet used. The related revenue is recognised when the transport or service actually happens. Revenue generated as a result of the periodic cancellation of customer deposits for tickets sold and not used are also recognised as passenger revenue.

15.2.1.2	Cargo revenue

Revenue from the transportation of freight and mail, using the holds of passenger aircraft and, in addition, by operating designated cargo planes and leasing hold space in third-party fleets. Up to 2009, excess baggage fees were also classed under the “Cargo revenue” heading in the income statement. As from 2010, excess baggage fees form part of passenger revenue.

15.2.1.3	Handling revenue

Revenue from the different ground assistance services (including dispatch of aircraft, runway equipment services and preliminary flight operation services) provided to third-party aircraft and passengers in accordance with handling agreements.

15.2.1.4	Revenue from technical assistance to airlines

Revenue from technical assistance services including the inspection and repair of aircraft, engines and components of third-party fleets. Iberia carries out scheduled and unscheduled maintenance services and performs engineering, materials management and quality assurance services.

15.2.1.5	Other revenue

This heading mainly includes revenue obtained from telecommunications services and network maintenance, primarily for travel agents, and use of other systems (including the revenue generated by the Amadeus booking system, which offsets part of the costs of using that system). Other revenues come from handling services and control of air cargo at terminals. Also included are sales of various materials and personnel training services.

15.2.1.6	Other operating income

Includes income from commissions charged for the sale of services to third parties, mainly the sale of tickets of other airlines (which is common practice in the industry and is used to be able to supply more destinations to customers) and the commissions from the franchise agreement with Air Nostrum and the sale of tickets of Clickair and Vueling with Iberia codes. This also includes income generated from the assignment of employees to the UTEs on handling in which Iberia has a stake, rental income (buildings, engines and other flight equipment, flight simulators, etc.), the reversal of fleet maintenance provisions when the allowance is higher than the actual cost of repairs, own work capitalised, operating subsidies and sundry other items).

15.2.2	Expenses

Iberia’s expenses include fuel costs, aircraft spare parts, catering materials, employee costs, depreciation and amortisation, aircraft leases, aircraft maintenance, commercial costs, traffic services and stopover expenses, navigation charges, in-flight services, booking systems and other purchases, rentals and operating costs.

15.2.2.1	Fuel costs

Fuel and oil costs include the cost of fuel and oil used to operate Iberia’s fleet and the cost of delivering fuel from suppliers to aircraft. The cost is stated after taking account of fuel and related currency hedging impacts.

15.2.2.2	Aircraft spare parts

This item includes all consumable spare parts for the maintenance of aircraft, their engines and various components, which cannot be included in inventory.

15.2.2.3	Catering materials

Includes materials used by Iberia in its in-flight services (crockery, cutlery and glassware, etc.), as well as products for in-flight meal and beverage services.

15.2.2.4	Other purchases

Includes expenses for all other consumables, including fuel for ground equipment at airports, IT and office technology materials, fixtures, advertising materials, printed materials and stationery in general.

15.2.2.5	Employee costs

Includes wages and salaries (fixed remuneration, daily remuneration, bonuses and additional payments linked to activity and other variable remuneration), employee benefit costs and other employee costs corresponding to the headcount of all employee groups at Iberia, namely, ground personnel, technical flight crew (pilots) and passenger cabin crew. These costs also include the cost of employees assigned to UTEs.

Employee costs include the statutory contributions made by Iberia to Montepío de Previsión Social Loreto under the collective labour agreements in force. The main purpose for such payments is for the provision of retirement pensions to Montepío de Previsión Social Loreto’s members (who include Iberia’s employees) and other welfare benefits in certain circumstances (death or permanent disability). This is a defined contribution plan and Iberia is under no legal or effective obligation to make additional payments to those already defined. Therefore the actuarial risk (whereby profits are lower than forecast) and investment risk (whereby the assets invested are insufficient to meet the forecast profits) do not correspond to Iberia but are assumed by the employee.

This item also includes provisions recognised for flight personnel. Under the collective labour agreements in force, on reaching the age of 60, flight crew cease to discharge their duties and are placed in reserve, although their employment relationship remains in place until their statutory retirement age. Since May 2009 pilots, on reaching the age of 60, have had the option of remaining active, subject to restrictions on certain aspects of their work. Iberia recognises the costs of staff placed in reserve throughout the active working life of each employee based on the related actuarial studies.

The collective labour agreements in force at Iberia also provide that flight crew who meet certain conditions may take early retirement, (special leave of absence or voluntary termination) and Iberia is required to pay certain amounts of remuneration to these employees until they reach the statutory retirement age. Iberia recognises the provision required to meet the future payment obligations to the employees concerned, based on actuarial studies, with a charge against the income statement in the year that this happens.

The balance of the provisions made for this item amounted to 641 million euros at 31 December 2007, 669 million euros at 31 December 2008 and 598 million euros at 31 December 2009.

15.2.2.6	Depreciation and amortisation charge

These include the depreciation charges made by Iberia to cover the actual decline in value that takes place in a year in property, plant and equipment from their use in the business and amortisation charges recorded in respect of intangible assets.

Iberia depreciates its property, plant and equipment using the straight-line method, by distributing its depreciable cost over the estimated useful life of the assets. The estimated useful life of the fleet ranges from 18 to 22 years.

15.2.2.7	Aircraft leases

This includes the expenses relating to the various types of operating leases for aircraft in Iberia’s fleet (tax leases, synthetic leases, Japanese leveraged leases, etc.). It also includes the costs of leasing aircraft under wet leases (aircraft lease agreements including crew and maintenance), which are a management tool enabling a swift and flexible response to alterations in demand. Also included are one-off aircraft lease transactions due to operating incidents and the cost of renting seats on flights operated by other airlines.

15.2.2.8	Other rentals

Includes the rental payments for real estate, premises and counters at airports, payments for handling staff, for flight simulators, for cargo space in third-parties’ aircraft and various other rental payments.

15.2.2.9	Aircraft maintenance

Includes the cost of engineering and engine maintenance agreements, fuselage and components charged by third parties, for services provided for the aircraft owned by Iberia or the aircraft maintained by Iberia for third parties, but subcontracted.

It also includes provisions for major repairs recorded each year to distribute a known future expense for work that can be carried out either by Iberia or a third party. For each aircraft operated under an operating lease, and on the basis of the terms in the agreements, Iberia records a provision for the total cost to be incurred in scheduled inspections, and allocates that cost to the consolidated income statement on a straight-line basis in the period falling between two successive inspections, which can vary depending on the type of aircraft and on the agreement.

Most of these expenses are paid in US Dollars, which is the usual transactional currency in the aircraft maintenance industry, and therefore this item is sensitive to fluctuations in the US Dollar/Euro exchange rate.

15.2.2.10	Commercial costs

This item includes the commission paid to travel agencies and to other airlines in relation to the sale of tickets for Iberia’s flights, or tickets issued by another airline on aircraft flown by Iberia. These costs also include the extra commissions or incentives paid to the agencies for achieving sales targets based on the volume or quality of sales (sales figures, tickets for certain destinations or routes on which Iberia is seeking to increase occupancy with incentives, premium classes, etc.). This item also includes development expenses, market promotion expenses and expenses for media advertising and other advertising expenses.

15.2.2.11	Traffic services and stopover expenses

This item includes the expenses relating to landing fees, fees for the use of jet bridges, aircraft parking and other services and airport charges, royalties for the use of facilities, aircraft dispatch services and passenger handling services carried out by other companies, accommodation for flight crew and other expenses of employees on stopovers, aircraft cleaning expenses, expenses caused by certain incidents (delivery of luggage, lost connections and interrupted journeys), and other costs related to the operation of the aircraft. Most of these items are subject to public prices, such as landing fees and fees for the use of facilities at airports or are expenses subject to regulated rates.

15.2.2.12	Navigation charges

This item includes the rates charged by various national and international organizations for air navigation services en route and on the approach to airports, which are provided to airline operators. The expenses are determined in the form of unit rates set by the relevant authority, which normally reviews these rates each year. The size of the expense also depends on the business volume of each operator (measured by reference to the flown distances), the weight of the aircraft, the airspace crossed by each flight and the exchange rates for the currencies in which the bills are denominated.

15.2.2.13	In-flight services

This item includes the cost of meals supplied by third parties to be consumed on board by the passengers and crew flying on services operated by Iberia. It also includes expenses related to purchasing newspapers and magazines and hiring films and recorded music which are provided as an additional part of the in-flight service.

15.2.2.14	Booking systems

This item includes the expenses charged to Iberia by various companies for flights booked and tickets issued by their teams, and for the use of their distribution systems and of information on their databases. Amadeus is the global distribution system most widely used by the Iberia Group, which also uses Sabre and Travelport, among others. Booking system expenses were partially offset against revenue from rebates received from Amadeus.

15.2.2.15	Other operating costs

This includes the remaining operating costs, which are recognised on an accrual basis. The largest costs are: building repair and maintenance, facilities, handling services, machinery and IT systems, insurance, indemnities for passengers, royalties for use of software programmes, expenses for transporting cargo and other items, transporting personnel, independent professional services, security and surveillance services and other ancillary services.

15.2.3	Impairment losses and gains (losses) on disposal of non-current assets

The majority of the net gains (losses) on disposal of non-current assets are from transactions related to the fleet renewal process.

15.2.4	EBITDARf

EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.

Since it is common practice for airlines to use aircraft operating leases, the cost of which is included in operating profit (EBIT), EBITDARfis the most appropriate parameter to compare the earnings of different airlines, regardless of the ownership of their fleet.

Aircraft ownership costs on the balance sheet are the depreciation and interest associated with finance, which are also excluded from the calculation of EBITDARf.

15.2.5	Profit (loss) from operations

Profit (loss) from operations is the difference between operating revenue and operating costs, plus the (positive or negative) amount for impairment of assets and the net gains (losses) on disposal of non-current assets.

Profit (loss) from operations includes both recurring and non recurring items (exceptional revenues and expenses). All of these revenues and expenses are classified accordingly in the Iberia Group’s income statement.

15.2.6	Net finance income

15.2.6.1	Finance income

Finance income relates mainly to the interest earned in the financial year on short-term deposits. It also includes the interest earned on loans and other credit facilities provided by Iberia to third parties, and the interest earned on marketable securities.

15.2.6.2	Finance cost

This includes the interest charged in the year on borrowing in the form of loans, marketable securities and other outstanding debts, regardless of the maturity date or how the interest is arranged. It also includes the financial returns on the internal pension fund for personnel, to which Iberia adds provisions each year to update its pension liability to personnel.

15.2.6.3	Exchange differences

This includes the net gains and losses caused by fluctuations in the exchange rates on fixed-income securities, loans, debts, and cash in foreign currency.

15.2.6.4	Other income and expenses

This includes the effect of variations in the reasonable value of hedging instruments used by the Iberia Group which are considered to be not effective. Most of the derivatives used by Iberia are effective under IFRS-EU, and their differences in value over time do not affect earnings. They are recorded in reserve accounts on the balance sheet. However, those derivatives considered to be ineffective do have an impact on the income statement.

This item also includes other finance income and costs not included above, together with the variation in provisions for non-current financial assets.

15.2.7	Share of profit/(loss) of associates

This includes the Iberia Group’s share in the profit or loss of its associates, which in the Iberia Group’s accounts are consolidated under the equity method. In the past three years the majority of these came from Clickair and Vueling.

15.2.8	Tax

Since 1 January 2002 Iberia and certain subsidiaries file consolidated tax returns provided for by Chapter VII of Title VII of the Amended and Consolidated Spanish Corporate Income Tax Law. Iberia’s consolidated tax group is made up of fully consolidated companies except for Binter Finance, BV and Iberia México, S.A. which do not meet the legal requirements for inclusion.

The current corporate income tax for each year is the amount paid in settlement of the income tax returns for that year.

15.2.9	Profit before tax

This is obtained by adding the profit (loss) from operations, net finance income and the share of profit/(loss) of associates.

15.2.10	Earnings per share

Basic earnings per share is calculated by dividing profit or loss for the year attributable to Iberia by the weighted average number of ordinary shares outstanding during the year, excluding the average number of shares of Iberia held by Iberia Group companies.

15.2.11	Diluted earnings per share

Diluted earnings per share is calculated by dividing profit or loss for the year attributable to Iberia by the weighted average number of shares that would have been outstanding in the year had all of the financial instruments issued by Iberia in effect at the financial year-end that are convertible into ordinary shares of Iberia been converted at the beginning of the year, there being none at present.

15.3	A comparison of the results of operations for the 6 month period ended 30 June 2010 compared to the 6 month period ended 30 June 2009

The following table sets out the main components of the Iberia Group’s recurring and non recurring operating revenue and expenditure in the first half of 2010 and 2009.

IBERIA GROUP	Jan-Jun 2010			Jan-Jun 2009
	€ million	% of total recurring revenue	% of total recurring costs	€ million	% of total recurring revenue	% of total recurring costs
OPERATING REVENUE (recurring)
Passenger revenue	1,680	75.4%	73.1%	1,641	75.7%	67.1%
Cargo revenue	139	6.2%	6.0%	111	5.1%	4.5%
Handling revenue	123	5.5%	5.4%	122	5.6%	5.0%
Technical assistance to airlines	151	6.8%	6.6%	158	7.3%	6.5%
Other operating revenue	134	6.0%	5.8%	135	6.2%	5.5%
Total revenue	2,227		96.9%	2,167		88.7%

OPERATING EXPENDITURE (recurring costs)
Procurements	614	27.6%	26.7%	691	31.9%	28.3%
Aircraft fuel	495	22.2%	21.5%	580	26.8%	23.7%
Aircraft spare parts	103	4.6%	4.5%	94	4.3%	3.8%
Catering materials	9	0.4%	0.4%	9	0.4%	0.4%
Other purchases	7	0.3%	0.3%	8	0.4%	0.3%
Employee costs	636	28.6%	27.7%	651	30.0%	26.6%
Depreciation and amortisation charge	86	3.9%	3.7%	89	3.6%	3.6%
Other operating costs-	963	43.2%	41.9%	1,013	41.4%	41.4%
Aircraft leases	154	6.9%	6.7%	183	8.3%	7.5%
Other rentals	33	1.5%	1.4%	36	1.6%	1.5%
Aircraft maintenance (subcontracts)	96	4.3%	4.2%	111	5.0%	4.5%
Commercial costs	85	3.8%	3.7%	71	3.2%	2.9%
Traffic services, stopover and incident expenses	195	8.8%	8.5%	200	9.0%	8.2%
Navigation charges	122	5.5%	5.3%	126	5.7%	5.2%
In-flight services	33	1.5%	1.4%	30	1.3%	1.2%
Booking systems	74	3.3%	3.2%	76	3.4%	3.1%
Other recurring costs	171	7.7%	7.4%	179	8.0%	7.3%
Total expenditure	2,299	103.2%		2,444	112,8%

OPERATING LOSS	(72)			(277)

Non recurring operating revenue	53	2.4%	2.3%	4	0.2%	0.2%
Non recurring operating expenditure	28	1.3%	1.2%	1	0.0%	0.0%
Non-recurring profit	25	1.1%	1.1%	3	0.1%	0.1%

Impairment losses and gains (losses) on disposal of non-current assets	(3)	(0.1%)	(0.1%)	—	—	—
LOSS FROM OPERATIONS	(50)	(2.2%)	(2.2%)	(274)	(12.6%)	(11.2%)
Finance income	11	0.5%	0.5%	46	2.1%	1.9%
Finance charges	(17)	(0.8%)	(0.7%)	(20)	(0.9%)	(0.8%)
Exchange differences	19	0.9%	0.8%	(6)	(0.3%)	(0.2%)
Share in profit in associates	4	0.2%	0.2%		0.0%	0.0%
Other finance revenue and expenses	4	0.2%	0.2%	4	0.2%	0.2%
PROFIT BEFORE TAX	(29)	(1.3%)	(1.3%)	(250)	(11.5%)	(10.2%)
Income tax	8	0.4%	0.3%	85	3.9%	3.5%
PROFIT (LOSS) FROM CONTINUING OPERATIONS (net profit after tax)	(21)	(0.9%)	(0.9%)	(165)	(7.6%)	(6.8%)
Attributable to:
Shareholders of the Parent	(21)	(0.9%)	(0.9%)	(165)	(7.6%)	(6.8%)
Minority interests	—			—
BASIC EARNINGS PER SHARE (euros)	(0.023)			(0.179)

15.3.1	Revenues from operations

Revenues from operations, which includes both recurring and non-recurring revenue, increased by 5.0 per cent. (€109 million) compared to 2009 to €2,280 million and showed positive results in the first half of 2010, with a 14.0 per cent. rise (€150 million) being recorded in the second quarter basically due to the good performance of passenger and cargo revenues.

15.3.1.1	Passenger revenue

Total passenger revenue increased by €39 million in comparison to the first half of 2009 (an increase of 2.4 per cent.), and the bulk of that increase (€31 million) came from ticket revenues for flights flown in the period, which increased by 2.0 per cent. compared to the same period in 2009. The long-haul segment performed best, with 8.2 per cent. growth in revenue.

The main reason behind the 7.1 per cent. increase in “Other passenger revenue” (€8 million) was the revenue from commercial agreements with other companies (including frequent-flyer agreements) and the Iberia Plus programme.

Ticket revenues from flights flown in the first half of the year increased by 2.0 per cent. in comparison to 2009 due mainly to the rise in the yield (average passenger revenue per revenue passenger kilometre) on international flights. Yield increased by 3.0 per cent. on the network as a whole despite the adverse effect of a 5.3 per cent. growth in the average passenger stage length, which was mainly due to an increasing share held by the long-haul (66.2 per cent. of the total RPK in the first half of 2010, 2.1 percentage points higher than in 2009). This increase in prices was partly offset by reduced business volume (-1.0 per cent. measured as RPK). Business Class revenue picked up compared to the previous period, rising 4.9 per cent.

15.3.1.2	Cargo revenue

Cargo consolidated revenue increased by 25.2 per cent. against the first half of 2009 (an increase of €28 million), due to the 41.5 per cent. rise in revenue tonne kilometres (RTK). A total of 94.5 per cent. of the cargo was transported in the holds of passenger aircraft, and there was considerable growth in all international segments. Prices continued to recover gradually in the final months. Due to the 17.7 point rise in the load factor, the unit revenue per available tonne-kilometres (ATK) rose by 19.9 per cent. against the first half of 2009.

15.3.1.3	Handling revenue

Handling revenue increased by 0.8 per cent. against the first half of 2009 (an increase of €1 million), thanks to the rise in revenue from aircraft dispatch, offset in part by the fall in revenues from other handling services to third parties. Weighted aircraft handled (WAH) by Iberia Airport Services (without including the production of UTEs) increased by 2.7 per cent., including the notable increase in activity for Vueling. With the addition of the production for Iberia itself the total WAH came in at 163,957 (a fall of 1.3 per cent.), and the number of passengers handled amounted to 34.4 million (an increase of 1.5 per cent.) in the first half of 2010.

15.3.1.4	Revenue from technical assistance to airlines

Revenue from technical assistance services for other companies’ aircraft fell by €7 million (a fall of 4.4 per cent.) against 2009, due mainly to the reduction in tests on RB211 engines, and to the disappearance of revenue from services which it carried to aircraft operated by Iberia under wet lease until summer 2009.

15.3.1.5	Other revenue

Includes revenue from use of the booking systems, from services in the cargo terminals, from the various types of sales and training services, and its aggregate amount remained at €42 million, the same level as in the first half of 2009.

15.3.1.6	Other operating income

Recurring income (fees, loans discounts from plane and engine manufacturers, income from the loan of employees to UTEs and sundry other items) fell by 1.1 per cent. in the first six months of the year (€1 million). The largest variations were the decreases in passenger commissions, in the work performed by the company for its fixed assets, and the increase in the recovery of provisions for major repairs. In the first half of 2010 revenue from non recurring items amounted to €53 million, which includes an estimated €20 million revenue from the recovery of the pilots’ pension fund, and €33 million from the recovery of provisions following four Supreme Court judgments which upheld the cassation appeals by Iberia and released the company from paying several customs charges relating to the period between 1998 and 2000. During the first half of 2009, revenue from non-recurring operations totalled €4 million, primarily due to the recovery of taxes and non-performing loans.

15.3.2	Costs from operations

Costs from operations, which includes both recurring and non-recurring costs, fell by 4.8 per cent. (€118 million) against 2009 due mainly to lower expenditure on fuel and to the positive effects of the supply adjustment (-4.4 per cent.) and to the cost containment measures employed.

15.3.2.1	Fuel costs

In the first half of 2010 fuel costs fell by 14.7 per cent. against 2009 (€85 million ), due basically to the drop in the average price after hedges, partially offset by the effect of the depreciation of the euro against the US dollar, which increased the expenditure for the six-month period by 2.7 per cent. against 2009. Iberia’s ASK fell 4.4 per cent. in the period. The price of jet kerosene on the markets (JET CIF NWE) came in at slightly under 700 dollars per tonne at the end of June, which was similar to the price it had at the end of 2009. In the first half of 2010 the price varied between 630 and 780 dollars per tonne, and stayed above the market prices for the first half of 2009.

15.3.2.2	Employee costs

Recurring costs fell by 2.3 per cent. in the first half of 2010 (€15 million), due mainly to the 4.3 per cent. reduction in the Group’s average headcount, which totalled 19,844 man power equivalents (MPEs). The average flight crew headcount was down by 2.9 per cent. and the average cabin crew headcount, by 8.3 per cent.

The XIX collective bargaining agreement for ground personnel signed in April stipulates wage freezes in 2010, with a one-off payment equal to 1.2 per cent. of employees’ salaries. In addition, non recurring costs totalling €1.2 million were recorded in the first half of 2010, relating to personnel indemnities. Total employee costs amounted to 636 million euros in the first half of 2010, down 2.3 per cent. year-on-year.

15.3.2.3	Depreciation and amortisation charge

The depreciation and amortisation charge fell by 3.4 per cent. in the first half of 2010 (€3 million), relating mainly to lower depreciation charges for aircraft, computer hardware and airport equipment.

15.3.2.4	Aircraft leases

Aircraft leases fell by 16.3 per cent. against 2009 (€30 million). Part of the saving arose from the production under wet lease arrangements in the first half of 2009 (an average 2.3 A340 aircraft in the period), as the company has not used this type of arrangement since August 2009. The costs of aircraft operating leases also fell, due basically to the reduction in interest rates.

15.3.2.5	Aircraft maintenance

The expenditure on external services plus the spare parts used fell by 2.9 per cent. against the first half of 2009 (€6 million), to €199 million, due mainly to a lower level of activity in technical assistance services.

15.3.2.6	Commercial costs

Commercial costs increased by €14 million against the first half of 2009 (+19.7 per cent.).

An increase in commissions and travel agent incentives also took place in the period as a result of the increase in revenue and the change in the mix of the origin of the sale (greater growth in foreign markets, Latin America basically, which imply greater commission costs). Media advertising costs and other sales promotion costs also rose.

15.3.2.7	Traffic services, stopover and incident expenses

In the first half of 2010 traffic services fell by 2.5 per cent. against 2009 (- €5 million), due mainly to the 4.4 per cent. decrease in aircraft activity.

15.3.2.8	Navigation charges

Navigation charges fell by 3.2 per cent. in the first half of the year (- €4 million), as the impact of the drop in activity (-4.4 per cent.) was offset by the increased prices.

15.3.2.9	In-flight services

In the first half of 2010 expenditure increased by €3 million (10.0 per cent. against 2009), which relates basically to a rise in the cost of in-flight meals, to the increasing share of long-haul capacity in the mix of the network and to the increase in the number of passengers flying in the Business Plus class.

15.3.2.10	Booking systems

Expenditure in the first half of 2010 fell by 2.6 per cent. (€2 million) due to the decrease in the level of activity, but as a result of the increase in the revenue from booking systems (6.9 per cent.), net expenditure fell by 8.5 per cent. against 2009.

15.3.2.11	Other operating costs

Recurring costs fell by 4.5 per cent. (€8 million) in the first half of 2010, which was similar to the reduction obtained in the second quarter (-4.7 per cent. or €4 million), due to the implementation of various cost-cutting measures. Moreover, in the first half of 2010 several nonrecurring costs were recorded totalling €28 million (against €1 million in 2009), resulting in part from the increase in the services of independent professionals required for corporate operations. Total ther operating costs amounted to 963 million euros, down 4.9 per cent.

15.3.3	Impairment losses and net gains on disposal of non-current assets

This item had a negative balance of - €3 million in the first half of 2010, due primarily to losses from the derecognition of rotables and costs incurred in returning aircraft. This caption amounted to zero in the first half of 2009.

15.3.4	EBITDARf

EBITDARf totalled €168 million in the first half of 2010, compared to negative earnings of - €5 million in 2009, an increase of €173 million.

15.3.5	Profit (loss) from operations

Loss from operations amounted to -€50 million against a €274 million loss in 2009, a €224 million contraction (+81.8 per cent.).

15.3.6	Net finance income

Net finance income (excluding share in profit in associates) fell by 29.2 per cent. (€7 million euros) against the first half of 2009, to €17 million.

15.3.6.1	Finance income

Finance income totalled €11 million, down €35 million (a fall of 76.1 per cent.) compared to the first half of 2009 (€46 million), due basically to the drop in income from short-term deposits, resulting from the drop in interest rates.

15.3.6.2	Finance cost

Finance cost fell by €3 million (a fall of 15 per cent.) to €17 million in the first half of the year compared to €20 million the previous year.

15.3.6.3	Exchange differences

Net exchange differences amounted to €19 million, €25 million greater than in 2009.

15.3.6.4	Other finance income and costs

Other finance income and costs amounted to €4 million, staying at the same level as in the first half of 2009.

15.3.7	Share in the profit/loss of associates

This item totalled €4 million in the first half of 2010, due primarily to the profits of Vueling, in which Iberia owns a 45.85 per cent. stake acquired in July 2009. In the same period of 2009 the balance of this caption was zero.

15.3.8	Profit/ (loss) before tax

Loss before tax amounted to €29 million, an 88.4 per cent. or €221 million improvement on 2009 (€250 million in losses).

15.3.9	Earnings per share

Basic loss per share amounted to - €0.023 compared to - €0.179 in the first half of 2009, an improvement of 87.2 per cent. or €0.156.

15.3.10	Diluted earnings

Not deferred from earnings per share.

15.4	A comparison of the results of operations for the financial year ended 31 December 2009 and the financial year ended 31 December 2008

The following table sets out the main components of the Iberia Group’s recurring and non-recurring operating revenue and expenditure in 2009 and 2008.

GRUPO IBERIA	2009			2008
	€ million	% of total recurring revenue	% of total recurring costs	€ million	% of total recurring revenue	% of total recurring costs
OPERATING REVENUE (recurring)
Passenger revenue	3,325	75.4%	68.2%	4,218	77.4%	76.3%
Cargo revenue	251	5.7%	5.2%	347	6.4%	6.3%
Handling revenue	266	6.0%	5.5%	275	5.0%	5.0%
Technical assistance to airlines	310	7.0%	6.4%	297	5.4%	5.4%
Other operating revenue	257	5.8%	5.3%	313	5.7%	5.7%
Total revenue	4,409		90.5%	5,450		98.6%

OPERATING EXPENDITURE (recurring costs)
Procurements	1,410	32.0%	28.9%	1,864	34.2%	33.7%
Aircraft fuel	1,184	26.9%	24.3%	1,666	30.6%	30.1%
Aircraft spare parts	191	4.3%	3.9%	160	2.9%	2.9%
Catering materials	19	0.4%	0.4%	21	0.4%	0.4%
Other purchases	16	0.4%	0.3%	17	0.3%	0.3%
Employee costs	1,297	29.4%	26.6%	1,320	24.2%	23.9%
Depreciation and amortisation charge	176	4.0%	3.6%	193	3.5%	3.5%
Other operating costs-	1,990	45.1%	40.8%	2,152	39.5%	38.9%
Aircraft leases	349	7.9%	7.2%	386	7.1%	7.0%
Other rentals	73	1.7%	1.5%	76	1.4%	1.4%
Aircraft maintenance (subcontracts)	202	4.6%	4.1%	228	4.2%	4.1%
Commercial costs	151	3.4%	3.1%	200	3.7%	3.6%
Traffic services, stopover and incident expenses	397	9.0%	8.1%	413	7.6%	7.5%
Navigation charges	252	5.7%	5.2%	258	4.7%	4.7%
In-flight services	66	1.5%	1.4%	72	1.3%	1.3%
Booking systems	134	3.0%	2.7%	137	2.5%	2.5%
Other recurring costs	366	8.3%	7.5%	381	7%	6.9%
Total expenditure	4,873	110.5%		5,529	125.4%

OPERATING LOSS	(464)			(79)

Non recurring operating revenue	49	1.1%	1.0%	65	1.2%	1.2%
Non recurring operating expenditure	57	1.3%	1.2%	6	0.1%	0.1%
Non-recurring profit	(8)	(0.2%)	(0.2%)	59	1.1%	1.1%
Impairment losses and gains (losses) on disposal of non-current assets	(3)	(0.1%)	(0.1%)	25	0.5%	0.5%
LOSS FROM OPERATIONS	(475)	(10.8%)	(9.7%)	5	0.1%	0.1%
Finance income	64	1.5%	1.3%	137	2.5%	2.5%
Finance charges	(40)	(0.9%)	(0.8%)	(52)	(1.0%)	(0.9%)
Exchange differences	(17)	(0.4%)	(0.3%)	(2)	0.0%	0.0%
Share in profits in associates	8	0.2%	0.2%	(18)	(0.3%)	(0.3%)
Other finance revenue and expenses	25	0.6%	0.5%	(34)	(0.6%)	(0.6%)
PROFIT BEFORE TAX	(435)	(9.9%)	(8.9%)	36	0.7%	0.7%
Income tax	162	3.7%	3.3%	(4)	(0.1%)	(0.1%)
PROFIT (LOSS) FROM CONTINUING OPERATIONS (net profit after taxes)	(273)	(6.2%)	(5.6%)	32	0.6%	0.6%
Attributable to:
Shareholders of the Parent	(273)	(6.2%)	(5.6%)	32	0.6%	0.6%
Minority interests	—			—
BASIC EARNINGS PER SHARE (euros)	(0.295)			0.034

15.4.1	Revenues from operations

In 2009 revenues from operations, which includes both recurring and non-recurring revenue, fell 19.2 per cent. (€1,057 million) compared to 2008. Excluding non-recurring items, the drop in operating revenue was 19.1 per cent. (€1,041 million), due mainly to the slump in passenger and cargo transport revenue (which fell 21.7 per cent.) (€989 million), hit hard by the drop in average revenue per RPK and RTK, and by the decrease in traffic in all segments but particularly in the domestic segment.

The limited decline in handling revenue (which was down 3.3 per cent., i.e. €9 million) should be viewed against the backdrop of the sharp reduction in airport operations. Revenue from technical assistance rose 4.4 per cent. (€13 million) compared to 2008.

15.4.1.1	Passenger revenue

Total passenger revenue fell 21.2 per cent. (€893 million) compared to 2008 to €3,325 million. Of this figure, €3,137 million relate to revenue from flights flown during the period, which decreased by 19.4 per cent. (€754 million) primarily due to price reductions which affected all segments (with a 14.1 per cent. decline in yields) and, to a lesser extent, due to the decline in traffic volume (-6.2 per cent. in RPK). Business class revenue was heavily hit, declining 28.2 per cent.

Other passenger revenue, which in aggregate accounted for 5.7 per cent. of total passenger revenue in 2009, dropped 42.5 per cent. (€139 million) compared to 2008, partly due to the application of IFRIC 13, which has changed how frequent flyer points are recognised from 2009 onwards, and also entailed a reduction in commercial costs.

15.4.1.2	Cargo revenue

Cargo revenue fell 27.7 per cent. (€96 million) in 2009 to €251 million. However, the recovery in demand meant that the drop in revenue in the last quarter was just 17.1 per cent., compared to a 30.9 per cent. decline over the first nine months of the year. Cargo revenues were affected by the reduction in cargo traffic (which fell by 11.6 per cent.) and a sharp drop in yield (which was down 20.6 per cent.), due partly to lower fuel surcharges. Revenue at subsidiary CACESA also fell, while revenue from excess baggage charges rose 8.6 per cent.

15.4.1.3	Handling revenue

Revenue from third-party ground handling (passengers and aircraft) fell by 3.3 per cent. (€9 million) against 2008, due to the drop in ramp handling activities (which decreased by 7.3 per cent. measured in weighted aircraft handled), partially offset by an increase in revenue per weighted aircraft handled (which increased by 2.1 per cent.) and higher revenue from other airport handling services. Among them, the services provided to passengers with reduced mobility by the UTEs in which the Iberia has a stake are notable. In the last quarter, handling revenues climbed 1.9 per cent. compared to 2008, as the drop in third party handling was stemmed following the addition of Vueling to the customer portfolio.

15.4.1.4	Revenue from technical assistance to airlines

Although the recession also drove aircraft maintenance prices down, revenue from third-party technical assistance services at the Iberia Group rose €13 million (4.4 per cent.) to €310 million in 2009, in part due to US Dollar appreciation relative to the average 2008 exchange rate. The growth in third-party invoicing was driven mainly by engine inspections (particularly the CFM56) and technical assistance provided to the Spanish Ministry of Defence.

15.4.1.5	Other revenue

“Other revenue” reduced from €86 million in 2008 to €79 in 2009, a fall of 8.1 per cent. (€7 million) compared to 2008. Revenue from the use of booking systems, where Amadeus is the principal contributor, fell 7.4 per cent. to €59 million as a result of the decline in booking volumes. Revenue from the cargo terminals and other cargo services also fell.

15.4.1.6	Other operating income

“Other recurring operating income” (sale fees, deferred revenue, income from the loan of employees to UTEs, rental income and sundry other items) fell from €227 in 2008 to €178 in 2009, reducing by 21.6 per cent. (€49 million), in the main due to the decline in passenger fees and sundry revenue items.

In 2009 non-recurring revenues totalled €49 million, the majority of which (€45 million) related to the reversal of some of the provisions made to the technical flight crew pension fund as a result of actuarial studies completed following execution of the VII Collective Bargaining Agreement, which gives pilots the chance to keep flying until the age of 65. In 2008 non-recurring revenue amounted to €65 million, related mainly to the reversal of a number of provisions and an aircraft insurance settlement (incident charged).

The aggregate of other recurring and non-recurring revenue was €227 million in 2009, compared with €292 million in 2008, representing a decrease of 22.3 per cent., that is, 65 million euros.

15.4.2	Costs from operations

In 2009 costs from operations, which includes both recurring and non-recurring costs (excluding impairment losses and gains on disposals of non-current assets) the depreciation and the results from sales of assets), at the Iberia Group totalled €4,930 million, down 10.9 per cent. (€605 million) compared to 2008. Excluding non-recurring items, operating costs were reduced by 11.9 per cent. (€656 million), mainly due to a 28.9 per cent. (€482 million) year-on-year drop in fuel costs. All other costs also fell, due to the adjustment in capacity (which was reduced by 6.0 per cent. measured by ASK) and the raft of cost cutting initiatives implemented by Iberia as part of its Contingency Plan. Cost per ASK fell 6.3 per cent. compared to 2008 to €0.0784 per ASK.

15.4.2.1	Fuel costs

The Iberia Group’s fuel cost amounted to €1,184 million in 2009, €482 million less than the figure recorded in 2008. This decline was mainly due to a significant drop in fuel prices and lower consumption (which fell by 6.6 per cent.), as a result of reduced volumes (ASK was down 6.0 per cent.) and enhanced fleet efficiency.

Despite the rising trend in 2009, average market aviation fuel prices in US Dollars were 44 per cent. lower than in 2008. Iberia has only partially benefited from this price drop due to hedges arranged in mid-2008.

The unit fuel cost fell 24.4 per cent. on 2009 to €0.0191 per ASK.

15.4.2.2	Employee costs

The Iberia Group’s recurring employee costs fell by 1.7 per cent. (€23 million) year-on-year to €1,297 million, thanks to wage control measures and a 4.2 per cent. reduction in the average equivalent headcount, primarily on account of voluntary redundancy provided for under Iberia’s workforce restructuring plan. Non-recurring personnel costs amounted to €51 million in 2009, corresponding to an extraordinary provision to update the projection prepared by Iberia for the renewal of the Plan. A similar provision in 2008 totalled €1 million. Total personnel costs rose 2.0 per cent. or €27 million in 2009 to €1,348 million compared to €1,321 million in 2008.

In April 2009 the Management of Iberia and SEPLA union representatives signed the VII technical crew workers collective bargaining agreement, which expired on 31 December 2009.

15.4.2.3	Depreciation and amortisation charge

The depreciation and amortisation charge was 8.8 per cent. (€17 million) lower than in 2008, at €176 million. Of this figure almost 60 per cent. related to fleet depreciation, which fell by 13.2 per cent. due to the reduction in the number of operating aircraft in the balance sheet, mainly accounted for by the retirement of the MD87/88 fleet, a process that concluded in the last quarter of 2008.

15.4.2.4	Aircraft leases

Fleet lease costs decreased by 9.6 per cent. (€37 million) compared to 2008 to €349 million. All of the expense items contributed to this significant reduction, which saved almost €37 million year-on-year. Operating leases for passenger aircraft totalled €315 million, down €9 million due in part to the decline in interest rates. The cost of leasing seats from other airlines stood at €7 million, €6 million less than in 2008. The largest drop was recorded in wet lease costs which totalled approximately €16 million, compared to €33 million in 2008, due to the reduction in the number of aircraft and block hours operated, which fell 66.9 per cent. compared to 2008. Finally, cargo aircraft leases totalled €11 million, almost €5 million lower than in 2008 due to a 32.5 per cent. decline in the number of block hours leased, as Iberia responded to the sharp drop in demand for cargo transport by scaling back capacity.

Unit lease cost decreased by 3.8 per cent. compared to 2009 to €0.0056 per ASK.

15.4.2.5	Aircraft maintenance

Aggregate total aircraft maintenance costs (including outsourced services and spare parts) amounted to €393 million in 2009, up 1.3 per cent. (€5 million) compared to 2008. This increase reflects a 19.4 per cent. (€31 million) increase in expenditure on spare parts, mainly due to the appreciation of the US Dollar against the Euro and a larger volume of maintenance work performed with own resources. The increase in the spare parts cost was partially offset by an 11.4 per cent. (€26 million) reduction in spending on outsourced services.

15.4.2.6	Commercial costs

In 2009 the commercial costs amounted to €151 million, €49 million down with respect to 2008, representing a 24.5 per cent. reduction. Aggregate commissions, promotional costs and development expenditure decreased by €47 million compared with 2008 (26.6 per cent.) due, in part, to the impact of the first-time application of IFRIC 13 as from January 2009. IFRIC 13 establishes the uniform accounting treatment for recording and measuring points associated with frequent flyer programmes. In this regard, the value assigned to the points is recorded as an identifiable component of the sale of flight tickets in accordance with their fair value their valuation is initially recognised as deferred revenue under “Long-term accruals” in the statement of financial position. Before 2008 Iberia measured the value assigned to the points obtained by members of its Iberia Plus programme as commercial costs. In 2008 close to €24 million was recognised in connection with the measurement of these points. In 2009, under the new standard, the value of points earned was recognised as a reduction in revenue. Advertising costs fell €3 million (12.3 per cent.). The ratio of net commercial costs to passenger revenue fell 0.2 percentage points to 2.4 per cent. in 2009 as a whole.

15.4.2.7	Traffic services, stopover and disruption costs

Traffic services costs decreased by 3.9 per cent. (€16 million) in 2009 compared to 2008, mainly due to the lower number of flights operated (11.8 per cent. less takeoffs than in 2008), which had an impact on the items grouped under this heading: landing fees, fees for the use of boarding facilities and other airport services fell by €5 million on 2008. Aircraft dispatch, Tariff H (from the use of infrastructure providing ramp handling and passenger services) and other traffic services dropped by €9 million. Aircraft cleaning services and catering equipment handling services fell by €5 million. Flight personnel accommodation costs and other stopover expenses fell by €3 million compared to 2008. Costs for flight disruptions, missed connections and baggage delivery increased by €6 million compared to 2008, essentially due to operating difficulties caused by labour disputes involving flight crews and to adverse weather conditions.

15.4.2.8	Navigation charges

Navigation charges fell by 2.3 per cent. (€6 million) compared to 2008, mainly as a result of reduced activity in the period (-6.0 per cent.), the effect of which was partially offset by the appreciation of the US Dollar and, above all, by price increases.

In-flight navigation assistance charges were 0.9 per cent. lower in 2009, at €208 million. Eurocontrol increased its unit fees, which represent 75.5 per cent. of all navigation charges incurred by Iberia, by 4.0 per cent. on average in 2009, adjusted to account for the main countries that Iberia flies over.

Airport approach fees totalled €44 million, 8.5 per cent. lower than in 2008, mainly due to reduced flight traffic. In 2009 unit approach fees at Spanish airports rose 3 per cent. compared to 2008.

15.4.2.9	In-flight services

The aggregate cost of in-flight services and catering materials exceeded €85 million in 2009, an 8.6 per cent. (€8 million) fall compared to 2008, primarily due to the reduction in traffic (RPK was down 6.2 per cent.) and, in particular, the drop in the number of Business class passengers, together with savings made as a result of renegotiating supplier contracts.

15.4.2.10	Booking systems

Booking system costs fell 2.2 per cent. (€3 million) to €134 million, due to lower booking volumes as a result of the decline in traffic. The effect of this decline was partially offset by the appreciation of the US Dollar and an increase in average prices.

15.4.2.11	Other operating costs

“Other recurring costs” totalled €366 million in 2009, 3.9 per cent. (€15 million) lower than in 2008. This positive trend held steady throughout the year as a result of the Contingency Plan. Among the main items included under this heading the most significant cost reductions were sustained in transport costs, severance payments, ground equipment maintenance, other mechanization expenses, security services and taxes.

In 2009 the Iberia Group incurred €6 million in non-recurring costs, mainly relating to sundry provisions, fines and penalties. In 2008 non-recurring costs, which also included sundry provisions, totalled €5 million.

Together, other recurring costs and other non-recurring costs amounted to 372 million euros in 2009, compared to 386 million euros in 2008, a reduction of 3.6 per cent. or 10 million euros.

15.4.3	Impairment losses and net gains on disposal of non-current assets

The aggregate amount of “Impairment and disposals of non-current assets” resulted in a net loss of €3 million in 2009, primarily due to losses from the de-recognition of rotables. In 2008 a net gain of €25 million was recognised, mainly from capital gains realised on aircraft sales. Capital gains from aircraft sales in 2009 totalled €5 million.

15.4.4	EBITDARf

EBITDARf for the financial year ended 31 December 2009 was €61 million, which was €439 million lower than the €500 million recorded in this respect for the financial year ended 31 December 2008.

15.4.5	Profit (loss) from operations

In the financial year ended 31 December 2009, Iberia posted a loss from operations of €475 million (down €480 million from profit of €5 million for the financial year ended 31 December 2008). This was primarily due to a sharp decrease in revenues in a 19.2 per cent., to €4,458 million, which could not be wholly offset by reductions in operating costs (-10.9 per cent.).

15.4.6	Net finance income

Total net finance income excluding the share in profits in associates, was €32 million in 2009, down 34.7 per cent. compared to 2008 (€49 million).

15.4.6.1	Finance income

Net interest amounted to €24 million in 2009, €61 million less than in 2008, reflecting a 53.3 per cent. (€73 million) drop in finance income due to a lower average balance of current financial assets and lower interest rates on short-term deposits.

For further information regarding the finance income please see Section 6.2 of this document.

15.4.6.2	Finance cost

Finance costs totalled €40 million, down 23.1 per cent. (€12 million) compared to 2008, mainly due to lower interest on loans.

15.4.6.3	Exchange differences

Net exchange losses were €17 million in 2009, €15 million greater than in 2008. Due to a 50 per cent. devaluation of the Venezuelan currency (the Bolivar) against the US Dollar, Iberia was forced to recognise a €6 million provision at 2009 year-end to cover the impact on currency deposits related to revenue obtained in Venezuela which had yet to be received.

15.4.6.4	Other finance income and costs

“Other finance income and costs” includes the capital gain arising in 2009 from the share swap involving Clickair and Vueling as part of the merger of those companies (€20.5 million). This heading also recognizes the measurement of hedging instruments, in accordance with IAS 39, which resulted in a gain of €4 million in 2009 compared to a loss of €29 million in 2008, reflecting primarily the decline in value of the portion of the fuel hedges considered to be “ineffective” (a loss of €23 million). In 2008, “Other finance revenue and expenses” also included a €7 million provision relating to Iberia’s shareholding in its subsidiary Clickair.

15.4.7	Share in the profit/loss of associates

In the year ended 31 December 2009, Iberia received profits totalling €8 million from its associates in 2009, (which is €26 million higher than the €18 million loss recorded in the year ended 31 December 2008). The net profit in 2009 is mainly due to the share in profits obtained by Vueling as from July 2009.

15.4.8	Profit/(loss) before tax

In the year ended 31 December 2009, Iberia recorded a loss before tax totalling €435 million (€471 million lower than its €36 million profit before tax figure for the year ended 31 December 2008).

15.4.9	Earnings per share

A loss per share amounting to €0.295 was attributable to shareholders in the year ended 31 December 2009 (against earnings per share amounting to €0.034 in the year ended 31 December 2008).

15.4.10	Diluted earnings per share

Deferred from earnings per share.

15.5	A comparison of the results of operations for the financial year ended 31 December 2008 and the financial year ended 31 December 2007

The following table sets out the main components of the Iberia Group’s recurring and non recurring operating revenue and expenditure in 2008 and 2007.

IBERIA GROUP	2008			2007
	€ mn	% total recurring revenue	% total recurring costs	€ mn	% total recurring revenue	% total recurring costs
OPERATING REVENUE (recurring)
Passenger revenue	4.218	77,4%	76,3%	4.325	78,3%	82,6%
Cargo revenue	347	6,4%	6,3%	343	6,2%	6,5%
Handling revenue	275	5,0%	5,0%	280	5,1%	5,3%
Technical assistance to other airlines	297	5,4%	5,4%	273	4,9%	5,2%
Other operating revenue	313	5,7%	5,7%	300	5,4%	5,7%
Total	5.450		98,6%	5.521		105,4%

OPERATING COSTS (recurring)
Purchases	1.864	34,2%	33,7%	1.354	24,5%	25,9%
Fuel	1.666	30,6%	30,1%	1.145	20,7%	21,9%
Aircraft spare parts	160	2,9%	2,9%	169	3,1%	3,2%
Catering material	21	0,4%	0,4%	23	0,4%	0,4%
Other purchases	17	0,3%	0,3%	17	0,3%	0,3%
Employee costs	1.320	24,2%	23,9%	1.380	25,0%	26,4%
Depreciation and amortisation charge	193	3,5%	3,5%	215	3,9%	4,1%
Other operating costs	2.152	39,5%	38,9%	2.288	41,4%	43,7%
Aircraft leases	386	7,1%	7,0%	433	7,8%	8,3%
Other rentals	76	1,4%	1,4%	76	1,4%	1,5%
Aircraft maintenance (contracts)	228	4,2%	4,1%	236	4,3%	4,5%
Commercial costs	200	3,7%	3,6%	243	4,4%	4,6%
Traffic services, stopover and disruption costs	413	7,6%	7,5%	447	8,1%	8,5%
Navigation charges	258	4,7%	4,7%	274	5,0%	5,2%
In-flight services	72	1,3%	1,3%	72	1,3%	1,4%
Booking systems	137	2,5%	2,5%	144	2,6%	2,7%
Other recurring costs	381	7,0%	6,9%	363	6,6%	6,9%
Total costs	5.529	101,4%		5.237	94,9%

OPERATING REVENUE	(79)			284
Non recurring operating revenue	65	1.2%	1.2%	14	0.3%	0.3%
Non recurring operating expenditure	6	0.1%	0.1%	81	1.5%	1.5%
Non-recurring profit	59	1.1%	1.1%	(67)	(1.2%)	(1.3%)
Impairment losses and gains (losses) on disposal of non-current assets	25	0.5%	0.5%	196	3.6%	3.7%
PROFIT (LOSS) FROM OPERATIONS	5	0.1%	0.1%	413	7.5%	7.9%
Finance income	137	2.5%	2.5%	126	2.3%	2.4%
Finance charges	(52)	(1.0%)	(0.9%)	(60)	(1.1%)	(1.1%)
Exchange differences	(2)	0.0%	0.0%	(3)	(0.1%)	(0.1%)
Share in profit in associates	(18)	(0.3%)	(0.3%)	(29)	(0.5%)	(0.6%)
Other finance revenue and expenses	(34)	(0.6%)	(0.6%)	—
PROFIT BEFORE TAX	36	0.7%	0.7%	447	8.1%	8.5%
Income tax	(4)	(0.1%)	(0.1%)	(119)	(2.2%)	(2.3%)

PROFIT (LOSS) FROM CONTINUING OPERATIONS (net profit after taxes)	32	0.6%	0.6%	328	5.9%	6.3%
Attributable to:
Shareholders of the Parent	32	0.6%	0.6%	327	5.9%	6.3%
Minority interests	—			(1)	0.0%	0.0%
BASIC EARNINGS PER SHARE (euros)	0.034			0.346

15.5.1	Revenues from operations

Revenues from operations, which includes both recurring and non-recurring revenue, totalled €5,515 million in 2008, a slight decrease (0.4 per cent., i.e. €20 million) compared to 2007, mainly due to the increasing weakness of air traffic in markets and the appreciation of the Euro against the US Dollar (an average annual increase of approximately 7 per cent.). If the exchange rate had remained constant, operating revenues would have increased around 1.8 per cent. with respect to 2007. The drop in passenger and handling revenue was partially offset by the positive performance of other items and the recognition of non-recurring revenues totalling €65 million (compared to €14 million in 2007), mainly due to the reversal of several provisions (relating to guarantees with Musini and Aerolíneas Argentinas, companies in which Iberia had a stake, and the sale of shares in Amadeus), together with revenue obtained from the insurance covering an Airbus A340 in the amount of €15 million.

15.5.1.1	Passenger revenue

Total passenger revenue fell by 2.5 per cent. (€107 million) compared to 2007, amounting to €4,218 million in 2008. Of this figure, €3,891 million relate to revenues from tickets for flights flown during the period, which fell 3.5 per cent. (€143 million) on 2007. The main reason behind this decline was the severe impact of the depreciation of various currencies, fundamentally the US Dollar against the Euro (which triggered a 1.1 per cent. decline in the yield for the entire network) and the reduction in traffic volume (2.5 per cent. measured in RPK) as a result of increasingly weak demand and the reduction in capacity in the domestic market. Excluding the exchange rate effect, revenues from passenger tickets during the period would have declined by 1.2 per cent. on 2007. Business class revenue in 2009 fell 4.9% compared to the previous year.

15.5.1.2	Cargo revenue

Cargo revenue totalled €347 million in 2008, 1.2 per cent. (€4 million) more than in 2007. This increase was obtained as a result of increased billings by Iberia’s subsidiary Cacesa and the rise in excess baggage revenue. Revenue from cargo transport declined by 1.0 per cent. in 2008, due to the 5.6 per cent. reduction in RTKs as a result of the progressive economic downturn. This decrease in traffic volume was partially offset by a 4.9 per cent. increase in average revenue (per RTK) for the network as a whole, despite being affected by the depreciation of the US Dollar and the increase in the average cargo stage length.

15.5.1.3	Handling revenue

Handling revenue totalled €275 million, a decrease of 1.8 per cent. (€5 million) compared to 2007 due to a lower level of activity (which decreased by 2.2 per cent. when measured in terms of the weighted number of aircraft handled). “Handling Revenue” also includes the handling revenue obtained by the UTEs through ramp operations at Barcelona, Lanzarote and Fuerteventura airports, which performed positively in comparison with 2007, and the UTEs’ revenue from the provision of services to persons with reduced mobility, which started during the summer.

15.5.1.4	Revenue from technical assistance to airlines

Revenue from maintenance services to other airlines amounted to €297 million, up €24 million on the figure for 2007, an 8.8 per cent. increase, as a result of the higher volume of technical assistance services: engine inspections (particularly CFM 56), components, C and D inspections and additional work. Maintenance revenue was affected by the depreciation of the US Dollar, which accounted for a drop of more than 4 percentage points.

15.5.1.5	Other revenue

“Other revenue” rose €3 million (3.6 per cent.) compared with 2007. Revenue from cargo terminals and other cargo services, sundry sales and revenue from the use of the Amadeus booking system increased to €68 million. The management of in-flight sales which was outsourced in mid-2007, resulted in a loss of related revenue.

15.5.1.6	Other operating income

“Other recurring operating income” (fees, deferred revenue, income from the loan of employees to UTEs, rental income and sundry other items) increased to €227 million, a 4.6 per cent. (€10 million) increase on 2007.

15.5.2	Costs from operations

In 2008 the Iberia Group’s costs from operations, which includes both recurring and non-recurring costs, rose by 4.1 per cent. (€217 million) compared to 2007, to €5,535 million, due mainly to the sharp increase in the average fuel price. This impact was partially offset by the reduction in costs achieved through the implementation of the strategic measures established in the 2006-2008 Master Plan and the positive effect of the depreciation of the US Dollar against the Euro. Except for fuel, all significant operating expenses decreased compared with 2007. Recurring operating expenses totalled €5,529 million in 2008, up 5.6 per cent. (€292 million) compared to 2007. Excluding fuel costs in both years, the operating costs fell 5.6 per cent. in aggregate compared to 2007.

Cost per ASK rose 6.1 per cent. compared to 2007 to stand at €0.0836 per ASK in 2008. Excluding fuel costs, cost per ASK dropped by 5.1 per cent. to €0.0584 per ASK and remained throughout 2008 below the levels recorded in 2007.

15.5.2.1	Fuel Costs

The Iberia Group’s fuel costs amounted to €1,666 million in 2008, an increase of 45.5 per cent. (€521 million) on 2007 fuel costs. Price increases affected 49.5% of this amount which was offset by lower activity which brought down expenses by 4.5%). As a result of this increase, fuel costs accounted for 30.1 per cent. of the consolidated operating costs and 33.6 per cent. of the operating costs of the Transport business. Unit fuel costs stood at €0.0252 per ASK in 2008, up 46.2 per cent. compared to 2007.

The high price of oil and oil products during most of the year and their extreme volatility accounted for the final increase of €521 million in fuel costs in 2008. In the first half of the year the price of aviation fuel, which started from extremely high levels (around USD 900 per metric tonne), continued to rise, partly as a result of speculation, reaching a record high in July of $1,450 per metric tonne. In the following months aviation fuel prices fell sharply due to the rapid economic downturn and the more negative outlook for the future, standing at less than $500 per tonne at year-end.

15.5.2.2	Employee costs

In 2008 the Iberia Group’s recurring employee costs, which account for 23.9 per cent. of total recurrent operating costs, stood at €1,320 million, down 4.3 per cent. (€60 million) compared to 2007, due mainly to the reduction in the average number of employees of the Iberia Group (which fell by 4.2 per cent.). Non-recurring personnel costs amounted to €1 million, corresponding to a provision to update the company’s forecast concerning the extension of the Plan. In 2007 some €64 million relating to an exceptional provision for the extension and update of the ERE were recognised. Total employee costs fell €123 million (8.5 per cent.) in 2009 to €1,321 million compared to €1,444 million in 2008.

The average ground staff headcount of the Iberia Group was 16,011 MPEs in 2008, a drop of 5.1 per cent. with respect to 2007, owing to voluntary redundancies over the previous two years as part of the initiatives implemented to improve productivity in the Master Plan, mainly within the framework of the collective redundancy procedures. The average number of flight crew employees was 5,567, down 1.3 per cent. compared to 2007. Employee costs fell in all groups.

The productivity of the Iberia Group’s employees, measured in terms of ASK per MPE, increased by 3.8 per cent. over the year. The unit employee cost fell 3.9 per cent. compared to 2007 to €0.02 per ASK.

15.5.2.3	Aircraft leases

At 31 December 2008, Iberia’s operating fleet consisted of 119 aircraft, of which 89 were under operating leases and 3 under wet leases. In 2008 aircraft lease costs fell by 10.9 per cent. (€47 million) in comparison with 2007 to stand at €386 million. Aircraft operating lease costs fell €35 million as a result of the better prices obtained, the fall in interest rates and the depreciation of the US Dollar. Wet lease costs also fell by €13 million (down 28.3 per cent.) due to the restructuring of stable operations (not occasional) under this type of contract, which led to a lower number of aircraft and block hours operated (12.0 per cent. less than in 2007). Cargo aircraft lease costs, which have a relatively lower weighting in this item, increased by 6.7 per cent. due to a 5.5 per cent. increase in the number of block hours leased, mainly in the first part of the year. The aircraft lease unit cost was €0.0058 per ASK, down 10.5 per cent. on 2007.

15.5.2.4	Depreciation and amortisation charge

The depreciation and amortisation charge fell by 10.2 per cent. (€22 million) compared with 2007, to €193 million. Of this amount, 63 per cent. related to the depreciation of aircraft, which fell 15.4 per cent. due to the 20 fewer aircraft recognised on the balance sheet, partially as a result of the retirement of the MD87/88 fleet, a process that concluded in the last quarter of 2008.

15.5.2.5	Aircraft maintenance

Aggregate recurring aircraft maintenance costs (including outsourced services and spare parts) amounted to €388 million in 2008, down 4.2 per cent. compared to 2007, due in part to the depreciation of the US Dollar. Most of this decrease related to expenditure on spare parts, which fell 5.3 per cent. compared to 2007, and recurring spending on outsourced services also fell 3.4 per cent. as compared with 2007. These decreases, which are related to improved productivity and a more modern and uniform fleet, are higher if one takes into consideration the increase in the volume of maintenance services provided to third parties by Iberia. The unit cost per ASK of the maintenance of the aircraft operated under Iberia’s transport business dropped by 5.9 per cent. with respect to 2007 to stand at €0.0065.

In 2007, €10 million corresponding to sundry work in connection with the return of aircraft were recognised as non-recurring maintenance costs.

15.5.2.6	Commercial costs

In 2008 commercial costs amounted to €200 million, down 17.7 per cent. (€43 million) compared to 2007. The aggregate amount of the commissions, promotional expenses and development expenditure fell by 14.9 per cent. to €177 million, while advertising costs totalled €24 million, down 29.4 per cent. compared to 2007. As a result of the measures taken in recent years by Iberia in this area, the ratio of net commercial costs to passenger revenue in 2008 was 2.8 per cent., down 0.9 points compared to 2007.

15.5.2.7	Traffic services, stopover and disruption costs

In 2008, traffic service costs declined by 7.6 per cent. (€34 million) on 2007, and practically all operating costs grouped under this heading declined. This was due in part to the lower number of takeoffs (15 per cent. fewer than in 2007), as a result of the extensive restructuring of short and medium-haul flights and the increased relative weighting of long-haul flights. Landing fees, fees for the use of boarding facilities and other airport services fell by 5.1 per cent. compared with 2007. Costs for flight disruptions, missed connections and baggage delivery fell by 20.5 per cent., as a result of the generally improved quality of operations. The aggregate cost of all other items (aircraft dispatch, Tariff H, aircraft cleaning services and crew stopover expenses, etc.) fell by 8.5 per cent. compared to 2007.

15.5.2.8	Navigation charges

In 2008 navigation charges decreased by 5.8 per cent. (€16 million) due to the reduction in the number of flights operated during the year and, to a lesser extent, to the depreciation of the US Dollar. In-flight navigation assistance charges fell 5.1 per cent. compared to 2007, to €210 million. Eurocontrol unit fees for the main countries that Iberia flies over fell 0.3 per cent. compared to 2007.

Airport approach fees totalled €48 million, down 8.8 per cent. on 2007, due mainly to the lower number of flights which triggered a 0.5 per cent. decline in the ASK. Unit approach fees at Spanish airports increased by 3 per cent. in 2008 compared with 2007.

15.5.2.9	In-flight services

Expenditure on in-flight services held steady in 2008 and 2007 at €72 million.

15.5.2.10	Booking systems

Booking system costs fell 4.9 per cent. (€7 million) compared to 2007, due in part to the lower volume of bookings. Taking into account the increased revenue from the use of booking systems, arising mainly from the new agreement entered into with Amadeus, the net cost of the booking systems fell by 12.6 per cent. in comparison with 2007.

15.5.2.11	Other operating costs

“Other recurring operating costs” amounted to €381 million in 2008, up 2.1 per cent. (€8 million) compared to 2007 due, amongst other things, to the increase in personnel transport costs, other maintenance costs (IT applications, ground equipment, tools and facilities), computer programs, sundry services and taxes.

“Non-recurring costs” totalled €6 million in 2008 and included provisions for various items, including an extraordinary provision of €1 million for the extension of the collective redundancy procedure.

The non recurring costs recognised at 2007 year-end amounted to 81 million euros, of which 64 million euros corresponded to an extraordinary provision for the extension and update of the collective redundancy procedure. 10 million euros corresponding to sundry work in connection with the return of aircraft were recognised as non-recurring maintenance costs in 2007.

Other operating costs, recurring and non-recurring, amounted to €387 million against €380 million for 2007 (a 1.8 per cent. increase) or €7 million.

15.5.3	Impairment losses and net gains on disposal of non-current assets

Net gains on disposal of non-current assets amounted to €25 million in 2008, almost entirely from the sale of aircraft.

In 2007 net gains on the disposal of assets totalled €196 million, of which €94 million related to gains on the sale of part of Iberia’s holding in Wam Acquisition, S.A., in connection with the recapitalisation at that company. The remainder of the net gains arose mainly from various aircraft transactions (€73 million) and from the sale of land owned by Iberia in the La Muñoza industrial area (€28 million).

15.5.4	EBITDARf

EBITDARf for the financial year ended 31 December 2008 was €500 million, which was €432 million lower than the figure for the financial year ended 31 December 2007.

15.5.5	Profit (loss) from operations

In the financial year ended 31 December 2008, Iberia posted a profit from operations of €5 million (down €408 million from a profit from operations of €413 million for the financial year ended 31 December 2007).

15.5.6	Net finance income

Total net finance income (excluding the significant holdings) amounted to €49 million in 2008, down €14 million on 2007 (€63 million) due to the negative effect of the change in the fair value of hedging instruments included under the heading “Other finance revenue and expenses”, which had an impact of €29 million in 2008.

15.5.6.1	Finance income

Net interest (difference between finance income and finance cost) improved by 28.8 per cent. (€19 million) compared to 2007, rising to €85 million due to the 8.7 per cent. increase in finance income to €137 million, itself as a consequence of the increase in short-term interest on deposits as a result of the increase in the average liquid balance and the rise in interest rates.

For further information regarding the finance income please see Section 6.2 of this document.

15.5.6.2	Finance cost

The 13.3 per cent. (€8 million) reduction in financial expenses also contributed to this improvement in net interest. The decrease was fundamentally due to the fall in interest paid on loans and finance lease obligations.

15.5.6.3	Exchange differences

The net effect of exchange differences in 2008 and 2007 was not significant.

15.5.6.4	Other finance income and costs

Most of this amount reflected the decline in value of the portion of the fuel hedges considered to be “ineffective” (which fell by €23 million). In 2008 “Other finance revenue and expenses” also included a €7 million provision relating to Iberia’s shareholding in its subsidiary Clickair.

15.5.7	Share of profit/(loss) of associates

In the financial year ended 31 December 2008, Iberia recorded a negative balance of €18 million in its share of the profit of associates (up by €11 million from a negative balance of €29 million in the financial year ended 31 December 2007). This primarily reflected stronger earnings performance at Clickair.

15.5.8	Profit before tax

In the financial year ended 31 December 2008, Iberia posted a profit before tax of €36 million (down €411 million from the profit before tax of €447 million for the financial year ended 31 December 2007).

15.5.9	Earnings per share

Earnings per share of €0.034 during the financial year ended 31 December 2008 (compared to earnings of €0.346 per share for the financial year ended 31 December 2007) were attributable to shareholders.

15.5.10	Diluted earnings

Not deferred from earnings per share.

16.	CAPITAL RESOURCES

The key figures summarising the consolidated financial position according to the proforma financial statements (as describe in section 25 of this Document) of IAG at 30 June 2010 are set forth below:

IAG	As at 30 June 2010 (€ million)
Equity
Share capital	927
Other Reserves of the parent and of consolidated companies	2,867
Total	3,794
Non-controlling interest	248
Total equity	4,042
Interest-bearing borrowings
Current
Bank and other loans	361
Finance leases and hire purchase agreements	536
Non-current
Bank and other loans	1,752
Finance leases and hire purchase agreements	2,790
Total interest-bearing borrowings	5,439
Current financial assets (excluding the management of hedges)	2,565
Cash and cash equivalents	1,603
Adjusted liquid balance	4,168
On-balance sheet net debt	1,271

16.1	British Airways

British Airways reports its financial results in Sterling. Where Sterling figures from British Airways’ interim or final financial results have been cited in this section, equivalent figures in Euros have also been cited. The exchange rates that have been used are the relevant exchange rates on the relevant balance sheet date.

16.1.1	Information concerning British Airways’ capital resources (both short and long term)

The evolution of the equity and financial indebtedness of British Airways in the last three financial years ended 31 March 2010, 2009 and 2008 and the 3 month period ending 30 June 2010 is set forth in the following table:

British Airways	As at 31 March 2010 (£ million)	As at 31 March 2009 (£ million)	As at 31 March 2008 (£ million)	% Change 10-09	% Change 09-08	As at 30 June 2010 (£ million)	As at 30 June 2009 (£ million)	% Change 10-09 (30 June)
Equity
Share capital	288	288	288	0.0%	0.0%	288	288	0.0%
Other Reserves of the parent and of consolidated companies	1,625	1,358	2,774	19.7%	(51.0%)	1,411	1,700	(17.0%)
Profit / (Loss) in the year / 3 months	(425)	(358)	726	(18.7%)	N/M	106	(122)	(13.1%)
Total	1,913	1,646	3,062	16.2%	(46.2%)	1,699	1,988	(14.5%)
Minority interests	200	200	200	0.0%	0.0%	200	200	0.0%
Total equity	2,113	1,846	3,262	14.5%	(43.4%)	1,899	2,188	(13.2%)
Interest-bearing borrowings
Current	556	689	423	(19.3%)	62.9%	566	573	(1.0%)
Bank loans	139	69	113	101.4%	(38.9%)	152	83	84.3%
Finance leases and hire purchase agreements	417	620	310	(32.7%)	100.0%	414	490	(15.5%)
Non-current	3,446	3,074	2,751	12.1%	11.7%	3,433	2,953	16.3%
Bank and other loans*	1,345	779	764	72.7%	2.0%	1,395	839	66.2%
Finance leases and hire purchase agreements	2,101	2,295	1,987	(8.5%)	15.5%	2,038	2,114	(3.6%)
Total interest-bearing borrowings	4,002	3,763	3,174	6.4%	18.6%	4,000	3,526	13.4%
Current financial assets (excluding the management of hedges)[1]	928	979	1,181	(5.2%)	(17.1%)	941	822	14.5%
Cash and cash equivalents	786	402	683	95.5%	(41.1%)	808	436	85.3%
Adjusted liquid balance	1,714	1,381	1,864	24.1%	(25.9%)	1,749	1,258	39.0%
On-balance sheet net debt	2,288	2,382	1,310	(3.9%)	81.8%	2,251	2,268	(0.7%)

N/M = Not meaningful

*	Includes Convertible Bonds (debt portion) and Eurobond
[1]	Unrealised profits on fuel and currency hedges

British Airways’ business is capital intensive and its liquidity position is strongly affected by aircraft purchases, which under their terms may provide for payments to the aircraft manufacturer in advance of delivery and therefore before the aircraft can be used to generate revenue. For a general description of the different methods used by British Airways to purchase aircraft for its fleet, see section 14.1.7 of this document.

British Airways’ principal source of liquidity used to finance its capital requirements is a combination of operating cash flows, mainly from passengers, who typically pay for their tickets in advance of receiving transport, debt financing arrangements for the acquisition of new aircraft provided by United Kingdom banks and international banks and Japanese leasing entities, and the capital markets, as evidenced by the Convertible Bonds issued in August 2009.

British Airways’ principal uses of cash are for operating expenses, capital expenditures, working capital requirements and debt service. Cash flows from operations increase in the summer season (between April and October), when there is greater passenger activity, and decline in the winter, when passenger carriage decreases. This is illustrated by comparing cash generated from operations for the six month period ended 30 September 2008 (£333 million) with cash generated from operations for the subsequent six month period to 31 March 2009 which was negative £26 million. British Airways total revenue for the months of July, August and September 2009 represented approximately 32 per cent. of total British Airways passenger revenue for the 12 month period ended 31 December 2009. The year ended 31 March 2010 is not a typical year when comparing the two halves in terms of operating cash generation, as the second half of that year saw the cash benefit of advanced ticket sales for travel in the first half of the financial year ended 31 March 2011 when revenue is significantly higher than in the financial year ended 31 March 2010. Cash flows from operations are also affected by the factors that increase or decrease passenger and cargo demand generally.

As at 31 March 2010, British Airways had cash and cash equivalents of £786 million and other current interest-bearing deposits of £928 million. British Airways’ external sources of funding include aircraft financing facilities, general purpose facilities, other bank loan facilities and issued bonds.

As at 31 March 2010, British Airways had an aggregate of £4,002 million of borrowings, including a notional £875 million for off-balance sheet operating leases of aircraft, property and equipment (capitalised using a debt-based present value method) would increase the gross debt to £4,877 million. As at 31 March 2010, British Airways had undrawn facilities in place for aircraft purchases of $2,599 million ($ 2,497 as at 30 June 2010), which can be used for mortgage loans or finance leases. In addition to these aircraft financing facilities, British Airways has a general purpose facility of $750 million which is available to be drawn against the provision of first priority aircraft mortgages. In addition, British Airways’ other main source of liquidity, other than operating cash flow, is capital market offerings, including the £350 million Convertible Bonds issued in August 2009 and due in August 2014 and the £250 million fixed rate Eurobonds due to be redeemed in 2016.

Set out below is a description of British Airways’ borrowings, an explanation of the facilities it has in place to fund future capital requirements and a description of the Convertible Bonds and Eurobonds.

For a description of the variations in the “Other reserves of the parent and of consolidated companies” line item within equity, see section 24 of this document.

16.1.2	Borrowings

British Airways’ total borrowings, were £4,002 million as at 31 March 2010, compared to £3,763 million at 31 March 2009 and £3,174 million as at 31 March 2008. The increase in borrowings was primarily due to the issue of the Convertible Bonds in August 2009, of which £269 million is recognised as debt in the “Bank and other loans” line item within non-current (in accordance with IAS 32, which requires the liability and equity component of the Convertible Bond to be accounted for and presented separately, with £269 million being recognised as debt and £84 million recognised as equity in the “Other reserves of the parent and of consolidated companies” line item within equity) as at 31 March 2010. British Airways’ borrowings are comprised of bank loans secured on aircraft and other property; unsecured loans; finance leases and hire-purchase arrangements secured on aircraft; an issue of £250,000,000 unsecured Euro-Sterling bonds due in 2016 and £350,000,000 in Convertible Bonds due in 2014.

The increase in bank loans of £367 million from 31 March 2009 to 31 March 2010 is principally due to new mortgage loans, denominated in Japanese Yen, Euros and US Dollars secured on aircraft.

The following table sets out British Airways’ borrowing as at the dates indicated:

	As at 31 March 2010 (£ million)	As at 31 March 2009 (£ million)	As at 31 March 2008 (£ million)	As at 30 June 2010 (£ million)	As at 30 June 2009 (£ million)
Bank loans*	967	600	568	1,025	674
Issued bonds*	517	248	309	522	248
Finance leases	2,206	2,082	1,440	2,210	2,007
Hire purchase agreements	312	833	857	242	597

Total	4,002	3,763	3,174	4,000	3,526

*	Include short term borrowings (Bank loans of an amount of £139 million)

The increase in finance leases of £642 million from 31 March 2008 to 31 March 2009 is principally due to 10 A319 aircraft previously on operating leases being refinanced with finance leases and 9 new deliveries of A320 aircraft being finance leased.

The decrease in borrowings under hire purchase agreements of £521 million from 31 March 2009 to 31 March 2010 is principally due to the maturity of 13 Japanese Leverage Lease financings of Boeing 747-400 and 777-200 aircraft.

16.1.2.1	Bank loans

As at 31 March 2010, British Airways had long term borrowings of £967 million secured an aircraft or property and other assets, with the securities as described below.

As at 31 March 2010, British Airways had the following loans outstanding:

	Outstanding Balance as at 31 March 2010 (£ million)	Currency	Equivalent currency (millions)	Term	Final Payment Date	Subsequent Undrawn Facility (£ million)
Variable-rate mortgage loans	175	Sterling (£)	175	LIBOR + 0.53% - LIBOR + 0.59%	2019	—
Fixed-rate mortgage loans	175	Sterling (£)	175	6.14% - 7.35%	2016	—
Variable-rate mortgage loans secured with fleet	54	USD	82	LIBOR + 0.40% - LIBOR + 0.99%	2016	—
Variable-rate mortgage loans secured with equipment	40	USD	61	LIBOR + 0.75%	2014	—
Variable-rate mortgage loans	321	Japanese Yen	45.474	LIBOR + 0.55%	2015	172
Loans from the European Investment Bank	38	Sterling (£)	38	LIBOR – 0.2%	2017	—
Variable-rate mortgage loans	65	Eirp	73	1.58%	2024	602	*
Fixed-rate mortgage loans	99	US$	149	4.55% - average	2021	65

Total	967					839

*	Mortgage loan obtained as part of the Multi Option Facility that may be used to finance the delivery of various types of airplanes that have been ordered, as mortgage loans or finance leases, denominated in US Dollar, Euro or Pound Sterling.

In addition to these undrawn facilities, British Airways had undrawn committed aircraft financing facilities of £1,049 million and undrawn general purpose facilities of £530 million. Types of financing under these facilities may vary.

•

£175 million floating rate Sterling mortgage loans (31 March 2009: £187 million). These loans are used in connection with fleet acquisitions, are secured on specific aircraft and bear interest at a rate of between 0.53 per cent. and 0.59 per cent. above LIBOR. These floating rate mortgage loans are repayable between 2015 and 2019;

•

£175 million fixed rate Sterling mortgage loans (31 March 2009: £194 million). These loans are used in connection with fleet acquisitions, are secured on specific aircraft and bear interest of between 6.14 per cent. and 7.35 per cent. These fixed rate Sterling mortgage loans are repayable between 2013 and 2016;

•

£54 million floating rate US Dollar mortgage loans (31 March 2009: £76 million). These loans are used in connection with fleet acquisitions, are secured on specific aircraft and bear interest of between 0.40 per cent. and 0.99 per cent. above LIBOR. These US Dollar mortgage loans are repayable between 2011 and 2016;

•

£40 million floating rate US Dollar mortgage loans (31 March 2009: £49 million). These loans are general purpose loans, are secured on certain flight simulator equipment of British Airways and bear interest of 0.75 per cent. above LIBOR. These US Dollar mortgage loans are repayable in 2014;

•

£321 million floating rate Yen mortgage loans (31 March 2009: £49 million ). These loans are used in connection with fleet acquisitions and, secured on specific aircraft and bear interest of 0.55 per cent. above LIBOR. These floating rate Yen mortgage loans are repayable between 2014 and 2015;

•

£38 million European Investment Bank loans (31 March 2009: £45 million). These loans are general purpose loans, are secured on certain property assets of British Airways and bear interest of 0.20 per cent. below LIBOR. These European Investment Bank loans are repayable between 2014 and 2017;

•

£65 million fixed rate Euro mortgage loan (31 March 2009: nil). This loan is used in connection with fleet acquisitions, is secured on specific aircraft and currently bears interest of 1.58 per cent. This fixed rate Euro loan is repayable in 2024; and

•

£99 million fixed rate US Dollar mortgage loans (31 March 2009: nil). These loans are used in connection with fleet acquisitions, are secured on specific aircraft and bear an average interest of 4.55 per cent. These US Dollar mortgage loans are repayable in 2021.

Interest Rates

The total gross debt of British Airways as at 31 March 2010 is £4,002 million, of which 48 per cent. is on fixed interest rates and 52 per cent. is on floating interest rates. The average interest rate margin of all borrowings on a floating rate of interest as at 31 March 2010 is 0.98 per cent. The average interest rate of all borrowings on a fixed rate of interest as at 31 March 2010 is 6.03 per cent.

The average interest rates paid in the financial year ended 31 March 2010 were as follows:

•	5.27 per cent. in respect of borrowings denominated in Sterling;

•	2.3 per cent. in respect of borrowings denominated in US Dollars;

•	1.06 per cent. in respect of borrowings denominated in Japanese Yen; and

•	1.44 per cent. in respect of borrowings denominated in Euros.

16.1.2.2	Bond issues

The following table sets out British Airways’ issued bonds as at 31 March 2010:

Outstanding Issued Amount (£ million)	Bond type	Interest Rate %	Issue Date/ Maturity Date	Book value (£ million)
350	Convertible	5.80	August 2009/August 2014	353
250	Eurobond	8.75	August 2001/August 2016	248

*	Includes £269 million recognised as debt and £84 million recognised as equity, in accordance with IAS 32 which requires the liability and equity component of the Convertible Bond to be accounted for and presented separately.

a)	Convertible Bonds

On 13 August 2009, British Airways issued £350,000,000 5.80 per cent. convertible bonds due 2014 (the “Convertible Bonds”). Unless previously purchased and cancelled, redeemed or converted, the Convertible Bonds will be redeemed at their principal amount on 13 August 2014. The Convertible Bonds may be redeemed before 13 August 2014 at the option of British Airways (subject to certain conditions): (i) at any time on or after 27 August 2012, if the volume weighted average price of an Ordinary Share (as each term is defined in the Convertible Bond Conditions) on each of at least 20 dealing days in any period of 30 consecutive dealing days ending not earlier than 14 dealing days prior to the giving of the relevant optional redemption notice, shall have been at least 150 per cent. of the conversion price in effect on each such dealing day or (ii) at any time if prior to the date the relevant optional redemption notice is given, conversion rights shall have been exercised and/or purchases (and corresponding cancellations) and/or redemptions effected in respect of 85 per cent. or more in principal amount of the Convertible Bonds originally issued (including any further Convertible Bonds). The bondholders may request conversion at any moment until maturity date.

The Convertible Bonds are in bearer form in the denomination of £100,000 each. Subject to and as provided in the Convertible Bond Conditions, each Bond shall entitle the holder to convert such Bond into new ordinary shares (as defined in the Convertible Bond Conditions), as determined by British Airways, credited as fully-paid. The number of ordinary shares (as defined in the Convertible Bond Conditions) to be issued on exercise of such a conversion right, shall be determined by dividing the principal amount of the Bonds to be converted by the conversion price in effect on the relevant conversion date (as defined in the Convertible Bond Conditions). As at 30 September 2010, the outstanding balance of Convertible Bonds in issue is £350,000,000 and no holder of Convertible Bonds had exercised its conversion rights.

Pursuant to the Original Convertible Bond Conditions and the Original Convertible Bond Trust Deed, each Convertible Bond is convertible at the option of the holder into ordinary shares in the capital of British Airways at an initial conversion price of £1.89 per ordinary share (the “Initial Conversion Price”). Currently the maximum number of ordinary shares of British Airways that may be issued as a result of the conversion of all the Convertible Bonds at the Initial Conversion Price (and assuming no other adjustments) is 185,185,185. Based on British Airways’ and Iberia´s share capital as at 30 September 2010, this would represent approximately 9.98 per cent. of the total issued share capital of IAG.

The conversion price is subject to adjustment in certain circumstances which include, for example, whenever there is a consolidation, reclassification or subdivision in relation to the ordinary shares of British Airways. The price of an ordinary share in the capital of British Airways at the date of pricing the Convertible Bonds in the market was approximately £1.37. The consolidation of British Airways’ share capital described in section 3.6.5.1 of this document that will be undertaken as part of the implementation of the British Airways Nationality Structure will not result in adjustment under the Original Convertible Bond Conditions.

If a change of control (as defined in the Convertible Bond Conditions, as amended from time to time) occurs between 14 August 2010 and 13 August 2011, the Initial Conversion Price would be adjusted to £1.476717 (the “Minimum Conversion Price”). Based on the Minimum Conversion Price, and assuming no other adjustments, the maximum number of ordinary shares the issue of which British Airways may be obliged to procure as a result of the conversion of all the Convertible Bonds is 237,012,237. Based on British Airways’ and Iberia´s share capital as at 30 September 2010, this would represent approximately 12.78 per cent. of the total issued share capital of IAG.

The Original Convertible Bond Conditions include a negative pledge provision under which British Airways will not, and will procure that no Material Subsidiary (as defined in the Original Convertible Bond Conditions) will, create or have outstanding any mortgage, charge, pledge, lien (other than arising by operation of law) or other security interest (“Relevant Security”) on the whole or any part of its assets, revenues or uncalled capital, present or future, to secure any present or future Relevant Indebtedness (as defined below) of British Airways or to secure any guarantee or indemnity by British Airways in respect of any Relevant Indebtedness or to secure any present or future Relevant Indebtedness of a third party unless simultaneously with, or prior to, the creation of such Relevant Security there shall be taken any and all action necessary to procure that such Relevant Security is extended equally and rateably to all amounts payable by British Airways under the Convertible Bonds, the related coupons and the Original Convertible Bond Trust Deed to the satisfaction of the The Law Debenture Trust Corporation p.l.c (the “Convertible Bond Trustee”) or that such other security and/or guarantee is provided as the Convertible Bond Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the holders of the Convertible Bonds or as shall be approved by extraordinary resolution of the holders of the Convertible Bonds.

“Relevant Indebtedness” means any indebtedness for borrowed money which is in the form of or represented by any bonds, notes, loan stock or other securities which are intended by British Airways to be, or are with the consent of British Airways, quoted or listed on or dealt in or traded on any recognised stock exchange or other centrally organised or regulated securities market.

The Original Convertible Bond Conditions also include certain events of default, including a cross-acceleration provision triggered by a failure by British Airways to repay when obliged to do so aggregate principal indebtedness in excess of £50,000,000 or its equivalent in any other currency or currencies.

It is expected that British Airways will enter into a supplemental trust deed with IAG, BA Holdco S.A. and the Convertible Bond Trustee dated 26 October 2010 (the “Supplemental Trust Deed”) which will provide, among other things, that provided certain conditions are satisfied and the Supplemental Trust Deed has come into effect and not been terminated in accordance with its terms, with effect from Admission, the Convertible Bonds will be irrevocably and unconditionally guaranteed by IAG and each Convertible Bond will be convertible at the option of the holder into IAG Shares at an initial conversion price of £1.89 per IAG Share.

Set out in section 27.3.1 is further information on the Supplemental Trust Deed and the structure that will be put in place to ensure that, following the Merger, British Airways is able to satisfy its obligation to deliver IAG Shares under the Convertible Bonds.

b)	Eurobond

British Airways issued £250 million of 7.25 per cent. Bonds in August 2001 (known as the “Eurobonds”). Net proceeds of the issue (being £248.4 million after issue expenses) have been used for general corporate purposes. The Eurobonds are redeemable at their principal amount on 23 August 2016. The current rate of interest payable by British Airways on the Eurobonds is 8.75 per cent., which is the maximum rate payable under a formula which links the interest rate payable with the ratings assigned to the Eurobonds by certain ratings agencies. The increase in the interest rate payable reflects a downgrading of the rating since 2001. The Eurobonds are unsecured.

c)	Perpetual preferred securities denominated in euros

The heading “Non-controlling interests” within equity include £200 million as at 31 March 2010 (31 March 2009: £200 million) representing €300 million of 6.75 per cent. fixed coupon Euro perpetual preferred securities issued by British Airways Finance (Jersey) L.P. in which the general partner is British Airways Holdings Limited, a wholly-owned subsidiary of British Airways Plc. As an equity item, the securities are held at the euro/sterling rate applicable at issue date. The holders of these preferred securities only have rights against British Airways’ undertakings and, to the extent prescribed by the subordinated guarantee (which, in general terms, subordinates the holders’ rights to those of general unsecured creditors of British Airways Plc), by the issuing entity, British Airways Plc. The effect of the preferred securities on British

Airways as a whole, taking into account the subordinate guarantee and other surrounding arrangements, is that the obligations to transfer economic benefits in connection with the securities do not go beyond those that would normally attach to preferred securities issued by a UK company.

These preferred securities are not shares nor do they carry the right to acquire shares of British Airways or IAG.

The securities are classified as equity in accordance with IAS32 for the following reasons:

(i)	Redemption of the securities is entirely at the option of British Airways Holdings Limited, a wholly-owned subsidiary of British Airways Plc and the general partner in British Airways Finance (Jersey) L.P., the entity which issued the securities.

(ii)	Although British Airways Finance (Jersey) L.P. has the right to pay distributions on the securities on a quarterly basis, it only has an obligation to pay a distribution if British Airways Plc pays a dividend on its ordinary shares for the preceding financial year. Therefore the British Airways Group has an unconditional right to avoid delivering cash or other financial assets to the holders of the securities.

(iii)	Subject to the law, British Airways (Jersey) L.P. may only be wound up in the event of the liquidation of British Airways Plc or the filing of a statement of dissolution by British Airways Holdings Limited. On a winding-up of British Airways (Jersey) L.P., the holders of the euro perpetual preferred securities are entitled to receive an amount equal to their capital contribution together with any unpaid distributions. In the event of the liquidation of British Airways Plc, the entitlement of the holders of the perpetual preferred securities to distributions is limited to the amounts they would have received had they been holders of preference shares issued by British Airways Plc.

British Airways considered that the terms and conditions of the instrument, which include those features outlined above, were to be considered when assessing the “substance” of the instrument under IAS32. The existence of such terms clearly indicate that the euro perpetual preferred securities should be classified as equity and not as debt.

16.1.2.3	Finance leases and hire purchase arrangements

The currency breakdown of the finance leases and hire purchase arrangements is as follows:

	As at 31 March 2010 (£ million)	As at 31 March 2009 (£ million)	As at 31 March 2008 (£ million)	As at 30 June 2010 (£ million)	As at 30 June 2009 (£ million)
Finance leases
USD ($)	1,777	1,518	1,205	1,800	1,668
Euro (€)	116	77	—	114	75
Yen (¥)	2,131			2,131	—
Sterling (£)	915	948	834	903	935
Total finance lease liability (£)	2,206	2,082	1,440	2,210	2,004
Hire purchase arrangements
USD ($)	55	72	89	55	72
Yen (¥)	38,997	101,350	112,442	27,436	82,102
Sterling (£)	—	62	244	—	36

Total hire purchase liability (£)	312	833	857	242	597

Total hire purchase and finance lease liability	2,518	2,915	2,297	2,452	2,601

British Airways uses finance leases and hire purchase contracts principally to acquire aircraft. These leases have both renewal options and purchase options. These are at the option of British Airways. Future minimum lease payments, which include finance charges, under finance leases and hire purchase contracts are as follows:

	As at 31 March 2010 (£ million)	As at 30 June 2010 (£ million)
Future minimum lease payments due:
Within one year	468	469
2 years	201	221
3 years	251	250

Subsequent years	2,075	2,009
	2,995	2,949
Less:
Finance charges	477	496
Present value of minimum lease payments	2,518	2,453

For a general description of the principal features of, and differences between, finance leases and hire purchase arrangements, see section 10.8 of this document.

16.1.3	Borrowing Facilities

16.1.3.1	Facilities for aircraft financing

As at 31 March 2010, British Airways had undrawn committed facilities in place for aircraft purchases of $2,599 million (€1,930 million). As at 30 June 2010 the aircraft purchase facility stood at $2,497 million (€2,033 million).

	$million	€million	Available until
Multi Option Facility (which can be utilised to finance deliveries of various aircraft types on order, in the form of mortgage loans or finance leases)	912	677	June 2013
Airbus A380 Backstop Facility	966	717	September 2016
Airbus A320 Backstop Facility	114	85	October 2010
Boeing 787 Backstop Facility	509	378	October 2016
Embraer Facility	98	73	December 2010

Total	2,599	1,930

These facilities are available to finance all British Airways’ aircraft purchases that are currently scheduled for delivery prior to 31 March 2013.

The Multi Option Facility is syndicated between 11 banks.

The deliveries scheduled to be made between 1 April 2010 and 31 March 2013 are:

Model	Unit
Airbus A320	7
Embraer 190SR	4
Boeing 787-8	4
Boeing 777-300ER	2	*

*	Note: There are a total of 6 deliveries of Boeing 777-300ER aircraft to be made prior to 31 December 2013. It is intended that 2 of these aircraft will be financed using the Multi Option Facility. The remaining 4 Boeing 777-300ER aircraft which are scheduled for delivery prior to 31 December 2013 are subject to operating leases from GE Commercial Aviation Services Limited.

Of the scheduled deliveries set out above, the following aircraft were delivered in the three months ended 30 June 2010:

Model	Unit
Airbus A320	2
Embraer 190SR	3

These deliveries have all been financed by finance leases and mortgage loans.

16.1.3.2	General purpose facilities

Facility	Total Amount		Outstanding Amount		Maturity
		€million	$million	€million
US Dollar General purpose facility	$750 million	€557 million	$390 million	$290 million	June 2012
Yen	75 billion facility	€691 million	Yen 24.3 billion	€224 million	February 2011
overdraft facilities	£10 million	€11 million	£10 million	€11 million	No maturity
money market credit lines	£25 million	€28 million	£25 million	€28 million	No maturity

In addition to the aircraft financing facilities, British Airways has a general purpose facility of $750 million which is available to be drawn against the provision of first priority aircraft mortgages, $390 million of which is currently unutilised, although the drawings against the $750 million facility may be repaid and re-drawn, as in the case of a revolving facility, in practise due to the lorg term of the facilites (ans the related assest) it is difficult to apply revolving.

In 2007 British Airways provided a guarantee from this facility of £230 million in favour of the trustees of the Airways Pension Scheme (APS). At the same time a £150 million guarantee was provided to the New Airways Pension Scheme (NAPS). The guarantee to NAPS has been cancelled.

In July 2009, British Airways agreed terms with the trustees of APS to release the guarantee for £230 million ($360 million) issued under the above general purpose facility. As a result of the agreement, the remaining $360 million became available under the general purpose facility of $750 million for British Airways to draw in cash at any time until 21 June 2012.

Following the triennial valuation of the APS and NAPS pension schemes as at 31 March 2009 and the resulting funding agreement with the trustees of the schemes, British Airways has granted additional security of £250 million to the pension trustees payable in the event of British Airways’ insolvency. The agreement includes a pledge over British Airways’ holding of Iberia Shares. For further information on the arrangements in respect of this security over British Airways’ holding of Iberia Shares, see section 14.1.13.

British Airways also has a Yen 75 billion (€691 million) facility which is available to refinance the Yen denominated purchase option price payable by British Airways under up to 24 Japanese leveraged lease financings of Boeing 747-400 and 777-200 aircraft during the period prior to February 2011. As at March 2010, approximately Yen 24.3 billion (€224 million) of the facility was undrawn. Each drawing of the Yen facility will be secured by a first priority mortgage over the relevant aircraft. In total, British Airways has utilised 71 Japanese leveraged lease financings. The types of Aircraft covered by these financing arrangements have been Boeing 737-400s, Boeing 747-400s, Boeing 757-200s, Boeing 767-300s and Boeing 777-200s. As at 30 June 2010 British Airways had exercised purchase options in respect of 63 of the 71 Japanese leveraged lease financings. The remaining 8 options expire (with purchase option) between August 2010 and January 2011. Since 30 June 2010, British Airways has exercised 3 out of the 8 remaining purchase options and British Airways currently expects to similarly exercise the remaining 5 purchase options.

In addition, as at 31 March 2010 British Airways had unused overdraft facilities of £10 million (31 March 2009: £20 million) and €nil (2009: €4 million (£4 million)).

British Airways held undrawn uncommitted money market credit lines of £25 million as at 31 March 2010 (2009: £25 million).

16.1.3.3	Off balance debt

•

Pension schemes: In June 2010, British Airways reached a financing arrangement under the UK pension funding rules which has been approved by the UK Pensions Regulator. The agreement sets out the deficit payments to be made through 2023 in the case of the APS and through 2026 in the case of the NAPS. Deficit contributions will total approximately £700 million for APS, up to 2023, and £4,300 million for NAPS, up to 2026. The overall contributions to the APS and NAPS will increase annually in line with forecast inflation expectations (averaging and annual rate of 3 per cent.) each year until the deficits have been fully funded. The contribution requirements are negotiated between the APS and NAPS trustees and the company in keeping with the UK Pensions Regulator’s funding rules, which are in turn predicated on the premise of funding the deficits as quickly as the company can manage. These requirements will be re-assessed as part of the next scheduled actuarial appraisal on 31 March 2012 and have to be definitively agreed by 30 June 2013 at the latest.

See section 14.1.13 for detailed information on the valuation of British Airways’ liability for its pension schemes APS and NAPS.

Operating leases: At 31 March 2010, British Airways had 39 aircraft on operating lease, including 6 RJ100 aircraft sub-leased to Swiss International Airlines and 5 aircraft (4 RJ100s and 1 Airbus A320) stood down awaiting return to the lessors. Operating lease commitments in respect of aircraft at 31 March 2010, totalled £874 million of which £82 million was payable within one year, £71 million within two years and £63 million within three years. British Airways also had property and equipment under operating leases at 31 March 2010. Commitments under these leases totalled £1,989 million, of which £98 million was payable within one year, £86 million within two years and £81 million within three years. The £1,989 million includes commitments in respect of a ground lease on parts of London Heathrow airport which runs until 2145.

Set out below is a breakdown on British Airways’ service of debt (off-balance and on-balance sheet):

	FY 2011/10 £ million	FY 2012/11 £ million	FY 2013/12 £ million	Later years £ million	Final year of commitments	Total £ million
Servicing of on-balance sheet debt (interest and repayments)	671	397	443	3,314	FY 2025/24	4,825	*
Operating lease payments	176	157	144	2,386	FY 2146/45	2,863
Deficit funding contributions to APS and NAPS pension schemes	201	219	232	4,380	FY 2026/25	5,032

Total	1,048	773	819	10,080		12,720

*	Interest payment of £ 823 million in total capital repayments of £ 4,002 million in total.

16.1.3.4	Information on borrowing requirements and funding structure of British Airways

For further information on British Airways’ borrowing requirements and its funding structure, see sections 16.1.1 and 16.1.2 of this document. As noted above, British Airways is reliant upon the borrowings detailed above to fund its general operations and, in particular, aircraft acquisitions. As detailed in section 16.1 above, British Airways funds its operations through a combination of its operating cash flow and long term borrowings, including the Convertible Bonds.

16.1.4	Sources and amounts of British Airways’ cash flows

£ million	As at 31 March 2010	As at 31 March 2009	As at 31 March 2008	% Change 10-09	% Change 09-08	As at 30 June 2010	As at 30 June 2009
Net cash flow from operating activities	331	133	303	148.9	(56.1)	186	(29)
Net cash flow from investing activities	(337)	(257)	(42)	31.1	511.9	(144)	25
Net cash flow from financing activities	350	(165)	(262)	N/M	(37.0)	(39)	27
Net increase in cash and cash equivalents	344	(289)	(1)	N/M	N/M	3	23

Section 24.2.6 of this document contains an explanation of the items appearing in the preceding table.

16.1.5	Financial Ratios

BA	As at 31 March 2010	As at 31 March 2009	As at 31 March 2008	As at 30 June 2010	As at 30 June 2009
Net debt/Equity (%)	108.3	129.0	40.2	118.5	103.7
Adjusted net debt/Equity (%)	149.7	169.0	61.9	162.8	146.4
Adjusted net debt/Equity and total liabilities (%)	29.6	29.7	17.9	28.8	31.1
Net debt/EBITDA (x)	4.9	5.1	0.8	N/M	N/M
Adjusted net debt/ EBITDARfp (x)	4.9	4.8	1.1	N/M	N/M
Cash/Sales (%)	21.4	15.4	21.3	N/M	N/M

Net debt is defined as loans, finance leases and hire purchase arrangements and includes the Convertible Bonds and Eurobonds as at 31 March 2010, less other current interest-bearing deposits, cash and cash equivalents.

The ratio adjusted for capitalised operating leases uses the calculation as outlined above and adds to the net debt and total capital the present value of aircraft and property operating lease commitments. At 31 March 2010 the discount rate used to calculate the present value of future operating lease payments was 8.9 per cent.

16.1.6	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, British Airways’ operations

Other than the provisions of the Original Convertible Bond Trust Deed and the Supplemental Trust Deed explained on section 16.1.2.2 above, none of British Airways’ material financing arrangements are subject to or contain change of control provisions that would be triggered by the Merger or compliance of financial covenants.

In addition, other than the provisions of the Original Convertible Bond Trust Deed and the Supplemental Trust Deed, there are no operative restrictions or negative pledges in British Airways’ material financing arrangements that materially restrict the operation of British Airways business.

16.1.7	Information regarding anticipated sources of funds needed to fulfil commitments referred to in items describing future investments and planned acquisition of material tangible fixed assets

Set out below is a breakdown of British Airways’ future material cash flow requirements:

	FY 2011/10 £ million	FY 2012/11 £ million	FY 2013/12 £ million	Later years £ million	Final year of commitments	Total (£ million)
Capital expenditure (principally aircraft)	187	139	280	3,647	FY 2017/16	4,253
Servicing of on-balance sheet debt (interest and repayments)	671	397	443	3,314	FY 2025/24	4,863	*
Operating lease payments	176	157	144	2,386	FY 2146/45	2,825
Deficit funding contributions to APS and NAPS pension schemes	201	219	232	4,380	FY 2026/25	5,032

Total	1,235	912	1,099	13,727		16,973

*	Interests amount to £ 823 million and a principal which amounts £4,002 million.

At 31 March 2010, British Airways had capital commitments of £4,267 million (€4,796 million). Of this total, £4,253 million (€4,780 million) related to aircraft. Included in the £4,253 million for aircraft is £187 million (€210 million) payable in the financial year ending 31 March 2011. Debt servicing commitments in the financial year ending 31 March 2011 total £671 million (€754 million). British Airways had and adjusted liquid balance of £1,714 million at 31 March 2010 consisting of £786 million of cash and cash equivalents and £928 million of current interest bearing deposits maturing after 3 months.

British Airways generated a loss (after tax) of £122 million during the three month period ended 31 June 2010.

British Airways has outstanding borrowing facilities as of 31 March 2010 of a total amount of £2,418 million (€2,717 million).

16.2	Iberia

16.2.1	Information concerning Iberia’s capital resources (both short and long term)

The changes in the equity and financial indebtedness of Iberia in the financial years ended 31 December 2009, 2008 and 2007 and in the 6-month periods ended 30 June 2010 and 30 June 2009 are set forth in the following table:

	As at 31 December 2009 (€ million)	As at 31 December 2008 (€ million)	As at 31 December 2007 (€ million)	% Change 09-08	% Change 08-07	As at 30 June 2010 (€ million)	As at 30 June 2009 (€ million)	% Change 10-09 30 June
Equity
Share capital	743	743	743	0.0%	0.0%	743	743	0.0%
Other reserves of the parent and of consolidated companies and others(1)	1,078	788	935	(36.8%)	(15.7%)	1,229	893	37.6%
Profit/(Loss) attributable to Parent	(273)	32	327	N/M	(90.2)%	(21)	(165)	(87.3)%

Total	1,548	1,563	2,005	(1,0%)	(22,0%)	1,951	1471	32,6%

Minority interests	3	1	1	N/M	(0.0)%	3	3	0.0%

Total Equity	1,551	1,564	2,006	(0.8)%	(22.0)%	1,954	1,474	32.6%

Current payables	251	170	163	47.6%	4.3%	203	277	(26.7)%
Bank borrowings	221	115	121	92.2%	(5.0)%	175	248	(29.4)%
Finance leases	30	55	42	(45.5)%	31.0%	28	29	(3.4)%

Non-current payables	251	299	304	(16.1)%	(1.6)%	342	260	31.5%
Bank borrowings	27	76	77	(64.5)%	(1.3)%	45	24	87.5%
Finance leases	224	223	227	0.4%	(1.8)%	297	236	25.8%

Total interest-bearing borrowings (2)	502	469	467	7.0%	0.4%	545	537	1.5%

Current financial assets (excluding the measurement of hedges)	1,033	1,672	825	(38.2)%	102.7%	1,414	601	135.3%
Cash and cash equivalents	886	600	2,143	47.7%	(72.0)%	615	1,640	(62.5)%
Adjusted liquid balance	1,919	2,272	2,968	(15.5)%	(23.5)%	2,029	2,241	(9.5)%

On-balance sheet net debt (3)	(1,417)	(1,803)	(2,500)	(21.4)%	(27.9)%	(1,484)	(1,704)	(12.9)%

N/M:	not meaningful. Year-on-year changes comparing negative and positive figures, as well as changes of over 100%.

(1)	Include reserves, share premium, treasury stock and valuation adjustments
(2)	Debts with credit entities plus financial leases.
(3)	Gross financial debt minus short term financial assets (excluding derivatives).

Iberia’s business is capital intensive and its liquidity position is affected by aircraft purchases. Aircraft purchase terms provide for payments to the aircraft manufacturer in advance of delivery and therefore before the aircraft can be used to generate revenue.

Iberia finances its capital expenses from operating cash flow, additional loans and off-balance sheet financing transactions (operating leases). Iberia also records a liability for “Customer prepayments” sales of tickets, and traffic documents for cargo and other services which are not recognised as revenue until the transport or service is provided. As at 31 December 2007, 2008 and 2009 “Customer prepayments” amounted to €455 million, €394 million and €389 million respectively.

At 31 December 2009, Iberia’s interest bearing debt amounted to €502 million, including €248 million in bank debt and the remaining €254 million in finance leases (11 planes out of 109 in service).

The average cost of balance sheet debt was 4.70 per cent. for dollar debt and 4.36 per cent. for euro borrowings.

16.2.1.1	Bank borrowings

As at 31 December 2009, bank debt of €248 million (€221 million current and €27 million non-current) mainly comprised credit lines and other R&D projects.

16.2.1.2	Finance leases

Finance leases are arranged with leading Spanish and international financial institutions. The following banks were among those involved in some of Iberia’s finance leases: BBVA, Banesto, Caja Madrid, Banco Popular, Banco Sabadell, Santander, BNP Paribas and Crédit Agricole, among other entities.

As at 31 December 2009, Iberia had the following finance leases outstanding:

•

Fixed-rate finance leases denominated in euros and secured on specific aircraft totalling €53 million and paying interest rates of between 4.397 per cent. and 5.140 per cent. Repayable between 2014 and 2016.

•

Floating-rate finance leases denominated in euros and secured on specific aircraft totalling €68 million and paying interest rates benchmarked to Euribor plus between 0.375 per cent. and 0.75 per cent. Repayable between 2012 and 2015.

•

Fixed-rate finance leases denominated in dollars and secured on specific aircraft totalling €133 million and paying interest rates of between 3.88 percent and 6.01 per cent. Repayable between 2012 and 2016.

The currency breakdown of the finance leases is as follows:

	As at 31 December 2009 (€ million)	As at 31 December 2008 (€ million)	As at 31 December 2007 (€ million)	As at 30 June 2010 (€ million)	As at 30 June 2009 (€ million)
Finance leases
Euro (€)	121	131	145	116	126
USD	133	147	124	209	140

Total finance lease liability	254	278	269	325	265

Future lease payments under finance leases are as follows:

	As at 30 June 2010 (€ million)	As at 31 December 2009 (€ million)
Future financial lease payments due:
Within one year	43	40
In 2 years	44	34
In 3 years	119	101
More than 3 years	177	131
	383	306
Less:
Finance charges	70	52

Total (current value of the minimum lease payments)	313	254

16.2.1.3	Operating leases

Iberia uses two classes of operating lease, which are referred to as: pure operating leases, which have no purchase option and are financed by professional lessor companies such as ILFC (International Lease Finance Corporation) and the Royal Bank of Scotland, and synthetic operating leases (hybrid structures that combine elements of finance and pure operating leases), which contains financing structures arranged with Spanish banks and funding institutions, including Caja Madrid, B.Santander, B.Popular, BBVA, ICO, Banesto, La Caixa, B.Sabadell and Bankinter; foreign banks including Calyon, RBS, BNP and Bank of Tokyo Mitsubishi as well as Spanish and foreign investors.

Rental on the fleet of aircraft in 2008, 2009 and the first half of 2010 are as follows:

(€ million)	2009	2008	2007	30/06/2010	30/06/2009
Aircraft leases	349	386	433	154	184
Operating leases	315	324	347	148	161
Wet lease	16	33	46	0	13
Cargo	11	16	15	4	6
Other	7	13	25	2	4
Aircraft lease capitalisation (1)	2,646	2,815	3,033	937	1,040

(1)	Aircraft lease capitalisation = costs of operating leases (dry lease) +50 per cent. (wet lease + leasing of cargo planes and other leases) x 8 - (interest on Iberbus loans) x 8. Iberbus loans are long-term financial loans to Iberbus companies. These loans bear interest which Iberia receives and pays in turn as an integral part of the aircraft fleet (€ thousands).

In order to treat the annual amount of the operating leases as debt, the rule most used in the industry is to multiply the cost of the leases by eight.

16.2.1.4	Adjusted liquid balance

Iberia’s equivalent cash position (cash and equivalents liquid assets plus current financial assets redeemable in less than twelve months, and not including derivatives) are invested in highly liquid short-term instruments, debt repos, Euro deposits and commercial paper at top tier Spanish financial institutions, in accordance with the risk policy currently in force, which requires a minimum short term credit rating of at least P1.

As at 31 December 2009, the adjusted liquid balance was €1,919 million including €159 million in guarantees and other current financial assets. As at 30 June 2010, the adjusted liquid balance was €2,029 million including €19 million in guarantees and other current financial assets (mainly deposits in respect of legal disputes or claims).

16.2.1.5	On-balance sheet net debt

The Iberia Group’s on-balance sheet net debt has remained negative. In other words, the adjusted liquid balance (balance of current financial assets, excluding the measurements of hedge transactions) was higher than the total interest-bearing debt, and amounted to -€1,417 million at 31 December 2009, compared to the -€1,803 million figure recognised at the end of 2008. As at 30 June 2010, this item was -€1,484 million.

16.2.1.6	Net adjusted debt

Net adjusted debt, which includes the capitalisation of fleet lease costs, is set forth in the table below.

	As at 31 December 2009 (€ million)	As at 31 December 2008 (€ million)	As at 31 December 2007 (€ million)	% Change 09-08	% Change 08-07	As at 30 June 2010 (€ million)	As at 30 June 2009 (€ million)	% Change Jun10- Jun09
Adjusted liquid balance (1)	1,919	2,272	2.968	(15.5)%	(23.5)%	2,029	2,241	(9.5)%
On-balance sheet interest-bearing borrowings	502	469	467	7.0%	0.4%	545	537	1.5%
On-balance sheet net debt	(1,417)	(1,803)	(2.500)	(21.4)%	(27.9)%	(1,484)	(1,704)	(12.9)%
Aircraft lease capitalisation	2,646	2,816	3.033	(6.0)%	(7.2)%	2,421	2,744	(11.8)%
Adjusted net debt	1,229	1,013	532	21.3%	90.4%	937	1,040	(9.9)%

(1)	Adjusted liquid balance= short-term financial investments (excluding hedge values) plus cash and cash equivalents.

16.2.2	Sources and amounts of Iberia’s cash flows

	2009 (€ million)	2008 (€ million)	2007 (€ million)	% change 2009-2008	% change 2008-2007	6 months ended 30 June 2010 (€ million)	6 months ended 30 June 2009 (€ million)	% change 2010-2009 (30 June)
Cash flows from operating activities	(280)	38	381	N/M	(90.0)%	186	(111)	N/M
Cash flow from investing activities	(175)	(390)	351	(55.1)%	N/M	100	(72)	N/M
Cash flow from financing activities and effect of foreign exchange rate changes	33	(301)	(239)	N/M	(25.9)%	(35)	75	N/M
Net increase/decrease in cash or cash equivalents	(422)	(653)	493	35.4%	(232.5)%	251	(108)	N/M

Section 24.3.5 of this document contains an explanation of the items appearing in the preceding table.

As at 31 December 2009 the service of debt for Iberia’s off-balance and on balance sheet:

	2010	2011	2012	Subsequent years	Total
Banking debt	221	6	4	17	248
Operating leases	256	242	228	783	1,509
Financial Leases (Principal)	30	24	83	117	254
Interest	10	10	18	53	53

Total	517	282	333	932	2,064

16.2.3	Financial Ratios

Iberia	As at 31 December 2009	As at 31 December 2008	As at 31 December 2007	6 months ended 30 June 2010	6 months ended 30 June 2009
Net debt / Equity (%)	(91)%	(115)%	(125)%	(76)%	(116)%
Adjusted net debt / Equity (%)	79%	65%	27%	48%	71%
Adjusted net debt / Equity and liabilities (%)	24%	18%	9%	16%	19%
Net debt / EBITDA (x)	4.9	(8.4)	(5.0)	(106.0)	9.1
Adjusted net debt/ EBITDARf (x)	20.1	2.0	0.6	5.6	(260.0)
Cash (1) / Sales (%)	43%	41%	54%	89%	103%

(1)	Cash = Current financial assets (excluding the fair value of hedging instruments) + cash and cash equivalents.

16.2.4	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, Iberia’s operations

None of Iberia’s material financing arrangements are subject to the compliance of financial covenants or contain change of control provisions that would be triggered by the Merger. In addition, none of Iberia’s major financing agreements contain clauses which impose bans for granting additional guarantees (except for those assets which are ensuring existing indebtedness) or directly limit Iberia’s ability to agree on additional debt or impose operational constraints to Iberia. Notwithstanding the above, there are 4 aircraft which related debt contain financial covenants but Iberia considers that such provisions do not affect Iberia’s operations.

16.2.5	Information regarding anticipated sources of funds needed to fulfil commitments referred to in items describing future investments and planned acquisition of material tangible fixed assets

Iberia’s business is capital intensive. Aircraft purchases represent the largest portion of Iberia’s future capital expenditure requirements. For an explanation of the sources of funds necessary to acquire the future investments in the Iberia fleet, see section 16.2.1 of this document. Nevertheless, Iberia has funds to continue its operations for the next 12 months.

Iberia’s plan for the current fiscal year calls for investment of €305 million and the debt service for 2010 amounts to €517 million.

These needs are fully covered, as Iberia had an adjusted liquid balance balance as at January 1, 2010 of €1,919 million.

Iberia’s generated a loss of €21 million during the six-month period ended June 30, 2010.

16.3	Treasury policies and financial risk management

16.3.1	British Airways

British Airways has a centralised treasury function whose primary role is to manage funding, liquidity and financial risks. British Airways is exposed to a variety of financial risks, including market risks (comprising, amongst others foreign currency risk, interest rate risk and fuel price risk), credit risk, capital risk and liquidity risk. British Airways’ overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on British Airways’ financial performance.

16.3.1.1	Foreign currency risk

British Airways is exposed to currency risk on revenue, purchases and borrowings that are denominated in a currency other than Sterling. The currencies in which these transactions are primarily denominated are the US Dollar, Euro and Yen. British Airways generates a surplus in most currencies in which it does business. The US Dollar is an exception as capital expenditure, debt repayments and fuel payments denominated in US Dollars normally result in a deficit. In the financial year ended 31 March 2010, British Airways’ revenue in US Dollars (approximately $3,200 million) amounted to approximately 55 per cent. of British Airways US Dollar requirement for operating expenditure including fuel and debt servicing (repayment and interest) and capital expenditure.

British Airways can experience adverse or beneficial effects arising from foreign exchange rate movements. British Airways seeks to reduce foreign exchange exposures arising from transactions in various currencies through a policy of matching, as far as possible, receipts and payments in each individual currency. Surpluses of convertible currencies are sold, either spot or forward, for US Dollars or Sterling.

British Airways has substantial liabilities denominated in the US Dollar, Euro and Yen.

British Airways utilises its US Dollar, Euro and Yen debt repayments as a hedge of future US Dollar, Euro and Yen revenues.

Forward foreign exchange contracts and currency options are used to cover near-term future revenues and operating payments in a variety of currencies.

16.3.1.2	Interest rate risk

British Airways is exposed to changes in interest rates on floating debt and cash deposits. Had there been a change in interest rates, either an increase of 50 basis points or a decrease of 50 basis points, there would have been a £nil impact on shareholders’ equity (2009: £nil) and a £nil impact on British Airways’ income statement for the financial year ended 31 March 2010. The nil impact arises from the amount of floating rate debt being very close to the amount of floating rate deposits. In the financial year ended 31 March 2009, as a result of higher net debt, an increase in interest rates of 50 basis points would have had an unfavourable impact on the income statement of £1 million. A decrease in interest rates of 50 basis points would have had a favourable impact on the income statement of £1 million.

As at 31 March 2010, 48.2 per cent. of gross debt was fixed rate and 51.8 per cent. of debt was floating rate. As at 30 June 2010, 48.1 per cent. of debt was fixed rate and 51.9 per cent. of debt was floating rate.

16.3.1.3	Fuel price risk

British Airways is exposed to fuel price risk. British Airways’ fuel price risk management strategy aims to provide the airline with protection against sudden and significant increases in oil prices while ensuring that the airline is not competitively disadvantaged in a serious way in the event of a substantial fall in the price of fuel.

In meeting these objectives, the fuel risk management programme allows for the use of a number of derivatives available on the over-the-counter (OTC) markets with approved counterparties and within approved limits. British Airways’ Finance Committee approves the maximum allocation of credit to all counterparties of a given credit rating. Within that framework specific dealing or commitment limits for foreign exchange, investments, interest rate and fuel hedging transactions for each counterparty are approved by the British Airways’ Finance Committee and exposure against these limits is monitored on a daily basis.

16.3.1.4	Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash and interest bearing deposits, the availability of funding from an adequate amount of credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying business, British Airways’ treasury maintains flexibility in funding by maintaining availability under committed credit lines.

In addition, British Airways secures advanced financing of aircraft deliveries via committed facilities.

British Airways cash position is held in fixed term bank deposits with maturities of less than 12 months and highly liquid AAA-rated money market funds. All cash placements are arranged with financial institutions subject to strict credit criteria, with Moody’s (or equivalent rating agency) ratings between Aaa and A1.

16.3.1.5	Credit risk

British Airways is exposed to credit risk to the extent of non-performance by its counterparties in respect of financial assets receivable. However, British Airways has policies and procedures in place to ensure credit risk is limited by placing credit limits on each counterparty. Exposures at the activity level are monitored on a daily basis and the overall exposure limit for the counterparty is reviewed at least monthly in the light of available market information such as credit ratings and credit default swap levels. It is British Airways’ policy that all counterparties who wish to trade on credit terms are subject to credit verification procedures.

16.3.1.6	Nominal

Balance sheet and translation hedges against exchange risks:

Exchange risk affecting probable future cost revenues which will be generated in a currency other than the base currency. In this case, risk of movement in Euro, Japanese Yen and US Dollar against Sterling.

		As at 31 March 2010 (£ million)		As at 31 March 2009 (£ million)		As at 31 March 2008 (£ million)		As at 30 June 2010 (£ million)
	Underlying currency	Amount	Nominal Hedged *	Amount	Nominal Hedged *	Amount	Nominal Hedged *	Amount	Nominal Hedged *
Assets	EUR	138	—	106	—	18	—	48	—
Liabilities	EUR	(258)	(167)	(163)	(71)	(101)	—	(244)	(152)
Net	EUR	(120)	(167)	(57)	(71)	(83)	—	(196)	(152)
Assets	JPY	—	—	—	—	—	—	—	—
Liabilities	JPY	(612)	(538)	(771)	(689)	(569)	(510)	(564)	(527)
Net	JPY	(612)	(538)	(771)	(689)	(569)	(510)	(564)	(527)
Assets	USD	118	—	31	—	45	—	77	—
Liabilities	USD	(1.402)	(1.272)	(1.238)	(1.100)	(757)	(658)	(1,475)	(1,344)
Net	USD	(1.284)	(1.272)	(1.207)	(1.100)	(712)	(658)	(1,398)	(1,344)

*	Currency liabilities are used to hedge the revaluation of probable future currency cash revenues, rather than being hedged themselves by derivatives.

Nominal hedged: the total of the nominal amount of all hedges.

Note: EUR means Euro; USD mean United States of America Dollars; JPY means Japanese Yen

Cash flow or transaction hedges against exchange risks:

	As at 31 March 2010 (£ million)		As at 31 March 2009 (£ million)		As at 31 March 2008 (£ million)		As at 30 June 2010 (£ million)
Foreign currency cash flow exposures: underlying currency	Expected cash (outflows)/in flows	Cash flows hedged	Expected cash (outflows)/in flows	Cash flows hedged	Expected cash (outflows)/in flows	Cash flows hedged	Expected cash (outflows)/in flows	Cash flows hedged
CAD	98	44	90	12	70	49	94	44
EUR	368	121	499	168	390	268	309	72
JPY	(146)	4	(90)	(40)	59	54	(65)	0
USD	(1,233)	(294)	(907)	(269)	(1,124)	(585)	(925)	(396)
ZAR	125	16	139	36	107	60	106	10

**	CAD means Canadian Dollars; EUR means Euro; USD means United States of America Dollars; JPY means Japanese Yen; ZAR means South African Rand

Fuel Price Hedges**: risks:

	As at 31 March 2010 (metric tonnes)		As at 31 March 2009 (metric tonnes)		As at 31 March 2008 (metric tonnes)		As at 30 June 2010 (metric tonnes)
	Amount	Nominal Hedged	Amount	Nominal Hedged	Amount	Nominal Hedged	Amount	Nominal Hedged
Jet Kero CIF-NWE	5,328,000	3,144,000	5,252,000	2,944,000	5,530,000	3,207,000	5,237,000	3,174,000

**	Volume of fuel required during the following 12 months, compared to the nominal amount of hedging in place at that date relating to the same 12-month period. Derivatives to hedge jet fuel costs are a mixture of swaps and option collars, and are based on crude oil, gas-oil and jet fuel prices.

16.3.1.7	Valuation

The following table shows the amounts recognised as assets and liabilities on the British Airways’ balance sheet for the instruments held to hedge types of underlying of risk as at 31 March in each of the last 3 years and as at 30 June 2010.

	As at 31 March 2010 (£ million)		As at 31 March 2009 (£ million)		As at 31 March 2008 (£ million)		As at 30 June 2010 (£ million)
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Exchange hedges for income/expense	21	(8)	43	(25)	8	(23)	25	(4)
Jet kerosene hedges	80	(9)	—	(569)	284	(1)	13	(59)

In the financial year ended 31 March 2010, British Airways’ fuel costs of £2,372 million includes £306 million of losses from fuel and fuel related currency hedging. As British Airways hedges cash flows in foreign currency and not specific income statement transactions, it is not possible to identify hedging profits or losses (apart from fuel related currency hedges which are specifically designated) as relating to the income statement. The equivalent figures for the other financial periods are £76 million (profit) for FY 2009/08, £187 million (profit) for FY 2008/07 and £9 million for the 3 months ended 30 June 2010.

British Airways’ fuel-hedging results included in the fuel cost, in the financial years ended 31 March 2009 and 31 March 2008 were £76 million (profit) and £187 million (profit), respectively.

	FY 2009/10		FY 2008/09		FY 2007/08		Three months ended 30/06/10
	Income statement (£ million)	Equity (£ million)	Income statement (£ million)	Equity (£ million)	Income statement (£ million)	Equity (£ million)	Income statement (£ million)	Equity (£ million)
Exchange rate hedges of forecast revenue by forecast repayments of foreign currency denominated debt	(63)	89	(38)	(342)	(26)	(55)	(14)	(12)

Forward contracts to hedge forecast payments	(18)	2	64	22	(18)	(7)	7	3
Hedges of forecast jet fuel purchases using crude oil forwards	(299)	496	(21)	(668)	207	182	(14)	(75)

Note: amounts shown as movements in equity are net of related deferred tax.

For further information on British Airways’ treasury policies and the use of financial instruments for the purposes of hedging the risks outlined above, see note 30 to the financial statements of British Airways for the financial year ended 31 March 2010 (which are incorporated into this document by reference).

16.3.2	Iberia

Iberia has a global management programme for its non operative risks, in which it defines the maximum targets for volatility and the hedging programme required to control and minimise the potential impact of fluctuations in exchange rates, interest rates and fuel prices, together with its liquidity and credit risk.

The derivatives arranged to this end are designed to partially or fully mitigate such price fluctuations in order to write hedges that are highly effective in accordance with the risk management strategy initially documented for each hedging instrument, in line with the hedge accounting requirements under International Accounting Standards (IAS) and the new Spanish accounting standards.

The following three sections describe Iberia’s financial risk management program.

16.3.2.1	Foreign currency risk

Due to the nature of its activities, Iberia is exposed to exchange rate risk both in its operations (cash flows) and on the balance sheet.

Cash flows

Due to the international nature of its business, the Iberia Group makes collections and payments in non-Euro currencies. The main risk is a strengthening of the US Dollar against the Euro as the Iberia Group has more expenses than income in US Dollars. In addition, Iberia holds surplus cash positions principally in Swiss francs and Sterling.

Under Iberia’s financial risk management program, exchange rate risk is hedged, using a combination of the following two types of instruments:

•	strategic hedges (up to 5 years) using currency swaps, together with options and other derivatives in an amount that hedges a certain percentage of the position; and

•	tactical hedges with a timeframe of one year or less which enable risk officers to adapt to market conditions and to respond to actual payment flows in US Dollars.

Balance sheet

Iberia has US Dollar-denominated assets, most notably loans provided to the Iberbus companies, loans financed with cash flow, prepayments to aircraft and engine suppliers, equity in A320s (Iberia stakes in Iberbus companies) and guarantees granted to aircraft lessors under operating leases. Its US Dollar denominated liability position together with the hedges it has arranged enable it to neutralise the impact of translation differences.

At 30 June 2010, 23 per cent. of Iberia’s income and 38 per cent. of costs were denominated in dollars. For the second half of 2010, Iberia had a short dollar position of around €442 million, of which it had hedged around 89 per cent.

16.3.2.2	Interest rate risk

Due to the fact that the Iberia Group is in a net debt position (including aircraft operating leases) the Iberia Group is exposed to rises in interest rates for the currencies in which its debts are denominated.

To manage this risk, Iberia keeps a minimum percentage of its debt at fixed rates or protected by appropriate derivative positions. As at 31 December 2009, 46 per cent. of total debt (including off-balance sheet commitments) was fixed rate, 48 per cent. floating rate and 6 per cent. capped. It also reduces exposure in Iberia Group’s finances to a general rise in interest rates by diversifying loan currencies (US Dollar and Euro).

16.3.2.3	Fuel price risk

Iberia controls its aviation fuel costs, which are directly linked to fluctuations in oil prices, using active risk management policies, to reduce the impact of fluctuations in aviation fuel prices on the international market and minimize budget variance in this cost heading.

Iberia has pursued a policy of directly hedging aviation fuel prices using a combination of financial instruments such as swaps and zero-cost option structures.

The hedging programme is approved by the Iberia Board of Directors, in line with the policy proposed by the Iberia Management Committee. This programme is continuously reviewed in light of the market situation. At the moment, Iberia hedges to a maximum horizon of 18 months.

As at 30 June 2010, Iberia had entered into fuel hedging contracts with respect to 72 per cent. of its projected aviation fuel requirements in the second half of the year and 50 per cent. of its projected aviation fuel requirements in the 2011 financial year.

16.3.2.4	Liquidity Risk

Due to the seasonal nature of its business and the need for investment and finance to renew its aircraft, the Iberia Group’s liquidity policy consists of holding substantial amounts of cash and cash equivalents and current financial assets.

This cash position is invested in highly liquid short-term instruments such as debt repos euro deposits and commercial paper from top tier financial institutions, in accordance with the company’s policy on counterparty risk. All cash placements and all derivatives are arranged with high-solvency financial institutions rated between AAA and A+ by Fitch IBCA or equivalent agency ratings.

Besides these current assets and cash position, the Iberia Group also has permanent credit policies in place that guarantee its cash requirements.

16.3.2.5	Credit risk

The Iberia Group’s main financial assets are cash, equity instruments (shareholdings) and other financial instruments, and trade and other receivables. These last two categories carry most of the insolvency and bad debt risk. In general, the Iberia Group controls its bad debt and insolvency risks by setting credit limits and placing strict conditions on collection periods.

The financial assets recognised in the financial statements, net of impairment losses, represent the Iberia Group’s maximum exposure to credit risk, without taking account of any guarantees in place or other credit enhancements.

Trade and other receivables are mainly the amounts pending collection from travel and cargo agencies for the transport of passengers and goods, as well and handling and maintenance services provided to customers. In transactions with national airlines and travel agencies the Group has an established policy of requiring bank guarantees in the form of pledges that hedge part of the credit extended to counterparties. Also, with some national travel agencies, the Iberia Group has a policy of insurance cover for part of the credit offered.

16.3.3	Risk management. Derivative instruments

As part of the risk management policy described above, the Iberia Group enters into derivatives primarily to hedge exchange rate, interest rate and fuel price risk.

The following tables present the changes in the nominal amounts and measurements of the Iberia Group’s derivative instruments at the 2009, 2008 and 2007 year-ends and in the six-month period ended June 30, 2010.

16.3.3.1	Nominal

Balance sheet or translation hedges against exchange risks (1):

		As at 31 December 2009 (€ million)		As at 31 December 2008 (€ million)		As at 31 December 2007 (€ million)		As at 30 June 2010 (€ million)
Underlying	Currency	Amount	Nominal hedged (2)	Amount	Nominal hedged (2)	Amount	Nominal hedged (2)	Amount	Nominal hedged (2)
Assets	USD	551	295	521	198	570	157	319	73
Liabilities	USD	(254)		(349)		(420)		(246)
Net	USD	297	295	172	198	150	157	73	73

(1)	Exchange risk generated by movements in exchange rates affecting balance sheet items booked in a currency other than the base currency. In this case, risk of movements in the EUR/USD on items recognised in USD.
(2)	Nominal hedged: the total of the nominal amount of all hedges. Audited figures.

Cash flow or transaction hedges against exchange risks:

		As at 31 December 2009 (€ million)		As at 31 December 2008 (€ million)		As at 31 December 2007 (€ million)		As at 30 June 2010 (€ million)
Underlying	Currency	Expected cash outflows (2)	Cash flows hedged (3)	Expected cash outflows	Cash flows hedged	Expected cash outflows	Cash flows hedged	Expected cash outflows (4)	Cash flows hedged
Foreign currency costs	USD	(1,055)	813	(1,367)	1,284	(1,100)	817	(442)	395
Foreign currency income	Sterling (£) CHF	80 105		75 102		90 124	(30)	59	(10)
New aircraft (5)	USD	(160)	40	(80)	15	(78)	35	(50)	23

(1)	Exchange risk generated by movements in exchange rates affecting cash flows (current income and costs) booked in a currency other than the base currency. In this case, risk of movements in the EUR/USD on items recognised in USD.
(2)	Based on budgeted income and expense in each currency for the coming year.
(3)	Total nominal amount of all hedges.
(4)	Forecast cash outflows until 31 December 2010.
(5)	Forecast position generated by new aircraft coming into service next year.

Fuel price hedges:

Metric tonnes (mt)		As at 31 December 2009		As at 31 December 2008		As at 31 December 2007		As at 30 June 2010
Underlying	Commodity	Amount	Nominal Hedged	Amount	Nominal Hedged	Amount	Nominal Hedged	Amount	Nominal Hedged
Purchases of JET kerosene fuel	Jet Kero CIF-NWE (1)	1,814,000	1,146,000	1,950,000	1,008,000	2,000,000	840,000	948,953	713,000

(1)	The Jet Kero CIF-NWE is a market index of aviation fuel prices published by the independent body PLATTS. It is commonly used in physical and financial supply contracts.

Interest rates hedges for aircraft leases (only affects aircraft on operating leases):

Most of the leases arranged by Iberia are denominated in USD at floating interest rates. Iberia, in line with its hedging strategy, uses cross currency swaps to swap the original USD fixed payments on leases into EUR payments. Cross currency swaps can also be used to swap floating to fixed rates or vice versa.

16.3.3.2	Measurements

The following table shows the amounts (in Iberia’s balance sheet assets and liabilities) for each type of risk hedged as at 31 December 2009, 2008 and 2007 and 30 June 2010

(€ million)	As at 31 December 2009		As at 31 December 2008		As at 31 December 2007		As at 30 June 2010
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Exchange rate hedges for income/expense	26	20	124	101	18	62	67	38
Cross currency swaps hedges for aircraft leasing	8	55	25	77	34	135	45	31
Jet kerosene hedges	25	—	—	373	9	—	8	28

Total hedges	59	75	149	551	61	197	120	97

The following table shows the impact of hedges on income and equity for 2007, 2008 and 2009 and the first six months of 2010.

(€ million)	2009		2008		2007		As at 30 June 2010
	Profit/loss	Equity	Profit/loss	Equity	Profit/loss	Equity	Profit/loss	Equity
Exchange hedges for income/expense	41	(12)	(12)	47	(35)	6	14	19
Cross currency swaps hedges for aircraft leasing	(29)	2	(40)	31	(32)	(6)	(7)	43
Jet kerosene hedges	(401)	277	(202)	(266)	18	(29)	0	(28)

Total hedges	(389)	267	(254)	(188)	(49)	(29)	7	34

16.3.4	IAG Group

The IAG Board will decide on the treasury and financial risk management policy to be followed by IAG Group. At the moment, the Board has taken no policy decision.

17.	RESEARCH AND DEVELOPMENT, PATENTS AND LICENCES

17.1	British Airways

17.1.1	Research and Development

British Airways’ business is not of a nature where research and development activities are required and British Airways’ limited research and development activities are not material to its business. Whilst British Airways do not specifically undertake research and development activities, certain elements of expenditure undertaken in its normal course of business are eligible for relief as expenditure on research and development under United Kingdom Tax legislation. The amounts of expenditure so eligible are under discussion with the UK tax authorities. The amount submitted for claim in respect of the financial year ended 31 March 2009 was £28 million. British Airways has not yet submitted a claim in respect of the financial year ended 31 March 2010.

British Airways continuously invests in new products and services, both in the air and on the ground. For more information on British Airways’ new products and services see section 8.10.

17.1.2	Intellectual property used under licence by British Airways

The trademark “AIRMILES” is important to the AIRMILES section of British Airways’ loyalty programme business. This trademark is used under licence from Airmiles International Holdings NV.

British Airways makes extensive use of information technology systems, often using software under licence. Information technology is used mainly for the control of the British Airways Group’s operations, including customer, inventory and revenue management, data warehousing, equipment maintenance and administrative activities. Some of these licences contain change of control clauses and waivers have been sought.

17.1.3	British Airways’ intellectual property

British Airways conducts business under the “British Airways”, “British Airways World Cargo” and “OpenSkies” brand names and logos. It is the registered owner of over 200 domain names including “www.ba.com”, “www.britishairways.com”, “www.britishairways.co.uk”, “www.baworldcargo.com” and “www.flyopenskies.com”.

As at 30 September 2010, the key intellectual property rights in relation to British Airways are:

Community Trade Mark	Registered Owner

Speedmarque Device	British Airways Plc

British Airways World Cargo and the Speedmarque Device	British Airways Plc

British Airways (Word mark)	British Airways Plc

Executive Club	British Airways Plc

Club World	British Airways Plc

Club Europe	British Airways Plc

BA.com	British Airways Plc

British Airways has registered a number of other community and United Kingdom trademarks and design rights associated with its business. British Airways is also the registered proprietor of a number of patents, including an in-flight larder unit, seating units, sorting machinery, methods of operating ticketing systems and an electronic reservation system.

As at 30 September 2010, British Airways was not aware of any material incidence of intellectual property rights infringement claims or litigation initiated or ongoing since 1 April 2007.

17.2	Iberia

17.2.1	Research and Development

Iberia has not implemented any major research and development policies in the period covered by the financial information set out in this document. Nevertheless, the material investments by Iberia in 2009 totalled approximately €16,284,000.

Iberia’s business is not of a nature where research and development activities are required. However, Iberia continuously invests in new products and services, both in the air and on the ground. For more information on Iberia’s new products and services see section 9.10.

17.2.2	Intellectual property used under licence by Iberia

Iberia makes extensive use of information technology systems, often using software under license. Information technology is used mainly for the control of Iberia Group’s operations, including customer, inventory and revenue management, data warehousing, equipment maintenance and administrative activities.

17.2.3	Iberia’s intellectual property

Iberia conducts business mainly under the “Iberia”, “Iberia Cargo”, “Maintenance Iberia” and “Iberia Cards” brand names and logos. Iberia also owns other trade names and trademarks at both a national and EU level, in order to protect its logos, trade names and the other instruments that identify the activities pursued by the Iberia Group.

As at 30 June 2010, the key intellectual property rights in relation to Iberia are:

Community Trade Mark	Registered Owner
Iberia	Iberia, Líneas Aéreas de España, S.A.
Iberia Cargo	Iberia, Líneas Aéreas de España, S.A.
Maintenance Iberia	Iberia, Líneas Aéreas de España, S.A.
Iberia Cards	Iberia, Líneas Aéreas de España, S.A.
Iberia Airport Services	Iberia, Líneas Aéreas de España, S.A.

Iberia has registered a number of other community and Spanish trademarks and design rights associated with its business.

As at the 30 June 2010, Iberia was not aware of any material incidence of intellectual property rights infringement claims or litigation initiated or ongoing since 1 January 2007.

18.	PROFIT FORECASTS OR ESTIMATES

IAG has decided not to include profit forecasts or estimates of IAG.

19.	ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT

19.1	Names, business addresses and functions in IAG of IAG Directors and IAG Senior Managers, and an indication of the principal activities performed by them outside IAG where these are significant with respect to IAG

19.1.1	IAG Directors

The following persons are IAG Directors:

Name	Function*
Antonio Vázquez Romero [1]	IAG Group Chairman (Other External Non-Executive Director3)
Martin Broughton [2]	IAG Group Deputy Chairman (Independent Non-Executive Director)
William Walsh [2]	IAG Group Chief Executive Officer (Executive Director)
César Alierta Izuel [2]	Independent Non-Executive Director
Patrick Cescau [2]	Independent Non-Executive Director
José Manuel Fernández Norniella [1]	Other External Non-Executive Director [4]
Baroness Denise Kingsmill[2]	Independent Non-Executive Director
James Lawrence[2]	Independent Non-Executive Director
José Pedro Pérez-Llorca Rodrigo[1]	Independent Non-Executive Director
Kieran Poynter [1]	Independent Non-Executive Director
Rodrigo de Rato y Figaredo [5]	Proprietary Non-Executive Director
Rafael Sánchez-Lozano Turmo[1]	Executive Director
John Snow [1]	Independent Non-Executive Director
Keith Williams [2]	Executive Director

*	In accordance with the definitions set forth in the Spanish Unified Good Governance Code.
[1]	Appointed at the behest of Iberia.
[2]	Appointed at the behest of British Airways.
[3]	Antonio Vázquez Romero is Executive Chairman of Iberia.
[4]	José Manuel Fernández Norniella is Deputy Chairman of Caja Madrid, a significant shareholder of Iberia and, after the IAG Merger, of IAG.
[5]	Rodrigo de Rato y Figaredo has been appointed upon proposal from Caja Madrid, a significant shareholder of Iberia and, after the IAG Merger, of IAG.

The business address, for the purposes of IAG related business, of each Director is International Consolidated Airlines Group, S.A., calle Velázquez 130, 28006 Madrid, Spain.

In IAG’s Board of Directors are three executive directors, one proprietary non-executive director, eight independent non-executive directors and two other external non-executive directors.

The non-director Secretary of the IAG Board is Fernando Vives and the non-director Deputy Secretary is Álvaro López-Jorrín, both partners of the Spanish law firm J&A Garrigues, S.L.P.

•	Antonio Vázquez Romero

Antonio Vázquez, who is 58 years of age, was appointed Chairman of IAG Group on June 29, 2010. He worked for Arthur Andersen & Co. from 1974 to 1978. From 1978 to 1993 he held different international positions in the wine & spirits industry, being VP Marketing & Sales of Domecq México and General Manager and member of the Board of Domecq Internacional. Since 1993, he served as Managing Director of the Cigar Division of Tabacalera, and, after the cross-border merger in 1999 between Tabacalera and the French company Seita, became SVP and COO of the Cigar Division of Altadis Group. In May 2005, he was promoted to Chairman of the Board of Logista, becoming in June 2005 CEO of Altadis Group. Has also served as non-executive member of the Board of Aldeasa and non-executive proprietary director of Iberia. In June 2008, he was appointed independent director of the Board of Telefónica Internacional. In July 2009, he was appointed Executive Chairman and CEO of Iberia. He holds a BSc in Economics from Malaga University.

•	Martin Broughton

Martin Broughton, who is 63 years of age, was appointed Deputy Chairman of IAG Group on June 29, 2010. He became non-executive Chairman of British Airways in 2004, having joined the Board in 2000 as a non-executive director. He is also Chairman of Liverpool Football Club, a role he took on in 2010. Martin Broughton served as President of the Confederation of British Industry (CBI) from 2007 until 2009. Prior to that, he chaired the British Horseracing Board from 2004-2007, having joined as an independent director in 1999. Until 2004, he was Chairman of British American Tobacco (BAT), a role he took on in 1998, having previously been Group Chief Executive and Deputy Chairman since 1993. Earlier he had been Chairman of the Wiggins Teape Group, Chairman of the insurance company Eagle Star and Group Managing Director of BAT Industries’ Financial Services all of them, BAT Group companies. He was the European chair of the TransAtlantic Business Dialogue until 2008 and is a member of the European Round Table of Industrialists. He was educated at Westminster City Grammar School, London and is a qualified chartered accountant.

•	Willie Walsh

Willie Walsh, who is 49 years of age, was appointed Chief Executive Officer (CEO) of IAG Group on June 29, 2010. He became CEO of British Airways on October 1, 2005. Prior to joining British Airways, he was CEO at Aer Lingus, having being appointed in the aftermath of 9/11. Willie Walsh joined Aer Lingus in 1979 as a cadet pilot and worked his way through the ranks to become a captain in 1990. He began his move to management in 1989 where he fulfilled various roles in the flight operations department. He completed a Master of Science in Management and Business Administration at Dublin’s Trinity College in 1992. In 1998 he was appointed CEO of Futura, Aer Lingus’ Spanish charter airline. He returned to Dublin with Aer Lingus in 2000 where he took up the role of Chief Operating Officer and was subsequently appointed as CEO in October 2001.

•	César Alierta Izuel

César Alierta, who is 64 years of age, was appointed as a Director of IAG on September 27, 2010. He has been Executive Chairman of Telefónica since July 2000, and a member of the Boards of Directors of China Unicom and Telecom Italia. He is also member of the Colombia Business School Board of Overseers and Chairman of the Social Board of the UNED (National Long Distance Spanish University). Between 1970 and 1985, he was General Manager of the Capital Markets division at Banco Urquijo in Madrid. Subsequently, he was the Chairman and founder of Beta Capital, which he combined as from 1991 with his post as Chairman of the Spanish Financial Analysts’ Association. He has also been a member of the Board of Directors and Standing Committee of the Madrid Stock Exchange. In 1996 he became Chairman of Tabacalera, where he gave his support and backing to the cross-border merger with the French company Seita. The result of this merger was Altadis, where he served as Chairman until July 2000 when he was appointed Chairman of Telefónica, in which Board of Directors he had served since 1997. On June 2010, César Alierta received in New York the Americas Society Gold Medal and five years earlier, also in New York, he received “The Global Spanish Entrepreneur” from the Spanish/US Chamber of Commerce. César Alierta holds a degree in law from the University of Zaragoza and earned an MBA at the University of Columbia (New York) in 1970.

•	Patrick Cescau

Patrick Cescau, who is 62 years of age, was appointed Director of IAG on September 27, 2010. He has been a non-executive director of Tesco Plc since

February 2009, and was appointed the company’s senior independent director in July 2010. He is also a non-executive director of Pearson Plc (a media group) (since 2002) and in 2010 was appointed the senior independent director. In June 2009 he joined the Board of INSEAD, one of the world’s leading international business schools. Patrick was Group Chief Executive of Unilever from 2005 to 2009, having previously been Chairman of Unilever Plc and Vice-Chairman of Unilever NV. Prior to being appointed to the Board of Unilever in 1999 as Financial Director, he was Chairman of a number of the company’s major operating companies and divisions, including in the USA, Indonesia and Portugal. In 2001, as Unilever Foods Director he directed the integration of Bestfoods, a major ($20bn +) Foods acquisition. He is a trustee of the Leverhulme Trust and Chairman of the St Jude Children Charity. Patrick Cescau was appointed a Chevalier de la Légion d’honneur in 2005.

•	José Manuel Fernández Norniella

José Manuel Fernández Norniella, who is 65 years of age, was appointed Director of IAG on September 27, 2010. He has held several positions as business manager; between 1970 and 1979 in Electromecanique, Alfa-Laval and Blackstone; then several management positions from 1979 to 1993 in the Brown Boveri Group (BBC), as Logistics and Supplies Manager, and subsequently in Aesa Brown Boveri (ABB) as General Affairs Manager, Turbochargers Manager and General Manager Administration. Former Executive Deputy Chairman of Aldeasa from 1998 to 2000 and Executive Chairman of Ebro from 2000 to 2005. Formerly on the Boards of RTVE, Argentaria, Endesa, Chilectra (Chile), Iansa (Chile), Campos chilenos (Chile), Endesa Internacional and Enagas; member of the advisory committees of Accenture and Abengoa. Elected national MP for Madrid in the IV and V terms of the Spanish government, Secretary of State for Trade, Tourism and SMEs, alternate representative for Spain in the World Bank, the International Development Bank (IBD) and the European Development Bank (BERD). Chairman of the Council of Spanish Chambers of Commerce (1996-2005) and member of the International Chamber of Commerce. Currently Vice-Chairman of the Board of Caja Madrid, representing the depositors, director of Iberia since 2003 (as Other External Director), director of Telvent, director of Telesp and Honorary Chairman of the Ebro Group. José Manuel Fernández Norniella holds a BSc degree in Energy Techniques Engineering from Polytechnic University of Madrid, diplomas in Foreign Trade, Logistics & Procurements and Project Management, and has received the Grand Cross of Isabella the Catholic (Spain), the Order of Bernardo O´Giggins (Chile), the Verdienstkreuz mit Stern (Germany) and the Order of Merit (Poland).

•	Baroness Kingsmill

Baroness Kingsmill, who is 63 years of age, was appointed Director of IAG on September 27, 2010. She is a member of the House of Lords having been appointed Life Peer in 2006. She is a lawyer and from 1997 until 2004 was the Vice-Chairman of the Competition Commission chairing more than 20 merger and monopoly Enquiries. She has held many directorships in the private and public sector and is currently a non-executive director of KornFerry International and of Horizon Plc. She joined the board of British Airways as non-executive director in 2004. She is a member of the PwC Advisory Board and a member of the Microsoft European Policy Board. Baroness Kingsmill has a MA in Economics and Anthropology from Cambridge University and is a member of the International Advisory Board of IESE. She sits on the House of Lords Economic Affairs Committee. Baroness Kingsmill was awarded the Commander of the British Empire in 2000.

•	Jim Lawrence

Jim Lawrence, who is 58 years of age, was appointed Director of IAG on September 27, 2010. He joined Rothschild North America in June 2010 as Chief Executive Officer and Co-Head of Global Investment Banking. Prior to joining Rothschild, he was at Unilever from 2007 as Chief Financial Officer and as executive director on the Boards of Unilever NV and PLC. Prior to that, he was at General Mills from 1998 to 2007 as Chief Financial Officer. Jim Lawrence was also responsible for the company’s international business. On June 1, 2006, he was elected Vice Chairman of General Mills. Prior to joining General Mills, he held positions as Executive Vice President of Northwest Airlines and President and CEO of Pepsi-Cola Asia, Middle East, Africa. He was Co-founder and Chairman of The LEK Partnership, a corporate strategy and merger/acquisition consulting firm headquartered in London. Previously, he was a Partner of Bain and Company and headed their London and Munich offices. Jim Lawrence serves as a non-executive director on the Board of British Airways and is the Chairman of the Remuneration Committee. He has served since 1990 on 14 public company boards. Jim Lawrence holds a Bachelor of Arts degree in economics from Yale University, and an MBA with distinction from Harvard Business School.

•	José Pedro Pérez-Llorca

José Pedro Pérez-Llorca, who is 69 years of age, was appointed Director of IAG on September 27, 2010. He was a career diplomat and Parliamentary Counsel. He was one of the drafters of the Spanish Constitution. He is a former Cabinet Minister of the Presidency, Parliamentary Relations, Regional Government and Foreign Affairs. He has occupied several positions on the boards of different companies, particularly in the credit sector, among others, former Chairman of Urquijo Leasing and AEG Ibérica. He is a former member of the Board of Telefónica and of the Madrid Stock Exchange Council. He is an independent member of the Boad of Iberia (since 2000). He is the founding partner and Chairman of the law firm Pérez-Llorca. José Pedro Pérez-Llorca has a Law degree with a prize for outstanding achievement and several Honorary Doctorates in Law.

•	Kieran Poynter

Kieran Poynter, who is 60 years of age, was appointed Director of IAG on September 27, 2010. He is a non executive director of British American Tobacco, Nomura International and F&C Asset Management having been appointed to those roles in July 2010, November 2009 and June 2009 respectively. He spent 37 years with PricewaterhouseCoopers LLP and its predecessor firms in the UK in various roles including 8 years as Chairman and Senior Partner before retiring from the firm on 31 December 2008. He served as a member of the President’s committee of the CBI from 2000 until 2008 and in 2009/2010 served as a member of the advisory committee for the Chancellor of the Exchequer on competitiveness of the UK financial services sector. He is Chairman of the audit committee of the International Business Leaders Forum and a member of the Board of The Royal Automobile Club. He is a chartered accountant and holds BSc and ARCS degrees in physics from Imperial College London.

•	Rodrigo de Rato y Figaredo

Rodrigo de Rato y Figaredo, who is 61 years of age, was appointed Director of IAG on September 27, 2010. He has been a member of the Spanish Parliament and member of the Popular Party (PP) leadership for 25 years. Between 1985 and 2004, he was responsible for the economic alternative of PP. 1989-1996, spokesman of the PP parliamentary group. 1996-2004, Economic Vice-President of the Spanish Government (during this time he performed the duties of Governor of Spain on the Boards of Governors of the IMF, World Bank, Inter-American Development Bank, European Investment Bank, European Reconstruction and Development Bank and representative of Spain at the meeting of G7 Finance Ministers held during the Spanish EU Presidency in 2002). Former Chairman of the European Council of Ministers of Economy for the introduction of the euro (2002) and Managing Director of the International Monetary Fund (2004). Currently Chairman of the Board of Caja Madrid, Vice-Chairman of the Board of CECA, director of Mapfre and member of the Board of Trustees of the Teatro Real (Royal Theatre) in Madrid. He has been proprietary Director and Deputy Chairman of Iberia since 2010. Rodrigo de Rato y Figaredo holds a BA degree in Law from Madrid Complutense University, an MBA from University of California and is a Doctor in Economy from Madrid Complutense University.

•	Rafael Sánchez-Lozano Turmo

Rafael Sánchez-Lozano Turmo, who is 53 years of age, was appointed Director of IAG on May 25, 2010. Since 1980, he held several positions in Citibank, Manufacturers Hanover Trust and J.P. Morgan. Prior to joining Iberia he worked in Caja Madrid holding different positions in Corporate Risk, Industrial affiliates, Merger and Acquisitions, International Corporate Development and an executive position in Cibeles Caja Madrid. He was appointed board member of several subsidiaries of Caja Madrid. From December 2007 to July 2009 he was the representative of Valoración y Control on the Iberia board. In July 2009, he was appointed Chief Executive Officer of Iberia. On 11 December 2009, he was appointed a director of British Airways, following nomination by Iberia. Rafael Sánchez-Lozano has been awarded a BA in Law and a BA in Business Administration from ICADE.

•	John Snow

John Snow, who is 71 years of age, was appointed Director of IAG on September 27, 2010. John is president of JWS Associates LLC, a Richmond, Virginia-based consulting firm. Previously, John Snow served as the 73rd U.S. Secretary of the Treasury under President George W. Bush from February of 2003 to June of 2006. Prior to joining the Bush Administration, he served as Chairman, President and Chief Executive Officer of CSX Corporation, the global transportation company, for well over a decade. John served in several senior roles at the U.S. Department of Transportation under President Gerald Ford where he led the Administration’s efforts to deregulate the transportation industry. His public service also includes his appointment by President Clinton as Board Chairman of the organization established by Congress to oversee the air traffic control system in the United States of America. John currently serves on the Boards of Cerberus Capital Management LP where he is non-executive Chair, Marathon Oil Corporation, Verizon Communications and Amerigroup Corporation.

•	Keith Williams

Keith Williams, who is 54 years of age, was appointed Director of IAG on September 27, 2010. He has been the Chief Financial Officer of British Airways since January 2006. He joined British Airways in 1998 from Reckitt and Colman where he was head of tax. He became British Airways group treasurer and head of tax in 2000. After training in accountancy with Arthur Andersen in the early 1980s, he held a variety of senior management roles becoming treasurer for Apple Computer Europe, based in Paris between 1991 and 1996. He is a non-executive director of Transport for London and has been an executive director of British Airways since 2006 and a non-executive director of Iberia since December 2009. Keith Williams went to Liverpool University and graduated with a first class honours degree in History and Archaeology.

19.1.2	Senior Management

The following persons are “Senior Managers” of IAG (the “IAG Senior Managers”):

Name	Function
Robert Boyle	Group Revenue Synergies Officer
Enrique Dupuy De Lôme Chávarri	Group Chief Financial Officer
Ignacio de Torres Zabala	Group Cost Synergies Officer

The business address, for the purposes of company related business, of each IAG Senior Manager is International Consolidated Airlines Group, S.A., calle Velázquez 130, 28006, Madrid, Spain.

•	Robert Boyle

Robert Boyle, who is 46 years of age, will be the IAG Group Revenue Synergies Officer following the Merger. Mr Boyle held a range of senior management positions in British Airways Plc prior to his appointment to the management board of British Airways Plc as Director of Commercial Planning from June 2004. He held the role of Commercial Director from 2006 until his appointment to the role of Director Strategy & Business Units at the start of 2009. Mr Boyle is responsible for group strategy, planning and alliances and for the business units of Cargo, BA CityFlyer, OpenSkies, BA Holidays and the Mileage Company. He is also a trustee of the BA pension fund and chairman of its Investment Committee.

•	Enrique Dupuy De Lôme Chávarri

Enrique Dupuy De Lôme Chávarri, who is 53 years of age, will be the IAG Group’s Chief Financial Officer Group following the Merger. Mr Dupuy was appointed Chief Financial Officer of the Iberia Group in 1990, with responsibilities, over time, in the areas of finance, investment and procurement. Mr Dupuy will cease to be Iberia´s Chief Financial Officer on the occurrence of the Merger. Between September 2007 and September 2009, he was also in charge of Iberia’s Strategic Planning area. Since September 2009, he has been in charge of the Administration and Group Control areas. He is currently a member of the Board of Directors of Amadeus and the Chairman of Iberia Cards. He has been the Chairman of the IATA Financial Committee, of which he remains a member. Prior to joining Iberia as CFO, he was head of subsidiaries at Enadimsa (Grupo INI) between 1982 and 1985, and Head of Finance and Deputy Director of Financial Resources at INI (Instituto Nacional de Industria) and Teneo financial group between 1985 and 1989. He has a degree in Mining Engineering from Universidad Politécnica de Madrid, a Master’s Degree in Economics and Business Administration from IESE (Barcelona) and a Master’s Degree in European Studies from CEU (Madrid).

•	Ignacio de Torres Zabala

Ignacio de Torres Zabala, who is 53 years of age, will be the IAG Group Cost Synergies Officer following the Merger. He has been Finance and Administration Manager at Iberia since September 2009. He previously held the positions of Finance Manager (1996-2009) and Head of International Financing. He is currently the Board member representing Iberia at Iberia Cards and Hangesa. Prior to his career at Iberia, he held various positions in the Teneo financial group (1988-1994) and at Credit Lyonnais Madrid and Paris in the Corporate Banking division and in the distribution of cash products. He has a degree in Economics and Business Studies from Universidad Complutense de Madrid.

19.1.3	Details of companies and partnerships of which IAG Directors and IAG Senior Managers have been members of the administrative, management or supervisory bodies, or direct shareholders or indirect shareholders (provided that they have a control stake in the relevant company) or partners, at any time in the last five years, except for (i) merely equity or family companies; (ii) shareholdings in listed companies that are not significant holdings and (iii) any others of no relevance for the purposes of the activity of the Company

Name	Current positions in the British Airways Group or in the Iberia Group	Current directorships/ partnerships	Former directorships/ partnerships	Direct/Indirect shareholdings
Willie Walsh	Chief Executive of British Airways	IATA (Governor)	Fyffes plc (an Irish fruit and fresh produce company)	None

Antonio Vázquez Romero	Chairman of Iberia	Telefónica Internacional	Altadis S.A. Logista S.A. Aldeasa S.A.	None

Martin Broughton	Chairman of British Airways	Liverpool Football Club (Chairman)	British Horseracing Board (Chairman) Confederation of British Industry (President)	None

Willie Walsh	Chief Executive of British Airways	IATA (Governor)	Fyffes plc (an Irish fruit and fresh produce company)	None

Rafael Sánchez-Lozano Turmo	Chief Executive of Iberia	None	City National Bancshares City National Bank of Florida CM Florida Holdings Grupo Su Casita	None

Keith Williams	Chief Financial Officer of British Airways	Transport for London Iberia	None	None

Cesar Alierta Izuel	None	Telefonica (Chairman) China Unicom (Director) Telecom Italia (Director)	Telefónica O2 Europe plc (Director) Altadis, S.A. (Director)	None

Patrick Cescau	None	Tesco Plc (Director) Pearson Plc (Director) INSEAD (Director)	Unilever (Chief Executive)	None

José Manuel Fernandez Norniella	Director of Iberia (others external)	Caja Madrid (Vice Chairman) Altae Banco (representing Caja Madrid) Telvent (Director) Telesp (Director)	Endesa Chilectra (Chile) Endesa Internacional	None

Baroness Kingsmill	Non-executive Director of British Airways	KornFerry International (Director) Horizon (Director)	None	None

Jim Lawrence	Non-executive Director of British Airways	Rothschild North America (Chief Executive)	Unilever (Chief Financial Officer and Director) General Mills (Vice President & CFO) Avnet Inc. (Independent Board Member) Physicians Formula (Director)	None

Jose Pedro Perez Llorca	Independent Director of Iberia	None	None	None

Kieran Poynter	None	British American Tobacco (Director) Nomura International (Director) F&C Asset Management (Director)	PricewaterhouseCoopers LLP (Chairman)	None

Name	Current positions in the British Airways Group or in the Iberia Group	Current directorships/ partnerships	Former directorships/ partnerships	Direct/Indirect shareholdings
Rodrigo de Rato y Figaredo	Proprietary Director of Iberia

Caja Madrid (Chairman)

CECA (Vice-Chairman)

Corporación Financiera Caja Madrid, S.A. (Chairman)

Caja Madrid Cibeles, S.A. (Chairman)

Altae Banco, S.A. (Chairman)

Fundación Caja Madrid (Chairman)

Mapfre (Director)

			None	None
John Snow	None

Cerberus Capital Managements, LP

Marathon Oil Corporation

Verizon Communication

Amerigroup Corporation

JWS Associates, LLC

Deutsche Bank (Member of the Client Advisory Board)

Fosum International (Board Advisor)

			None	100% JWS Associates, LLC
Robert Boyle	Director Strategy and Business Units at British Airways	None	None	None
Enrique Dupuy De Lôme	Chief Financial Officer of Iberia	Amadeus (Director) Iberia Cards (Chairman)	None	None
Ignacio de Torres Zabala	Finance and Administration Manager at Iberia	Iberia Cards (Director) Hangesa (Director)	None	None

In accordance with the information provided to the Company, none of the IAG Directors and IAG Senior Managers have any previous convictions in relation to fraudulent offences, nor have they been associated with any bankruptcies, receiverships or liquidations, or any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies) nor have they ever been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer for the last five years.

There is no family relationship among the Directors of the IAG Board nor among the IAG Senior Managers or with the members of the IAG Board.

19.2	Conflicts of interest

Conflicts of interest are governed by the Board Regulations and individual’s employment contracts.

IAG will take particular care to maintain always all precautions required by the principles of good corporate governance in cases of actual or potential conflict of interest, and will safeguard the infringement of articles 224, 225, 226, 227, 228, 229, 230 and 232 of the Spanish Business Corporations Law.

As set forth in Section 7.6 of this Document and due to the listing of the IAG Shares on the Premium Segment of the Official List, where IAG proposes to enter into a transaction or arrangement with a related party or any of the related party’s subsidiary undertakings or a transaction between IAG and any other person the purpose and effect of which is to benefit a related party, it must first publish an explanatory circular to its shareholders and obtain the approval of its shareholders in accordance with Chapter 11 of the UK Listing Rules. A related party can include both directors and substantial shareholders of the Company or any of its subsidiary undertakings, as well as their associates. The related party may not vote on the relevant shareholder resolution. The term “related party” is defined in Chapter 11 of the UK Listing Rules.

As at the date of registration of this Document, IAG is not aware of any conflict of interest in relation to any IAG Director or IAG Senior Manager as regards their duties to IAG or any company of IAG Group, and their private interests of any kind or of any activities carried out for their own account or for another that are similar or supplementary to those making up the corporate purpose of IAG.

19.3	Restrictions on the disposal or acquisition of IAG Directors’ holdings

19.3.1	IAG

It is intended that IAG will operate a shareholding guideline to help align the interests of executives and shareholders. It is expected that IAG executives will be expected to retain no fewer than 50 per cent. of the shares (net of tax and employee social security contributions) which vest from the IAG Deferred Bonus Plan (‘DBP’) and the IAG Performance Share Plan (‘PSP’) until they have a personal shareholding equivalent to 100 per cent. of base annual salary. Further details on the IAG DBP the IAG PSP are set out in section 22 of the Registration Document.

19.3.2	British Airways

British Airways operates a shareholding guideline to further align the interests of executives and shareholders. British Airways executives are expected to retain no fewer than 50 per cent. of the shares (net of tax) which vest from the Deferred Share Plan and Performance Share Plan of British Airways until they have a personal shareholding equivalent to 100 per cent. of base salary. Further details on the Deferred Share Plan and the Performance Share Plan of British Airways are set out in section 22.3 of this document.

19.3.3	Iberia

Not applicable.

20.	REMUNERATION AND BENEFITS

20.1	Amount of compensation paid (including contingent or deferred fees) and in-kind benefits given by IAG and its subsidiaries to IAG Directors and IAG Senior Managers for services of all kinds provided by them to IAG or its subsidiaries

20.1.1	Remuneration paid to IAG Directors and Senior Managers

As at the date of this document, IAG has not paid any remuneration to IAG Directors

The executive remuneration framework for IAG’s most senior executives will generally comprise the following elements:

•	Base salary

•	Annual bonus

•	Participation in long-term incentive schemes (DBP and PSP)

•	Pension (or cash in lieu of pension) and other standard benefits in kind

Total remuneration for the Executive Directors and Senior Managers of IAG will be broadly competitive with the market median and also take into account each individual’s role, skills and contribution. IAG’s primary comparator group is the FTSE 26 to 100, with a secondary reference to global airline companies.

For the annual bonus and DBP performance will be measured against both IAG’s corporate financial performance and each role’s specific objectives, with more weight on the former than the latter. Role-specific objectives may be financial or non-financial. The maximum bonus opportunity will be capped at twice target.

Executive Directors of IAG

Willie Walsh

The IAG Group Chief Executive, Willie Walsh, will have a base salary of £825,000 per annum. His on target annual bonus opportunity will be 100 per cent. of base salary and his maximum annual bonus opportunity will be 200 per cent. of base salary. 50 per cent. of the value of any annual bonus will be deferred and awarded in shares after 3 years under the Deferred Bonus Plan, described in section 22.2 of this Document. In the period ended 31 December 2011 an award of Performance Share rights will be made under the Performance Share Plan with a face value of 200 per cent. of base salary. The Performance Share Plan is described in section 22.2 of this Document.

Keith Williams

The Chief Executive Officer of British Airways, Keith Williams, will have a base salary of £630,000 per annum. His on target annual bonus opportunity will be 75 per cent. of base salary and his maximum annual bonus opportunity will be 150 per cent. of base salary. 50 per cent. of the value of any annual bonus will be deferred and awarded in shares after 3 years under the Deferred Bonus Plan, described in section 22.2 of the this Document. In the period ended 31 December 2011 an award of Performance Share rights will be made under the Performance Share Plan with a face value of 150 per cent. of base salary. The Performance Share Plan is described in section 22.2 of this Document.

Rafael Sanchez-Lozano Turmo

The Chief Executive Officer of Iberia, Rafael Sanchez-Lozano Turmo, will have a base salary of €632,000 per annum. His on target annual bonus opportunity will be 75 per cent. of base salary and his maximum annual bonus opportunity will be 150 per cent. of base salary. 50 per cent. of the value of any annual bonus will be deferred and awarded in shares after 3 years under the Deferred Bonus Plan, described in section 22.2 of this Document. In the period ended 31 December 2011 an award of Performance Share rights will be made under the Performance Share Plan with a face value of 150 per cent of base salary. The Performance Share Plan is described in section 22.2 of this Document.

Considering the conditions of his existing service contract with Iberia (described in section 21.2.3 of this Document), Rafael Sánchez-Lozano Turmo will continue to be entitled to his lump-sum retirement benefit in an amount of €1,168,000 equal to four times his current base salary in Iberia less the notice period amount under his new service contract. The fund balance under the insurance policy covering such benefit will be topped up to such amount, through the payment just before or upon the Merger of the corresponding additional single premium. The fund balance under the policy (including accrued interest) will be paid to Rafael Sánchez-Lozano Turmo upon exit from the Company for any reason.

Senior Managers of IAG

Enrique Dupuy De Lome Chávarri

The Chief Financial Officer, Enrique Dupuy De Lome Chávarri, will have a base salary of £480,000 per annum. His on target annual bonus opportunity will be 60 per cent. of base salary and his maximum annual bonus opportunity will be 120 per cent. of base salary. 50 per cent. of the value of any annual bonus will be deferred and awarded in shares after 3 years under the Deferred Bonus Plan, described in section 22.2 of this Document. In the period ended 31 December 2011 an award of Performance Share rights will be made under the Performance Share Plan with a face value of 120 per cent. of base salary. The Performance Share Plan is described in section 22.2 of this Document.

Robert Boyle

The Revenue Synergies Officer, Robert Boyle, will have a base salary of £410,000 per annum. His on target annual bonus opportunity will be 60 per cent. of base salary and his maximum annual bonus opportunity will be 120 per cent. of base salary. 50 per cent. of the value of any annual bonus will be deferred and awarded in shares after 3 years under the Deferred Bonus Plan, described in section 22.2 of this Document. In the period ended 31 December 2011 an award of Performance Share rights will be made under the Performance Share Plan with a face value of 120 per cent. of base salary. The Performance Share Plan is described in section 22.2 of this Document.

Ignacio de Torres Zabala

The Cost Synergies Officer, Ignacio de Torres Zabala, will have a base salary of £410,000 per annum. His on target annual bonus opportunity will be 60 per cent. of base salary and his maximum annual bonus opportunity will be 120 per cent. of base salary. 50 per cent. of the value of any annual bonus will be deferred and awarded in shares after 3 years under the Deferred Bonus Plan, described in section 22.2 of this Document. In the period ended 31 December 2011 an award of Performance Share rights will be made under the Performance Share Plan with a face value of 120 per cent. of base salary. The Performance Share Plan is described in section 22.2 of this Document.

IAG Chairman and Deputy Chairman

The Non-Executive Chairman, Antonio Vazquez Romero, will also be the Chairman of the Board of Iberia Opco. His remuneration will be a fixed fee at a gross annual amount of €645,000. An additional fixed fee of €235,000 gross is established for year 2011 to meet the needs of his position during the integration of the IAG Group after the Merger. Said additional fixed fee shall be reviewed on a yearly basis for succesive years.

Considering the conditions of his existing service contract with Iberia (described in section 21.2.3 of this Document), Antonio Vázquez Romero will continue to be entitled to his lump-sum retirement benefit in an amount of €2,800,000 equal to four times his current base salary in Iberia. The fund balance under the insurance policy covering such benefit will be topped up to such amount, through the payment just before or upon the Merger of the corresponding additional single premium. The fund balance under the policy (including accrued interest) will be paid to Antonio Vázquez Romero upon exit from the Company for any reason.

The Non-Executive Deputy Chairman, Martin Broughton, will also be Chairman of British Airways. His remuneration will be a fixed fee at a gross annual amount of €350,000. An additional fixed fee of €175,000 gross is established for year 2011 to meet the needs of his position during the integration of the IAG Group after the Merger. Said additional fixed fee shall be reviewed on a yearly basis for succesive years.

Other Non-Executive Directors

All other Non-Executive Directors will be paid an annual fixed fee of €120,000 (circa £103,000). Non-executive directors who also hold the post of Chairman of any of the Board committees shall receive an additional gross annual fee of €20,000 (c.£17,000).

In addition, Non-Executive Directors (including the Chairman and Deputy Chairman of the Board of Directors) shall be entitled to use air tickets of the airlines of the IAG Group or related to the IAG Group for a total annual gross amount of €500,000 (or its exchange value in any other currency) for all of them. Until IAG has established its own policy, board members may choose between the ticket policy of either British Airways or Iberia.

Other benefits

IAG may pay the reasonable travel, hotel and incidental expenses of each Director and Senior Manager, incurred in attending and returning from general meetings, meetings of the Directors or Committees or any other meetings which, as a Director or Senior Manager he is entitled to attend. IAG will pay all other expenses properly and reasonably incurred by each Director or Senior Manager in connection with IAG’s business, or in the performance of his duties as a Director or employee.

IAG’s Executive Directors and Senior Managers will also benefit from either the BA or Iberia travel concession policy.

IAG will meet the expenses of relocation for those IAG Executive Directors and Senior Managers who are required to relocate from Madrid to London in order to take up their roles in IAG.

Past compensation paid to IAG Directors:

In the year ended 31 March 2010 and the 3 month period ended 30 June 2010, six IAG’s Directors received remuneration from British Airways as follows:

Item	FY 2010/09 (£thousand)	3 month period ended 30 June 2010 (£thousand)
Remuneration paid by British Airways group
Statutory fee	92	22.50
Fee per diems for attendance at BA board or committee meetings	nil	nil
Wages and salaries.
Fixed Compensation	1,461	396
Variable compensation	167	nil
Other remuneration	nil	nil

Total	1,720	418

In the year ended 31 December 2009 and the 6 month period ended 30 June 2010, six IAG’s Directors received remuneration from Iberia as follows (including the salaries of executive directors):

Form of compensation	FY 2009 (€thousand)	Six months ended 30 June 2010 (€thousand)
Compensation paid by Iberia group
Bylaw stipulated compensation	195	187
Per diems for attendance at Iberia board or committee meetings	228	150
Other (tickets)	31	28
Wages and salaries
Fixed compensation	550	575
Variable compensation	N/A	216
Compensation in kind	3	9

TOTAL	1,007	1,165

In the financial year ended 31 March 2010 and the 3 month period ended 30 June 2010 British Airways Directors received remuneration from British Airways as follows (including the salaries of executive directors):

Item	FY 2010/09 (£thousand)	3 month period ended 30 June 2010 (£thousand)
Remuneration paid by BA group
Statutory fee	292	70
Fee per diems for attendance at BA board or committee meetings	nil	nil
Wages and salaries
Fixed Compensation	1,462	396
Variable compensation	167	nil
Other remuneration	Nil	nil

Total	1,921	466

The Board of British Airways is formed by 10 directors (2 executive directors).

In the financial year ended 31 December 2009 and the six month period ended 30 June 2010 Iberia Directors received remuneration from Iberia as follows (including the salaries of executive directors):

Form of compensation	FY 2009* (€thousand)	Six months ended 30 June 2010 (€thousand)
Compensation paid by Iberia group
Bylaw stipulated compensation	783	395
Per diems for attendance at Iberia board or committee meetings	783	320
Other (tickets)	111	48
Wages and salaries
Fixed compensation	918	575
Variable compensation	463	216
Compensation in kind	10	9

TOTAL	3,068	1,563

*	Includes the compensation paid to the former chairman of Iberia who stood down on 9 July 2009. The current chairman and chief executive took up their current posts on 9 July 2009.

The Board of Iberia is made up of 13 directors (2 executive directors).

The provisions of IAG’S Bylaws dealing with the remuneration of IAG Directors are the following:

The IAG Directors shall receive a fixed fee, annual or periodic, and variable remuneration in kind.

The global and annual remuneration for the entire IAG Board and for the above items shall be the amount determined for such purpose by the Shareholders’ Meeting, although the IAG Board may reduce this amount in the financial years as it sees fit. The IAG Board shall be responsible for the distribution of such amount among the Directors in the manner, at the time and in the proportion it freely determines, and the remuneration may differ according to (i) the characteristics of each IAG Director or category of IAG Director, (ii) the functions and responsibilities allocated to the IAG Board and its Committees and (iii) the restrictions provided for in IAG´s Bylaws or in the Board of Directors Regulations of IAG in relation to the remuneration received as member of the board of directors of other companies in the IAG Group, with the IAG Board also being responsible for determining the frequency and manner of payment of the fee. An IAG Director may not be paid twice as directors if he belongs to the board of directors of one or more other companies in the IAG Group.

Without prejudice to the aforementioned remuneration, the remuneration of executive IAG Board members may also consist of the delivery of shares or stock options or amounts linked to the share value.

Additionally, IAG Directors shall be entitled to the payment or reimbursement of any reasonable expenses they may properly incur as a result of attending meetings and any other tasks directly relating to the discharge of their office as directors, such as travel, accommodation, meal and any other expenses that they may incur.

Independently of the remuneration described above, any IAG Board members that discharge executive or advisory functions other than those of oversight and collective decision inherent in their role as IAG Board members, regardless of the nature of their relationship with IAG, shall be entitled to receive the remuneration, labour-related or professional, fixed or variable, in cash or in kind, which, pursuant to a resolution by the IAG Board, corresponds to such functions, including participation in any incentive systems which may be established in general for the senior management of IAG.

IAG will reimburse the expenses borne by directors and will reimburse the expenses borne by any of the IAG Directors and will indemnify any director or former director of IAG or of any associated company against any loss, liability or damage that they may incur as a consequence of their actions carried out in his capacity as a director, except for those costs, losses and damages which he may incur as a consequence of a breach of his legal and fiduciary duties vis-à-vis IAG.

IAG may arrange liability insurance for the benefit of any director or former director of IAG or of any associated company on customary and reasonable terms in light of the circumstances of IAG.

Once they have vacated office, any regime of rights established by the Shareholders’ Meeting in relation to air tickets of airlines investees or subsidiaries of the Company and with which the Company (or its investees or subsidiaries) has agreements in this connection shall apply to Board members.

20.1.2	Paid remuneration to Senior Managers

As at the date of this document, IAG has not paid any remuneration to IAG Senior Managers.

In the financial year ended 31 March 2010 and the 3 month period ended 30 June 2010 IAG Senior Managers (excluding IAG executive Directors) who are currently British Airways senior managers (which is Robert Boyle) received remuneration from British Airways as follows:

Item	FY 2010/09 (£)thousand	3 month period ended 30 June 2010 (£thousand)
Statutory fee	nil	nil
Fee per diems for attendance at BA board or committee meetings	nil	nil
Wages and salaries.
Fixed Compensation	343	92
Variable compensation	108	nil
Other remuneration	nil	nil

Total	451	92

In the financial year ended 31 December 2009 and the 6 month period ended 30 June 2010 IAG Senior Managers (excluding IAG executive Directors) who are currently Iberia senior managers, meaning Ignacio de Torres and Enrique Dupuy de Lome, received remuneration from Iberia as follows:

Form of compensation	FY 2009 (€thousand)	Six months ended 30 June 2010 (€thousand)
Wages and salaries paid by Iberia Group
Fixed compensation	395	198
Variable compensation	109	89
Compensation in kind	18	10

TOTAL	522	296

This information relates to compensation paid to Ignacio de Torres and Enrique Dupuy de Lome in their capacity as senior management of Iberia during the year ended 31 December 2009.

In the financial year ended 31 March 2010 and the 3 month period ended 30 June 2010 British Airways senior managers (excluding British Airways executive Directors) received remuneration from British Airways as follows:

Item	FY 2010/09 (£thousand)	3 month period ended 30 June 2010 (£thousand)
Wages and salaries.
Fixed Compensation	1,780	467
Variable compensation	525	nil
Other remuneration	nil	nil

Total	2,305	467

This information relates to compensation paid to six British Airways senior managers.

The remuneration of Iberia’s senior managers, excluding those who are also Directors, for the year ended 31 December 2009 and the six-month period ended 30 June 2010 is as follows:

Form of compensation	FY 2009 (€thousand)	Six months ended 30 June 2010 (€thousand)
Wages and salaries
Fixed compensation	2,395	1,040
Variable compensation	691	478
Compensation in kind	126	52
Severance payments	1,468	—

TOTAL	4,680	1,570

Iberia’s senior management team comprises 10 executives.

20.2	Total amounts set aside or accrued by IAG or its subsidiaries (British Airways and Iberia) to provide pension, retirement or similar benefits

20.2.1	Pension arrangements for IAG Directors and IAG Senior Managers set aside or accrued by IAG.

IAG executive Directors and Senior Managers will receive a pension plan contribution in an amount equal to 25 per cent. of base salary.

20.2.2	Pension arrangements for IAG Directors in their capacity as British Airways directors set aside or accrued by British Airways as at 31 March 2010 and 30 June 2010

Keith Williams pension arrangements (defined benefit schemes1).

Name	Accumulated accrued benefits as at 31 March 2010 (£)	Accumulated accrued benefits as at 30 June 2010 (£)
1. Keith Williams	105,950	107,730

As at the date of this document Keith Williams is a member of both the NAPS and an unfunded retirement scheme (which is essentially, a promise by British Airways to pay any amount due to Keith Williams on retirement that has not been paid under NAPS, such amount being unfunded over the years leading up to retirement) which, under the terms of his service contract, will provide a total retirement benefit at age 60 equivalent to 1/56th of pensionable pay for each year

[1]	A defined benefit scheme calculates the pension which is payable to members at a certain date by reference to their length of service in the pension scheme and their salary at, or near, the time of their retirement (or earlier leaving the pension scheme). The employee will received a fix amount and the employer will fund the difference, if any, between the value of the assets on pension plan and the amount to be received by the employee. British Airways makes contribution to the overall plan rather than contributing on an employee by employee basis.

of service up to 31 March 2007. For service after 1 April 2007 taking both schemes together, he is entitled to 1/60th of pensionable pay for each year of service, payable at age 65. In line with other NAPS members, Keith Williams is entitled to buy back to 1/56th payable at age 60 should he so elect by making voluntary additional contributions to the schemes, which, in respect of service after 1 April 2007, allows him to increase his pensionable pay and forward the date on which the pension is paid.

Willie Walsh pension arrangements (defined contribution1).

Willie Walsh is a member of BARP, a defined contribution scheme and British Airways paid contributions during the financial year ended 31 March 2010 and the 3 months ended 30 June 2010 as follows:

Name	Accumulated contributions as at 31 March 2010 (£)	Contributions in FY 2010/2009 (£)	Accumulated contributions as at 30 June 2010 (£)	Contributions during the three months period ended 30 June 2010 (£)
Willie Walsh	411,542	92,242	434,694	23,152

20.2.3	Pension arrangements of IAG Senior Managers in their capacity as British Airways employees as at 31 March 2010 and 30 June 2010

Name	Accumulated accrued benefits as at 31 March 2010 (£)	Accumulated accrued benefits as at 30 June 2010 (£)
Robert Boyle	108,056	109,483

As at the date of this document, Robert Boyle is a member of both NAPS and an unfunded retirement scheme, which, under the terms of his service contract, will provide a total retirement benefit at age 60 equivalent to 1/56th of pensionable pay for each year of service up to 31 March 2007. For service after 1 April 2007 taking both schemes together, he is entitled to 1/60th of pensionable pay for each year of service, payable at age 65. In line with other NAPS members, Robert Boyle is entitled to buy back to 1/56th payable at age 60 should he so elect by making voluntary additional contributions to the schemes, which, in respect of service after 1 April 2007, allows him to increase his pensionable pay and forward the date on which the pension is paid.

British Airways have not agreed any life insurance or any additional pensions benefits for IAG Senior Managers.

[1]	A defined contribution scheme, on the other hand, does not promise any particular amount of pension to the employee. It operates by means of defined contributions (defined by reference to the salary of the employee) from the employer and, normally, the employee being paid into an account within the scheme. The contributions attributable to that account are invested. The amount of money credited to the account for a member on his retirement is then used to purchase a pension.

20.2.4	Pension and retirements benefits arrangements of British Airways for its employees

British Airways has pension obligations under pensions schemes for its employees. There are three main pension arrangements for British Airways’ UK employees: two defined benefit schemes (the Airways Pension Scheme (APS) and the New Airlines Pension Scheme (NAPS)), which are closed to new members, and an open defined contribution scheme (the British Airways Retirement Plan (BARP).

APS and NAPS were closed to new joiners in 1984 and 2003 respectively and offer benefits in relation to a formula based on salary and length or service and a defined contribution scheme, the British Airways Retirement Plan (BARP) into which the company and members contribute a fixed percentage each month. As at 31 March 2010, the APS scheme had approximately 30,355 members. NAPS as at 31 March 2010 had approximately 68,524 members. Staff joining since April 2003 have joined BARP, a defined contribution scheme with approximately 7,100 members as at 31 March 2010.

Actuarial valuations of APS and NAPS are carried out triennially by the trustee. The last valuations of APS and NAPS were dated 31 March 2009 and completed in June 2010.

As at the 31 March 2009 triennial actuarial valuation date the market value of the assets of APS was £5,925 million and of the assets of NAPS was £6,096 million.

Every three years, actuarial valuations of NAPS and APS are done. The last valuations of APS and NAPS were dated 31 March 2009 and completed in June 2010 (under the applicable regulations, companies have 15 months to agree a valuation with pensions trustees). The previous valuation of NAPS and PAS were done as of 31 March 2006. These valuations determine British Airways’ contributions to the schemes. At March 2009 the deficits (calculated with a discount in order to determinate the net present value) in the main schemes were £1 billion and £2.7 billion respectively.

Deficit contributions will total approximately £700 million for APS, up to 2023, and £4.300 million for NAPS, up to 2026. In the two years ended 31 March 2012 deficit contributions are expected to total £420 million and total employer contributions to APS and NAPS, including current service costs are expected to total £680 million.

In the three financial years ended 31 March 2010, British Airways contributions to the APS and NAPS schemes (broken down between pension service costs and deficit funding contributions) were as follows:

	Pensions service cost	Pensions deficit funding

FY 2008/07	£190 million	£748 million	*

FY 2009/08	£143 million	£182 million

FY 2010/09	£115 million	£239 million

*	Including a one-off contribution of £610 million

Total contributions to APS and NAPS will increase annually in line with inflation expectations averaging 3 per cent. per annum each year until the deficit payments end.

As at 31 March 2010, the total liabilities of NAPS (aggregate employee benefits) (calculated in accordance with IAS 19) was £9,969 million. As at 31 March 2010, the total liabilities of APS (calculated in accordance with IAS 19) was £6,247 million. As at 31 March 2010, the total liabilities of other defined benefit schems (calculated in accordance with IAS 19) was £610 million.

In addition, it was agreed between British Airways and the trustees of the schemes that if British Airways’ cash balance at 31 March each year exceeds £1.8 billion, additional payments to the schemes will be triggered. British Airways has also agreed limtations to the dividends payments. For further information on British Airways pension plans, please see section 14.1.13 of this Document.

20.2.5	Pension arrangements for IAG Directors in their capacity as Iberia directors set aside or accrued by Iberia as at 31 December 2009

As at the date of this document, no IAG Directors in their capacity as Iberia directors have any pension arrangements with Iberia.

20.2.6	Pension arrangements of IAG Senior Managers in their capacity as Iberia employees as at 31 December 2009 and 30 June 2010

Name	Accumulated accrued benefits as at 31 December 2009 (€)	Contribution on FY 2009 (€)	Accumulated accrued benefits as at 30 June 2010 (€)	Contributions during the six months period ended 30 June 2010 (€)
Enrique Dupuy De Lôme	102,656	19,180	121,836	19,180
Ignacio de Torres Zabala	61,239	4,851	66,090	4,851

As at the date of this document, the IAG Senior Managers mentioned in this section 20.2.6 are members of a collective arrangement with Iberia. Iberia’s contribution is around 4 per cent. to 7 per cent. of the relevant IAG Senior Managers’ annual remuneration. The Senior Managers have the option to contribute up to 50 per cent. of the their Senior Managers’ incentives.

The contributions are recoverable at the age of 65 or if the relevant Senior Managers have been granted a disablement pension from Spanish National Social Security.

The relevant Senior Managers will recover all amounts contributed to the pension plan plus any profitability achieved by the pension plan.

At 31 December 2009 Iberia had life insurance contracts for these Senior Managers with an accumulated capital of €1,169,672.77. The premium to be paid in this fiscal year will be €1,014,397 for the savings premium and €27,948 for the risk premium.

In addition, Iberia has a general life insurance for these Senior Managers. It is a risk insurance (not accumulated) and in the last year €3,534 has been paid for both Senior Directors, having a total accumulated capital of €650,000 each.

Iberia has a defined contribution plan (Montepío de Previsión Social Loreto) under which Iberia has not legal or effective obligation to make additional payments to those already defined. The Montepío de Previsión Social Loreto has as its fundamental purpose to pay retirement pensions to its members (who include the employees of Iberia) as well as other welfare benefits in certain circumstances (death and permanent occupational disability).

Pursuant to the collective bargaining agreements in force, Iberia contributes, together with its employees, the regulatory amounts established therein (defined contributions). In accordance with the bylaws of Montepío, the economic liability of Iberia is limited to the payment of such amounts as may be established by regulations.

In 2007, 2008 and 2009 Iberia’s contributions in this connection were 22, 22 and 24 million euros, respectively.

21.	MANAGEMENT PRACTICES

21.1	Date of expiration of the current term of office of IAG Directors, if applicable, and the period during which such IAG Directors have served in that office

IAG Board holds office as detailed below:

Name	Date of appointment
Antonio Vázquez Romero	25 May 2010
Martin Broughton	25 May 2010
William Walsh	25 May 2010
César Alierta Izuel	27 September 2010
Patrick Cescau	27 September 2010
José Manuel Fernández Norniella	27 September 2010
Baroness Denise Kingsmill	27 September 2010
James Lawrence	27 September 2010
José Pérez-Llorca	27 September 2010
Kieran Poynter	27 September 2010
Rodrigo de Rato y Figaredo	27 September 2010
Rafael Sánchez-Lozano Turmo	25 May 2010
John Snow	27 September 2010
Keith Williams	27 September 2010

IAG’s Sole Shareholder, that will approve the IAG Merger on November 2010, will also approve the re-election of all directors for a 4-year period as from the Merger Effective Date.

Notwithstanding the above, the Board Regulations contain a sole transitional provision which establishes that certain directors will resign and stand for re-election in accordance with an agreed following calendar, without prejudice to the ability of the shareholders’ meeting to remove such persons as IAG Board members at any moment according to applicable law. Said calendar is as follows:

(i)	Martin Broughton, Patrick Cescau, José Manuel Fernández Norniella and John Snow shall stand for re-election at the ordinary Shareholders’ Meeting to be held in 2013.

(ii)	William Walsh, César Alierta Izuel, Denise Kingsmill, José Pérez-Llorca Rodrigo, Kieran Poynter and Rafael Sánchez-Lozano Turmo shall stand for re-election at the ordinary Shareholders’ Meeting to be held in 2014.

(iii)	Antonio Vázquez Romero, James Arthur Lawrence, Rodrigo de Rato y Figaredo and Keith Williams shall stand for re-election at the ordinary Shareholders’ Meeting to be held in 2015.

Once the IAG Merger is implemented and the Directors are re-appointed, as from the Merger Effective Date, for a term of four years, the term of the Directors under the IAG Bylaws will be changed to three years. Consequently the aforementioned directors, if re-elected, as well as any new directors, will be appointed for a term of three years.

21.2	Information about service contracts between IAG directors or senior managers and IAG or any of its subsidiaries (British Airways and Iberia) providing for benefits upon termination of employment, or an appropriate negative statement

The Remuneration Committee of the IAG Board will be responsible for proposing, implementing and overseeing the compensation policies and programmes for IAG, including whether executive IAG Directors’ service contracts with IAG or any of its subsidiaries provide for benefits upon termination of employment.

21.2.1	Service contracts with IAG

IAG executives (executive Directors and Senior Managers) have not yet entered into service contracts with IAG. The following is a description of the expected terms of those contracts.

There are no express provisions in executive´s service contracts with IAG for compensation payable upon termination of those contracts, other than for payments in lieu of notice. The period of notice required from the executive is 26 weeks; the period of notice required from IAG is 52 weeks. Where IAG makes a payment in lieu of notice a lump sum in lieu of the first 26 weeks’ basic salary is payable within 28 days of the date of termination of employment. A payment in respect of basic salary for the second 26 week period only becomes payable if, in IAG’s reasonable opinion, the executive has taken reasonable steps to find alternative paid work and then only in six monthly instalments. IAG may reduce the sum payable in respect of any month by any amount earned by the executive (including salary and benefits) referable to work done in that month.

In the event of an executive’s redundancy, compensation (whether in respect of a statutory redundancy payment or a payment in lieu of notice or damages for loss of office) is capped at an amount equal to 52 weeks’ basic salary.

IAG may terminate an executive´s service contract with immediate effect and without compensation on a number of grounds including where the Director is incapacitated for 130 days in any 12 month period, becomes bankrupt, fails to perform his duties to a reasonable standard, acts dishonestly, is guilty of misconduct or persistent breach of his duties, brings IAG into disrepute, is convicted of a criminal offence, is disqualified as a director, refuses to agree to the transfer of his service contract where there is a transfer of the business in which he is working or ceases to be eligible to work in the UK (as applicable).

Enrique Dupuy de Lôme´s service contract will include a longer notice period for a limited period. The notice period will be 36 months in the first year and 24 months in the second year, reducing linearly to 12 months from the beginning of the third year.

21.2.2	Current service contracts with British Airways

Name	Notice to be Given	Date of Service Contract
Willie Walsh	Terminable on 12 months’ notice by either the executive director or British Airways	8 March 2005
Keith Williams	Terminable on 12 months’ notice by either the executive director or British Airways	1 January 2006
Robert Boyle	Terminable on 12 months’ notice by either the senior manager or British Airways	9 October 2006

During the last two years and in a process which is ongoing, British Airways is re-issuing new service contracts for its senior managers and its executive directors. For executive directors, their contracts include an express provision for compensation payable upon termination of those contracts. There are no other provisions for compensation on termination. In the event of termination, British Airways acts in accordance with both the contractual and statutory requirements applicable under English law, including acting fairly in all circumstances. Executive director’s contracts with British Airways include a pay in lieu of notice provision of six months basic salary and benefits (pension contributions, health care benefits, etc) (lump sum) and are subject to mitigation provisions during the second six months of the notice period, during which British Airways must pay in monthly instalments basic salary and benefits to the executive director, reduced by any amounts earned during the relevant period by that director. The contracts do not provide for compensation to be paid in the event of a change of control of British Airways. The contracts do contain non-compete clauses, which take after termination of those contracts.

21.2.3	Current service contracts with Iberia

As for Executive Directors of Iberia, on 9 January 2002, the Board of Directors of Iberia, at the proposal of the Appointments and Remuneration Committee, approved an indemnity for certain cases of employment termination (including discretionary termination by the company, for reaching certain age or in the event of transfer of undertaking or substantial change in the ownership of the company) of up to a maximum of two and a half years’ fixed compensation. Furthermore, Iberia’s Board also approved compensation in exchange for non-compete clauses vis-à-vis Iberia following termination of the executive relationship with the carrier which amounts to a year and a half’s fixed compensation (for more information see section 20.1.1 of this document).

As for Senior Managers there is not specific compensation in case of dismissal, that those established by the applicable law

In addition, as compensation for the post-employment non-compete clause, the dismissed manager will be paid one years’ worth of the sum of the basic and performance-based pay received during the 12 months prior to the dismissal. This amount must be repaid by the dismissed manager in the event of breach of the non-compete agreement.

These amounts are covered by an insurance policy; the cost of the related premium is taken to the income statement on an annual basis. This scheme extends to current Executive Directors.

21.3	Information about IAG’s Audit Committee, Nominations Committee, Remuneration Committee and Safety Committee, including the names of committee members and a summary of the terms of reference under which the committee operates

The description of the IAG’s Bylaws and internal regulations of IAG included in this section reflects the internal regulations that will be in force as at the implementation of the IAG Merger. Such documents are available for inspection as specified in section 26 of this document.

Pursuant to the IAG’s Bylaws, the IAG Board will operate with four committees. The operation of the committees is described in IAG’s Bylaws and the Board regulation of IAG. The committees are:

•	the Audit and Compliance Committee;

•	the Nominations Committee;

•	the Remuneration Committee; and

•	the Safety Committee.

IAG’s committees membership are as set forth in the table below:

Name	Audit and Compliance Committee	Nomination Committee	Remuneration Committee	Security Committee
Antonio Vázquez Romero	-	-	-	Member
Martin Broughton	-	-	-	Member
Willie Walsh	-	-	-	Chairman
César Alierta Izuel	-	Member	Chairman	-
Patrick Jean Pierre Cescau	Member	-	-	-
José Manuel Fernández Norniella	-	Member	Member	-

Name	Audit and Compliance Committee	Nomination Committee	Remuneration Committee	Security Committee
Baronesa Denise Patricia Kingsmill	-	Member	Member	-
James Arthur Lawrence	Member	-	-	-
José Pedro Pérez-Llorca	Member	-	-	-
Kieran Charles Poynter	Chairman	-	-	Member
John Snow	-	Chairman	Member	-

21.3.1	Audit and Compliance Committee

The composition, competences and operating rules of the Audit and Compliance Committee of IAG are regulated in article 45 IAG’s Bylaws and article 23 of the Board of Directors Regulations of IAG. The Audit and Compliance Committee was created by a resolution of the IAG Board at a meeting held on 27 September 2010.

The Audit and Compliance Committee shall be made up of no less than three and no more than five non-executive directors appointed by the IAG Board, with the dedication, capacity and experience necessary to carry out their function. At least two of the members of the Audit and Compliance Committee shall be independent directors. At least one member shall have recent and relevant financial experience.

The IAG Board shall designate an Audit and Compliance Committee Chairman from among the independent IAG Board members of the Committee, who must be replaced at least every four years and may stand for re-election one year after vacating office. The Board Secretary or his nominee shall act as secretary to the Audit and Compliance Committee.

The Audit and Compliance Committee will be responsible for assisting the IAG Board in fulfilling its oversight responsibilities. Without prejudice to the other tasks assigned to it by applicable law, IAG’s Bylaws or the IAG Board, the Audit and Compliance Committee shall have the following powers to report, advise and propose:

•	to inform the Shareholders’ Meeting on questions raised by shareholders regarding matters under its competence;

•

to supervise the effectiveness of the internal control of IAG, the internal auditing, as the case may be, and the risk management systems, and to discuss with the auditors or audit firms any significant weaknesses in the internal control systems detected in the course of the audit;

•	to supervise the process for the preparation and presentation of regulated financial information;

•

to make proposals to the Board of Directors, for submission to the Shareholders’ Meeting, regarding the appointment of auditors or audit firms, as envisaged by applicable law, and, as the case may be, the terms of its engagement, the scope of its professional mandate and the revocation or renewal of its appointment. To oversee compliance with the audit agreement, ensuring that opinions concerning the annual accounts and principal content of the audit report are drafted in a clear and precise manner;

•

to establish the appropriate relationships with the auditors or audit firms in order to receive information on matters which may jeopardize the independence of the auditors, for its examination by the Audit and Compliance Committee, and on any other matters relating to the audit process, as well as any other communications provided for in the audit legislation and audit regulations. In all cases, written confirmation of their independence vis-à-vis the entity or entities directly or indirectly related thereto must be received annually from the auditors or audit firms, as well as information on the additional services of any kind provided to these entities by the aforementioned auditors or audit firms, or by persons or entities related to them pursuant to the provisions of Spanish Audit Law 19/1988, of July 12, 1988;

•

to issue on annual basis, prior to the issue of the auditor’s report, a report expressing an opinion on the independence of the auditors or audit firms. This report must also give an opinion regarding the provision of the additional services referred to in the preceding paragraph.

•

to serve as a channel for communication between the IAG Board and the auditors, to assess the results of each audit and the response by the management team to their recommendations, and to mediate in the event of disputes between the auditors and the management team in relation to the principles and methods used in preparing the annual accounts;

•

to review IAG’s accounts, monitor compliance with legal requirements and the correct application of generally accepted accounting principles and to review significant financial reporting judgements in IAG’s accounts;

•

to monitor the functioning of the internal financial control manuals and procedures adopted by IAG, to verify compliance with them and review the designation and replacement of the persons responsible for them;

•

to assess the level of compliance with the IAG’s Bylaws, the Board of Directors Regulations of IAG and the Internal Code of Conduct in matters relating to the securities market and, in general, with IAG’s rules on governance and to make the necessary proposals for improvement. In particular, the Audit and Compliance Committee shall be responsible for receiving information and, as the case may be, issuing reports on the disciplinary measures to be applied to senior executives of IAG;

•

to ensure the independence and efficiency of the internal audit function; to receive periodic information on its activities; and to check that senior management takes the conclusions and recommendations contained in its reports into account;

•	to periodically review the internal control and risk management systems to ensure that the principal risks are adequately identified, managed and made known;

•	to know IAG’s financial reporting process and internal control systems;

•

to consider suggestions from the Audit and Compliance Committee Chairman, IAG Board members, senior executives or shareholders and to report and make proposals to the IAG Board on the measures it deems appropriate in the audit activity and any others assigned to it, as well as with regard to compliance with legislation on market reporting and transparency and accuracy of the same;

•	to report on related transactions or transactions that entail or may entail a conflict of interest.

The Audit and Compliance Committee shall meet whenever convened by its Chairman, at his own initiative, or at the request of two or more of its members and at least once every three months and, in all cases, where the IAG Board requests the issue of reports, the presentation of proposals or the adoption of resolutions within the scope of its functions.

The Chairman of the Audit and Compliance Committee shall have the power to call Audit and Compliance Committee meetings and to establish the agenda. The Audit and Compliance Committee shall be validly convened without prior call when all of its members are present and unanimously agree to hold a meeting. The call notice for ordinary meetings shall include the agenda, shall be served in writing at least seventy-two hours in advance of the meeting and shall be authorised by the signature of the Chairman of the Audit and Compliance Committee or the Board Secretary or whomsoever acts as such. Extraordinary meetings may be called by telephone and the above requirements shall not apply where the Chairman of the Audit and Compliance Committee deems that the circumstances justify it.

The Audit and Compliance Committee shall be validly convened where more than half of its members are present, in person or by proxy, and decisions shall be adopted by an absolute majority of the members present, in person or by proxy.

21.3.2	Nominations Committee

The composition, competences and operating rules of the Nominations Committee are regulated in article 24 of the Board of Directors Regulations of IAG. The Nominations Committee was created by a resolution of the IAG Board at the meeting held on 27 September 2010.

The Nominations Committee shall be made up of no less than three and no more than five non-executive directors appointed by the IAG Board, with the dedication, capacity and experience necessary to carry out their function. At least two of the members of the Nominations Committee shall be independent directors. The IAG Board shall designate a Nominations Committee Chairman from among the independent directors of the Nominations Committee. The Board Secretary or his or her nominee shall act as secretary to the Nominations Committee.

Without prejudice to the other tasks assigned to it by applicable law or the IAG Board, the Nominations Committee shall have the following duties to report, advise and propose:

•

to report on and review the criteria to be followed for the composition of the IAG Board and the selection of candidates, defining the necessary functions and skills and evaluating the time and dedication required to correctly perform its remit;

•

to submit to the IAG Board the proposed appointments of independent IAG Board members for their designation by cooption or, as the case may be, to submit the decision to the Shareholders’ Meeting, as well as proposals for the re-appointment or removal of such IAG Board members by the Shareholders’ Meeting;

•

to report on the proposals of the IAG Board for the appointment of the remaining IAG Board members for their designation by cooption or, as the case may be, to submit the decision to the Shareholders’ Meeting, as well as proposals for the re-appointment or removal of such IAG Board members by the Shareholders’ Meeting;

•	to report on the proposed designation of offices on the IAG Board and propose to the IAG Board the members that are to form each of the IAG Board Committees;

•	to put in place plans for the succession of IAG Board members, in particular, the succession of the Chairman and the Chief Executive;

•

to oversee and establish guidelines relating to the appointment, recruitment, career, promotion and dismissal of senior executives in order to ensure that IAG has the highly-skilled personnel required for its management;

•	to report to the IAG Board on the appointment and/or removal of the senior executives of IAG;

•

to ensure that, on appointment to the IAG Board, non-executive directors receive a formal letter of appointment setting out clearly what is expected of them in terms of time commitment, committee service and involvement outside IAG Board meetings;

•	to identify IAG Board members qualified to fill vacancies on any committee of the IAG Board (including the Nominations Committee); and

•	to exercise any other powers attributed to it by the IAG’s Bylaws, the Board of Directors Regulations of IAG or the IAG Board itself.

In identifying suitable candidates, the Nominations Committee will use open advertising or the services of external advisers to facilitate the search, consider candidates from a wide range of backgrounds, and consider candidates on merit and against objective criteria, taking care that appointees have sufficient time available to devote to the position.

The Nominations Committee shall meet whenever convened by its Chairman, at his own initiative, or at the request of two or more of its members and at least once every year and, in all cases, where the IAG Board requests the issue of reports, the presentation of proposals or the adoption of resolutions within the scope of its functions.

The Nominations Committee Chairman shall have the power to call Nominations Committee meetings and to establish the agenda. The Nominations Committee will be validly convened without prior call when all of its members are present and unanimously agree to hold a meeting. The call notice for ordinary meetings shall include the agenda, shall be served in writing at least seventy-two hours in advance of the meeting and shall be authorised by the signature of the Nominations Committee Chairman or the Board Secretary or whomsoever acts as such. Extraordinary meetings may be called by telephone and the above requirements shall not apply where the Chairman of the Nominations Committee deems that the circumstances justify it.

The Nominations Committee shall be validly convened where more than half of its members are present, in person or by proxy, and decisions shall be adopted by an absolute majority of its members present, in person or by proxy.

21.3.3	Remuneration Committee

The composition, competences and operating rules of the Remuneration Committee are regulated in article 25 of the Board of Directors Regulations of IAG. The Remuneration Committee was created by a resolution of the IAG Board at the meeting held on 27 September 2010.

The Remuneration Committee shall be made up of no less than three and no more than five non-executive directors appointed by the IAG Board, with the dedication, capacity and experience necessary to carry out their function. At least two of the members of the Remuneration Committee shall be independent directors. The IAG Board shall designate a Remuneration Committee Chairman from among the independent directors of the Remuneration Committee. The Chairman of the Board shall not be eligible to be appointed as Remuneration Committee Chairman. The Board Secretary or his or her nominee shall act as secretary to the Remuneration Committee.

Without prejudice to the other tasks assigned to it by applicable law or the IAG Board, the Remuneration Committee shall have the following powers to report, advise and propose:

•

to propose to the IAG Board the system and amount of the annual remuneration for IAG Board members, as well as the individual remuneration of the executive IAG Board members and the other terms of their contracts, pursuant in all cases to the provisions of the IAG’s Bylaws;

•	to report to the IAG Board on the potential indemnification that may be established in the event of the dismissal of senior executives;

•	to report to the IAG Board on the senior executive remuneration policy and the basic terms of their contracts;

•	to report on incentive plans and pension supplements;

•	to periodically review the remuneration programs, taking into account their suitability and performance;

•

to give due regard to the provisions of applicable good governance codes, applicable law or regulation and requirements imposed by any stock exchange on which IAG’s securities are listed when determining any compensation packages and arrangements;

•

to ensure that the disclosure requirements of the United Kingdom Listing Rules, any other applicable listing rules, applicable law or regulation and relevant stock exchanges are fulfilled, including the report on directors’ remuneration required to be included in IAG’s annual report and accounts. IAG’s annual report and accounts and corporate governance report will be required to include details of directors’ remuneration, including details on the remuneration committee, the board’s procedures relating to directors’ remuneration, the company’s policy on current and future directors’ remuneration (including details and explanations of performance criteria for long term incentive plans), details of each director’s remuneration in the preceding financial year (including details of share options) and on defined benefit pension schemes; and

•	to exercise any other powers attributed to it by the IAG’s Bylaws, the Board of Directors Regulations of IAG or the IAG Board itself.

No one other than the members of the Remuneration Committee is entitled to be present at any meeting of such committee. However, the Chairman of the Board and the Chief Executive will normally be invited to attend and speak at meetings of the Remuneration Committee. Others may only attend and speak with the Remuneration Committee’s consent.

No attendee shall participate in any discussion or decision on his own remuneration.

The Secretary of the Remuneration Committee shall minute the meetings of the Remuneration Committee and shall circulate the minutes to the IAG Board, provided that no conflict of interest arises.

The Remuneration Committee shall meet whenever convened by its Chairman, at his own initiative, or at the request of two or more of its members and at least once every year and, in all cases, where the IAG Board requests the issue of reports, the presentation of proposals or the adoption of resolutions within the scope of its functions

The Remuneration Committee Chairman shall have the power to call Remuneration Committee meetings and to establish the agenda. The Remuneration Committee will be validly convened without prior call when all of the members are present and unanimously agree to hold a meeting. The call notice for ordinary meetings shall include the agenda, shall be served in writing at least seventy-two hours in advance of the meeting and shall be authorised by the signature of the Remuneration Committee Chairman or the Board Secretary or whomsoever acts as such. Extraordinary meetings may be called by telephone and the above requirements shall not apply where the Remuneration Committee Chairman deems that the circumstances justify it.

The Remuneration Committee shall be validly convened where more than half of its members are present, in person or by proxy, and decisions shall be adopted by an absolute majority of its members present, in person or by proxy.

21.3.4	Safety Committee

The composition, competences and operating rules of the Safety Committee are regulated in article 26 of the Board of Directors Regulations of IAG. The Safety Committee was created by a resolution of the IAG Board at the meeting held on 19 October 2010.

The Safety Committee shall be made up of no less three and no more than five directors appointed by the IAG Board, with the dedication, capacity and experience necessary to carry out their function. The IAG Board shall designate a Safety Committee Chairman from among the directors of the Safety Committee.

The main duty of the Safety Committee is the supervision and follow-up on the operations’ safety, mainly from the viewpoint of the planes’ reliability, planes’ and engines’ maintenance and crew performance as well as remaining personnel implied in flying operations.

Without prejudice to any other assignments, the Safety Committee will bear the following basic responsibilities:

•	to receive reports from the safety committees of operator investees or subsidiaries and to follow up on their activities;

•	to study IAG’s general policy as to flying safety systems;

•	to submit to the IAG Board any proposal to improve IAG’s systems in this area as well as to follow-up on the measures decided by the IAG Board as to safety in flights;

•	in general, to gather, study and release the data available on flying safety, as well as any studies on this matter considered as appropriate;

•	to keep under review the IAG Group’s compliance with applicable health and safety legislation; and

•	any other functions assigned by the IAG Board.

The Safety Committee Chairman shall have the power to call meetings of the Safety Committee and to establish the agenda. The Safety Committee meetings will be validly held without prior call when all of the members are present and unanimously agree to hold the meeting. The call notice for ordinary meetings shall include the agenda, shall be served in writing at least seventy-two hours in advance of the meeting and shall be authorised by the signature of the Safety Committee Chairman or the Board Secretary or whomsoever acts as such. Extraordinary meetings may be called by telephone and the above requirements shall not apply where the Safety Committee Chairman deems that the circumstances justify it.

The Safety Committee shall be validly convened where more than half of its members are present, in person or by proxy, and decisions shall be adopted by an absolute majority of its members present, in person or by proxy.

21.4	A statement as to whether or not IAG complies with Spanish corporate governance regime(s). In the event that IAG does not comply with such a regime, a statement to that effect must be included together with an explanation regarding why IAG does not comply with such regime

IAG, as a Spanish company, will be subject to applicable Spanish legislation, particularly, the Spanish Companies Law and the Spanish Securities Market Law.

IAG intends to comply with the provisions of the UK Corporate Governance Code published by the Financial Reporting Council in June 2010 (as amended from time to time), with the following exceptions: (i) provisions concerning annual re-election of directors (Iberia and British Airways have agreed that the re-election of directors will not be done on annual bases); (ii) provisions concerning independent membership of the Remuneration Committee (the UK Corporate Governance sets forth that all the members of such Committee shall be independent, which is not the case in IAG); (iii) provisions concerning independence of the Chairman upon appointment (as Antonio Vázquez is currently executive Chairman of Iberia); and (iv) provisions concerning directors´ exit arrangements (section 21.2.1 of this Document sets out certain arrangements with Antonio Vázquez Romero and Rafael Sánchez-Lozano Turmo in their exiting the Company, which does not comply with the recommendations of the UK Corporate Governance Code, where notice periods should be set at one year or less so as to limit any payment on exit). IAG will fully explain any areas of non-compliance in its annual report and accounts.

IAG intends to comply with the provisions of the Unified Code of Good Governance for Listed Companies.

Nevertheless, IAG does not comply with the recommendation regarding gender equality on the Board of Directors. Currently there is only one female director out of a total of fourteen. Nevertheless, IAG is careful to see to it that, in the selection and addition of members of the Board, there is no impediment or other circumstance interfering with the selection of women.

IAG believes that, notwithstanding the above exceptions, it will still maintain a robust governance structure.

IAG will state in its annual report and accounts how it applies the main principles in the UK Combined Code and the Spanish Unified Good Governance Code, and either to confirm that it complied with the detailed UK Combined Code provisions or, where it did not, to provide an explanation.

IAG will publish a corporate governance report on a yearly basis as required by the Spanish regulations. The annual report on corporate governance will be notified to the CNMV, accompanied by a copy of the report and will be available at the CNMV´s web page (www.cnmv.es).

IAG will also comply with the statement of principles relating to the non-application of preferential acquisition rights published by the United Kingdom Pre-Emption Group (as restated or replaced from time to time). Pre-emption Group Guidelines are Voluntary guidelines produced by representatives of listed companies, investment institutions and corporate finance practitioners. They relate to issues of equity securities for cash other than on a pro rata basis, setting out the extent to which disapplications of pre-emption rights are acceptable. In summary, a routine disapplication of pre-emption rights should, generally, be limited to 5 per cent. of ordinary share capital in any one year with a cumulative limit of 7.5 per cent. in any three year rolling period with a maximum discount of no more than 5 per cent. of the middle of the best bid and offer prices for the company’s shares immediately prior to the announcement of an issue or proposed issue of shares.

22.	EMPLOYEES

22.1	Number of employees and a breakdown of persons employed by main category of activity and by geographic location, if material

22.1.1	Employees of IAG

IAG has no employees as of the date of registration of this Registration Document.

22.1.2	Employees of British Airways

The average number of employees of British Airways in the financial years ended 31 March, 2010, 2009 and 2008 was:

Category	FY 2010/09	FY 2009/08	FY 2008/07	%. 10/09 vs. 09/08	%. 09/08 vs. 08/07
Senior executives:	20	22	23	(9.1%)	(4.3%)
Ground staff:	3,838	4,319	4,327	(11.1%)	(0.2%)
Managers and other line staff	3,251	3,582	3,675	(9.2%)	(2.5%)
Clerical staff	8,897	9,809	10,031	(9.3%)	(2.2%)
Aircraft maintenance technicians (Engineering)	2,679	2,910	3,020	(7.9%)	(3.6%)
Other (including overseas staff, graduates)	6,065	6,531	6,615	(7.1%)	(1.3%)
Flight staff:
Technical crew	3,287	3,355	3,209	(2%)	4.5%
Cabin crew	13,457	14,459	14,240	(6.9%)	1.5%

TOTAL	41,494	44,987	45,140	(7.76%)	(0.3%)

Temporary staff	165	565	341	(70.8%)	65%

The geographic distribution of the average employee headcount in the years ended 31 March 2010, 2009 and 2008, and in the 3-month period ended 30 June 2010 was as follows:

Country	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09-09/08	% Change 09/08-08/07	At 30 June 2010
UK	35,920	39,137	39,193	(8.2%)	(0.14%)	34,826
EU	1,011	1,084	1,233	(6.73%)	(12.08%)	801
Non-EU	4,563	4,766	4,714	(4.26%)	1.1%	4,403

TOTAL	41,494	44,987	45,140	(7.76%)	(0.33%)	40,030

For information on British Airways’ employee cost please see section 14 of this Document.

22.1.3	Employees of Iberia

The average number of employees of Iberia in the years ended 31 December 2009, 2008 and 2007 by the Iberia was as follows:

Category	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07
Senior executives:	10	10	10	0.0%	0.0%
Ground staff:
Managers and other line staff	1,145	1,121	1,118	2.1%	0.3%
Clerical staff	5,394	5,694	6,095	(5.3%)	(6.6%)
Ancillary services	4,697	5,104	5,495	(8.0%)	(7.1%)
Aircraft maintenance technicians	2,930	2,875	2,895	1.9%	(0.7%)
Other	1,160	1,207	1,264	(3.9%)	(4.5%)
Flight staff:
Technical crew	1,590	1,644	1,707	(3.3%)	(3.7%)
Cabin crew	3,745	3,923	3,931	(4.5%)	(0.2%)

TOTAL	20,671	21,578	22,515	(4.2%)	(4.2%)

Temporary staff	1,076	1,466	1,900	(26.6%)	(22.8%)

The geographical distribution of the average number of persons employed over the course of the years ended 31 December 2009, 2008 and 2007 by the Iberia was as follows:

Country	FY 2010/09	FY 2009/08	FY 2008/07	% Change 10/09-09/08	% Change 09/08-08/07	Six months ended 30 June 2010
Spanish	19,823	20,706	21,618	(4.26%)	(4.22%)	19,001
EU	296	312	346	(5.13%)	(9.83%)	307
Non-EU	552	560	551	(1.43%)	1.63%	536

TOTAL	20,671	21,578	22,515	(4.20%)	(4.16%)	19,844

For information on Iberia’s employee cost please see section 15 of this Document.

22.2	Shareholdings and stock options of IAG Directors and IAG Senior Managers

IAG sole-shareholder has approved the establishment of one or more remuneration plans linked to the shares of IAG and aimed at the employees and/or executives (including the Executive Directors) of IAG and the IAG Group, authorising the Board of Directors, with express powers of further delegation, to implement, develop, formalize and execute such plans. According to said authorisation, each of the plans may consist of the grant, outright or subject to conditions, including conditions subsequent, of options to purchase or subscribe shares, rights to the proceeds from share revaluations, rights to receive free shares or a combination of the above, which will allow the beneficiaries to acquire or subscribe IAG shares at their market value on the grant date or on the vesting date, with a discount or premium with respect to said prices, or to receive equivalent economic compensation in cash (cash settlement), or to receive shares free of charge, on the terms and conditions established in each plan.

Said authorisation shall allow the grant of awards up to 31 December 2012. The awards will have a maximum vesting period of 3 years from the grant date. Regarding options and similar instruments, the awards may only be exercised to the extent they have vested and will lapse at the latest ten years from the grant date.

The maximum number of ordinary IAG shares, each with a par value of 0.50 euros, that may be allocated as a whole to all of the plans established within the scope of this authorisation shall be 45,000,000 IAG ordinary shares (that represents 2.43 per cent of the share capital of IAG, based upon British Airways’ and Iberia’s share capital as at 30 September 2010), of which up to a maximum of 5,100,000 IAG ordinary shares (that represents 0.27 per cent of the share capital of IAG, based upon British Airways’ and Iberia’s share capital as at 30 September 2010) may be allocated to executive directors. Should some or all of these last-mentioned shares not be allocated to the executive directors, they may be allocated to the other beneficiaries.

Following the said sole shareholder resolution, the board of directors of IAG has adopted 2 employee share plans, the principal terms of which are summarised below:

•	The IAG Performance Share Plan;

•	The IAG Deferred Bonus Plan ;

It is not the intention that all-employee share plans will be adopted initially, although IAG may consider implementing all-employee share plans in the future.

Set out below is a summary of each of the two referred share plans.

Performance Share Plan

The Board has approved the IAG Performance Share Plan.

It is a discretionary plan and the participants are expected to be executive Directors of IAG, members of the Management Committee and other executives of the IAG Group selected at the discretion of the Remuneration Committee (the “Committee”).

It is expected that annual awards of performance shares will be made and the performance period will be three years. Awards made to executive Directors of IAG will (and others may) be subject to the satisfaction of performance conditions set by the Committee which will determine how much (if any) of the award will vest. The performance condition for an award made to an executive director of IAG will be tested over at least three financial years, starting with that in which the award is made. The Committee may, in exceptional circumstances, change a performance condition if anything happens which causes it reasonably to consider it appropriate, provided that the revised condition is considered challenging, fair and reasonable

For the first year, it is intended that vesting of 70 per cent. of the shares under each award will be contingent on IAG’s relative total shareholders´ return (TSR) performance against a group of international airlines. No shares will vest if IAG’s TSR performance is below the median of the group; 25% vesting for TSR performance at median and 100% vesting at or above upper quartile performance. Vesting between median and upper quartile performance will be on a ‘straight line’ basis. The remaining 30% of the shares under award will be contingent on IAG’s achievement of integration or synergy milestones.

The Committee will have discretion to modify vesting of awards (up or down) to ensure vesting of performance shares is aligned with IAG’s underlying performance.

Share awards may be delivered in the form of nil cost options, contingent shares and forfeitable shares.

•	Administration

The Board of Directors of IAG and the Committee will be responsible for determining awards under and administering the PSP. All significant decisions in relation to awards made to executive Directors of IAG will be made by the Board of Directors or the Remuneration Committee.

•	Grant of awards

Awards may be granted in the six weeks following Admission and, after that, in the six weeks following the announcement by IAG of its results for any period, or following a change in the legislation relating to share plans or where there are circumstances considered by the Committee to be exceptional. Awards may also be granted outside these periods in connection with the lifting of restrictions on the grant of awards under the terms of the UK Model Code for transactions in securities by directors.

Under the Model Code, generally speaking, a company can only grant share options or awards to senior executives during certain permitted periods (being the periods after the announcement of results as described above and at times where there does not exist inside information in relation to the company). Under the Model Code, the award by a company of share options or awards to senior executives is permitted outside these permitted periods in certain circumstance, for instance, if the terms of the employees’ share scheme set out the timing of the award or grant and such terms have either previously been approved by shareholders (or summarised to them) or if the timing of the award or grant is in accordance with the timing of previous awards or grants under the scheme and (i) the terms of the employees’ share scheme set out the amount or value of the award or grant or the basis on which the amount or value of the award or grant is calculated and do not allow the exercise of discretion and (ii) the failure to make the award or grant would be likely to indicate that the company is in a “prohibited period” (i.e. a period when there exists inside information in relation to the company). For more information see section 7.6 of this document.

No awards may be granted later than ten years after Admission. The current shareholders´ authority granted to the Board allows the grant of awards up to 31 December 2012.

An award may take the form of:

•	an option to acquire IAG shares for market value at the time of grant or for free or nominal consideration;

•	a conditional right to free IAG shares; or

•	forfeitable IAG shares (that is, shares which are issued or transferred to the participant on grant on the basis that they must be given back to the extent the award lapses).

Awards may be granted over newly issued shares, treasury shares and shares purchased in the market.

An option can only be exercised to the extent it has vested and will lapse, at the latest, 10 years after the date of grant.

Awards under the PSP will not be pensionable. Awards are not transferable (other than on death). No payment will be required for the grant of an award.

•	Individual limits

The value of awards granted to any one person in respect of any financial year must not exceed 300% of his or her annual basic salary. For these purposes, the ‘value’ of a conditional right to shares or forfeitable shares is the value of the shares subject to the award on the award date. For options, the ‘value’ is the fair value of the award on the award date determined under an option pricing model.

This limit may be exceeded if the Committee determines that exceptional circumstances make it desirable.

•	Dilution limits

In any 10-year period, the aggregate number of new issue shares allocated under the PSP, when added to the number of new issue shares allocated under:

•	all other employee share plans operated by the IAG Group (i.e., share plans applicable for any group of employees), must not exceed 10%;

•	all other discretionary employee share plans (i.e., where eligibility is generally determined on a selective basis) adopted by the IAG Group, must not exceed 5%,

of the issued ordinary share capital of IAG from time to time.

While it remains good governance practice to do so, treasury shares will be treated as newly issued for the purposes of these limits.

•	Clawback

The Committee may decide that an award will lapse or otherwise be adjusted if there is any material fraud, breach of law or regulation, or any misstatement of results on the part of the participant or the business in which he works or in any other circumstances if the Committee considers it to be in the interests of shareholders.

•	Leaving employment

A participant’s unvested awards will normally lapse if he leaves employment with the IAG Group.

However, if he or she leaves more than 12 months after grant because of:

•	death

•	ill-health, injury or disability

•	retirement,

•	sale of his employer

•	redundancy, or

•	for any other reason at the Committee’s discretion

The award will continue in effect and vest on the normal date in accordance with any performance condition. The number of shares in respect of which it vests will be reduced to reflect the fact that the participant left early.

The Committee may decide that if the participant leaves for one of the reasons mentioned above his award will vest on leaving. It will only vest to the extent that the Committee considers that any performance condition has been satisfied to the date of leaving and the number of shares will be reduced to reflect the fact that he left early.

The options of a participant who has left for one of the reasons mentioned above will lapse six months (or 12 months in the case of death) after vesting.

•	Dividends

An award may entitle the participant to the value of dividends or re-invested dividends that would have accrued on the number of IAG Shares in respect of which it vests up to the date of vesting (or exercise in the case of an option). This may be paid in IAG Shares or in cash.

•	Change of control and demergers

In the event of a change of control of IAG, awards will vest to the extent any performance condition is satisfied to the date of the event and on a time pro rated basis. The Committee may allow or require awards to be exchanged for equivalent awards over shares in the company which obtains control.

If there is a demerger, special dividend or other transaction which the Committee considers will affect the current or future value of an award, it may allow it to vest to the extent that any performance condition is satisfied.

•	Rights issues, etc.

Awards may be adjusted if there is a variation in the share capital of IAG such as a rights or bonus issue, or if IAG implements a demerger or a special dividend.

IAG Deferred Bonus Plan

Under the DBP, all executive Directors, Senior Managers and other participants selected by the Committee will be required to take a percentage of their bonus set by the Committee in the form of an award under the plan instead of cash. Executive Directors and Senior Managers annual bonus will be delivered 50% in cash and 50% in deferred shares.

These shares will vest after three years subject only to continuing service. Dividends on deferred shares will be re-invested in shares during the deferral period and released to the extent that the shares vest.

The number of shares subject to each deferred share award will be the number which has a market value at around the time of grant equal to the percentage of the annual bonus to be taken in the form of deferred shares.

The rules of the DBP will be broadly similar to those of the PSP, except in the following respects:

•	Types of award

If options ar granted, they will have a nil or nominal exercise price and will lapse five years after grant, at the latest, unless another date is set by the Board of Directors.

•	Performance conditions

Awards under the Deferred Bonus Plan need not be subject to performance conditions.

•	Individual limits

The maximum amount which can be received in the form of an award in respect of a financial year is 50% of the participant’s bonus for that year.

•	Leaving employment

Vesting of awards cannot be accelerated where a person leaves employment, apart from at the discretion of the Remuneration Committee. Awards to participants will continue in effect and will vest in full on the normal date or dates.

22.3	Description of any arrangements of British Airways for involving the employees in the capital of British Airways

British Airways currently has the following remuneration plans based on shares in that company (the “BA Share Plans”):

•	British Airways Plc Long Term Incentive Plan 1996

•	British Airways Share Option Plan 1999

•	British Airways Deferred Share Plan 2005

•	British Airways Performance Share Plan 2005

British Airways will ensure that the options and awards held by participants in the BA Share Plans (other than the LTIP) are automatically exchanged for options and rights, of equivalent value and in the same terms, to acquire IAG Shares, all in accordance with the regulations of the relevant BA Share Plans.

All options granted under the LTIP are already exercisable and will remain exercisable for a period of three months following the Scheme Effective Date. Optionholders under the LTIP will also be offered the opportunity to exchange their options for new rights of equivalent value and on the same terms to acquire IAG Shares.

Any exercise or vesting of such options will be satisfied, directly or indirectly, through the transfer of existing IAG Shares, either to be held by BA Employee Benefits Trust (Jersey) Limited (as the trustee of the British Airways employee benefit trust) or acquired in the market. The cost of acquiring such shares will be borne by, or recharged to, British Airways (as applicable).

As at 30 September 2010, BA Employee Benefits Trust (Jersey) Limited held 1,063,392 British Airways Ordinary Shares. The BA Employee Benefits Trust (Jersey) Limited will receive IAG Shares in accordance with the Merger Ratio.

In aggregate, as at 30 September 2010, there are a total of 30,219,468 options/awards outstanding under the BA Share Plans.

Assuming that all of the exercisable options as at 30 September 2010 under the BA Share Plans are actually exercised a maximum of 7,950,880 shares with a nominal value of 25 pence each would be issued.

British Airways does not intend to grant further options under the BA Share Plans.

As of 30 September 2010 the BA Share Plans have 3,858 beneficiaries.

British Airways Long Term Incentive Plan (“LTIP”)

The LTIP is a share scheme run by the British Airways board of directors or a duly authorised committee thereof and was open to all executive directors and employees of British Airways or any member of the British Airways group who are not within three years of their retirement date. British Airways does not intend to grant any further options under the LTIP.

There are a total of 678,351 options outstanding under the LTIP as at 30 September 2010. British Airways does not intend to grant further options under the LTIP.

All options granted under the LTIP are already exercisable and will remain exercisable for a period of 3 months following the Scheme Effective Date. Optionholders under the LTIP will also be offered the opportunity to exchange their options for new rights of equivalent value and on the same terms to acquire IAG Shares.

The vested LTIP awards are subject to a performance condition that British Airways’ Total Share Return (“TSR”) performance relative to the constituents of the FTSE 100 was median or above. Upon vesting of the LTIP awards, British Airways’ remuneration committee considered that the underlying financial performance of British Airways was satisfactory and participants were granted nil-cost options in accordance with the rules of the scheme. Options are exercisable for seven years from the date of vesting of the relevant LTIP award. No payment is due upon the exercise of these options.

British Airways Share Option Plan 1999 (“SOP”)

Any employee of the British Airways Group was eligible to participate in the SOP at the discretion of the Remuneration Committee. There are a total of 7,844,497 options outstanding under the SOP as at 30 September 2010. All options under the SOP are fully exercisable and are not subject to any conditions to exercise. British Airways does not intend to grant further options under the SOP.

The plan was closed after the final grant in the financial year ended 31 March 2006. The plan provided for the grant of options to acquire ordinary shares in British Airways or British Airways’ American Depositary Shares at an option price not less than the market value of the shares on the date of grant. No payment was due upon the initial grant of options.

As at 30 September 2010 the following IAG Directors and IAG Senior Managers held options to purchase ordinary shares in British Airways granted under the British Airways Share Option Plan 1999.

Name	Date of grant	Number of options at 30 September 2010	Exercise price	Expiry date	Percentage of issued share capital %
Keith Williams	26 June 2001	38,940	321p	26 June 2011	0.003%
	1 July 2002	91,160	181p	1 July 2012	0.007%
	25 June 2003	114,649	157p	25 June 2013	0.009%
	25 June 2004	72,480	262p	25 June 2014	0.006%
	23 June 2005	69,927	276p	23 June 2015	0.006%

Total		387,156			0.033%

Robert Boyle	25 June 2004	78,244	262p	25 June 2014	0.006%
	23 June 2005	74,275	276p	23 June 2015	0.006%

Total		152,519			0.013%

Percentage of issued share capital if the options had been exercised as at 30 September 2010

**	British Airways´closing share price on 30 September 2010 was 242.8 p.

The performance conditions in relation to all the options listed in the table have been satisfied, therefore all options have vested accordingly.

British Airways Performance Share Plan 2005 (“PSP”)

All employees of the British Airways Group are eligible to participate in the PSP at the discretion of the Remuneration Committee. There are a total of 16,074,706 awards outstanding under the PSP as at 30 September 2010. British Airways does not intend to grant further options under the PSP.

PSP awards are subject to performance conditions. In each case, the performance conditions will be measured over a single three-year performance period, which begins on April 1 prior to the award date. For awards granted during the financial years ended 31 March 2009 and 31 March 2010, 100 per cent. of the award is based on TSR (Total Shareholder Return) performance (TSR measures the financial benefits of holding a company’s shares and is determined by share price performance along with any dividends which are paid).

None of the shares that are subject to the TSR performance condition will vest unless British Airways’ TSR performance is at the median (50th percentile) of the airline comparator group. If median performance is achieved, 25 per cent of the shares relating to TSR vest. There is then a sliding scale at the top of which all of the shares relating to TSR vest in full if British Airways’ TSR performance is at or above the upper quintile (top 20 per cent) of the comparator group. The comparator group of airlines used in the awards from 2006 to 2009 includes American Airlines, SAS, EasyJet, US Airways, Iberia, Qantas Airways, Lufthansa, Air France, Cathay Pacific Airways, Singapore Airlines, Continental Airlines and Ryanair.

The award granted in 2006 was tested at the end of 2008/09. As a result, none of the shares vested as neither performance conditions were met. The exercise of this rights is for free once vested.

The 2007 PSP award was tested at the end of 2009/10. As a result, none of the shares vested - neither performance condition was met.

The 2008, 2009 and 2010 awards are yet to be tested.

As at 30 September 2010 the following IAG Directors and Senior Managers hold conditional awards over ordinary shares in British Airways granted under the LTIP and the PSP. The LTIP operated from 1996 to 2004 and was replaced by the PSP in 2005 following shareholder approval at the annual general meeting of British Airways held in July 2005.

Name	Plan	Date of Award	Awards made during FY 2010/09	Number of awards as at 30 September 2010	Percentage of issued share capital as 30 September 2010**
Willie Walsh*
	PSP	19 August 2008	—	430,664	0.037%
	PSP	17 September 2010	469,148	469,148	0.040%

Total			469,148	899,812	0.077%

Keith Williams	LTIP	9 June 2003	—	46,631	0.004%
	LTIP	16 June 2004	—	22,141	0.001%
	PSP	19 August 2008	—	257,813	0.022%
	PSP	19 March 2010	325,123	325,123	0.028%
	PSP	17 September 2010	280,851	280,851	0.024%

Total			605,974	932,559	0.030%

Robert Boyle
	PSP	19 August 2008	—	138,672	0.012%
	PSP	19 March 2010	174,877	174,877	0.015%
	PSP	17 September 2010	151,063	151,063	0.013%

Total			325,940	464,612	0.040%

*	In light of British Airways’ circumstances Willie Walsh felt it appropriate to refuse his 2009 PSP award which would have been made on 19 March 2010.
**	Percentage of issued share capital if the options had vested or been exercised as 30 September 2010.

British Airways Deferred Share Plan 2005 (“DSP”)

Any employee of a member of the British Airways Group was eligible to participate in the plan at the discretion of the Remuneration Committee. There are a total of 5,621,914 awards outstanding under the DSP as at 30 September 2010. British Airways does not intend to grant further options under the DSP.

The DSP is a mechanism for delivering the deferred element of an employee’s annual bonus.

The grant of a DSP award is not subject to performance conditions. The only condition is the requirement to remain within British Airways’ employment.

Other than on retirement or redundancy, the shares will be subject to forfeiture if the executive leaves during the three year deferral period. On vesting at the end of the 3 year deferral period executives will receive the shares and the benefit of any dividends paid over the deferred period.

As at 30 September 2010 following IAG Directors and IAG Senior Managers held conditional awards over ordinary shares of British Airways granted under the DSP:

Name	Relates to bonus earned in respect of performance in financial year	Date of award	Number of awards as at FY 2010/09(1)	Awards made since FY 2010/09(2)	Number of awards as at 30 September 2010	Percentage of issued share capital at 30 September 2010*
Keith Williams
	2008/07	19 August 2008	26,100	—	26,100	0.002
	2009/10	17 September 2010		70,999	70,999	0.006

Total					97,099	0.008

Robert Boyle
	2008/07	19 August 2008	15,318	—	15,318	0.001
	2009/10	17 September 2010		45,817	45,817	0.003

Total					61,135	0.005

*	Percentage of issued share capital if the options had vested as at 30 September 2010
(1)	This shows the aggregate of the deferred shares held as at 31 March 2010.
(2)	This shows the awards made since 31 March 2010.

22.4	British Airways Shares

As at 30 September 2010, the following IAG Directors and IAG Senior Managers hold British Airways ordinary shares and British Airways Convertible Bonds due 2014:

Name	Number of BA Ordinary Shares held as at 30 September 2010		Percentage of issued share capital as at 30 September 2010 (1,153,689,440 BA Ordinary Shares)	Number of BA Convertible Bonds due 2014 held at 30 September 2010
Martin Broughton	69,090		0.0059%	2	**
Willie Walsh	150,078		0.013%	0
Keith Williams	33,016		0.0028%	0
Robert Boyle	75,723		0.0066%	0
Baroness Kingsmill	2000		0.0001%	0
Jim Lawrence	50,000	*	0.0043%	0

TOTAL	379,907		0.033%	2

*	Held as BA ADSs (one BA ADS equals five BA Ordinary Shares).
**	Martin Broughton holds an aggregate principal amount of £200,000 of the Convertible Bonds.

22.5	Iberia Shares

As at 30 September 2010, the following IAG Directors and IAG Senior Managers hold Iberia shares. The table below depicts, as of the date of this document, the shares held directly and indirectly in Iberia by IAG Directors and IAG Senior Managers:

Name	Shares in Iberia at 30 September 2010
	Direct	Indirect	Total	%
Antonio Vázquez Romero	502,000	—	502,000	0.052670
Rafael Sánchez-Lozano Turmo	101,000	—	101,000	0.010597
Keith Williams	1,000	—	1,000	0.000105
Rodrigo de Rato y Figaredo	400	—	400	0.000042
José Manuel Fernández Norniella	800	—	800	0.000084
José Pedro Pérez-Llorca Rodrigo	400	—	400	0.000042

Total	605,600	—	605,600	0.06354

22.6	Major Shareholders

22.6.1	British Airways

So far as is known to British Airways, the following persons are, directly or indirectly, interested in three per cent. or more of the issued ordinary share capital of British Airways as at 30 September 2010.

Name of Shareholder	Shareholding	Percentage of holding	Direct %	Indirect %
Iberia Líneas Aéreas de Espana SA	115,077,695	9.975	9.975	—
Standard Life plc	84,696,009	7.34	4.88	2.46
Lloyds Banking Group plc	69,213,837	5,999	0.847	5.153
AXA Investments	55,878,960	4.85	0.75	4.10
INVESCO plc (an independent investment management company)	49,613,646	4.30	—	4.30
Legal & General Group Plc	45,927,271	3.98	3.98	—
Black Rock Advisors	132,185,660	11.46	0.89	10.57
Janus Capital Management LLC	82,433,679	7.15	7.15	—
AEGON UK Group (providers of pensions, investments and protection)	34,813,980	3.02	2.77	0.24
TIAA-CREF Investment Management (financial services company)	34,782,496	3.01	3.01	—
Total major shareholders	704,623,233	61.08	34.15	27.07
Total Directors and senior managers	580,798	0.05	0.05	—
Other shareholders	448,485,409	38.87%	—	—
Treasury stock	—	—	—	—

Total	1,153,689,440	100%	—	—

22.6.2	Iberia

So far as is known to Iberia, the major shareholders of Iberia and their percentage of ownership in the capital as at 30 September 2010 the latest practicable date prior to publication of this document are as follows:

Name of shareholder	Shareholding	Ownership interest	Direct %	Indirect %
Caja de Ahorros y Monte de Piedad de Madrid (Caja Madrid)	219,098,519	22.99%	22.99%	0.00%
British Airways	125,321,425	13.15%	0.00%	13.15%
Sociedad Estatal de Participaciones Industriales (SEPI)	49,212,526	5.16%	5.16%	—
El Corte Inglés S. A.	30,587,215	3.21%	3.21%	—
Deutsche Bank, A.G.	34,364,907	3.61%	3.61%	—
Total major shareholders	458,584,592	48,11%	34,97%	13.15%
Directors and senior managers	613,252	0.06%	—
Other shareholders (free float)	446,007,581	48.89%
Treasury shares	27,897,583	2,927%	—

Total Iberia shares outstanding	953,103,008		—

22.6.3	IAG

The only shareholder of IAG as at 30 September 2010 was Latorre & Asociados Consultoria, S.L., which owns 100 per cent. of the share capital of IAG. Latorre & Asociados Consultoria, S.L., will cease to own an interest following completion of the Merger. However, those shareholders of British Airways and Iberia referred to in sections 22.6.2.1 and 22.6.2.2 of this document shall, following implementation of the Merger and assuming they do not dispose of their shares, become shareholders in IAG in accordance with the Merger Ratio, assuming that British Airways and Iberia capital stock do not change from the capital set forth in this section 22 and taking into account amortization of Iberia’s treasury stock and the Cross Holding Transactions.

Name	Shareholding	Percentage of Holding
AXA Investments	55,878,960	3.01%
Black Rock Advisors	132,185,660	7.13%
Caja de Ahorros y Monte de Piedad de Madrid	223,590,038	12.05%
Janus Capital Management LLC	82,433,679	4.45%
Lloyds Banking Group plc	69,213,837	3.73%
Standard Life plc	84,696,009	4.57%
Total significant shareholders	647,998,183	34.94%
Directors and senior managers	997,920	0.05%
Treasury stock	0	0%
Others shareholders (free float*)	1,205,897,263	65.01%

Total IAG Shares	1,854,893,367	100.00%

*	The share capital is not held by directors and senior managers, significant shareholders (holders of 3 per cent. or more of the share capital of the company) and treasury stock.

To the extent know by IAG there is no any agreement between shareholders in order to control IAG.

22.6.3.1	Different voting rights of IAG’s major shareholders

IAG’s major shareholders will have the same voting rights.

22.6.3.2	Control of IAG and measures in place to ensure that such control is not abused

Although IAG is currently controlled by a sole shareholder, once the Merger has been implemented, the IAG Shares held by that sole shareholder will be cancelled and, as a result, there are no measures in place to ensure that control is not abused.

22.6.3.3	Description of any arrangements, known to IAG, the operation of which may at a subsequent date result in a change in control of IAG

As at the date of this document, IAG is not aware of any arrangements, the operation of which may at a subsequent date result in a change of control of IAG.

23.	RELATED PARTY TRANSACTIONS

23.1	British Airways

23.1.1	Related Party Transactions

Set out below are details of British Airways’ related party transactions for the financial years ended 31 March 2010, 31 March 2009 and 31 March 2008, during the three month period ended 30 June 2010, and in the period between 30 June 2010 and 30 September 2010.

	FY 2010/09 (£ Million)	FY 2009/08 (£ Million)	FY 2008/07 (£ Million)	3 months ended 30 June 2010 (£ Million)	As at 30 September 2010 (£ Million)
Associates
Sales to associates	36	41	43	12	22
Purchases from associates	47	53	54	9	23
Amounts owed by associates	1	1	4	2	2
Amounts owed to associates	2	2	—	1	2

British Airways has not provided or benefited from any guarantees for any related party receivables or payables during the three month period ended 30 June 2010 or the financial years ended 31 March 2010, 31 March 2009 and 31 March 2008 or since 30 June 2010 and up to 30 September 2010. During the three month period ended 30 June 2010, the financial years ended 31 March 2010, 31 March 2009 and 31 March 2008, and since 30 June 2010 and up to 30 September 2010 British Airways did not made any provision for doubtful debts relating to amounts owed by related parties.

23.1.1.1	Associates

a)	Iberia

British Airways held a 13.15 per cent. investment in Iberia as at 30 September 2010, and 31 March 2010 (31 March 2009: 13.15 per cent.; 31 March 2008: 13.15 per cent., up from 9.95 per cent. as at 31 March 2007). Areas of opportunity for cooperation have been identified and work continues to pursue and implement these. Sales and purchases between related parties are made at normal market prices and outstanding balances are unsecured and interest free. Cash settlement is expected within the standard settlement terms specified by the IATA Clearing House.

During the financial year ended 31 March 2010, British Airways contracted with Iberia to purchase five new Airbus A320 aircraft, the commitment arising has been included in capital expenditure commitments.

As at 30 June 2010, the net trading balance owed by Iberia to British Airways was £1 million. As at 31 March 2010, the net trading balance owed to Iberia by British Airways amounted to £1 million (31 March 2009: £1 million; 31 March 2008: £3 million owed by Iberia).

As at 30 September 2010 the net trading balance owed to Iberia by British Airways amounted to less than £1 million.

b)	Other associates

There was a remaining net trading balance of under £1 million as at 30 June 2010 due to transactions (namely, cargo related services) between British Airways and Dunwoody Airline Services (Holdings) Limited.

There was a remaining net trading balance under £1 million as at 31 March 2010 due to transactions between British Airways and Dunwoody Airline Services (Holdings) Limited (31 March 2009: under £1 million, 31 March 2008: under £1 million).

Since 30 June 2010 and up to 30 September 2010, the trading relationship between British Airways and Dunwoody Airline Services (Holdings) Limited continues and the trading balance remains much the same as at 30 June 2010.

In addition to the above, British Airways also has transactions with related parties that are conducted in the normal course of airline business. These include the provision of airline and related services (primarily the sale by British Airways and Iberia of tickets on the other airline´s behalf).

23.1.1.2	Directors’ and officers’ loans and transactions

No loans or credit transactions were outstanding with directors or officers of British Airways at 30 June 2010, or at 31 March 2010 (31 March 2009: £nil; 31 March 2008: £nil), or since 30 June 2010 and up to 30 September 2010. No loans or credit transactions with directors or officers of British Airways arose during the three month period ended 30 June 2010 or during the financial years ended 31 March 2010, 31 March 2009 or 31 March 2008 or since 30 June 2010 and up to 30 September 2010 that needed to be disclosed in accordance with the requirements of Sections 412 and 413 to the United Kingdom Companies Act 2006 or the requirements of Schedule 6 to the United Kingdom Companies Act 1985.

23.2	Iberia

All transactions with related parties (as defined in Order EHA/3050/2004, of 15 September 2004, on reporting related-party transactions) that must be reported pursuant to such Order and that must be reported by issuers of securities admitted to listing on official secondary markets, performed during 2007, 2008, 2009 and through to the date of verification of this document, fall within the ordinary business of Iberia and have been performed at arm’s length. Iberia periodically reports on the transactions it performs with related parties during the period covered by the historical financial information, in accordance with the scope and format established in the applicable legislation on half-yearly reporting, the annual corporate governance report and the notes to the financial statements.

23.2.1	Transactions performed with significant shareholders

The following transactions took place with related parties in the financial year ended 31 December 2009:

	Iberia (€ million)		Viva, Vuelos Internacionales de Vacaciones, S. A. (€ million)		Compaňia Auxiliar al Cargo Expres, S. A. (€ million)		Auxiliar Logistica Aeroportuaria, Alaer (€ million)		Iberia Group (€ million)
Significant shareholders	Collected from Iberia	Paid to Iberia	Collected from VIVA	Paid to VIVA	Collected from CACESA	Paid to CACESA	Collected from ALAER	Paid to ALAER	Collected from Iberia Group	Paid to Iberia Group
British Airways	12,857	24,159	—	—	123		—	—	12,980	24,159
El Corte Inglés	22,649	—	—	—	12	6	—	—	22,661	6
Caja Madrid	25,971	29,386	1	—	—	236	—	4	25,972	29,626

Total	61,477	53,545	1	—	135	242	—	4	61,613	53,791

The transactions with British Airways related mainly to commissions on passenger tickets collected from and paid to this company, for tickets issued by one company with the related flight being flown by the other, collections and payments arising from loyalty programmes, and collections and payments for handling services provided and collections for aircraft and engine maintenance services.

The main transactions with the El Corte Inglés Group related to the supply of uniforms for flight staff, commissions and incentives for passenger ticket sales and computer software and hardware development.

Lastly, the transactions with Caja Madrid related mainly to the interest on aircraft financing transactions, guarantees provided on aircraft, aircraft lease payments and returns on financial investments.

At 31 December 2009 and 2008, the Group owed aircraft lease payments to Caja Madrid group companies in the amounts of €194 million and €224 million, respectively.

At 30 September 2010, Iberia had the following transactions with related parties:

	Iberia (€ million)		Compania Auxiliar AL Cargo Expres S.A. (€ million)		Auxiliar Logistica Aeroportuaria Alaer (€ million)		Iberia Desarrollo Barcelona (€ million)		Iberia Group (€ million)
Significant Shareholders	Collected from Iberia	Paid to Iberia	Collected from CACESA	Paid to CACESA	Collected from ALAER	Paid to ALAER	Collected from Desarrollo Barcelona	Paid to Desarrollo Barcelona	Collected from Iberia Group	Paid to Iberia Group
Associates	26.2	69.3	—	—	—	—	—	—	26.2	69.3
British Airways (1)	8.6	12.2	0.0	—	—	—	—	—	8.7	12.2
El Corte Inglés (2)	14.6	0.04	0.0	0.0	—	—	—	—	14.6	0.0
Caja Madrid (3)	20.0	2.8	0.0	0.0	—	0.0	—	0.0	20.1	2.9

Total	69.4	84.4	0.1	0.0		0.0		0.0	69.5	84.4

(1) British Aiways:

These transactions include:

•	Revenues from FFP Avantage

•	Code sharing pax commissions between the two companies for tickets issued by one and flown by the other

•	Revenues and costs from Pax and cargo Handling

•	Revenues from Aircraft and engine maintenance

•	Revenues and Costs from VIP lounges and other

•	Revenues and costs from the joint business agreement with BA in the MAD/BCN-LON routes

(2) El Corte Inglés:

•	Mainly charges to Iberia for:

•	Cabin crew uniform.

•	Commissions for pax sales

•	IT

(3) Caja Madrid:

•	Interests linked to fleet financing transactions

•	Aircraft rental costs

•	Interests received from short term financial investments

The following transactions took place between Iberia Group companies and its related parties in the financial year ended 31 December 2008:

	Iberia (€ million)		Viva, Vuelos Internacionales de Vacaciones, S. A. (€ million)		Compaňia Auxiliar al Cargo Expres, S. A. (€ million)		Auxiliar Logistica Aeroportuaria, Alaer (€ million)		Iberia Group (€ million)
Significant shareholders	Collected from Iberia	Paid to Iberia	Collected from VIVA	Paid to VIVA	Collected from CACESA	Paid to CACESA	Collected from ALAER	Paid to ALAER	Collected from Iberia Group	Paid to Iberia Group
British Airways	16,128	37,032	—	—	157	—	—	—	16,285	37,032
El Corte Inglés	28,721	—	—	—	21	230	—	—	28,742	230
Caja Madrid	32,903	22,225	2	—	—	157	—	2	32,905	22,384

Total	77,752	59,257	2	—	178	387	—	2	77,932	59,646

The following transactions took place between Iberia Group companies and its related parties in the financial year ended 31 December 2007:

	Iberia (€ million)		Viva, Vuelos Internacionales de Vacaciones, S. A. (€ million)		Compaňia Auxiliar al Cargo Expres, S. A. (€ million)		Auxiliar Tecnología, S. A. (€ million)		Binter Finance (€ million)		Iberia Group (€ million)
Significant shareholders	Collected from Iberia	Paid to Iberia	Collected from VIVA	Paid to VIVA	Collected from CACESA	Paid to CACESA	Collected from Auxiliar Tecnología	Paid to Auxiliar Tecnología	Collected from Binter Finance	Paid to Binter Finance	Collected from Iberia Group	Paid to Iberia Group
British Airways	15,740	19,043	—	—	130	—	—	—	—	—	15,870	19,043
El Corte Inglés	21,428	8	—	—	33	114	—	—	—	—	21,461	122
BBVA	3,820	88	—	—	—	—	—	—	32	370	3,852	458
Caja Madrid	58,764	3,231	1	—	—	4	3	—	—	—	58,768	3,235

Total	99,752	22,370	1	—	163	118	3	—	32	370	99,951	22,858

23.2.2	Transactions performed with Directors and IAG Senior Managers

Save for agreements relating to the remuneration and transactions, conducted in the normal course of airline business (including the provision of airline and related services). Iberia has not entered into any agreements or contracts of any kind with any IAG Directors or IAG Senior Managers during the period covered by the historical financial information to the date of registration of this Document.

23.2.3	Transactions performed by other companies belonging to the same Group, provided that they are not eliminated in the process of preparing the consolidated financial statements and do not fall within the ordinary business of Iberia in terms of their purpose or conditions

In 2009 Iberia did not perform any transactions that have these two characteristics, that is, that are not eliminated in the process of preparing the consolidated financial statements and do not fall within the ordinary business of Iberia in terms of their purpose and conditions. In fiscal year 2009 the company Iberia billed €109 million to the companies forming part of the Iberia Group and associates, and received services from such companies in the amount of €59.56 million, as detailed in the notes to the financial statements for such year. In addition, it received dividends corresponding to these companies in the amount of €1.20 million and had financial expenses in the amount of €0.20 million.

24.	HISTORICAL FINANCIAL INFORMATION

24.1	IAG

IAG was incorporated as a corporation on 17 December 2009. At the date of registration of this document, IAG had no subsidiaries, serving merely as a special purpose vehicle, the sole purpose of which is to serve as the holding company resulting from the merger of

BA Holdco, Iberia and IAG as at the Merger Effective Date. It has not engaged in any commercial activity since its incorporation and its financial information is therefore immaterial.

Set out below are the audited financial statements of IAG for the year ended 31 December 2009; however, as noted above, these financial statements are not material:

	At 31 December 2009
ABRIDGED BALANCE SHEET (euros)
NON-CURRENT ASSETS	0
CURRENT ASSETS	15,028.48
Cash and cash equivalents	15,028.48
TOTAL ASSETS	15,028.48

EQUITY
Shareholders’ equity	10,594.29
Share capital	15,030.00
Issued capital	60,120.00
Uncalled capital	(45,090.00)
Share premium	—
Reserves	(4,435.71	)*
Treasury shares	—
NON-CURRENT LIABILITIES	—
CURRENT LIABILITIES	4,434.19
Trade and other payables	4,434.19
Payable to suppliers	—
Non-current payable to suppliers	—
Current payables to suppliers	—
Other payables	4,434.19
TOTAL EQUITY AND LIABILITIES	15,028.48

*	IAG had not activity and did not incur in set up costs and, therefore, only incured on costs for the issuance of the shares which shall be recorded, for accounting purposes, directly in the equity.

At 31 December 2009
ABRIDGED INCOME STATEMENT (euros)
Revenue	0.00
Changes in inventories of finished goods and work in progress	0.00
PROFIT/ (LOSS) FROM OPERATIONS	0.00
NET FINANCE INCOME / (EXPENSE)	0.00
PROFIT / (LOSS) BEFORE TAX	0.00
PROFIT / (LOSS) FOR THE PERIOD	0.00

24.2	British Airways

The following financial information (prepared in accordance with IFRS_EU) is incorporated by reference into this document (the annual financial statements can be downloaded from www.bashareholders.com):

The audited consolidated financial statements of the British Airways for the years ended 31 March 2008, 2009 and 2010, including the accompanying notes thereto and the related auditors’ report of Ernst & Young LLP for the years ended 31 March 2008, 2009 and 2010.

Ernst & Young LLP issued an unqualified audit opinion on the consolidated financial statements of British Airways and its subsidiaries for each of the financial years ended 31 March 2010, 31 March 2009 and 31 March 2008.

British Airways reports its financial results in Sterling. In certain sections of this document, where Sterling figures from British Airways’ interim or final financial results have been cited, equivalent figures in Euros have also been provided. The Euro amounts have not been reported or audited and are provided for information purposes only. The exchange rates that have been used are, in respect of amounts given in respect of a particular financial period, the average Sterling/Euro exchange rate for the relevant financial period of British Airways; or in case of a Sterling figure cited from British Airways’ balance sheet, the Sterling/Euro exchange rate as at the date of the relevant balance sheet.

The table below shows the relevant Sterling/Euro exchange rates used:

Average Sterling/Euro exchange rate for financial year 2009/2010	1:1.1277
Average Sterling/Euro exchange rate for financial year 2008/2009	1:1.21413
Average Sterling/Euro exchange rate for financial year 2007/2008	1:1.4321
Average Sterling/Euro exchange rate for the 3 month period ended 30 June 2010	1:1.14081
Average Sterling/Euro exchange rate for the 3 month period ended 30 June 2009	1:1.109327
Sterling/Euro exchange rate as at 31 March 2010	1:1.12385
Sterling/Euro exchange rate as at 31 March 2009	1:1.07434
Sterling/Euro exchange rate as at 31 March 2008	1:1.2566
Sterling/Euro exchange rate as at 30 June 2010	1:1.22332
Sterling/Euro exchange rate as at 30 June 2009	1.17357

The exchange rates used in the financial tables in this document have been subject to rounding.

The Spanish language Registration Document contains translations of the financial statements and other financial information of British Airways. Spanish and English accounting terms differ in certain respects, and the accounting terms used in connection with the British Airways financial information should be construed to be the English the accounting terms. In certain financial tables footnotes have been included describing an accounting term when used in the context of British Airways to the extent such term differs to a material extent from a common Spanish accounting term.

24.2.1	Balance sheets at 31 March 2010, 2009 and 2008 prepared under IFRS-EU

	As at 31 March 2010 (£ million)	As at 31 March 2009 (£ million)	As at 31 March 2008 (restated)* (£ million)	% Change 10-09	% Change 09-08
NON-CURRENT ASSETS:	7,973	8,142	8,181	(2.1)	(0.5)
Intangible assets	269	267	221	0.7	20.8
Property, plant and equipment	6,904	7,233	7,263	(4.5)	(0.4)
Fleet	5,739	5,996	5,976	(4.3)	0.3
Other property, plant and equipment	1,165	1,237	1,287	(5.8)	(3.9)
Investments in associates	197	209	227	(5.7)	(7.9)
Non-current financial assets-	586	408	451	43.6	(9.5)
Available-for-sale financial assets	76	65	80	16.9	(18.9)
Employee benefit assets	483	340	320	42.1	6.3
Derivatives	27	3	51	800.0	(94.1)
Other non-current assets	17	25	19	(32.0)	31.6

CURRENT ASSETS:	2,704	2,346	3,111	15.3	(24.6)
Non-current assets held for sale	30	—	—	N/M	—
Inventories[1]	98	127	112	(22.8)	13.4
Receivables[2]	499	530	586	(5.8)	(9.6)
Other current assets[3]	289	268	308	7.8	(13.0)
Current financial assets-	1,002	1,019	1,422	(1.7)	(28.3)

Derivatives	74	40	241	85.0	(83.4)
Other financial assets	928	979	1,181	(5.2)	(17.1)

Cash and cash equivalents	786	402	683	95.5	(41.1)
Cash	562	247	180	127.5	37.2
Cash equivalents	224	155	503	44.5	(69.2)

TOTAL ASSETS	10,677	10,488	11,292	1.8	(7.1)

EQUITY:	2,113	1,846	3,262	14.5	(43.4)
Share capital	288	288	288	—	—
Share Premium	937	937	937	—	—
Reserves at the beginning of the year[4]	430	1,847	997	(76.7)	85.3
Treasury shares	(4)	(9)	(10)	55.6	10.0
Profit (Loss) attributable to the parent	(443)	(375)	712	18.1	N/M
Consolidated profit (loss) for the year	(425)	(358)	726	18.7	N/M
Profit (Loss) attributable to minority interests	18	17	14	5.9	21.4
Other changes in equity[5]	705	(1,042)	138	N/M	N/M
Equity attributable to shareholders of the parent	1,913	1,646	3,062	16.2	(46.2)

[1]	Inventories - Expendable and consumable engineering stock.
[2]	Receivables - Mainly amounts due from customers.
[3]	Other current assets - Mostly pre-payments and other non-trade debtors.
[4]	As shown in the “other reserves” column of the consolidated statement of changes in equity tables in section 24.2.7.
[5]

Other changes in Equity - Equity movements not reflected in the income statements - as set out in section 24.2.7. main components are: March 2008 (restated) - exchange gains reflected directly in other comprehensive income £24 million, net gains on cash flow hedges reflected directly in other comprehensive income £119 million; March 2009 - net losses on cash flow hedges reflected directly in other comprehensive income £(988) million, share of other (negative) movements in reserves of associates £(26) million, net dividends paid £(56) million; March 2010 - net gains on cash flow hedges reflected directly in other comprehensive income £587 million, share of other (positive) movements in reserves of associates £34 million, equity portion of the convertible bond issue (net of £2 million transaction costs) £84 million.

	As at 31 March 2010 (£ million)	As at 31 March 2009 (£ million)	As at 31 March 2008 (restated)* (£ million)	% Change 10-09	% Change 09-08
Minority interests[1]	200	200	200	—	—

NON-CURRENT LIABILITIES:	4,824	4,500	4,538	(7.2)	0.8
Interest-bearing long-term borrowings	3,446	3,074	2,751	(12.1)	(11.7)
Non-current provisions	159	256	210	37.9	(21.9)
Non-current payables	232	204	168	(13.7)	(21.4)
Deferred tax liabilities[2]	774	652	1,075	(18.7)	39.3
Employee benefit obligations	208	191	330	(8.9)	42.1
Derivatives	5	123	4	95.9	2,945.0
CURRENT LIABILITIES:	3,740	4,142	3,492	9.7	(18.6)
Current portion of long-term borrowings	556	689	423	19.3	(62.9)

Trade and other payables	2,910	2,796	2,875	(4.1)	2.7

Current tax payable	2	4	4	50.0	—

Short-term provisions	260	182	170	(42.9)	(7.1)
Derivatives	12	471	20	97.4	2,255.0

TOTAL EQUITY AND LIABILITIES	10,677	10,488	11,292	1.8	(7.1)

*	The 2008 data have been restated to reflect the adoption of IFRIC 13 and IFRIC 14. In the income statement for the financial year ended 31 March 2008, this restatement resulted in revenue increasing by £5 million, operating expenditure increasing by £2 million and non-operating income increasing by £36 million, with tax expenses increasing by £7 million.

IFRIC 13 “Customer Loyalty Programmes” applies to sales transactions in which entities grant their customers award credits that, subject to meeting further qualifying conditions, the customers can redeem in the future for free or discounted goods or services. The interpretation requires that an entitiy recognises credits that it awards to customers as a separately identifiable component of revenue, which would be deferred at the date of the initial sale.

IFRIC 14 “Limit on a Defined Benefit Asset, Minimum Funding Requirements and Their Interaction” provides guidance on assessing the limit in IAS19 “Employee Benefits”, on the amount of the surplus that can be recognised as an asset. It also provides guidance on how the pension asset or liability may be affected by a statutory or contractual minimum-funding requirement.

	As at 31 March 2010 (€ million)	As at 31 March 2009 (€ million)	As at 31 March 2008 (restated)* (€ million)	% Change 10-09	% Change 09-08

NON-CURRENT ASSETS:	8,960	8,747	10,280	2.4	(14.9)

Intangible assets	302	287	278	5.2	3.2

Property, plant and equipment	7,759	7,771	9,127	(0.2)	(14.9)

Fleet	6,450	6,442	7,509	0.1	(14.2)

Other property, plant and equipment	1,309	1,329	1,617	(1.5)	(17.8)

Investments in associates	221	225	285	(1.8)	(21.1)

Non-current financial assets-	659	438	567	50.5	(22.8)

Available-for-sale financial assets	85	70	101	21.4	(30.7)

Employee benefit assets	543	365	402	48.8	(9.2)

[1]	Minority interests - €300m 6.75% fixed coupon perpetual preferred securities. For more details see section 16.1.
[2]	Deferred tax liabilities - The tax effect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the balance sheet.

Derivatives	30	3	64	900	(95.3)

Other non-current assets	19	27	24	(29.6)	12.5

CURRENT ASSETS:	3,039	2,520	3,909	20.6	(35.5)

Non-current assets held for sale	34	—	—

Inventories	110	136	141	(19.1)	(3.5)

Receivables	561	569	736	(1.4)	(22.7)

Other current assets	325	288	387	12.8	(25.6)

Current financial assets-	1,126	1,095	1,787	2.8	(38.7)

Derivatives	83	43	303	93.6	(85.8)

Other financial assets	1,043	1,052	1,484	(0.9)	(29.1)

Cash and cash equivalents	883	432	858	104.4	(49.7)

Cash	632	265	226	138.0	17.3

Cash equivalents	252	167	632	50.9	(73.6)

TOTAL ASSETS	11,999	11,268	14,190	6.5	(20.6)

EQUITY:	2,375	1,983	4,099	19.8	(51.6)

Share capital	324	309	362	4.9	(14.6)

Share Premium	1,053	1,007	1,177	4.6	(14.4)

Reserves	483	1,984	1,253	(75.7)	58.3

Treasury shares	(4)	(10)	(13)	(60.0)	(23.1)

Profit (Loss) attributable to the parent	(498)	(403)	895	23.6	N/M

Consolidated profit (loss) for the year	(478)	(385)	912	24.2	N/M

Profit (Loss) attributable to minority interests	20	18	18	11.1	0.0

Other changes in equity	792	(1,119)	173	N/M	N/M

Equity attributable to shareholders of the parent	2,150	1,768	3,848	21.6	(54.0)

Minority interests	225	215	251	4.6	(14.3)

NON-CURRENT LIABILITIES:	5,421	4,835	5,702	12.1	(15.2)

Interest-bearing long-term borrowings	3,873	3,303	3,457	17.3	(4.5)

Non-current provisions	179	275	264	(35.0)	4.2

Non-current payables	261	219	211	(19.2)	3.8

Deferred tax liabilities	870	700	1,351	(24.3)	(48.2)

Employee benefit obligations	234	205	415	(14.1)	(50.6)

Derivatives	6	132	5	95.5	2,540

CURRENT LIABILITIES:	4,203	4,450	4,388	(5.6)	1.4

Current portion of long-term borrowings	625	740	532	(15.5)	39.1

Trade and other payables	3,270	3,004	3,613	8.9	(16.9)

Current tax payable	2	4	5	(50)	(20)

Short-term provisions	292	196	214	49.0	(8.4)

Derivatives	13	506	25	(97.4)	1,924

TOTAL EQUITY AND LIABILITIES	11,999	11,268	14,190	6.5	(20.6)

*	The 2008 data have been restated to reflect the adoption of IFRIC 13 and IFRIC 14

24.2.2	Comments on the most significant variations on the balance sheet prepared under IFRS-EU

24.2.2.1	Comparison between British Airways’ balance sheet as at 31 March 2010 and British Airways’ balance sheet as at 31 March 2009

a)	Non-current assets

The most significant changes between 31 March 2010 and 31 March 2009 were in fleet assets (decrease of £257 million) and employee benefit assets (increase of £143 million).

Fleet assets: the principal movements were delivery and pre-delivery payments on new aircraft totalling £449 million and capitalised engine overhauls in the year of £49 million, offset by a depreciation charge of £616 million.

Employee benefit assets: recognised assets in defined benefit pension schemes, calculated in accordance with IAS 19, increased in the APS scheme from £304 million to £317 million, in the NAPS scheme from £26 million to £158 million and decreased in other smaller schemes from £10 million to £8 million (as a consequence of the IAS 19 valuation).

b)	Current assets

The most significant change between 31 March 2010 and 31 March 2009 was in cash and cash equivalents, which increased by £384 million, from £402 million to £786 million. This was caused by the aggregate of net cash inflows from operating activities (£331 million) and financing activities (£350 million), and an exchange gain of £40 million on foreign currency cash balances, exceeding the net cash used in investing activities (£337 million).

c)	Equity

British Airways’ equity increased by £267 million. The most significant components of this were the net loss for the year of £425 million, offset by £587 million net gains on cash flow hedges (recognised in the statement of other comprehensive income and reflecting against Sterling in currencies of denominations of the liabilities used to hedge cash revenues, notably Japanese Yen, US Dollars and Euro) and the £84 million related to the equity portion of the Convertible Bonds issued in August 2009.

d)	Non-current liabilities

The most significant changes between 31 March 2010 and 31 March 2009 were in interest-bearing long-term borrowings (increase of £372 million) and derivatives (decrease of £118 million), and deferred tax (increase of £122 million)

Interest-bearing long-term borrowings: the most significant increases were in bank and other loans (increase of £566 million), principally comprising the debt portion of the Convertible Bonds issued in August 2009 (£269 million) and floating rate Yen mortgage loans secured on aircraft, repayable between 2014 and 2015 (increase of £272 million), offset by a net decrease in finance leases and hire purchase arrangements of £194 million. The present value of minimum lease payments under finance leases and hire purchase contracts payable after more than one year but within five years decreased from £926 million as at 31 March 2009 to £27 million as at 31 March 2010.

Derivatives: the decrease in this liability was mainly due to the change in market value of over-the-counter fuel derivatives.

Deferred Tax: the increase in the deferred tax liability included an increase of £78 million in pensions related temporary differences.

Non-current provisions: the decrease in this liability was mainly due to £82 million of provisions for litigation moving from non-current provisions at 31 March 2009n to current provisions at 31 March 2010.

e)	Current liabilities

The most significant change was in derivatives which decreased from £471 million to £12 million, principally attributable to the change in the market value of over-the-counter fuel derivatives.

24.2.2.2	Comparison between British Airways’ balance sheet as at 31 March 2009 and British Airways’ balance sheet as at 31 March 2008

a)	Non-current assets

The most significant change between 31 March 2009 and 31 March 2010 was the increase from £221 million to £267 million in intangible assets, which was due primarily to the landing rights, stated at fair value of £35 million, acquired with the purchase of the French airline L’Avion (L’ Avion has been integrated into the Open Skies Group) during the year.

b)	Current assets

The most significant changes in current assets between 31 March 2009 and 31 March 2008 were in other financial assets (decrease of £202 million) and cash and cash equivalents (decrease of £281 million).

Other financial assets: a decrease, due to liquidity management, of £202 million in current interest-bearing deposits with a maturity date of greater than three months.

Cash and cash equivalents: the decrease of £281 million was due to the net cash used in investing activities (£257 million) and financing activities (£165 million) exceeding the net cash inflow from operating activities (£133 million), and an exchange gain on bank balances of £8 million.

c)	Equity

British Airways’ equity decreased by £1,416 million. The most significant components of this were the net loss for the financial year ended 31 March 2009 of £358 million and the net negative movement for the financial year ended 31 March 2009 in cash flow hedges of £988 million (recorded directly in equity as part of other comprehensive income for the year, as set out in Section 24.2.7). As at 31 March 2008, the fair value and carrying value of cash flow hedges assessed as highly effective was an asset of £211 million (net of related deferred tax of £83 million), and, as at 31 March 2009 the fair value and carrying value of cash flow hedges assessed as highly effective was a liability of £777 million (net of related deferred tax of £301 million). In addition, a dividend of £56 million was paid during the financial year ended 31 March 2009 and recorded directly in equity as a deduction.

d)	Non-current liabilities

The most significant change in non-current liabilities was the decrease of £423 million, from £1,075 million to £652 million, in deferred tax liabilities. The main components of this movement were the tax effects of fair value losses (in the financial year ended 31 March 2008 – fair value gains) recognised on cash flow hedges (£252 million), exchange differences on funding liabilities (£137 million), an asset related to tax losses carried forward arising from the implementation of IFRIC 13 “Customer Loyalty Programmes” (decreasing the liability by £52 million), and a decrease due to tax losses carried forward arising from loss per income statement (£56 million).

e)	Current liabilities

The most significant change in current liabilities between 31 March 2009 and 31 March 2008 is the increase in derivatives from £20 million to £471 million. This movement is caused by the change in marked-to-market valuation of forward currency contracts and over-the-counter fuel derivatives.

24.2.3	Income statement for financial years ended 31 March 2010, 2009 and 2008 under IFRS-EU

	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (restated) (£ million)*	% Change 10/09- 09/08	% Change 09/08- 08/07
CONTINUING OPERATIONS:
Revenue	7,994	8,992	8,758	(11.1)	2.7
Operating costs
Employee costs (excluding restructuring)	1,998	2,193	2,165	(8.9)	1.3
Restructuring	85	78	1	9.0	N/M

	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (restated) (£ million)*	% Change 10/09- 09/08	% Change 09/08- 08/07
Depreciation, amortisation and impairment	732	694	692	5.5	0.3
Aircraft operating lease costs	69	73	68	(5.5)	7.4
Fuel and oil costs	2,372	2,969	2,055	(20.1)	44.5
Engineering and other aircraft costs	505	510	451	(1.0)	13.1
Landing fees and en route charges	608	603	528	0.8	14.2
Handling charges, catering and other operating costs	997	1,021	977	(2.4)	4.5
Selling costs	290	369	361	(21.4)	2.2
Currency differences	(2)	117	6	N/M	N/M
Accommodation, ground equipment and IT costs	571	585	576	(2.4)	1.6

Total operating costs	8,225	9,212	7,880	(10.7)	16.9

PROFIT/ (LOSS) FROM OPERATIONS	(231)	(220)	878	5.0	N/M
Finance income	20	95	111	(78.9)	(14.4)
Finance cost	(157)	(182)	(175)	(13.7)	4.0

Fuel derivative gains/(losses)	15	(18)	12	N/M	N/M
Retranslation differences on currency borrowings	(14)	(59)	(11)	N/M	N/M
Share in profits in associates	(32)	4	26	N/M	(84.6)
Profit/(loss) on sale of property, plant and equipment and investments	(16)	8	14	N/M	(42.9)

Net charge related to available-for-sale financial assets	—	(12)	(3)	N/M	N/M
Net financing (expense)/income relating to pensions	(116)	(17)	70	N/M	N/M
PROFIT/(LOSS) BEFORE TAX	(531)	(401)	922	N/M	N/M
Income tax	106	43	(194)	N/M	N/M
PROFIT (LOSS) FROM CONTINUING OPERATIONS	(425)	(358)	728	N/M	N/M
LOSS FROM DISCONTINUED OPERATIONS (AFTER TAX)			(2)	—	N/M
PROFIT/(LOSS) AFTER TAX	(425)	(358)	726	N/M	N/M
Attributable to:
Shareholders of the Parent	(443)	(375)	712	18.1	N/M
Minority interests	18	17	14	5.9	21.4
BASIC EARNINGS PER SHARE (pence)	(38.5)	(32.6)	61.9	N/M	(90.1)

*	The 2008 data have been restated to reflect the adoption of IFRIC 13 and IFRIC 14

	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (restated) (€ million)	% Change 10/09- 09/08	% Change 09/08- 08/07

CONTINUING OPERATIONS:

Revenue	9,015	10,917	12,542	(17.4)	(13.0)

Operating costs

Employee costs (excluding restructuring)	2,253	2,663	3,100	(15.4)	(14.1)

Restructuring	96	95	1	1.1	9,400

Depreciation, amortisation and impairment	825	843	991	(2.1)	(14.9)

Aircraft operating lease costs	78	89	97	(12.4)	(8.2)

Fuel and oil costs	2,675	3,605	2,943	(25.8)	22.5

Engineering and other aircraft costs	569	619	646	(8.1)	(4.2)

Landing fees and en route charges	686	732	756	(6.3)	(3.2)

Handling charges, catering and other operating costs	1,124	1,240	1,399	(9.3)	(11.4)

Selling costs	327	448	517	(27.0)	(13.3)

Currency differences	(2)	142	9	N/M	1,477.8

Accommodation, ground equipment and IT costs	644	710	825	(9.3)	(13.9)

Total operating costs	9,275	11,185	11,285	(17.1)	(0.9)

PROFIT/ (LOSS) FROM OPERATIONS	(260)	(267)	1,257	(2.6)	N/M

Finance income	23	115	159	(80.0)	(27.7)

Finance cost	(177)	(221)	(251)	(19.9)	(12.0)

Fuel derivative gains/(losses)	17	(22)	17	N/M	N/M

Retranslation differences on currency borrowings	(16)	(72)	(16)	(78.0)	350

Share in profits in associates	(36)	5	37	N/M	(86.5)

Profit/(loss) on sale of property, plant and equipment and investments	(18)	10	20	N/M	(50.0)

Net charge related to available-for-sale financial assets		(15)	(4)	N/M	275

Net financing (expense)/income relating to pensions	(131)	(21)	100	523.8	N/M

PROFIT/(LOSS) BEFORE TAX	(599)	(487)	1,320	23.0	N/M

Income tax	119	52	(278)	128.8	N/M
PROFIT (LOSS) FROM CONTINUING OPERATIONS	(480)	(435)	1,043	10.3	N/M
LOSS FROM DISCONTINUED OPERATIONS (AFTER TAX)			(3)	—	N/M

PROFIT/(LOSS) AFTER TAX	(480)	(435)	1,040	10.4	N/M

Attributable to:

Shareholders of the Parent	(500)	(455)	1,020	9.9	N/M

Minority interests	20	20	20	0,0	0,0

BASIC EARNINGS PER SHARE (cents)	(43.4)	(39.6)	88.6	9.6	N/M
2008/9 restated to reflect the adoption of IFRIC 13 and IFRIC 14

24.2.4	Comments on the most significant variations in the income statement under IFRS-EU

See Section 14.3 for information on the most significant variations in the income statement.

24.2.5	Consolidated cash flow statements for the financial years ended 31 March 2010, 2009 and 2008 (year-end 31 March) under IFRS-EU

	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (restated) (£ million)	% Change 10/09- 09/08 (£ million)	% Change 09/08- 08/07 (£ million)
CASH FLOWS FROM OPERATING ACTIVITIES:	331	133	303	148.9	(56.1)
Operating (loss)/profit	(231)	(220)	878	N/M	N/M

	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (restated) (£ million)	% Change 10/09- 09/08 (£ million)	% Change 09/08- 08/07 (£ million)
Operating loss from discontinued operations	—	—	(2)		N/M
Adjustments for:
Depreciation, amortisation and impairment	732	694	692	5.5	0.3
Other non-cash movement		1	3	N/M	(66.7)

Changes in working capital	(40)	(168)	(1,020)	(76.2)	(83.5)

Inventories, trade and other receivables	(181)	32	96	N/M	(66.7)
Trade and other payables and provisions	241	(132)	(325)	N/M	(59.4)
Payments in respect of restructuring	(81)	(64)	(32)	26.6	100.0
Payments in settlement of competition investigation	(19)	(4)	(149)	375.0	(97.3)
Cash payment to NAPS pension scheme			(610)		N/M
Other cash flows from operating activities	(130)	(174)	(248)	(25.3)	(29.8)
Interest paid	(136)	(177)	(182)	(23.2)	(2.7)

Corporate income tax (expense)/repayment	6	3	(66)	100.0	N/M

CASH FLOWS FROM INVESTING ACTIVITIES:	(337)	(257)	(42)	31.1	511.9
Payments on investments	(514)	(605)	(683)	(15.0)	(11.4)
Group and associated companies	(9)	(34)	(54)	(73.5)	(37.0)
Intangible assets	(13)	(24)	(33)	(45.8)	(27.3)
Property, plant and equipment	(492)	(547)	(596)	(10.1)	(8.2)

Proceeds from disposals-	160	226	521	(29.2)	(56.6)
Group and associated companies			1		N/M
Insurance recoveries for write-off of Boeing 777 aircraft	—	12	51	—	(76.5)
Property, plant and equipment	102	5	11	1,940.0	(70.6)
Other financial assets	58	209	458	(72.2)	(54.4)
Other assets
Interest received	17	105	117	(83.8)	(10.3)
Dividends received	—	17	3	N/M	466.7
CASH FLOWS FROM FINANCING ACTIVITIES:	350	(165)	(262)	N/M	(37.0)
Proceeds from and payments for equity instruments	84	1	4	N/M	(75.0)
Issue of equity instruments	84	—	—	N/M	—

Exercise of share options	—	1	4	N/M	(75.0)
Proceeds from and payments for financial liabilities	284	(91)	(252)	N/M	(63.9)
Proceeds from long-term borrowings	1,053	377	172	179.3	119.2
Repayment of borrowings	(160)	(66)	(68)	142.4	(2.9)
Payment of finance lease liabilities	(609)	(402)	(356)	51.5	12.9
Dividends paid and payments on other equity instruments	(18)	(75)	(14)	(76.0)	435.7
Dividends	—	(58)	—	N/M	N/M
Distributions made to holders of perpetual securities	(18)	(17)	(14)	5.9	21.4
EFFECT OF EXCHANGE RATE CHANGES	40	8	(29)	437.5	N/M
NET INCREASE/DECREASE IN CASH AND EQUIVALENTS	384	(281)	(30)	N/M	836.7

Cash and cash equivalents at the beginning of the year	402	683	713	(41.1)	(4.2)
Cash and cash equivalents at the end of the year	786	402	683	95.5	(41.1)

	FY 2010/09 (€ million)	FY 2009/08 (€ million)	FY 2008/07 (restated) (€ million)	% Change 10/09- 09/08	% Change 09/08- 08/07
CASH FLOWS FROM OPERATING ACTIVITIES:	373	161	434	131.7	(62.9)
Operating (loss)/profit	(260)	(267)	1,257	(2.6)	N/M
Operating loss from discontinued operations	—	—	—
Adjustments for:
Depreciation, amortisation and impairment	825	843	991	(2.1)	(14.9)
Other non-cash movement		1	4	N/M	(75.0)

Changes in working capital	(45)	(204)	(1,461)	(77.9)	(86.0)

Inventories, trade and other receivables	(204)	39	137	N/M	(71.5)
Trade and other payables and provisions	272	(160)	(465)	N/M	(65.6)
Payments in respect of restructuring	(91)	(78)	(46)	16.7	69.6
Payments in settlement of competition investigation	(21)	(5)	(213)	320.0	(97.7)
Cash payment to NAPS pension scheme			(874)
Other cash flows from operating activities	(147)	(211)	(355)	(30.3)	(40.6)
Interest paid	(153)	(215)	(261)	(28.8)	(17.6)

Corporate income tax (expense)/repayment	7	4	(95)	75.0	N/M

CASH FLOWS FROM INVESTING ACTIVITIES:	(380)	(312)	(60)	21.8	420.0
Payments on investments	(580)	(735)	(978)	(21.1)	(24.8)
Group and associated companies	(10)	(41)	(77)	(75.6)	(46.8)
Intangible assets	(15)	(29)	(47)	(48.3)	(38.3)
Property, plant and equipment	(555)	(664)	(854)	(16.4)	(22.2)

Proceeds from disposals-	180	274	746	(34.3)	(63.3)

Group and associated companies			1		N/M
Insurance recoveries for write-off of Boeing 777 aircraft		15	73	N/M	(79.5)
Property, plant and equipment	115	6	16	(1,816.7)	(62.5)
Other financial assets	65	254	656	(74.4)	(61.3)
Other assets
Interest received	19	127	168	(85.0)	(24.4)
Dividends received		21	4	N/M	425
CASH FLOWS FROM FINANCING ACTIVITIES:	395	(200)	(375)	N/M	(46.7)
Proceeds from and payments for equity instruments	95	1	6	9,400.0	(83.3)
Issue of equity instruments	95			N/M

Exercise of share options	—	1	6	N/M	(83.3)
Proceeds from and payments for financial liabilities	320	(110)	(361)	N/M	(69.5)
Proceeds from long-term borrowings	1,187	458	246	159.2	86.2
Repayment of borrowings	(180)	(80)	(97)	125.2	(17.5)
Payment of finance lease liabilities	(687)	(488)	(510)	40.8	(4.3)
Dividends paid and payments on other equity instruments	(20)	(91)	(20)	(78.0)	355.0
Dividends		(70)		N/M	N/M

Distributions made to holders of perpetual securities	(20)	(21)	(20)	(4.8)	5.0
EFFECT OF EXCHANGE RATE CHANGES (£ versus other currencies)	45	10	(42)	364.4	N/M
NET INCREASE/DECREASE IN CASH AND EQUIVALENTS	433	(341)	(43)	N/M	693.0

Cash and cash equivalents at the beginning of the year	432	858	1,048	(49.7)	(18.1)
Effect of exchange rate changes on opening cash and cash equivalents	20	(124)	(152)	N/M	(18.4)
Net increase/(decrease in cash and cash equivalents as above	433	(341)	(43)	N/M	693.0
Effect of exchange rate changes on increase/(decrease) in cash and cash equivalents	(2)	39	5	N/M	680.0
Cash and cash equivalents at the end of the year	883	432	858	104.4	(49.7)

24.2.6	Comments on the most significant variations in the cash flow statement prepared in accordance with IFRS-EU

24.2.6.1	Net cash inflow from operating activities

For the financial year ended 31 March 2010, net cash generated from operating activities increased by 148.9 per cent. to £331 million compared to £133 million for the financial year ended 31 March 2009. This was primarily due to working capital movements, which were positive £60 million in the financial year ended 31 March 2010, due principally to increases in trade and other payables, employee benefit obligations, short-term provisions and other long-term liabilities totalling £237 million exceeding increases in inventories and receivables totalling £181 million. In the financial year ended 31 March 2009, the working capital movements were negative £100 million, due principally to decreases in trade and other payables and employee benefit obligations totalling £218 million exceeding decreases in inventories and receivables and increases in short-term provisions and other long-term liabilities totalling £126 million, including insurance, restoration and hand back, and litigation provisions.

For the financial year ended 31 March 2009, net cash generated from operating activities decreased by 56.1 per cent. to £133 million compared to £303 million for the financial year ended 31 March 2008. This was primarily due to an operating loss in the financial year ended 31 March 2009 of £220 million compared with an operating profit of £876 million (including discontinued operations) in the financial year ended 31 March 2008, partially offset by non-repeat of the financial year ended 31 March 2008 operating outflows of a £610 million one-off payment to the NAPS pension fund and a £149 million payment to the US Department of Justice in settlement of a competition case, and by £69 million higher tax payments in the financial year ended 31 March 2008 than in the financial year ended 31 March 2009.

24.2.6.2	Net cash generated from (or used in) investing activities

For the financial year ended 31 March 2010, net cash used in investing activities amounted to £337 million, compared to £257 million used in investing activities for the financial year ended 31 March 2009.

This increase of £80 million in net cash used in investing activities was largely the result of proceeds of disposals of other financial assets, including current interest-bearing deposit maturities, falling from £202 million in the financial year ended 31 March 2009 to £51 million in the financial year ended 31 March 2010, partially offset by sale proceeds from disposal of property, plant and equipment (principally related to the sale and leaseback of two Boeing 777-200 aircraft in the financial year ended 31 March 2009) being £97 million higher in the financial year ended 31 March 2009 than in the financial year ended 31 March 2008.

For the financial year ended 31 March 2009, net cash used in investing activities was £257 million compared to £42 million for the financial year ended 31 March 2008. This increase of £215 million in net cash used in investing activities was largely the result of a £256 million reduction in the withdrawals from current interest- bearing deposits, offset by increase of £7 million in proceeds of disposals of other financial assets (£ nil in the financial year ended 31 March 2008). Withdrawals from current interest-bearing deposits which constitute a positive cash flow from investing activities were £202 million in the financial year ended March 2009 and £458 million in the financial year ended March 2008.

24.2.6.3	Net cash generated from (or used in) financing activities

For the financial year ended 31 March 2010, net cash generated from financing activities amounted to £350 million, compared to £165 million used in financing activities for the financial year ended 31 March 2009. This increase of £515 million in net cash generated from financing activities was largely the result of the issue in the financial year ended 31 March 2010 of the Convertible Bonds, and further long-term borrowing to finance aircraft deliveries (together generating £760 million more cash than in the financial year ended 31 March 2009), partially offset by an increase in scheduled finance lease repayments, which were £207 million higher in the financial year ended 31 March 2010 than in the financial year ended 31 March 2009 due principally to a larger number of lease maturities with final balloon payments occurring in the financial year ended 31 March 2010. These lease maturities were generally of finance labeled “hire purchase arrangements”. The current amount due under hire purchase arrangements fell from £517 million at 31 March 2009 to £288 million at 31 March 2010.

For the financial year ended 31 March 2009, net cash used in financing activities was £165 million compared to £262 million for the financial year ended 31 March 2008. This decrease of £97 million in net cash used in financing activities was largely the result of a £205 million increase in the proceeds of long-term borrowings, partly offset by a £46 million increase in finance lease liability payments and a £58 million dividend payment (no dividend payments were made during the financial year ended 31 March 2008).

A summary of net cash used in financing activities for the two financial years ended 31 March 2009 is given below.

24.2.7	Consolidated statement of changes in equity for the financial years ended 31 March 2010, 2009 and 2008 under IFRS-EU

For the financial year ended 31 March 2010 (£ million)	Issued capital	Share Premium	Investment in own shares	Other reserves	Total shareholders’ equity	Non- controlling interest	Total Equity
At 1 April 2009	288	937	(9)	430	1,646	200	1,846

Total comprehensive income for the year (net of tax)				182	182	18	200

Equity portion of convertible bond*				84	84		84
Cost of share-based payment				1	1		1
Exercise of share options			5	(5)
Distributions made to holders of perpetual securities						(18)	(18)
At 31 March 2010	288	937	(4)	692	1,913	200	2,113
*After deduction of transaction costs of £2 million.

For the financial year ended 31 March 2009	Issued capital (£ million)	Share Premium (£ million)	Investment in own shares (£ million)	Other reserves (£ million)	Total shareholders’ equity (£ million)	Non- controlling interest (£ million)	Total Equity (£ million)
At 1 April 2008	288	937	(10)	1,818	3,033	200	3,233
Adoption of IFRIC 13				(206)	(206)		(206)
Adoption of IFRIC 14				235	235		235
At 1 April 2008 (restated)	288	937	(10)	1,847	3,062	200	3,262

Total comprehensive (loss)/income for the year (net of tax)				(1,360)	(1,360)	17	(1,343)

Cost of share-based payment				1	1		1
Exercise of share options			2	(2)
Purchase of own shares			(1)		(1)		(1)
Net dividends				(56)	(56)		(56)
Distributions made to holders of perpetual securities						(17)	(17)
At 31 March 2009	288	937	(9)	430	1,646	200	1,846

For the financial year ended 31 March 2008	Issued capital (£ million)	Share Premium (£ million)	Investment in own shares (£ million)	Other reserves (£ million)	Total shareholders’ equity (£ million)	Non- controlling interest (£ million)	Total Equity (£ million)
At 1 April 2007	288	933	(10)	1,000	2,211	200	2,411
Adoption of IFRIC 13				(202)	(202)		(202)
Adoption of IFRIC 14				199	199		199
At 1 April 2007 (restated)	288	933	(10)	997	2,208	200	2,408

Total comprehensive (loss)/income for the year (net of tax)				848	848	14	862

Cost of share-based payment				(4)	(4)		(4)
Deferred tax – rate change adjustment				6	6		6
Issue shares		4			4		4
Distributions made to holders of perpetual securities						(14)	(14)
At 31 March 2008	288	937	(10)	1,847	3,062	200	3,262

Comprehensive income from the financial years ended 31 March 2010, 2009 and 2008

	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (restated) (£ million)	% Change 10-09	% Change 09-08
Net (loss) / profit	(425)	(358)	726	18.7	N/M
Other comprehensive income for the year

Exchange (losses)/gains	(18)	38	24	N/M	58.3
Net gains/(losses) on cash flow hedges	587	(988)	119	N/M	N/M
Share of other movements in reserves of associates	34	(26)	(2)	N/M	1,200.0
Net gain/(loss) on available-for-sale financial assets	17		(5)	N/M	N/M
Available-for-sale assets -
Realisation of fair value gains		(4)		N/M	N/M
Held-to-maturity investments
Marked-to-market	5	(5)		N/M	N/M
	200	(1,343)	862	N/M	N/M

24.2.8	British Airways interim financial information

On 30 July 2010 British Airways published its interim management statement for the three months ended June 30 2010, which included certain balance sheet and income statement information produced in accordance with applicable regulations and can be viewed at www.bashareholders.com. For the purposes of preparing the pro forma information set out in section 25 of this document, British Airways has produced enhanced balance sheet and income statement information in addition to the information published on 30 July 2010. Inclusion of such information in this document shall be deemed to be an updated publication of the interim financial information for the three months ended 30 June 2010.

Income statement	Three months ended 30 June 2010	Three months ended 30 June 2009	% change
£ million
Traffic revenue
Passenger	1,666	1,724	(3.4)

Income statement	Three months ended 30 June 2010		Three months ended 30 June 2009		% change
Cargo	175		128		36.7
	1,841		1,852		(0.6)
Other revenue	96		131		(26.7)
REVENUE	1,937		1,983		(2.3)
Employee costs	495		527		(6.1)
Restructuring			9		N/M
Depreciation, amortisation and impairment	174		179		(2.8)
Aircraft operating lease costs	17		18		(5.6)
Fuel and oil costs	592		596		(0.7)
Engineering and other aircraft costs	136		130		4.6
Landing fees and en-route charges	150		165		(9.1)
Handling charges, catering and other operating costs	243		266		(8.6)
Selling costs	70		68		2.9
Accommodation, ground equipment and IT costs and currency differences	132		119		10.9

TOTAL EXPENDITURE ON OPERATIONS	2,009		2,077		(3.3)

OPERATING LOSS	(72)		(94)		(23.4)
Finance costs, including fuel derivative gains/(losses)	(62)		(25)		148.0
Finance income	3		7		(57.1)
Net financing expense relating to pensions	(21)		(50)		(58.0)
Retranslation charges on currency borrowings	(5)		25		(120.0)
Loss on sale of property, plant and equipment and investments	(1)		(		N/M
Share of post-tax losses in associates accounted for using the	(		(
equity method	(6)		(11)		(45.5)
Net charge relating to available-for-sale financial assets					N/M
LOSS BEFORE TAX	(164)		(148)		10.8
Tax	42		42		0.0
LOSS AFTER TAX	(122)		(106)		15.1
Attributable to:
Equity holders of the parent	(127)		(111)		14.4
Non-controlling interest	5		5		0.0
EARNINGS/(LOSS) PER SHARE
Basic	(10.9	)p	(9.6	)p	13.5
Diluted	(10.9	)p	(9.6	)p	13.5

CONSOLIDATED BALANCE SHEET £ million	At 30 June 2010		At 30 June 2009		% change
NON-CURRENT ASSETS
Property, plant and equipment:
Fleet	5,749		6,014		(4.4)

CONSOLIDATED BALANCE SHEET £ million	At 30 June 2010	At 30 June 2009	% change
Property	907	962	(5.7)
Equipment	236	257	(8.2)
	6,892	7,233	(4.7)
Intangibles:
Goodwill
Landing rights	40	39	2.6
Software	199	201	(1.0)
	27	23	17.4
	266	263	1.1
Investments in associates	192	185	3.8
Available-for-sale financial assets	71	58	22.4
Employee benefit assets	497	388	28.1
Derivative financial instruments	7	1	600.0
	575	447	28.6
Other non-current assets	57	30	90.0

TOTAL NON-CURRENT ASSETS	7,982	8,158	(2.2)

NON-CURRENT ASSETS HELD FOR SALE	25	10	150.0

CURRENT ASSETS AND RECEIVABLES
Inventories	117	108	8.3
Trade receivables	546	500	9.2
Other current assets	273	234	16.7

Derivative financial instruments	30	24	25.0
Other current interest-bearing deposits	941	822	14.5
Cash and cash equivalents	808	436	85.3

TOTAL CURRENT ASSETS AND RECEIVABLES	2,715	2,124	27.8

TOTAL ASSETS	10,722	10,292	4.2

SHAREHOLDERS’ EQUITY
Issued share capital	288	288	0.0
Share premium	937	937	0.0
Investment in own shares	(4)	(6)	(33.3)
Other reserves	478	769	(37.8)

TOTAL SHAREHOLDERS’ EQUITY	1,699	1,988	(14.5)

NON-CONTROLLING INTERESTS	200	200	0.0

TOTAL EQUITY	1,899	2,188	(13.2)

NON-CURRENT LIABILITIES
Interest-bearing long-term borrowings	3,433	2,953	16.3
Employee benefit obligations	213	195	9.2
Provisions for deferred tax	700	793	(11.7)
Other provisions	160	238	(32.8)

CONSOLIDATED BALANCE SHEET £ million	At 30 June 2010	At 30 June 2009	% change
Derivative financial instruments	15	32	(53.1)
Other long-term liabilities*	333	197	69.0

TOTAL NON-CURRENT LIABILITIES**	4,854	4,408	10.1

CURRENT LIABILITIES
Current portion of long-term borrowings	567	573	(1.0)
Trade and other payables	3,094	2,775	11.5
Derivative financial instruments	48	182	(73.6)
Current tax payable	2	8	(75.0)
Short-term provisions	258	158	63.3

TOTAL CURRENT LIABILITIES	3,969	3,696	7.4

TOTAL EQUITY AND LIABILITIES	10,722	10,292	4.2

*	Other long term liabilities have increased from £197 million to £333 million mainly due to deferred discounts on assets which will be released to the income statement over the life of the related assets
**	The £446 million increase in total non-current liabilities from £4,408 million to £4,854 million, is principally due to the £480 million increase in interest-bearing long term borrowings, of which £269 million is represented by the convertible bond issued in August 2009 and the remaining increase is mainly represented by new mortgage loans secured on aircraft.

Three months ended 30 June

Income statement	2010	2009	% Change 10-09
€ million
Traffic revenue
Passenger	1,901	1,912	(0.6)
Cargo	200	142	40.8
	2,100	2,054	2.2
Other revenue	110	145	(24.1)
REVENUE	2,210	2,200	0.5

Employee costs	565	585	(3.4)
Restructuring	—	10	(100.0)
Depreciation, amortisation and impairment	199	199	0.0
Aircraft operating lease costs	19	20	(5.0)
Fuel and oil costs	675	661	2.1
Engineering and other aircraft costs	155	144	7.6
Landing fees and en route charges	171	183	(6.6)
Handling charges, catering and other operating costs	277	295	(6.1)
Selling costs	80	75	6.7
Accommodation, ground equipment, IT costs and currency differences	151	132	14.4

TOTAL EXPENDITURE ON OPERATIONS	2,292	2,304	(0.5)

OPERATING LOSS	(82)	(104)	(21.2)
Finance costs including fuel derivative gains/(losses)	(71)	(28)	154.0
Finance income	3	8	(62.5)

Net financing expense relating to pensions	(24)		(55)		(56.4)
Retranslation charges on currency borrowings	(6)		28		N/M
Loss on sale of property, plant and equipment and investments	(1)		0		N/M
Share of post-tax losses in associates accounted for using the equity method	(7)		(12)		(41.2)
Net charge relating to available-for-sale financial assets	—		0		N/M
LOSS BEFORE TAX	(187)		(164)		14.0
Tax	48		47		2.1
LOSS AFTER TAX	(139)		(117)		18.8
Attributable to:	—		0		—
Equity holders of the parent	(145)		(123)		17.9
Non-controlling interest	6		6		0.0
EARNINGS/(LOSS) PER SHARE
Basic	(12.4	)c	(10.6	)c	17.0
Diluted	(12.4	)c	(10.6	)c	17.0

€ million	30 June 2010	30 June 2009	% Change 10-09
NON-CURRENT ASSETS
Property, plant and equipment
Fleet	7,033	7,058	(0.4)
Property	1,110	1,129	(1.7)
Equipment	289	302	(4.3)
	8,432	8,489	(0.7)

Intangible assets
Goodwill	49	46	6.5
Landing rights	243	236	3.0
Software	33	27	22.2
	325	309	5.2

Investments in associates	235	217	8.3

Available-for-sale financial assets	87	68	27.9
Employee benefit assets	608	455	33.6
Derivatives	9	1	800.0
	704	524	34.4

Other non-current assets	70	35	100.0

TOTAL NON-CURRENT ASSETS	9,766	9,574	2.0

NON-CURRENT ASSETS HELD FOR SALE	31	12	158.3

€ million	30 June 2010	30 June 2009	% Change 10-09
CURRENT ASSETS AND RECEIVABLES
Inventories	143	127	12.6
Trade receivables	668	587	13.8
Other current assets	334	275	21.5

Derivatives	37	28	32.1
Other current interest-bearing deposits	1,151	965	19.3
Cash and cash equivalents	988	512	93.0

TOTAL CURRENT ASSETS AND RECEIVABLES	3,321	2,493	33.2

TOTAL ASSETS	13,118	12,078	8.6

EQUITY
Issued share capital	352	338	4.1
Share premium	1,147	1,100	4.3
Investment in own shares	(5)	(7)	(28.6)

Other reserves	585	902	(35.1)

TOTAL SHAREHOLDERS’ EQUITY	2,079	2,333	(10.9)

MINORITY INTERESTS	245	235	4.3

TOTAL EQUITY	2,324	2,568	(9.5)

NON-CURRENT LIABILITIES
Interest-bearing long-term borrowings	4,200	3,466	21.2
Employee benefit obligations	261	229	14.0
Provisions for deferred tax	856	931	(8.1)
Non-current provisions	196	279	(29.7)
Derivatives	18	38	(52.6)
Other long-term liabilities	407	231	76.2

TOTAL NON-CURRENT LIABILITIES	5,938	5,173	14.8

CURRENT LIABILITIES
Current portion of long-term borrowings	694	672	3.3
Trade and other payables	3,785	3,256	16.2
Derivatives	59	214	(72.4)
Current tax payable	2	9	(77.8)
Short-term provisions	316	185	70.8

€ million	30 June 2010	30 June 2009	% Change 10-09
TOTAL CURRENT LIABILITIES	4,856	4,338	11.9

TOTAL EQUITY AND LIABILITIES	13,118	12,078	8.6

£ million	Three months ended at 30 June 2010	Three months ended 30 June 2009
Net cash flow from operating activities	186	(29)
Net cash flow from investing activities	(144)	25
Net cash flow from financing activities	(39)	27
Net increase in cash and cash equivalents	3	23

For the 3 month period ended 30 June 2010, net cash generated from operating activities was £186 million, compared with net cash used in operating activities of £29 million in the 3 month period ended 30 June 2009. This net improvement of £215 million is due principally to a £22 million reduction in the operating loss for the period and a net change in favourable working capital movements of £188 million. This change of £188 million arises because in the 3 month period ended 30 June 2010, increases in trade and other payables and provisions exceeded increases in inventories and receivables by £116 million, whereas in the 3 month period ended 30 June 2009 decreases in trade and other payables and provisions exceeded decreases in inventories and receivables by £72 million.

The increase in trade and other payables and provisions of £182 million from 31 March 2010 to 30 June 2010 includes an increase of £89 million in customer prepayments, reflecting improving revenue generation for travel later in the financial year ending 31 March 2011.

For the 3 month period ended 30 June 2010, net cash used in investing activities was £144 million, compared with net cash generated from investing activities of £25 million in the 3 month period ended 30 June 2009. This movement of £169 million is due principally to the fact that in the 3 month period ended 30 June 2009, current interest-bearing deposits decreased by £161 million, whereas in the 3 month period ended 30 June 2010, such deposits increased by £13 million.

For the 3 month period ended 30 June 2010, net cash used in financing activities amounted to £39 million, compared to net cash generated of £27 million for the 3 month period ended 30 June 2009. This movement of £66 million is due principally to a lower level of aircraft-related financing (£104 million in the 3 month period ended 30 June 2010 compared with £220 million in the 3 month period ended 30 June 2009), partially offset by lower finance lease liability payments in the 3 month period ended 30 June 2010 (£110 million) compared with £177 million in the 3 month period ended 30 June 2009, mainly as a result of fewer lease maturity balloon payments being made.

British Airways interim financial information for the 6 months ended 30 June 2010:

In addition, for the purposes of the pro forma financial information, British Airways produced interim financial information for the 6 months ended 30 June 2010 (which is not a reporting period of British Airways). Therefore no public information is available for the 6 month period ended 30 June 2010. Set out below is interim unaudited consolidated financial information of British Airways, which has been subject to a limited review, for the 6 month period ended 30 June 2010 which has been used in the preparation of the pro forma, which has been subject to a special purpose report that does not include cash flow statement and statements of changes in equity.

•	The balance sheet information has been extracted without material adjustment from the unaudited interim accounts as at 30 June 2010, prepared in accordance with British Airways accounting policies.

•

The income statement has been prepared by combining the unaudited results for the three-month period ended 30 June 2010 with the unaudited results for the three-month period ended 31 March 2010 as extracted from underlying financial records of British Airways.

million €	British Airways six months ended 30 June 2010 (Note 2B)
Traffic Revenue
Passenger	3,743
Cargo	368
4,111
Other Revenue	204
Revenue	4,315

Employee Costs	1,104
Restructuring	26
Depreciation, amortisation and impairment	412
Aircraft operating lease costs	39
Fuel and oil costs	1,310
Engineering and other aircraft costs	306
Landing fees and en-route charges	331
Handling charges, catering and other operating costs	533
Selling Costs	171
Accommodation, ground equipment, IT costs and currency differences	330
Total expenditure on operations	4,562

Operating profit/(loss) (a)	(247)

Finance costs including fuel derivative gains/(losses)	(120)
Finance income	8
Net financing expense relating to pensions	15
Retranslation charges on currency borrowings	(36)
Profit/(loss) on sale of property, plant and equipment and investments	(1)
Share of post-tax profits/(losses) in associates accounted for using equity method	(19)
Net (charge)/credit relating to available for sale financial assets	(1)
Profit/(loss) before tax	(401)
Tax	58
Profit/(loss) after tax (b)	(343)

(a)	(82) This figure has been generated in the second trimester
(b)	This figure has been generated in the three months to 30 June 2010

The effective tax rate for the six-month period ended 30 June 2010 as shown is 14 per cent. This arises because an effective rate of 26 per cent. for the 3 months ended 30 June 2010 has been combined with an effective rate of 5 per cent. for the three months ended 31 March 2010. The low effective rate for the three months ended 31 March 2010 is due to the methodology used by British Airways in its quarterly reporting, which is to forecast an effective tax rate for the year in the first three quarters and then calculate a charge related to the full year as at 31 March, taking into account all detailed information. British Airways’ effective rate for the year ended 31 March 2010 was 20 per cent. If the 20 per cent. rate had been applied to the loss before tax for the 3 months ended 31 March 2010, the tax credit would have been €43 million for that period, and, when combined with the credit of €48 million for the 3 month period ended 30 June 2010, would have resulted in a credit of €91 million (effective rate of 23 per cent.) for the 6 month period ended 30 June 2010.

€million	British Airways as at 30 June 2010

Non-current assets
Property plant and equipment
Fleet	7,033
Property	1,110
Equipment	289
8,432
Intangibles:
Goodwill	49
Landing rights	243
Brand	—
Franchise	—
Software	33
325
Investments in Subsidiaries	—
Investments in Associates	235
Available for Sale financial assets	87
Deferred tax assets	—
Employee benefit assets	608
Derivative financial instruments	9
Prepayments and accrued income	70
1,009
Total non-current assets	9,766
Non- current assets held for sale	31
Current assets and receivables
Inventories	143
Trade receivables	668
Other current assets	334
Derivative financial instruments	37
Other current interest-bearing deposits	1,151
Cash and cash equivalents	988
Total current assets and receivables	3,321
Total assets	13,118
Shareholders’ equity
Issued share capital	352
Share premium	1,147
Investment in own shares	(5)

Other reserves	585
Total shareholders’ equity	2,079
Non controlling interests	245
Total equity	2,324
Non-current liabilities
Interest bearing long term borrowings	4,200
Employee benefit obligations	261
Provisions for deferred tax	856
Other provisions	196
Derivative financial instruments	18
Other long term liabilities	407
Total non-current liabilities	5,938
Current liabilities
Current portion of long-term borrowings	694
Trade and other payables	3,785
Derivative financial instruments	59
Current tax payable	2
Short-term provisions	316
Total current liabilities	4,856
Total equity and liabilities	13,118

24.3	Iberia

The following financial information (prepared in accordance with IFRS-EU) is incorporated by reference into this document (and can be consulted from the CNMV’s website at www.cnmv.es and from Iberia’s website www.iberia.com):

24.3.1	Balance sheets at 31 December 2009, 2008 and 2007 prepared under IFRS-EU

	As at 31 December 2009 (€ million)	As at 31 December 2008 (€ million)	As at 31 December 2007 (€ million)	% Change 09-08	% Change 08-07
NON-CURRENT ASSETS:	2,362	2,450	2,086	(3.6)	17.4

Intangible assets	50	52	51	(3.8)	2.0
Property, plant and equipment	1,046	1,118	1,133	(6.4)	(1.3)
Aircraft	717	779	791	(8.0)	(1.5)
Other property, plant and equipment	329	339	342	(2.9)	(0.9)
Investments in subsidiaries and associates	134	17	16	688.3	6.3
Non-current financial assets-	497	672	404	(26.0)	66.3
Equity instruments	269	247	42	8.9	488.1
Loans to third parties	77	123	116	(37.4)	6.0
Derivatives	4	70	26	(94.3)	169.2
Other financial assets	147	232	220	(36.6)	5.5
Deferred tax assets	635	591	481	7.4	22.9
Other non-current assets	—	—	1	—	—

CURRENT ASSETS:	2,684	3,184	3,931	(15.7)	(19.0)

Non-current assets held for sale	9	11	—	(18.2)	—
Inventories	215	224	197	(4.0)	13.7
Aircraft spare parts	170	176	151	(3.4)	16.6
Other inventories	45	48	46	(6.3)	4.3
Receivables	478	586	720	(18.4)	(18.6)
Current financial assets-	1,088	1,751	860	(37.9)	103.6
Loans to third parties	31	34	60	(8.8)	(43.3)
Derivatives	55	79	35	(30.4)	125.7
Other financial assets	1,002	1,638	765	(38.8)	114.1
Current prepayments and accrued income	8	12	11	(33.3)	9.1
Cash and cash equivalents	886	600	2,143	47.7	(72.0)

	As at 31 December 2009 (€ million)	As at 31 December 2008 (€ million)	As at 31 December 2007 (€ million)	% Change 09-08	% Change 08-07
Cash	47	74	77	(36.5)	(3.9)
Cash equivalents	839	526	2,066	59.5	(74.5)

TOTAL ASSETS	5,046	5,634	6,017	(10.4)	(6.4)

EQUITY:	1,551	1,564	2,006	(0.8)	(22.0)

Share capital	743	743	743	—	—
Share Premium	120	120	120	—	—
Reserves	1,094	1,089	923	0.5	18.0
Treasury shares	(64)	(64)	(19)	—	236.9
Profit (Loss) attributable to the parent	(273)	32	327	N/M	(90.2)
Consolidated profit (loss) for the year	(273)	32	328	N/M	(90.2)
Profit (Loss) attributable to minority interests	—	—	(1)	—	—
Valuation adjustments	(72)	(357)	(89)	(79.8)	301.1

Equity attributable to shareholders of the parent	1,548	1,563	2,005	(1.0)	(22.0)
Minority interests	3	1	1	N/M	—

NON-CURRENT LIABILITIES:	1,732	1,765	1,896	(1.9)	(6.9)

Non-current provisions	1,209	1,283	1,377	(5.8)	(6.8)
Non-current payables	301	403	421	(25.3)	(4.3)
Deferred tax liabilities	7	1	1	N/M	—
Long-term accruals	215	78	97	N/M	(19.6)

CURRENT LIABILITIES:	1,763	2,305	2,115	(23.5)	9.0

Current payables	295	640	269	(53.9)	137.9
Customer prepayments	389	394	455	(1.3)	(13.4)
Trade and other payables	1,075	1,254	1,384	(14.3)	(9.4)
Trade payables	807	970	1,020	(16.8)	(4.9)
Remuneration payable	149	159	202	(6.3)	(21.3)
Payables to public authorities	119	125	162	(4.8)	(22.8)
Accruals	4	17	7	(76.5)	142.9

TOTAL EQUITY AND LIABILITIES	5,046	5,634	6,017	(10.4)	(6.4)

N/M: non meaningful. Interannual variations which compare positive and negative figures and variations over 1000%.

24.3.2	Comments on the most significant variations on the balance sheet prepared under IFRS-EU

24.3.2.1	Comparison between the year ended 31 December 2009 and the year ended 31 December 2008

a)	Non-current assets

The most significant change at 31 December 2009 in Non-Current Assets was in “Investments in Subsidiaries and Associates”, which mainly consists of the Parent’s stake in Vueling Airlines, S.A. amounting to €117 million.

There was also a significant decrease in “Non-Current Financial Assets”, which was down by 26.0 per cent. Part of this decrease is due to the reclassification of the loan to Clickair, S.A., which was recognised in “Loans to Third Parties” and amounted to €76 million. The reason for the transfer of this loan was the merger of Clickair, S.A. and Vueling, S.A. in July 2009. Also, “Equity instruments”, which includes loans to Iberbus companies and available-for-sale financial assets (equity investments in other companies), rose by 8.9 per cent., due mainly to the 9.9 per cent. change in value of the stake in British Airways Plc, whose fair value was €242 million at 31 December 2009 compared to €217 million at 31 December 2008. Also, “Other financial assets”, which mainly comprises deposits for aircraft purchases fell by 36.6 per cent., chiefly because of a €94 million (-43.5 per cent.) decrease in prepayments on aircraft.

b)	Current assets

The change in Current Assets resulted mainly from the decrease in the “Receivables” items by €108 million and in “Current Financial Assets” by €663 million. “Receivables are mainly with customers, on sales made directly by Iberia Group, and with passenger and cargo agencies that sell Iberia services. Also included are balance with airlines, mainly for services provided by Iberia on tickets originally sold by other airlines. Finally, it includes a receivable from the Spanish Tax Office. “Other financial assets” includes deposits posted on aircraft purchases of €114 million (31 December 2008: €24 million). Also, at 31 December 2009 and 2008 Iberia Group had short-term financial assets, mainly deposits, euro deposits, euro commercial paper, and term deposits or commercial paper, of €874 million and €1,579 million, respectively. Average return on these assets was 3.22 per cent. in 2009 and 4.74 per cent. in 2008. Finally, the balance of “Cash and Cash Equivalents”, on the other hand, was up by €286 million, due mainly to an almost 60 per cent. increase in “Cash Equivalents”, which includes the balance of investments maturing in less than three months regardless of the original term of those investments.

c)	Equity

The Group’s equity hardly changed in 2009, falling by 0.8 per cent. with respect to the 2008 figure. The impact of the loss recognised in “Consolidated Profit (Loss) for the Year” (€273 million) was almost completely offset by the increase in “Valuation Adjustments”, in other words, as a result of the re-measurement to fair value of hedge arrangements and, to a lesser extent, the impact of the rise in the Group’s shares in British Airways PLC.

d)	Non-current liabilities

Although this category hardly changed with respect to 2008, there were significant movements in some of its components. “Non-Current Payables” fell by 25 per cent., due mainly to a 64.5 per cent. drop in the items under “Bank Loans” (interest-bearing loans and credit lines) and a 53 per cent. decrease in “Non-Current Liabilities – Derivatives” (financial instruments used to hedge currency, interest rate and fuel price risks). This reduction was mitigated by the €137 million increase in “Long-Term Accruals”, due mostly to the recognition at fair value of the Iberia Plus frequent-flyer points not used at 31 December 2009, as a result of the application of IFRIC 13, which obliges companies to recognise the portion of the expense corresponding to the value of the loyalty programme points as a liability.

e)	Current liabilities

All of the items under current liabilities had fallen at 31 December 2009. The most notable change was the 54 per cent. reduction in “Current Payables”, which was practically all due to the increase in derivative financial instruments which reduced liabilities by €421 million.

24.3.2.2	Comparison between the year ended 31 December 2008 and the year ended 31 December 2007

a)	Non-current assets

The significant variation in “Non-Current Financial Assets” was basically due to the acquisition of a 9.9 per cent. stake in British Airways PLC, amounting to €331 million, which is recognised at fair value in “Equity Instruments”. There was also a €44 million increase in non-current “Derivatives”. “Other financial assets” rose by 5.5 per cent., due mostly to a 7.5 per cent. rise in “Deposits for aircraft purchases” (deposits equal to the payments on account for the acquisition of aircraft and engines which are liable to be repaid). “Deferred Tax Assets” had a positive balance due to the provisions recorded to meet obligations with staff and other provisions, and to income received in relation to discounts granted by aircraft and engine manufacturers and other deferred aircraft-related incentives (income linked to aircraft on operating leases which is accrued over the term of the lease).

b)	Current assets

There were two particularly significant changes in this category. The first took place in “Current Financial Assets” which was up by €891 million, as a result of the increases in current “Derivatives” (126 per cent.) and, especially, “Other financial assets” increased by 114 per cent. due to the rise in assets maturing in less than 12 months. In contrast, “Cash equivalents” fell by 74.5 per cent. due to the fall in assets maturing in less than 3 months. The return on investments recognised in “Cash Equivalents” (basically, deposits, euro deposits, euro commercial paper, term deposits and commercial paper) rose from 4.50 per cent. in 2007 to 4.70 per cent. in 2008. Meanwhile, “Inventory” rose by 13.7 per cent., owing in part to a 16.6 per cent. increase in spares and in part to a 4.3 per cent. rise in other inventory items (reparable aircraft engines and fuel). Receivables fell by 18.6 per cent. to €586 million.

c)	Equity

The Group’s equity was 22 per cent. lower at 31 December 2008, due mainly to the dividend paid out of 2007 income (€158 million) and the adjustments to the balances of the reserves accounts as a result of the change in value of derivatives. In addition, at 31 December 2008 a balance of €64 million was recognised in the Parent’s consolidated balance sheet relating to 27,898,271 treasury shares.

d)	Non-current liabilities

Decreases can be seen in all of the items belonging to this category. In particular, there was a reduction in “Long-term provisions” of 6.8 per cent., mainly reflecting a reduction in “Provisions for Restructuring Costs” amounting to €92 million, relating to the present value of liabilities caused by resignations under the voluntary workforce restructuring plan, and “Other Provisions” totalling 40 million. This included provisions related to legal disputes and tax declarations pending. “Non-current payables” were down by 4.3 per cent. as a consequence of declines in all component items, most sharply in “Derivatives”, which fell by 9.6 per cent. “Long-Term Accruals”, which consists of the sums to be recognised as revenues at the end of each year, decreased by almost 20 per cent.

e)	Current liabilities

The 9 per cent. change was basically due to the €371 million increase in “Current Payables”. A significant part of this increase, i.e. €365 million, was due to the re-measurement of derivatives. The other items composing this category decreased, however, although not sufficiently to offset the increase in current payables.

24.3.3	Income statement for financial years ended 31 December 2009, 2008 and 2007 under IFRS-EU

	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	% Change 09-08	% Change 08-07
CONTINUING OPERATIONS:
Revenue	4,231	5,223	5,304	(19.0)	(1.5)
Other operating income	227	292	231	(22.3)	26.4
Recurring	178	227	217	(21.6)	4.6
Non-recurring	49	65	14	(24.6)	nm
Procurements	(1,410)	(1,864)	(1,354)	(24.4)	37.7
Employee costs	(1,348)	(1,321)	(1,444)	2.0	(8.5)
Recurring	(1,297)	(1,320)	(1,380)	(1.7)	(4.3)
Non- recurring	(51)	(1)	(64)	nm	(98,4)
Depreciation and amortisation charge	(176)	(193)	(215)	(8.8)	(10.2)
Other operating costs	(1,996)	(2,157)	(2,305)	(7.5)	(6.4)
Recurring	(1,990)	(2,152)	(2,288)	(7.5)	(5.9)
Non-recurring	(6)	(5)	(17)	20.0	(70.6)
Impairment losses and net gains on disposal of non-current assets	(3)	25	196	nm	(87.2)

PROFIT (LOSS) FROM OPERATIONS	(475)	5	413	nm	(98.8)

Finance income	64	137	126	(53.3)	8.7
Finance cost	(40)	(52)	(60)	(23.1)	(13.3)
Exchange differences	(17)	(2)	(3)	nm	33.3
Share in profits in associates	8	(18)	(29)	nm	(37.9)
Other finance revenue and expenses	25	(34)	—	nm	—

PROFIT BEFORE TAX	(435)	36	447	nm	(91.9)

Income tax	162	(4)	(119)	nm	(96.6)

PROFIT (LOSS) FROM CONTINUING OPERATIONS	(273)	32	328	nm	(90.2)

	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	% Change 09-08	% Change 08-07
OPERATIONS

Attributable to:
Shareholders of the Parent	(273)	32	327	nm	(90.2)
Minority interests	—	—	(1)	—	—
BASIC EARNINGS PER SHARE (€)	(0.295)	0.034	0.346	nm	(90.2)

nm: non meaningful. Interannual variations which compare positive and negative figures and variations over 1000%.

24.3.4	Comments on the most significant variations in the income statement under IFRS-EU

See section 15 for further information on the most significant variations in the income statement.

24.3.5	Consolidated cash flow statements for the financial years ended 31 December 2009, 2008 and 2007 under IFRS-EU.

	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	% Change 09-08	% Change 08-07

CASH FLOWS FROM OPERATING ACTIVITIES:	(280)	38	381	nm	(90.0)

Profit before tax	(435)	36	447	nm	(91.9)
Adjustments to profit (loss):	151	113	142	33.6	(20.4)
Depreciation and amortisation	176	193	215	(8.8)	(10.2)
Impairment losses	(3)	6	—	nm	—
Changes in provisions	72	52	163	38.5	(68.1)
Gains (Losses) on retirements and disposal of property, plant and equipment	4	(25)	(102)	nm	(75.5)
Gains (Losses) on retirements and disposal of financial instruments	(21)	—	(94)	—	—
Finance income	(63)	(137)	(126)	(54.0)	8.7
Finance cost	39	52	60	(25.0)	(13.3)
Exchange differences	17	—	(4)	—	—
Change in fair value of financial instruments	(4)	5	7	nm	(28.6)
Other income and expenses	(66)	(33)	23	100.0	nm
Changes in working capital	75	(56)	(8)	nm	(600.0)
Inventories	17	(26)	(15)	nm	73.3
Trade and other receivables	104	126	(113)	(17.5)	nm
Other current assets	4	(26)	1	nm	nm
Trade and other payables	(69)	(153)	125	(54.9)	nm
Other current liabilities	(10)	11	(35)	nm	nm
Other non-current assets and liabilities	29	12	29	141.7	(58.6)
Other cash flows from operating activities	(71)	(55)	(200)	29.1	(72.5)
Interest paid	(16)	(26)	(34)	(38.5)	(23.5)
Dividends received	2	1	14	100.0	(92.9)
Interest received	104	137	88	(24.1)	55.7
Corporate income tax expense (refunds)	14	(31)	(121)	nm	(74.4)
Other receipts (payments)	(175)	(136)	(147)	28.7	(7.5)

CASH FLOWS FROM INVESTING ACTIVITIES:	(175)	(390)	351	(55.1)	nm

Payments on investments	(277)	(633)	(328)	(56.2)	93.0

	FY 2009 (€ million)	FY 2008 (€ million)	FY 2007 (€ million)	% Change 09-08	% Change 08-07

Group and associated companies	(59)	(57)	(9)	3.5	nm
Intangible assets	(17)	(20)	(20)	(15.0)	0.0
Property, plant and equipment	(110)	(127)	(163)	(13.4)	(22.1)
Other financial assets	(55)	(429)	(136)	(87.2)	nm
Other assets	(36)	—	—	—	—
Proceeds from disposals-	102	243	679	(58.0)	(64.2)
Intangible assets	—	—	6	—	—
Property, plant and equipment	37	106	360	(65.1)	(70.6)
Other financial assets	61	47	265	29.8	(82.3)
Other assets	4	90	48	(95.6)	87.5

CASH FLOWS FROM FINANCING ACTIVITIES:	39	(301)	(239)	nm	25.9

Proceeds from and payments for equity instruments	—	(45)	3	—	nm
Issue of equity instruments	—	—	8	—	—
Acquisition of treasury shares	—	(46)	(8)	—	nm
Disposal of treasury shares	—	1	3	—	(66.7)
Proceeds from and payments for financial liabilities	39	(98)	(209)	nm	(53.1)
Proceeds from bank borrowings	125	56	29	nm	93.1
Repayment of bank borrowings	(86)	(154)	(238)	(44.2)	(35.3)
Dividends paid and payments on other equity instruments	—	(158)	(33)	—	(378.8)
Dividends	—	(158)	(33)	—	(378.8)

EFFECT OF EXCHANGE RATE CHANGES	(6)	—	—	—	—

NET INCREASE/DECREASE IN CASH AND EQUIVALENTS	(422)	(653)	493	(35.4)	nm

Cash and cash equivalents at the beginning of the year	2,182	2,835	2,342	(23.0)	21.1
Cash and cash equivalents at the end of the year	1,760	2,182	2,835	(19.3)	(23.0)

24.3.6	Comments on the most significant variations in the cash flow statement prepared in accordance with IFRS-EU

24.3.6.1	Comparison between the years ended 31 December 2009 and 31 December 2008

a) Net increase/decrease in cash or cash equivalents

In 2009 cash or cash equivalents decreased by €422 million (a fall of 35.4 per cent.). The variation in the different cash flows that gave rise to this reduction are discussed below.

b) Cash flow from operating activities

The significant loss before tax incurred by Iberia in 2009 (-€435 million) had a negative impact on the cash flow balance of operating activities, which stood at -€280 million.

In the item “Adjustments to profit (loss)” there is a variation of nearly 34 per cent. (€38 million). One of the items that stands out is “Changes in provision”, due mainly to the provision of €51 million for the extension of the Collective Redundancy Procedure that the company maintains with its personnel (for further information see section 15.4.2.2 of this document. In addition, the caption “Gains (losses) on retirements and disposal of property, plant and equipment” showed in 2008 a net gain of €25 million originating mainly from gains on fleet disposals (8 MD 87, 2 A320, 1 A340 and 2 MD engines). There were no disposals under this item in 2009. In 2009, the item of “Gains (losses) on retirements and disposals of financial instruments” includes the gain resulting from the exchange of shares of Clickair and Vueling in the merger between the two companies (€20.5 million). Lastly, there were falls in finance income and cost as a result of the decrease in interest on short-term deposits and on loans, respectively.

The item “Changes in working capital” increased considerably, going from -€56 million to €75 million. The most significant variation relates to the item “Trade and other payables”, which includes the reassessment of €115 million (for further information see section 15.4.2.6 of this document), as a result of the application of IFRIC 13 “Customer Loyalty Programmes”.

The item “Other cash flows from operating activities” increased by 29 per cent., leaving the balance at -€71 million. The items “Interest paid” and “Interest received”, current items that payable and receivable in the year and therefore classified as operating cash flow, were affected both by the decrease in interest rates, which led to the consequent reductions in both items, and by the decrease in the financing received and delivered, which had a net positive impact of €88 million.

c) Cash flow from investing activities

A significant reduction occurred both in the caption “Payments on investments” (which fell by 56 per cent., €356 million) and in that of “Proceeds from disposals” (which fell by 58 per cent., €141 million), which gave rise to a decrease of 55 per cent. in the balance of cash flow from investing activities.

The item “Other financial assets” fell by 87 per cent. (€374 million), which is due mainly to the fact that financial year 2008 saw the inclusion of €331 million from the purchase of the 9.9 per cent. stake in British Airways, as well as a decrease in prepayments on aircraft.

The variation in the item “Property, plant and equipment” (down 65 per cent., €69 million) is essentially due to the fleet disposals that took place in 2008 for approximately €100 million.

d) Cash flow from financing activities

In 2008 there was a negative balance of €301 million, which in 2009 turned into a positive €39 million thanks mainly to €158 million in dividend payments during 2008 while there were no dividends paid in 2009.

“Proceeds from and payments for equity instruments” varied basically as a result of the acquisition of own shares that took place in 2008, which amounted €45 million balance.

“Proceeds from and payments for financial liabilities” increased by €39 million, mainly as a result of the reduction in the item “Repayments of bank borrowings” by 44 per cent. (€68 million). However, there was also a rise in “Proceeds from bank borrowings” to €125 million.

24.3.6.2	Comparison between the years ended 31 December 2008 and 31 December 2007

a) Net increase/decrease in cash or cash equivalents

In 2008 there was a decrease of €653 million. The variation in the different cash flows that gave rise to this reduction is detailed below.

b) Cash flow from operating activities

Cash flow from operating activities was down by 90 per cent. on the year before due essentially to the lower profits before taxes, which went from €447 million in 2007 to €36 million in 2008. The financial crisis, the fall in demand for air travel and the rise in the price of fuel had a highly adverse impact on the financial statements for the year.

“Adjustments to profit (loss)” fell by 20 per cent. (€29 million) as a result of reductions in practically all of the items of which it is composed. The item “Change in provisions” fell by 68 per cent. (€111 million), mainly because in 2007 the company recorded a higher provision for “Obligations to employees”, of €74 million and an adjustment of €63 million derived from the Collective Redundancy Procedure. The item “Gains (losses) on retirements and disposal” experienced large decreases, due mainly to fleet sales totalling €73 million in 2007 (11 Boeing 747, 6 MD 87, 8 A320, 3 B747 engines and 1 B757 engine), and to the sale of certain land in the industrial area of Muñoza (€28 million). In addition, the same year saw the sale of part of Iberia’s stake in WAM Acquisitions, S.A., related to the recapitalisation of this company, for €94 million, included in “Gains (losses) on retirements and disposal of financial instruments”.

“Changes in working capital” showed a negative balance of €56 million in 2008, compared with the balance of -€8 million in 2007. Thus, whereas the receivables item rose to €126 million, payables fell from €125 million in 2007 to -€153 million in 2008. The change in receivables reflected a €126 million drop in revenue coupled with an adjustment to allocations of income that led to a €61 million reduction. Payables fell in large part because of a €42 million decline in forecast fuel consumption and a €44 million writedown in budgeted costs.

“Other cash flows from operating activities” fell by 72.5 per cent. (€145 million), as a result of decreases in practically all of its components. Thus, Corporate income tax expense” fell in line with the decrease in the profit posted by the company in the year. Note, however, the 56 per cent. increase (€49 million) in “Interest received”.

c) Cash flow from investing activities

The 93 per cent. (€305 million) rise in the “Payments on investments” was due mainly to the acquisition of the 9.9 per cent. stake in British Airways, at a cost of €331 million, and the increase in the stake in Clickair, S.A. Also, “Proceeds from disposals” fell by 64 per cent., due to the fact that 2007 saw greater fleet disposals (€312 million compared to €100 million in 2008), included in “Gains (losses) on retirements and disposal of property, plant and equipment”.

Additionally, “Gains (losses) on retirements and disposal of financial instruments” was higher in 2007: the collection of the full amount of the loan granted to WAM Acquisitions, S.A. (for €47 million) and the repurchase of shares and the sale of 0.11 per cent. of the stake in WAM Acquisitions, S.A. for €101 million and the return of advance fleet payments amounted €107 million.

d) Cash flow from financing activities

“Proceeds from and payments for equity instrument” rose to a negative balance of €45 million, due to the acquisition of 20,255,916 own shares for €45 million.

In addition, “Dividends paid” contributed to the increase in cash flows from financing activities, as a result of the 2008 payment of the dividend out of 2007 profits of €158 million, whereas in 2007 dividends were just €33 million. The change was due to the €323 million profit made by Iberia L.A.E. in 2007, compared to €85 million in 2006.

“Proceeds from and payments for financial liabilities” maintained a negative balance of €98 million, 53 per cent. (€111 million) down on the prior year, due mainly to the large decrease in the item “Repayments of bank borrowings” (down 35 per cent., €84 million).

24.3.7	Consolidated statement of changes in equity for the financial years ended 31 December 2009, 2008 and 2007 under IFRS-EU

Reserves of companies consolidated by

	Share capital (€ million)	Share premium (€ million)	Legal reserve (€ million)	Voluntary reserves (€ million)	Full consolidation (€ million)	Equity method (€ million)	Treasury shares (€ million)	Valuation adjustments (€ million)	Consolidated profit for the year (€ million)	Total (€ million)	Minority interests (€ million)	Total equity (€ million)
Balance as at 31 December 2008	743	120	149	966	(5)	(21)	(64)	(357)	32	1,563	1	1,564

Adjustments for first-time application of IFRS 13	—	—	—	(25)	—	—	—	—	—	(25)	—	(25)

Adjusted balance as at 1 January 2009	743	120	149	941	(35)	(21)	(64)	(357)	32	1,538	1	1,539

Consolidated comprehensive income for 2009	—	—	—	—	—	—	—	285	(273)	12	—	12

Distribution of 2008 profit

To reserves	—	—	—	44	6	(18)	—	—	(32)	—	—	—

Other movements	—	—	—	(50)	—	48	—	—	—	(2)	2	—

Balance as at 31 December 2009	743	120	149	935	1	9	(64)	(72)	(273)	1,548	3	1,551

Reserves of companies consolidated by

	Share capital (€ million)	Share premium (€ million)	Legal reserve (€ million)	Voluntary reserves (€ million)	Full consolidation (€ million)	Equity method (€ million)	Treasury shares (€ million)	Valuation adjustments (€ million)	Consolidated profit for the year (€ million)	Total (€million)	Minority interests (€ million)	Total equity (€ million)
Balance as at 31 December 2007	743	120	148	777	(12)	10	(19)	(89)	327	2,005	1	2,006

Consolidated comprehensive income for 2008	—	—	—	—	—	—	—	(268)	32	(236)	—	(236)

Distribution of 2007 profit

To reserves	—	—	1	192	7	(31)	—	—	(169)	—	—	—

To dividends	—	—	—	—	—	—	—	—	(158)	(158)	—	(158)

Change in treasury shares	—	—	—	—	—	—	(45)	—	—	(45)	—	(45)

Other movements	—	—	—	(3)	—	—	—	—	—	(3)		(3)

Balance as at 31 December 2008	743	120	149	966	(5)	(21)	(64)	(357)	32	1,563	1	1,564

Reserves of companies consolidated by

	Share capital (€ million)	Share premium (€ million)	Legal reserve (€ million)	Voluntary reserves (€ million)	Full consolidation (€ million)	Equity method (€ million)	Treasury shares (€ million)	Revaluation adjustments (€ million)	Consolidated profit for the year (€ million)	Total (€ million)	Minority interests (€ million)	Total equity (€ million)
Balance as at 31 December 2006	739	116	147	762	(17)	6	(14)	(58)	57	1,738	1	1,739

Total recognised revenues and expenses	—	—	—	—	—	—	—	(31)	327	296	—	296

Operations with owners

Distribution of profit 2006

To reserves	—	—	1	14	5	6	—	—	(24)	—	—	—

To dividends	—	—	—	—	—	—	—	—	(33)	(33)	—	(33)

Capital increase	4	4	—	—	—	—	—	—	—	8	—	8

Change in treasury shares	—	—	—	—	—	—	(5)	—	—	(5)	—	(5)

Other movements	—	—	—	—	—	—	—	—	—	1		1

				1

Balance as at 31 December 2007	743	120	148	777	(12)	10	(19)	(89)	327	2,005	1	2,006

Consolidated comprehensive income for the period includes profit in the income statement and income and expense recognised directly in equity, which mainly include changes in the value of available-for-sale financial assets and derivative financial instruments designated as hedges, net of the related tax effect.

In 2009, equity adjustments amounted €285million, once the tax effect is discounted. Of this figure, €18 million comes from the adjustment at fair value (after taxes) of the British Airways Plc shares, and €267 million come from the variation (after taxes) of the effective value of cash flow hedges, mainly derivate from the fuel. Equity adjustments plus condensed result of the year, showed in the income statement (a loss of €273 million) gavee rise to a global final result of €12 million.

In 2008, equity adjustments amounted -€268million, once the tax effect is discounted. Of this figure, -€80 million comes from the adjustment at fair value (after taxes) of the British Airways Plc shares, and -€188 million come from the variation (after taxes) of the effective value of cash flow hedges, mainly derivate from the fuel. Valuation adjustments on equity plus consolidated result of the year, showed in the income statement (a benefit of €32 million) gave rise to a global final loss of -€236 million.

24.3.8	Iberia interim financial information

Set out below is the consolidated financial information of Iberia for the 6 month periods ended 30 June 2010, which have been subject to a limited review but not audited and can be consulted from the CNMV’s website at www.cnmv.es and from Iberia’s website www.iberia.com):

24.3.8.1	Condensed consolidated balance sheet at 30 June 2010 and 31 December 2009

ASSETS (Millions of Euros)	(*) 30/06/2010	(**) 31/12/2009

NON-CURRENT ASSETS:
Intangible assets	44	50
Property, plant and equipment	1,105	1,046
Aircraft fleet	781	717
Other items of property, plant and equipment	324	329
Investments in associates	138	134
Non-current financial assets	1,114	497
Deferred tax assets	612	635

Total non-current assets	3,013	2,362

CURRENT ASSETS:
Non-currents assets classified as held for sale	7	9
Inventories	224	215
Account receivable	643	478
Financial assets	1,476	1,088
Other assets	23	8
Cash and cash equivalents	615	886

Total current assets	2,988	2,684

TOTAL ASSETS	6,001	5,046

EQUITY AND LIABILITIES	(*) 30/06/2010	(**) 31/12/2009

EQUITY:
Share capital	743	743
Share premium	120	120
Reserves	1,102	1,094

Treasury shares	(64)	(64)
Negative results of previous years	(281)	—
Profit attributable to the Parent	(21)	(273)
Consolidated profit for the period	(21)	(273)
Valuation adjustments in equity	352	(72)

Equity attributable to shareholders of the Parent	1,951	1,548
Minority interests	3	3

Total equity	1,954	1,551

NON-CURRENT LIABILITIES:
Long-term provisions	1,123	1,209
Non-current payables	395	301
Deferred tax liabilities	157	7
Non-current accrued expenses and deferred income	213	215

Total non-current liabilities	1,888	1,732

CURRENT LIABILITIES:
Current payables	266	295

Customer advances	642	389
Trade and other payables	1,241	1,075
Suppliers and sundry accounts payable	908	807
Remuneration payable	167	149
Tax payable	166	119
Current accrued expenses and deferred income	10	4

Total current liabilities	2,159	1,763

TOTAL EQUITY AND LIABILITIES	6,001	5,046

(*)	Limited review figures.
(**)	Audited figures

•	Property, plant and equipment

Aircraft in service

Iberia had 112 aircrafts in service at 30 June 2010, which 9 were owned, 12 were under finance lease and 91 were under operating lease.

Registered aircrafts value on balance sheet at 30 June 2010 amounted to €781 million euros compared to €717 million at 31 December 2009.

In the first six months of 2010, Iberia acquired two A-319 aircraft for subsequent sale and lease under an operating lease. It also acquired an A-320 which it subsequently sold, obtaining a gain of €2 million recognised under “Net gains on disposals of non-current assets” in the condensed consolidated income statement for the six months ended 30 June 2010.

In addition, a finance lease was arranged for an aircraft in the A-340-600 fleet.

The remaining aircraft additions in the six months ended 30 June 2010 relate to the acquisition of two engines for A-320 aircraft for a total amount of €8 million, and to the capitalisation of internal overhauls on aircraft under operating leases.

Assets held under finance lease

At 30 June 2010, the total cost of property, plant and equipment acquired under finance leases, mainly aircraft, was €511 million, with €139 million of accumulated depreciation (€408 million and €127 million at 31 December 2009, respectively).

Non-current assets not in service

Iberia keeps aircraft and engines registered in the heading of property, plant and equipment in the condensed consolidated statement of financial position at 30 June 2010, which are not in service. The cost of these assets, €78 million at both 30 June 2010 and 31 December 2009, is covered by the related depreciation and provisions recognised. These amounts do not include the six A-320 aircraft temporarily grounded since 2009. At 30 June 2010, the net carrying amount of these six aircraft was €30 million.

Non-current assets classified as held for sale

All balances recognised under this heading relate to the Iberia’s MD aircraft which are to be sold in the next few years under the sale contracts for this fleet. At 30 June 2010, these aircraft were not in service.

In June 2010, the Group sold six engines of these MD aircraft, recognising a gain of €2 million under “Net gains on disposal of non-current assets” in the accompanying condensed consolidated income statement. In addition, the Group wrote down the fair value of these aircraft by an amount of €1 million, recognised under “Net gains on disposal of non-current assets” in the accompanying condensed consolidated income statement.

•	Financial assets – long term assets classified as held for sale at fair value

Non-current financial assets result amounted €1,114 million as at 30 June 2010 compared to €497 million at 31 December 2009. The highest difference was registered in long-term assets held for sale at fair value (equity instruments) that increased from €243 million to €801 million mainly due to a revalorization of Iberia’s shareholding in British Airways and Amadeus.

In the first six months of 2010, the investment in British Airways, with which Iberia is in the processing of merging (see Note 1.c), was revalued by €33 million. This revaluation, net of tax, was recognised with a credit to “Equity – Valuation adjustments” in the accompanying consolidated condensed statement of financial position at 30 June 2010. At 30 June 2010, the net carrying amount of the investment was €276 million.

Amadeus IT Holding, S.A. (formerly WAM Acquisition, S.A.):

The stake in Amadeus IT Holding, S.A. was acquired as partial consideration in the sale of Amadeus, S.A. and is structured as ordinary and preference shares, the latter being convertible into ordinary shares if the subsidiary is floated on the stock market.

Trading in the shares of Amadeus IT Holding, S.A. began on 29 April 2010. Previously to that date, the Parent proceeded to sale part of its investment in such company, obtaining a net income of €13 million, recognised in “Other income and expenses” in the accompanying condensed consolidated income statement for the six months ended 30 June 2010 described in section 24.3.8.2 of this document. At 31 December 2009, the investment in Amadeus IT Holding, S.A. was carried at acquisition cost. At 30 June, this stake was measured at fair value, which at that date amounted to €524 million. The €523 million difference between this amount and cost was recognised, net of the related tax effect, with a credit to “Equity – Valuation adjustments” in the accompanying consolidated condensed statement of financial position.

Current loans and receivables – Highly liquid assets

At 30 June 2010, Iberia had invested €1,395 million (€874 million at 31 December 2009) in current financial assets. These were mainly deposits, euro deposits, euro commercial paper, fixed-term deposits and promissory notes.

•	Financial liabilities

The detail of the Group’s financial liabilities at 30 June 2010 and 31 December 2009, by nature and classification for measurement purposes, is as follows:

	€ million
	30/06/10			31/12/09
	Current	Non- current	Total	Current	Non- current	Total

At amortised cost:
Bank borrowings	175	45	220	221	27	248
Finance leases	28	297	325	30	224	254
Other financial liabilities	8	11	19	17	2	19
At fair value
Derivatives	55	42	97	27	48	75

Total	266	395	661	295	301	596

•	Equity

The number of shares and aggregate par value of the share capital at 30 June 2010 and 31 December 2009 were 953,103,008 shares and €743 million, respectively.

Iberia treasury stock as of 30 Junes 2010 represents 2.93 per cent. of the share capital (28 millions of shares), which was the same amount as of 31 December 2009. The total acquisition value of such shares was €64 millions.

•	Provisions and contingent liabilities

a)	Detail

The detail of “Non-current Provisions” in the accompanying statement of financial position is as follows:

	€ million
	30/06/10	31/12/09

Provisions for contingencies and expenses
Provisions for restructuring costs	364	425
Litigation and other	83	100
Provisions for obligations to employees	597	598
Provisions for major repairs	79	86

Provisions	1,123	1,209

b)	Provisions for restructuring costs

The balance of “Provisions for Restructuring Costs” relates to the present value of the liabilities arising from collective redundancy procedure 72/01 (3,535 employees). Some 24 employees signed up for the voluntary collective redundancy procedure in the first half of 2010.

The payments related to this provision will continue over the next seven years in accordance with the age of the employees who have availed themselves of the procedure.

In addition, in 2010, Iberia approved the 19th Collective Labour Agreement covering ground staff as well as the extension of the subscription and application period for the collective redundancy procedure to 31 December 2013 covering ground staff under the same terms and conditions. This extension was subsequently approved by the Directorate General of Labour on 9 June 2010. In first six months of 2010, a total of six employees took advantage of this procedure.

c)	Litigation

No new lawsuits considered significant were brought against the Group nor were there significant changes in ongoing litigation in the first half of 2010, except for the favourable ruling issued regarding the assessments by tax authorities for the customs duties for the period from 1998 to 2000. The Group had recognised a €33 million provision to cover these claims, which it has reversed with a balancing entry in “Other operating income – Non-recurring” in the accompanying condensed consolidated income statement for the six months ended 30 June 2010.

The total amount of payments derived from litigation made by the Group in the first six months of 2010 is not significant.

d)	Provisions for obligations to employees

In the first half of 2010, some of the pilots eligible to choose whether to avail of this reserve or remain partially active elected this option. As a result, €20 million of the provision to cover these obligations was reversed, recognised in “Other operating income – Non-recurring” in the condensed consolidated income statement for the six months ended 30 June 2010.

24.3.8.2	Interim condensed consolidated income statement for the six months ended 30 June 2010 and 2009

(Millions of Euros)	(*) 30/06/2010	(*) 30/06/2009

Revenue	2,135	2,074
Other operating income-	145	97
Recurring	92	93
Non-recurring	53	4
Procurements-	(614)	(691)
Recurring	(614)	(691)
Staff costs-	(637)	(651)
Recurring	(636)	(651)
Non-recurring	(1)	—
Depreciation and amortization charge	(86)	(89)
Other operating expenses-	(990)	(1,014)
Recurring	(963)	(1,013)
Non-recurring	(27)	(1)
Net gains on disposal of non-current assets	(3)	—

RECURRING ORDINARY PROFIT	(72)	(277)

PROFIT FROM OPERATIONS	(50)	(274)

Finance income	11	46
Finance costs	(17)	(20)
Exchange differences (gains and losses)	19	(6)
Share of results for the year of associates	4	—
Other income and expenses	4	4

PROFIT BEFORE TAX	(29)	(250)

Income tax	8	85

PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS	(21)	(165)

Attributable to:
Shareholders of the parent	(21)	(165)

BASIC EARNINGS PER SHARE (euros)	(0.023)	(0.179)

(*)	Limited review figures.

Comments on the most significant items of the income statement for the six month period ended 30 June 2010 and 2009 are included in section 16 of this Document.

24.3.8.3	Interim condensed consolidated statement of changes in equity for the six months ended 30 June 2010 and 2009:

(Millions of Euros)	Share capital	Share premium	Legal reserve	Voluntary reserves	Reserves of companies consolidated by		Treasury shares	Losses from previous years	Valuation adjustments	Consolidated profit for the year	Total	Minority interests	Total equity
					Full consolidation	Equity method

Balances at January 2009	743	120	149	941	(5)	(21)	(64)	—	(357)	32	1.538	1	1.539

Total recognised income and expenses	—	—	—	—	—	—	—	—	98	(165)	(67)	—	(67)

Distribution of profit:

To reserves	—	—	—	40	6	(14)	—	—	—	(32)	—	—	—

Other changes	—	—	—	—	—	—	—	—	—	—	—	2	2

Balances at 30 June 2009 (*)	743	120	149	981	1	(35)	(64)	—	(259)	(165)	1.471	3	1.474

Balances at 31 December 2009	743	120	149	935	1	9	(64)	—	(72)	(273)	1.548	3	1.551

Total recognised income and expenses	—	—	—	—	—	—	—	—	424	(21)	403	—	403

Distribution of profit:									—	—		—	—
To negative results of previous years	—	—	—	—	—	8	—	(281)	—	273	—	—	—

Balance at 30 June 2010 (*)	743	120	149	935	1	17	(64)	(281)	352	(21)	1.951	3	1.954

(*)	Limited review figures.

24.3.8.4	Interim condensed consolidation cash statements for the six months ended 30 June 2010 and 2009

(Millions of euros)	(*) 30/06/2010	(*) 30/06/2009
OPERATING ACTIVITIES (I)	186	(111)

Consolidated loss before tax	(29)	(250)
Adjustments for:	32	70
- Depreciation and amortisation	86	89
- Impairment losses	5	—
- Change in provisions	(25)	36
- Gains/losses on recognition and disposal of financial instruments	(13)	—
- Finance income	(11)	(46)
- Finance costs	17	20
- Exchange differences	(10)	—
- Change in fair value of financial instruments	9	(4)
- Other income and expenses	(22)	(25)
- Share in results of associates	(4)	—
Changes in working capital	252	107
- Inventories	(9)	22
- Trade and other receivables	(165)	(67)
- Other current assets	(15)	(34)
- Trade and other payables	437	53
- Other current liabilities	(5)	(27)
- Other non-current liabilities	9	160
Other cash flows from operating activities	(69)	(38)
- Interest paid	(7)	(10)
- Interest received	12	45
- Corporate income tax expense and refunds	3	—
- Other amounts received (paid)	(77)	(73)

CASH FLOWS FROM INVESTING ACTIVITIES (II)	100	(72)

Payments due to investment	(120)	(108)
- Group companies and associates	(1)	—
- Intangible assets	(3)	(5)
- Property, plant and equipment	(67)	(52)
- Non-current assets held for sale	(43)	(51)
- Other assets	(6)	—
Proceeds from disposal	220	36
- Group companies and associates	1	—
- Property, plant and equipment	73	4
- Other financial assets	105	13
- Non-current assets held for sale	2
- Other assets	39	19

CASH FLOWS FROM FINANCING ACTIVITIES (III)	(27)	75

Proceeds and payments relating to equity instruments	—	2
- Proceeds from issue of equity instruments	—	2
Proceeds and payments relating to financial liability instruments	(27)	73
- Proceeds from issue of bank borrowings	186	193
- Repayment of bank borrowings	(213)	(120)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES (IV)	(8)	—

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS (I+II+III+IV)	251	(108)

Cash and cash equivalents at beginning of year	1,759	2,182
Cash and cash equivalents at end of year	2,010	2,074

(*)	Limited review figures.

24.3.8.5	Comparison between the years ended 30 June 2010 and 30 June 2009

Net increase/decrease in cash or cash equivalents

As at June 2010, the net increase in cash and cash equivalents was €251 million, compared to -€108 million in the same period 2009. The variation in the different cash flows that gave rise to this reduction are discussed below.

a) Cash flows from operating activities

In the first six months of 2010, the improvement in the loss before tax experienced by Iberia, had a positive impact on cash flow from operating activities, which rose from -€111 million in the first half of 2009 to €186 million in the same period 2010.

“Adjustments to profit (loss)” fell by 54 per cent. (€38 million), to €32 million. An item to highlight is “Change in provisions”, which was a negative €25 million, basically due to the writeback of provisions for obligations to employees of €20 million (writeback from pilots pension fund) and €33 million from provisions written back after four rulings of the Supreme Court which upheld Iberia’s appeal and exempted the company from paying various customs charges. The “Gains (losses) on retirements and disposals of financial instruments” recorded a €13 million negative balance, mostly due to the gain from the sale of Iberia’s entire holding of Class B shares in WAM Acquisitions (29,793,775).

“Changes in working capital” increased by 136 per cent. (€145 million), due mainly to the €384 million increase in “Trade and other payables”, to €437 million.

“Other cash flows from operating activities” was a negative €69 million, against -€38 million in the same period last year. The difference was largely due to a €45 million interest charge, compared to €12 million in 2010.

b) Cash flow from investing activities

The 11 per cent. (€12 million) rise in “Payments on investments” was mostly driven by the increase in “Property, plant and equipment” following the €36 million spent on aircraft purchases.

Also, “Proceeds from disposals” recorded the biggest change, rising €184 million to €220 million. Aircraft sales brought in €71 million and the return of current predelivery payments (€73 million) accounted for much of this rise.

c) Cash flow from financing activities

The first half of 2010 was a negative €27 million, compared to the €75 million positive balance in the first half 2009. This sharp rise was chiefly attributable to a 78 per cent. increase (€93 million) in “Repayments of bank borrowings” to -€213 million.

25.	PRO FORMA FINANCIAL INFORMATION

25.1.1	Pro forma balance sheet and pro forma income statement at 30 June 2010

In millions €	British Airways six months ended 30 June 2010 (Note 25.1.5)	Iberia six months ended 30 June 2010 (Note 25.1.5)	Harmonisation of accounting policies to IAG policies (Note 25.1.6)	Restated Iberia six months ended 30 June 2010	Purchase price allocation adjustments (Note 25.1.7)	Pro-forma adjustments (Note 25.1.8)	Pro-forma results six months ended 30 June 2010
Traffic Revenue
Passenger	3.743	1.680	—	1.680	—	—	5.423
Cargo	368	141	—	141	—	(1)	508

	4.111	1.821	—	1.821	—	(1)	5.931

Other Revenue	204	459	—	459	—	(13)	650

Revenue	4.315	2.280	—	2.280	—	(14)	6.581

Employee Costs	1.104	636	—	636	—	—	1.740
Restructuring	26	1	—	1	—	28	55
Depreciation, amortisation and impairment	412	85	—	85	2	—	499
Aircraft operating lease costs	39	154	—	154	—	—	193
Fuel and oil costs	1.310	484	—	484	—	—	1.794
Engineering and other aircraft costs	306	85	—	85	—	—	391
Landing fees and en-route charges	331	276	—	276	—	(3)	604
Handling charges, catering and other operating costs	533	399	—	399	—	(11)	921
Selling Costs	171	179	—	179	—	—	350
Accommodation, ground equipment, IT costs and currency differences	330	1	—	1	—	—	331

Total expenditure on operations	4.562	2.300	—	2.300	2	14	6.878

Operating profit/(loss)	(247)	(20)	—	(20)	(2)	(28)	(297)

Finance costs including fuel derivative gains/(losses)	(120)	(17)	—	(17)	—	—	(137)
Finance income	8	46	—	46	—	—	54
Net financing expense relating to pensions	15	(9)	—	(9)	—	—	6
Retranslation charges on currency borrowings	(36)	(46)	—	(46)	—	—	(82)
Profit/(loss) on sale of property, plant and equipment and investments	(1)	13	—	13	—	—	12
Share of post-tax profits/(losses) in associates accounted for using equity method	(19)	4	—	4	—	—	(15)
Fair value gain on British Airways holding in Iberia	—	—	—	—	—	48	48
Net (charge)/credit relating to available for sale financial assets	(1)	—	—	—	—	—	(1)

Profit/(loss) before tax	(401)	(29)	—	(29)	(2)	20	(412)
Tax	58	8	—	8	—	(3)	63

Profit/(loss) after tax	(343)	(21)	—	(21)	(2)	17	(349)

€million	British Airways as at 30 June 2010 (Note 25.1.5)	Iberia as at 30 June 2010 (Note 25.1.5)	Harmonisation of accounting policies to IAG policies (Note 25.1.6)	Restated Iberia as at 30 June 2010	Purchase price allocation adjustments (Note 25.1.7)	Pro-forma adjustments (Note 25.1.8)	Elimination of cross shareholdings (Note 25.1.9)	Pro-forma balance sheet as at 30 June 2010

Non-current assets
Property plant and equipment
Fleet	7.033	914	124	1,038	—	—	—	8.071
Property	1.110	40	—	40	36	—	—	1.186
Equipment	289	151	—	151	—	—	—	440

	8.432	1.105	124	1.229	36	—	—	9.697

Intangibles:							—
Goodwill	49	—	—	—	—	—	—	49
Landing rights	243	—	—	—	135	—	—	378
Brand	—	—	—	—	216	—	—	216
Franchise	—	—	—	—	90	—	—	90
Software	33	44	—	44	—	—	—	77

	325	44	—	44	441	—	—	810

Investments in Subsidiaries	—	—	—	—	—	—	—	—
Investments in Associates	235	138	—	138	—	48	(283)	138
Available for Sale financial assets	87	1.056	(124)	932	—	—	(276)	743
Deferred tax assets	—	612	—	612	—	—	—	612
Employee benefit assets	608	—	—	—	—	—	—	608
Derivative financial instruments	9	58	—	58	—	—	—	67
Prepayments and accrued income	70	—	—	—	—	—	—	70

	1.009	1.864	(124)	1.740	—	48	(559)	2.238

Total non-current assets	9.766	3.013	—	3.013	477	48	(559)	12.745

Non- current assets held for sale	31	7	—	7	—	—	—	38
Current assets and receivables
Inventories	143	224	—	224	—	—	—	367
Trade receivables	668	643	—	643	—	(2)	—	1.309
Other current assets	334	23	—	23	—	—	—	357
Derivative financial instruments	37	62	—	62	—	—	—	99
Other current interest-bearing deposits	1.151	1.414	—	1.414	—	—	—	2.565
Cash and cash equivalents	988	615	—	615	—	—	—	1.603

Total current assets and receivables	3.321	2.981	—	2.981	—	(2)	—	6.300

Total assets	13.118	6.001	—	6.001	477	46	(559)	19.083

Shareholders’ equity
Issued share capital	352	743	—	743	—	(168)	—	927
Share premium	1.147	120	—	120	—	2.853	—	4.120
Investment in own shares	(5)	(64)	—	(64)	—	69	—	—
Other reserves	585	1.152	—	1.152	303	(2.734)	(559)	(1.253)

Total shareholders’ equity	2.079	1.951	—	1.951	303	20	(559)	3.794

Non controlling interests	245	3	—	3	—	—	—	248

Total equity	2.324	1.954	—	1.954	303	20	(559)	4.042

Non-current liabilities
Interest bearing long term borrowings	4.200	342	—	342	—	—	—	4.542
Employee benefit obligations	261	—	—	—	—	—	—	261
Provisions for deferred tax	856	—	—	—	143	—	—	999
Other provisions	196	1.123	—	1.123	31	—	—	1.350
Derivative financial instruments	18	42	—	42	—	—	—	60
Other long term liabilities	407	381	—	381	—	—	—	788

Total non-current liabilities	5.938	1.888	—	1.888	174	—	—	8.000

Current liabilities
Current portion of long-term borrowings	694	203	—	203	—	—	—	897
Trade and other payables	3.785	1.735	—	1.735	—	26	—	5.546
Derivative financial instruments	59	55	—	55	—	—	—	114
Current tax payable	2	166	—	166	—	—	—	168
Short-term provisions	316	—	—	—	—	—	—	316

Total current liabilities	4.856	2.159	—	2.159	—	26	—	7.041

Total equity and liabilities	13.118	6.001	—	6.001	477	46	(559)	19.083

25.1.2	Description of the transaction

On 8 April 2010, the board of British Airways Plc (“British Airways”) and Iberia, Líneas Aéreas de España, S.A. (“Iberia”) signed a binding Merger Agreement(the “Merger Agreement”) for the merger of British Airways and Iberia to create a new airline group, International Consolidated Airlines Group, S.A. (“IAG” or “the Company”)(“the Merger”).

The combination of the businesses of British Airways and Iberia will be achieved by inserting IAG as a new holding company of the combined British Airways and Iberia groups. A series of corporate steps will be undertaken to achieve this, and following implementation of the Merger, IAG will become the holding company of the IAG Group. IAG is a Spanish company, incorporated on 17 December 2009 for an indefinite term, for the purposes of the Merger and, as of the date of preparation of this pro-forma financial information, IAG is owned by independent subscriber shareholders.

It is anticipated that the various separate transactions that comprise the Merger will be carried out over a series of days and that the IAG Merger will complete on or around 20 January 2011. The annual account of IAG post merger will be for the period ended December 31, 2011. On the basis of the exchange ratio as set out in the Merger Agreement, following the Merger, British Airways and Iberia Shareholders, immediately prior to the implementation of the Merger will hold 56 and 44 per cent, respectively, of IAG. As a result of the Merger and accordance with the merger ratio defined in the Merger Agreement, existing British Airways shareholders will receive 1 IAG share for every BA Holdco Share, or 1,038 million shares in IAG, and the existing Iberia shareholders (other than BA Holdco) will receive 1.0205 IAG Shares for every Iberia share, or 816 million shares. The merger of British Airways and Iberia with and into IAG will be accounted for as a business combination in accordance with International Financial Reporting Standard (IFRS) 3R, Business Combinations, with British Airways as the “acquirer”.

In order to preserve existing route licences and traffic rights and operating licenses of both British Airways and Iberia pursuant to some bilateral treaties, a governance structure (the “Nationality Structure”) will be implemented as part of the Merger which will ensure that United Kingdom nationals hold at least 50.1 per cent of the voting rights at a general meeting of British Airways and Spanish nationals hold at least 50.1 per cent of the voting rights in, and 50.1 per cent of the nominal share capital of Iberia. The economic rights of the respective companies reside with IAG.

IAG will consolidate the two operating entities of British Airways and Iberia in accordance with International Accounting Standard (IAS) 27, Consolidated and Separate Financial Statements (IAS 27), as, in consideration of the provisions therein; management of IAG concludes that the operating entities are controlled by IAG given the ownership and voting rights available to IAG to demonstrate control.

25.1.3	Purpose of the pro-forma financial information

The pro-forma financial information referred to in these explanatory notes has been prepared to reflect the result of British Airways and Iberia’s merger with and into IAG. They include the pro-forma balance sheet for IAG as of 30 June 2010 and the pro-forma income statement for IAG for the six-month period ended 30 June 2010, prepared under the criteria described below on the basis of the information described in Note 25.1.5.

In order to prepare this pro-forma financial information and in order to ensure it is understood by the reader:

•	The pro-forma balance sheet at 30 June 2010 has been prepared as if the merger had taken place on 30 June 2010.

•

The pro-forma income statement for the six-month period ended 30 June 2010 has been prepared as if the Merger had taken place on 1 January 2010 (i.e. on an earlier date to the hypothetical Merger date referred to in the paragraph above).

This pro-forma financial information has been prepared for illustration purposes only, and because of its hypothetical nature does not give a true picture of the financial position or real results of IAG, nor does it intend to forecast results for any period.

25.1.4	Basis of preparation

This pro-forma financial information has been prepared in accordance with the terms and conditions of Annex II of Commission Regulation (EC) No 809/2004 of 29 April 2004 (“Regulation 809/2004”) and with the Committee of European Securities Regulators (“CESR”) ´s recommendations concerning the implementation of this regulation (CESR/05-054b).

Pursuant to Regulation 809/2004, the basis of preparation of pro-forma financial information is usually the unadjusted historical information of the entities involved in the transaction. In this case, due to the reasons set out below (different year ends, use of different reporting presentations), IAG´s Board of Directors has, to the best of its ability, made certain adjustments (described below) to standardise the financial information.

Also, as explained in Note 25.1.7, the purchase price allocation reflected in the column “Purchase price allocation adjustments” has been calculated on a provisional and estimated basis.

25.1.5	Sources of information

IAG

As Iberia is the acquired entity in accordance with International Financial Reporting Standard 3R, Business Combinations (“IFRS 3R”), IAG will reflect the investment in Iberia at its fair value on the Merger date. Since British Airways is the acquiring entity, and no cash has changed hands as a result of IAG’s acquisition of the equity of British Airways, the investment in British Airways will be carried at the merger date “market value” in the individual financial statements of IAG, but carried at book value at the Merger date for purpose of the IAG consolidated financial statements.

The share capital/share premium split within IAG is based on the number of shares to be allotted (1,854 million shares) at a par value of 0.50, amounting to €927 million. The accounts of IAG are not presented for the purposes of this pro-forma financial information, as IAG has had no operations as of the date of preparation of this pro-forma financial information.

The accounting policies of IAG will be consistent with the accounting policies of British Airways as presented in British Airways’ annual accounts dated 31 March 2010.

The allotted share capital in IAG is calculated as follows:

	‘000	exchange ratio for 1 share	‘000

BA shares in issue	1,153,674
Less: BA shares held by Iberia	(115,079)

BA shares to be exchanged	1,038,595	1	1,038,595

Number of Iberia shares	953,135
Less: Treasury shares	(27,898)
Less: Iberia shares held by BA	(125,370)

Iberia shares to be exchanged	799,867	1.0205	816,264

Total IAG shares			1,854,859

Value of IAG shares at €0.50 par value			€927,430

British Airways

British Airways closes its year end on 31 March and no public information for the six-month period ended 30 June 2010 is available. The information detailed below has been used in the preparation of this pro-forma financial information, and has been extracted from the Special Purpose Financial Information of British Airways plc and its subsidiaries for the six-months ended 30 June 2010 (the “Special Purpose Financial Statements”), which has been subject to a review by Ernst & Young LLP in accordance with guidance contained in International Standard on Review Engagements (UK and Ireland) 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity, issued by the Auditing Practices Board for use in the United Kingdom:

•

The balance sheet of British Airways plc and its subsidiaries as at 30 June 2010, included in the Special Purpose Financial Statements, and converted from GBP to € at the rate at 30 June 2010 of 1.2233.

•

The income statement of British Airways plc and its subsidiaries for the six-month period ended 30 June 2010, included in the Special Purpose Financial Statements, and converted from GBP to € at an average rate of 1.1380.

The report was issued with an unqualified conclusion.

The effective tax rate for the six-month period ended 30 June 2010 as shown is 14 per cent. This is the projected effective tax rate for the period of the pro forma financial information. This arises because an effective rate of 26 per cent for the 3 months ended 30 June 2010 has been combined with an effective rate of 5 per cent for the three months ended 31 March 2010. The effective rate for the three months ended 31 March 2010 is due to the methodology used by British Airways in its quarterly reporting, which is to forecast an effective tax rate for the year in the first three quarters and then calculate a charge related to the full year as at 31 March, taking into account all detailed information. British Airways’ effective rate for the year ended 31 March 2010 was 20 per cent. If the 20 per cent rate had been applied to the loss before tax for the 3 months ended 31 March 2010, the tax credit would have been €43 million for that period, and, when combined with the credit of €48 million for the 3 month period ended 30 June 2010, would have resulted in a credit of €91 million (effective rate of 23 per cent) for the 6 month period ended 30 June 2010.

At the IAG level no additional tax expense is expected due to the tax structure of the consolidated group. Therefore the pro-forma financial information reflects the projected tax rate of the respective operating companies.

Iberia

The balance sheet and income statement information has been extracted from the unaudited interim results of Iberia as of and for the six-month period ended 30 June 2010 (unaudited public information, the “published results”), which was subject to a review by Deloitte, S.L., in accordance with guidance contained in International Standard on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity, as indicated in their report dated 27 August 2010, and filed with the Comisión Nacional del Mercado de Valores (“CNMV”). The report was issued with an unqualified conclusion.

The balance sheet and income statement information as of and for the six-month period ended 30 June 2010 included in the “Iberia” pro-forma column differs from the published results of Iberia, as it reflects certain reclassifications to standardise the presentation format of Iberia to that which will be used by IAG. The reclassifications are summarized as follows:

•	Balance sheet:

(1)	Non-current assets: Within Property, plant and equipment, (i) €20 million of aircraft fixed assets under construction and (ii) €113 million of repairable and rotable aircraft spares have been re-categorised from “Other” items of property, plant and equipment in the published results to “Fleet” in the pro-forma financial information.

(2)	Liabilities

Non-Current Liabilities:

Iberia Published Results		Iberia Pro-forma Balances
Non-current payables:	395
Bank Borrowings	45	Interest bearing long term borrowings	342
Finance Leases	297
Derivative Financial Instruments	42	Derivative financial instruments	42
Other Financial Liabilities	11
Deferred Tax Liabilities	157
Accrued expenses and deferred income	213	Other long term liabilities	381
Long-term provisions	1,123	Other provisions	1,123

	1,888		1,888

(2)	Liabilities (continued)

Current Liabilities:

Iberia Published Results			Iberia Pro-forma Balances
Current Payables	266
Bank Borrowings	175		Current portion of long-term borrowings	203
Finance Leases	28
Derivative Financial Instruments	55		Derivative financial instruments	55
Other Financial Liabilities	8	*
Trade and other payables	1,241
Tax payables	166		Current tax payables	166
Suppliers and sundry accounts payable	908
Remuneration payable	167
Accrued expenses and deferred income	10
Customer advances	642		Trade and other payables	1,735

	2,159			2,159

*	Amount is reflected as current trade and other payables in the pro-forma balance sheet

•	Income statement:

(1)	“Other revenue” of Iberia in the pro-forma financial information reflects €314 million of revenues related to (i) handling (aircraft dispatching and services in an airport) and technical assistance to airlines, and (ii) maintenance, which are included as part of “revenue” in the Iberia published results.

(2)	Total expenditure on operations of Iberia in the published results was €2,330 million. In the pro-forma financial information, total expenditure on operations is shown as €2,300 million. The reduction of €30 million is attributable to a positive net foreign exchange difference on current assets and liabilities being re-categorised from non-operating income and expenditure to net operating expenditure, in accordance with British Airways’ presentation, to be used by IAG.

25.1.6	Harmonisation of accounting policies to IAG Policies

The pro-forma financial information, including its sources, has been prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the European Union (“IFRS-EU”), in conformity with Regulation (EC) no. 1606/2002 of the European Parliament and of the Council.

Iberia classifies amounts paid to its aircraft supplier during the manufacturing process as current or non-current financial assets, as appropriate, since Iberia does not usually acquire the aircraft suppliers and the amounts delivered are recovered following their sale to a third party. The accounting policy followed by British Airways Plc with respect to these transactions, which will also used by IAG, is to classify the advances paid to the manufacturers as “Property, Plant and Equipment” in the balance sheet.

The “Harmonization of accounting policies to IAG policies” reflects a reclassification of 124 million euros, equal to the balance of advances paid by Iberia to manufacturers as of 30 June 2010, from non-current financial assets to property, plant and equipment, in line with the expected IAG classification of such amounts. The harmonisation of accounting policies assessment included the review of the following areas, among others, which did not lead to a material adjustment or reclassification in the period to 30 June 2010:

•	Maintenance and overhaul provisions

•	Classification of aircraft financing arrangement between operating leases and finance leases

•	Depreciation and amortisation periods*

•	Revenue recognition for frequent flyer programs

•	Classification of investments maturing in three months

•	Revenue recognition for travel tickets sold and not used

*	Prospectively, the impact of the amortization alignment resulting from a change in the amortization of Iberia: (i) short and medium term fleet from 22 years and no residual value to 18 years and a 12.5% residual value; and (ii) long haul fleet of from 22 years and no residual value to 25 years and a 7.5% residual value; is 28.2, 34.1, 30.9, 16.0 and 4.7 million euros in profit for 2011 through 2015, respectively, turning into losses in future years. If the harmonisation would have taken place on January 1st, 2010 the impact for the six months ended June 30, 2010 would have been 12.1 million euros of profit.

IAG policy on the classification of leases as financing or operating

With respect to aircraft lease classification indicators, IAG will consider IAS17, Leases, which provides examples of situations that individually or in combination would normally lead to a lease being classified as a finance lease. In addition to these examples the following situations would normally indicate a finance lease:

1.	The existence of a remarketing agreement that, in substance, allows the lessee or an affiliate of the lessee to take ownership of the aircraft at an economic price below expected fair market value.

2.	The lease includes a fixed price purchase option which is at or above fair value but there is an additional economic compulsion to exercise the purchase option. This additional economic compulsion might be:

•

An expectation on the part of the lessor that the option will be exercised leading that lessor to grant favourable lease terms such that the lease provides cost effective financing. This treatment will often be supported by the airline’s fleet strategy that should envisage the aircraft type staying in the fleet after the option date.

•	The overall economics of keeping the aircraft being favourable given the expected costs of meeting return conditions.

The classification of a lease as a finance lease or an operating lease is carried out at the inception of the lease and is not revisited. Both British Airways and Iberia have leases which include a fixed price purchase option but have different views on the likelihood of exercising the purchase option.

British Airways have viewed these similar leases as a continuing source of financing with the expectation and practice that the purchase options will be exercised and have therefore accounted for such leases as finance leases. Iberia has viewed similar leases based on the intention and practice not to exercise the option as operating leases.

The accounting result of the different approach of the two airlines to similar lease arrangement means that British Airways has an economic compulsion to exercise the purchase option (driven by the continued access to cost effective financing) leading to finance lease treatment whereas Iberia have no economic compulsion to exercise the purchase option, leading to operating lease treatment.

The accounting policy of IAG will allow the consideration of the both scenarios in the determination of accounting treatment dependent upon the terms of the lease and the Group requirement to access cost effective financing and the fleet strategy.

25.1.7	Purchase price allocation adjustments

The pro-forma financial information includes estimated adjustments necessary to reflect the assets and liabilities of Iberia at their estimated fair values at 30 June 2010 and represents management’s best estimate based upon the information available at this time. As the pro-forma income statement assumes the transaction had occurred on 1 January 2010, it reflects amortisation applied over the six-month period ended 30 June 2010 as appropriate (under the assumption that the 30 June 2010 fair values were also those at 1 January 2010). The preliminary purchase price of Iberia has been estimated at €2,257 million as has been calculated as follows:

Estimated Iberia Acquisition Price

In millions of euros (except number of shares)		Number of IAG shares issued in ‘000:
Estimated value of IAG based on British Airway’s fair value:
British Airways fair value (1)	2,790
Iberia stake in British Airways at 30 June 2010	(276)

	2,514	1,083.595
British Airways ownership in IAG per merger agreement	56%

Estimated IAG value (calculated per IFRS3R requirements (2,514/0.56))	4,489
Estimated Iberia purchase price:
Estimated IAG value	4,489
Iberia’s ownership in IAG	44%

	1,974
British Airways stake in Iberia at market value	283

Estimated Iberia purchase price	2,257	816,264.000

(1)	Calculated from the quoted market price of €2.419 (converted at 1.2233) for 1,153,628,000 outstanding shares of British Airways at 30 June 2010.

The Company has not yet finalised the purchase price allocation, which is expected to be completed within 12 months of the Merger date in accordance with the period allowed to review initial estimations under IFRS. The main items still to be finalised are: (i) the fair value of the acquired tangible and intangible assets and liabilities assumed, (ii) the purchase price, (iii) income and non-income based taxes, and (v) the residual goodwill. It is highlighted that the volatile nature of the industry in which the company operates creates the possibility that the hypothesis and data used in the preliminary valuation might be modified at the acquisition date. A third party valuation expert will be used to value the indefinite life intangible assets for the audited consolidated financial statements.

The preliminary purchase price has been allocated based on the current estimated management estimates of fair values as follows:

Preliminary Purchase Price Allocation as of 30 June 2010

In millions of euros	Allocated Amount	Useful Life	Book Value	Allocation Adjustment
Property	49	33	13	36	(1)

Landing rights	135	Indefinite	0	135	(2)

Brand	216	Indefinite	0	216	(3)

Franchise	90	24	0	90	(4)

Provisions for deferred tax	(143)	n/a	0	(143	)(5)

Other provisions	(1,154)	n/a	(1,123)	(31	)(6)

Other asset and liabilities, net	3,064	n/a	3,064	0

	2,257		1,954	303

(1)	Industrial buildings. The book values of most of Iberia’s tangible assets were deemed to reflect their fair values. However, the fair value of buildings has been estimated at €49m as of June 2010 which implies a €36m fair value adjustment. The estimated fair value is based on market data available as of 30 June 2010. The income statement for the period ended 30 June 2010 reflects an amortisation of €0.6 million based on a remaining useful life of 33 years and the assumption that there is no material difference in the fair value of these assets at 1 January 2010 and 30 June 2010.
(2)	Landing rights. The landing slots held by Iberia at Heathrow and Frankfurt airports have been valued as historical slot transactions and external bids are available. The fair value of these landing slots was estimated at €135m as of 30 June 2010. A market approach based on transactions observed for similar assets was applied to value these assets. An indefinite life has been ascribed to the landing slots. Other airport slots were not valued at the time of the initial valuation because either no slot market exists or market references are not available as of the time the preliminary evaluation has been made. The evolution of the industry and specific facts and circumstances may vary as of the acquisition date, and therefore, the number of slots valued (including slots at other airports) as of the acquisition date may change and be reflected in the finalized purchase price allocation.
(3)	Iberia brand. The fair value of the brand was estimated at €212m as of 30 June 2010. An indefinite life has been ascribed to the Iberia brand. A relief-from-royalty approach was applied to value this asset.
(4)	Air Nostrum franchise. Iberia has a franchise agreement in place with Air Nostrum since 1997. The fair value of the franchise agreement was estimated at €90m as of 30 June 2010, using a discounted cash flow approach based on the royalty payments received by Iberia. A 24-year remaining life has been ascribed to the franchise agreement, and the income statement for the six-month period ended 30 June 2010 reflects period amortisation of €1.9 million and the assumption that there is no material difference in the fair value of these assets at 1 January 2010 and 30 June 2010.
(5)	Deferred tax liabilities reflect the tax impact of the fair value adjustments observed on the tangible and intangible assets to which the purchase price has been allocated.
(6)	Contingent liabilities. The contingent liabilities arise from tax issues, which do not fulfil conditions set out in IFRS to be recognised in the financial statements, but must be identified and analysed to measure possible impacts on the PPA process.

25.1.8	Pro-forma adjustments

Transaction costs

Total transaction costs (professional fees of legal and financial advisors, independent accountant fees, etc.) estimated to be incurred in completing the merger of €42 million have been reflected in the pro-forma financial information, comprised of €28 million reflected as a pro-forma adjustment, and €9 million and €5 million reflected in the income statements of British Airways and Iberia, respectively, for the period ending 30 June 2010. A pro-forma tax impact of €4 million has also been reflected, which reflects a blended tax rate of 15.3% applied to the €28 million pro-forma adjustment, based on the combined tax and profit information of British Airways and Iberia for the six-month period ended 30 June 2010, as shown in their respective columns in this pro-forma information.

Elimination of intercompany account balances between British Airways and Iberia

The balance sheet intercompany amounts held between Iberia and British Airways have been eliminated as a pro forma consolidation adjustment which totalled €2 million.

Write up to fair value of British Airways holding in Iberia

The British Airways holding in Iberia which is equity accounted for as an associate must be written up to the fair value based on the valuation of Iberia of €2,257 million as calculated in note 25.1.7. Therefore an adjustment has been made to write up the value by €48 million in accordance with IFRS 3R. This represents the uplift in value from the existing British Airways carrying value of the share of associate of €235 million to €283 million, representing 13.15% of the market value of Iberia at 30 June 2010.

Elimination of ‘at acquisition’ equity in acquiree

In accordance with IFRS, the equity in the acquired entity and the share capital of the acquirer should be eliminated on consolidation so that the share capital of the consolidated group represents that of IAG and the other reserves represent the reserves of the British Airways as follows:

In millions of euros	€ million

Share premium	2,853

Investment in own shares	69

Issued share capital	(168)

Other reserves	(2,706)

The effect of the adjustment above is to adjust the Group share capital and share premium to that of IAG and for the Group’s other reserves to reflect the reserves of British Airways, the acquirer. The share capital of British Airways is transferred to IAG at the market value in accordance with Spanish accounting and legal requirements and therefore the IAG share premium is increased. This results in an increase to share capital of €2,790 million based on the 30 June 2010 market capitalisation of British Airways.

25.1.9	Elimination of cross-shareholdings held by British Airways and Iberia

The cross holding of equity held by both British Airways and Iberia in each other will be maintained post the merger transaction. The British Airways cross holding in Iberia is held as an investment in associate and has been adjusted to the fair value. From an IAG Group perspective these holdings will represent treasury shares and should therefore be eliminated and recorded as such as part of the pro-forma consolidation adjustments, in the following amounts;

€ million

Other reserves	559

Investments in associates (BA shares in IB)	(283)

Available-for-sale financial assets (IB shares in BA)	(276)

25.1.10	IAG pro-forma equity roll forward

In millions of euros	BA Equity	IB Equity (post PPA)	BA + IB Equity	Elimination of cross- holdings	Pro-forma adjustments	IAG Group	Notes
Issued share capital	352	743	1,095		(168)	927	Note 1
Share premium	1,147	120	1,267		2,853	4,120	Note 2
Investment in own shares	(5)	(64)	(69)		69	—	Note 3
Other reserves	585	1,455	2,040	(559)	(2,734)	(1,253)	Note 3

	2,079	2,254	4,333	(559)	20	3,794

Note 1: The share capital of the IAG Group will equate to the share capital of the IAG Company, as noted in part B above.

Note 2: The share premium is calculated as:

€ million

Fair value of Iberia (as per PPA)	2,257

Value of British Airways at 30 June 2010 market capitalisation	2,790
Less: share capital of IAG	(927)
Share premium of IAG	4,120

Note 3: The other reserves of the Group include the consolidation adjustments to reduce the IAG investment in British Airways to the book value in accordance with the accounting requirements of IFRS3R as British Airways is considered the accounting acquirer.

25.1.11	Segment information

British Airways

€ millions	30 June 2010

Europe:
UK	1,987
Continental Europe	638
The Americas:
USA	814
The rest of the Americas	91
Africa, Middle East and Indian sub-continent	392
Far East and Australasia	393

Total Revenue	4,315

Iberia

€ millions	30 June 2010
Europe:
Spain	816
Europe, Middle East and North & Central Africa	453
The Americas and South Africa	958

Total Revenue (1)	2,227

(2)	Iberia domestic revenue includes €53 million arising from non recurring activities.

The British Airways geographical revenue analysis is based on area of sale as currently presented in British Airways financial statements. The Iberia geographical revenue analysis is based on destination as currently presented in the Iberia financial statements. The future geographical disclosure of segments for IAG has not yet been determined.

25.1.12	Post employee benefits (pensions)

Description of the British Airways pension schemes, the valuation thereof and the impact on the financial statements.

The following information is in addition to the information provided in sections 14.1.13 and 20.2.4 of the Prospectus in respect of the factors impacting the British Airways Pension Schemes. This information should be read in conjunction with the audited financial statement of British Airways for the year ended March 31, 2010.

A British Airways triennial valuation is performed in accordance with the requirements of the pension scheme trustees and UK pension regulation for the purposes of determining the future funding basis of the pension schemes and in particular the level of employer contributions to the pension schemes. The actuarial and other valuation assumptions applied in the triennial valuation are agreed with the trustees and the company. The IAS 19 accounting valuation is performed annually for the purpose of determining the accounting for the annual financial statements based on assumption determined by the company.

The last triennial valuation was dated 31 March 2009 and completed June 2010. The deficits in the main schemes, APS and NAPS, were valued at £1 billion and £2.7 billion respectively. Section 20.2.4 of the Prospectus explains in further detail the key factors influencing that valuation and the funding agreement reached with the UK Pension regulator in June 2010. This agreement prescribes the level of deficit payments to be made until 2023 for APS and 2026 for NAPS based on the 31 March 2009 triennial valuation. Total employer contributions to APS and NAPS (which in 2009 were approximately £330 million) will increase in line with inflation expectations at 3 per cent per annum each year until the deficit payments end. Deficit contributions will total approximately £700 million for APS, up to 2023, and £4,300 million for NAPS, up to 2026 based on the 31 March 2009 valuation and the funding agreement. In the two years ended 31 March 2012 deficit contributions are expected to total £420 million and total employer contributions to APS and NAPS, including current service costs are expected to total £680 million.

The most recent IAS 19 valuation was performed at 31 March 2010. The Airways Pension Scheme (APS) valuation was a net asset position of £196 million (down from £860 million at 31 March 2009). As a result of the application of the corridor and the limitation on the recognition of defined benefit assets as set out in IAS 19, losses as a result of changes in actuarial assumptions totalling £121 million were not recognised on the balance sheet. This resulted in APS being held on the balance sheet in a net asset position of £317 million.

The IAS 19 valuation for New Airways Pension Scheme (NAPS) at 31 March 2010 showed a net deficit position of £1,945 million (increased from £1,167 million at 31 March 2009). As a result of the application of the corridor £2,103 million pension liability arising as a result of changes in actuarial assumptions is not recognised on the balance sheet, resulting in NAPS being carried in a net asset position on the balance sheet of £158 million.

Under ‘corridor’ principles of IAS 19 an employee benefit liability or asset is shown on the balance sheet, representing the difference between assets stated at fair value on the balance sheet date and liabilities discounted using the prescribed corporate bond discount rate. However in calculating the employee benefit asset or liability the accumulated effect of changes in estimates, changes in assumptions and deviations from actuarial assumptions that are less than 10 per cent of the higher of pension benefit obligations and pension plan assets at the beginning of the relevant year are not recorded but are disclosed in a note to the accounts. When the accumulated effect is above 10 per cent (i.e. if the aggregate unrecognised gain or loss position is greater than 10 per cent of the higher of the assets or liabilities) the amount in excess of the 10 per cent limit is recognised on a straight-line basis in the income statement over the estimated average remaining service period of the members. The position as at 31 March 2010 is summarised as follows:

25.1.13	Accounting treatment of APS and NAPS as at 31 March 2010

£ million	APS	NAPS	Total
Fair value of scheme assets	6,443	8,024	14,467
Present value of scheme liabilities	6,247	9,969	16,216

Net pension asset/ (liability)	196	(1,945)	(1,749)

Net pension asset/ (liability) represented by:
Asset recognised on balance sheet	317	158	475
Amounts not recognised on balance sheet
APS surplus restricted due to the asset ceiling	50	—	50
Cumulative actuarial losses	(171)	(2,103)	(2,274)

	196	(1,945)	(1,749)

Since the IAS 19 valuation is only performed on an annual basis, no changes have been recorded in respect of APS and NAPS with the exception of current service costs, cash contributions and the impact of financing costs relating to pensions incurred since 31 March 2010, all of which can be summarised as follows:

£ million	APS asset/(liability)	NAPS asset/(liability)

Opening position at 1 April 2010	317	158
Actual recorded movements – 1 April to 30 June 2010:
Current service costs*	(2)	(42)
Cash contributions	3	73

Finance costs relating to pensions	(2)	(15)

	316	174

26. Position at 30 June 2010

Known movements 1 July to 31 December 2010:
Current service costs	(5)	(83)
Cash contributions	44	149

Finance costs relating to pensions	(3)	(26)

Position at 31 December 2010 after known movements**	352	214

*	Current service costs reflect the changes in member benefits which is effective from 1 October 2010.
**	The reported accounting net asset or liability position at 31 December 2010 will be determined after a full IAS 19 valuation, which is dependent, inter alia, upon asset prices and the yield on high quality corporate bonds as at that date. It is not possible to estimate either of these.

Included in the table above are costs recognised in the income statement in the 3 month period 1 April to 30 June of £61 million representing the current service costs (£44 million) and finance expense relating to pensions (£17 million). The finance costs include the accumulated effect of the excess amount above the 10 per cent limit recognised on a straight-line basis over the estimated average remaining service period of the members.

26.1.1	PRO-FORMA REPORT OF INDEPENDENT AUDITORS

PRO-FORMA REPORT OF INDEPENDENT AUDITORS

Ernst & Young LLP

To the Board of Directors of International Consolidated Airlines Group, S.A.

Calle Velázquez 130

Madrid, Spain

1.	We have reviewed the pro-forma financial information of International Consolidated Airlines Group, S.A. (“IAG”), British Airways plc and Iberia, Líneas Aéreas de España, S.A (“Iberia, S.A.”), hereinafter the “Enlarged Group” at and for the six-month period ended 30 June 2010, included in the Registration Document of IAG dated October 26, 2010.

2.	The aforementioned pro-forma financial information has been prepared for information purposes only in order to present the Enlarged Group’s pro-forma financial information with regard to the proposed merger of British Airways plc and Iberia, S.A. with and into IAG. As the pro-forma financial information has been prepared to reflect a hypothetical situation, it is not intended to represent, nor does it represent, the Enlarged Group’s financial situation nor the results of its operations.

3.	The members of IAG’s Board of Directors are responsible for the preparation and contents of the pro forma financial information, in accordance with the requirements of Commission Regulation (EC) 809/2004 and CESR’s recommendation for consistent implementation of such regulation ((EC)/05-054b). The members of IAG’s Board of Directors are also responsible for the assumptions and basis of preparation contained in the Explanatory Notes to the pro-forma financial information, on which the pro-forma adjustments are based.

4.	Our responsibility is to issue the report required in item 7 of Annex II of Commission Regulation (EC) 809/2004 which should at no time be considered to be an audit report. We are not responsible for expressing any other opinion with respect to the pro-forma financial information, the assumptions and basis of preparation utilized in its preparation, or on balances or specific items. In particular, with respect to the information used to compile the accompanying pro-forma financial information we accept no additional responsibility to that assumed, as applicable, in reports previously issued by us in that respect.

5.	We conducted our work in accordance with SIR 4000 and ISAE 3000. Our work, which did not include an independent review of the information used to compile the pro-forma financial information, has been planned and carried out in order to obtain all the information and explanations deemed necessary to reach a reasonable assurance that the aforementioned pro-forma financial information has been properly compiled based on the assumptions and basis of preparation defined by the members of IAG’s Board of Directors and on the accounting policies of IAG and has consisted, primarily, of performing the following procedures:

•	Obtaining an understanding of the transaction underlying the pro-forma financial information, through the reading of existing agreements and making inquiries of management of IAG.

•	Identification of the various parties involved in the transaction and obtaining an understanding of their role in the transaction.

•	Obtaining a knowledge of the accounting principles used by the various entities involved in the transaction.

•	Inquiries of the management of IAG in relation to the pro-forma adjustments made and the impact of the transaction on the financial statements.

•	Assessment of whether the pro-forma adjustments are directly related to the transaction and whether they address the significant impact of the transaction on the financial statements.

•	Analysis of appropriate supporting information for the pro-forma adjustments made by members of IAG’s Board of Directors.

•	Verification of calculation of the pro-forma adjustments and of their application to the unadjusted financial statements.

•

Assessment of whether the transaction and the pro-forma adjustments, basis of preparation and assumptions made by IAG’s Board of Directors in the preparation of the pro-forma financial information and significant uncertainties associated with them are adequately described in the explanatory notes.

•	Obtaining a representation letter from those responsible for preparing the pro-forma financial information.

6.	In our opinion:

•	The accompanying pro-forma financial information has been properly compiled based on the assumptions and basis stated and defined by the members of IAG’s Board of Directors.

•

The basis of accounting used by the members of IAG’s Board of Directors in preparing the accompanying pro-forma financial information is consistent with the accounting policies to be adopted by IAG in the preparation of its next consolidated annual accounts.

7.	This report has been prepared at the request of IAG in connection with the preparation of a Prospectus in accordance with the PD Regulation and subsequent admission of IAG to the Official List of the FSA and must not be used for any other purpose or published in any other prospectus or document of a similar nature without our consent. We will not accept any responsibility to persons other than those addressed in this report

Yours faithfully,

Ernst & Young, LLP

26.2	Financial statements

The consolidated financial statements of Iberia for the years ended 31 December 2007, 2008 and 2009 and of British Airways for the years ended 31 March 2008, 2009 and 2010 have been included in sections 20.1 and 20.2 above, respectively.

26.3	Audit of the historical annual financial information

26.3.1	Statement that the historical annual financial information has been audited

The individual and consolidated financial statements and management reports of British Airways for the years ended 31 March 2010, 2009 and 2008, have been audited by Ernst & Young LLP, 1 More London Place, London, SE1 2AF.

The annual financial statements of Iberia for the years ended 31 December 2009, 2008 and 2007 have been audited by Deloitte, S.L.

The individual financial statements of IAG for the period ended 31 December 2009 have been audited by Deloitte, S.L.

26.3.2	Indication of other information in this document that has been audited by auditors

There is no audited information in this document other than that referred to in section 25.3.1 above.

26.4	Interim financial information

See section 24.2.8 and 24.3.8 above.

26.5	IAG dividend policy

It is the intention of IAG to distribute regular dividends to its shareholders in the medium and long term, in an amount appropriate to market conditions, depending on a number of factors, including but not limited to, the earnings of the company, financial conditions, cash requirements and prospects and legal requirements. IAG is a holding company and therefore its primary source of funds will be the funds it receives from its subsidiaries.

Unless it generates its own profit IAG will rely on the funds received from its subsidiaries to be able to distribute cash dividends to its shareholders. This limitation does not apply to other types of remuneration in kind to the shareholder such as stock repurchase plans and capital increases by bonus shares in whole or in part, among others.

Neither British Airways nor Iberia has any limitation for the distribution of dividends derived from their obligations under their financing arrangements.

As noted in section 14.1.13, British Airways has agreed with the trustees of its APS and NAPS Pension Plans, not to distribute dividends until the finalisation of its next triennial valuation of APS and NAPS and associated funding plan negotiation of the deficit of its Pension Plans, which must be finalised by 30 June 2013, has ended.

It should also be noted that the Pensions Regulator may consider issuing a contribution notice to other IAG Group members (including IAG and Iberia) if British Airways pays special dividends that are not in the ordinary course (once entitled to do so), where the payment of the special dividend is materially detrimental to the ability of the scheme to meet its liabilities.

26.6	Significant change in IAG’s financial or trading position

26.6.1	Other than in relation to the Merger (and the transactions and agreements entered into pursuant to the Merger as described in this document) there has not been any significant change in the pre-merger financial or trading position of IAG since 31 December 2009.

26.6.2	There has been no significant change in the financial or trading position of the British Airways Group since 30 June 2010, being the date to which the unaudited interim financial information of the British Airways Group has been prepared.

26.6.3	There has been no significant change in the financial or trading position of the Iberia Group since 30 June 2010, being the date to which the interim financial information of Iberia Group, presented in Part 6 (Financial Information of Iberia) of this document, has been prepared.

27.	ADDITIONAL INFORMATION

27.1	Share capital

27.1.1	Issued capital

27.1.1.1	Issued capital

IAG’s issued share capital as at 31 December 2009 was €60,120. At the date of registration of this Document, the before mentioned share capital has not been changed, and it is divided into 60,120 shares of €1.00 each, belonging to a single class and series. All the shares have been issued and paid up in an amount equal to 25 per cent. of its respective nominal value. The remaining 75 per cent. of each shares’ nominal value (an amount of €45,090) has not been paid up. All of the shares grant the same rights to their holders.

A) Share capital increase as a result of the IAG Merger:

The sole shareholder of IAG who will decide on the Merger will be asked to approve a capital increase in order to satisfy the theoretical maximum number of shares that could be issued by IAG, under the Merger Ratio, foreseeing incomplete subscription. The sole shareholder of IAG will also delegate to the Board of Directors of IAG the power to execute the capital increase and, accordingly, redraft article 5 of IAG’s bylaws (such power may be sub-granted by the Board).

At the Merger close, it is planned that:

(i)	The current IAG’s share capital (amounting to 60,120 euros, represented by 60,120 shares with a nominal value of 1 euro each) will be fully redeemed by returning the contributions made by LATORRE & ASOCIADOS CONSULTORIA, S.L., currently the sole shareholder of IAG, and

(ii)	IAG’s share capital shall be increased up to a maximum of €1,049,928,242 divided into 2,099,856,484 shares of €0.50 each. This amount is a theoretical maximum as explained later.

The exact amount of the IAG capital increase will depend on the number of Iberia and BA Holdco shares in issue immediately prior to the implementation of the Merger and, accordingly, cannot be precisely determined at this time. However, it is possible to determine the theoretical maximum amount of the capital increase and, therefore, the theoretical maximum number of shares to be issued by IAG (on the basis of the maximum number of Iberia and BA Holdco shares that could be in issue immediately prior to the implementation of the IAG Merger and that can therefore be given up in return for shares in IAG as part of the IAG Merger). The calculation of this maximum amount has been performed, as explained below, assuming that all of the Convertible Bonds are converted into British Airways ordinary shares prior to the Merger at the Minimum Conversion Price (as defined below and assuming no other adjustments), which implies that there has been a prior change of control of British Airways, and that all of the currently exercisable options under the British Airways Share Schemes are actually exercised and, as a result, that the theoretical maximum number of shares that could be issued by British Airways in relation to the British Airways Share Schemes are issued, which is unlikely to occur.

Number of Iberia Shares that can be given up in return for IAG Shares as part of the Merger

A total of 799,884,000 shares in Iberia can be given up in return for shares in IAG. This amount was calculated by subtracting the following amounts from the total current number of shares representing the capital of Iberia (953,103,008):

(i)	125,321,425 ordinary shares of Iberia (13.15 per cent. of total share capital), with a nominal value of 0.78 euros each, held indirectly by British Airways through wholly-owned subsidiaries. As set out in section 3, this interest will be transferred to BA Holdco prior to execution of the Merger and will be reclassified and, consequently, pursuant to article 26 of Law 3/2009, will not be given up in return for IAG Shares and will be cancelled;

(ii)	27,897,583 ordinary shares of Iberia (2.927 per cent. of share capital), with a nominal value of 0.78 euros each held in treasury. The treasury shares will be cancelled prior to the hive down from Iberia to Iberia Operadora and will therefore not be given up in return for shares in IAG.

When applying the Merger Ratio (1.0205 IAG Shares for each Iberia Share), the aforementioned 799,884,000 Iberia Shares could be given up in return for a total of 816,281,622 shares in IAG as part of the IAG Merger.

Maximum number of BA Holdco shares that can be given up for IAG Shares as part of the Merger

The number of BA Holdco shares that will be given up in return for IAG Shares as part of the IAG Merger will depend on the number of BA Holdco shares that will be issued under British Airways’ Scheme.

Pursuant to the British Airways Scheme, British Airways Ordinary Shareholders other than Iberia, BA Holdco and the holder of the special voting share in British Airways will receive one new BA Holdco share for each British Airways Ordinary share held. The theoretical maximum number of British Airways Ordinary Shares that could be in existence immediately prior to the implementation of the British Airways Scheme (excluding the shareholding of Iberia in British Airways) is 1,283,574,862 shares, a figure calculated on the basis of the total conversion of the Convertible Bonds at the Minimum Conversion Price and assuming no other adjustments (which implies that there has been a change of control of British Airways) and the actual exercise of all of the currently exercisable options under the British Airways Share Scheme, which is unlikely to occur.

However, based on the assumption that there is no change of control of British Airways prior to the Merger, that the holders of the Convertible Bonds do not exercise their conversion rights in relation to the Convertible Bonds and that the potentially exercisable options under the BA Share Plans are not exercised, BA Holdco would issue 1,038,611,745 shares under the British Airways Sheme, which would be given up for 1,038,611,745 IAG Shares as a result of the Merger.

This theoretical maximum amount is calculated on the basis of the share capital of British Airways at 30 September 2010, represented by 1,153,689,440 Ordinary Shares with a nominal value of 25 pence each (a number which does not include the special voting share in British Airways which, as indicated below, will be cancelled prior to the occurrence of the British Airways Scheme), and taking into account the following circumstances:

(i)	Iberia’s shareholding in British Airways, which currently comprises 115,077,695 shares with a nominal value of 25 pence each, will not be subject to the aforementioned British Airways Scheme and will remain outstanding (in the form of a different class of shares);

(ii)	prior to execution of the British Airways Scheme, British Airways will issue one new share (which will not be subject to the British Airways Scheme). This share will be subscribed by BA Holdco, and the proceeds of the subscription will be used to redeem the special voting share currently in existence;

(iii)	the current share capital of British Airways may vary as a result of the issue of new shares in connection with the British Airways Share Schemes with the Convertible Bonds issued by that company. To that end:

a)	the calculation must take into account the theoretical maximum number of shares that could be issued by British Airways under the British Airways Share Schemes in relation to the options actually exercised. This maximum number is, as of 30 September 2010, 7,950,880 shares with a nominal value of 25 pence each, assuming that all of the currently exercisable options under the British Airways Share Schemes are actually exercised, which is unlikely to occur. This represents 0.69 per cent. of British Airways total issued share capital at 30 September 2010.

b)	the calculation must also take into account the theoretical maximum number of shares that could be issued by British Airways as a result of conversion of the Convertible Bonds.

Pursuant to the Original Convertible Bond Conditions, each Convertible Bond is convertible at the option of the holder into ordinary shares in the capital of British Airways at an initial conversion price of £1.89 per ordinary share (the “Initial Conversion Price”).

Currently the maximum number of ordinary shares of British Airways that may be issued as a result of the conversion of all the Convertible Bonds at the Initial Conversion Price and assuming no adjustments is 185,185,185. Based on British Airways and Iberia´s share capital as at 30 September 2010, this would represent approximately 9.98 per cent. of the total issued share capital of IAG.

The Initial Conversion Price is adjusted in certain circumstances (including, for example, whenever there is a consolidation, reclassification or subdivision in relation to the ordinary shares of British Airways), in particular, in the event of a change of control of British Airways. The consolidation of British Airways’ share capital described in section 3.6.5.1 of this document that will be undertaken as part of the implementation of the British Airways Nationality Structure will not result in adjustment under the Original Convertible Bond Conditions.

If a change of control occurs between 14 August 2010 and 13 August 2011, the Initial Conversion Price would be adjusted to £1.476717 (the “Minimum Conversion Price”). Based on the Minimum Conversion Price and assuming no other adjustments, the maximum number of British Airways ordinary shares that may be issued as a result of the conversion of all the Convertible Bonds is 237,012,237 shares with a nominal value of 25 pence each. Such number of shares is calculated by dividing the outstanding balance of Convertible Bonds in issue as at 30 September 2010 (i.e., £350,000,000) by the Minimum Conversion Price. It should be highlighted that this maximum number is based on the theoretical assumption that there is a change of control at British Airways prior to the Listing Date (as defined in the Supplemental Trust Deed) such that the Minimum Conversion Price of £1.476717 per British Airways ordinary share is applied, rather than the Initial Conversion Price of £1.89.

Based on the Minimum Conversion Price, and assuming no other adjustments, the maximum number of ordinary shares the issue of which British Airways may be obliged to procure as a result of the conversion of all the Convertible Bonds is 237,012,237. Based on British Airways and Iberia´s share capital as at 30 September 2010, this would represent approximately 12.78 per cent. of the total issued share capital of IAG.

Therefore, pursuant to the scheme of arrangement, BA Holdco could issue up to a theoretical maximum number of 1,283,574,862 shares with a nominal value of 0.50 euros each in a theoretical scenario in which (i) there is a change of control at British Airways prior to the Merger such that the Minimum Conversion Rate is applicable; (ii) all of the bondholders exercise their conversion right; and (iii) all of the potentially exercisable options under the British Airways Share Schemes are actually exercised.

Applying the Merger Ratio (one share of IAG for every BA Holdco share held) in the above theoretical scenario, the aforementioned maximum of 1,283,574,862 BA Holdco shares could be given up for a theoretical maximum of 1,283,574,862 IAG Shares, as part of the IAG Merger.

The theoretical maximum number of shares that could be issued in respect of the Convertible Bond and the British Airways Share Schemes as described above would represent 13.21 per cent of the share capital of IAG (based upon British Airways’ and Iberia’s share capital as at 30 September 2010). Such percentage would be 10.41 per cent if the Convertible Bonds are converted at the Initial Conversion Price.

B) Share capital increase to enable IAG to service the Convertible Bond Warrant

The sole shareholder of IAG will resolve on 26 October 2010 to increase the share capital of IAG by the amount needed to enable IAG to service the Convertible Bond Warrant, up to an initially forecast maximum of €118,506,118.5, which is equivalent to 237,012,237 shares each with a nominal value of €0.50, which is the theoretical maximum number of shares the issue of which British Airways may be obliged to procure as a result of the conversion of the Convertible Bonds on a change of control occurring after 13 August 2010 but on or before 13 August 2011 and assuming no other adjustments are made.

Nevertheless, effectiveness of this arrangement will be contingent upon satisfaction of the following conditions:

a.	Execution by British Airways, IAG, BA Holdco and the Convertible Bond Trustee of the Supplemental Trust Deed on terms that do not contradict the terms of the arrangement; and

b.	Admission of IAG’s shares to the UK Listing Authority’s Official List and their admission to trading on the main market of the London Stock Exchange.

27.1.1.2	Shares outstanding at the start of 2010 and at the date of this document

Without prejudice to that stipulated in section 26.1.1.1, the share capital of IAG has not undergone any modifications between the start of 2010 and the date of this Document.

27.1.1.3	Shares not representing capital

All of the shares represent, and shall represent on completion of the Merger the share capital of IAG.

All of the shares represent as of the date of this Document the share capital of Iberia.

All of the shares represent as of the date of this Document the share capital of British Airways.

27.1.1.4	Number, book value and par value of the shares in IAG held by or on behalf of IAG itself or by its subsidiaries

It is foreseen that IAG’s sole shareholder expressly authorize the Board of Directors, with the express power of delegation, pursuant to the provisions of the Spanish Companies Law, to carry out the derivative acquisition of shares of IAG, under the following terms:

1.	The acquisitions may be made directly by IAG or indirectly through its subsidiaries, on the same terms resulting from the relevant resolution.

2.	The acquisitions shall be made through purchase and sale, exchange or any other transaction permitted by applicable law.

3.	The acquisitions may be made, at any time, up to the maximum amount permitted by applicable law.

4.	The acquisitions may not be made at a price greater than the listing price of the shares or lower than the par value of the shares.

5.	The authorization will be granted for a maximum period of five (5) years from the approval of the relevant resolution.

Iberia, currently has 27,897,583 treasury shares representing 2.927 per cent. of its share capital. Such shares will not be hived down to Iberia Opco as these treasury shares will be cancelled prior to the Iberia Hive Down.

There are currently 1,063,392 shares (representing 0.092 per cent. of British Airways share capital as at 30 September 2010) held by BA Employee Benefits Trust (Jersey) Limited. Under UK law, these are not treasury shares, because they are not held by British Airways but by a separate entity that is not part of the British Airways Group.

The BA Employee Benefits Trust is an independent trust which holds shares for the benefit of employees of British Airways and its subsidiaries. The British Airways does not control the BA Employee Benefits Trust (although it may recommend to the BA Employee Benefits Trust how it should act). The trustees of the BA Employee Benefits Trust must act for the benefit of the beneficiaries under the trust (ie the British Airways employees).

27.1.2	Amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription

27.1.2.1	Holders of convertible bonds of British Airways

Currently the maximum number of ordinary shares of British Airways that may be issued pursuant to the Original Convertible Bond Conditions as a result of the conversion of all the Convertible Bonds at the Initial Consideration Price (as defined in section 16.1.2.2 a)) and assuming no other adjustments is 185,185,185.

Section 27.3.1 contains further details of the Convertible Bond Warrant, as well as the theoretical maximum number of IAG Shares that may be issued as a result of the conversion of the Convertible Bonds on a change of control and assuming no other adjustments (also defined in section 26.1.1.1 above).

27.1.2.2	Beneficiaries of plans for remuneration in shares of British Airways

British Airways and Iberia will procure that the options and awards held by participants under the British Airways Shares Schemes are, automatically or upon request, as appropriate, following the Merger Effective Date exchanged for options and awards, of equivalent value and on the same terms, to acquire shares representing the share capital of IAG, all in accordance with the rules of the relevant British Airways Shares Schemes. The British Airways articles of association will be amended at the British Airways General Meeting so that if any optionholder exercises their option after the court confirms the reduction of capital provided for under the British Airways Scheme, then subject to the British Airways Scheme becoming effective, any British Airways Shares issued or transferred to them will be compulsorily acquired under the amended British Airways articles of association by IAG in consideration for a certain number of IAG Shares to ensure that there are no minority interests in British Airways once it is no longer a listed company and that the option holder receives shares in a listed company

At 30 September 2010, there are a total of 30,219,468 options/awards outstanding under the BA Share Plans.

Currently, Iberia is not the issuer of outstanding convertible securities, exchangeable securities or securities with warrants.

27.1.3	Description of IAG ADSs

Following the Merger becoming effective, the BA ADS facility will be terminated and each holder of BA ADSs will (upon the return of a validly completed Letter of Transmittal, along with any BA ADSs held in certificated form) receive either cash or one or other appropriate number of IAG ADS, as described below, for each BA ADS held by such holder.

The Merger includes a two step process, whereby British Airways ordinary shareholders will receive 1 BA Holdco Share for every British Airways Ordinary Share and will then receive 1 IAG Share for every BA Holdco Share. Each outstanding BA ADS currently represents five British Airways ordinary shares deposited pursuant to the British Airways Deposit Agreement. As of the Scheme Effective Time, each BA ADS will represent five BA Holdco Shares issued to the Custodian on behalf of the British Airways Depositary, the beneficial ownership of which is vested in a BA ADS holder. On the Merger Effective Date, the British Airways Depositary will be entitled to receive one IAG Share in exchange for each BA Holdco Share held on behalf of the BA ADS holders.

It is expected that IAG will enter into the IAG Deposit Agreement (the deposit agreement between IAG and the IAG Depositary pursuant to which IAG ADSs are expected to be issued) on or prior to the Merger Effective Date, although IAG is not required to do so. If IAG cannot enter into the IAG Deposit Agreement for any reason then the British Airways Depositary may sell any IAG Shares, which are issued to the Custodian on behalf of the British Airways Depositary on the Merger Effective Date, and deliver the net proceeds from the sale of those IAG Shares (which may be less than their market value) to the relevant holder of BA ADSs.

An ADR Programme means an arrangement pursuant to which a depositary bank issues American depositary shares, represented by American depositary receipts and each evidencing a specified number of underlying ordinary shares in a non-US company held by or on behalf of the depositary.

IAG currently intends to establish an ADR Programme upon completion of the Merger and to maintain that programme on an ongoing basis. If IAG enters into the IAG Deposit Agreement, each holder of BA ADSs will be entitled to receive one or other appropriate number of IAG ADS for every BA ADS held by them. The IAG Deposit Agreement will set forth the rights of holders of IAG ADSs and the charges and fees that will be payable by holders of IAG ADSs to the IAG Depositary.

IAG expects that the IAG Deposit Agreement will be similar to the British Airways Deposit Agreement, although certain fees, including in connection with the payment of dividends and the administration of the IAG ADRs programme to which holders of BA ADSs were not previously, subject may be charged by the IAG Depositary in respect of the IAG ADSs. British Airways will notify holders of BA ADSs of the terms of the IAG Deposit Agreement in accordance with the requirements of the British Airways Deposit Agreement when those terms become available. British Airways expects that there will be no cancellation or issuance charges in connection with the BA ADSs ceasing to represent British Airways Ordinary Shares and coming to represent BA Holdco Shares or with the surrender of any BA ADSs in exchange for IAG ADSs.

The IAG Shares which the IAG ADSs represent may be in the form of IAG CDIs, depending on the terms of the IAG Deposit Agreement. Since the IAG ADSs will not be listed or traded on any exchange in the United States of America or elsewhere, the IAG ADSs will be eligible for trading only “over-the-counter”. Thus, holders of BA ADSs are cautioned that the IAG ADSs may be illiquid. The lack of an active and liquid trading market in the IAG ADSs could make it more difficult to trade such IAG ADSs. In the event that IAG terminates the IAG Deposit Agreement, former holders of IAG ADSs who receive IAG Shares (whether or not in the form of IAG CDIs) following such termination of the IAG Deposit Agreement may face administrative burdens and costs in holding IAG Shares or the IAG CDIs representing those shares directly. As a result of the decision not to list the IAG ADSs, IAG Shares and IAG CDIs on the New York Stock Exchange or any other US exchange, US resident holders of the IAG Shares (whether or not in the form of IAG CDIs), including IAG Shares or the IAG CDIs representing those shares received as a result of any termination of the IAG Deposit Agreement, may be required to sell such underlying shares on the London Stock Exchange or the Spanish Stock Exchanges, which could be more time consuming and costly for such holders than settling trades in IAG ADSs.

Holders of IAG ADSs who wish to convert their IAG ADSs into the underlying IAG Shares (whether or not in the form of IAG CDIs) will have the option to present their IAG ADSs to the IAG Depositary for cancellation and (upon compliance with the IAG Deposit Agreement, including payment of the fees of the IAG Depositary and any applicable taxes and governmental charges) for delivery of the IAG Shares (whether or not in the form of IAG CDIs) represented thereby so as to become registered holders of IAG Shares or the IAG CDIs representing those shares.

27.1.4	Information on and terms of any acquisition rights and/or obligations over authorised but unissued capital or an undertaking to increase capital

Other than as set out in this Document regarding the Convertible Bond Warrant issued in connection with Convertible Bonds (section 27.3.1), and the British Airways Share Schemes, IAG has, no outstanding options or warrants, so IAG has no obligation to increase its authorised share capital.

27.1.5	Information about any capital of any member of the IAG Group which is under option or agreed conditionally or unconditionally to be put under option and details of such options including those persons to whom such options relate.

In regards to the Nationality Structures, Iberia and British Airways agreed that after five years after the Merger Effective Date (the “Initial Period”), IAG has the option to collapse the Nationality Structures if it is considered that such structures are no longer necessary. Such option may also be exercised prior to the expiry of the Initial Period in circumstances where the Nationality Entities are in material breach of their obligations under the agreements or instruments executed for the implementation of the Nationality Structures. This option will be provided to IAG by way of call options at an exercise price equal to the nominal value of the underlying shares, or the right to request the redemption of the underlying shares or the right to request the transfer of the underlying shares.

In addition the Nationality Entities have rights in respect of the shares they hold in British Airways and IB Holding to put those shares on IAG or have these shares redeemed. Further details are set out in section 3.6.5 of this document.

For details of the Convertible Warrant granted by IAG to British Airways in connection with the arrangements put in place in connection with the Convertible Bonds, see section 27.3.1 of this document.

Notwithstanding the aforementioned, (i) the shares and holdings, direct or indirect, to be held by IAG after the Merger in the companies forming part of the IAG Group (tables detailing all of these companies is included in section 12 of this document) are not subject to any option and (ii) IAG does not hold any options over any other shares of the companies forming part of the IAG Group.

Set out in section 14.1.13 of this document are details of arrangements where put and call options of over shares in IB Holding are to be granted in connection with arrangements reached with trustees of NAPS and APS (British Airways Pensions Funds).

27.1.6	Share capital history, highlighting information on any changes during the period covered by the historical financial information

27.1.6.1	IAG

All of the shares of IAG currently in issue were issued on incorporation on 17 December 2009.

27.1.6.2	British Airways

At 1 April 2007, the share capital of British Airways amounted to £287,889,385.25, represented by 1,151,557,541 shares, each with a par value of 25 pence.

Since 1 April 2007, the variations in the share capital of British Airways have been as follows:

Date of share capital variation	Type of share capital variation	Amount of capital variation		Resulting share capital
		Shares	Nominal (£s)	Shares	Nominal (£s)
FY 2008/2007	Share Option Exercise	1,547,440	381,230,50	1,153,104,981	288,276,245.25
FY 2009/2008	Share Option Exercise	532,768	130,692.00	1,153,627,749	288,406,937.25
FY 2010/2009	Share Option Exercise	45,788	11,447.00	1,153,673,537	288,418,384.25
FY 2011/2010 (until September 30th)	Share Option Exercise	15,903	3,975.75	1,153,689,440	288,422,360

27.1.6.3	Iberia

At 1 January 2007, the share capital of Iberia amounted to €739,491,972.96, represented by 948,066,632 shares, each with a par value of €0.78.

Since 1 January 2007, the variations in the share capital of Iberia have been as follows:

Date of public deed	Type of increase	Amount of capital increase		Resulting share capital
		Shares	Nominal (€)	Shares	Nominal (€)
26 March 2007	Stock Option Plan	4,769,615	3,720,299.70	952,836,247	743,212,272.66
5 October 2007	Stock Option Plan	72,568	56,603.04	952,908,815	743,268,875.70
9 May 2008	Stock Option Plan (*)	194,193	151,470.54	953,103,008	743,420,346.24
2009	N/A	N/A	N/A	953,103,008	743,420,346.24
30 September 2010	—	—	—	953,103,008	743,420,346.24

(*)	This capital increase was performed to cater to the conversion into shares of an equal number of convertible debentures issued under the stock option plan approved by the Shareholders’ Meeting in 2002 and aimed at certain Executive Directors, Executives and other personnel. Said plan is currently finalized.

27.2	Bylaws and public deed of incorporation

27.2.1	Description of IAG’s objectives and purpose and where they can be found in IAG’s Bylaws and the public deed of incorporation

The description of IAG’s Bylaws, the IAG Shareholders’ Meeting Regulations and the Board of Directors Regulations of IAG included in this section reflect the relevant corporate documents to be approved as a result of the Merger. Such documents are available for inspection as specified in section 29 of this document.

IAG’s corporate purpose comprises the following activities:

1.	the management and administration of the securities representing the equity of resident and non-resident entities in the territory of Spain by the relevant organisation of material and human resources;

2.	the operation of services for the transportation by air of passengers, cargo of any kind whatsoever and mail;

3.	the operation of aircraft, passenger, cargo and mail technical, operational and commercial handling services;

4.	the operation of technological assistance and consultancy services relating to aeronautics, airports and air transportation;

5.	the operation and development of computerised booking systems and other services relating to air transportation;

6.	the operation of aircraft airframe, engine, instrument and ancillary equipment maintenance services;

7.	the operation of commercial aviation training and instruction services;

8.	the operation of any frequent flyer and other customer loyalty or membership programme, including the establishment of any affiliate arrangements with third party service or product providers in connection with any such frequent flyer and other customer loyalty or membership programme; and

9.	the operation of any travel or communications business or services, or any other business or services involving, connected with, or ancillary thereto, including but not limited to hotels, vehicle hire services, parking services and retail services.

All activities comprising the corporate purpose described above may be pursued in Spain, the United Kingdom and elsewhere in the world, and may be pursued directly, in whole or in part, by IAG or indirectly through the holding of shares or interests in companies or other legal entities, whether incorporated in Spain or in any other jurisdiction, with an identical or similar purpose. In particular, IAG shall pursue its activities through the holding, directly or indirectly, of shares in the airlines Iberia, Líneas Aéreas de España, Sociedad Anónima Operadora and British Airways Plc.

27.2.2	Brief description of any provisions of IAG’s Bylaws and internal regulations relating to the members of the administrative, management and supervisory bodies

Management generally: The administration of IAG is entrusted to the IAG Board, which is regulated by articles 34 to 45 of IAG’s Bylaws and in the Board of Directors Regulations of IAG.

Composition: The IAG Board shall be composed of a minimum of nine directors and a maximum of fourteen directors. The Shareholders’ Meeting shall be responsible for determining the number of directors within these limits. Currently the IAG Board is composed of fourteen directors.

Under Spanish law, the shareholders may remove a director without cause at any time by passing the relevant resolution at a shareholders’ meeting. Likewise, IAG shareholders who voluntarily aggregate their IAG Shares so that the capital stock so aggregated is equal to or greater than the result of dividing their capital stock by the number of IAG Directors have the right to appoint a corresponding proportion of the members of the IAG Board (disregarding fractions).

Chairman and Secretary: The IAG Board shall determine which of its members is to hold the office of Board Chairman and may also appoint a Deputy Chairman, subject to a report being issued by the nominations committee, who shall replace the Board Chairman in his functions as Chairman of the Board, in accordance with the applicable legislation, in the event of absence, illness or inability to hold office.

The IAG Board shall also appoint a Secretary at the proposal of the Board Chairman, who may or may not be a director, and may appoint a Deputy Secretary, who need not be a director, to assist the Secretary or replace him in his functions in the event of absence.

Term of office: Subject to the initial regime explained in section 21.1 of this document regarding the term of office of the IAG Directors, pursuant to the sole transitional provision of the Board of Directors Regulations of IAG and article 36 of IAG´s Bylaws, IAG Directors term of office shall be three years, as from the completion of the Merger, and may be re-elected for periods of equal maximum duration, unless a Shareholders’ Meeting resolves on their removal from office or dismissal or they stand down from office.

Powers: The IAG Board has wide powers and authority to manage, direct, administer and represent IAG, and has the power to adopt resolutions regarding all matters not assigned by IAG´s Bylaws or the applicable law to Shareholders’ Meetings.

Generally, the IAG Board shall entrust the day-to-day management of IAG to its representative decision-making bodies and shall focus its activity on the general duty of supervision and on consideration of those matters which are of particular importance to IAG. Nevertheless, those powers reserved by applicable law, IAG´s Bylaws or the Board of Directors Regulations of IAG for direct exercise by the IAG Board may not be delegated.

In order for the permanent delegation of powers of the IAG Board to the Chief Executive and the designation of the IAG Board member who is to hold such office to be valid, the affirmative vote of at least two-thirds of the total number of IAG Board members shall be required.

In the performance of their duties, directors shall act in good faith and shall comply with the duties imposed by IAG´s Bylaws, the Board of Directors Regulations of IAG and the applicable legislation, acting in the furtherance of the corporate interests of IAG.

The Board of Directors Regulations of IAG contains specific regulation of Directors’ duties of confidentiality, non-competition, conflict of interest and duty of information, amongst others.

Reserved Matters: The IAG Board shall directly exercise the following powers, acting upon its own initiative or at the proposal of the corresponding internal decision-making body:

a)	Preparation of IAG’s annual accounts, management report and proposed allocation of profit/loss, as well as the consolidated annual accounts, management report and the financial information which, due to its status as a listed company, IAG is periodically required to disclose.

b)	Appointment of Board members by cooption and submission of proposals to the Shareholders’ Meeting for the appointment, ratification, re-election or removal of Board members following the requirements described in IAG’s Bylaws.

c)	Appointment and removal of the secretary of the IAG Board.

d)	Designation and renewal of internal offices on IAG Board and of the members and offices of the Board Committees.

e)	Establishment, pursuant to IAG’s Bylaws, of the remuneration policy and remuneration of the IAG Board members.

f)	Decisions concerning the appointment and removal of the IAG’s senior executives, as well as establishment of any indemnification in the event of their removal and the basic terms of their contracts.

g)	Determination of the policy on dividends and submission of proposed resolutions to the Shareholders’ Meeting concerning the allocation of profit/loss, as well as decisions regarding interim dividends.

h)	Submission of proposals to the Shareholders’ Meeting regarding any amendments to the IAG’s Bylaws or the IAG Shareholders’ Meeting Regulations.

i)	Approval and amendment of the Board of Directors Regulations of IAG in accordance with its Article 2.2.

j)	Preparation of the annual corporate governance report, which forms part of the IAG’s annual report.

k)	Calls to the Shareholders’ Meeting and preparation of proposed resolutions, including the proposed appointment of the auditor of IAG and its Group.

l)	Implementation of the resolutions approved by the Shareholders’ Meeting and exercise of any functions entrusted to it by the Shareholders’ Meeting.

m)	Definition of the structure of the general powers of IAG to be granted by the Board of Directors or by its delegate governing bodies.

n)	Approval of the strategy and general policy lines of IAG and its Group, preparation of the programs and establishment of objectives for the performance of the corporate purpose, as well as promotion and supervision of Company management and compliance with the established objectives. In particular, approval of: (i) the annual budget and business plan; (ii) financing policy and structure; (iii) risk management and control policy and periodic monitoring of internal information and control systems; (iv) corporate social responsibility policy.

o)	Receive information from the safety committees of operator investees or subsidiaries and to follow up their activities.

p)	Approval of contractual or quasi-contractual commitments of more than five (5) years in duration with an aggregate value, expenditure or potential liability exceeding €20 million except where a specific delegation has been given.

q)	Approval of any asset acquisition, including option exercise and leases by capital value or investment by the Company or any other member of the Group of a value of more than €20 million and operating leases with an aggregate rental exceeding €20 million.

r)	Approval of any disposal of assets including leases by capital value by the Group where the greater of book value or gross sales proceeds exceeds €20 million, or disposal of assets including leases by capital value by the Group where, as a result of any disposal the Group would be forced to consider a write-off to the profit and loss account in excess of €20 million.

s)	Approval of any disposal of slots at Heathrow Airport or Madrid Barajas Airport which have the benefit of grandfather rights.

t)	Approval of capital expenditure projects costing more than €20 million and the delegation of authority to approve capital expenditure projects of €20 million or below. In addition, the Board of Directors shall approve any further capital expenditure in relation to any project previously approved where it is anticipated that the capital expenditure in relation to such project will exceed 25 per cent. of the expenditure so approved by the Board of Directors or, if less, by €10 million.

u)	Approval of any termination, replacement or significant changes to the treasury governance policy of the Group or IAG, including the maximum limits for foreign currency transactions involving forward purchase of currencies.

v)	Approval of (i) any banking arrangements for the Group, bank borrowing or other loan facilities exceeding €20 million, (ii) any loan other than to a member of the Group, (iii) open ended funding commitments for any purpose, and (iv) uncapped guarantees other than in relation to obligations of members of the Group and any guarantee of the obligations of any entity or person (other than a member of the Group) where the aggregate liability of the Group may exceed €20 million.

w)	Approval of any recommendation to the Shareholders’ Meeting of a change to the Company’s auditors.

x)	The authorisation of signatories for and on behalf of IAG and the sub-delegation of that authority.

y)	Approval to initiate any litigation where the value in question or risk to the Company exceeds or may exceed €20 million except in case of urgency in which case approval may be sought from not less than two out of the Chairman, the Chief Executive and the Chief Financial Officer.

z)	Approval of any equity investment or divestment other than pursuant to an arrangement already approved by the Board of Directors or an appropriate committee of the Board of Directors, if applicable.

aa)	Approval of the formation and disposal of companies forming part of the Group.

bb)	Establishment or dissolution of joint ventures and/or consortium companies including fuel consortia or e-ventures.

cc)	Approval of the introduction or termination of major alliance partnership or the introduction or termination or material variation of any significant revenue or profit sharing arrangement.

dd)	Approval of any new franchisee or code-share partner.

ee)	Approval of any major changes to the employee share schemes, to the extent legally possible.

ff)	Approval of the allocation of shares in a member of the Group for the purposes of a long term incentive plan or share option plan in relation to such member (unless already approved by the Remuneration Committee) to the extent legally possible.

gg)	Approval of any political donations and IAG’s policy on charitable donations.

hh)	Adoption of the relevant decisions in relation to the significant investees or subsidiaries of the Company, such as the direction of voting as regards the appointment of members of their managing bodies and the appointment of their Chairmen and Chief Executives.

ii)	Definition of the policy regarding information given to shareholders and to the markets in general.

jj)	Decisions on any matters which, falling within its competencies, are considered in the opinion of the Board of Directors to be in IAG’s interests or which are reserved pursuant to the Board of Directors Regulations of IAG to the plenary session of the Board of Directors.

Functioning: The IAG Board shall meet as often as deemed appropriate but at least eight times a year, unless the Board Chairman, freely and in his opinion, sees fit to suspend any of the sessions. In accordance with the Board of Directors Regulations of IAG, prior to the commencement of each fiscal year, the IAG Board shall set a schedule for its ordinary meetings. The IAG Board shall also meet when the Chairman resolves to call an extraordinary meeting or when such extraordinary meeting is requested by at least four IAG Board members.

The Directors shall make every effort to attend the IAG Board meetings, although all IAG Board members may cast their vote through a proxy to another IAG Board member. Proxies must be granted in writing, addressed to the Board Chairman and Board Secretary and must be granted specifically for each meeting. No IAG Board member may hold more than three proxies, with the exception of the Chairman, who shall not be subject to such limit but may not represent the majority of the IAG Board. The IAG Board member granting the proxy shall endeavour, where possible, to include voting instructions in the proxy letter.

The Directors shall meet formally as a body and validly transact business at a meeting if more than half of the IAG Board members are present, in person or by proxy. However, the IAG Board shall be deemed validly convened without the need for a call if all IAG Board members are present, in person or by proxy, and unanimously agree to hold a meeting on consent and accept the items on the agenda.

IAG Board resolutions shall be adopted by an absolute majority of the votes present, in person or by proxy, except where they refer to the permanent delegation of powers and the designation of the IAG Board members that are to exercise such powers, in which case the affirmative vote of at least two-thirds of the total number of IAG Board members shall be required. Cases in which IAG’s Bylaws, the Board of Directors Regulations of IAG or the applicable law provide for a greater majority are excluded from the foregoing.

Board Committees: The IAG Board shall have the following committees: (i) Audit and Compliance Committee; (ii) Nominations Committee; (iii) Remunerations Committee; and (iv) Safety Committee.

Section 21.3 of this document contains further details on these Committees.

27.2.3	Description of the rights, preferences and restrictions attaching to each class of the existing shares

All of the shares representing the share capital of IAG are (and shall be as from completion of the Merger) of a single class and series with the same voting and economic rights as provided for by law and IAG’s Bylaws.

In particular, the shares of IAG confer (and shall confer as from completion of the Merger) on their holders the following rights, in accordance with Spanish Companies Law and IAG’s Bylaws:

27.2.3.1	The right to a share in profits

The shares shall confer the right to a share in the profits of IAG. The shareholder’s right to share in the profits is an abstract right that does not become concrete until IAG resolves on the distribution of any dividend. Accordingly, a shareholder’s right to a dividend arises only once the distribution of such dividend is approved by IAG. The shares do not confer the right to receive a minimum dividend.

27.2.3.2	The right to a share in the assets resulting from liquidation

The shares confer on their holders the right to a share in the assets resulting from the liquidation of IAG.

27.2.3.3	A pre-emptive subscription right in the issue of IAG Shares

Pursuant to the provisions of the Spanish Companies Law, all of the IAG Shares enjoy a pre-emptive subscription right in capital increases involving the issue of IAG Shares, ordinary or preferred and in the issue of bonds convertible into shares, with a charge to monetary contributions. These rights may be excluded pursuant to a resolution by the Shareholders’ Meeting or by the IAG Directors on the terms provided for in Articles 308, 417, 504 and 506 of the Spanish Companies Law and the other cases provided for in the Spanish Companies Law in which the pre-emptive subscription right does not apply.

As IAG will have a premium listing on the London Stock Exchange, in the event that the Company intends to sell shares of the Company held in treasury for cash (other than to or for the purposes of the employee share schemes of the Company or the Group), such shares shall be first offered to existing shareholders of the Company in proportion to the nominal value of shares held by them, and the other provisions of this Article 14 shall apply (to the extent applicable) mutatis mutandi.

They shall also enjoy the right to the allotment of IAG Shares on a free basis recognised in the Spanish Companies Law in the event of a capital increase performed with a charge to reserves.

27.2.3.4	The right to attend and vote at Shareholders’ Meetings and challenge corporate resolutions

All of IAG’s shares confer the right to vote. Holders of IAG’s shares have the right to attend and vote at Shareholders’ Meetings and to challenge corporate resolutions, pursuant to the general regime established in the Spanish Companies Law and subject to IAG’s Bylaws. In particular, all shareholders may attend the Shareholders’ Meeting.

Each share shall confer the right to one vote and there are no Bylaw limits on the maximum number of votes that may be cast by a single shareholder or companies belonging to the same Group.

27.2.3.5	The right to information

Holders of IAG’s Shares shall enjoy the right to information contained in Article 93.b) of the Spanish Companies Law, in general, and in Article 197, in particular. They shall also enjoy such special provisions concerning the right to information as are stipulated in the articles of the Spanish Companies Law in the cases of amendment of IAG’s Bylaws, the increase or reduction of share capital, the approval of the financial statements, the issue of debentures which may or may not be converted into IAG Shares, the change in legal form, merger and spin-off, en bloc transfer of assets and liabilities, transfer of registered office abroad, dissolution and liquidation of IAG, and other corporate transactions or acts. The Board of Directors shall be required to provide the information requested pursuant to the Corporate Bylaws and the Shareholders’ Meeting Regulation except if the requested information or clarification is unnecessary, in the opinion of the Board of Directors, to form an opinion regarding the matters submitted to the shareholders, or is deemed abusive for any reason

27.2.4	Description of what action is necessary to modify the rights of holders of the shares, indicating where the conditions are more significant than those required by law

IAG’s Bylaws do not envisage any requirements other than those provided for in the Spanish Companies Law for the modification of the rights of holders of the shares. According to the Law, the modification of shareholder rights shall require the appropriate amendment to IAG’s Bylaws, approved by the Shareholders’ Meeting with the quorum and majority, which, where it only affects part of the shares and entails discriminatory treatment among them, must be approved by the majority of the shares affected.

27.2.5	Description of the conditions governing the manner in which Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings are to be called, including conditions for admission

Shareholders’ Meetings must be called by the IAG Board by way of a notice published in the Spanish Mercantile Registry’s Official Gazette (Boletín Oficial del Registro Mercantil) and in one of the largest circulation newspapers in the province of Madrid, where it deems it appropriate or when so requested by shareholders holding at least five per cent. of the share capital, within thirty days of the date of the request. If such request is not complied with, the Shareholders’ Meeting may be called by the Court of First Instance at the registered office of IAG.

The ordinary Shareholders’ Meeting must take place in the first half of each calendar year in order to appraise corporate management, approve (as the case may be) the previous year’s annual accounts and decide on the allocation of income, along with any other matter on the agenda. However, the ordinary Shareholders’ Meeting shall still be valid even where it is called or held outside such period.

The call notice must contain all information required by applicable law and shall stipulate the date, venue and time of the Shareholders’ Meeting and all items to be discussed. The call notice may state the date of the Shareholders’ Meeting on second call, if appropriate. At least 24 hours shall be allowed to elapse between the Shareholders’ Meetings on first and second call.

The call notice of the Shareholders’ Meeting must contain (i) a description of the procedures that shareholders must comply with in order to be able to participate and to cast their vote in the Shareholders’ Meeting, as well as (ii) a reference to the right IAG shareholders to information and (iii) the right of the shareholders to put items on the agenda of the Shareholders’ Meeting and to draft resolutions for items included on the agenda of the Shareholders’ Meeting. Likewise, IAG shall indicate the availability on its website of the forms to be used to vote by correspondence.

Finally, the call notice shall indicate how to obtain the necessary information to prepare for the Shareholders’ Meeting, specifying: (i) the website address of IAG; and (ii) where and how to obtain the full text of the documents (including the relevant IAG Directors’ report) and the draft resolutions to be voted in the Shareholders’ Meeting.

Shareholders representing at least five percent of the share capital of IAG may request that a supplementary call notice for a Shareholders’ Meeting be published, adding one or more further items to the agenda. This right must be exercised by serving a duly authenticated notice (notificación fehaciente) at the registered office of IAG within five days of the publication of the call notice. The supplementary call notice must be published at least fifteen days in advance of the date scheduled for the Shareholders’ Meeting.

Any shareholder may attend Shareholders’ Meetings, whether in person or by proxy, provided that their shares are registered in their name on the corresponding register of book entries five days in advance of the date scheduled for the Shareholders’ Meeting and this is evidenced by the pertinent attendance card or certificate issued by one of the participating entities of the agency which manages the said register or in any other manner permitted by legislation in force.

All shareholders entitled to attend a Shareholders’ Meeting may be represented at the Shareholders’ Meeting by another person (regardless of whether or not such person is an IAG Shareholder) in the manner provided for in the Bylaws and the Shareholders’ Meeting Regulations.

Entities that appear as registered shareholders of IAG but which act on behalf of different persons (the “Underlying Holders”) and hold such authority in a fiduciary or similar capacity and evidence such circumstances by the means established by the IAG Board, may:

•	divide their vote when required to carry out the voting instructions received from those Underlying Holders; and

•

request as many attendance cards as Underlying Holders for which they act, where necessary in order to comply with the voting instructions received from the different Underlying Holders, meaning that votes may be cast in differing directions and such entities may be represented for such purposes at the Shareholders’ Meeting by one or more representatives with full discretion to decide on the direction of their vote.

27.2.6	Brief description of any provision of IAG’s Bylaws or internal regulations that could have the effect of delaying, deferring or preventing a change in control of IAG

Without prejudice to the provisions of section 26.2.7 below, there are no provisions in IAG’s Bylaws or in the internal regulations that could have the effect of delaying, deferring or preventing a change in control of IAG.

27.2.7	Indication of any provision in the bylaws or internal regulations governing the ownership threshold above which the stakes pertaining to shareholders must be disclosed

IAG’s Bylaws establish a series of special obligations concerning disclosure of share ownership as well as certain limits on shareholdings, taking into account the ownership and control restrictions provided for in applicable legislation and bilateral air transport treaties signed by the UK and Spain, described in section 11.3 of this document.

27.2.7.1	Disclosure obligations

In accordance with IAG’s Bylaws, shareholders must notify IAG of any acquisition or disposal of shares or of any interest in the shares of IAG that directly or indirectly entails the acquisition or disposal of a stake of over 0.25 percent of IAG’s share capital, or of the voting rights corresponding thereto, expressly indicating the nationality of the transferor and/or the transferee obliged to notify, as well as the creation of any charges on shares (or interests in shares) or other encumbrances whatsoever, for the purposes of the exercise of the rights conferred by them.

In addition, pursuant to Article 10 of IAG’s Bylaws, IAG may require any shareholder or any other person with a confirmed or apparent interest in shares of IAG to disclose to IAG in writing such information as IAG may request in relation to the beneficial ownership of or any interest in the shares in question as lies within the knowledge of such shareholder or other person (supported if IAG so requires by a statutory or notorial declaration and/or by independent evidence), including any information that IAG deems necessary or appropriate in order to determine whether the nationality of the holders of said shares or other person could adversely affect the operating rights of IAG or the Operating Affiliates and to adopt the measures provided for in the IAG’s Bylaws and in the applicable legislation in order to protect such operating rights. The IAG’s Bylaws define operating rights as all or any part of any authority, permission, licence or privilege, whether granted or enjoyed pursuant to an air services agreement or otherwise, which enables an air service to be operated.

In the event of the breach of these obligations by a shareholder or any other person with a confirmed or apparent interest in IAG’s shares, the IAG Board may suspend the voting or other political rights of the relevant person. If the shares with respect to which the aforementioned obligations have been breached represent at least 0.25 per cent. of IAG’s share capital in nominal value, the IAG Board may also direct that no transfer of any such shares shall be registered (save for the exceptions set out in IAG’s Bylaws).

IAG shall maintain, in addition to the registered shares book, a separate register of shares held by Non-EU shareholders, a separate register of shares held by Spanish nationals and a register of shares held by United Kingdom Nationals (in all cases as defined in IAG’s Bylaws).

The Board of IAG shall periodically publish the number of Company shares registered on the share register that are held by non-EU shareholders.

27.2.7.2	Limitations on ownership of IAG Shares

In the event that the IAG Board deems it necessary or appropriate to adopt measures to protect an operating right of IAG or of the Operating Affiliates, in light of the nationality of its shareholders or any persons with an interest in IAG’s shares, it may adopt any of the measures provided for such purpose in Article 11 of IAG’s Bylaws, including the determination of a maximum number of shares that may be held by any non-EU shareholders, which may not be less than 40 per cent. of IAG’s share capital under any circumstances.

When the IAG Board adopts such a measure, it must disclose the measure adopted in the manner provided for in IAG’s Bylaws to the stock exchange governing companies, the Spanish National Securities Market Commission and the regulatory bodies of the other securities markets in which the shares of IAG are listed, where appropriate, so that such institutions may notify such measure to any investment services firms and credit institutions authorized to provide investment services. Such measures must also be notified to the Spanish Ministry of Development (Ministerio de Fomento) through the DGAC, the United Kingdom Civil Aviation Authority and the other competent authorities regarding any operating rights held or enjoyed by the Operating Affiliates. Once such a measure has been duly disclosed, no acquisitions or transfers of IAG’s shares with or between non-EU persons may take place unless accompanied by a certificate issued by the IAG Board evidencing that the acquisition or transfer does not exceed the permitted maximum determined by it, which (as stated above) shall not be less than 40 per cent. of IAG’s share capital.

The IAG Board may also (i) agree on the suspension of voting and other political rights of the holder of the relevant shares, and (ii) request that the holders dispose of the corresponding shares so that no non-EU person may directly or indirectly own such shares or have an interest in the same. If such transfer is not performed on the terms provided for in IAG’s Bylaws, IAG may acquire the corresponding shares (for their subsequent redemption) pursuant to applicable legislation. This acquisition must be performed at the lower of the following prices: (a) the book value of the corresponding shares according to the latest published audited balance sheet of IAG; and (b) the middle market quotation for an ordinary share of IAG as derived from the London Stock Exchange’s Daily List for the Business Day on which they were acquired by the relevant non-EU person.

When deciding to which shares the penalties provided for in the preceding paragraph can be applied, the IAG Board shall take into consideration the chronological order in which the shares held by non-EU persons have or ought to have been registered on the corresponding IAG share register, except in circumstances in which the application of this criterion is unfair or there is a possibility, for whatever reason, that the powers of the IAG Board deriving from Article 11 of IAG’s Bylaws become illegal or unenforceable, in which case, the IAG Board shall apply the criterion or criteria it considers appropriate, at its sole discretion.

27.2.8	Description of the conditions imposed by the Bylaws and the internal regulations governing changes in the capital, where such conditions are more stringent than those required by law

Except for the provisions of article 11 of the Bylaws described in section 26.2.7.2 of the Document regarding limitations on ownership of IAG Shares in light of the nationality of its shareholders or any persons with an interest in IAG’s shares, neither IAG’s Bylaws nor its internal regulations establish conditions for capital changes that are more stringent than those contained in the Spanish Companies Law.

27.3	Audit of the historical annual financial information

27.3.1	Statement that the historical annual financial information has been audited

The individual and consolidated financial statements of British Airways for the financial years ended 31 March, 2010, 2009 and 2008, which have been audited by Ernst & Young LLP, do not contain any qualifications and are available to investors on the web page of British Airways (www.bashareholders.com).

The financial statements of Iberia for the financial years ended 31 December, 2009, 2008 and 2007, which have been audited by Deloitte, S.L., do not contain any qualifications and are available to investors on the web page of Iberia (www.iberia.com).

The individual financial statements of IAG for the financial year ended 31 December 2009, which have been audited by Deloitte, S.L. do not contain any qualifications.

27.3.2	Indication of other information in this Registration Document that has been reviewed by auditors

Apart from the individual and consolidated financial statements and management reports of British Airways and Iberia referred to in the preceding section 26.3.1, Ernst & Young LLP has issued a report on pro forma financial information for IAG as at 30 June 2010, in accordance with the European Commission Regulation on prospectuses (Reglament 809/2004), and in accordance with CESR recommendations on such matters (CESR/05-054b).

Additionally, Deloitte S.L. has issued a limited review report on interim financial information for Iberia as at 30 June 2010, available to investors on the web page of Iberia (www.iberia.com).

Ernst & Young LLP has issued a limited report to British Airways on the special purpose financial information for British Airways, consisting of the columns entitled “British Airways” six months ended 30 June 2010” and “British Airways as at 30 June 2010” and the respective information included in Note 2B within the proforma financial information included in section 25 of the Document.

28.	MATERIAL CONTRACTS

Details of (i) each material contract (not being a contract entered into in the ordinary course of business) which has been entered into by any member of the IAG Group, any member of the British Airways Group or any member of the Iberia Group during the period beginning the date that is two years preceding publication of this document; and (ii) each contract (not being a contract entered into in the ordinary course) that has been entered into by any member of the IAG Group, any member of the British Airways

Group or any member of the Iberia Group which contains any provision under which such member has an obligation or entitlement which is material to the IAG Group, the British Airways Group or the Iberia Group (as applicable) as of the date of this document are set out below in Sections 3, 8, 9 16 and in this Section 27 (which gives details of all such material contracts, including the Merger Documentation).

28.1	Merger Documentation

28.1.1	Merger Agreement

British Airways and Iberia entered into the Merger Agreement on 8 April 2010. This superceded and terminated the memorandum of understanding between British Airways and Iberia relating to the Merger entered into on 12 November 2009. The Merger Agreement sets out, amongst other things, the parties’ agreement on the Merger Ratio (as further described in section 3 of this document), the organisation and governance structure of the IAG Group (as further described in section 3 of this document) and the actions that need to be taken in order to implement the Merger. The material conditions contained in the Merger Agreement are set out in section 3 of this document. In addition, the Merger Agreement contains certain conditions that had to be satisfied prior to Iberia convening the Iberia General Meeting, British Airways convening the British Airways Court Meeting, the British Airways General Meeting and the British Airways Class Meeting. Such conditions included:

•	the High Court of England and Wales having granted an order for the British Airways Court Meeting to be convened;

•	the Merger Plan and the Hive Down Plan having been deposited with the Madrid Mercantile Registry;

•

the independent experts appointed by the Madrid Mercantile Registry having issued the relevant reports in accordance with applicable law regarding the IAG Merger, the Iberia Hive Down and the share capital increase of BA Holdco pursuant to the British Airways Scheme;

•	the CNMV having approved this document and the UKLA having approved the Scheme Document;

•

Iberia having delivered written confirmation to British Airways, that it will not exercise its right to terminate the Merger Agreement based on the final and binding agreement (the “Pensions Agreement”) reached by British Airways with the pension trustees in relation to the technical provisions and deficit recovery plan attributable to the pension schemes of British Airways (with effect from 1 April 2009) on 21 June 2010, or such confirmation having been deemed to have been given pursuant to the terms of the Merger Agreement (as described below);

In this regard, Iberia was entitled to terminate the Merger Agreement if (i) the Pensions Agreement was challenged by the pensions regulator in the United Kingdom (the “Pensions Regulator”) in the maximum period of three (3) months (or such shorter period as Iberia considers appropriate in its absolute discretion) as from the moment it was submitted to the Pensions Regulator or, as at the last day of such three month period (or such shorter period as Iberia considers appropriate in its absolute discretion) (the “Pensions End Date”), Iberia reasonably considered that the Pensions Regulator was likely to challenge such agreement; (ii) the Pensions Agreement was not satisfactory in the reasonable opinion of Iberia because it implied a materially detrimental modification of the economic premises of the Merger between Iberia and British Airways; or (iii) prior to 30 June 2010 British Airways disclosed to Iberia any applications to the Pensions Regulator for clearance under sections 42 and 46 of the Pensions Act 2004 which in Iberia’s reasonable opinion would result in a materially detrimental modification of the economic premises of the merger or any liability has been imposed or threatened by the Pensions Regulator on British Airways or any member of the British Airways Group under sections 38 to 51 of the Pensions Act 2004. In accordance with the terms of the Merger Agreement, Iberia delivered a letter on 23 September 2010 confirming that it will not exercise its termination right in respect of the pensions condition described above.

•

the European Commission having issued a decision under either Article 6 or Article 8 of Council Regulation (EC) nº 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EU Merger Regulation) (or having been deemed to have done so under such regulation), declaring either that the merger of Iberia and BA is compatible with the internal market, or that the merger is compatible with the internal market subject to such conditions or undertakings as are reasonably satisfactory to Iberia and British Airways (such authorization was obtained on 14 July 2010); and

•

regulatory clearance in respect of the merger having been obtained from the Federal Trade Commission under the Hart-Scott Rodino Antitrust Improvements Act 1976 subject to such conditions or undertakings as are reasonably satisfactory to each of the parties (such authorization was obtained on 24 June 2010).

All such conditions have been satisfied in accordance with the Merger Agreement.

Under the Merger Agreement the parties agreed two separate long stop dates before which certain conditions had to be met, otherwise the parties could terminate the agreement.

The first long stop date concerned the date before which the conditions listed above had to be satisfied, which was 30 November 2010.

The second longstop date concern the date by which the conditions set out in section 3.5 of this document have to be satisfied, which is 4 months after the date on which all the conditions listed above had to be satisfied. As established above, in accordance with the terms of the Merger Agreement, the effectiveness of the Merger will be subject to the satisfaction of the conditions set out in section 3.

At any time up to completion of the Merger, the Merger Agreement may be terminated:

•	by British Airways, if Iberia or any member of its Group performs, or enters into any agreement to perform, a Prohibited Transaction;

•

by British Airways, in the event of a material breach by Iberia of its Merger Agreement obligations that is not remedied in accordance with the Merger Agreement. This right may only be exercised prior to the Scheme Effective Time;

•

by British Airways, if Iberia fails to procure that the Spanish Nationality Company Shareholders’ Agreement and the Iberia Opco Shareholders’ Agreement are executed in accordance with the Merger Agreement or if Iberia does not provide its consent to the British Airways Scheme or to the matters which are the subject of the British Airways Class Meeting;

•	by either party, if the resolutions proposed at the Iberia General Meeting are not passed by the requisite majority;

•	by either party, if a change of circumstances occurs and the Iberia Directors determine that:

•

(if such change in circumstances happens prior to the Iberia General Meeting), either (i) to not change or adversely modify the Iberia Board Recommendation[1] or (ii) to not adjourn the Iberia General Meeting would, in either case, be a breach of their fiduciary duties; provided that the Merger Agreement may not be terminated where the Iberia General Meeting is adjourned for less than five Business Days; or

•

(if such change in circumstances happens after the Iberia General Meeting but prior to the British Airways Scheme becoming effective), to execute and/or register the Hive Down Deed and/or Merger Deed would be a breach of their fiduciary duties.

Iberia has agreed to pay to British Airways a break-fee of €20,000,000 (inclusive of any amounts in respect of VAT due in respect thereof) in the event that the Merger Agreement is terminated as a result of the occurrence of any of the events described above.

The Merger Agreement may also be terminated:

•	by Iberia, if British Airways or any member of its Group performs, or enters into any agreement to perform, a Prohibited Transaction;

•

by Iberia, in the event of a material breach by British Airways of its Merger Agreement obligations that is not remedied in accordance with the Merger Agreement. This right may only be exercised prior to the British Airways Scheme Effective Time;

[1]

The Iberia Board Recommendation means the Iberia Directors’ recommendation that Iberia Shareholders vote in favour of the Iberia General Meeting Resolution which, for the avoidance of doubt, is given subject always to the directors’ fiduciary duties.

•	by Iberia, if British Airways fails to procure that the UK Trust Subscription Agreement, the UK Trust Deed and the UK Trust Loan Agreement are executed in accordance with the Merger Agreement;

•	by Iberia, if British Airways does not procure that BHL and BAHBV vote in favour of resolutions to be proposed for the purpose of implementing the Merger at the Iberia General Meeting;

•

by either party, if the British Airways Scheme is not approved by the requisite majority at the British Airways Court Meeting or if any of the resolutions to be proposed at the British Airways General Meeting or the resolutions to be proposed at the British Airways Class Meeting is not approved by the requisite majority;

•	by either party, if a change of circumstances occurs and the British Airways Directors determine that:

•

(if such change in circumstances happens prior to the British Airways Court Meeting or the British Airways General Meeting), either (i) to not change or adversely modify the British Airways Board Recommendation[1] or (ii) to not adjourn the British Airways Court Meeting or the British Airways General Meeting, would, in either case, be a breach of their fiduciary duties provided that the Merger Agreement may not be terminated where the British Airways Court Meeting, the British Airways General Meeting or the British Airways Class Meeting is adjourned for less than five Business Days; or

•

(if such change in circumstances happens after the British Airways Court Meeting but prior to the Scheme becoming effective), to seek the order of the Court sanctioning the British Airways Scheme under s. 899 of the Companies Act 2006 and the reduction of capital of British Airways that forms part of the British Airways Scheme to be effected pursuant to the British Airways Scheme at the Scheme Hearing would be a breach of their fiduciary duties.

Likewise, British Airways has agreed to pay to Iberia a break-fee of €20,000,000 (inclusive of any amounts in respect of VAT due in respect thereof) in the event that the Merger Agreement is terminated as a result of the occurrence of any of the events described above.

The other material termination provisions under the Merger Agreement allow termination:

•	by mutual written consent duly authorised by the board of directors of Iberia and the board of directors of British Airways; or

[1]

The British Airways Board Recommendation means the British Airways Directors’ recommendation that British Airways Ordinary Shareholders vote in favour of the resolutions to be proposed at the British Airways Court Meeting, the British Airways General Meeting and the British Airways Class Meeting, which, for the avoidance of doubt, is given subject always to the directors’ fiduciary duties.

•	in the event that certain of the conditions become incapable of satisfaction or are not satisfied by an agreed date.

If the Merger Agreement is not terminated as a result of the occurrence of any of the events described above, it will terminate automatically on the 30th day following the Merger Effective Date. On such termination, all rights and obligations of the parties under such agreement shall end.

Each of British Airways and Iberia have also agreed to procure that certain specified actions are not taken in respect of their respective businesses without the prior written consent of the other party, including the following:

•

making or permitting to be made any significant change in the nature, scale or geographic location of the Group’s principal activities or which is material in the context of the business of the Group taken as a whole;

•

entering into any individual contract or commitment relating to or affecting a material part of the business of the Group or any materially unusual or abnormal or onerous contract or commitment and which, in each case, is material in the context of the Group taken as a whole;

•	the making of any capital commitment which individually exceeds €50 million euro;

•

any declaration, authorisation or payment of a dividend (in cash or in specie) or the making of any other distribution of a similar nature or which is taxed in the same way as a dividend or the making of any reduction of capital (other than any dividend, distribution or reduction of capital lawfully made by any member of the Group to any other member of the Group);

•	any grant of any guarantee or indemnity for the obligations of any person (other than any member of the Group) which, in each case, is material in the context of the Group taken as a whole;

•

any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any member of the Group or securities convertible into or exchangeable for any of the foregoing, except pursuant to any existing contractual commitments or pursuant to any existing management share or share option incentive arrangement which in the normal course would provide for the issue of shares or the grant of share options in the numbers to be issued or granted and to the people to whom they are to be issued or granted;

•

any creation or grant of any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law or in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the Group’s business or the assets of any member of the Group which is material in the context of the Group taken as a whole except in the ordinary course of business pursuant to any agreement entered into in relation to the financing relating to any aircraft, aircraft engines or parts of an aircraft engine;

•

the making of any loan in excess of €10 million (other than the granting of trade credit in the ordinary course of business in accordance with the relevant Group member’s normal practice) to any person (other than between members of the Group);

•	entering into any borrowing or other financial indebtedness or the issue of any debt securities, the value of which, in aggregate, exceeds €50 million euro, other than:

•	the receipt of trade credit in the ordinary course of business or pursuant to and in accordance with the limits subsisting at the date of the Merger Agreement; and

•	advances under existing credit facilities in the ordinary course of business; and

•

save in accordance with the terms of the Merger Agreement or any other document entered into or published as a result of the Merger (i) in the case of Iberia, effecting any “Disposal” (as defined in the Merger Agreement, which includes the granting of any security over), or permitting any Disposal to be made, of any of the British Airways Shares held by Iberia and (ii) in the case of British Airways, effecting any Disposal, or permitting any Disposal to be made, of any of the Iberia Shares held by BHL or BAHBV.

British Airways and Iberia have also agreed not to enter into, effect, solicit, or enter into negotiations in respect of, a Prohibited Transaction. A Prohibited Transaction is in respect of either British Airways or Iberia, a transaction that, in the reasonable opinion of the other party (the “Affected Party”) would (a) involve a party acquiring any asset or group of assets, or acquiring any business or undertaking (whether by way of share or asset acquisition or otherwise) which, in each case, taken together would be material in the context of the relevant party’s Group (b) involve any person or group of persons acquiring control of a party or acquiring a material part of the business or assets of a party or its subsidiary undertakings which, in each case, taken together would be material in the context of the relevant party’s Group (c) preclude or materially restrict or materially delay the implementation of the Merger, or (d) make the Merger materially less attractive to the Affected Party.

28.1.2	Assurances Agreement

To protect the specific interests of British Airways and Iberia and their respective stakeholders IAG, British Airways, Iberia Opco and Iberia Holding have entered into the Assurances Agreement dated 19 October 2010 under which the parties have agreed certain assurances and principles (the “Assurances”) in respect of the operation of the business of the IAG Group that will last for five years from the Merger Effective Date. The Assurances Agreement shall automatically terminate after 5 years (independently from the termination or renewal of the Nationality Structures). Further details of the Assurances are given in section 3 of this document.

28.1.3	UK Trust Deed

As part of the Nationality Structures (further details of which are given in section 3.6.5 of this document), IAG and the UK Trustee have entered into the UK Trust Deed dated 19 October 2010 under which a trust is established whereby certain monies and shares in the capital of British Airways are to be held on trust for certain purposes and beneficiaries. The UK Trustee has the power and the duty to manage the UK Trust assets in accordance with the terms of the UK Trust Deed, which include subject to certain conditions, the requirement to exercise any voting rights attaching to the BA B Shares in such manner as the UK Trustee in its sole opinion considers to be in the interest of the IAG shareholders who are UK Nationals as a class. Further details of this arrangement (including details of the agreement concerning the exercise of voting rights by the holder of the BA B Shares) and the Nationality Structures are given in sections 3.6.5, 3.7, 3.8 and 3.9 of this document.

28.1.4	UK Trust Loan Agreement

On 19 October 2010, IAG and the UK Trustee entered into a loan agreement pursuant to the Nationality Structure Transactions and ancillary to the Merger, under which IAG is to lend the UK Trustee £1,000,000. The loan agreement provides that the UK Trustee must, within a specified time period, use the money to subscribe for BA B Shares. No interest will be payable on the loan. Further details of this arrangement and the Nationality Structures are given in sections 3.6.5, 3.7, 3.8 and 3.9 of this document.

28.1.5	UK Trust Subscription Agreement

On 19 October 2010, IAG, British Airways and the UK Trustee entered into a subscription agreement, pursuant to the Nationality Structure Transaction and ancillary to the Merger, relating to the subscription for the BA B Shares by the UK Trustee. Further details of this arrangement and the Nationality Structures are given in section 3 of this document.

28.1.6	BA Opco Articles

On 19 October 2010, IAG, along with British Airways and Iberia Holding agreed the articles of association of British Airways to be adopted after the Merger as part of the implementation of the British Airways Nationality Structures. The BA Opco Articles will be adopted at a general meeting of British Airways to be held shortly after the Admission of IAG Shares. Further details of the BA Opco Articles (including the various classes of shares that comprise the share capital of British Airways) are given in section 3.6 of this document.

28.1.7	Iberia Opco Articles

The Iberia Hive Down Plan includes as an attachment the agreed bylaws of Iberia Opco to be adopted by the sole shareholder of Iberia Opco on the same date that the Iberia Hive Down is effected (i.e. 20 January 2011).

28.1.8	Iberia Opco Shareholders Agreement

As part of the Nationality Structures (further details of which are given in section 3.6.5 of this document), IAG, Garanair S.L., IB Opco Holding S.L., Iberia and British

Airways Holdings BV have entered into the Iberia Opco Shareholders Agreement dated 19 October 2010 under which the parties agree to regulate the corporate governance and management of Iberia Opco, their relationship with each other and certain aspects of the affairs of, and their dealings with, Iberia, through the holding of shares in the capital of Iberia Holding and the designation of directors in Iberia Opco. This agreements also includes the details of the implementation, duration and exit arrangements of the Iberia Nationality Structure. Further details of the Nationality Structures are given in section 3 of this document.

28.1.9	Shareholders’ agreement at the Spanish Company

As part of the Nationality Structure (see section 3.6.5 of this Document for more details), Caja Madrid, El Corte Inglés and Garanair, S.L. executed on 19 October 2010 a shareholders’ agreement to regulate the relations between Caja Madrid and El Corte Inglés in relation to the Spanish Company (which will hold the Class B shares of Iberia Holding) in order to fulfil the aims pursued by the Spanish Nationality Structure.

28.2	IAG

Other than the agreements described in sections 27.1 and 27.3, IAG has not entered into any other material contract or any contract containing any provision under which IAG has an obligation or entitlement which is material to the IAG Group as at the date of this document.

28.3	British Airways

28.3.1	British Airways Convertible Bonds (including the Supplemental Trust Deed)

On 13 August 2009, British Airways issued the Convertible Bonds. Unless previously purchased and cancelled, redeemed or converted, the Convertible Bonds will be redeemed at their principal amount on 13 August 2014. The Convertible Bonds may be redeemed before 13 August 2014 at the option of British Airways (subject to certain conditions) in certain circumstances, including if conversion rights have been exercised in respect of 85 per cent or more in principal amount of the Convertible Bonds.

Subject as set out below, the Merger will constitute a Permitted Merger as provided for in the Original Convertible Bond Conditions (and therefore, subject as set out below, the merger and the steps relating thereto as provided for in the Merger Plan do not constitute a case that triggers the application of the aforementioned Minimum Conversion Price) and, pursuant to the conditions governing Permitted Mergers set out in the Original Convertible Bond Conditions, it is expected that British Airways will enter into a supplemental trust deed with IAG, BA Holdco S.A. and the Convertible Bond Trustee on 26 October 2010 (the “Supplemental Trust Deed”). Provided that certain conditions are satisfied (which include receipt by the Convertible Bond Trustee of an opinion from an independent financial adviser as contemplated by the Original Convertible Bond Conditions and, in particular, as required by the Permitted Merger Conditions set out therein), the Supplemental Trust Deed will take effect on 17 January 2011 or such earlier date as shall be notified in writing by British Airways to the

Convertible Bond Trustee on not less than 10 calendar days’ notice or, if later, the first day that is a Monday on or following satisfaction of the condition set out in clause 3.3(E) of the Merger Agreement (details of which are set out at section 3.5 of this document), (unless such day is not a business day in London, in which case, the Supplemental Trust Deed will take effect from the next following London business day).

The Supplemental Trust Deed provides, among other things, that with effect from the date on which the conditions to the Supplemental Trust Deed becoming effective are satisfied (the “Supplemental Trust Deed Effective Date”) (and the Supplemental Trust Deed has not been terminated in accordance with its terms), if a bondholder exercises or has exercised its conversion rights in accordance with the Original Convertible Bond Conditions such that the Conversion Date (being the London business day immediately following the date of delivery of the relevant bond and conversion notice and payment of the relevant amount) as determined by the original Convertible Bond Conditions (the “Original Conversion Date”) would fall on or after the Supplemental Trust Deed Effective Date but before Admission, the Conversion Date will be deemed to be Admission and any such bondholder will, subject to certain exceptions, instead of being entitled to ordinary shares in the capital of British Airways, be entitled to IAG Shares. The Supplemental Trust Deed also provides, among other things, that, with effect from Admission (provided that the Supplemental Trust Deed has come into effect and has not been terminated) the Original Convertible Bond Trust Deed and the Original Convertible Bond Conditions will be amended and the Convertible Bonds will be irrevocably and unconditionally guaranteed by IAG. In addition, the Supplemental Trust Deed also provides a mechanism for regulating, among other things, what will happen in the event that (i) a bondholder exercises or has exercised its conversion rights as set out above, but the British Airways Scheme does not become effective before the date that is 7 London business days after the Original Conversion Date, or (ii) if the British Airways Scheme becomes effective but Admission does not then occur on or before the date falling 5 London business days after the effective date of the British Airways Scheme.

The amended Convertible Bond Conditions will include amended negative pledge provisions which apply to IAG, British Airways and Material Subsidiaries (as defined in the amended Convertible Bond Conditions. The amended Convertible Bond Conditions also include certain amended events of default, including a cross-acceleration provision triggered by a failure by British Airways or IAG to repay when obliged to do so aggregate principal indebtedness in excess of £50,000,000 or its equivalent in any other currency or currencies.

The Supplemental Trust Deed will terminate (subject to certain exceptions) unless British Airways and the Convertible Bond Trustee agree otherwise, if the Scheme Date (as defined in the Supplemental Trust Deed) has not occurred within fifteen London business days of the Supplemental Trust Deed Effective Date.

As part of the Merger, a structure will be put in place to ensure that, following the Merger, British Airways is able to satisfy its obligation to deliver IAG Shares under the Convertible Bonds. IAG will grant British Airways the right to procure the issue of IAG Shares to nominated subscribers (the “Convertible Bond Warrant”). On receipt of a conversion notice from a holder of the Convertible Bonds, British Airways will be entitled to exercise the Convertible Bond Warrant in respect of the number of IAG Shares which are the subject of the relevant conversion notice. On each occasion that the Convertible Bond Warrant is exercised by British Airways, IAG will subscribe for BA C Shares in accordance with a subscription agreement to be entered into between IAG and British Airways on 26 October 2010 (see section 27.3.2 for details).

28.3.2	Subscription Agreement

As part of the arrangements concerning the Convertible Bond, British Airways and IAG will enter into an agreement on 26 October 2010 pursuant to which IAG agrees to use any money (other than money that would otherwise only purchase a fraction of a BA C Share) received by it pursuant to each exercise of the Convertible Bond Warrant by British Airways to suscribe for BA C Shares (rights attaching to BA C Shares are described in Section 3 of this document).

28.3.3	Joint Venture with American Airlines

British Airways, American Airlines and Iberia entered into certain agreements in August 2008.

See section 8.8.2 for further information.

28.3.4	British Airways’ arrangements with the Management Trustees of APS and NAPS

In connection with the triennial valuations of APS and NAPS as at 31 March 2009, British Airways reached agreement with its pension trustees on a recovery plan to address the pension deficits in APS and NAPS. Funding agreements were signed on June 30 2010 between British Airways and the pension trustees of APS (the “APS Funding Agreement”), and British Airways and the pension trustees of NAPS (the “NAPS Funding Agreement” and together with the APS Funding Agreement, the “Funding Agreements”). The Funding Agreements govern the contributions that British Airways must make to the schemes and certain other arrangements.

Under the Funding Agreements, British Airways will continue to make deficit funding contribution in order to eliminate the funding shortfall in the schemes. These obligations will be accelerated in certain circumstances, including upon the occurrence of an Insolvency Event (as defined in section 121 of the United Kingdom Pensions Act 2004) in respect of British Airways (known as a “BA Trigger Event”).

In addition, in the Funding Agreement, British Airways has agreed to pay the trustees of the schemes additional amounts if British Airways cash balance at 31 March exceeds £1.8 billion.

In addition, British Airways undertook to procure the granting of a pledge over the Iberia Shares held by the British Airways Group.

For further information, see section 20.2.4. of this Document.

28.4	Iberia

Other than the agreements described in this section, Iberia has not entered into any other material contract or any contract containing any provision under which Iberia has an obligation or entitlement which is material to the Iberia Group as at the date of this document.

29.	THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTERESTS

29.1	Expert reports

Report from the independent expert on the Merger Plan

In accordance with Article 34 of Law 3/2009 and Article 349 of the Mercantile Registry Regulations, KPMG Auditors S.L. has been appointed by the Madrid Mercantile Registry, as an independent expert for the purposes of the IAG Merger and has issued a report on the Merger Plan and over the assets and liabilities transferred to the surviving company (IAG) by the non-surviving companies (Iberia and BA Holdco). The conclusion of that report, which cannot be understood without reading the complete version of the report which is available at the IAG corporate address and at www.iberia.com and www.bashareholders.com, is the following:

“Based on the information used and the procedures applied, as described in preceding sections, and subject to the specific valuation difficulties mentioned in section 4 above, and for the sole purpose of complying with the requirements of the independent expert appointment, we consider that:

•

The exchange ratio proposed by the Boards of Directors of the Merging Companies is justified, and the valuation criteria used by the Boards of Directors of the Non-surviving Companies and the values obtained therefrom are reasonable.

•

Based on the documentation received from the Merging Companies, the criterion used to determine the value at which the assets and liabilities of the Non-surviving Companies will be contributed, as described in section 1.5 of this report, is as follows:

“In accordance with applicable accounting legislation and, specifically, with the Merger Project, IAG will receive these assets and liabilities at the net amount at which they should be recognised that is, the fair value at the date of the merger, which should in turn be equivalent to the result of dividing:

•

The market capitalisation of British Airways (excluding the Iberia Shareholding in British Airways) on the main market of the London Stock Exchange at the close of the trading day immediately prior to the effective date of the scheme of arrangement, converted to Euros at the Pounds Sterling/Euro spot rate at the date of that stock market trading day, published by the European Central Bank; by

•

The number of IAG shares to be issued to the shareholders of BA Holdco by virtue of the merger share exchange as a percentage of the total number of IAG shares to be issued for the merger share exchange, as described in section 1.2 above.

This result will, in any event, be subject to a minimum equivalent to the total number of IAG shares to be issued as a result of the merger exchange, multiplied by Euros 0.5 per share, which is the minimum amount at which the assets and liabilities received by IAG on the absorption of Iberia and BA Holdco will be valued.

As mentioned previously, the difference between the net amount at which these assets and liabilities should be recognised in IAG, based on the information provided in this section, and the nominal value of the shares to be issued by IAG for the merger share exchange will be allocated to the share premium.”

At the date of this report, it is not possible to determine the value at which the assets and liabilities of the Non-surviving Companies will be contributed, as it is not possible to ascertain the market capitalisation of British Airways on the main market of the London Stock Exchange at the close of the trading day immediately prior to the effective date of the scheme of arrangement.

With regard to the share capital increase, for the purposes of the second paragraph of article 34.3 of the LMESM, the assets and liabilities contributed by the Non-surviving Companies are at least equal to the maximum amount of the foreseen share capital increase to be carried out by the Surviving Company (Euros 1,049,928,242.00).

At the date of this report, it is not possible to determine the share premium because, as mentioned previously, this depends on the market capitalisation of British Airways at a future date (the trading day on the main market of the London Stock Exchange that is immediately prior to the effective date of the scheme of arrangement). In any event, in the absence of extraordinary events (which cannot be foreseen at the present time, but would appear remote based on existing information), when using the above-mentioned criterion to determine the value at which the assets and liabilities of the Non-surviving Companies will be contributed, the sum of those values would cover the share premium to be recognised in IAG as a result of the merger.”

Fairness opinions regarding the merger Exchange ratio

Iberia engaged Morgan Stanley S.V., S.A.U (“Morgan Stanley”) to act as its financial adviser in respect of the merger. As part of such engagement, and upon the request of the Board of Directors of Iberia, Morgan Stanley issued a fairness opinion to the Board of Directors of Iberia dated 21 September 2010 in connection with the merger, stating that, in Morgan Stanley’s opinion, subject to the procedures, qualifications, assumptions, limitations and other matters referred therein, the exchange ratio is fair from a financial point of view to Iberia shareholders, with the exception of British Airways and its affiliates

Morgan Stanley is acting as financial adviser to Iberia and for no one else in connection with the merger and will not be responsible to anyone other than Iberia for providing the protections afforded to the clients of Morgan Stanley nor for providing advice in relation to the potential merger, the contents of this document or any other matter referred to herein.

Iberia engaged J.P. Morgan plc (“J.P. Morgan”) to act as its financial adviser in respect of the merger with British Airways. As part of such engagement, and upon the request of the Board of Directors of Iberia, J.P. Morgan issued a fairness opinion to the Board of Directors of Iberia dated 22 that sets forth that the Merger Ratio is fair from a financial point of view for Iberia.

J.P. Morgan is acting as financial adviser to Iberia and for no one else in connection with the Merger and will not be responsible to anyone other than Iberia for providing the protections afforded to the clients of J.P. Morgan or for providing advice in relation to the potential Merger, the contents of this document or any other matter referred to herein.

29.2	Information sourced from third parties

The information sourced from third parties included in this document has been accurately reproduced and, as far as IAG is aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading.

30.	DOCUMENTS ON DISPLAY

Copies of the following documents set forth in the following table will be available to the public for inspection at the offices of IAG at Calle Velázquez, 130, 28006, Madrid and Waterside, Harmondsworth UB7 0EB, United Kingdom, the CNMV, the Madrid Commercial Registry during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) up to and including the date on which the sole shareholder of IAG ratifies, among other matters, the resolutions relating to approval of the Merger. The individual and consolidated annual accounts of Iberia for fiscal years 2007, 2008 and 2009, the financial information of Iberia as for 30 June 2010 subject to a limited review report, the IAG General Meeting Regulation, the IAG Board Regulation IAG Internal Regulation of Conduct in the Securities Market are available at the CNMV webpage (www.cnmv.es) and the Iberia webpage (www.iberia.es) and the financial statements of British Airways for financial statements for FY 2008/07, FY 2009/08 and FY 2010/09 are available at the British Airways webpage (www.bashareholders.com)

Document	CNMV	Madrid Commercial Registry	Offices of IAG
IAG Public deed of incorporation	Yes	Yes	Yes
IAG Bylaws	Yes	Yes	Yes
IAG General Meeting Regulation	Yes	No	Yes
IAG Board Regulation	Yes	No	Yes
IAG Internal Regulation of Conduct in the Securities Market	Yes	No	Yes
Individual and consolidated financial statements of Iberia for financial years FY 2007, FY 2008 and FY 2009	Yes	Yes	Yes
Individual and consolidated financial statements of British Airways for financial statements FY 2008/07, FY 2009/08 and FY 2010/09	Yes	No	Yes
Individual financial statements of IAG for fiscal year 2009	Yes	Yes	Yes
Proforma financial information as for 30 June 2010	Yes	No	Yes
Special Purpose Financial Information of British Airways plc and its subsidiaries for the six-months ended 30 June 2010	Yes	No	Yes
Financial information of Iberia as for 30 June 2010 subject to a limited Review Report	Yes	No	Yes

31.	INFORMATION ON HOLDINGS

We refer to the table of companies that will make up the IAG Group in item 12 of this document.

32.	KEY INFORMATION

32.1	Working capital statement

IAG is of the opinion that the working capital available to the IAG Group following the Merger is sufficient for its present requirements, that is, for at least the next twelve months following the date of publication of this document.

33.	ADMISSION TO LISTING AND TRADING

Following the implementation of the Merger on 21 January 2011, admission to official trading of the IAG Shares on the Official List of the UK Listing and Authority, and trading on the London Stock Exchange, on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges, together with their inclusion in the Spanish Stock Exchange Interconnection System (Continuous Market (Sistema de Interconexión Bursátil Español (Mercado Continuo)) will be applied for on 24 January 2011.

It is expected that the IAG Shares will be admitted to trading on 24 January 2011 after the Merger Deed is registered on the Madrid Mercantile Registry. If they have not been admitted to trading on or before 7 February 2011, IAG will immediately publicise the reasons for the delay through a price-sensitive information notice (hecho relevante).

It is placed on record that IAG knows and undertakes to comply with the requirements and conditions established for the admission to, remaining in and exclusion from trading of the securities in the aforementioned secondary markets, pursuant to legislation in force and meeting the requirements of their regulatory bodies.

33.1	Regulated markets on which the shares of IAG are admitted to trading

The shares of IAG are not currently admitted to trading on any organised stock exchange or market.

In Madrid, on 26 October 2010

INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S.A.
Signed on its behalf by Rafael Sánchez-Lozano Turmo
Director